As filed with the United States Securities and Exchange Commission on November 2, 2021
Registration No. 333-
260083
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VPC IMPACT ACQUISITION HOLDINGS III, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	86-1481509
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Victory Park Capital Advisors, LLC
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
(312)
701-1777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Scott R. Zemnick
Victory Park Capital Advisors, LLC
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
Tel: (312)
701-1777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Raymond Bogenrief Elliott M. Smith Era Anagnosti White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200	John Ricci Dave Inc. 1265 South Cochran Avenue Los Angeles, CA 90019 Tel: (844) 857-3283	Josh Pollick Albert W. Vanderlaan Hari Raman Orrick, Herrington & Sutcliffe LLP 631 Wilshire Boulevard, Suite 2-C Santa Monica, CA 90401 Tel: (310) 633-2800

Approximate date of commencement of proposed sale of the securities to the public
: As soon as practicable after this registration statement is declared effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “
large accelerated filer
,” “
accelerated filer
,” “
smaller reporting company
,” and “
emerging growth company
” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share (1)(2)	300,392,741	$9.93	$2,982,899,918.13	$276,514.82
Class V Common Stock, par value $0.0001 per share (1)	75,573,077	$9.93	$750,440,654.61	$69,565.85
Total			$3,733,340,572.74	$346,080.67 (4)

(1)
Based on the estimated maximum number of shares of Class A common stock, par value $0.0001 per share (“
Combined Company Class
 A Common Stock
”), and shares of Class V common stock, par value $0.0001 per share (“
Combined Company Class
 V Common Stock
” and together with the Combined Company Class A Common Stock, the “
Combined Company Common Stock
”), of the registrant (“
VPCC
”) to be issued in connection with the Business Combination described herein, estimated solely for the purpose of calculating the registration fee. This number is based on the sum of (a) the product of (i) the sum of (A) 196,673,119 issued and outstanding shares of Dave Class A Common Stock, par value $0.00001 per share (the “
Dave Class
 A Common Stock
”), and (B) 55,773,099 issued and outstanding shares of Dave Class V Common Stock, par value $0.00001 per share (the “
Dave Class
 V Common Stock
” and together with the Dave Class A Common Stock, the “
Dave Stock
”) (following the consummation of the Recapitalization), and (ii) an estimated exchange ratio of 1.355009 shares of Combined Company Common Stock for each share of Dave Stock, and (b) the product of (i) 25,017,392, the aggregate number of shares of Dave Class A Common Stock reserved for issuance upon the settlement of options to purchase Dave Class A Common Stock outstanding as of October 25, 2021, and that may be issued after such date pursuant to the terms of the business combination agreement described herein and (ii) an estimated exchange ratio of 1.355009 shares of Combined Company Common Stock for each share of Dave Stock. Upon the effectiveness of the second amended and restated certificate of incorporation of VPCC, the par value of Combined Company Class A Common Stock and Combined Company Class V Common Stock will each be $0.0001 per share. The estimates set forth in this footnote (1) (including, without limitation, with respect to the share counts and exchange ratio) are as of October 25, 2021 and the estimated maximum number of shares of Combined Company Common Stock to be issued in connection with the Business Combination described herein is not expected to exceed the amount set forth above.

(2)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price of the Combined Company Class A Common Stock is (i) $9.93 (the average of the high and low prices of VPCC Class A common stock as reported on the New York Stock Exchange on October 1, 2021) multiplied by (ii) 300,392,741 shares of Combined Company Class A Common Stock to be registered, and the proposed aggregate maximum offering price of the Combined Company Class V Common Stock is (i) $9.93 (the average of the high and low prices of VPCC Class A common stock as reported on the New York Stock Exchange on October 1, 2021) multiplied by (ii) 75,573,077 shares of Combined Company Class V Common Stock to be registered. For purposes of calculating the registration fee, the Combined Class V Common Stock is treated as having the same value as the Combined Company Class A Common Stock as each share of Combined Class V Common Stock common stock is convertible into one share of Combined Class A Common Stock.

(4)	Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2021
VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
PROXY STATEMENT FOR SPECIAL MEETING
OF
VPC IMPACT ACQUISITION HOLDINGS III, INC.
PROSPECTUS FOR
300,392,741 SHARES OF CLASS A COMMON STOCK
AND
75,573,077 SHARES OF CLASS V COMMON STOCK
OF
VPC IMPACT ACQUISITION HOLDINGS III, INC.
TO BE RENAMED “DAVE INC.” FOLLOWING THE BUSINESS COMBINATION DESCRIBED HEREIN)
Dear VPC Impact Acquisition Holdings III, Inc. Stockholders:
On June 7, 2021, VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“
VPCC
”), entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “
Merger Agreement
”), by and among VPCC, Dave Inc., a Delaware corporation (“
Dave
”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of VPCC (“
First Merger Sub
”), and Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of VPCC (“
Second Merger Sub
” and together with the First Merger Sub, the “
Merger Subs
”). If (i) the Merger Agreement and the transactions contemplated thereby are adopted by Dave Stockholders (as defined below), (ii) the Merger Agreement and the transactions contemplated thereby, including the issuance of Combined Company Class A Common Stock (as defined below) and Combined Company Class V Common Stock (as defined below) to be issued as the merger consideration, are approved by the VPCC Stockholders (as defined below), and (iii) the Merger Agreement and the transactions contemplated thereby are subsequently completed, First Merger Sub will merge with and into Dave (the “
First Merger
”), with Dave surviving the First Merger as a wholly owned subsidiary of VPCC (such company, in its capacity as the surviving corporation of the First Merger, the “
Surviving Corporation
”), immediately followed by the Surviving Corporation merging with and into Second Merger Sub (the “
Second Merger
,” the Second Merger together with the First Merger, the “
Mergers
” and the Mergers together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
” or the “
Transactions
”), with Second Merger Sub (such entity, following the Second Merger, the “
Surviving Entity
”) surviving the Second Merger as a wholly owned subsidiary of VPCC (VPCC following such Mergers, hereinafter referred to as the “
Combined Company
”). Following the Mergers, the Combined Company will operate under the name “Dave Inc.” and the Surviving Entity will operate under the name “Dave Operating LLC”.
The Merger Agreement, provides, among other things, that prior to the closing of the Mergers (the “
Closing
”), Dave will take all necessary action to cause the following transactions (collectively referred to in this proxy statement/prospectus as the “
Recapitalization
”):

•
each share of Dave preferred stock that is issued and outstanding immediately prior to the effective time of the First Merger (the “
Effective Time
”) to automatically convert into a number of shares of Dave common stock, par value $0.00001 per share (the “
Dave Common Stock
”), at their respective conversion ratio;

•
a dual-class common stock structure to be implemented consisting of (x) Class A common stock, par value $0.00001 per share (the “
Dave Class
 A Common Stock
”), with respect to which each holder thereof has one vote per share on each matter that is subject to the vote of the stockholders of Dave (the “
Dave Stockholders
”), and (y) Class V common stock, par value $0.00001 per share (the “
Dave Class
 V Common Stock
” and together with the Dave Class A Common Stock (including any vested shares of restricted Dave Common Stock), the “
Dave Stock
”), with respect to which each holder thereof has 10 votes per share on each matter that is subject to the vote of the Dave Stockholders;

•	each authorized share of the Dave Common Stock to automatically convert, effective as of the Recapitalization, into one share of Dave Class A Common Stock; and

•
immediately thereafter, each share of Dave Class A Common Stock held by Jason Wilk, the Chief Executive Officer and
Co-Founder
of Dave (“
Mr.
 Wilk
”), as of immediately prior to the consummation of the Recapitalization to be exchanged or converted into one share of Dave Class V Common Stock.

The Dave Stockholders (including holders of restricted shares of Dave Common Stock (“
Dave Restricted Stock
”)) and holders of vested Dave Options (as defined below) will receive an aggregate merger consideration pursuant to the Merger Agreement with an implied value of $3,500,000,000 (the “
Equity Value
”), consisting of a number of shares of Combined Company Common Stock, with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by
$10.00 (such aggregate merger consideration, the “
Aggregate Stock Consideration
”).
Pursuant to the Merger Agreement, at the Effective Time (and following the consummation of the Recapitalization), (a) each share of Dave Class A Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly issued Class A common stock of the Combined Company, par value $0.0001 (“
Combined Company Class
 A Common Stock
”), equal to an exchange ratio (the “
Per Share Dave Stock Consideration
”) determined by dividing the Aggregate Stock Consideration by the sum of (without duplication): (i) the aggregate number of shares of Dave Stock outstanding as of immediately prior to the Effective Time and following the consummation of the Recapitalization (including all shares of Dave Restricted Stock, whether vested or unvested); (ii) the aggregate number of shares of Dave Stock that are issuable upon the exercise or settlement of all Dave Options and Dave
Non-Plan
Options (in each case, as defined below) that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Options and Dave
Non-Plan
Options are exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Options or Dave
Non-Plan
Options equals (x) the Per Share Dave Stock Consideration multiplied by (y) ten dollars ($10.00)); and (iii) the aggregate number of shares of Dave Stock that are issuable upon the exercise or settlement of all Dave Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Warrants are vested and exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Warrants equals the (x) Per Share Dave Stock Consideration multiplied by (y) ten dollars ($10.00)) (the “
Dave Stock Adjusted Fully Diluted Shares
”) and (b) each share of Dave Class V Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly authorized and issued Class V common stock of the Combined Company, par value $0.0001 (“
Combined Company Class
 V Common Stock
” and together with the Combined Company Class A Common Stock, “
Combined Company Common Stock
”), equal to the Per Share Dave Stock Consideration.
Each option to purchase shares of capital stock of Dave (“
Dave Option
”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) (other than certain options to purchase shares of capital stock of Dave granted outside of the terms and conditions of Dave’s stock plans (“
Dave
Non-Plan
Options
”)) will be automatically assumed by the Combined Company and converted into an option to acquire an adjusted number of shares of Combined Company Class A Common Stock (pursuant to a ratio based on the Per Share Dave Stock Consideration) (each such resulting option, a “
Rollover Option
”) at an adjusted exercise price per share and will continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Dave Option, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Options. The shares of Dave Common Stock issuable upon the exercise of Dave Options that are outstanding, unexercised and unvested immediately prior to the Effective Time (such options, the “
Unvested Dave Options
”) are not included in the calculation of the “
Dave Stock Adjusted Fully Diluted Shares
” for purposes of the calculation of the Per Share Dave Stock Consideration, and the shares of Combined Company Class A Common Stock issuable upon the exercise of Rollover Options representing at the Effective Time Unvested Dave Options (such shares, “
Unvested Rollover Option Shares
”) are not

considered a part of the Aggregate Stock Consideration. The Unvested Rollover Option Shares will reduce the shares of Combined Company Class A Common Stock initially available for issuance under the new equity incentive plan that the Combined Company will adopt as of the Closing.
Each Dave
Non-Plan
Option that is outstanding and unexercised immediately prior to the Effective Time will be automatically cancelled for no consideration.
Each award of Dave Restricted Stock that is outstanding and unvested immediately prior to the Effective Time will be automatically assumed by VPCC and converted into an award of restricted stock with respect to an adjusted number of shares of Combined Company Class A Common Stock (pursuant to a ratio based on the Per Share Dave Stock Consideration) (the “
Rollover Restricted Stock
”) and will continue to be governed by substantially the same terms and conditions (including vesting terms) as were applicable to the corresponding former Dave Restricted Stock, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Restricted Stock.
Each warrant to purchase shares of capital stock of Dave (“
Dave Warrants
”) that is outstanding and unexercised immediately prior to the Effective Time will be automatically terminated in accordance with the terms of the applicable Dave Warrant and be of no further force or effect as of the Effective Time.
Pursuant to the terms of the Founder Holder Agreement, the Initial Stockholders have agreed to (a) surrender to VPCC, on a pro rata basis, immediately prior to the consummation of the Mergers and for no consideration, up to 951,622 shares of VPCC Class A common stock, par value $0.0001 per share (the “
VPCC Class A Common
Stock
”) (after giving effect to the conversion in connection with the Closing of all then-outstanding shares of VPCC Class B common stock, par value $0.0001 per share (the “
VPCC Class B Common Stock
”)) comprising the Founder Holder Contingent Closing Shares (as defined in the accompanying proxy statement/prospectus), in the event that the number of shares of VPCC Class A Common Stock equal to (x) the shares of VPCC Class A Common Stock held by the VPCC Stockholders (other than the Founder Holders) that are redeemed in connection with the VPCC Share Redemptions minus
(y) the shares of VPCC Class A Common Stock purchased by Sponsor or one or more of its affiliates or certain related parties prior to the Closing in connection with a VPCC Share Redemptions Alternative Financing (as defined in the accompanying proxy statement/prospectus), represents greater than 20% of the shares of VPCC Class A Common Stock held by the VPCC Stockholders as of the date of the Merger Agreement; and (b) forfeit on a pro rata basis, up to 1,586,037 shares of VPCC Class A Common Stock comprising the Founder Holder Earnout Shares in accordance with the terms of the Merger Agreement, such that 100% of the Founder Holder Earnout Shares will be forfeited in the event that the Combined Company Class A Common Stock does not achieve certain trading price as later disclosed in this proxy statement/prospectus.
In addition, pursuant to Subscription Agreements that VPCC entered into with certain investors (the “
PIPE
Investors
”) substantially concurrently with the execution of the Merger Agreement, immediately prior to the consummation of the Mergers, such PIPE Investors will purchase an aggregate of 21,000,000 shares of Combined Company Class A Common Stock for $10.00 per share. On August 17, 2021, one of the investors agreed to pre-fund its $15,000,000 obligation under the Subscription Agreement for a promissory note convertible into 1,500,000 shares of Combined Company Class A Common Stock at Closing (as such term is defined in the accompanying proxy statement/prospectus).
It is anticipated that following the Closing: (a) the Public Stockholders (as defined in the accompanying proxy statement/prospectus) are expected to own approximately 6.5% of the outstanding shares of Combined Company Common Stock and hold approximately 2.5% of the voting power; (b) Dave Stockholders are expected to own approximately 86.5% of the outstanding shares of Combined Company Common Stock and hold approximately 94.9% of the voting power, of which Mr. Wilk is expected to own approximately 18.2% of the outstanding shares of Combined Company Common Stock and hold approximately 69.0% of the voting power; (c) the Initial Stockholders (as defined in the accompanying proxy statement/prospectus) are expected to collectively own approximately 1.6% of the outstanding shares of Combined Company Common Stock and hold approximately 0.6% of the voting power and (d) the PIPE Investors are expected to own approximately 5.4% of the outstanding shares of Combined Company Common Stock and hold approximately 2.0% of the voting power. These percentages assume (i) that no Public Stockholders exercise their redemption rights in connection with the proposed Business Combination, (ii) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors, (iii) none of the outstanding warrants to purchase Combined Company Class A Common Stock are exercised and (iv) the repurchase of certain shares of Class A and Class V Common Stock held by selling Holders pursuant to the Repurchase Agreement. If there are redemptions by the Public Stockholders up to the maximum level that would permit completion of the Business Combination, (a) the Public Stockholders will own none of the outstanding shares of Combined Company Common Stock and hold none of the voting power; (b) Dave Stockholders will own approximately 92.8% of the outstanding shares of Combined Company Common Stock and hold approximately 97.5% of the voting power, of which Mr. Wilk is expected to own approximately 20.5% of the outstanding shares of Combined Company Common Stock and hold approximately 72.1% of the voting power; (c) the Initial Stockholders will own approximately 1.5% of the outstanding shares of Combined Company Common Stock and hold approximately 0.5% of the voting power; and (d) the PIPE Investors will own approximately 5.7% of the outstanding shares of Combined Company Common Stock and hold approximately 2.0% of the voting power. These percentages assume (i) that 25,376,598 Public Stockholders exercise their redemption rights in connection with the proposed Business Combination and (ii) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors. Immediately following the Closing, Mr. Wilk and his permitted transferees will control the Combined Company and the Combined Company will be a controlled company within the meaning of the corporate governance standards of The Nasdaq Stock Market LLC (“
Nasdaq
”). For a description of the exemptions from Nasdaq’s corporate governance standards that are available to controlled companies, please see the section titled “
Combined Company Management After the Business Combination
—
Controlled Company Exemption
.”
VPCC’s units, VPCC Class A Common Stock and public warrants are publicly traded on the NYSE under the ticker symbols “VPCC.U,” “VPCC” and “VPCC WS,” respectively. We intend to apply to list the Combined Company Common Stock, including shares of the Combined Company Common Stock issued in connection with the Mergers, and the public warrants on Nasdaq under the symbols “DAVE” and “DAVEW” upon the Closing. VPCC will not have units traded following the Closing. Following the Closing, VPCC intends to change its name to Dave Inc.
VPCC will hold a special meeting of the VPCC Stockholders (the “
Special Meeting
”) to consider matters relating to the proposed Mergers. VPCC and Dave cannot complete the Mergers unless (i) the VPCC Stockholders approve the Merger Agreement and the transactions contemplated thereby, including the issuance of Combined Company Class A Common Stock and Combined Company Class V Common Stock to be issued as the merger consideration, and (ii) the Dave Stockholders consent to the adoption and approval of the Merger Agreement and the transactions contemplated thereby. VPCC is sending you the accompanying proxy statement/prospectus to ask you to vote in favor of these and the other matters described in the accompanying proxy statement/prospectus.
In light of the ongoing developments related to the
COVID-19
pandemic and to protect the health of VPCC Stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/vihiii/2021 and entering your control number as further explained in the accompanying proxy statement/prospectus.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF VPCC COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.
After careful consideration, the board of directors of VPCC has approved the Merger Agreement, the Mergers and the Business Combination and recommends that stockholders vote “
FOR
” adoption of the Merger Agreement and approval of the Business Combination, and “
FOR
” all other proposals presented to the VPCC Stockholders in the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about VPCC and Dave and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “
Risk Factors
” section beginning on page 44 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact VPCC’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400 or by email to VPCC.info@investor.morrowsodali.com.
Sincerely,

Gordon Watson
Co-Chief
Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGERS, THE BUSINESS COMBINATION, THE ISSUANCE OF SHARES OF COMBINED COMPANY CLASS A COMMON STOCK OR COMBINED COMPANY CLASS V COMMON STOCK IN CONNECTION WITH THE MERGERS OR THE OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [●], 2021, and is first being mailed to stockholders of VPCC on or about [●], 2021.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
NOTICE OF SPECIAL MEETING TO BE HELD ON [
●
], 2021
To the Stockholders of VPC Impact Acquisition Holdings III, Inc.:
NOTICE IS HEREBY GIVEN that a Special Meeting of VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“
VPCC
,” the “
Company
,” “
we
,” “
us
” or “
our
”), will be held on [●], 2021 at [●] Eastern Time (the “
Special Meeting
”). Online
check-in
will begin at [●] Eastern Time and you should allow ample time for the check-in
procedures. In light of the
on-going
developments related to the
COVID-19
pandemic and to protect the health of the VPCC Stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting [●] and inserting the control number included in your proxy card. You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging in to the website listed above and using the control number. The Special Meeting is being held to conduct the following items of business:
Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 7, 2021 (as it may be amended from time to time, the “
Merger Agreement
”), by and among VPCC, Dave Inc., a Delaware corporation (“
Dave
”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of VPCC (“
First Merger Sub
”), and Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of VPCC (“
Second Merger Sub
” and together with the First Merger Sub, the “
Merger Subs
”), pursuant to which First Merger Sub will merge with and into Dave (the “
First Merger
”), with Dave being the surviving corporation of the First Merger (the “
Surviving Corporation
”), and immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
,” together with the First Merger, the “
Mergers
” and the Mergers together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”), with Second Merger Sub being the surviving company of the Second Merger as a wholly owned subsidiary of VPCC (VPCC following such Mergers, hereinafter referred to as the “Combined
Company”). Following the Mergers, the Combined Company will operate under the name “Dave Inc.” and the
Surviving Entity will operate under the name “Dave Operating LLC”. A copy of the Merger Agreement is attached as
Annex
 A
to the proxy statement/prospectus (the “
Business Combination Proposal
”);
Proposal No. 2—The Charter Amendment Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of the Company (the “
Proposed Charter
”) attached as
Annex
 B
to the proxy statement/prospectus (the “
Charter Amendment Proposal
”);
The Governance Proposals—To consider and act upon, on a
non-binding
advisory basis, eight separate governance proposals relating to the following material differences between VPCC’s Amended and Restated Certificate of Incorporation (the “
Existing Charter
”) and the Proposed Charter to be in effect upon the completion of the Business Combination in accordance with the United States Securities and Exchange Commission requirements:
Proposal No. 3A—To consider and vote upon an amendment to VPCC’s Existing Charter to increase the total number of authorized shares of all classes of capital stock from 221,000,000 shares to, following the automatic conversion of all VPCC Class B common stock, par value $0.0001 (the “
VPCC Class B Common Stock
”) into VPCC Class A common stock, par value $0.0001 (the “
VPCC Class A Common Stock
”) immediately prior to the Closing of the Business Combination, 610,000,000 shares, which would consist of (a) 500,000,000 shares of Class A common stock of the Combined Company, par value $0.0001 (the “
Combined Company Class A Common Stock
”), (b) 100,000,000 shares of Class V common stock of the Combined Company, par value $0.0001 (the “
Combined Company Class V Common Stock
”) and (c) 10,000,000 shares of preferred stock of the Combined Company, par value $0.0001.
Proposal No. 3B—To consider and vote upon an amendment to VPCC’s Existing Charter to authorize a dual class common stock structure pursuant to which holders of Combined Company Class A Common Stock will be entitled to one vote per share and holders of Combined Company Class V Common Stock will be entitled to ten votes per share on each matter properly submitted to the Combined Company’s stockholders entitled to vote.
Proposal No. 3C—To consider and vote upon an amendment to VPCC’s Existing Charter to require, with respect to any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding), the affirmative vote of a majority of the holders of all of the then-outstanding shares of capital stock of the Combined Company entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of the Combined Company Class A Common Stock voting separately as a class shall be required therefor.
Proposal No. 3D—To consider and vote upon an amendment to VPCC’s Existing Charter to provide, subject to the special rights of the holders of any series of preferred stock of the Combined Company, that no director may be removed from the Combined Company board except for cause and only by the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors voting together as a single class;
Proposal No. 3E—To consider and vote upon an amendment to VPCC’s Existing Charter to require the affirmative vote of either a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “
Whole Board
”) or the holders of at least
two-thirds
(2/3) of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, or repeal of any provision of the bylaws (in addition to any vote of the holders of any class or series of stock of required by applicable law or by the Proposed Charter of the Combined Company);
provided, however
,
that
if
two-thirds
(2/3) of the Whole Board has approved such adoption, amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws;
Proposal No. 3F—To consider and vote upon an amendment to VPCC’s Existing Charter to require the affirmative vote of a majority of the board of directors and the holders of two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company for the adoption, amendment, or repeal of certain provisions of the Proposed Charter; provided that if two-thirds
(2/3) of the Whole Board has approved such amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the Combined Company will be required for the amendment or repeal of such provision;
Proposal No. 3G—To consider and vote upon an amendment to VPCC’s Existing Charter to clarify that the exclusive jurisdiction of the Chancery Court of the State of Delaware shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of claims arising under the Securities Act; and
Proposal No. 3H—To consider and vote upon an amendment to VPCC’s Existing Charter to authorize all other proposed changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.” and removing certain provisions relating to VPCC’s prior status as a blank check company and VPCC Class B Common Stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.
We refer to Proposals No. 3A through 3H collectively as the “
Governance Proposals
.”
Proposal No. 4—The Director Election Proposal—a proposal to elect, assuming the Business Combination Proposal, the Charter Amendment Proposal and the Share Issuance Proposal (as defined below) are all approved and adopted, [●] directors to the Combined Company’s board of directors (the “
Director Election Proposal
”).

Proposal No. 5—The 2021 Equity Incentive Plan Proposal—To approve and adopt the 2021 Equity Incentive Plan (the “
2021 Plan
”) and material terms thereunder (the “
2021
Equity Incentive Plan Proposal
”). A copy of the 2021 Plan is attached to the proxy statement/prospectus as
Annex
 C
.
Proposal No. 6—The Employee Stock Purchase Plan Proposal—To approve and adopt the 2021 Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan
”) and material terms thereunder (the “
Employee Stock Purchase Plan Proposal
”). A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as
Annex
 D
.
Proposal No. 7—The Share Issuance Proposal—a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for purposes of complying with applicable NYSE Listing Rules, the issuance of more than 20% of VPCC’s issued and outstanding common stock in connection with the Business Combination, the PIPE Investment (as defined herein) and any additional subscription agreements VPCC may enter into prior to Closing, and the related change in control (collectively, the “
Share Issuance Proposal
”).
Proposal No. 8—The Repurchase Proposal—a proposal to approve the Repurchase Agreement, dated as of June 7, 2021, by and among VPCC, Jason Wilk, Kyle Beilman and Dave wherein VPCC agreed to repurchase Combined Company Common Shares from Jason Wilk and Kyle Beilman at $10.00 per share, effective as of the Business Day following the effective time of the Second Merger (the “Repurchase Agreement”) and the transactions contemplated by the Repurchase Agreement (the “
Repurchase Proposal
”).
Proposal No. 9—The Adjournment Proposal—to consider and vote upon a proposal to approve the a proposal to consider and vote upon the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal (together the “
Condition Precedent Proposals
”) would not be duly approved and adopted by our stockholders or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (we refer to this proposal as the “
Adjournment Proposal
” and, together with the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal, the “
Proposals
”).
The above matters are more fully described in the accompanying proxy statement/prospectus.
We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and the accompanying financial statements of VPCC and Dave.
The record date for the Special Meeting is November 12, 2021. Only VPCC Stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of the VPCC Stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at VPCC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting. The eligible stockholder list will also be available at the Special Meeting for examination by any stockholder of record present at such meeting.
We are providing the accompanying proxy statement/prospectus and accompanying proxy card to the VPCC Stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by the VPCC Stockholders at the Special Meeting is included in the accompanying proxy statement/prospectus.
Whether or not you plan to attend the Special Meeting, we urge all of the VPCC Stockholders to read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of VPCC and Dave, carefully and in their entirety.

After careful consideration, the VPCC Board has approved the Business Combination and recommends that the VPCC Stockholders vote “FOR” adoption of the Merger Agreement and approval of the Business Combination, including the transactions contemplated by the Merger Agreement and the Mergers, and “FOR” all other proposals presented to the VPCC Stockholders in the accompanying proxy statement/prospectus. When you consider the VPCC Board’s recommendation of these proposals, you should keep in mind that VPCC’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the sections titled
“
The Business Combination and the Merger Agreement
—
Interests of Certain VPCC Persons in the Business Combination
” and
“VPCC Special Meeting of Stockholders
—
Recommendation to VPCC Stockholders
” for additional information.
In connection with VPCC’s initial public offering (the “
IPO
”), VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company (our “
Sponsor
”) and the other holders of VPCC Class B Common Stock prior to the IPO (the “
Initial Stockholders
”), agreed to vote all shares of VPCC Class B Common Stock and any shares of VPCC Class A Common Stock purchased during or after the IPO in favor of the Business Combination. Currently, the Initial Stockholders own approximately 20.0% of VPCC’s issued and outstanding common stock, including all of the outstanding shares of VPCC Class B Common Stock.
Pursuant to VPCC’s Existing Charter, a holder of VPCC’s Public Shares (as defined below) may request that VPCC redeem all or a portion of such stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed if, prior to 5:00 p.m. Eastern Time on [●], 2021 (two business days before the scheduled date of the Special Meeting), you (i) tender your Public Shares physically or electronically and (ii) submit a request in writing that VPCC redeem your Public Shares for cash, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested to VPCC’s transfer agent.
Holders of units issued in the IPO (“
Units
”) must elect to separate the underlying shares (“
Public Shares
”) and warrants (“
Public Warrants
”) prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent directly and instruct it to separate the Units. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares.
Public Stockholders may elect to redeem their Public Shares even if they vote “for” the Business Combination Proposal
. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder (as defined below) properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, VPCC will redeem each Public Share for a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with the IPO (the “
Trust Account
”), calculated as of two business days prior to the Closing, including interest not previously released to VPCC to pay its income taxes, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2021 of approximately $253,782,145.56, this would have amounted to approximately $10.00 per Public Share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See the section titled
“
VPCC Special Meeting of Stockholders
—Redemption Rights
” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “
group
” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without VPCC’s prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash unless such stockholder first obtains VPCC’s prior consent.

The Merger Agreement provides that the obligation of Dave to consummate the Business Combination is conditioned on the amount in the Trust Account, following payment to all holders of VPCC Class A Common Stock in connection with VPCC Share Redemptions (as defined below), plus the amount of funds available to VPCC outside of the Trust Account at the Closing, plus the proceeds of the PIPE Investment and the amount of any alternative financing with respect to the PIPE Investment, on terms and conditions no less favorable in the aggregate than the PIPE Investment (the “
VPCC Available Cash
”), equaling or exceeding $210,000,000. This minimum cash condition to Closing in the Merger Agreement is for the sole benefit of Dave and may be waived by it. If this condition becomes incapable of being satisfied at the Closing and continues to be incapable of being satisfied at the Closing for a period of 30 business days (after giving effect to any alternative financing that may be arranged with respect to the PIPE Investment), Dave may elect not to consummate the Business Combination and may terminate the Merger Agreement.
In no event will VPCC redeem Public Shares in an amount that would result in its net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) being less than $5,000,001. Holders of Public Warrants do not have redemption rights in connection with the Business Combination.
VPCC’s Initial Stockholders have agreed to waive their redemption rights with respect to shares of VPCC Class B Common Stock and with respect to any Public Shares they may have held in connection with the Closing and to convert such shares of VPCC Class B Common Stock into shares of VPCC Class A Common Stock in connection with the Closing. The shares of Class B common stock will be excluded from the pro rata
calculation used to determine the
per-share
redemption price at the time of the redemptions.
The approval of each of the Business Combination Proposal, the Governance Proposals (on an advisory basis), the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal, the Repurchase Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding VPCC shares of common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. The approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of VPCC’s shares of common stock entitled to vote thereon. Directors are elected by a plurality of all of the votes cast by holders of VPCC’s outstanding shares of common stock represented in person or by proxy at the Special Meeting and entitled to vote thereon.
Your vote is very important
. Whether or not you plan to attend the Special Meeting via live audio webcast, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The Business Combination and the other transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal are approved at the Special Meeting. Each of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal are cross-conditioned on the approval of each other. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting electronically, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote electronically at the Special Meeting, you may withdraw your proxy and vote electronically at the Special Meeting.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Merger Agreement, proposed Business Combination and related transactions and each of the proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your common stock, please contact VPCC’s proxy solicitor, Morrow Sodali LLC, at (800)
662-5200
(toll free) or banks and brokers can call collect at (203)
658-9400,
or by email to VPCC.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.

By Order of the VPCC Board,

Gordon Watson Co-Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on
Form S-4
filed with the Securities and Exchange Commission (the “
SEC
”) by VPC Impact Acquisition Holdings III, Inc. (“
VPCC
”) (File
No. 333-260083),
constitutes a prospectus of VPCC under Section 5 of the Securities Act of 1933, as amended (the “
Securities Act
”), with respect to the shares of (i) Class A common stock, par value $0.0001 per share and (ii) Class V common stock, par value $0.0001 per share, of VPCC to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), with respect to the Special Meeting of VPCC Stockholders (the “
Special Meeting
”) at which VPCC Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.
ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by VPCC or Dave. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of VPCC or Dave since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

FREQUENTLY USED TERMS
In this proxy statement/prospectus, references to:
“
Aggregate Stock Consideration
” are to the aggregate consideration given to the Dave Stockholders (including holders of Dave Restricted Stock) and holders of vested Dave Options in connection with the Mergers, which will be paid in shares of newly issued Combined Company Class A Common Stock (or securities exercisable for Combined Company Class A Common Stock) and newly issued Combined Company Class V Common Stock having an aggregate implied value of $3,500,000,000 consisting of a number of shares of Combined Company Common Stock, with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by
$10.00.
“
Business Combination
” are to the Merger Agreement and the transactions contemplated by the Merger Agreement, which include the Mergers and the other transactions contemplated thereby;
“
Closing
” are to the consummation of the Business Combination;
“
Closing Date
” are to the date the Closing takes place;
“
Code
” are to the U.S. Internal Revenue Code of 1986, as amended;
“
Combined Company
” are to VPCC following the Closing;
“
Combined Company Amended and Restated Bylaws
” are to the amended and restated bylaws of the Combined Company that will be in effect as of the Closing;
“
Combined Company Class
 A Common Stock
” are to Combined Company’s Class A common stock, par value $0.0001 per share;
“
Combined Company Class
 V Common Stock
” are to Combined Company’s Class V common stock, par value $0.0001 per share;
“
Combined Company Common Stock
” are to Combined Company Class A Common Stock and Combined Company Class V Common Stock, as applicable;
“
Combined Company Governing Documents
” are to the Proposed Charter and the Combined Company Amended and Restated Bylaws;
“
Current Independent Directors
” are to Janet Kloppenburg, Peter Offenhauser and Kurt Summers;
“
Dave
” are to Dave Inc., a Delaware corporation;
“
Dave Capital Stock
” are to (a) immediately prior to the Recapitalization, Dave Common Stock, Dave Preferred Stock and any vested Dave Restricted Stock and (b) immediately after the Recapitalization, Dave Common Stock and vested Dave Restricted Stock;
“
Dave Common Stock
” are to (a) immediately prior to the Recapitalization, Dave’s common stock, par value $0.000001 per share, and (b) immediately after the Recapitalization, Dave Class A Common Stock and Dave Class V Common Stock;
“
Dave Disclosure Letter
” are to the letter dated as of June 7, 2021 and delivered by Dave to VPCC pursuant to the Merger Agreement;

“
Dave Interest Holder
” are to Dave Stockholders, holders of Dave Options, holders of Dave
Non-Plan
Options and holders of Dave Warrants as of immediately prior to the Closing;
“
Dave
Non-Plan
Options
” are to compensatory options to purchase Dave Capital Stock granted outside of the terms and conditions of the Dave Stock Plans;
“
Dave Options
” are to options to purchase Dave Capital Stock pursuant to the Dave Stock Plans;
“
Dave Preferred Stock
” are to Dave’s Series A preferred stock, par value $0.000001 per share, Series
B-1
preferred stock, par value $0.000001 per share, and Series
B-2
preferred stock, par value $0.000001 per share, prior to the consummation of the Recapitalization;
“
Dave Restricted Stock
” are to restricted shares of Dave Common Stock granted pursuant to the Dave Stock Plans or otherwise, which includes any shares of Dave Common Stock issued pursuant to early-exercised Dave Options and any shares of Dave Common Stock for which restrictions were subsequently imposed following their issuance that in each case, are subject to vesting based on the passage of time and/or the achievement of performance goals;
“
Dave Stock Adjusted Fully Diluted Shares
” are to the
sum of
(i) the aggregate number of shares of Dave Capital Stock outstanding as of immediately prior to the Effective Time and following the consummation of the Recapitalization (including all shares of Dave Restricted Stock, whether vested or unvested); (ii) the aggregate number of shares of Dave Capital Stock that are issuable upon the exercise or settlement of all Dave Options and Dave
Non-Plan
Options that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Options and Dave
Non-Plan
Options are exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Options or Dave
Non-Plan
Options equals (x) the Per Share Dave Stock Consideration
multiplied by
(y) ten dollars ($10.00)); and (iii) the aggregate number of shares of Dave Capital Stock that are issuable upon the exercise or settlement of all Dave Warrants that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Warrants are vested and exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Warrants equals the (x) Per Share Dave Stock Consideration multiplied by
(y) ten dollars ($10.00));
“
Dave Stockholders
” are the holders of Dave Capital Stock as of immediately prior to the Closing;
“
Dave Stock Plans
” are to the 2017 Stock Plan of Dave, as amended, that was adopted in October 2017.
“
Dave Warrants
” are to warrants that are convertible or exercisable into Dave Capital Stock;
“
DGCL
” are to the Delaware General Corporation Law;
“
Effective Time
” are to the time at which the First Merger becomes effective pursuant to the Merger Agreement;
“
Exchange Act
” are to the Securities Exchange Act of 1934, as amended;
“
Existing Charter
” are to VPCC’s Amended and Restated Certificate of Incorporation;
“
Existing Bylaws
” are to VPCC’s Bylaws;
“
First Merger Sub
” are to Bear Merger Company I Inc., a Delaware corporation and direct, wholly owned subsidiary of VPCC;

“
Founder Holders
” are to the Sponsor and the Current Independent Directors, in each case solely in their capacity as holders of VPCC Class B Common Stock as of immediately prior to the Closing and the Founder Holder Class B Conversion;
“
Founder Holder Agreement
” are to that certain Founder Holder Agreement, dated as of June 7, 2021, by and among VPCC, the Founder Holders, the other directors and officers of VPCC and Dave, a copy of which is attached hereto as
Annex
 E
;
“
Founder Holder Class
 B Conversion
” are to the conversion in connection with the Closing of all then-outstanding shares of VPCC Class B Common Stock on a one-for-one
basis into shares of VPCC Class A Common Stock in accordance with the terms and conditions of the Founder Holder Agreement and VPCC’s Existing Charter;
“
Founder Holder Contingent Closing Shares
” are to up to 951,622 shares of VPCC Class A Common Stock (after giving effect to the Founder Holder Class B Conversion) that may be surrendered to VPCC immediately prior to the Closing and for no consideration in accordance with the terms of the Founder Holder Agreement;
“
Founder Holder Earnout Shares
” are to the 1,586,037 shares of VPCC Class A Common Stock (after giving effect to the Founder Holder Class B Conversion) owned by the Founder Holders that will become subject to potential forfeiture in accordance with the terms of the Merger Agreement and the Founder Holder Agreement;
“
Founder Shares
” are to the 6,344,150 shares of VPCC Class B Common Stock initially purchased by the Sponsor in a private placement prior to the IPO, and the shares of VPCC Class A Common Stock after giving effect to the Founder Holder Class B Conversion, of which 60,000 such shares, in the aggregate, were transferred to the Current Independent Directors on January 22, 2021 and 6,284,150 are currently held by the Sponsor;
“
Initial Stockholders
” are to holders of VPCC’s Founder Shares prior to the IPO;
“
Investor Rights Agreement
” are to that certain Investor Rights Agreement to be entered into by and among the Combined Company, the Founder Holders and certain Dave Stockholders, a form of which is attached hereto as
Annex
 H
;
“
IPO
” are to VPCC’s initial public offering of units, the base offering of which closed on March 9, 2021;
“
Merger Agreement
” are to the Agreement and Plan of Merger, dated as of June 7, 2021, by and among VPCC, First Merger Sub, Second Merger Sub, and Dave, a copy of which is attached hereto as
Annex
 A
;
“
Mergers
” are to the mergers contemplated pursuant to the Merger Agreement, whereby First Merger Sub will merge with and into Dave, with Dave surviving the merger as a wholly owned subsidiary of VPCC, immediately followed by Dave merging with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of the Combined Company;
“
Per Share Dave Stock Consideration
” are to the number of shares of Combined Company Common Stock equal to the Aggregate Stock Consideration divided by Dave Stock Adjusted Fully Diluted Shares.
“
PIPE Investment
” are to the issuance and sale of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors in a private placement that will close immediately prior to the Closing;
“
PIPE Investors
” are to the qualified institutional buyers and accredited investors that have agreed to purchase shares of Combined Company Class A Common Stock in the PIPE Investment;
“
Private Placement Warrants
” are to VPCC’s warrants to purchase one share of VPCC Class A Common Stock issued to the Sponsor in a private placement simultaneously with the closing of the IPO;

v

“
Proposed Charter
” are to the proposed form of the Combined Company’s second amended and restated certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as
Annex
 B
;
“
Public Shares
” are to shares of VPCC Class A Common Stock sold as part of the units in the IPO (whether purchased in the IPO or thereafter in the open market);
“
Public Stockholders
” are to the holders of VPCC’s Public Shares;
“
Public Warrants
” are to the warrants sold as part of the units in the IPO (whether purchased in the IPO or thereafter in the open market);
“
Registration Statement
” are to the registration statement on
Form S-4
(Registration
No. 333-260083)
of which this proxy statement/prospectus forms a part;
“
Repurchase Agreement
” are to the Repurchase Agreement, dated as of June 7, 2021, by and among VPCC, Jason Wilk, Kyle Beilman and Dave wherein VPCC agreed to repurchase Combined Company Common Shares from Jason Wilk and Kyle Beilman at $10.00 per share, effective as of the Business Day following the effective time of the Second Merger;
“
SEC
” are to the U.S. Securities and Exchange Commission;
“
Second Merger Sub
” are to Bear Merger Company II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of VPCC;
“
Securities Act
” are to the Securities Act of 1933, as amended;
“
Special Meeting
” are to the meeting of the VPCC Stockholders to be held on [●], 2021;
“
Sponsor
” are to VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company, which is the sponsor of VPCC and an affiliate of certain of VPCC’s officers and directors;
“
Subscription Agreements
” are to those certain Subscription Agreements, dated as of June 7, 2021, by and among VPCC and the PIPE Investors, a form of which is attached hereto as
Annex
 G
;
“
Support Agreements
” are to those certain Support Agreements, dated as of June 7, 2021, by and among VPCC, on the one hand, and each Written Consent Party, on the other hand, a form of which is attached hereto as
Annex
 F
;
“
Transaction Agreements
” are to the Merger Agreement, the Subscription Agreements, the Support Agreements, the mutual non-disclosure
agreement between Dave and VPCC, the Proposed Charter, the Combined Company Amended and Restated Bylaws, the Founder Holder Agreement, the Investor Rights Agreement, the merger certificates, the Repurchase Agreement and all the agreements documents, instruments and certificates entered into in connection therewith and any and all exhibits and schedules thereto;
“
Transactions
” are to the Merger Agreement, the transactions contemplated thereby and to the Business Combination;
“
Trust Account
” are to the trust account maintained and invested pursuant to the Trust Agreement for the benefit of VPCC, certain of its Public Stockholders and the underwriters of the IPO;
“
Trust Agreement
” are to that certain Investment Management Trust Agreement, dated as of March 4, 2021, between VPCC and Continental Stock Transfer & Trust Company, as trustee;

“
Units
” are to VPCC’s units sold in the IPO, each of which consists of one Public Share and one-fourth
of one Public Warrant;
“
VPCC
” are to VPC Impact Acquisition Holdings III, Inc., a Delaware corporation, prior to the Closing;
“
VPCC Board
” are to the board of directors of VPCC prior to the Closing;
“
VPCC Class
 A Common Stock
” are to VPCC’s Class A common stock, par value $0.0001 per share, which following the Closing, will be Combined Company Class A Common Stock;
“
VPCC Class
 B Common Stock
” are to VPCC’s Class B common stock, par value $0.0001 per share;
“
VPCC Common Stock
” are to VPCC Class A Common Stock and VPCC Class B Common Stock, collectively;
“
VPCC Disclosure Letter
” are to the letter dated as of June 7, 2021 and delivered by VPCC, First Merger Sub and Second Merger Sub to Dave pursuant to the Merger Agreement;
“
VPCC Share Redemption
” are to the election of an eligible (as determined in accordance with VPCC’s governing documents) holder of shares of VPCC Class A Common Stock to redeem all or a portion of the shares of VPCC Class A Common Stock held by such holder at a per-share
price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest not previously released to VPCC to pay its taxes, by (b) the total number of then outstanding shares of VPCC Class A Common Stock;
“
VPCC Stockholders
” are to the stockholders of VPCC;
“
VPCC Warrants
” are to the Public Warrants and the Private Placement Warrants;
“
VPCC’s governing documents
” are to the Existing Charter and Existing Bylaws of VPCC;
“
Warrant Agreement
” are to that certain Warrant Agreement, dated as of March 4, 2021, between Continental Stock Transfer & Trust Company, as warrant agent, and VPCC;
“
Written Consent Party
” are to the Dave Stockholders (including Jason Wilk, the Chief Executive Officer and
Co-Founder
of Dave) collectively holding sufficient number, type and classes of Dave equity interests to obtain the Requisite Dave Stockholder Approval (as defined below); and
“
Written Consent Failure
” are to the failure of a Written Consent Party (as defined herein) to deliver its Stockholder Written Consent (as defined herein) within two business days of the Registration Statement becoming effective.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
VPCC and Dave own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable
®
,
™
and
SM
symbols, but VPCC, Dave and third parties will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding VPCC’s, Dave’s or their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	VPCC’s ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	the Combined Company’s financial performance following the Business Combination;

•	the Combined Company’s strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects and plans;

•	projections of market growth and size;

•	expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against VPCC or Dave following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of VPCC or Dave or to satisfy other conditions to the Closing in the Merger Agreement;

•	the ability to obtain or maintain the listing of Combined Company Class A Common Stock on Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Dave as a result of the announcement and consummation of the transactions described herein;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Dave to manage its growth following the Business Combination;

•	the ability of the Combined Company to protect intellectual property and trade secrets;

•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business;

•	the ability to attract or maintain a qualified workforce;

•	level of product service failures that could lead Members to use competitors’ services;

•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;

•	costs related to the Business Combination;

•	the effects of the COVID-19 pandemic on the Combined Company’s business;

•	the possibility that the Combined Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “ Risk Factors .”

x

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers highlight selected information from this proxy statement/prospectus and briefly address certain questions that you may have regarding the Business Combination and the Special Meeting. We encourage you to carefully read this entire proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the financial statements and annexes attached hereto and other documents referred to herein.
Questions and Answers About the Special Meeting of VPCC Stockholders
and the Related Proposals
In light of the ongoing developments related to the
COVID-19
pandemic and to protect the health of VPCC stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast.

Q:	How do I attend a virtual meeting?

A:
As a registered stockholder of VPCC, along with this proxy statement/prospectus, you received a proxy card from Continental Stock Transfer & Trust Company, our transfer agent (“
Continental
”), which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373,
or by email at proxy@continentalstock.com.

You can
pre-register
to attend the virtual meeting starting on [●], 2021 (five business days prior to the meeting). Enter the following URL address into your browser (https://www.cstproxy.com/vihiii/2021), then enter your control number, name and email address. Once you pre-register,
you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-log
in using the same control number and, if you want to vote during the Special Meeting, you will be prompted to enter your control number again.
Beneficial owners who own their investments through a bank or broker will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, Continental can issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number, at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.
If you do not have internet capabilities, you can listen to the Special Meeting by dialing [●] and when prompted enter the pin [●]. This phone line will be listen only, so you will not be able to vote or enter questions during the Special Meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:
VPCC Stockholders are being asked to consider and vote upon, among other things, a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination (such proposal, the “
Business Combination Proposal
”).

A copy of the Merger Agreement is attached to this proxy statement/prospectus as
Annex
 A
. This proxy statement/prospectus and its annexes contain important information about the Merger Agreement, the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the Special Meeting?

A:	Below are the proposals on which VPCC Stockholders will vote at the Special Meeting.
Proposal No. 1—The Business Combination Proposal—To consider and vote upon a proposal to approve the Merger Agreement, by and among Dave, VPCC, First Merger Sub, and Second Merger Sub, pursuant to which First Merger Sub will merge with and into Dave (the “
First Merger
”), with Dave being the surviving corporation of the First Merger (the “
Surviving Corporation
”), and immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
,” together with the First Merger, the “
Mergers
” and the Mergers together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”), with Second Merger Sub being the surviving company of the Second Merger as a wholly owned subsidiary of VPCC (VPCC following such Mergers, hereinafter referred to as the “
Combined Company
”). A copy of the Merger Agreement is attached as
Annex
 A
to the proxy statement/prospectus (the “
Business Combination Proposal
”).
Proposal No. 2—The Charter Amendment Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of the Company (the “
Proposed Charter
”) attached as
Annex
 B
to this proxy statement/prospectus (the “
Charter Amendment Proposal
”);
The Governance Proposals—To consider and act upon, on a
non-binding
advisory basis, seven separate governance proposals relating to the following material differences between VPCC’s Existing Charter and the Proposed Charter in accordance with the United States Securities and Exchange Commission (“
SEC
”) requirements:
Proposal No. 3A—To consider and vote upon an amendment to VPCC’s Existing Charter to increase the total number of authorized shares of all classes of capital stock from 221,000,000 shares to, following the automatic conversion of all VPCC Class B common stock, par value $0.0001 (the “
VPCC Class B Common Stock
”) into VPCC Class A common stock, par value $0.0001 (the “
VPCC Class A Common Stock
”) immediately prior to the Closing of the Business Combination, 610,000,000 shares, which would consist of (a) 500,000,000 shares of Class A common stock of the Combined Company, par value $0.0001(the “
Combined Company Class A Common Stock
”), (b) 100,000,000 shares of Class V common stock of the Combined Company, par value $0.0001 (the “
Combined Company Class V Common Stock
”) and (c) 10,000,000 shares of preferred stock of the Combined Company, par value $0.0001.
Proposal No. 3B—To consider and vote upon an amendment to VPCC’s Existing Charter to authorize a dual class common stock structure pursuant to which holders of Combined Company Class A Common Stock will be entitled to one vote per share and holders of Combined Company Class V Common Stock will be entitled to ten votes per share on each matter properly submitted to the Combined Company’s stockholders entitled to vote.
Proposal No. 3C—To consider and vote upon an amendment to VPCC’s Existing Charter to require, with respect to any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding), the affirmative vote of a majority of the holders of all of the then-outstanding shares of capital stock of the Combined Company entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of the Combined Company Class A Common Stock voting separately as a class shall be required therefor.
Proposal No. 3D—To consider and vote upon an amendment to VPCC’s Existing Charter to provide, subject to the special rights of the holders of any series of preferred stock of the Combined Company, that no director may be removed from the Combined Company board except for cause and only by the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors voting together as a single class;
Proposal No. 3E—To consider and vote upon an amendment to VPCC’s Existing Charter to require the affirmative vote of either a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “
Whole Board
”) or the holders of at least
two-thirds
(2/3) of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, or repeal of any provision of the bylaws (in addition to any vote of the holders of any class or series of stock of required by applicable law or by the Proposed Charter of the Combined Company);
provided, however
,
that
if
two-thirds
(2/3) of the Whole Board has approved such adoption, amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws;
Proposal No. 3F—To consider and vote upon an amendment to VPCC’s Existing Charter to require the affirmative vote of a majority of the board of directors and the holders of two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company for the adoption, amendment, or repeal of certain provisions of the Proposed Charter; provided that if two-thirds
(2/3) of the Whole Board has approved such amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the Combined Company will be required for the amendment or repeal of such provision;
Proposal No. 3G—To consider and vote upon an amendment to VPCC’s Existing Charter to clarify that the exclusive jurisdiction of the Chancery Court of the State of Delaware shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of claims arising under the Securities Act; and
Proposal No. 3H—To consider and vote upon an amendment to VPCC’s Existing Charter to authorize all other proposed changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.” and removing certain provisions relating to VPCC’s prior status as a blank check company and VPCC Class B Common Stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.
We refer to Proposals No. 3A through 3H collectively as the “
Governance Proposals
.”
Proposal No. 4—The Director Election Proposal—a proposal to elect, assuming the Business Combination Proposal, the Charter Amendment Proposal and the NYSE Proposal are all approved and adopted, [●] directors to the Combined Company’s board of directors (the “
Director Election Proposal
”).
Proposal No. 5—The 2021 Equity Incentive Plan Proposal—To approve and adopt the 2021 Equity Incentive Plan (the “
2021 Plan
”) and material terms thereunder (the “
2021
Equity Incentive Plan Proposal
”). A copy of the 2021 Plan is attached to this proxy statement/prospectus as
Annex
 C
.
Proposal No. 6—The Employee Stock Purchase Plan Proposal—To approve and adopt the 2021 Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan
”) and material terms thereunder (the “
Employee Stock Purchase Plan Proposal
”). A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as
Annex
 D
.
Proposal No. 7—The Share Issuance Proposal—a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for purposes of complying with applicable NYSE Listing Rules, the issuance of more than 20% of VPCC’s issued and outstanding common stock in connection with the Business Combination, the PIPE Investment and any other subscription agreements VPCC may enter into prior to Closing, and the related change in control (collectively, the “
Share Issuance Proposal
”).
Proposal No. 8—The Repurchase Proposal—a proposal to approve the Repurchase Agreement, dated as of June 7, 2021, by and among VPCC, Jason Wilk, Kyle Beilman and Dave wherein VPCC agreed to repurchase Combined Company Common Shares from Jason Wilk and Kyle Beilman at $10.00 per share, effective as of the Business Day following the effective time of the Second Merger (the “Repurchase Agreement”) and the transactions contemplated by the Repurchase Agreement (the “Repurchase Proposal”).
Proposal No. 9—The Adjournment Proposal—to consider and vote upon a proposal to approve the a proposal to consider and vote upon the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal (together the “
Condition Precedent Proposals
”) would not be duly approved and adopted by our stockholders or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (we refer to this proposal as the “
Adjournment Proposal
” and, together with the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal, the “
Proposals
”).

Q:	Are the Proposals conditioned on one another?

A:
Yes. The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal at the Special Meeting. Each of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal are cross-conditioned on the approval of each other. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any of the other Proposals.

Q:	Why is VPCC providing stockholders with the opportunity to vote on the Business Combination?

A:
Under VPCC’s Existing Charter, VPCC must provide all holders of Public Shares with the opportunity to redeem their Public Shares upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, VPCC has elected to provide its Public Stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, VPCC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate their VPCC Share Redemptions in connection with the Closing. The approval of VPCC Stockholders of the Business Combination Proposal is also a condition to the Closing in the Merger Agreement.

Q:	What will happen in the Business Combination?

A:
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, VPCC will acquire Dave in a series of transactions we collectively refer to as the “
Business Combination
.” At the Closing, among other things, First Merger Sub will merge with and into Dave, with Dave continuing as the surviving corporation, and Second Merger Sub will merge with and into Dave, with Second Merger Sub continuing as the surviving company. As a result of the Mergers, at the Closing, VPCC will own 100% of the outstanding equity interests of the surviving company and each share of capital stock, as well as securities convertible or exercisable for shares of capital stock, of Dave will have been cancelled and converted into the right to receive the Per Share Dave Stock Consideration in accordance with the Merger Agreement.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as
Annex
 A
. For more information about the Merger Agreement and the Business Combination, see the section titled “
The Business Combination and the Merger Agreement
.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the approval by VPCC Stockholders of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “
The Business Combination and the Merger Agreement—The Merger Agreement—Conditions to the Completion of the Mergers
.”

Q:	How will VPCC be managed and governed following the Business Combination?
Following the Closing, it is expected that the current senior management of Dave will comprise the senior management of the Combined Company, and, assuming the election of the nominees at the Special Meeting as set forth in the Director Election Proposal, the Combined Company’s board of directors will consist of Jason Wilk, Dan Preston, [●] and Brendan Carroll. Please see the section titled “
Management After the Business Combination
.”

Q:	What equity stake will current VPCC Public Stockholders, the PIPE Investors, the Initial Stockholders and Dave Stockholders hold in VPCC following the consummation of the Transactions?

A:
It is anticipated that, upon completion of the Transactions, assuming no VPCC Share Redemptions (which we refer to as the “
no redemption scenario
”) and subject to the assumptions set forth below, the concentration of ownership of the issued and outstanding capital stock of the Combined Company will be as follows:

Beneficial Owners	Ownership Percentage
VPCC’s existing Public Stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	6.5%
Initial Stockholders	1.6%
Dave Interest Holders	86.5%
PIPE Investors (collectively, but excluding any Public Shares held by such persons)	5.4%
Alternatively, it is anticipated that, upon completion of the Transactions, assuming no VPCC Share Redemptions in excess of the amount required to satisfy the minimum cash condition set forth in the Merger Agreement (which we refer to as the “
maximum redemption scenario
”) and subject to the assumptions set forth below, the concentration of ownership of the issued and outstanding capital stock of the Combined Company will be as follows:

Beneficial Owners	Ownership Percentage
VPCC’s existing Public Stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	0%
Initial Stockholders	1.5%
Dave Interest Holders	92.8%
PIPE Investors (collectively, but excluding any Public Shares held by such persons)	5.7%
The foregoing illustrative ownership percentages of the Combined Company (a) include the 1,586,037 shares of VPCC Class A Common Stock representing the Founder Holder Earnout Shares and (b) assume (1) (x) in the case of the no redemption scenario, no Public Shares are elected to be redeemed by Public Stockholders and (y) in the case of the maximum redemption scenario, all Public Shares are elected to be redeemed by Public Stockholders, (2) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $210,000,000, (3) the consummation of the transactions contemplated by the Founder Holder Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment and VPCC Share

Redemptions resulting in the surrender (x) in the case of the no redemption scenario, of no shares of VPCC Class A Common Stock and (y) in the case of the maximum redemption scenario, of 951,622 shares of VPCC Class A Common Stock, (4) that immediately after the Closing, the total number of shares of Combined Company Class A Common Stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 318,239,978 and (y) in the case of the maximum redemption scenario, approximately 293,111,758 and (5) the consummation of the transactions contemplated by the Repurchase Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the VPCC Share Redemptions, resulting in the repurchase (x) in the case of the no redemption scenario, of 6,000,000 shares of Combined Company Common Stock pursuant to the Repurchase Agreement immediately following the Closing and (y) in the case of the maximum redemption scenario, of no shares of Combined Company Class A Common Stock pursuant to the Repurchase Agreement.
Please see the sections titled “
Summary of the Proxy Statement/Prospectus—Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float,
”
“
Unaudited Pro Forma
Condensed Combined Financial Information
”
and
“
Security Ownership of Certain Beneficial Owners and Management
” for further information.

Q:	Why is VPCC proposing the Charter Amendment Proposal?

A:
The Proposed Charter that VPCC is asking its stockholders to approve in connection with the Business Combination provides for, among other things, certain amendments to VPCC’s Existing Charter. Pursuant to Delaware law and the Merger Agreement, we are required to submit the Charter Amendment Proposal to the VPCC Stockholders for adoption. See the section titled “
Proposal No. 2—The Charter Amendment Proposal
”
for additional information.

Q:	Why is VPCC proposing the Governance Proposals?

A:
As required by applicable SEC guidance, VPCC is requesting that its stockholders vote upon, on a non-binding
advisory basis, eight separate proposals to approve certain governance provisions contained in the Proposed Charter that materially affect stockholder rights. This separate vote on the Governance Proposals is not otherwise required by Delaware law, but pursuant to SEC guidance, VPCC is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding the Governance Proposals is an advisory vote, and is not binding on VPCC or the VPCC Board, in contrast to the vote on the Charter Amendment Proposal, which will be binding on VPCC and the VPCC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals.

See the section titled “
Proposals No. 3A through 3H—The Governance Proposals
” for additional information.

Q:	Why is VPCC proposing the Director Election Proposal?

A:
VPCC is proposing the Director Election Proposal because the election of [●] to the Combined Company’s board of directors is a condition to the Closing in the Merger Agreement.
See the section titled “
Proposal
No. 4—The Director Election
Proposa
l
” for additional information.

Q:	Why is VPCC proposing the 2021 Equity Incentive Plan Proposal?

A:
VPCC is proposing the 2021 Equity Incentive Plan Proposal because the adoption of the 2021 Plan is a condition to the Closing in the Merger Agreement.
See the section titled “
Proposal
No. 5—The 2021 Equity Incentive Plan
Proposa
l
” for additional information.

Q:	Why is VPCC proposing the Employee Stock Purchase Plan Proposal?

A:
VPCC is proposing the Employee Stock Purchase Plan Proposal because the adoption of the Employee Stock Purchase Plan is a condition to the Closing in the Merger Agreement.
See the section titled “
Proposal
No. 6—The Employee Stock Purchase Plan
Proposa
l
” for additional information.

Q:	Why is VPCC proposing the Share Issuance Proposal?

A:
VPCC is proposing the Share Issuance Proposal in order to comply with NYSE listing rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Transactions, VPCC intends to issue (subject to customary terms and conditions, including the Closing) (i) approximately 342,292,307 shares of Combined Company Common Stock in the Business Combination in both the no redemption and maximum redemption scenarios (6,000,000 of which would immediately be repurchased by VPCC in the no redemption scenario pursuant to the Repurchase Agreement) (which amount does not include the shares underlying the Rollover Options) and (ii) 21,000,000 shares of Combined Company Class A Common Stock in the PIPE Investment, plus any additional shares pursuant to subscription agreements VPCC may enter into prior to Closing. Because VPCC will issue 20% or more of its outstanding voting power and outstanding common stock in connection with the Transactions, it is required to obtain stockholder approval of such issuances pursuant to NYSE listing rules. Stockholder approval of the Share Issuance Proposal is also a condition to the Closing in the Merger Agreement. See the section titled “
Proposal No.
 7
—The Share Issuance Proposal
” for additional information.

Q:	Why is VPCC proposing the Repurchase Proposal?

A:
VPCC is proposing the Repurchase Proposal because the approval of the Repurchase is a condition to the Closing in the Merger Agreement.
See the section titled “
Proposal
No. 8—The Repurchase
Proposa
l
” for additional information.

Q:	What happens if I sell my shares of VPCC Class A Common Stock before the Special Meeting?

A:
The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of VPCC Class A Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of VPCC Class A Common Stock because you will no longer be able to deliver them for cancellation upon the Closing in accordance with the provisions described herein. If you transfer your shares of VPCC Class A Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata
portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the Proposals presented at the Special Meeting?

A:
Approval of each of the Business Combination Proposal, the Governance Proposals (on an advisory basis), the Share Issuance Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Repurchase Proposal and the Adjournment Proposal, requires the affirmative vote (in person or by proxy) of the holders of the majority of the outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Approval of the Charter Amendment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Directors are elected by a plurality of the votes cast by holders of the outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. This means that the [●] director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors.

Q:	May our Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata
portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public
information not disclosed to the other VPCC Stockholders. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata
portion of the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:
VPCC Stockholders are entitled to one vote at the Special Meeting for each share of VPCC Class A Common Stock or VPCC Class B Common Stock held of record as of November 12, 2021, the record date for the Special Meeting. As of the close of business on the record date, there were a combined 31,720,748 outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock.

Q:	What constitutes a quorum at the Special Meeting?

A:
Holders of a majority in voting power of VPCC Class A Common Stock and VPCC Class B Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 31,720,748 shares of VPCC Class A Common Stock and VPCC Class B Common Stock, in the aggregate, would be required to achieve a quorum.

Q:	How will VPCC’s Sponsor, directors and officers vote?

A:
In connection with our IPO, we entered into an agreement with our Sponsor and each of VPCC’s directors and officers, pursuant to which each agreed to vote any shares of VPCC Class A Common Stock and VPCC Class B Common Stock owned by them in favor of the Business Combination Proposal. Concurrently with the execution of the Merger Agreement, Dave, VPCC, the Sponsor, the Current Independent Directors, and the other directors and officers of VPCC entered into the Founder Holder Agreement pursuant to which, among other things, the Sponsor and the Current Independent Directors, in their capacity as holders of VPCC Class B Common Stock and/or VPCC Class A Common Stock, agreed to support the transactions contemplated by the Merger Agreement, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting. Currently, our Sponsor and the Current Independent Directors collectively own approximately 20.0% of our issued and outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock, in the aggregate, including all of the Founder Shares.

Q:	What interests do the current officers and directors have in the Business Combination?

A:
In considering the recommendation of the VPCC Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of

VPCC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. These interests include the following, among others:

•
If we do not consummate a business combination by March 9, 2023 (or if such date is extended at a duly called meeting of the VPCC Stockholders, such later date), we would: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten(10) business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as VPCC Stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining VPCC Stockholders and the VPCC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,284,150 shares of VPCC Class B Common Stock owned by our Sponsor and the 60,000 shares of VPCC Class B Common Stock owned by the Current Independent Directors would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor and each of VPCC’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 5,100,214 Private Placement Warrants that the Sponsor paid $7,650,321 for will expire worthless. All of VPCC’s officers and directors have a direct or indirect economic interest in such shares. The 6,344,150 shares of Combined Company Class A Common Stock that the Initial Stockholders and their permitted transferees will hold following the Business Combination (assuming the no redemption scenario), if unrestricted and freely tradable, would have had aggregate market value of approximately $63,124,292.50 based upon the closing price of $9.95 per share of VPCC Class A Common Stock on the NYSE on October 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of Combined Company Class A Common Stock will be subject to certain restrictions, we believe such shares have less value. The 5,100,214 Private Placement Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $8,925,374.50 based upon the closing price of $1.77 per warrant on the NYSE on October 28, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
Affiliates of Victory Park
entered into a financing agreement with Dave on January 27, 2021 (the “
Existing Financing Agreement
”), pursuant to which, among other things, such affiliates of Victory Park have provided Dave with a $100 million delayed draw credit facility in order to finance future growth of Dave’s advance portfolio and accelerate growth of certain of Dave’s products through marketing initiatives. The amounts drawn under the Existing Financing Agreement generally accrue an interest rate equal to the sum of (i) 2.55% per annum (or the London Interbank Offered Rate last quoted by the Wall Street Journal for desposits of U.S. Dollars for a period of three months on the last business day of each calendar month, whichever is higher) plus (ii) 6.95% per annum on the portion of the outstanding balance of amounts drawn that is less than or equal to $50 million, plus (iii) 5.95% per annum on the portion of the outstanding balance of amounts drawn that is greater than $50 million and less than or equal to $75 million, plus (iv) 5.45% per annum on the portion of the outstanding balance of amounts drawn that is greater than $75 million. The Existing Financing Agreement also includes, among other terms, representations and warranties on behalf Dave and its subsidiaries, rights of such affiliates of Victory Park in the event of certain specified events of defaults, provisions regarding repayment of outstanding amounts drawn, and prohibitions on certain actions by Dave and its subsidiaries. As of the date of this proxy statement/prospectus, $30 million has been drawn by Dave under the Existing Financing Agreement. The parties anticipate that the Existing Financing Agreement will remain in place following the Closing of the Business Combination, and as such affiliates of Victory Park will be creditors of Dave following the consummation of the Business Combination.

•
Affiliates of Victory Park hold Dave Warrants that represent the right to purchase approximately 1.0% of the fully diluted equity of Dave, in the aggregate if all such Dave Warrants vest. Such Dave Warrants vest in increments equal to approximately 0.2% of the fully diluted equity of Dave for each $10 million funded by such affiliates of Victory Park to Dave under the Existing Financing Agreement, with all such Dave Warrants vesting at such time as $50 million has been funded by such affiliates of Victory Park under the Existing Financing Agreement. Once vested, the Dave Warrants may be exercised at any time prior to the earlier of (x) the fifth anniversary of the occurrence of Dave’s next equity financing in which Dave issues and sells shares of capital stock or securities yielding total equity proceeds to Dave of not less than $40 million (a “
qualified financing event
”) and (y) the occurrence of a liquidity event of Dave, which is broadly defined and includes a transaction or series of related transactions whereby a special acquisition company merges with or acquires equity interests of Dave (or any surviving or resulting company) and which transaction results in Dave (or any surviving or resulting company into which Dave is merged, consolidated, reorganized or combined), or any parent company that directly or indirectly beneficially owns Dave, being listed on a U.S. national securities exchange or market (a “
liquidity event
”). Such Dave Warrants are exercisable for a per share exercise price equal to (x) in the event such Dave Warrants are exercised in connection with or following a qualified financing event, the lowest price per share paid by a cash investor in connection with such qualified financing event or (y) in the event such Dave Warrants are exercised in connection with a liquidity event, the greater of (i) 80% of the fair market value of each share of common stock of Dave and (ii) approximately $3.75 per share (as adjusted for stock splits, stock combinations, etc.). Immediately prior to the Closing, it is anticipated that Dave Warrants to purchase 0.6% of the fully diluted equity of Dave will be vested and exercised into shares of Dave Capital Stock, with the remaining Dave Warrants terminating in accordance with their terms and the terms of the Merger Agreement. Accordingly, affiliates of Victory Park will receive shares of Combined Company Class A Common Stock in connection with the Business Combination through their ownership of Dave Warrants.

•
Our Sponsor and the Current Independent Directors have agreed not to redeem any of the Founder Shares or shares of VPCC Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination.

•
Our Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable would be valued at approximately $63,124,292.50, based on the closing price of the VPCC Class A Common Stock on October 29, 2021 (assuming the no redemption scenario).

•
If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	the continuation of Brendan Carroll, one of our existing directors, as a director of the Combined Company following the Closing.

•	Our officers were not permitted to become a director or officer of any other blank check company until we entered into a definitive agreement regarding an initial business combination.

•	Our Sponsor and the Current Independent Directors will lose their entire investment in us if an initial business combination is not completed.

•
Our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination.

•
We will enter into the Investor Rights Agreement with our Sponsor and certain existing holder(s) of our capital stock (including the Founder Holders) and certain Dave Stockholders, which provides for registration rights to such parties.

•
In connection with the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to VPCC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by VPCC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material.

VPCC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. For more information, see the section titled “
The Business Combination and the Merger Agreement—Interests of Certain VPCC Persons in the Business Combination
.”

Q:	What happens if I vote against the Business Combination Proposal?

A:
Under VPCC’s Existing Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by March 9, 2023, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.

Q:	Do I have redemption rights?

A:
If you are a holder of Public Shares, you may elect to have your Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest not previously released to VPCC to pay its taxes, by (b) the total number of then outstanding Public Shares; provided that VPCC will not redeem any Public Shares to the extent that such redemption would result in VPCC’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) being less than $5,000,001. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares (the “
15% threshold
”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, VPCC has no specified maximum redemption threshold and there is no other limit on the amount of Public Shares that you can redeem. Holders of VPCC’s outstanding Public Warrants do not have redemption rights in connection with the Business Combination. VPCC’s Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of VPCC’s capital stock they may hold in connection with the Closing, and the Founder Shares will be excluded from the pro rata
calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2021 of approximately $253,782,145.56, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata
portion of the Trust Account (including interest but net of taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to March 9, 2023.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of VPCC Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (i) if you hold your shares of VPCC Class A Common Stock through units, elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” (iii) identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the transfer agent and (iv) prior to 5:00 p.m., Eastern Time, on [●], 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30
th
Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of VPCC Class A Common Stock or VPCC Class B Common Stock. Notwithstanding the foregoing, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is VPCC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, VPCC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Holders of outstanding units of VPCC must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units.
If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust

Company’s (“
DTC
”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your Public Shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the Public Shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
We expect that a U.S. holder (as defined below) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that a U.S. holder owns or is deemed to own (including through the ownership of Public Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “
Material United
 States Federal Income Tax Considerations
.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	What are the U.S. federal income tax consequences of the Mergers to holders of VPCC Class A Common Stock?

A:	The holders of VPCC Class A Common Stock will incur no U.S. federal income tax consequences as a result of the Mergers.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of VPCC Class A Common Stock or VPCC Class B Common Stock in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after the Closing?

A:
If the Business Combination Proposal is approved, VPCC intends to use a portion of the funds held in the Trust Account (i) to pay to Public Stockholders who have properly elected to have their VPCC Class A Common Stock redeemed for cash in accordance with the provisions of VPCC’s governing documents; (ii) for income tax or other tax obligations of VPCC prior to Closing; (iii) to pay to the underwriters of the initial public offering of VPCC with respect to any deferred underwriting compensation, (iv) for any unpaid VPCC or Dave transaction costs; and (v) for repayment of loans and reimbursement of expenses to directors, officers and stockholders of VPCC. The remaining balance in the Trust Account, together with proceeds received from the PIPE Investment and any proceeds received from the sale of additional shares pursuant to subscription agreements that VPCC may enter into prior to Closing that are not used to satisfy VPCC’s obligations in connection with the Business Combination, will be used by the Combined Company for working capital purposes. See the section titled “
The Business Combination and the Merger Agreement
” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “
The Business Combination and the Merger Agreement—The Merger Agreement—Termination
” for additional information regarding the parties’ specific termination rights. In accordance with the Existing Charter, if an initial business combination is not consummated by March 9, 2023, VPCC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to VPCC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders as stockholders of VPCC (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the VPCC Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

VPCC expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to VPCC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. As set forth in the Founder Holder Agreement, the Initial Stockholders have waived any right to any liquidating distributions with respect to the Founder Shares to which they would otherwise be entitled pursuant to the terms of Section 4.3(b)(ii) of VPCC’s Existing Charter.
In the event of liquidation, there will be no distribution with respect to the outstanding VPCC Warrants. Accordingly, the VPCC Warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting; provided that all the requisite stockholder approvals are obtained and other conditions to the Closing have been satisfied or waived. For a description of the conditions for the Closing, see the section titled “
The Business Combination and the Merger Agreement—The Merger Agreement—Conditions to the Completion of the Mergers.
”

Q:	What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including “
Risk Factors
” and the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of VPCC Class A Common Stock or VPCC Class B Common Stock on November 12, 2021, the record date for the Special Meeting, you may vote with respect to the proposals in person at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, VPCC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, assuming a valid quorum is otherwise established, failure to vote or an abstention will have no effect on the Business Combination Proposal, the Governance Proposals, the Share Issuance Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Repurchase Proposal and the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Amendment Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by VPCC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the Special Meeting in person, should I submit my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. VPCC believes that each of the proposals presented to the stockholders will be considered non-discretionary
and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to VPCC’s secretary at the address listed below so that it is received by VPCC’s secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to VPCC’s secretary, which must be received prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
VPC Impact Acquisition Holdings III, Inc.
Victory Park Capital Advisors, LLC
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
(312)
701-1777
Attn: Scott R. Zemnick
You may also contact our proxy solicitor at:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Tel: (800)
662-5200
(Banks and brokers can call collect at (203)
658-9400)
Email: VPCC.info@investor.morrowsodali.com
To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the Special Meeting.
You may also obtain additional information about VPCC from documents filed with the United States Securities and Exchange Commission (the “
SEC
”) by following the instructions in the section titled “
Where You Can Find More Information.
”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the scheduled date of the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street Plaza, 30
th
Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:
VPCC will pay the cost of soliciting proxies for the Special Meeting. VPCC has engaged Morrow Sodali LLC (“
Morrow
”), to assist in the solicitation of proxies for the Special Meeting. VPCC has agreed to pay Morrow a fee of $32,500, plus costs and expenses. VPCC will reimburse Morrow for reasonable out-of-pocket
expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. VPCC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of VPCC Class A Common Stock and VPCC Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of VPCC Class A Common Stock and VPCC Class B Common Stock and in obtaining voting instructions from those owners. VPCC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents referred to herein before you decide how to vote. Each item in this summary includes a page or section reference directing you to a more complete description of that item.
Unless otherwise specified, all share calculations in relation to the Merger Agreement, (a) include the 1,586,037 shares of VPCC Class A Common Stock representing the Founder Holder Earnout Shares and (b) assume (1) no Public Shares are elected to be redeemed by Public Stockholders (referred to herein as the “no redemption scenario”), (2) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $210,000,000, and (3) the consummation of the transactions contemplated by the Founder Holder Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment and VPCC Share Redemptions as of the Closing, resulting in the surrender of no shares of VPCC Class A Common Stock.
Parties to the Business Combination
VPC Impact Acquisition Holdings III, Inc.
VPCC is a blank check company incorporated on January 14, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
VPCC’s securities are traded on the NYSE under the ticker symbols “VPCC,” “VPCC.U” and “VPCC WS.” The Combined Company intends to apply to list the Combined Company Class A Common Stock and public warrants on Nasdaq under the symbols “DAVE” and “DAVEW” upon the Closing.
The mailing address of VPCC’s principal executive office is 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606. The phone number of VPCC is (312)
701-1777.
Upon the Closing, the mailing address of the Combined Company’s principal executive offices will be 1265 South Cochran Avenue, Los Angeles, California 90019.
First Merger Sub
First Merger Sub, a Delaware corporation, is a direct, wholly owned subsidiary of VPCC, incorporated by VPCC on May 27, 2021 to consummate the Business Combination. In the Business Combination, First Merger Sub will merge with and into Dave, with Dave continuing as the surviving corporation. First Merger Sub does not own any material assets or operate any business.
The mailing address of First Merger Sub’s principal executive office is 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606. The phone number of First Merger Sub is (312)
701-1777.
Second Merger Sub
Second Merger Sub, a Delaware limited liability company, is a direct wholly owned subsidiary of VPCC, formed by VPCC on May 27, 2021 to consummate the Business Combination. In the Business Combination, Dave will merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving company. Second Merger Sub does not own any material assets or operate any business.
The mailing address of Second Merger Sub’s principal executive office is 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606. The phone number of Second Merger Sub is (312)
701-1777.

Dave Inc.
Dave, a Delaware corporation, offers a suite of innovative financial products aimed at helping its Members improve their financial health. Dave’s products include (i) a budgeting tool to helps Members manage their upcoming bills to avoid overspending, (ii) cash advances through its flagship 0% interest ExtraCash product to help Members avoid punitive overdraft fees, (iii) a Side Hustle product, where Dave helps connect Members with supplemental work opportunities, and (iv) Dave Banking, a modern checking account experience with valuable tools for building long-term financial health. Dave has a limited operating history and since inception, it has experienced net losses and contemplates that it may incur losses again in the future. Accumulated deficit for the six months ended June 30, 2021 was approximately $9.8 million and accumulated deficit for the year ended December 31, 2020 was approximately $12.9 million.
For more information about Dave, please see the sections titled “
Information About Dave
,” “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave
” and “
Management After the Business Combination
.”
The Business Combination and the Merger Agreement
On June 7, 2021, VPCC entered into the Merger Agreement, by and among VPCC, First Merger Sub, Second Merger Sub and Dave, pursuant to which, among other things: (a) First Merger Sub will merge with and into Dave, with Dave being the surviving corporation of the First Merger and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, Dave will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger.
For more information about the transactions contemplated by the Merger Agreement, please see the section titled “
The Business Combination and the Merger Agreement
.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as
Annex
 A
.
The following diagrams illustrate in simplified terms the current structure of VPCC and Dave and the expected structure of the Combined Company upon the Closing.
Simplified
Pre-Combination
Structure
VPCC
Pre-Combination
Structure

Dave
Pre-Combination
Structure

Simplified Post-Combination Structure (no redemption scenario)

Simplified Post-Combination Structure (max redemption scenario)

Recapitalization
Prior to the Closing, Dave will cause (the following transactions collectively referred to in this proxy statement/prospectus as the “
Recapitalization
”):

•
each share of Dave Preferred Stock that is issued and outstanding immediately prior to the Effective Time to automatically convert into a number of shares of Dave Common Stock, at their respective conversion ratio;

•
a dual-class Dave Common Stock structure to be implemented consisting of (x) Class A common stock, par value $0.00001 per share, with respect to which each holder thereof has one (1) vote per share on each matter subject to the vote of the Dave Stockholders, and (y) Class V common stock, par value $0.00001 per share, with respect to which each holder thereof has ten (10) votes per share on each matter subject to the vote of the Dave Stockholders;

•	each authorized share of the Dave Common Stock to automatically convert, effective as of the Recapitalization, into a share of Dave Class A Common Stock; and

•
immediately thereafter, each share of Dave Class A Common Stock held by Jason Wilk, the Chief Executive Officer and
Co-Founder
of Dave, as of immediately prior to the consummation of the Recapitalization to be exchanged or converted into one (1) share of Dave Class V Common Stock. For more information about the consideration to the holders of Dave equity interests (and convertible securities), please see the section titled “
The Business Combination and the Merger Agreement
—The Merger Agreement
—Recapitalization
.”

Merger Consideration
The Dave Stockholders (including holders of Dave Restricted Stock) and holders of vested Dave Options will receive aggregate merger consideration with an implied value of $3,500,000,000 (the “
Equity Value
”), consisting of a number of shares of Combined Company Common Stock, with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by
$10.00 (such aggregate merger consideration, the “
Aggregate Stock Consideration
”).
Pursuant to the Merger Agreement, at the Effective Time (and following the Recapitalization), (a) each share of Dave Class A Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly issued Class A common stock of the Combined Company, par value $0.0001 (“
Combined Company Class
 A Common Stock
”), equal to an exchange ratio (the “
Per Share Dave Stock Consideration
”) determined by dividing the Aggregate Stock Consideration by the sum of (without duplication): (i) the aggregate number of shares of Dave Stock outstanding as of immediately prior to the Effective Time and following the consummation of the Recapitalization (including all shares of Dave Restricted Stock, whether vested or unvested); (ii) the aggregate number of shares of Dave Stock that are issuable upon the exercise or settlement of all Dave Options and Dave
Non-Plan
Options (in each case, as defined below) that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Options and Dave
Non-Plan
Options are exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Options or Dave
Non-Plan
Options equals (x) the Per Share Dave Stock Consideration multiplied by (y) ten dollars ($10.00)); and (iii) the aggregate number of shares of Dave Stock that are issuable upon the exercise or settlement of all Dave Warrants that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Warrants are vested and exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Warrants equals the (x) Per Share Dave Stock Consideration multiplied by (y) ten dollars ($10.00)) (the “
Dave Stock Adjusted Fully Diluted Shares
”) and (b) each share of Dave Class V Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly authorized and issued Class V common stock of the Combined Company, par value $0.0001 (“
Combined Company Class
 V Common Stock
” and together with the Combined Company Class A Common Stock, “
Combined Company Common Stock
”), equal to the Per Share Dave Stock Consideration.
Each option to purchase shares of capital stock of Dave (“
Dave Option
”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) (other than certain options to purchase shares of capital stock of Dave granted outside of the terms and conditions of Dave’s stock plans (“
Dave
Non-Plan
Options
”)) will be automatically assumed by VPCC and converted into an option to acquire an adjusted number of shares of Combined Company Class A Common Stock (pursuant to a ratio based on the Per Share Dave Stock Consideration) (each such resulting option, a “
Rollover Option
”) at an adjusted exercise price per share and will continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Dave Option, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Options. The shares of Dave Common Stock issuable upon the exercise of Dave Options that are outstanding, unexercised and unvested immediately prior to the Effective Time (such options, the “
Unvested Dave Options
”) are not included in the calculation of the “
Dave Stock Adjusted Fully Diluted
Shares
” for purposes of the calculation of the Per Share Dave Stock Consideration, and the shares of Combined Company Class A Common Stock issuable upon the exercise of Rollover Options representing at the Effective Time Unvested Dave Options (such shares, “
Unvested Rollover Option Shares
”) are not considered a part of the Aggregate Stock Consideration. The Unvested Rollover Option Shares will reduce the shares of Combined Company Class A Common Stock initially available for issuance under the new equity incentive plan that VPCC will adopt as of the Closing.
Each Dave
Non-Plan
Option that is outstanding and unexercised immediately prior to the Effective Time will be automatically cancelled for no consideration.
Each award of Dave Restricted Stock that is outstanding and unvested immediately prior to the Effective Time will be automatically assumed by VPCC and converted into an award of restricted stock with respect to an adjusted number of shares of Combined Company Class A Common Stock (pursuant to a ratio based on the Per Share Dave Stock Consideration) (the “
Rollover Restricted Stock
”) and will continue to be governed by substantially the same terms and conditions (including vesting terms) as were applicable to the corresponding former Dave Restricted Stock, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Restricted Stock.

Each warrant to purchase shares of capital stock of Dave (“
Dave Warrants
”) that is outstanding and unexercised immediately prior to the Effective Time will be automatically terminated in accordance with the terms of the applicable Dave Warrant and be of no further force or effect as of the Effective Time.
In addition, pursuant to Subscription Agreements that VPCC entered into with certain investors substantially concurrently with the execution of the Merger Agreement, immediately prior to the consummation of the Mergers, such investors will purchase an aggregate of 21,000,000 shares of Combined Company Class A Common Stock for $10.00 per share. On August 17, 2021, one of the PIPE Investors entered into an amendment to the Subscription Agreement to allow the PIPE Investor to pre-fund its $15,000,000 obligation under the Subscription Agreement in exchange for a promissory note in the principal amount of $15,000,000 convertible into 1,500,000 shares of Combined Company Class A Common Stock at Closing.
It is anticipated that following the Closing: (a) the Public Stockholders are expected to own approximately 6.5% of the outstanding Combined Company Common Stock and hold approximately 2.5% of the voting power; (b) Dave Stockholders are expected to own approximately 86.5% of the outstanding Combined Company Common Stock and hold approximately 94.9% of the voting power , of which Mr. Wilk is expected to own approximately 18.2% of the outstanding shares of Combined Company Common Stock and hold approximately 69.0% of the voting power; (c) the Initial Stockholders are expected to collectively own approximately 1.6% of the outstanding Combined Company Common Stock and hold approximately 0.6% of the voting power and (d) the PIPE Investors are expected to own approximately 5.4% of the outstanding Combined Company Common Stock and hold approximately 1.6% of the voting power. These percentages assume (i) that no Public Stockholders exercise their Redemption Rights in connection with the proposed Business Combination (as defined below) and (ii) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors pursuant to the PIPE Investment. If there are redemptions by the Public Stockholders up to the maximum level that would permit completion of the Business Combination, (a) the Public Stockholders will own none of the outstanding Combined Company Common Stock and hold none of the voting power; (b) Dave Stockholders will own approximately 92.8% of the outstanding Combined Company Common Stock and hold approximately 97.5% of the voting power, of which Mr. Wilk is expected to own approximately 20.5% of the outstanding shares of Combined Company Common Stock and hold approximately 72.1% of the voting power; (c) the Initial Stockholders will own approximately 1.5% of the outstanding Combined Company Common Stock and hold approximately 0.5% of the voting power; and (d) the PIPE Investors will own approximately 5.7% of the outstanding Combined Company Common Stock and hold approximately 2.0% of the voting power. These percentages assume (i) that 25,376,598 Public Stockholders exercise their Redemption Rights in connection with the proposed Business Combination (assuming VPCC will have a minimum $5,000,001 of net tangible assets after all redemptions) and (ii) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors pursuant to the PIPE Investment.
For more information about the consideration to the holders of Dave equity interests (and convertible securities), please see the section titled “
The Business Combination and the Merger Agreement
—The Merger Agreement
—Merger Consideration
.”
Certain Agreements Related to the Business Combination
Support Agreements
Concurrently with the execution of the Merger Agreement, Dave Stockholders (including Mr. Wilk) collectively holding sufficient number, type and classes of Dave equity interests to obtain the Requisite Dave Stockholder Approval (the “
Written Consent Parties
”) entered into Support Agreements with VPCC pursuant to which, among other things, each Written Consent Party agreed to (i) vote their Dave equity interests in favor of the Transactions, including by agreeing to execute a written consent constituting the Requisite Dave Stockholder Approval within two business days of the Registration Statement becoming effective, and (ii) not transfer their Dave equity interests prior to the Closing. For more information regarding the Support Agreements, please see the section titled
“
The Business Combination and the Merger Agreement
—Certain Agreements Related to the Business Combination
—Support Agreements
.”

PIPE Investment Subscription Agreements
Concurrently with the execution of the Merger Agreement, VPCC entered into Subscription Agreements with the PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors have agreed to purchase an aggregate of 21,000,000 shares of Combined Company Class A Common Stock in a private placement for $10.00 per share. The proceeds from the PIPE Investment will be partially used to fund the Repurchase and for general working capital purposes following the Closing. On August 17, 2021, one of the PIPE Investors entered into an amendment to the Subscription Agreement to allow the PIPE Investor to pre-fund its $15,000,000 obligation under the Subscription Agreement in exchange for a promissory note in the principal amount of $15,000,000 convertible into 1,500,000 shares of Combined Company Class A Common Stock at Closing. For more information regarding the Subscription Agreements, please see the section titled “
The Business Combination and the Merger Agreement
—Certain Agreements Related to the Business Combination
—PIPE Investment Subscription Agreements
.
”
Founder Holder Agreement
Concurrently with the execution of the Merger Agreement, VPCC, Dave, the Founder Holders (i.e., Sponsor and the Current Independent Directors), and the other directors and officers of VPCC (together with the Founder Holders, the “
Insiders
”) entered into the Founder Holder Agreement, pursuant to which, among other things, the Insiders agreed to: (a) waive certain anti-dilution rights set forth in Section 4.3(b)(ii) of VPCC’s Existing Charter; (b) surrender to VPCC, on a pro rata basis, immediately prior to the consummation of the Mergers and for no consideration, up to 951,622 shares of VPCC Class A Common Stock (after giving effect to the Founder Holder Class B Conversion) comprising the Founder Holder Contingent Closing Shares, in the event that the number of shares of VPCC Class A Common Stock equal to (x) the shares of VPCC Class A Common Stock held by the Public Stockholders (other than the Founder Holders) that are redeemed in connection with the VPCC Share Redemptions minus
(y) the shares of VPCC Class A Common Stock purchased by the Sponsor or one or more of its affiliates or certain related parties prior to the Closing in connection with a VPCC Share Redemptions Alternative Financing, represents greater than 20% of the shares of VPCC Class A Common Stock held by the Public Stockholders as of the date of the Merger Agreement; (c) subject to potential forfeiture, on a pro rata basis, 1,586,037 shares of VPCC Class A Common Stock comprising the Founder Holder Earnout Shares in accordance with the terms of the Merger Agreement, such that 100% of the Founder Holder Earnout Shares will be forfeited in the event that the Combined Company Class A Common Stock does not achieve a trading price of at least $12.50 per share following the Closing, and 40% of Founder Holder Earnout Shares will be forfeited in the event that the Combined Company Class A Common Stock does not achieve a trading price of at least $15.00 per share following the Closing (in each case, as such trading prices may be adjusted for any dividend, subdivision, stock split or similar event, and as determined by reference to the volume-weighted average price achieved for at least 20 trading days within any 30 consecutive trading days) prior to the fifth (5th) anniversary of the Closing (and provided that, in connection with any change of control of the Combined Company prior to such fifth (5 th
) anniversary, such Founder Holder Earnout Shares shall become no longer subject to forfeiture based upon the value received by holders of Combined Company Class A Common Stock being at least equal to such trading prices in connection with such change of control); (d) vote their VPCC Common Stock in favor of the Transactions, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting; and (e) not to transfer any shares of VPCC Common Stock until the Closing, other than to an affiliate. For more information regarding the Founder Holder Agreement, please see the section titled “
The Business Combination and the Merger Agreement
—
Certain Agreements Related to the Business Combinati
on
—Founder Holder Agreement
.”
Investor Rights Agreement
At the Closing, the Combined Company, the Founder Holders and certain Dave Stockholders (including, without limitation, the Written Consent Parties), in each case who will receive Combined Company Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby, will enter into the Investor Rights Agreement in respect of the shares of Combined Company Common Stock held by the Founder Holders and such Dave Stockholders following the Closing. Pursuant to such agreement, among other things, such holders and their permitted transferees will be entitled to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back
provisions, and the Founder Holders and the Dave Stockholders will be subject to the Founder Holder
Lock-Up
and the Dave Stockholders
Lock-Up
(each as defined below). For more information on the Investor Rights Agreement, please see the section titled
“
The Business
Combination and the Merger Agreement
—Certain Agreements Related to the Business Combination
—Investor Rights Agreement.
”
Repurchase Agreement
Concurrently with the execution of the Merger Agreement, VPCC, Dave, Mr. Wilk and Kyle Beilman (Mr. Wilk and Mr. Beilman, the “
Selling Holders
”), the Chief Financial Officer of Dave, entered into the Repurchase Agreement, pursuant to which, among other things, VPCC has agreed to repurchase a certain number of shares of Combined Company Common Stock from the Selling Holders (including shares of Combined Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the Second Effective Time (the “
Repurchase
”). The Repurchase is contingent on the amount of cash in the Trust Account at the Closing, following payments of all amounts required to satisfy VPCC Share Redemptions, plus the PIPE Investment Amount (and the amount of any alternative financing arranged by VPCC and Dave, including in the event any portion of the PIPE Investment Amount becomes unavailable), plus the amount of cash available to VPCC outside of the Trust Account, in each case,
as calculated prior to, and without taking account of, payment or reimbursement of any Dave Transaction Costs or VPCC Transaction Costs or any amounts used to repay indebtedness of Dave or VPCC (such amount, “
VPCC Available Cash
” ), being in excess of $300 million. If VPCC Available Cash exceeds $300 million, the number of shares of Combined Company Common Stock subject to the Repurchase will be equal to the amount by which VPCC Available Cash exceeds $300 million, divided by
$10.00 (provided that in no event will the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Combined Company Common Stock subject to the Repurchase will be allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. Mr. Wilk is one of Dave’s current directors and is the Chief Executive Officer of Dave, and, as mentioned above, Kyle Beilman is the Chief Financial Officer of Dave. For more information on the Repurchase Agreement, please see the section titled
“
The Business Combination and the Merger Agreement—Certain Agreements Related to the Business Combination
—Repurchase Agreement.
”
Proposed Charter and Combined Company Amended and Restated Bylaws
Pursuant to the Merger Agreement, VPCC is required to facilitate the solicitation of proxies from the VPCC Stockholders to approve, at the Special Meeting, the Proposed Charter which will amend and restate the Existing Charter, to, among other things, (a) establish a dual-class Combined Company Common Stock structure consisting of Combined Company Class A Common Stock and Combined Company Class V Common Stock, and (b) provide that each share of Combined Company Class A Common Stock will be entitled to one (1) vote per share and each share of Combined Company Class V Common Stock will be entitled to ten (10) votes per share. Pursuant to the Proposed Charter, the shares of Combined Company Class V Common Stock will be automatically exchanged for an equal number of shares of Combined Company Class A Common Stock upon the earliest to occur of (i) the receipt by the Combined Company of a written request for such conversion from the holders of not less than a majority of the Combined Company Class V Common Stock then outstanding, or (ii) a transfer of such shares of Combined Company Class V Common Stock to an unaffiliated third party. In addition to the foregoing, the shares of Combined Company Class V Common Stock held directly or indirectly by, or by a trust for the benefit of, Mr. Wilk, will be automatically exchanged for an equal number of shares of Combined Company Class A Common Stock upon the earlier to occur of (x) the termination of Mr. Wilk’s employment with the Combined Company, Dave or any of their subsidiaries for “Cause” (as defined in the Proposed Charter), or the resignation by Mr. Wilk other than for certain reasons constituting “Good Reason” (as defined in the Proposed Charter), (y) upon Mr. Wilk’s death or incapacity or (z) the date that the number of shares of capital stock of the Combined Company, including any shares of capital stock of the Combined Company underlying any securities (including restricted stock units, options, or other convertible instruments) convertible into or exchangeable or exercisable into shares of capital stock of the Combined Company, held by Mr. Wilk and certain permitted transferees is less than 35% of the number of shares of Combined Company Class V Common Stock held by Mr. Wilk and such permitted transferees at the Effective Time.
In addition to the Proposed Charter, pursuant to the Merger Agreement, immediately prior to the Closing, VPCC will adopt the Combined Company Amended and Restated Bylaws which will amend and restate the Existing Bylaws to, among other things, include a restriction on the sale, transfer, pledge or other disposition by the Dave Stockholders of shares of Combined Company Common Stock received by such Dave Stockholders in connection with the Transactions for six (6) months following the Closing, other than in connection with certain permitted transfers specified therein. The terms and provisions of such restrictions in the Combined Company Amended and Restated Bylaws will be materially identical to the terms and provision of the Dave Stockholders
Lock-Up
in the Investor Rights Agreement.
For more information on the Proposed Charter and Combined Company Amended and Restated Bylaws, please see the section titled
“The Business Combination and the Merger Agreement—Certain Agreements Related to the Business Combination—Proposed Charter and Combined Company Amended and Restated Bylaws.”
Equity Incentive Plans
Pursuant to the terms of the Merger Agreement, VPCC is required to facilitate the solicitation of proxies from the VPCC Stockholders to approve, at the Special Meeting (i) a new equity incentive plan in a form and substance reasonably acceptable to VPCC and Dave and (ii) a new employee stock purchase plan in a form and substance reasonably acceptable to VPCC and Dave. For more information on these arrangements, please see the section titled “
The Business Combination and the Merger Agreement—Certain Agreements Related to the Business Combination—Equity Incentive Plans
.”
The Business Combination Proposal
The VPCC Stockholders will be asked to approve and adopt the Merger Agreement and approve the Business Combination.
The Charter Amendment Proposal and the Governance Proposals
VPCC Stockholders will be asked to consider and act upon a proposal to adopt the Proposed Charter attached as
Annex
 B
to the proxy statement/prospectus. Additionally, VPCC Stockholders will be asked to consider and act upon, on a non-binding
advisory basis, seven separate proposals relating to the following material differences between VPCC’s Existing Charter and the Proposed Charter in accordance with SEC requirements.
Proposal No. 3A — To consider and vote upon an amendment to VPCC’s Existing Charter to increase the total number of authorized shares of all classes of capital stock from 221,000,000 shares to, following the automatic conversion of all VPCC Class B Common Stock into VPCC Class A Common Stock immediately prior to the Closing of the Business Combination, 610,000,000 shares, which would consist of (a) 500,000,000 shares of Combined Company Class A Common Stock, (b) 100,000,000 shares of Combined Company Class V Common Stock and (c) 10,000,000 shares of preferred stock.
Proposal No. 3B — To consider and vote upon an amendment to VPCC’s Existing Charter to authorize a dual class common stock structure pursuant to which holders of Combined Company Class A Common Stock will be entitled to one vote per share and holders of Combined Company Class V Common Stock will be entitled to ten votes per share on each matter properly submitted to the Combined Company’s stockholders entitled to vote.

Proposal No. 3C — To consider and vote upon an amendment to VPCC’s Existing Charter to require, with respect to any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding), the affirmative vote of a majority of the holders of all of the then-outstanding shares of capital stock of the Combined Company entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, and no vote of the holders of the Combined Company Class A Common Stock voting separately as a class shall be required therefor.
Proposal No. 3D — To consider and vote upon an amendment to VPCC’s Existing Charter to provide, subject to the special rights of the holders of any series of preferred stock of the Combined Company, that no director may be removed from the Combined Company board except for cause and only by the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors voting together as a single class;
Proposal No. 3E — To consider and vote upon an amendment to VPCC’s Existing Charter to require the affirmative vote of either a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “
Whole Board
”) or the holders of at least
two-thirds
(2/3) of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, or repeal of any provision of the bylaws (in addition to any vote of the holders of any class or series of stock of required by applicable law or by the Proposed Charter of the Combined Company);
provided, however
,
that
if
two-thirds
(2/3) of the Whole Board has approved such adoption, amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws;
Proposal No. 3F — To consider and vote upon an amendment to VPCC’s Existing Charter to require the affirmative vote of a majority of the board of directors and the holders of two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company for the adoption, amendment, or repeal of certain provisions of the Proposed Charter; provided that if two-thirds
(2/3) of the Whole Board has approved such amendment or repeal, then only the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the Combined Company will be required for the amendment or repeal of such provision;
Proposal No. 3G — To consider and vote upon an amendment to VPCC’s Existing Charter to clarify that the exclusive jurisdiction of the Chancery Court of the State of Delaware shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction, and that to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of claims arising under the Securities Act; and
Proposal No. 3H — To consider and vote upon an amendment to VPCC’s Existing Charter to authorize all other proposed changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.” and removing certain provisions relating to VPCC’s prior status as a blank check company and VPCC Class B Common Stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.
We refer to Proposals No. 3A through 3H collectively as the “
Governance Proposals
.” Please see the section titled “
Proposals No.
 3A through
 3H
—The Governance Proposals
” for more information.

Other Proposals
In addition, the VPCC Stockholders will be asked to consider and vote upon the following proposals:
Proposal No. 4—The Director Election Proposal—a proposal to elect, assuming the Business Combination Proposal, the Charter Amendment Proposal and the Share Issuance Proposal are all approved and adopted, [●] directors to the Combined Company’s board of directors (the “
Director Election Proposal
”).
Proposal No. 5—The 2021 Equity Incentive Plan Proposal—To approve and adopt the 2021 Equity Incentive Plan (the “
2021 Plan
”) and material terms thereunder (the “
2021
Equity Incentive Plan Proposal
”). A copy of the 2021 Plan is attached to this proxy statement/prospectus as
Annex
 C
.
Proposal No. 6—The Employee Stock Purchase Plan Proposal—To approve and adopt the 2021 Employee Stock Purchase Plan (the “
Employee Stock Purchase Plan
”) and material terms thereunder (the “
Employee Stock Purchase Plan Proposal
”). A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as
Annex
 D
.
Proposal No. 7—The Share Issuance Proposal—a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for purposes of complying with applicable provisions of the NYSE Listing Rules, the issuance of more than 20% of VPCC’s issued and outstanding common stock in connection with the Business Combination, the PIPE Investment and any other subscription agreements VPCC may enter into prior to Closing, and the related change in control (collectively, the “
Share Issuance Proposal
”).
Proposal No. 8—The Repurchase Proposal—a proposal to approve the Repurchase Agreement, dated as of June 7, 2021, by and among VPCC, Jason Wilk, Kyle Beilman and Dave wherein VPCC agreed to repurchase Combined Company Common Shares from Jason Wilk and Kyle Beilman at $10.00 per share, effective as of the Business Day following the effective time of the Second Merger (the “
Repurchase Agreement
”) and the transactions contemplated by the Repurchase Agreement (the “
Repurchase Proposal
”).
Proposal No. 9—The Adjournment Proposal—to consider and vote upon a proposal to approve the a proposal to consider and vote upon the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal (together the “
Condition Precedent Proposals
”) would not be duly approved and adopted by our stockholders or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (we refer to this proposal as the “
Adjournment Proposal
” and, together with the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal, the “
Proposals
”).
Please see the sections titled “
Proposal No.
 4—The Director Election Proposal
,” “
Proposal No.
 5—Approval of the
 2021 Equity Incentive Plan
,” “
Proposal No.
 6—Approval of the
 2021 Employee Stock Purchase Plan,
” “
Proposal No.
 7—The Share Issuance Proposal,
” “
Proposal No. 8—The Repurchase Proposal,
” and “
Proposal No.
 9—The Adjournment Proposal
” for more information.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of outstanding shares of VPCC Common Stock is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the VPCC Class A Common Stock and VPCC Class B Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The Business Combination Proposal, the Governance Proposals (on an advisory basis), the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal, the Repurchase Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of VPCC Class A Common Stock and VPCC Class B Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Approval of the Charter Amendment Proposal, requires the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock entitled to vote thereon at the Special Meeting, voting as a single class. Directors are elected by a plurality of the votes cast by holders of the outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock, voting as a single class. This means that the [●] director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Governance Proposals, the Director Election Proposal, the Share Issuance Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Repurchase Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Amendment Proposal.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal at the Special Meeting. Each of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal are cross-conditioned on the approval of each other. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any of the other Proposals.
Recommendation of the VPCC Board of Directors
After careful consideration, the VPCC Board has unanimously determined (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of VPCC and its stockholders and (ii) to recommend that the VPCC Stockholders adopt the Merger Agreement and approve the Business Combination and the Transactions. Accordingly, the VPCC Board recommends that the VPCC Stockholders vote “
FOR
” adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “
FOR
” all other proposals presented to the VPCC Stockholders in this proxy statement/prospectus.
For a more complete description of the VPCC Board’s reasons for the approval of the Business Combination and the recommendation of the VPCC Board, see the section titled “
The Business Combination and the Merger Agreement—VPCC’s Board of Directors’ Reasons for the Approval of the Business Combination
.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of the VPCC Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of VPCC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. VPCC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See the sections titled “
The Business Combination and the Merger Agreement — Interests of Certain VPCC Persons in the Business Combination
” and “
VPCC Special Meeting of Stockholders — Recommendation to VPCC Stockholders
” for more information.

VPCC’s Board of Directors’ Reasons for the Approval of the Business Combination
In considering the Business Combination, the VPCC Board considered the following factors, although not weighted or in any order of significance:

•
Public research on the industry of fintech companies that offer apps, software and other technologies to streamline mobile and online banking, sometimes referred to as the “neobank industry” and related industries, its prospects, a review of Dave’s historical financial performance and forecasts including revenues, sale projections, capital expenditures, cash flow and other relevant financial and operating metrics;

•
Conference call meetings with Dave’s management team and representatives regarding operations, company products and services, intellectual property, end market industries, total available market for each industry and growth prospects, among other customary due diligence matters;

•	Review of Dave’s material business contracts, corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal due diligence;

•	Financial and accounting due diligence; and

•	The prospective financial information of Dave set forth in the materials provided by Dave.
After careful consideration, the VPCC Board recommends that its stockholders vote “FOR” each proposal being submitted to a vote at the Special Meeting. For more information about the VPCC Board’s decision-making process, please see the section titled “
The Business Combination and the Merger Agreement—VPCC’s Board of Directors’ Reasons for the Approval of the Business Combination
.”
Redemption Rights
Under VPCC’s Existing Charter, any holder of VPCC Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata
share of the aggregate amount on deposit in the Trust Account, including interest but net of taxes payable, calculated as of two (2) business days prior to the Closing. If demand is properly made, including the holder identifying itself in writing as a beneficial holder and providing its legal name, phone number and address to the transfer agent and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata
share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two (2) business days prior to the Closing, including interest but net of taxes payable). You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of VPCC following the Business Combination, if any. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2021 of approximately $253,782,145.56, the estimated per share redemption price would have been approximately $10.00.
In order to exercise redemption rights, holders of VPCC Class A Common Stock must follow specific procedures, some of which are time sensitive. See “
VPCC Special Meeting of Stockholders—Redemption Rights.
”
Prior to exercising redemption rights, stockholders should verify the market price of VPCC Class A Common Stock as they may receive higher proceeds from the sale of their VPCC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. VPCC cannot assure you that you will be able to sell your shares of VPCC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the VPCC Class A Common Stock when you wish to sell your shares.

Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float
It is anticipated that, upon completion of the Transactions, depending on the number of VPCC Share Redemptions and subject to the assumptions set forth below, the concentration of ownership of the issued and outstanding stock of the Combined Company will be as follows:

Beneficial Owners	Ownership Percentage
	No Redemption Scenario	Maximum Redemption Scenario
VPCC’s existing Public Stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	6.5%	0.0%
Initial Stockholders	1.6%	1.5%
Dave Interest Holders	86.5%	92.8%
PIPE Investors (collectively, but excluding any Public Shares held by such persons)	5.4%	5.7%

Beneficial Owners	Voting Percentage
	No Redemption Scenario	Maximum Redemption Scenario
VPCC’s existing Public Stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	2.5%	0.0%
Initial Stockholders	0.6%	0.5%
Dave Interest Holders	94.9%	97.5%
PIPE Investors (collectively, but excluding any Public Shares held by such persons)	2.0%	2.0%
The foregoing illustrative ownership and voting percentages of the estimated issued and outstanding stock of the Combined Company as of the Closing (a) include the 1,586,037 shares of VPCC Class A Common Stock representing the Founder Holder Earnout Shares and (b) assume (1) (x) in the case of the no redemption scenario, no Public Shares are elected to be redeemed by VPCC Stockholders and (y) in the case of the maximum redemption scenario, all Public Shares are elected to be redeemed by VPCC Stockholders, (2) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $210,000,000, (3) the consummation of the transactions contemplated by the Founder Holder Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment and VPCC Share Redemptions, resulting in the surrender (x) in the case of the no redemption scenario, of no shares of VPCC Class A Common Stock and (y) in the case of the maximum redemption scenario, of 951,622 shares of VPCC Class A Common Stock, (4) that immediately after the Closing, the total number of shares of Combined Company Class A Common Stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 318,239,978 and (y) in the case of the maximum redemption scenario, approximately 293,111,758 and (5) the consummation of the transactions contemplated by the Repurchase Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the VPCC Share Redemptions, resulting in the repurchase (x) in the case of the no redemption scenario, of 6,000,000 shares of Combined Company Common Stock pursuant to the Repurchase Agreement immediately following the Closing and (y) in the case of the maximum redemption scenario, of no shares of Combined Company Common Stock pursuant to the Repurchase Agreement.
Please see the sections titled “
Summary of the Proxy Statement/Prospectus—Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float
,” “
Unaudited Pro Forma Condensed Combined Financial Information
” and “
Security Ownership of Certain Beneficial Owners and Management
” for further information.

Board of Directors of the Combined Company Following the Business Combination
At the Closing, the Combined Company anticipates the board of directors will be comprised of [●] directors. Please see the sections titled “
Proposal No.
 2—The Charter Amendment Proposal
,” “
Proposals No.
 3A Through
 3H—The Governance Proposals
,” “
Proposal No.
 4—The Director Election Proposal
” and “
Management After the Business Combination
” for additional information.
Regulatory Approvals Required for the Mergers
The completion of the Mergers is subject to the requirements under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “
HSR Act
”). Each of VPCC and Dave will use their reasonable best efforts to obtain all necessary actions, waivers, consents, approvals, orders and authorizations from governmental entities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any), including by requesting early termination of the HSR waiting period. On June 21, 2021, VPCC and Dave filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination of the HSR
Act 30-day
waiting period. The waiting period expired on July 21, 2021.
Appraisal Rights of VPCC Stockholders
Appraisal rights are not available to holders of shares of VPCC Class A Common Stock or VPCC Class B Common Stock in connection with the Business Combination.
Appraisal Rights of Dave Stockholders
Pursuant to Section 262 of the DGCL, Dave Stockholders who comply with the applicable requirements of Section 262 of the DGCL, and do not otherwise withdraw or lose the right to appraisal under Delaware have the right to seek appraisal of the fair value of their shares of Dave stock if the Mergers are completed. The “
fair value
” of your shares of Dave Capital Stock may be more or less than, or the same as, the value of the consideration that you are otherwise entitled to receive under the Merger Agreement. Dave Stockholders who do not consent to the adoption of the Merger Agreement and who wish to preserve their appraisal rights must so advise Dave by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Dave or the Combined Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Dave Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. For additional information on appraisal rights available to Dave stockholders, see the section titled “
Additional Information—Appraisal Rights
” beginning on page 257 of this proxy statement/prospectus.
Proxy Solicitation
Proxies may be solicited by mail. VPCC has engaged Morrow to assist in the solicitation of proxies for the Special Meeting.
If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “
VPCC Special Meeting of Stockholders
—
Revoking Your Proxy
.”

Conditions to the Completion of the Mergers
The obligations of VPCC and Dave to effect the Mergers and the other transactions contemplated by the Merger Agreement are subject to the following conditions:

•
at the Special Meeting, the VPCC Stockholders must have approved: (1) the adoption of the Merger Agreement and approval of the Transactions; (2) the issuance of the number of shares of Combined Company Common Stock to be issued in connection with the First Merger; (3) an increase in the number of authorized shares of Combined Company Common Stock as may be required by the immediately preceding clause; (4) the amendment and restatement of VPCC’s governing documents to be effective from and after the Closing; (5) the adoption and approval of the Equity Incentive Plans (as defined below); (6) the election of the certain persons to the VPCC Board; (7) the approval of the Repurchase and (8) any other proposals VPCC deems necessary or desirable to consummate the Transactions;

•	all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Transactions shall have expired or otherwise been terminated;

•
no provision of any applicable law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent order enjoining or making illegal the consummation of the Transactions will be in effect;

•	certain specified authorizations, consents, orders, approvals, non-objections, declarations, filings or waiting periods shall have been made, received or expired, as applicable;

•
the shares of Combined Company Class A Common Stock to be issued in connection with the Closing shall have been conditionally approved for listing upon the Closing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance; and

•
the Registration Statement, of which this proxy statement/prospectus forms a part, must be effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.

The obligation of Dave to complete the Mergers is further subject to the following conditions:

•
the fundamental representations and warranties of VPCC (i.e., representations related to organization and qualification, subsidiaries, capitalization, authority relative to the Merger Agreement and VPCC’s trust account) must have been true and correct in all material respects on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “VPCC Material Adverse Effect,” as defined below, or any similar limitation contained therein; and all other representations and warranties of VPCC set forth in the Merger Agreement must have been true and correct on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “VPCC Material Adverse Effect” or any similar limitation contained therein), except, in each case, where the failure of such representations and warranties of VPCC to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a VPCC Material Adverse Effect;

•
VPCC, First Merger Sub and Second Merger Sub must have performed and complied with all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date, in each case in all material respects;

•	certain individuals must have resigned from their positions and offices with VPCC;

•
VPCC must have delivered, or caused to be delivered, or stand ready to deliver, to Dave all of the certificates, instruments, contracts and other documents required to be delivered by VPCC pursuant to the Merger Agreement;

•
VPCC must have made appropriate arrangements to have the cash available in the Trust Account, less any amounts required to satisfy VPCC Share Redemptions, available to VPCC for payment of Dave Transaction Costs and VPCC Transaction Costs at the Closing; and

•	the amount of VPCC Available Cash must equal or exceed $210,000,000 (the “ VPCC Minimum Cash Condition ”).
The obligation of VPCC, First Merger Sub and Second Merger Sub to complete the Mergers is further subject to the following conditions:

•
the fundamental representations and warranties of Dave (i.e., representations related to organization and qualification, subsidiaries, capitalization, due authorization, and brokers and third party expenses) must have been true and correct in all material respects on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “Dave Material Adverse Effect,” as defined below, or any similar limitation contained therein); and all other representations and warranties of Dave set forth in the Merger Agreement must have been true and correct on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “Dave Material Adverse Effect” or any similar limitation contained therein), except, in each case, where the failure of such representations and warranties of Dave to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Dave Material Adverse Effect;

•
Dave and its subsidiaries must have performed or complied with all of its agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date in all material respects;

•
Dave must have delivered to VPCC a stockholder action by written consent (the “
Stockholder Written Consent
”), by Dave Stockholders collectively holding sufficient number, type and classes of Dave Capital Stock, adopting and approving the Merger Agreement and the transactions contemplated thereby and constituting the requisite approval under the DGCL and Dave’s governance documents with respect to the Merger Agreement and the transactions contemplated thereby (the “
Requisite Dave Stockholder Approval
”), and such approval shall remain in full force and effect;

•	since the date of the Merger Agreement, there must not have occurred a Dave Material Adverse Effect;

•	certain individuals must have resigned from their positions and offices with Dave;

•	Dave must have delivered, or stand ready to deliver, to VPCC all of the certificates, instruments, contracts and other documents specified to be delivered by Dave pursuant to the Merger Agreement; and

•	the Recapitalization shall have been consummated in accordance with and compliance with Dave’s governance documents and applicable law.

Termination Rights
The Merger Agreement may be terminated at any time prior to the Closing:

•	by mutual written agreement of VPCC and Dave;

•
by either VPCC or Dave if the Closing shall not have been consummated by January 31, 2022;
provided
that the right to terminate the Merger Agreement is not available to any party whose action or failure to act was a principal cause of the failure of the Closing to occur on or before such date;

•
by either VPCC or Dave if a governmental entity having competent jurisdiction shall have issued an order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Mergers, which order or other action is final and nonappealable;
provided
that the right to terminate the Merger Agreement is not available to any party whose action or failure to act was a principal cause of such order and such action or failure to act constitutes a breach of the Merger Agreement;

•
by Dave, if there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of VPCC, First Merger Sub or Second Merger Sub, or inaccuracy in any representation or warranty of VPCC, First Merger Sub or Second Merger Sub, in either case which breach or inaccuracy would cause any of the conditions to Closing set forth in the Merger Agreement not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;
provided, that
if such breach or inaccuracy is curable by VPCC, First Merger Sub or Second Merger Sub prior to the Closing, then Dave must first provide written notice of such breach or inaccuracy to VPCC and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from Dave to VPCC of such breach or inaccuracy; and (ii) January 31, 2022;
provided, further,
that each of VPCC, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that Dave may not terminate the Merger Agreement if: (A) Dave shall have materially breached the Merger Agreement and such breach has not been cured; or (B) such breach by VPCC, First Merger Sub or Second Merger Sub, as applicable, is cured during such 30-day
period or such condition is otherwise satisfied);

•
by VPCC, if there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of Dave or inaccuracy in any representation or warranty of Dave, in either case which breach or inaccuracy would cause any of the conditions set forth in the Merger Agreement not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;
provided, that
if such breach or inaccuracy is curable by Dave prior to the Closing, then VPCC must first provide written notice of such breach or inaccuracy to Dave and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from VPCC to Dave of such breach or inaccuracy; and (ii) January 31, 2022;
provided, further, that
Dave continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that VPCC may not terminate the Merger Agreement if: (A) VPCC shall have materially breached the Merger Agreement and such breach has not been cured; or (B) such breach by Dave is cured during such 30-day
period or such condition is otherwise satisfied);

•
by either VPCC or Dave, if the Special Meeting has been held (including any adjournments thereof), has concluded, VPCC Stockholders have duly voted, and the Requisite VPCC Stockholder Approval has not been obtained;

•	by VPCC at any time prior to obtaining the Requisite Dave Stockholder Approval if the Dave Board shall have made a Dave Change in Recommendation;

•	by Dave at any time prior to obtaining the Requisite VPCC Stockholder Approval if the VPCC Board shall have made a VPCC Change in Recommendation;

•	by VPCC, in the event of a Written Consent Failure;

•
by VPCC, if Dave has not provided, or caused to be provided, to VPCC fully executed Support Agreements, duly executed by each Written Consent Party, within 24 hours following the parties’ execution of the Merger Agreement; or

•
by Dave, if (i) the VPCC Minimum Cash Condition becomes incapable of being satisfied at the Closing and (ii) a period of 30 business days has elapsed since such circumstances exist and, at the end of such period, such circumstances continue to exist (after giving effect to any alternative financing); provided, however, that the right to terminate the Merger Agreement is not available to Dave if Dave’s action or failure to act has been a principal cause of the failure of such VPCC Minimum Cash Condition to be satisfied and such action or failure to act constitutes a breach of the Merger Agreement.

Summary of the Transactions
Set forth below is a summary of the transactions that are contemplated to occur in connection with the Business Combination.
Treatment of Dave Equity Interests and Convertible Securities in the Mergers
Capital Stock
In connection with the Mergers, (a) each share of Dave Class A Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly issued Combined Company Class A Common Stock equal to the Per Share Dave Stock Consideration and (b) each share of Dave Class V Common Stock held by the Company Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly authorized and issued Combined Company Class V Common Stock equal to the Per Share Dave Stock Consideration.
In connection with the Transactions, the shares of Combined Company Common Stock received as consideration by Mr. Wilk will be shares of Combined Company Class V Common Stock, and will entitle Mr. Wilk to ten (10) votes per share until such time as such shares of Combined Company Class V Common Stock are exchanged pursuant to the terms of the Proposed Charter for an equal number of shares of Combined Company Class A Common Stock (as more fully described below under “—
Certain Agreements Related to the Business
Combination—Proposed Charter and Combined Company Amended and Restated Bylaws
”). Mr. Wilk’s shares of Combined Company Class V Common Stock will provide him with approximately 70.3% of the voting power of the Combined Company Common Stock outstanding immediately following the Effective Time (and prior to any repurchases of shares of Combined Company Class V Common Stock by the Combined Company pursuant to the Repurchase (as further discussed below under “—
Certain Agreements Related to the Business Combination—Repurchase Agreement
”)), assuming no redemptions by VPCC Stockholders.
Warrants
Under the terms of the Merger Agreement, each Dave Warrant that is outstanding and unexercised immediately prior to the Effective Time will be automatically terminated in accordance with the terms of the applicable Dave Warrant and be of no further force or effect as of the Effective Time.
Vested and Unvested Options
Under the terms of the Merger Agreement, each Dave Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) (other than any Dave
Non-Plan
Option, which will be handled as set forth below under “
Non-Plan
Option
,” below) will be automatically assumed by VPCC and

converted into an option to acquire an adjusted number of shares of Combined Company Class A Common Stock at an adjusted exercise price per share, determined in the manner described below. Each Rollover Option will continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Dave Option, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Options. The shares of Dave Common Stock issuable upon the exercise of Dave Options that are outstanding, unexercised and unvested immediately prior to the Effective Time are not included in the calculation of the “Dave Stock Adjusted Fully Diluted Shares” for purposes of the calculation of the Per Share Dave Stock Consideration, and the shares of Combined Company Class A Common Stock issuable upon the exercise of Rollover Options representing at the Effective Time Unvested Dave Options are not considered a part of the Aggregate Stock Consideration. The Unvested Rollover Option Shares will reduce the shares of Combined Company Class A Common Stock initially available for issuance under the 2021 Plan (as further discussed below under “—
Certain Agreements Related to the Business Combination—Equity Incentive Plans
”). See “
The Business Combination and the Merger Agreement
 — The Merger Agreement
 — Treatment of Dave Equity Interests
 — Vested and Unvested Options
” for more information.
Non-Plan
Option
Under the terms of the Merger Agreement, each Dave
Non-Plan
Option that was granted prior to Closing and is outstanding and unexercised immediately prior to the Effective Time will be automatically cancelled for no consideration.
Restricted Stock
Under the terms of the Merger Agreement, each award of Dave Restricted Stock that is outstanding and unvested immediately prior to the Effective Time will be automatically assumed by VPCC and converted into an award of restricted stock with respect to an adjusted number of shares of Combined Company Class A Common Stock determined by multiplying the number of shares of Dave Restricted Stock subject to such award by the Per Share Dave Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Combined Company Class A Common Stock. Each share of Rollover Restricted Stock will continue to be governed by substantially the same terms and conditions (including vesting terms) as were applicable to the corresponding former Dave Restricted Stock, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Restricted Stock.
Treatment of Founder Shares
Immediately prior to the Closing, the Sponsor and the Current Independent Directors will surrender to VPCC the Founder Holder Contingent Closing Shares (if any). In connection with the Closing, immediately following the conversion of the Founder Holder’s Founder Shares into shares of Combined Company Class A Common Stock, the Sponsor and the Current Independent Directors shall subject the Founder Holder Earnout Shares to potential forfeiture in accordance with the terms of the Merger Agreement and the Founder Holder Agreement.
PIPE Investment
Immediately prior to the Closing, the PIPE Investors will subscribe for and purchase, and the Combined Company will issue to the PIPE Investors, an aggregate of 21,000,000 shares of Combined Company Class A Common Stock in exchange for an aggregate amount of cash equal to $210,000,000. On August 17, 2021, one of the PIPE Investors entered into an amendment to the Subscription Agreement to allow the PIPE Investor to pre-

fund its $15,000,000 obligation under the Subscription Agreement in exchange for a promissory note in the principal amount of $15,000,000 convertible into 1,500,000 shares of Combined Company Class A Common Stock at Closing.
Risk Factors
In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section titled “
Risk Factors
” beginning on page 42 of this proxy statement/prospectus.
The occurrence of one or more of the events or circumstances described in the section titled “
Risk Factors
,” alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of VPCC and Dave to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of the Combined Company following the Closing.
Some of the risks related to Dave’s business and industry are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to Dave in the present tense or the Combined Company from and after the Business Combination.
Risks Related to Dave’s Business and Industry

•	The industries in which we compete are highly competitive, which could adversely affect our results of operations.

•
If we are unable to keep pace with the rapid technological developments in our industry and the larger financial services industry necessary to continue providing our Members with new and innovative products and services, the use of our platform and other products and services could decline. In addition, if the prices we charge for our products and services are unacceptable to our Members, our operating results will be harmed.

•
Our
non-recourse
cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.

•	We may not be able to scale our business quickly enough to meet our Members’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.

•	If we are unable to acquire new Members and retain our current members or sell additional functionality and services to them, our revenue growth will be adversely affected.

•	We have historically incurred losses in the operation of our business. We may never achieve or sustain profitability.

•	We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities.

•
The financial services industry continues to be targeted by new laws or regulations in many jurisdictions, including the U.S. states in which we operate, that could restrict the products and services we offer, impose additional compliance costs on us, render our current operations unprofitable or even prohibit our current operations.

•	Our business is subject to extensive regulation and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.

•
Stringent and changing laws and regulations relating to privacy and data protection could result in claims, harm our results of operations, financial condition, and future prospects, or otherwise harm our business.

•
Dave identified material weaknesses in its internal control over financial reporting, which for the years ended December 31, 2020 and 2019 resulted in a restatement of its financial statements, and if Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price.

•
Dave’s forecasted operating results and projections rely in large part upon assumptions, analyses and internal estimates developed by Dave’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Dave’s actual operating results may differ materially and adversely from those forecasted or projected.

•
Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.

•
In the normal course of business, we collect, process, use and retain sensitive and confidential information regarding our Members and prospective Members, including data provided by and related to Members and their transactions, as well as other data of the counterparties to their payments. A data security breach could expose us to liability and protracted and costly litigation, and could adversely affect our reputation and operating revenues.

•	Dave’s management has limited experience in operating a public company.

•
We transfer funds to our Members daily, which in the aggregate comprise substantial sums, and are subject to the risk of errors, which could result in financial losses, damage to our reputation, or loss of trust in our brand, which would harm our business and financial results.

•
Dave, Inc. has guaranteed up to $25,000,000 of one of its subsidiary’s obligations under a credit facility, and currently that limited guaranty is secured by a first-priority lien against substantially all of Dave, Inc.’s assets. The credit facility contains financial covenants and other restrictions on our actions, which could limit our operational flexibility and otherwise adversely affect our financial condition.

•
If our present or any future key banking relationships are terminated and we are not able to secure or successfully migrate client portfolios to a new bank partner or partners, our business would be adversely affected.

•
We depend upon several third-party service providers for processing our transactions and provide other important services for our business. If any of our agreements with our processing providers are terminated or if we experience any interruption or delay in the services provided by our third-party service providers, delivery of our products and services could be impaired or suspended and our business could suffer.

•
Our recent rapid growth, including growth in our volume of payments, may not be indicative of future growth, and if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Risks Related to the Proposed Business Combination

•	VPCC’s directors and officers have potential conflicts of interest in recommending that VPCC’s stockholders vote in favor of the adoption of the Merger Agreement and the Proposed Business

Combination, and approval of the other proposals to be described in the proxy statement relating to the Proposed Business Combination.

•
VPCC’s sponsor, directors and officers have agreed to vote in favor of the Proposed Business Combination, regardless of how VPCC’s public stockholders vote. As a result, approximately 20.0% of VPCC’s voting securities outstanding, representing the VPCC voting securities held by VPCC’s sponsor, directors and officers, will be contractually obligated to vote in favor of the Proposed Business Combination.

•	The VPCC board has not obtained and will not obtain a third-party valuation or financial opinion in determining whether to proceed with the Proposed Business Combination.

•	Both VPCC and Dave will incur significant transaction costs in connection with the Proposed Business Combination.

•
The consummation of the Proposed Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Proposed Business Combination agreement may be terminated in accordance with its terms and the Proposed Business Combination may not be completed.

•
The ability to successfully effect the Proposed Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Dave, all of whom we expect to stay with the Combined Company following the Proposed Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

•
Following the consummation of the Proposed Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

•	There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

•
If the Proposed Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities or, following the consummation of the Proposed Business Combination, the Combined Company’s Securities, may decline.

•
There can be no assurance that the Combined Company’s common stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

•	Even if VPCC consummates the business combination, there can be no assurance that VPCC’s public warrants will be in the money during their exercise period, and they may expire worthless.

•	If you hold public warrants of VPCC, VPCC may, in accordance with their terms, redeem your unexpired VPCC warrants prior to their exercise at a time that is disadvantageous to you.

•	The public and private warrants of VPCC are accounted for as liabilities and the changes in value of such warrants could have a material effect on the financial results of VPCC.

•	Legal proceedings may be instituted against the Proposed Business Combination, which could delay or prevent or otherwise adversely impact the Proposed Business Combination.

•
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to consummate the Proposed Business Combination, and results of operations.

Controlled Company Exemption
Upon the completion of the Business Combination, Mr. Wilk will be the beneficial owner of all outstanding shares of Combined Company Class V Common Stock and, as such, will control the voting power of our outstanding capital stock, as a result of which Mr. Wilk will have the power to elect a majority of the Combined Company’s directors. Pursuant to Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, the Combined Company will be exempt from certain Nasdaq corporate governance requirements, including the requirements (1) that a majority of the Combined Company Board consist of independent directors, (2) that the Combined Company Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that director nominees must either be selected, or recommended for the Combined Company Board’s selection, either by a majority of the independent directors in a vote in which only independent directors participate or a nominating committee comprised solely of independent directors. For at least some period following the Business Combination, the Combined Company may utilize these exemptions since the Combined Company Board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If the Combined Company ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, the Combined Company will be required to comply with these standards and, depending on the board’s independence determination with respect to our then-current directors, the Combined Company may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.
The controlled company exemptions do not modify the independence requirements for the audit committee, which will have to comply with the requirements of
Rule 10A-3
of the Exchange Act and Nasdaq listing rules, including the requirement to have an audit committee comprised of at least three members, all of whom are independent.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DAVE
The following tables set forth summary historical consolidated financial information of Dave for the periods presented. The consolidated statement of operations information for the years ended December 31, 2020 and 2019 and the other financial information as of December 31, 2020 have been derived from Dave’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The condensed consolidated statements of operations information for the six months ended June 30, 2021 and 2020 and the other financial information as of June 30, 2021 have been derived from Dave’s unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements of Dave have been prepared on the same basis as the audited consolidated financial statements of Dave. In the opinion of Dave’s management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following summary information in conjunction with “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave
” and Dave’s historical consolidated financial statements and the related notes related thereto, included elsewhere in this proxy statement/prospectus.

	(unaudited)
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except per share data)		(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues:
Service based revenue, net	$66,804	$53,849	$120,595	$76,194
Transaction based revenue, net	4,851	448	1,201	33

Total operating revenues, net	71,655	54,297	121,796	76,227

Operating expenses:
Provision for unrecoverable advances	10,933	6,594	25,539	19,688
Processing and servicing fees	10,715	10,234	21,646	15,216
Advertising and marketing	25,895	11,964	38,019	22,934
Compensation and benefits	19,253	9,311	22,210	9,242
Other operating expenses	21,464	5,884	15,763	7,370

Total operating expenses	88,260	43,987	123,177	74,450

Other (income) expense:
Interest income	(140)	(264)	(409)	(429)
Interest expense	785	—	17	852
Gain on conversion of 2018 convertible notes	—	—	—	(841)
Derivative liability	—	—	—	536
Legal settlement and litigation expenses	609	41	4,467	327
Other strategic financing and transactional expenses	224	29	1,356	—
Derivative asset on loans to stockholders	(24,042)	—	—	—
Changes in fair value of warrant liability	2,866	—	—	—

Total other (income) expenses, net	(19,698)	(194)	5,431	445

Net income (loss) before provision for income taxes	3,093	10,504	(6,812)	1,332
Provision for income taxes	5	77	145	545

Net income (loss)	$3,088	$10,427	$(6,957)	$787

	(unaudited)
	For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019
	(in thousands, except per share data)		(in thousands, except per share data)
Net income (loss) per share:
Basic	$0.00	$0.02	$(0.08)	$0.00
Diluted	$0.00	$0.01	$(0.08)	$0.00
Weighted-average shares used to compute net income (loss) per share
Basic	99,367,891	86,632,180	90,986,048	76,918,167
Diluted	261,795,841	95,141,368	90,986,048	247,773,816

SUMMARY HISTORICAL FINANCIAL DATA OF VPCC
VPCC is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.
VPCC’s statement of operations data for the period from January 14, 2021 to June 30, 2021 and balance sheet data as of June 30, 2021, are derived from VPCC’s unaudited financial statements included elsewhere in this proxy statement/prospectus. VPCC’s statement of operations data for the period from January 14, 2021 (Inception) to January 22, 2021 and balance sheet data as of January 22, 2021 is derived from VPCC’s audited condensed financial statements included elsewhere in this proxy statement/prospectus.
This information is only a summary and should be read in conjunction with VPCC’s financial statements and related notes and “
VPCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of VPCC.

	For the Period from January 14, 2021 (Inception) to June 30, 2021	For the Period from January 14, 2021 (Inception) to January 22, 2021
Statement of Operations Data	Unaudited
Expenses	$(5,129,070)	$604
Net income (loss)	$(5,129,070)	$(604)

Total comprehensive income	$(5,129,070)	$(604)

Basic and diluted earnings per share
Net Income per common share, Class A common stock redeemable shares	$(0.00)	$(0.00)
Basic and diluted weighted average number of Class A common stock redeemable shares	25,376,598	0
Net Income per common share, Class B common stock non-redeemable shares	$(0.84)	$(0.00)
Basic and diluted weighted average number of Class B common stock non-redeemable shares	6,129,745	5,625,000

Balance Sheet Data	June 30, 2021	January 22, 2021
Total assets	$255,569,021	$100,000
Total liabilities	$31,034,076	$75,604
Total stockholders’ equity and Class A common stock subject to possible redemptions	$5,000,005	$24,396

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the Combined Company’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of Combined Company Class A Common Stock could decline, and you could lose part or all of your investment.
Risks Related to Dave’s Business and Industry
The following risk factors will apply to Dave’s business and operations following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Dave and its business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” Dave may face additional risks and uncertainties that are not presently known to it, or that it currently deems immaterial, which may also impair Dave’s business or financial condition. The following discussion should be read in conjunction with the financial statements of Dave and notes to the financial statements included herein.
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Dave and its subsidiaries prior to the consummation of the Business Combination, which will be the Combined Company and any subsidiaries following the consummation of the Business Combination.
The industries in which we compete are highly competitive, which could adversely affect our results of operations.
The industries in which we compete are highly competitive and subject to rapid and significant changes. We compete against companies and financial institutions across the retail banking, financial services, consumer technology and financial technology services industries, as well as other nonbank lenders serving credit-challenged consumers, including online marketplace lenders, check cashers, point-of-sale
lenders and payday lenders. We may compete with others in the market who may in the future provide offerings similar to ours, particularly companies who may provide money management, lending and other services though a platform similar to our platform. These and other competitors in the banking and financial technology industries are introducing innovative products and services that may compete with ours. We expect that this competition will continue as banking and financial technology industries continue to evolve, particularly if non-traditional
non-recourse
advance providers and other parties gain greater market share in these industries. If we are unable to differentiate our products and platform from and successfully compete with those of our competitors, our business, results of operations and financial condition will be materially and adversely affected.
Many existing and potential competitors are entities substantially larger in size, have more resources, are more highly diversified in revenue and substantially more established with significantly more brand awareness than ours. As such, many of our competitors can leverage their size, robust networks, financial wherewithal, brand awareness, pricing power and technological assets to compete with us. To the extent new entrants gain market share, the purchase and use of our products and services would decline. If price competition materially intensifies, we may have to decrease the prices of our products and services, which would likely adversely affect the results of operations.
Our long-term success depends on our ability to compete effectively against existing and potential competitors that seek to provide banking and financial technology products and services. If we fail to compete effectively against these competitors, our revenues, results of operations, prospects for future growth and overall business will be materially and adversely affected.
If we are unable to keep pace with the rapid technological developments in our industry and the larger financial services industry necessary to continue providing our Members with new and innovative products and services, the use of our platform and other products and services could decline.
The financial services industry is subject to rapid and significant technological changes. We cannot predict the effect of technological changes on our business. We expect that new services and technologies applicable to our industry will continue to emerge, and these new services and technologies may be superior to, or render obsolete, the technologies we currently utilize in our products and services. Our future success will depend, in part, on our ability to develop new technologies and adapt to technological changes and evolving industry standards. These initiatives are inherently risky, and they may not be successful or may have an adverse effect on our business, financial condition and results of operations. Additionally, we may make future investments in, or enter into strategic partnerships to develop new technologies and services or to implement infrastructure to further our strategic objectives, strengthen our existing businesses and remain competitive. However, our ability to transition to new services and technologies that we develop may be inhibited by a lack of industry-wide standards, changes to the regulatory landscape, resistance by consumers to these changes, or by the intellectual property rights of third parties.
If the prices we charge for our products and services are unacceptable to our Members, our operating results will be harmed.
We generate revenue by charging Members a fixed monthly rate for membership to our platform as well as additional fees related to optional expedited delivery of advances. Members who obtain a non-recourse
advance through our platform also have the option to tip us. We also generate revenue from our Dave banking product through interchange and out-of-network
ATM fees, as well as from our job portal service through referral fees from partner companies. As the market for our platform matures, or as new or existing competitors introduce new products or services that compete with ours, we may experience pricing pressure and be unable to retain current Members and attract new Members at prices that are consistent with our pricing model and operating budget. Our pricing strategy for new products and services we introduce may prove to be unappealing to our Members, and our competitors could choose to bundle certain products and services competitive with ours. If this were to occur, it is possible that we would have to change our pricing strategies or reduce our prices, which could harm our revenue, gross profits, and operating results.
Our
non-recourse
cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive.
Our
non-recourse
advance product exposes us to financial losses if Members do not repay the advance we provide to them. The timing and volume of advance repayments have a significant impact on our financial results and cash flows. If a large number of Members do not repay advances, our financial condition and operating results would be adversely affected.
Our underwriting standards may not offer adequate protection against the risk of non-payment,
especially in periods of economic uncertainty such as has existed with the onset of the
COVID-19
pandemic. As our cash advances are
non-recourse,
we have no remedy if a Member fails to repay an advance.
Our ability to accurately forecast performance and determine an appropriate provision and allowance for credit losses, is critical to our business and financial results. The allowance for credit losses is established through a provision for credit losses based on management’s evaluation of the risk inherent in the cash advance portfolio, the composition of the portfolio, specific impaired advances, and current economic conditions. Please see

“
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates
” in this proxy statement/prospectus.
There can be no assurance that our performance forecasts will be accurate. In periods with changing economic conditions, accurately forecasting repayment of advances is more difficult. Our allowance for losses is an estimate, and if actual repayment defaults are materially greater than our allowance for losses, or more generally, if our forecasts are not accurate, our financial position, liquidity and results of operations could be materially adversely affected. For example, uncertainty surrounding the continuing economic impact of
COVID-19
on our Members has made historical information on credit losses slightly less reliable in the current environment, and there can be no assurances that we have accurately estimated repayment rates.
We may not be able to scale our business quickly enough to meet our Members’ growing needs, and if we are not able to grow efficiently, our operating results could be harmed.
As usage of our platform grows and we sign additional strategic partners, we will need to devote additional resources to improving and maintaining our infrastructure and computer network and integrating with third-party applications to maintain the performance of our platform. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, risk and compliance operations, and professional services, to serve our growing Members base.
Any failure of or delay in these efforts could result in service interruptions, impaired system performance, and reduced Member satisfaction, which could hurt our revenue growth. If sustained or repeated, performance issues could reduce the attractiveness of our platform to Members and could result in lost Member opportunities, which could hurt our revenue growth, Member loyalty, and our reputation. Even if we are successful in these efforts to scale our business, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could adversely affect our business, operating results, and financial condition.
If we are unable to acquire new Members and retain our current members or sell additional functionality and services to them, our revenue growth will be adversely affected.
To increase our revenue, in addition to acquiring new Members, we must continue to retain existing members and convince them to expand their use of our platform by increasing the number of members and incenting them to pay for additional functionality. Our ability to retain our Members and increase their usage could be impaired for a variety of reasons, including member reaction to changes in the pricing of our products or the other risks described in this proxy statement/prospectus. As a result, we may be unable to retain existing Members or increase the usage of our platform by them, which would have an adverse effect on our business, revenue, gross margins, and other operating results, and accordingly, on the trading price of our common stock.
Our ability to sell additional functionality to our existing Members may require more sophisticated and costly sales efforts. Similarly, the rate at which our Members purchase additional products from us depends on several factors, including general economic conditions and the pricing of additional product functionality. If our efforts to sell additional functionality to our Members are not successful, our business and growth prospects would suffer.
Our member subscriptions are open-ended arrangements that can be terminated by the Member without penalty at any time. For us to maintain or improve our operating results, it is important that our members continue to maintain their subscriptions on the same or more favorable terms. We cannot accurately predict renewal or expansion rates given the diversity of our member base in terms of size, industry, and geography. Our renewal and expansion rates may decline or fluctuate as a result of several factors, including member spending levels, member satisfaction with our platform, decreases in the number of members, pricing changes, competitive conditions, the acquisition of our members by other companies, and general economic conditions. If our members do not renew their subscriptions, or if they reduce their usage of our platform, our revenue and other operating results will decline and our business will be adversely affected. If our renewal or expansion rates fall significantly below the expectations of the public market, securities analysts, or investors, the trading price of our common stock would likely decline.
We have limited operating history and face significant challenges as a new entrant in our industry.
We were incorporated in October 2015 and we have a relatively short operating history in the financial services industry, which is continuously evolving. We have limited experience to date in building consumer financial services technology. We cannot assure you that we will be able to develop products and services on our platform that will enable us to meet quality, price and engineering standards, as well as comply with any regulatory standards we may be subject to. You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant in our industry, including, among other things, with respect to our ability to:

•	build a well-recognized, trusted and respected brand;

•	establish and expand our Member base;

•	successfully market our products and services;

•	properly price our services and successfully anticipate the usage of such services by our Members;

•	improve and maintain our operational efficiency;

•	maintain a reliable, secure, high-performance and scalable technology infrastructure;

•	predict our future revenues and appropriately budget our expenses;

•	attract, retain and motivate talented employees;

•	anticipate trends that may emerge and affect our business;

•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•	navigate an evolving and complex regulatory environment.
If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected.
Changes in debit interchange rates could adversely affect our business, financial position and results of operations.
We expect interchange revenues from fees charged to merchants by card networks for processing a debit or credit payment to represent a significant percentage of our total operating revenues as adoption of our Dave banking product increases. The amount of interchange revenues that we earn is highly dependent on the interchange rates that the payment networks set and adjust from time to time.
The enactment of the Dodd-Frank Act required the Federal Reserve Board to implement regulations that have substantially limited interchange fees for many debit card issuers. While the interchange rates that may be earned by us are exempt from the limitations imposed by the Dodd-Frank Act, there can be no assurance that future regulation or changes by the payment networks will not impact our interchange revenues substantially. If interchange rates decline, whether due to actions by the payment networks or future regulation, we would likely need to change our fee structure to offset the loss of interchange revenues. To the extent we change the pricing of our Dave banking product, we might find it more difficult to acquire new Members, to maintain or grow Dave banking debit card usage and to retain existing Members. As a result, our total operating revenues, operating results, prospects for future growth and overall business could be materially and adversely affected.

If we lose key personnel, if their reputations are damaged, or if we are unable to attract and retain executives and employees we need to support our operations and growth, our business may be harmed.
Our success and future growth depend upon the continued services of our management team and other key employees who are critical to our overall management, as well as the continued development of our products, strategic partnerships, our culture and our strategic direction. Our business may also be adversely affected by the departure of members of our senior management team who have, over the years, developed long standing and favorable relationships with our bank sponsor and key payment processing and technology service providers. We currently do not have “key person” insurance on any of our employees. The loss of one or more of our senior management team members or other key employees could disrupt or harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart.
If we fail to offer high-quality customer support, or if our support is more expensive than anticipated, our business and reputation could suffer.
Our Members rely on our customer support services to resolve issues and realize the full benefits provided by our platform. High-quality support is also important for the renewal and expansion of our subscriptions with existing Members. We primarily provide customer support over chat and email. If we do not help our Members quickly resolve issues and provide effective ongoing support, or if our support personnel or methods of providing support are insufficient to meet the needs of our Members, our ability to retain Members, increase adoption by our existing Members and acquire new Members could suffer, and our reputation with existing or potential Members could be harmed. If we are not able to meet the customer support needs of our Members by chat and email during the hours that we currently provide support, we may need to increase our support coverage and provide additional phone-based support, which may reduce our profitability.
We offer a number of free products and services to drive awareness, usage and adoption of all our products and services. If these marketing strategies are unsuccessful, our ability to grow our revenue will be adversely affected.
To encourage awareness, usage, familiarity and adoption of our platform, products and services, we offer a number of free products and services. These strategies may not be successful in leading users to become paid Members, use our revenue generating products or services, or contribute voluntary tips. To the extent that we are unable to generate revenue from new memberships or the use of our products and services, we will not realize the intended benefits of these marketing strategies and our ability to grow our revenue will be adversely affected.
If our present or any future key banking relationships are terminated and we are not able to secure or successfully migrate client portfolios to a new bank partner or partners, our business would be adversely affected.
We rely on agreements with Evolve Bank & Trust (“
Evolve Bank
”) to provide deposit accounts, debit card services and other transaction services to us and our Members. These agreements and corresponding regulations governing banks and financial institutions may give Evolve Bank substantial discretion in approving certain aspects of our business practices, including our application and qualification procedures for Members and require us to comply with certain legal requirements. Evolve Bank’s discretionary actions under these agreements could impose material limitations to, or have a material adverse effect on, our business, financial condition and results of operations. If our relationship with Evolve Bank is terminated, we would need to find another financial institution to provide those services, which could be difficult and expensive. If we are unable to find a replacement financial institution to provide the services we receive from Evolve Bank, we would not be able to service our deposit accounts, debit cards and other services, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, our financial results could be adversely affected if our costs associated with using Evolve Bank materially change or if any penalty or claim for damages is imposed as a result of our breach of our agreements with them or their other requirements.

Our recent rapid growth, including growth in our volume of payments, may not be indicative of our future growth, and if we continue to grow rapidly, we may not be able to manage our growth effectively. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
Our operating revenues increased from $76.2 million in 2019 to $121.8 million in 2020. Although we have recently experienced significant growth in our revenue and transaction volume, even if our revenue continues to increase, we expect our growth rate will decline in the future as a result of a variety of factors, including the increasing scale of our business. Overall growth of our revenue depends on a number of factors, including our ability to:

•	price our products and services effectively to attract new Members;

•	Create new products and expand the functionality and scope of the products we offer on our platform;

•	maintain the rates at which Members subscribe to and continue to use our platform;

•	provide our members with high-quality support that meets their needs;

•	introduce our products to new markets;

•	successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our platform;

•	increase awareness of our brand and successfully compete with other companies; and

•	manage the risks related to the effects of the COVID-19 pandemic on our business and operations.
We may not successfully accomplish any of these objectives, which makes it difficult for us to forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, it may be difficult to achieve and maintain profitability. You should not rely on our revenue from any prior quarterly or annual periods as any indication of our future revenue or revenue or payment growth.
In addition, we expect to continue to expand substantial financial and other resources on:

•	product development, including investments in our product development team and the development of new products and new functionality for our platform;

•	sales, marketing and customer success;

•	technology infrastructure, including systems architecture, scalability, availability, performance and security;

•	acquisitions and/or strategic investments;

•	regulatory compliance and risk management; and

•	general administration, including increased legal and accounting expenses associated with being a public company.
These investments may not result in increased revenue growth in our business. If we are unable to increase our revenue at a rate sufficient to offset the expected increase in our costs, or if we encounter difficulties in managing a growing volume of payments, our business, financial position and operating results will be adversely affected, and we may not be able to achieve or maintain profitability over the long term.
We have historically incurred losses in the operation of our business. We may never achieve or sustain profitability.
Since incorporation in October 2015, we have been engaged in growth activities related to building our business, which requires substantial capital and other expenditures. We incurred net loss in fiscal year 2020, and we may incur losses again in the future. We expect our cash needs to increase significantly for the next several years as we:

•	market our products and services;

•	hire additional marketing, client support, engineering, product development and administrative personnel; and

•	expand our client support and service operations; and

•	implement new and upgraded operational and financial systems, procedures and controls.
As a result of these continuing costs and expenses, we need to generate significant revenues to attain and maintain profitability and positive cash flow. To date, our operations have been supported by equity and debt financings. If we do not continue to increase our revenues, our business, results of operations and financial condition could be materially and adversely affected.
We may require additional capital to support the growth of our business, and this capital may not be available on acceptable terms, if at all.
We have funded our operations since inception primarily through equity financings, sales of memberships to our platform, optional expedited processing fees and Member tips. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds.
We expect that following the Closing, we will have sufficient capital to fund our planned operations for the next 18 months. We may need to raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government, financial institutions or other lenders. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.
Our operating results may fluctuate in the future.
Our quarterly and annual results of operations may fluctuate in the future, which may adversely affect our stock price following the Business Combination. Fluctuations in our quarterly or annual results of operations might result from a number of factors, many of which are outside of our control, including, but not limited to:

•	the election by our Members of expedited processing of our non-recourse cash advance product

•	the timing and volume of tips our Members send to us;

•	the timing and volume of advance repayments

•	the timing and volume of subscriptions and use of our products and services;

•	the timing and success of new product or service introductions by us or our competitors;

•	fluctuations in Member retention rates;

•	changes in the mix of products and services that we provide to our Members;

•
the timing of commencement of new product development and initiatives, the timing of costs of existing product roll-outs and the length of time we must invest in those new products before they generate material operating revenues;

•	our ability to effectively sell our products through direct-to-consumer initiatives;

•	changes in our or our competitors’ pricing policies or sales terms;

•	costs associated with significant changes in our risk policies and controls;

•	the amount and timing of costs related to fraud losses;

•	the amount and timing of commencement and termination of major advertising campaigns, including partnerships and sponsorships;

•	disruptions in the performance of our products and services, and the associated financial impact thereof;

•	the amount and timing of costs of any major litigation to which we are a party;

•	the amount and timing of costs related to the acquisition of complementary businesses;

•	the amount and timing of capital expenditures and operating costs related to the maintenance and expansion of our business,

•	changes in our executive leadership team;

•	our ability to control costs, including third-party service provider costs and sales and marketing expenses in an increasingly competitive market; and

•	changes in the political or regulatory environment affecting the banking or financial technology service industries.
Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.
Criminals are using increasingly sophisticated methods to engage in illegal activities using deposit account products or Member information. Illegal activities involving products and services like ours often include malicious social engineering schemes. Illegal activities may also include fraudulent payment or refund schemes and identity theft. We rely upon third parties for transaction processing services, which subjects us and our Members to risks related to the vulnerabilities of those third parties. A single significant incident of fraud, or increases in the overall level of fraud, involving our products and services, have in the past and could in the future, result in reputational damage to us. Such damage could reduce the use and acceptance of our products and services, cause our banking and strategic partners to cease doing business with us, or lead to greater regulation that would increase our compliance costs. Fraudulent activity could also result in the imposition of regulatory sanctions, including significant monetary fines, which could adversely affect our business, results of operations and financial condition.
For example, in February 2021, we observed anomalous “chargeback” transaction volume in connection with the funding of Dave Banking accounts via debit card networks. After investigating, we discovered that these were fraudulent transactions exposing us to losses under the debit card network rules. Following this incident, we instituted new controls in an effort to prevent similar incidents in the future. To address the challenges we face with respect to fraudulent activity of the nature outlined above and other activity as well, we have implemented risk control mechanisms that have made it more difficult for all Members, including legitimate Members, to obtain and use our Dave banking product. We believe it is likely that our risk control mechanisms may continue to adversely affect the growth of our Dave banking product for the foreseeable future and as a result, negatively impact our operating revenues.
We are exposed to losses from Dave banking Member accounts.
Fraudulent activity involving our Dave banking account may lead to Member disputed transactions, for which we may be liable under banking regulations and payment network rules. Our fraud detection and risk control mechanisms may not prevent all fraudulent or illegal activity. To the extent we incur losses from disputed transactions, our business, results of operations and financial condition could be materially and adversely affected. Additionally, our Members can incur charges in excess of the funds available in their accounts, and we may become liable for these overdrafts. While we decline authorization attempts for amounts that exceed the available balance in a Member’s account, the application of payment network rules and the timing of the settlement of transactions, among other things, can result in overdrawn accounts.
Our remaining overdraft exposure arises primarily from late-posting. A late-post occurs when a merchant posts a transaction within a payment network-permitted timeframe, but subsequent to our release of the authorization for that transaction, as permitted by payment network rules. Under payment network rules, we may be liable for the transaction amount even if the Member has made additional purchases in the intervening period and funds are no longer available in the Member’s account at the time the transaction is posted.
We transfer funds to our Members daily, which in the aggregate comprise substantial sums, and are subject to the risk of errors, which could result in financial losses, damage to our reputation, or loss of trust in our brand, which would harm our business and financial results
.
We have grown rapidly and seek to continue to grow, and although we maintain a robust and multi-faceted risk management process, our business is always subject to the risk of financial losses as a result of operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors on our platform. Software errors in our platform and operational errors by our employees may also expose us to losses.
Moreover, our trustworthiness and reputation are fundamental to our business. The occurrence of any operational errors, software defects, service disruption, employee misconduct, security breaches, or other similar actions or errors on our platform could result in financial losses to our business and our Members, loss of trust, damage to our reputation, or termination of our agreements with strategic partners and accountants, each of which could result in:

•	loss of Members;

•	lost or delayed market acceptance and sales of our products and services;

•	legal claims against us;

•	regulatory enforcement action; or

•	diversion of our resources, including through increased service expenses or financial concessions, and increased insurance costs.
Although we maintain insurance to cover losses resulting from our errors and omissions, there can be no assurance that our insurance will cover all losses or our coverage will be sufficient to cover our losses. If we suffer significant losses or reputational harm as a result, our business, operating results, and financial condition could be adversely affected.
Cyberattacks and other security breaches or disruptions suffered by us or third parties upon which we rely could have a materially adverse effect on our business, harm our reputation and expose us to public scrutiny and liability.
In the normal course of business, we collect, process, use and retain sensitive and confidential information regarding our Members and prospective Members, including data provided by and related to Members and their transactions, as well as other data of the counterparties to their payments. We also have arrangements in place with certain third-party service providers that require us to share consumer information. Information security risks in the financial services industry continue to increase generally, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and other malicious third parties. In addition to cyberattacks and other security breaches involving the theft of sensitive and confidential information, hackers, terrorists, sophisticated nation-state and nation-state supported actors and other malicious third parties recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites.
These cybersecurity challenges, including threats to our own IT infrastructure or those of our Members or third-party providers, may take a variety of forms ranging from stolen bank accounts, business email compromise, user fraud, account takeover, check fraud or cybersecurity attacks, such as ransomware, unauthorized encryption, denial-of-service
attacks, social engineering, unauthorized access, spam or other attacks, to “mega breaches” targeted against cloud-based services and other hosted software, which could be initiated by individual or groups of hackers or sophisticated cyber criminals. A cybersecurity incident or breach could result in disclosure of confidential information and intellectual property, or cause service interruptions and compromised data. We may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems because they change frequently and often are not detected until after an incident has occurred. We have administrative, technical, and physical security measures in place, and we have policies and procedures in place to contractually require service providers to whom we disclose data to implement and maintain reasonable privacy and security measures. Despite our security measures, and those of our third-party vendors, our information technology and infrastructure has experienced breaches and may be subject or vulnerable in the future to breaches or attacks. If our own confidential business information were improperly disclosed, our business could be materially and adversely affected. A core aspect of our business is the reliability and security of our platform. Any perceived or actual breach of security, regardless of how it occurs or the extent of the breach, could have a significant impact on our reputation as a trusted brand, cause us to lose existing partners or members, prevent us from obtaining new partners and members, require us to expend significant funds to remedy problems caused by breaches and implement measures to prevent further breaches, and expose us to legal risk and potential liability including from governmental or regulatory investigations, class action litigation and other lawsuits. If sensitive information is lost or improperly disclosed through a data breach or otherwise or threatened to be disclosed, we could experience a loss of confidence by our partners and members in the security of our systems, products and services and prevent us from obtaining new partners and members, and we could incur significant costs to remedy problems caused by breaches and implement measures to prevent further breaches, and expose us to legal risk and potential liability and penalties, including from governmental or regulatory investigations, class action litigation and other lawsuits, all of which could adversely affect our reputation and our operating results. Any actual or perceived security breach at a company providing services to us or our Members could have similar effects.
Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain partners and service providers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our Members to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. A security breach of any of our vendors that processes personally identifiable information of our Members may pose similar risks.
In May 2020, an unauthorized third party attempted to gain access to Dave Member accounts and was able to access Member profiles and Members’ partial or incomplete bank account information. We did not uncover any evidence that the attacker was able to take any actions with respect to the data, other than gaining read access to it, nor do we believe any unauthorized transactions were made or advances requested on the Dave system. We provided notice to relevant parties as required under applicable law and agreements and took steps to set up alerts to detect abnormal request volumes and introduced rate limiting at the IP address level. In addition, in June 2020, we were notified of an unauthorized third party breach of our Dave database. The third party was able to access to Dave’s system by breaching the system of one of Dave’s third party service providers. The attacker was able to download a large data set, including encrypted social security numbers for some Members; however, there was no evidence that unauthorized transactions were made or advances requested on the Dave system, nor do we believe that the third party gained access to decryption keys or was otherwise able to decrypt encrypted information. We took remedial measures, including the engagement of an outside security consultant to monitor for ongoing dark web activity and to conduct a security audit and incident investigation, and notified relevant parties as required under applicable law and agreements. As a result of these breaches, Dave did not experience any material adverse impact to its business or operation and any costs and expenses relating to such security breaches were not material to Dave. As we have increased our Member base and our brand has become more widely known and recognized, third parties may continue to seek to compromise our security controls or gain unauthorized access to our sensitive corporate information or our Members’ data.

If our banking partner or other strategic partners were to conclude that our systems and procedures are insufficiently rigorous, they could terminate their relationships with us, and our financial results and business could be adversely affected. Under our terms of service and our contracts with strategic partners, if there is a breach of nonpublic personal information of our Members that we store, we could be liable to the partner for their losses and related expenses.
While we maintain cybersecurity insurance, our insurance may be insufficient or may not cover all liabilities incurred by such attacks. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance
requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.
We guarantee certain obligations of one of our wholly-owned subsidiaries, which guaranty is secured by a first-priority lien against substantially all of our assets, and contains financial covenants and other restrictions on our actions, which could limit our operational flexibility and otherwise adversely affect our financial condition
.
One of our wholly-owned subsidiaries, Dave OD Funding I, LLC (“
Dave OD Funding
”), has a senior secured credit facility with Victory Park Capital Advisors, LLC and certain of its affiliates, which are affiliates of VPCC (the “
Credit Facility
”). We have guaranteed up to $25,000,000 of Dave OD Funding’s obligations under the Credit Facility, and currently that limited guaranty is secured by a first-priority lien against substantially all of our assets. The Credit Facility contains financial covenants and other restrictions on our actions, which could limit our operational flexibility and otherwise adversely affect our financial condition.
We depend upon several third-party service providers for processing our transactions and provide other important services for our business. If any of our agreements with our processing providers are terminated or if we experience any interruption or delay in the services provided by our third-party service providers, delivery of our products and services could be impaired or suspended and our business could suffer.
Our business involves processing of large numbers of transactions and management of the data necessary to do so. Our success depends upon the efficient and error-free handling of the money that is collected, remitted or deposited in connection with the provision of our products and services. We rely on the ability of our vendors and third-parties to process and facilitate these transactions, including ACH processing (as we are not a bank), and debit card payment processing, in an efficient, uninterrupted and error-free manner. We also rely on third-party service providers to perform various functions relating to our business, including software development, marketing, operational functions, fraud detection, cloud infrastructure services, information technology, data analysis, and, because we are not a bank and cannot belong or directly access the ACH payment network, ACH processing, and debit card payment processing.
While we oversee these service providers to ensure they provide services in accordance with our agreements and regulatory requirements, we do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform such functions, including negligence, willful misconduct or fraud, fire, natural disaster, power loss, telecommunication failures, software and hardware defects, terrorist attacks and similar events, our ability to process payments and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.
We use both internally developed and third-party systems, including cloud computing and storage systems, for our services and certain aspects of transaction processing. Any damage to, or failure of, third party computer network systems or data centers generally, or those of our vendors (including as a result of disruptions at our third-party data center hosting facilities and cloud providers), or an improper action by our employees, agents or third-party vendors, could result in interruptions in our services, causing Members and other partners to become dissatisfied with our products and services or obligate us to issue refunds or pay fines or other penalties to them. Sustained or repeated system failures could reduce the attractiveness of our products and services, and result in Member attrition, thereby reducing operating revenue and harming our results of operations. Further, negative publicity arising from these types of disruptions could be damaging to our reputation and may adversely impact use of our products and services, including our platform, and adversely affect our ability to attract new Members and business partners.
If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, generate less revenue and incur costly litigation to protect our rights.
Our success is dependent, in part, upon protecting our proprietary technology and rights. We rely on a combination of copyrights, trademarks, trade secret laws, and contractual provisions to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. Any of our trademarks or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours.
No assurance can be given that the contractual agreements we enter into to establish and protect our proprietary rights will be effective in controlling access to and distribution of our products and proprietary information. Further, these agreements do not prevent our competitors or partners from independently developing technologies that are substantially equivalent or superior to our platform.
Real or perceived software errors, failures, bugs, defects, or outages could adversely affect our business, results of operations, financial condition, and future prospects.
Our platform and our internal systems rely on software that is highly technical and complex. In addition, our platform and our internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. As a result, undetected errors, failures, bugs, or defects may be present in such software or occur in the future in such software, including open source software and other software we license in from third parties, especially when updates or new products or services are released.
Any real or perceived errors, failures, bugs, or defects in the software may not be found until our consumers use our platform and could result in outages or degraded quality of service on our platform that could adversely impact our business, as well as negative publicity, loss of or delay in market acceptance of our products and services, and harm to our brand or weakening of our competitive position. In such an event, we may be required, or may choose, to expend significant additional resources in order to correct the problem. Any real or perceived errors, failures, bugs, or defects in the software we rely on could also subject us to liability claims, impair our ability to attract new consumers, retain existing consumers, or expand their use of our products and services, which would adversely affect our business, results of operations, financial condition, and future prospects.
Dave’s management has limited experience in operating a public company.
Many of Dave’s senior management team have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company’s operations. Dave may not have adequate personnel with the appropriate level of knowledge, experience and training in accounting policies, compliance practices or internal controls required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require expenditures greater than expected, and a delay could impact Dave’s ability or prevent it from accurately and timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “
Sarbanes-Oxley Act
”). It is possible that Dave will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.
Dave identified material weaknesses in its internal control over financial reporting, which for the years ended December 31, 2020 and 2019 resulted in a restatement of its financial statements. If Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price.
In connection with the preparation and audits of Dave’s consolidated financial statements for the years ended December 31, 2020 and 2019, material weaknesses were identified in Dave’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

•
Dave did not design and maintain certain formal accounting policies, procedures, and internal controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including internal controls over the period-end
financial reporting process addressing financial statement and footnote presentation and disclosures, account reconciliations, and journal entries. Additionally, the lack of a sufficient number of accounting and finance professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of Dave’s financial reporting objectives, as demonstrated by, amongst other things, insufficient segregation of duties within the finance and accounting functions.

•
Dave did not design and maintain effective controls over information technology (“
IT
”) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel: and (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored.

Additionally, in connection with the preparation of the Company’s June 30, 2021 unaudited condensed consolidated financial statements, management became aware of errors related to Member advances and the allowance for unrecoverable advances and concluded that (i) an error originated in the design of the journal entries related to the recoveries of Member advances and (ii) an error arose from the improper reconciliation of timing differences between the Member advances accounting records and the subledger, which resulted in the overstatement of Member advances, net of allowance for unrecoverable advances, and the understatement of the provision for unrecoverable advances. Management determined the effect of these corrections was material to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019. Accordingly, the Company has restated the consolidated financial statements as of and for the year ended December 31, 2020 and 2019 in accordance with ASC 250, Accounting Changes and Error Corrections. In addition to the adjustments to correct the overstatement of Member advances, net of allowance for unrecoverable advances, and the understatement of the provision for unrecoverable advances in the consolidated financial statements as of and for the years ended December 31, 2020 and 2019, the Company also made the related adjustments to Prepaid income taxes, Income taxes payable, Other non-current liabilities and Provision for incomes taxes. These adjustments did not affect operating revenues, total cash flows from operating activities, financing activities or investing activities for any period presented.
Dave has begun implementation of a plan to remediate the material weaknesses described above. Those remediation measures are ongoing and include (i) hiring additional accounting and IT personnel to bolster its technical reporting, transactional accounting and IT capabilities; (ii) designing and implementing controls to formalize roles and review responsibilities and designing and implementing formal controls over segregation of duties; (iii) designing and implementing formal processes, accounting policies, procedures, and controls supporting Dave’s financial close process, including creating standard balance sheet reconciliation templates and journal entry controls; (iv) designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges and computer operations controls; and (v) redesigning its internal controls around the allowance for unrecoverable advances to detect and prevent future errors.
While Dave believes these efforts will remediate the material weaknesses, Dave may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. Dave cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of Dave’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If Dave is unable to remediate the material weaknesses or identifies additional material weakness in the future, Dave’s ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, to may adversely affect Dave’s reputation and business and the market price of the Combined Company. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of Dave’s securities and harm to Dave’s reputation and financial condition, or diversion of financial and management resources from the operation of Dave’s business.
Dave’s forecasted operating results and projections rely in large part upon assumptions, analyses and internal estimates developed by Dave’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Dave’s actual operating results may differ materially and adversely from those forecasted or projected.
Dave’s forecasted operating results and projections are subject to significant uncertainty and rely in large part upon assumptions, analyses and internal estimates developed by Dave’s management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Dave’s actual operating results may differ materially and adversely from those forecasted or projected. Realization of the results forecasted will depend on the successful implementation by the Combined Company of Dave’s proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond the Combined Company’s control. For example, the competitive environment, the Combined Company’s executive team, rapid technological change, general economic conditions, governmental regulation, uncertainties inherent in product development, Dave’s future financing needs and its ability to grow and to manage growth effectively. In particular, Dave’s forecasts and projections include forecasts and estimates relating to the pricing of its products and expected size and growth of the markets in which Dave operates or seeks to enter. See “
Risk Factors — If the prices we charge for our products and services are unacceptable to our Members, our operating results will be harmed.
” Dave’s forecasts and projections also assume that Dave is able to acquire new Members and retain current Members. See “
Risk Factors — If we are unable to acquire new Members and retain our current members or sell additional functionality and services to them, our revenue growth will be adversely affected.
” For the reasons described above, and as set forth elsewhere in these Risk Factors, it is likely that the actual results of Dave’s operations will be different from the results forecasted and those differences may be material and adverse. The forecasts were prepared by Dave’s management and have not been certified or examined by an accountant. Neither VPCC nor Dave has any duty to update the financial projections included in this proxy statement/prospectus.
We strive to deliver simple, transparent, and fair financial products, which may conflict with the short term interests of our stockholders.
Our core principle, and the foundation on which we have built our company, is to deliver simple, transparent, and fair financial products. Therefore, we have made in the past, and may make in the future, decisions that we believe will benefit our Members and therefore provide long-term benefits for our business, even if our decision negatively impacts our short-term results of operations. For example, the advances facilitated through our platform are non-recourse
and currently have no mandatory fees. Our decisions may negatively impact our short-term financial results or not provide the long-term benefits that we expect, in which case the success of our business and results of operations could be harmed.
Negative publicity about us or our industry could adversely affect our business, results of operations, financial condition, and future prospects.
Negative publicity about us or our industry, including the transparency, fairness, Member experience, quality, and reliability of our platform or consumer fintech platforms in general, effectiveness of our risk models, our ability to effectively manage and resolve complaints, our privacy and security practices, litigation, regulatory activity, misconduct by our employees, funding sources, bank partners, service providers, or others in our industry, the experience of consumers with our platform or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our platform, which could harm our reputation and cause disruptions to our platform. Any such reputational harm could further affect the behavior of consumers, including their willingness to obtain advances, deposit accounts, and other products and services facilitated through our platform. As a result, our business, results of operations, financial condition, and future prospects would be materially and adversely affected.
Our business, financial condition and results of operations have and may continue to be adversely affected by the
COVID-19
pandemic or other similar epidemics or adverse public health developments, including government responses to such events.
There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“
COVID-19
”), and the Company continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of
COVID-19
on the Company’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventative measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.
Beginning in March 2020, the Company’s business and operations were disrupted by the conditions caused by
COVID-19,
which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (“
CARES Act
”) helped mitigate the effects of
COVID-19
on the Company’s Members. In particular, stimulus funds and incremental unemployment benefits provided under the CARES Act created additional financial support for the Company’s Members; however, the overall economic conditions potentially increases Members’ credit risk. Economic conditions that affect personal finances of members could also impact repayment of non-recourse
advances that we make to our members. The Company is concurrently evaluating its policies around the level and extent of Members’ cash advances and corresponding credit risk. The Company expects to continue to assess the evolving impact of the
COVID-19
pandemic and intends to make adjustments to its responses accordingly.
Additionally, concerns over the economic impact of the
COVID-19
pandemic have caused volatility in financial and other capital markets, which may adversely affect our stock price following the Business Combination and our ability to access capital markets in the future.

If we cannot maintain our company culture as we grow, our success and our business may be harmed.
We believe our culture has been a key contributor to our success to date and that the nature of the platform that we provide promotes a sense of greater purpose and fulfillment in our employees. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our culture. If we fail to maintain our company culture, our business and competitive position may be adversely affected.
We use open source software in our products, which could subject us to litigation or other actions.
We use open source software in our products. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate it into their products. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition, or require us to devote additional research and development resources to change our products. In addition, if we were to combine our proprietary software products with open source software in a certain manner under certain open source licenses, we could be required to release the source code of our proprietary software products. If we inappropriately use or incorporate open source software subject to certain types of open source licenses that challenge the proprietary nature of our products, we may be required to re-engineer
such products, discontinue the sale of such products, or take other remedial actions.
Natural catastrophic events, pandemics and
man-made
problems such as power-disruptions, computer viruses, data security breaches, and terrorism may disrupt our business.
Natural disasters, pandemics such as
COVID-19,
or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could harm our business. We have a large employee presence in Los Angeles, California, and our data centers are located in Iowa. The west coast of the United States contains active earthquake zones and the greater Los Angeles area has experienced major fire danger in the past five years and may experience major fires in the future. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, telecommunications failure, vandalism, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, lengthy interruptions in the availability of our products and services, breaches of data security, and loss of critical data, all of which could harm our business, operating results, and financial condition.
Additionally, as computer malware, viruses, and computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we, and third parties upon which we rely, face increased risk in maintaining the performance, reliability, security, and availability of our solutions and related services and technical infrastructure to the satisfaction of our Members. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches related to our network infrastructure or information technology systems or to computer hardware we lease from third parties, could, among other things, harm our reputation and our ability to retain existing Members and attract new Members.
In addition, the insurance we maintain may be insufficient to cover our losses resulting from disasters, cyber-attacks, or other business interruptions, and any incidents may result in loss of, or increased costs of, such insurance.
Risks Related to Regulatory and Legal Matters
We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities.
Determinations of compliance with applicable legal and regulatory requirements can be highly technical and subject to varying interpretations. From time to time we become aware of instances where our products and services have not fully complied with requirements under applicable laws and regulations. When we become aware of such an instance, whether as a result of our compliance reviews, regulatory inquiry, Member complaint or otherwise, we generally conduct a review of the activity in question and determine how to address it, such as modifying the product, making Member refunds or taking other remedial actions
Failure to comply with applicable laws, regulations, rules and guidance, or any finding that our past forms, practices, processes, procedures, controls or infrastructure were insufficient or not in compliance, could subject us to regulatory enforcement actions, result in the assessment against us of civil, monetary, criminal or other penalties (some of which could be significant in the case of knowing or reckless violations), result in the issuance of cease and desist orders (which can include orders for restitution, as well as other kinds of affirmative relief), require us to refund payments, interest or fees, result in a determination that certain financial products are not collectible, result in a suspension or revocation of licenses or authorization to transact business, result in a finding that we have engaged in unfair and deceptive acts or practices, limit our access to services provided by third-party financial institutions or cause damage to our reputation, brands and valued Member relationships. We may also incur additional, substantial expenses to bring those products and services into compliance with the laws of various jurisdictions or as a result choose to stop offering certain products and services in certain jurisdictions.
Our failure to comply with any regulations, rules, or guidance applicable to our business could have a material adverse effect on our business. In addition, changes to, or the discontinuation of, certain products and services necessary to maintain compliance with regulatory and legal requirements or to adequately manage compliance-related risks may result in corresponding changes to or limitations on the fees we can charge and other sources of revenue we currently rely upon. Such failures or changes to our products, services or business may have substantial adverse effects on our prospects, results of operations, financial condition and cash flows and could prohibit or directly or indirectly impair our ability to continue current operations.
The financial services industry continues to be targeted by new laws or regulations in many jurisdictions, including the U.S. states in which we operate, that could restrict the products and services we offer, impose additional compliance costs on us, render our current operations unprofitable or even prohibit our current operations.
We are required to comply with frequently changing federal, state, and local laws and regulations that regulate, among other things, the terms of the financial products and services we offer. New laws or regulations may require us to incur significant expenses to ensure compliance. Federal and state regulators of consumer financial products and services are also enforcing existing laws, regulations, and rules more aggressively, and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. For example, State attorneys general have indicated that they will take a more active role in enforcing consumer protection laws, including through the establishment of state consumer protection agencies as well as the use of Dodd-Frank Act provisions that authorize state attorneys general to enforce certain provisions of federal consumer financial laws and obtain civil money penalties and other relief available to the CFPB.
In addition, regulators are interpreting existing laws, regulations and rules in new and different ways as they attempt to apply them to novel products and business models such as ours. Changes in the laws, regulations and enforcement priorities applicable to our business, or changes in the way existing laws and regulations are interpreted and applied to us, could have a material impact on our business model, operations and financial position. In some cases, these measures could even directly prohibit some or all of our current business activities in certain jurisdictions or render them unprofitable and/or impractical to continue.
The application of traditional federal and state consumer protection statutes and related regulations to innovative products offered by financial technology companies such as us is often uncertain, evolving and unsettled. To the extent that our products are deemed to be subject to any such laws, we could be subject to additional compliance obligations, including state licensing requirements, disclosure requirements and usury or fee limitations, among other things. Application of such requirements and restrictions to our products and services could require us to make significant changes to our business practices (which may increase our operating expenses and/or decrease revenue) and, in the event of retroactive application of such laws, subject us to litigation or enforcement actions that could result in the payment of damages, restitution, monetary penalties, injunctive restrictions, or other sanctions, any of which could have a material adverse effect on our business, financial position, and results of operations.
Further, we may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned features, products, and services and/or increase our cost of doing business. In addition, we expect to continue to launch new products and services in the coming years, which may subject us to additional legal and regulatory requirements under federal, state and local laws and regulations. To the extent the application of these laws or regulations to our new offerings is unclear or evolving, including changing interpretations and the implementation of new or varying regulatory requirements by federal or state governments and regulators, this may significantly affect or change our proposed business model, increase our operating expenses and hinder or delay our anticipated launch timelines for new products and services.
If we were to become directly subject to banking regulations or be subjected to additional third-party risk management obligations, our business model may need to be substantially altered and we may not be able to continue to operate our business as it is currently operated.
We are not currently subject to laws and regulations applicable to traditional banks. However, banking products made available through us by our bank partner remain subject to regulation and supervision by our bank partner’s regulators and we, as a service provider to our bank partner, undertake certain compliance obligations. If we were to become directly subject to banking regulations or if the third-party risk management requirements applicable to us were to change, our business model may need to be substantially altered and we may not be able to continue to operate our business as it is currently operated. Failure by us, or any of our business partners, to comply with applicable laws and regulations could have a material adverse effect on our business, financial position and results of operations.
Our business is subject to extensive regulation and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.
We are subject to extensive regulation under United States federal and state laws and regulations. Regulators have broad discretion with respect to the interpretation, implementation, and enforcement of these laws and regulations, including through enforcement actions that could subject us to civil money penalties, Member remediations, increased compliance costs, and limits or prohibitions on our ability to offer certain products or services or to engage in certain activities. Any failure or perceived failure to comply with any of these laws or regulations could subject us to lawsuits or governmental actions and/or damage our reputation, which could materially and adversely affect our business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over us.
We are subject to the regulatory and enforcement authority of the Consumer Financial Protection Bureau (“
CFPB
”), which oversees compliance with federal consumer financial protection laws. In addition, our partnership with Evolve Bank is subject to the supervisory authority of the Federal Reserve, which is Evolve Bank’s primary federal bank regulator. The CFPB has broad enforcement powers, and upon determining a violation of applicable law has occurred can order, among other things, rescission or reformation of contracts, the refund of moneys, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. At this time, we are unable to predict the outcome of this CFPB investigation, including whether the investigation will result in any action, proceeding, fines or penalties against us. The cost of responding to investigations can be substantial and an adverse resolution to an investigation, including a consent order or other settlement, may have a material adverse effect on our business, financial position, results of operations and future prospects

In June 2020, we received a Civil Investigative Demand (“
CID
”) notifying us that the CFPB had opened a
non-public
investigation into various aspects of our
non-recourse
cash paycheck advance business in compliance with the prohibition against UDAAPs, the EFTA, and, to the extent it applies, the Truth in Lending Act. We provided the CFPB with all information and documents required by the CID, and on September 27, 2021, the CFPB staff notified us that it currently did not intend to recommend that the CFPB take any enforcement action.
We have been and may in the future also be subject to investigations and potential enforcement actions that may be brought by state regulatory authorities, state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject us to civil money penalties and fines, Member remediations, and increased compliance costs, damage our reputation and brand and limit or prohibit our ability to offer certain products and services or engage in certain business practices. Further, in some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require us to implement certain changes to our business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body.
If we were found to be operating without having obtained necessary state or local licenses, it could adversely affect our business, results of operations, financial condition, and future prospects.
Certain states have adopted laws regulating and requiring licensing, registration, notice filing, or other approval by parties that engage in certain activities regarding consumer finance transactions. We have also received inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where we have determined that we are not required to obtain such a license or be registered with the state, and we expect to continue to receive such inquiries. The application of some consumer financial licensing laws to our platform and the related activities it performs is unclear. In addition, state licensing requirements may evolve over time, including, in particular, recent trends in legislation seeking to impose licensing requirements and regulation of parties engaged in non-recourse
advance activities.
If we were found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, or agree to resolve such concerns by voluntary agreement, we could be subject to or agree to pay fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), criminal penalties, and other penalties or consequences, and the non-recourse
advances facilitated through our platform could be rendered void in whole or in part, any of which could have an adverse effect on our business, results of operations, and financial condition. For example, we have received and responded to inquiries from the New York Department of Financial Services in connection with a multi-state investigation of nonrecourse advance and early wage access companies, as well as the Washington State Department of Financial Institutions, the Kentucky Department of Financial Institutions, in each case regarding whether the non-recourse
advance products we offer in those states should subject us to state licensing and related requirements. In August 2021, we entered into a Memorandum of Understanding (“
MOU
”) with the California Department of Financial Protection and Innovation (“
CA DFPI
”). The MOU requires us to provide the CA DFPI with certain information as requested by the CA DFPI and adhere to certain best practices in connection with our non-recourse cash advance product (including certain disclosures related to us not being licensed by the CA DFPI).
Stringent and changing laws and regulations relating to privacy and data protection could result in claims, harm our results of operations, financial condition, and future prospects, or otherwise harm our business.
We are subject to a variety of laws, rules, directives, and regulations, as well as contractual obligations, relating to the processing of personal information, including personally identifiable information. The regulatory framework for privacy and data protection worldwide is rapidly evolving and, as a result, implementation standards and enforcement practices are likely to continue to evolve for the foreseeable future. Legislators and regulators are increasingly adopting or revising privacy and data protection laws, rules, directives, and regulations that could have a significant impact on our current and planned privacy and data protection-related practices; our processing of consumer or employee information; and our current or planned business activities.

Compliance with current or future privacy and data protection laws (including those regarding security breach notification) affecting consumer and/or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services (such as products or services that involve us sharing information with third parties or storing sensitive information), which could materially and adversely affect our profitability and could reduce income from certain business initiatives.
Our failure, or the failure of any third party with whom we work, to comply with privacy and data protection laws could result in potentially significant regulatory investigations and government actions, litigations, fines, or sanctions, consumer, funding source, or bank partner actions, and damage to our reputation and brand, all of which could have a material adverse effect on our business. Complying with privacy and data protection laws and regulations may cause us to incur substantial operational costs or require us to change our business practices. We may not be successful in our efforts to achieve compliance either due to internal or external factors, such as resource allocation limitations or a lack of vendor cooperation. We have in the past, and may in the future, receive complaints or notifications from third parties alleging that we have violated applicable privacy and data protection laws and regulations.
Non-compliance
could result in proceedings against us by governmental entities, consumers, data subjects, or others. We may also experience difficulty retaining or obtaining new consumers in these jurisdictions due to the legal requirements, compliance cost, potential risk exposure, and uncertainty for these entities, and we may experience significantly increased liability with respect to these consumers.
In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that may apply to us. Because the interpretation and application of privacy and data protection laws, regulations, rules, and other standards are still uncertain, it is possible that these laws, rules, regulations, and other actual or alleged legal obligations, such as contractual or self-regulatory obligations, may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the functionality of our platform. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business.
Any failure or perceived failure by us to comply with laws, regulations, policies, legal, or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties, or adverse publicity, and could cause our Members and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations, and industry standards relating to privacy, data protection, marketing, consumer communications, and information security, and we cannot determine the impact such future laws, regulations, and standards may have on our business. Future laws, regulations, standards, and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new functionality and maintain and grow our Member base and increase revenue. Future restrictions on the collection, use, sharing, or disclosure of data, or additional requirements for express or implied consent of our Members, partners, or end users for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, and could limit our ability to develop new functionality.
If we are not able to comply with these laws or regulations, or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products, which would negatively affect our business, financial condition, and operating results. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise adversely affect the growth of our business. Furthermore, any costs incurred as a result of this potential liability could harm our operating results.
Any future litigation against us could be costly and time-consuming to defend.
We have in the past and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our Members in connection with commercial disputes, employment claims made by our current or former employees, or claims for reimbursement following misappropriation of Member data. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, overall financial condition, and operating results. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our operating results and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the trading price of our stock following the Business Combination.
Risks Related to Ownership of the Combined Company Common Stock after the Closing of the Business Combination
The dual class structure of the Combined Company Common Stock has the effect of concentrating voting control with Jason Wilk, Dave’s founder, members of the Combined Company Board and its Chief Executive Officer and President, respectively. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.
Shares of Combined Company Class V Common Stock will have 10 votes per share, while shares of Combined Company Class A Common Stock will have one vote per share. Jason Wilk, Dave’s co-founder
and its Chief Executive Officer and President, respectively, will hold all of the issued and outstanding shares of Combined Company Class V Common Stock following the Closing of the Business Combination. Accordingly, Mr. Wilk will hold approximately 69.0% of the voting power of the Combined Company’s capital stock on a fully-diluted basis (assuming, among other things, that no public shareholders elect to have their public shares redeemed) and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of the Combined Company’s assets or other major corporate transactions. Mr. Wilk may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Combined Company, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Combined Company and might ultimately affect the market price of shares of the Combined Company Class A Common Stock. For information about the Combined Company’s dual class structure, see the section titled “Description of Securities.”
The Combined Company’s dual class structure may depress the trading price of the Combined Company Class A Common Stock.
The Combined Company cannot predict whether its dual class structure will result in a lower or more volatile market price of the Combined Company Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of the Combined Company’s Common Stock may cause stockholder advisory firms to publish negative commentary about the Combined Company’s corporate governance practices or otherwise seek to cause the Combined Company to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of the Combined Company’s corporate governance practices or capital structure could adversely affect the value and trading market of the Combined Company Class A Common Stock.
There can be no assurance that Combined Company Class A Common Stock will be able to comply with the listing standards of Nasdaq.
VPCC’s Units, VPCC Class A Common Stock and Public Warrants are currently listed on the NYSE and, in connection with the Closing, we intend to list the Combined Company Class A Common Stock and the Public

Warrants on Nasdaq under the symbols “DAVE” and “DAVEW.” The Combined Company’s eligibility for listing may depend on, among other things, the number of Public Shares that are redeemed. There can be no assurance that Combined Company will be able to comply with the listing standards of Nasdaq. If, after the Business Combination, Nasdaq delists the Combined Company’s Class A common stock from trading on its exchange for failure to meet the listing standards, our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that Combined Company Class A Common Stock is a “penny stock” which will require brokers trading in Combined Company Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
An active trading market for Combined Company Class A Common Stock may never develop or be sustained, which may make it difficult to sell the shares of Combined Company Class A Common Stock you receive.
Following the Business Combination, the price of Combined Company Class A Common Stock may fluctuate significantly due to the market’s reaction to the Business Combination, general market and economic conditions and forecasts, our general business condition and the release of our financial reports. An active trading market for Combined Company Class A Common Stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of Combined Company Class A Common Stock at an attractive price (or at all). The market price of Combined Company Class A Common Stock may decline below your deemed purchase price, and you may not be able to sell your shares of Combined Company Class A Common Stock at or above that price (or at all). Additionally, if Combined Company Class A Common Stock is delisted from Nasdaq for any reason, and is quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Combined Company Class A Common Stock may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your Combined Company Class A Common Stock unless a market can be established or sustained.
The market price of Combined Company Class A Common Stock and warrants may be volatile, which could cause the value of your investment to decline.
If an active market for Combined Company Class A Common Stock and warrants develops and continues, the trading price of Combined Company Class A Common Stock and warrants following the Business Combination could be volatile and subject to wide fluctuations. The trading price of Combined Company Class A Common Stock and warrants following the Business Combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. Accordingly, the valuation ascribed to the Combined Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Any of the factors listed below could have a material adverse effect on your investment in Combined Company Class A Common Stock and warrants, and Combined Company Class A Common Stock and warrants may trade at prices significantly below the price you were deemed to have paid for them. In such circumstances, the trading price of Combined Company Class A Common Stock and warrants may not recover and may experience a further decline.
Factors affecting the trading price of Combined Company Class A Common Stock and warrants following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	publications of research reports by securities analysts about us, our competitors, or the space industry;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Combined Company Class A Common Stock available for public sale;

•	any major change in Combined Company board of directors or management;

•	sales of substantial amounts of Combined Company Class A Common Stock by directors, officers, significant stockholders or the PIPE Investors or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), epidemics, currency fluctuations and acts of war or terrorism; and

•	other risk factors listed under this “Risk Factors” section.
Broad market and industry factors may materially harm the market price of Combined Company Class A Common Stock and warrants, regardless of our actual operating performance. The stock market in general and Nasdaq have, from time to time, experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Combined Company Class A Common Stock and warrants, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of Combined Company Class A Common Stock or warrants also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
The Combined Company’s issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.
We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to our employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of Combined Company Common Stock to decline.
Future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of Combined Company Class A Common Stock.
Sales of a substantial number of shares of Combined Company Class A Common Stock in the public market after the Closing, or the perception that such sales could occur, could adversely affect the market price of Combined Company Class A Common Stock and may make it more difficult for you to sell your Combined Company Class A Common Stock at a time and price that you deem appropriate. Immediately following the Closing and assuming consummation of the sale of shares pursuant to the PIPE Investment, there will be an estimated 318,239,978 shares of Combined Company Class A Common Stock outstanding, assuming that none of the VPCC Stockholders exercise their redemption rights, and the Dave Stockholders, the Sponsor and the PIPE Investors will collectively own approximately 93.5% of the outstanding shares of Combined Company Common Stock. Assuming redemptions of all Public Shares (being our estimate of the maximum number of Public Shares that could be redeemed in connection with the Business Combination in order to satisfy the related minimum cash condition contained in the Merger Agreement) are redeemed in connection with the Business Combination, in the aggregate, the collective ownership of the Dave Stockholders, the Sponsor and the PIPE Investors would rise to an estimated 100% of the outstanding shares of Combined Company Class A Common Stock as of the Closing. Immediately following the Closing, and assuming the no redemption scenario, we expect that approximately 1.6% of the outstanding shares of Combined Company Class A Common Stock will be held by the Founder Holders.
The Sponsor and VPCC’s executive officers and directors entered into a letter agreement with VPCC, pursuant to which they agreed not to transfer, assign or sell (except to certain permitted transferees) (a) any Founder Shares until one year after the Closing or earlier if subsequent to the Business Combination, (i) the date, which is on or after the
150-day
anniversary of the Closing Date, on which the closing price of Combined Company Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after the initial business combination (which clause (a) has been amended by the Founder Holder Agreement) or (ii) the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of the Combined Company Class A Common Stock for cash, securities or other property and (b) any Private Placement Warrants (or shares of Combined Company Class A Common Stock upon exercise thereof) until 30 days after the completion of VPCC’s initial business combination. See the section entitled “
The Business Combination and the Merger Agreement—Certain Agreements Related to the Business Combination—Lockup Agreements
.”
Neither certain Dave Stockholders nor the PIPE Investors will be restricted from selling any of their shares of our Combined Company Class A Common Stock following the Closing, other than pursuant to the lock-up
described below or by applicable securities laws. Sales of substantial amounts of Combined Company Class A Common Stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Combined Company Class A Common Stock and make it difficult for us to raise funds through securities offerings in the future.
At the Closing, the Combined Company, the Founder Holders and certain Dave Stockholders (including the Written Consent Parties), in each case who will receive Combined Company Class A Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby will enter into the Investor Rights Agreement in respect of the shares of Combined Company Common Stock held by the Founder Holders and such Dave Stockholders following the Closing. Pursuant to such agreement, among other things, the Founder Holders will agree not to sell, transfer, pledge or otherwise dispose of shares of Combined Company Class A Common Stock, shares of Combined Company Class V Common Stock or other securities exercisable therefor (as applicable), except for certain permitted transfers, for (i) in respect of the Dave Stockholders, six months following the Closing and (ii) in respect of the Founder Holders, the earlier of (x) 12 months following the Closing, (y) the date, which is on or after the
150-day
anniversary of the Closing Date, on which the Combined Company Class A Common Stock achieves a trading price of at least $12.00 (as such trading price may be adjusted) for any
30-trading
day period commencing on or after on or after the
150-day
anniversary of the Closing, and (z) the date on which the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction resulting in all of the stockholders of the Combined Company having the right to exchange their shares of Combined Company Common Stock for cash, securities or other property.
Because we have no current plans to pay cash dividends on Combined Company Class A Common Stock, you may not receive any return on investment unless you sell your shares of for a price greater than that which you are deemed to have paid for it.
We have no current plans to pay cash dividends on Combined Company Class A Common Stock. The declaration, amount and payment of any future dividends will be at the sole discretion of Combined Company board of directors. The Combined Company board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders and such other factors as Combined Company board of directors may deem relevant. In addition, the terms of any future indebtedness would likely contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restricting or limiting our ability to pay cash dividends. Accordingly, the Combined Company may not pay any dividends on Combined Company Class A Common Stock in the foreseeable future.
If securities and industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about our business or our market, our stock price and trading volume could decline.
The trading market for Combined Company Class A Common Stock and warrants will depend, in part, on the research and reports that securities and industry analysts publish about us, our business and our market. Securities and industry analysts do not currently, and may never, publish research on VPCC or the Combined Company. If securities and industry analysts do not commence coverage of the Combined Company, the Combined Company’s stock price and trading volume would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock, publish inaccurate or unfavorable research about our business or our market, or provide more favorable relative recommendations about our competitors, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for the Combined Company’s stock could decrease, which might cause the Combined Company’s stock price and trading volume to decline.
The Combined Company’s charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of the Combined Company’s stock.
Assuming the passage of the Charter Amendment Proposal, certain provisions of the Proposed Charter and the Combined Company Amended and Restated Bylaws, as they will be in effect following the Closing, may have the effect of rendering more difficult, delaying, or preventing a change of control or changes in the Combined Company’s management. These provisions will provide for, among other things:

•	a classified board of directors whose members serve staggered three-year terms;

•
the authorization of “blank check” preferred stock, which could be issued by the Combined Company’s board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Combined Company Class A Common Stock;

•	a limitation on the ability of, and providing indemnification to, our directors and officers;

•
a requirement that special meetings of our stockholders can be called only by our board of directors acting by a written resolution by a majority the Combined Company’s directors then in office), the Chairperson of the Combined Company’s board of directors, the Combined Company’s Chief Executive Officer or our Lead Independent Director;

•
a requirement of advance notice of stockholder proposals for business to be conducted at meetings of the Combined Company’s stockholders and for nominations of candidates for election to the Combined Company’s board of directors;

•	a requirement that our directors may be removed only for cause and by a two-thirds (2/3) vote of the stockholders;

•	a prohibition on stockholder action by written consent;

•
a requirement that vacancies on our board of directors may be filled only by a majority of directors then in office or by a sole remaining director (subject to limited exceptions), even though less than a quorum; and

•
a requirement of the approval of the Combined Company board of directors or the holders of at least two-thirds
(2/3) of our outstanding shares of capital stock to amend the Combined Company Amended and Restated Bylaws and certain provisions of the Proposed Charter.

These provisions may frustrate or prevent any attempts by stockholders of the Combined Company to replace or remove the Combined Company’s management by making it more difficult for stockholders to replace members of the Combined Company board of directors, which is responsible for appointing the members of our management. In addition, institutional stockholder representative groups, stockholder activists and others may disagree with our corporate governance provisions or other practices, including anti-takeover provisions, such as those listed above. We generally will consider recommendations of institutional stockholder representative groups, but we will make decisions based on what our board and management believe to be in the best long-term interests of the Combined Company and stockholders; however, these groups could make recommendations to our stockholders against our practices or our board members if they disagree with our positions.
Finally, upon the Closing, we will not opt out of the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.
These and other provisions in the Proposed Charter and the amended and restated bylaws of the Combined Company to be in effect upon the closing of the Business Combination and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Combined Company Class A Common Stock and result in the market price of Combined Company Class A Common Stock being lower than it would be without these provisions.
The Proposed Charter will provide that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Company or its directors, officers, employees, or stockholders.
VPCC’s Existing Charter provides and, assuming the passage of the Charter Amendment Proposal, the Proposed Charter that will be effective following the Closing will provide, to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on behalf of the Combined Company;

•
any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of the Combined Company or any stockholder to the Combined Company or the Combined Company’s stockholders;

•
any action or proceeding asserting a claim against the Combined Company or any current or former director, officer or other employee of the Combined Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Combined Company Amended and Restated Bylaws (as each may be amended from time to time);

•
any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Charter and/or the Combined Company Amended and Restated Bylaws (including any right, obligation or remedy thereunder);

•	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or

•
any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. The Proposed Charter will further provide that, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
The Proposed Charter will provide that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Company or its directors, officers, employees, or stockholders. If any other court of competent jurisdiction were to find either exclusive-forum provision in the Proposed Charter to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our business, financial condition and results of operations. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum selection clause.
Risks Related to the Business Combination and VPCC
The Sponsor and each of VPCC’s officers and directors have agreed to vote in favor of the Business Combination and the other Proposals described herein to be presented at the Special Meeting, regardless of how our Public Stockholders vote.
The Sponsor and each of VPCC’s officers and directors have agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals described herein to be presented at the Special Meeting. As of the date of this proxy statement/prospectus, the Initial Stockholders collectively own approximately 20.0% of the outstanding shares of VPCC Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Initial Stockholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by our Public Stockholders.
Neither the VPCC Board nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.
Neither the VPCC Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that we are paying for Dave is fair to us from a financial point of view. Neither the VPCC Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the VPCC Board conducted due diligence on Dave. The VPCC Board also consulted with VPCC’s management and its legal counsel, financial advisor and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “
The Business Combination and the Merger Agreement—VPCC’s Board of Directors’
Reasons for the Approval of the Business Combination
,” and concluded that the Business Combination was in the best interest of the VPCC Stockholders. Accordingly, investors will be relying solely on the judgment of the VPCC Board in valuing Dave, and the VPCC Board may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
Since the Sponsor and the members of VPCC’s management team have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of the VPCC Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the Sponsor and VPCC’s directors have interests in such Proposal that are different from, or in addition to, those of our stockholders and warrant holders generally. The VPCC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Merger Agreement and in recommending to our stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. VPCC Stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•
If we do not consummate a business combination by March 9, 2023 (or if such date is extended at a duly called meeting of the VPCC Stockholders, such later date), we would: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten(10) business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public VPCC Stockholders’ rights as VPCC Stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining VPCC Stockholders and the VPCC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,284,150 shares of VPCC Class B Common Stock owned by our Sponsor and the 60,000 shares of VPCC Class B Common Stock owned by the Current Independent Directors would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor and each of VPCC’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 5,100,214 Private Placement Warrants that the Sponsor paid $7,650,321 for will expire worthless. All of VPCC’s officers and directors have a direct or indirect economic interest in such shares. The 6,344,150 shares of Combined Company Class A Common Stock that the Initial Stockholders and their permitted transferees will hold following the Business Combination (assuming the no redemption scenario), if unrestricted and freely tradable, would have had aggregate market value of approximately $63,124,292.50 based upon the closing price of $9.95 per share of VPCC Class A Common Stock on the NYSE on October 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of Combined Company Class A Common Stock will be subject to certain restrictions, we believe such shares have less value.

The 5,100,214 Private Placement Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $9,027,378.78 based upon the closing price of $1.77 per warrant on the NYSE on October 28, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
Affiliates of Victory Park
entered into a financing agreement with Dave on January 27, 2021 (the “
Existing Financing Agreement
”), pursuant to which, among other things, such affiliates of Victory Park have provided Dave with a $100 million delayed draw credit facility in order to finance future growth of Dave’s advance portfolio and accelerate growth of certain of Dave’s products through marketing initiatives. The amounts drawn under the Existing Financing Agreement generally accrue an interest rate equal to the sum of (i) 2.55% per annum (or the London Interbank Offered Rate last quoted by the Wall Street Journal for despots of U.S. Dollars for a period of three months on the last business day of each calendar month, whichever is higher) plus (ii) 6.95% per annum on the portion of the outstanding balance of amounts drawn that is less than or equal to $50 million, plus (iii) 5.95% per annum on the portion of the outstanding balance of amounts drawn that is greater than $50 million and less than or equal to $75 million, plus (iv) 5.45% per annum on the portion of the outstanding balance of amounts drawn that is greater than $75 million. The Existing Financing Agreement also includes, among other terms, representations and warranties on behalf Dave and its subsidiaries, rights of such affiliates of Victory Park in the event of certain specified events of defaults, provisions regarding repayment of outstanding amounts drawn, and prohibitions on certain actions by Dave and its subsidiaries. As of the date of this proxy statement/prospectus, $30 million has been drawn by Dave under the Existing Financing Agreement. The parties anticipate that the Existing Financing Agreement will remain in place following the Closing of the Business Combination, and as such affiliates of Victory Park will be creditors of Dave following the consummation of the Business Combination.

•
Affiliates of Victory Park hold Dave Warrants that represent the right to purchase approximately 1.0% of the fully diluted equity of Dave, in the aggregate if all such Dave Warrants vest. Such Dave Warrants vest in increments equal to approximately 0.2% of the fully diluted equity of Dave for each $10 million funded by such affiliates of Victory Park to Dave under the Existing Financing Agreement, with all such Dave Warrants vesting at such time as $50 million has been funded by such affiliates of Victory Park under the Existing Financing Agreement. Once vested, the Dave Warrants may be exercised at any time prior to the earlier of (x) the fifth anniversary of the occurrence of Dave’s next equity financing in which Dave issues and sells shares of capital stock or securities yielding total equity proceeds to Dave of not less than $40 million (a “
qualified financing event
”) and (y) the occurrence of a liquidity event of Dave, which is broadly defined and includes a transaction or series of related transactions whereby a special acquisition company merges with or acquires equity interests of Dave (or any surviving or resulting company) and which transaction results in Dave (or any surviving or resulting company into which Dave is merged, consolidated, reorganized or combined), or any parent company that directly or indirectly beneficially owns Dave, being listed on a U.S. national securities exchange or market (a “
liquidity event
”). Such Dave Warrants are exercisable for a per share exercise price equal to (x) in the event such Dave Warrants are exercised in connection with or following a qualified financing event, the lowest price per share paid by a cash investor in connection with such qualified financing event or (y) in the event such Dave Warrants are exercised in connection with a liquidity event, the greater of (i) 80% of the fair market value of each share of common stock of Dave and (ii) approximately $3.75 per share (as adjusted for stock splits, stock combinations, etc.). Immediately prior to the Closing, it is anticipated that Dave Warrants to purchase 0.6% of the fully diluted equity of Dave will be vested and exercised into shares of Dave Capital Stock, with the remaining Dave Warrants terminating in accordance with their terms and the terms of the Merger Agreement. Accordingly, affiliates of Victory Park will receive shares of Combined Company Class A Common Stock in connection with the Business Combination through their ownership of Dave Warrants.

•
Our Sponsor and the Current Independent Directors have agreed not to redeem any of the Founder Shares or shares of VPCC Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination.

•
Our Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable would be valued at approximately $63,124,292.50, based on the closing price of the VPCC Class A Common Stock on October 29, 2021 (assuming the no redemption scenario).

•
If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	the continuation of Brendan Carroll, one of our existing directors, as a director of the Combined Company following the Closing.

•	Our officers were not permitted to become a director or officer of any other blank check company until we entered into a definitive agreement regarding an initial business combination.

•	Our Sponsor and the Current Independent Directors will lose their entire investment in us if an initial business combination is not completed.

•
Our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination.

•
We will enter into the Investor Rights Agreement with our Sponsor and certain existing holder(s) of our capital stock (including the Founder Holders) and certain Dave Stockholders, which provides for registration rights to such parties.

•
In connection with the Closing, our Sponsor would be entitled to the repayment of any outstanding working capital loan and advances that have been made to VPCC. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by VPCC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material.

The existence of financial and personal interests of one or more of VPCC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of VPCC and its stockholders and what such director(s) may believe is best for such director(s) in determining to recommend that stockholders vote for the Proposals. See the section titled “
The Business Combination and the Merger Agreement
—Interests of Certain VPCC Persons in the Business Combination
” for a further discussion of these considerations.

The financial and personal interests of the Sponsor as well as VPCC’s directors may have influenced their motivation in identifying and selecting Dave as a business combination target, completing an initial business combination with Dave and influencing the operation of the business following the initial business combination. In considering the recommendations of VPCC’s Board to vote for the Proposals, its stockholders should consider these interests.
Citigroup and Jefferies may have a potential conflict of interest regarding the Business Combination
Each of Citigroup Global Markets Inc. (“
Citigroup
”) and Jefferies LLC (“
Jefferies
”) served as underwriters in the IPO, and, upon consummation of the Business Combination, they will be entitled to receive $8,881,809 of deferred underwriting commission, of which Citigroup and Jefferies are each entitled to $4,440,904.50. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event VPCC does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and VPCC is therefore required to be liquidated, Citigroup and Jefferies will not receive any of the deferred underwriting commission and such funds will be returned to VPCC’s public stockholders upon its liquidation.
Furthermore, Citigroup and Jefferies were engaged by VPCC as its capital markets advisors in connection with the Business Combination and as co-placement
agents in connection with the PIPE Investment.
In addition to paying each of Citigroup and Jefferies a capital markets advisory and placement agent fee upon the Closing of the Business Combination for their roles as capital markets advisors and co-placement
agents, VPCC agreed to reimburse Citigroup and Jefferies for reasonable out-of-pocket
expenses, including the fees and disbursements of Citigroup’s and Jefferies’ outside attorneys, and to indemnify Citigroup and Jefferies and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to their engagements.
Both Citigroup and Jefferies have an interest in VPCC completing a business combination prior to the expiration of the 24 month period following the closing of the IPO, and they both may have a potential conflict of interest given that they are entitled to the deferred portion of their underwriting compensation, and their capital markets advisory fees and placement agent fees are payable only if an initial business combination is completed within the specified timeframe. In considering approval of the Business Combination, VPCC’s stockholders should consider the roles of Citigroup and Jefferies in light of this potential conflict.
The exercise of the VPCC management team’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in the VPCC Stockholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require VPCC to agree to amend the Merger Agreement, to consent to certain actions taken by Dave or to waive rights that VPCC is entitled to under the Merger Agreement, including those related to closing conditions. Such events could arise because of changes in the course of Dave’s businesses or a request by Dave to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Dave’s businesses and would entitle VPCC to terminate the Merger Agreement. In any of such circumstances, it would be at VPCC’s discretion, acting through the VPCC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is best for VPCC and its stockholders and what such director(s) may believe is best for such director(s) in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, VPCC does not believe there will be any changes or waivers that VPCC’s management team would be likely to make after the approval of the Business Combination Proposal by the VPCC Stockholders has been obtained. While certain changes could be made without further stockholder approval, VPCC will circulate a new or amended proxy statement/prospectus and resolicit the VPCC Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
Because the Combined Company will be a “controlled company” within the meaning of the Nasdaq rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors of the Combined Company is held by an individual, a group or another company, the Combined Company will qualify as a “controlled company” within the meaning of Nasdaq corporate governance standards. Following the completion of the Business Combination, Mr. Wilk will control approximately 69% of the voting power of the Combined Company’s outstanding capital stock, assuming the no redemption scenario. As a result, the Combined Company will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities ; and (iii) director nominees selected, or recommended for the Combined Company Board’s selection, either by a majority of the independent directors in a vote in which only independent directors participate or a nominating committee comprised solely of independent directors.
Mr. Wilk may have his interest in the Combined Company diluted due to future equity issuances or his own actions in selling shares of Combined Company Class V common stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. The Combined Company would then be required to comply with those provisions of the Nasdaq listing requirements.
VPCC and Dave will incur significant transaction and transition costs in connection with the Business Combination.
VPCC and Dave have both incurred and expect to incur significant, non-recurring
costs in connection with consummating the Business Combination and operating as a public company following the Closing. We and Dave may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of, or paid by, the party incurring such fees, expenses and costs, or otherwise paid by the Combined Company following the Closing.
VPCC’s transaction expenses as a result of the Business Combination are currently estimated at approximately $13,400,904 in deferred underwriting discount and other advisory fees and transaction expenses. The amount of the deferred underwriting discount will not be adjusted for any shares that are redeemed in connection with the Business Combination. The per-share
amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the deferred underwriting discount and after such redemptions, the per-share
value of shares held by
non-redeeming
stockholders will reflect our obligation to pay the deferred underwriting discount.
The announcement of the proposed Business Combination could disrupt Dave’s relationships with its Members, suppliers and others, as well as its operating results and business generally.
Whether or not the Business Combination is ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Dave’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Dave’s ability to retain and hire key personnel and other employees;

•
clients, affiliated professional entities, suppliers and other parties with which Dave maintains business relationships may experience uncertainty about its future and rescind their deposits, seek alternative relationships with third parties, seek to alter their business relationships with Dave or fail to extend an existing relationship with Dave; and

•	Dave has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Dave’s results of operations and cash available to fund its businesses.
Subsequent to the Closing, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Dave has identified all material issues or risks associated with Dave, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Dave’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off
assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, we have no indemnification rights against the Dave stockholders under the Merger Agreement and all of the purchase price consideration will be delivered to the Dave stockholders at the Closing. Accordingly, any stockholders or warrant holders of VPCC who choose to remain Combined Company stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value.
The historical financial results of Dave and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.
The historical financial results of Dave included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows Dave would have achieved as a public company during the periods presented or those we will achieve in the future. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in Dave’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited
pro forma
condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, VPCC being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Dave on the date the Business Combination closes and the number of our Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma
financial information may not be indicative of the Combined Company’s future operating or financial performance and the Combined Company’s actual financial condition and results of operations may vary materially from the pro forma
results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Please see the section titled “
Unaudited Pro Forma Condensed Combined Financial Information
.”

If we are unable to increase our revenues or our operating costs are higher than expected, our profitability may decline and our operating results may fluctuate significantly.
We may not be able to accurately forecast our revenues or future revenue growth rate. Many of our expenses, particularly personnel costs and occupancy costs, are relatively fixed. As a result, we may not be able to adjust spending quickly enough to offset any unexpected increase in expenses or revenue shortfall. We may experience higher than expected operating costs relating to other general and administrative expenses, including increased costs relating to technology and infrastructure (third-party SaaS), commitments to charity, transaction based costs (program expenses, association fees, processor fees, losses from Member disputed transactions, and fraud), depreciation and amortization of property and equipment and intangible assets, legal fees, rent, certain sales tax related costs, office related expenses, public relations costs, professional service fees, travel and entertainment, and insurance. If operating costs exceed our expectations and cannot be adjusted accordingly, our profitability may be reduced and our results of operations and financial position will be adversely affected. Additionally, we may not be able to sustain our revenue growth rates, and our percentage revenue growth rates may decline. Our ability to increase our revenues and operating profit will depend on increased demand for our services and other operational assumptions, including Member growth and retention, ExtraCash and subscription engagement trends and Dave Banking adoption and engagement rates. Our sales are affected by, among other things, general economic, industry, regulatory, market and financial conditions and trends, as well as unemployment rates. Reduced demand, whether due to changes in Member preference, a weakening of the U.S. or global economy, competition or other reasons, may result in decreased revenues and growth, adversely affecting our operating results.
We currently intend to only complete one business combination with the proceeds of our IPO and the sale of the private placement warrants, which will cause us to be solely dependent on Dave’s business. This lack of diversification may negatively impact our operations and profitability.
We currently intend to only complete one business combination with the proceeds of our IPO and the sale of the private placement warrants. By completing our Business Combination with only a single entity our lack of diversification may subject us to numerous economic, competitive and regulatory risks. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success will be solely dependent upon the business and financial performance of Dave.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the Business Combination. See “—
Risks Related to Dave’s Business and Industry
” for risks we may face as a result of consummating the Business Combination with Dave.
We have a minimum cash requirement. This requirement may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that Dave’s obligation to consummate the Business Combination is conditioned on, among other things, as of the Closing, VPCC having at least $210,000,000 in available cash (including proceeds in connection with the PIPE Investment or any alternative financing and the funds in and outside of the Trust Account) immediately prior to the effective time of the consummation of the Mergers (after taking into account payments required to satisfy VPCC Share Redemptions).
In addition, pursuant to VPCC’s Existing Charter, in no event will we redeem Public Shares in an amount that would result in our net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) being less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated, the cash held by the Combined Company and our subsidiaries (including Dave) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us or invest in us in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of our Public Stockholders may make us unable to take such actions as may be desirable in order to optimize our capital structure after the Closing and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
The Sponsor, Dave or our or their respective directors, officers, advisors or respective affiliates may elect to purchase shares from Public Stockholders prior to the Closing, which may influence the vote on the Business Combination and reduce the public “float” of our VPCC Class A Common Stock.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the Dave stockholders or our or their respective directors, officers, advisors or respective affiliates may (1) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals to be voted upon at the Special Meeting, or elect to redeem, or indicate an intention to redeem, Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the proposals to be voted upon at the Special Meeting or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of VPCC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the Dave stockholders or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the proposals to be voted upon at the Special Meeting and (2) limit the number of Public Shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Special Meeting and would likely increase the chances that such Proposals would be approved. In addition, if such purchases are made, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
We are not registering the shares of Combined Company Class A Common Stock issuable upon exercise of the Public Warrants or Private Placement Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise such warrants, thus precluding such investor from being able to exercise its warrants except on a “cashless basis” and potentially causing such warrants to expire worthless.
We are not registering the shares of Combined Company Class A Common Stock issuable upon exercise of the Public Warrants or Private Placement Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Combined Company Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Combined Company Class A Common Stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Combined Company Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and may expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full Unit purchase price solely for the shares of Class A common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Combined Company Class A Common Stock for sale under all applicable state securities laws.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“
SPACs
”)” (the “
SEC Staff Statement
”). Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Staff Statement, we reevaluated the accounting treatment of our 6,344,150 Public Warrants and 5,100,214 Private Placement Warrants, each as of March 31, 2021, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our consolidated balance sheets contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“
ASC 815
”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
We have identified a material weakness in our internal control over financial reporting as of June 30, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following this issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Staff

Statement, it was appropriate to restate our previously issued audited balance sheet as of March 9, 2021 (the “
Restatement
”). See “—
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results
.” As part of such process, we identified a material weakness in our internal controls over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. As of June 30, 2021, this material weakness has not been fully remediated.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited balance sheet as of March 9, 2021. See “
—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
” As part of the restatement, we identified a material weakness in our internal controls over financial reporting.
As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete an initial business combination.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per Unit in our IPO).
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a Merger Agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. No member of our management team will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our Board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share
amount that would otherwise be received by our Public Stockholders in connection with our liquidation would be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata
portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day
notice period during which any third-party claims can be brought against the corporation, a 90-day
period during which the corporation may reject any claims brought, and an additional 150-day
waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata
share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following the required time period in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.
Because we do not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata
share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata
portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company will make compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Dave is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Dave as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to us after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from our business operations.
As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, the Combined Company will incur significant legal, accounting and other expenses that Dave did not previously incur. Dave’s entire management team and many of its other employees will need to devote substantial time to compliance and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in the Combined Company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the Combined Company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the Combined Company to attract and retain qualified people to serve on its Board of Directors, its board committees or as executive officers.
VPCC currently is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
VPCC currently is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates
exceeds $700 million as of the prior June 30
th
; and (2) the date on which we have

issued more than $1.00 billion in
non-convertible
debt securities during the prior three-year period. The Combined Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A common stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.
The issuance of a significant number of shares of Combined Company Class A Common Stock in the Business Combination and in the PIPE Investment will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants.
It is anticipated that, upon the Closing and assuming the no redemption scenario: (1) the Public Stockholders will own approximately 6.5% of the outstanding shares of Combined Company Common Stock; (2) the PIPE Investors will own approximately 5.4% of the outstanding shares of Combined Company Class A Common Stock; (3) the Initial Stockholders will own approximately 1.6% of the outstanding shares of Combined Company Common Stock; and (4) the Dave stockholders will own approximately 86.5% of the outstanding shares of Combined Company Common Stock. These levels of ownership assume (a) that no shares are elected to be redeemed in connection with the Business Combination, (b) that we issue 342,292,307 shares of Combined Company Common Stock to the Dave Interest Holders as part of the Merger Consideration in connection with the consummation of the Business Combination and (c) 4,800,000 shares of Combined Company Class V Stock and 1,200,000 shares of Combined Company Class A Stock are immediately repurchased pursuant to the Repurchase Agreement. The PIPE Investors have agreed to purchase in the aggregate 21,000,000 shares of Combined Company Class A Common Stock for $210,000,000 of gross proceeds in the PIPE Investment. In this proxy statement/prospectus, we assume that a portion of the gross proceeds from the PIPE Investment and funds held in the Trust Account will be used to fund the payment of certain transaction expenses, with the remainder being used to capitalize the balance sheet of the Combined Company. The ownership percentage with respect to the Combined Company (a) does not take into account (1) warrants to purchase VPCC Class A Common Stock that will remain outstanding immediately following the Business Combination, (2) the Rollover Options or Assumed Warrants or (3) the issuance of any shares upon the Closing under the 2021 Plan or Employee Stock Purchase Plan, but does include the Founder Shares (including the Founder Holder Earnout Shares), which will automatically convert into shares of Combined Company Class A Common Stock on a one-for-one
basis upon the Closing (such shares of Combined Company Class A Common Stock will be subject to transfer restrictions). If the actual facts are different from these assumptions, the above levels of ownership will be different. Please see the sections titled “
Summary of the Proxy Statement/Prospectus
—Ownership after the Closing; Impact of the Business Combination on the Combined Company’s Public Float
,” “
Unaudited Pro Forma Condensed Combined Financial Information
” and “
Security Ownership of Certain Beneficial Owners and Management
” for further information.
The issuance of additional shares of Combined Company Class A Common Stock will significantly dilute the equity interests of existing holders of our securities and may adversely affect prevailing market prices for our Public Shares or Public Warrants.
Warrants will become exercisable for Combined Company Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of approximately 11,444,364 shares of Combined Company Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement. These warrants will become exercisable 30 days after the Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Combined Company Class A Common Stock will be issued, which will result in dilution to the then existing holders of Combined Company Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Combined Company Class A Common Stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.
Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, acting as warrant agent, and VPCC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Combined Company Class A Common Stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of Combined Company Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise of the exercise price of a warrant) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.
In addition, we may redeem your warrants at any time and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of the Combined Company Class A Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrant prior to redemption for a number of shares of Combined Company Class A Common Stock determined based on the redemption date and the fair market value of the Combined Company Class A Common Stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had been able to exercise their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares of Combined Company Class A Common Stock received is capped at 0.361 shares of Combined Company Class A Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

None of the warrants underlying the private placement units will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
Following the Business Combination, the Combined Company will be a holding company and will depend on the ability of its subsidiaries to pay dividends.
The Combined Company will be a holding company without any direct operations and will have no significant assets other than its ownership interest in Dave. Accordingly, its ability to pay dividends will depend upon the financial condition, liquidity and results of operations of, and the Combined Company’s receipt of dividends, loans or other funds from, Dave and its subsidiaries. The Combined Company’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to the Combined Company. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which the Combined Company’s subsidiaries may pay dividends, make loans or otherwise provide funds to the Combined Company.
Risks Related to the Redemption
Public stockholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
A Public Stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Stockholder: (1)(a) holds Public Shares, or (b) holds Public Shares through units, the Public Stockholder elects to separate its units into the underlying Public Shares and warrants prior to exercising its redemption rights with respect to the Public Shares; (2) prior to 5:00 p.m. Eastern Time on [●], 2021 (two business days before the scheduled date of the Special Meeting) submits a written request to Continental Stock Transfer & Trust Company, our transfer agent, that we redeem all or a portion of your Public Shares for cash, affirmatively certifying in your request if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in
Section 13d-3
of the Exchange Act) with any other stockholder with respect to shares of our common stock; and (3) delivers its Public Shares to our transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from our transfer agent. However, because we do not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Stockholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If a Public Stockholder fails to receive notice of our offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite our compliance with the proxy rules, a Public Stockholder fails to receive our proxy materials, such Public Stockholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that we are furnishing to holders of Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Stockholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section titled “
VPCC Special Meeting of Stockholders
—Redemption Rights
” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.
A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each Public Stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share
redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of us might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Risks if the Business Combination is Not Consummated
If we are not able to complete the Business Combination with Dave by March 9, 2023 (or if such date is extended at a duly called meeting of stockholders, such later date), we would cease all operations except for the purpose of winding up and we would redeem our Public Shares and liquidate, in which case our Public Stockholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.
If we are not able to complete the Business Combination with Dave by March 9, 2023 (or if such date is extended at a duly called meeting of stockholders, such later date) nor able to complete another initial business combination by such date, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and

(3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the VPCC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our Public Stockholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and our warrants will expire worthless.
If the Business Combination is not consummated, you will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.
Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of our initial business combination, and then only in connection with those shares of Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within the required time period; and (3) the redemption of all of our Public Shares if we are unable to complete our initial business combination by March 9, 2023 (or if such date is extended at a duly called meeting of stockholders, such later date), subject to applicable law and as further described herein. In addition, if we are unable to complete an initial business combination within the required time period for any reason, compliance with Delaware law may require that we submit a plan of dissolution to our then-existing stockholders for approval prior to the distribution of the proceeds held in our Trust Account. In that case, Public Stockholders may be forced to wait beyond the end of the required time period before they receive funds from our Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.
If the funds not being held in the Trust Account are insufficient to allow us to operate until at least March 9, 2023 (or if such date is extended at a duly called meeting of our stockholders, such later date), we may be unable to complete our initial business combination.
The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until March 9, 2023 (or if such date is extended at a duly called meeting of our stockholders, such later date), assuming that our initial business combination is not completed during that time. We expect to incur significant costs in pursuit of our acquisition plans. If we are required to seek additional capital we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. However, neither our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
We could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a
“no-shop”
provision (a provision in letters of intent or merger agreements designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent or merger agreement where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If we are unable to complete our initial business combination, our Public Stockholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless. If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per Unit in our IPO).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.
VPCC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of VPCC and Dave adjusted to give effect to the Business Combination and related Transactions.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“
Transaction Accounting Adjustments
”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“
Management’s Adjustments
”). VPCC has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The historical financial information of VPCC was derived from the unaudited condensed financial statements of VPCC as of June 30, 2021 and the period from January 14, 2021 (Inception) through June 30, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Dave was derived from the unaudited condensed consolidated financial statements of Dave as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, and from the audited consolidated financial statements of Dave as of December 31,
2020 and for the years ended December 31, 2020 and 2019, included elsewhere in this proxy statement/ prospectus. This information should be read together with VPCC’s and Dave’s unaudited condensed financial statements and audited financial statements and related notes, the sections titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of VPCC
,” and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave
” and other financial information included elsewhere in this proxy statement/prospectus, as well as the risk factors set forth under the section titled “Risk Factors” beginning on page 42 of this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC will be treated as the “accounting acquiree” and Dave as the “accounting acquirer” for financial reporting purposes. Dave was determined to be the accounting acquirer primarily based on evaluation of the following facts and circumstances that are expected to be in place when the closing of the Business Combination becomes effective:

•
Existing Dave Stockholders will collectively own a majority of the outstanding shares of the Combined Company immediately following the Closing (86.5% in no redemption scenario and 92.8% in maximum redemption scenario) and hold a majority of the voting power immediately following the Closing (94.9% in no redemption scenario and 97.5% in maximum redemption scenario) including the repurchase of certain shares of Combined Company Class A and Class V Common stock held by Selling Holders pursuant to the Repurchase Agreement;

•
by virtue of such estimated voting interest upon the Closing, existing Dave Stockholders will have the ability to control decisions regarding the election and removal of directors and officers of the Combined Company following the Closing;

•	Dave’s senior management will be the senior management of the Combined Company.
Additionally, Dave’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Dave issuing shares for the net assets of VPCC, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of Dave will become the historical financial statements of the Combined Company, and VPCC’s assets, liabilities and results of operations will be consolidated with Dave beginning on the Closing Date.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related Transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination and related Transactions as if they had occurred on January 1, 2020. Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related Transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The Combined Company will incur additional costs after the Business Combination in order to satisfy its obligations as an
SEC-reporting
public company.
The Business Combination and Related Transactions
The aggregate merger consideration for the Business Combination will be $3.5 billion, payable in the form of shares of VPCC Common Stock valued at $10.00 per share. As part of the recapitalization, there are 951,622 Founder Holder Contingent Closing Shares and 1,586,037 forfeitable Founder Holder Earnout Shares which are subject to certain market vesting conditions in two tranches. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.
The number of Founder Holder Contingent Closing Shares that may be forfeited as part of the Business Combination is dependent on redemptions of the VPCC Class A Common Stock as follows:

•
No Founder Holder Contingent Closing Shares forfeited: The aggregate number of shares of VPCC Class A Common Stock redeemed by the VPCC Stockholders in connection with the VPCC Stockholder Redemptions, minus the aggregate number of shares of VPCC Class A Common Stock purchased in any Redemption Alternative Financing, as defined in the Founder Holder Agreement included elsewhere in this proxy statement/prospectus, (such positive difference in shares, the “
Net Redemption Shares
”), is such that the percentage of Public Shares that are Net Redemption Shares (the “
Net Redemption Percentage
”) is less than 21% (the “
Redemption Threshold Percentage
”), then none of the Founder Holder Contingent Closing Shares shall be forfeited and the Founder Holder Contingent Closing Shares shall no longer be subject to forfeiture pursuant to the Founder Holder Agreement;

•
Pro rata basis Founder Holder Contingent Closing Shares forfeited: If the Net Redemption Percentage equals or exceeds the Redemption Threshold Percentage, but the Net Redemption Percentage is less than or equal to 35%, then a number of Founder Holder Contingent Closing Shares equal to the product of (x) the Per Percent Forfeiture Amount, as defined in the Founder Holder Agreement included elsewhere in this proxy statement/prospectus, multiplied by (y) the Excess Forfeiture Percentage Amount, as defined in the Founder Holder Agreement included elsewhere in this proxy statement/ prospectus, shall be automatically forfeited by the Founder Holders (on a pro rata basis in accordance with the Founder Holder Agreement) and cancelled for no consideration, and any Founder Holder Contingent Closing Shares not forfeited and will no longer be subject to forfeiture pursuant to the Founder Holder Agreement; and

•
All Founder Holder Contingent Closing Shares forfeited: if the Net Redemption Percentage equals or exceeds 35%, then 100% of the Founder Holder Contingent Closing Shares shall be automatically forfeited by the Founder Holders and cancelled for no consideration.

The Founder Holder Earnout Shares are triggered by the below events beginning on the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing:

•
Sixty percent (60%) of the Founder Holder Earnout Shares (951,622 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I, which is defined as the first date on which the Common Share Price is equal to or greater than twelve dollars and fifty cents ($12.50) after the Closing Date, but within the Earnout Period (as defined in the Merger Agreement); provided, that

(i)
in the event of a change of control pursuant to which VPCC Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least twelve dollars and fifty cents ($12.50) to each share of VPCC Class A Common Stock (as agreed in good faith by Sponsor and the VPCC Board), then Triggering Event I shall be deemed to have occurred and;

(ii)
in the event that, and as often as, the number of outstanding shares of VPCC Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price (as defined in the Merger Agreement) threshold (i.e., twelve dollars and fifty cents ($12.50)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change; and

•
The remaining Founder Holder Earnout Shares (634,415 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II, which is defined as the first date on which the Common Share Price is equal to or greater than fifteen dollars ($15.00) after the Closing Date, but within the Earnout Period; provided, that

(i)
in the event of a change of control pursuant to which VPCC Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least fifteen dollars ($15.00) to each share of VPCC Class A Common Stock (as agreed in good faith by Sponsor and the VPCC Board), then Triggering Event II shall be deemed to have occurred and;

(ii)
in the event that, and as often as, the number of outstanding shares of VPCC Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., fifteen dollars ($15.00)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.

The Founder Holder Earnout Shares will be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Founder Holder Earnout Shares will be treated as a deemed dividend and since Dave does not have retained earnings, the issuance will be recorded within additional-
paid-in-capital
(“
APIC
”) and have a net nil impact on APIC. Dave determined the fair value of the Founder Holder Earnout Shares to be approximately $12.1 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.
Concurrently with the execution of the Merger Agreement, VPCC, Dave and Selling Holders entered into the Repurchase Agreement, pursuant to which, among other things, VPCC has agreed to repurchase a certain number of shares of Combined Common Stock from the Selling Holders (including shares of Combined Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger. The Repurchase is contingent on the amount of VPCC Available Cash being in excess of $300 million. If VPCC Available Cash exceeds

$300 million, the number of shares of Combined Company Common Stock subject to the Repurchase will be equal to Aggregate Repurchase Price, divided by $10.00 (provided that in no event will the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Combined Company Common Stock subject to the Repurchase will be allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. Mr. Wilk is one of Dave’s current directors and is the Chief Executive Officer of Dave, and, as mentioned above, Mr. Beilman is the Chief Financial Officer of Dave. The Transactions contemplated by the Merger Agreement, including the Mergers, will constitute a Business Combination as contemplated by VPCC’s Existing Charter. The Merger shall be consummated in accordance with the Merger Agreement and Delaware General Corporation Law.
On March 3, 2021, Dave issued 8,458,481 stock options to Mr. Wilk. The stock options vest in seven tranches, each of which are vested by satisfying all three vesting conditions: (i) the occurrence of a Liquidity Event, which is defined as the first of (a) the shares of Dave becoming publicly traded on an internationally recognized stock exchange, which includes a merger resulting in the common stock of the surviving company registered under the Exchange Act or publicly traded on an internationally-recognized stock exchange or (b) a Corporate Transaction which is defined as a change in control, reorganization, merger or transfer of all Dave’s assets, (ii) the achievement of a specific stock price milestone and (iii) subject to the continuous employment by Mr. Wilk. The first tranche is one-third
and the remaining six tranches are
one-twelfth
of the 8,458,481 shares. The CEO stock options fair value on the grant date was approximately $10.5 million. Upon the closing of the Business Combination, the Combined Company will recognize a cumulative charge to compensation expense and recognize the remaining compensation cost over the derived service period.
The pro forma adjustments giving effect to the Business Combination and related Transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	the First Merger;

•	immediately following the consummation of the First Merger, the Second Merger;

•	the consummation of the Business Combination and reclassification of cash held in VPCC’s trust account to cash and cash equivalents, net of redemptions (see below);

•	the consummation of the PIPE Investment;

•	the conversion of certain Dave liabilities to equity;

•	the conversion of the Series A, Series B-1 and Series B-2 Convertible Preferred Shares (“Dave Preferred Stock”) to permanent equity;

•	the exercise of the Dave warrants issued in connection with the Senior Secured Debt Facility;

•	the accounting for transaction costs incurred by both VPCC and Dave;

•	the exercise of the Dave call options and derecognition of the related loans, related accrued interest receivable and derivative asset to stockholders;

•
on the business day immediately following the Second Merger, the repurchase of certain shares of Combined Company Class A and Class V Common Stock held by Selling Holders pursuant to the Repurchase Agreement; and

•	the accounting for Mr. Wilk’s stock options which include vesting terms satisfied by the Business Combination.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the VPCC Share Redemptions:

•	No Redemption Scenario : This scenario assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•	Maximum Redemption Scenario : This scenario assumes that 25,376,598 of the Public Shares are redeemed for an aggregate payment of approximately $253.8 million (based on the estimated per share redemption price of approximately $10.00 per Public Share based on the as-adjusted
Trust Account as of June 30, 2021). Under the terms of the Merger Agreement, Dave is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, VPCC does not have at least $210.0 million of cash available to be released from the Trust Account and/or received by VPCC under the Subscription Agreements prior to the payment or reimbursement of any transaction costs or any amounts used to repay indebtedness for Dave or VPCC. This scenario also assumes that holders of the maximum number of Public Shares that can be redeemed for cash will exercise their right to have their Public Shares redeemed for cash, with VPCC still having at least $5,000,001 of net tangible assets, after deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination. Additionally, the Founder Shares are subject to forfeiture dependent on the number of redemptions. All Founder Holder Contingent Shares are forfeited in the maximum redemption scenario.

The existing Dave Stockholders will hold 336,292,307 shares of the Combined Company Common Stock immediately after the Business Combination, which approximates an 86.4% ownership level assuming the no redemption scenario, after giving effect to the repurchase of certain shares of Combined Company Class A and Class V Common stock held by Selling Holders pursuant to the Repurchase Agreement, and will hold 342,292,307 shares of the Combined Company Common Stock immediately after the Business Combination, which approximates a 92.8% ownership level assuming the maximum redemption scenario. The following summarizes the pro forma common shares outstanding under the two scenarios including the repurchase of certain shares of Combined Company Class A and Class V Common stock held by Selling Holders pursuant to the Repurchase Agreement (excluding the potential dilutive effect of Dave Options, VPCC Warrants and the Founder Holder Earnout Shares as further described in Note 4):

	No Redemption			Maximum Redemption
	Class A Shares	Class V Shares	%	Class A Shares	Class V Shares	%
Stockholders
Former Dave stockholders and preferred shareholders (1)	265,519,230	70,773,077	86.5%	266,719,230	75,573,077	92.8%
VPCC sponsor shares (2)	4,758,113	—	1.2%	3,806,491	—	1.0%
Founder Holder Earnout Shares (3)	1,586,037	—	0.4%	1,586,037	—	0.4%
VPCC public stockholders	25,376,598	—	6.5%	—	—	0.0%
PIPE Investment	21,000,000	—	5.4%	21,000,000	—	5.7%

Total shares of Dave common stock outstanding at closing of the Transaction	318,239,978	70,773,077	100.0%	293,111,758	75,573,077	100.0%

(1)
Includes the repurchase of certain shares of Combined Company Class A and Class V Common Stock held by Selling Holders pursuant to the Repurchase Agreement on the business day immediately following the Second Merger in the no redemption scenario.

(2)
Founder Shares including 951,622 shares of VPCC Class A Common Stock subject to forfeiture dependent on the number of redemptions. All Founder Holder Contingent Shares are forfeited in the maximum redemption scenario.

(3)
Founder Holder Earnout Shares subject to market vesting conditions: (i) 951,622 Founder Holder Earnout Shares are vested upon Triggering Event I and (ii) 634,415 Founder Holder Earnout Shares are vested upon Triggering Event II.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of VPCC and Dave. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share data)

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets:
Cash and cash equivalents	$8,243	$703	$253,779	3A	$438,764	$253,779	3A	$184,998
			210,000	3D		210,000	3D
			(33,956)	3H		(33,956)	3H
			(5)	3I		(5)	3I
						(253,766)	3B
Marketable securities	13,754	—			13,754			13,754
Member advances, net of allowance for unrecoverable advances	43,956	—			43,956			43,956
Prepaid income taxes	3,262	—			3,262			3,262
Restricted cash, current	100	—			100			100
Deferred issuance costs	1,887				1,887			1,887
Prepaid expenses and other current assets	4,442	—	(1,887)	3H	2,555	(1,887)	3H	2,555
Prepaid expenses	—	1,087			1,087			1,087

Total current assets	75,644	1,790	427,931		505,365	174,165		251,599
Property and equipment, net	462	—			462			462
Lease right-of-use assets	3,637	—			3,637			3,637
Intangible assets, net	5,586	—			5,586			5,586
Derivative asset on loans to stockholders	24,499	—	(24,499)	3K	—	(24,499)	3K	—
Debt facility commitment fee, long-term	158				158			158
Restricted cash, net of current portion	263	—			263	—		263
Marketable securities held in Trust Account	—	253,779	(253,779)	3A	—	(253,779)	3A	—

Total assets	$110,249	$255,569	$149,653		$515,471	$(104,113)		$261,705

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$9,792	$—			$9,792			$9,792
Accrued expenses	8,898	1,697	60,000	3L	70,595			10,595
Line of credit	—	—			—			—
Lease liabilities, short-term	1,838				1,838			1,838
Legal settlement accrual	3,201				3,201			3,201
Other current liabilities	734	—			734			734
Accrued offering costs	—	5			—	(5)	3I	—

Total current liabilities	24,463	1,702	59,995		86,160	(5)		26,160
Lease liabilities, long-term	1,972	—			1,972			1,972
Long-term debt facility	23,000				23,000			23,000
Convertible debt, long-term	695	—	(695)	3E	—	(695)	3E	—
Interest payable, convertible notes	19	—	(19)	3E	—	(19)	3E	—
Warrant liabilities	2,972	20,450	(2,972)	3M	20,450	(2,972)	3M	20,450
Other non-current liabilities	562	—			562			562
Deferred underwriting fee payable	—	8,882			8,882			8,882

Total liabilities	53,683	31,034	56,309		141,026	(3,691)		81,026

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Commitments and contingencies (Note 11)
Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001	9,881	—	(9,881)	3F	$—	(9,881)	3F	—
Series B-1 convertible preferred stock, par value per share $0.000001	49,675	—	(49,675)	3F	—	(49,675)	3F	—
Series B-2 convertible preferred stock, par value per share $0.000001	12,617	—	(12,617)	3F	—	(12,617)	3F	—
Class A common stock subject to possible redemption	—	219,535	(219,535)	3C	—	(219,535)	3C	—

Total Convertible preferred stock	72,173	219,535	(291,708)		—	(291,708)		—
Stockholders’ deficit:								—
Common stock, par value per share $0.000001	0.1	—	—	3E	0.1	—	3E	0.1
			—	3F		—	3F
			—	3G		—	3G
			—	3K		—	3K
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—			—			—
Class A common stock, $0.0001 par value	—	—	3	3C	3	3	3C	—
			—	3G		—	3G
						(3)	3B
Class B common stock, $0.0001 par value	—	1	(1)	3G	—	(1)	3G	—
Class V common stock, $0.0001 par value				3G			3G
Treasury stock	(154)	—			(154)			(154)
Additional paid-in capital	9,264	10,128	219,533	3C	397,667	219,533	3C	203,904
			210,000	3D		210,000	3D
			714	3E		714	3E
			72,173	3F		72,173	3F
			(5,129)	3G		(5,129)	3G
			(24,132)	3H		(24,132)	3H
			1,544	3J		1,544	3J
			(14,901)	3K		(14,901)	3K
			(24,499)	3K		(24,499)	3K
			2,972	3M		2,972	3M
			(60,000)	3L
						(253,763)	3B
Loans to stockholders	(14,901)	—	14,901	3K	—	14,901	3K	—
Accumulated deficit	(9,816)	(5,129)	5,129	3G	(23,071)	5,129	3G	(23,071)
			(11,711)	3H		(11,711)	3H
			(1,544)	3J		(1,544)	3J

Total stockholders’ deficit	(15,607)	5,000	385,052		374,445	191,286		180,679

Total liabilities, convertible preferred stock, and stockholders’ deficit	$110,249	$255,569	$149,653		$515,471	$(104,113)		$261,705

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

	Six Months Ended June 30, 2021	Period From January 14, 2021 (Inception) Through June 30, 2021	Transaction Accounting Adjustments (Assuming No Redemptions)		Six Months Ended June 30, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Six Months Ended June 30, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Operating revenues:
Service based revenue, net	$66,804	$—			$66,804			$66,804
Transaction based revenue, net	4,851	—			4,851			4,851

Total operating revenues, net	71,655	—	—		71,655	—		71,655

Operating expenses:
Provision for unrecoverable advances	10,933	—			10,933			10,933
Processing and servicing fees	10,715	—			10,715			10,715
Advertising and marketing	25,895	—			25,895			25,895
Compensation and benefits	19,253	—	1,155	3EE	20,408	1,155	3EE	20,408
Other operating expenses	21,464	—			21,464			21,464
Formation and operational costs	—	2,082			2,082			2,082

Total operating expenses	88,260	2,082	1,155		91,497	1,155		91,497

Other (income) expense:
Interest income	(140)	—	137	3GG	(3)	137	3GG	(3)
Interest expense	785	—	(6)	3BB	779	(6)	3BB	779
Legal settlement and litigation expenses	609	—			609			609
Other strategic financing and transactional expenses	224	—			224			224
Derivative asset on loans to stockholders	(24,042)	—	24,042	3FF	—	24,042	3FF	—
Changes in fair value of warrant liability	2,866	1,082	(2,866)	3HH	1,082	(2,866)	3HH	1,082
Compensation expense on warrant liability	—	1,377			1,377			1,377
Transaction costs allocated to warrant liabilities	—	601			601			601
Interest earned on marketable securities held in Trust Account	—	(13)	13	3AA	—	13	3AA	—

Total other (income) expenses, net	(19,698)	3,047	21,320		4,669	21,320		4,669

Net (loss) income before provision for income taxes	3,093	(5,129)	(22,475)		(24,511)	(22,475)		(24,511)

Income tax provision	5	—	—	3DD	$5	—	3DD	5
Net (loss) income	$3,088	$(5,129)	$(22,475)		$(24,516)	$(22,475)		$(24,516)
Net loss per share of common stock—basic and diluted	$—

	Six Months Ended June 30, 2021	Period From January 14, 2021 (Inception) Through June 30, 2021	Transaction Accounting Adjustments (Assuming No Redemptions)		Six Months Ended June 30, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Six Months Ended June 30, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Weighted average shares of common stock outstanding— basic	99,367,891
Weighted average shares of common stock outstanding— diluted	261,795,841
Net loss per share Class A common stock redeemable shares—basic and diluted		$—			$(0.06)			$(0.07)
Weighted average shares outstanding—Class A common stock redeemable shares—basic and diluted		25,376,598		4	317,707,779		4	292,579,559
Net loss per share—Class B— basic and diluted		$(0.84)
Weighted average shares outstanding—Class B—basic and diluted		6,129,745
Net loss per share—Class V— basic and diluted					$(0.06)			$(0.07)
Weighted average shares outstanding—Class V—basic and diluted				4	70,773,077		4	75,573,077
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS— (Continued)
(in thousands, except share and per share data)

	Year Ended December 31, 2020		Transaction Accounting Adjustments (Assuming No Redemptions)		Year Ended December 31, 2020		Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Year Ended December 31, 2020
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical) (1)			Pro Forma Combined (Assuming No Redemptions)				Pro Forma Combined (Assuming Maximum Redemptions)
	As Restated)
Operating Revenues:
Service based revenue, net	$120,595	$—			$120,595				$120,595
Transaction based revenue, net	1,201	—			1,201				1,201

Total operating revenue, net	121,796	—	—		121,796				121,796

Operating expenses:
Provision for unrecoverable advances	25,539	—			25,539				25,539
Processing and servicing fees	21,646	—			21,646				21,646
Advertising and marketing	38,019	—			38,019				38,019
Compensation and benefits	22,210	—	3,834	3EE	26,044		3,834	3EE	26,044
Other operating expenses	15,763	—	11,711	3CC	27,474		11,711	3CC	27,474

Total operating expenses	123,177	—	15,545		138,722		15,545		138,722

Other (income) expense:
Interest income	(409)	—	272	3GG	(137)		272	3GG	(137)
Interest expense	17	—	(17)	3BB	—		(17)	3BB	—
Legal settlement and litigation expenses	4,467	—			4,467				4,467
Other strategic financing and transactional expenses	1,356	—			1,356				1,356

Total other expense, net	5,431	—	255		5,686		255		5,686

Loss before provision for income taxes	(6,812)	—	(15,800)		(22,612)		(15,800)		(22,612)
Provision for income taxes	145	—	—	3DD	145		—	3DD	145

Net loss	$(6,957)	$—	$(15,800)		$(22,757	) $	(15,800)		$(22,757)

Net loss per share of common stock - basic and diluted	$(0.08)
Weighted average shares of common stock outstanding -basic and diluted	90,986,048
Net loss per share - Class A common stock redeemable shares - basic and diluted		$—			$(0.06)				$(0.06)
Weighted average shares outstanding - Class A common stock redeemable shares - basic and diluted		—		4	317,707,779			4	292,579,559
Net loss per share - Class B - basic and diluted		$—
Weighted average shares outstanding - Class B - basic and diluted		—

	Year Ended December 31, 2020		Transaction Accounting Adjustments (Assuming No Redemptions)		Year Ended December 31, 2020	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Year Ended December 31, 2020
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical) (1)			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
	As Restated)
Net loss per share - Class V - basic and diluted		$—			$(0.06)			$(0.06)
Weighted average shares outstanding - Class V - basic and diluted		—		4	70,773,077		4	75,573,077

(1)	As VPCC’s date of inception is January 14, 2021, no statement of operations data exists for the year ended December 31, 2020.
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share data)
NOTE 1—BASIS OF PRESENTATION
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC will be treated as the “accounting acquiree” and Dave as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Dave issuing shares for the net assets of VPCC, followed by a recapitalization. The net assets of VPCC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Dave.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related Transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis that Dave is the acquirer for accounting purposes.
The pro forma adjustments reflecting the consummation of the Business Combination and related Transactions are based on certain currently available information and certain assumptions and methodologies that VPCC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. VPCC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of VPCC and Dave.
NOTE 2—ACCOUNTING POLICIES AND RECLASSIFICATIONS
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align VPCC’s financial statement presentation with that of Dave.

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related Transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“
Transaction Accounting Adjustments
”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“
Management’s Adjustments
”). VPCC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. VPCC has not reflected the income tax benefit in the pro forma statement of operations, as VPCC does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.
The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Dave’s shares outstanding, assuming the Business Combination and related Transactions occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)	Reflects the reclassification of $253.8 million held in the Trust Account to cash and cash equivalents.

(B)	Reflects the reduction in cash and VPCC’s APIC in the amount of $253.8 million related to the maximum redemption scenario.

(C)	Reflects the reclassification of VPCC’s Common Stock subject to possible redemption into permanent equity.

(D)
Reflects cash proceeds from the concurrent PIPE Investment in the amount of $210.0 million and corresponding offset to APIC, inclusive of the $15 million PIPE prefunding. The prefunding promissory note issued in August 2021 for cash is discharged with the issuance of 1.5 million shares at the closing of the Business Combination.

(E)
Reflects the conversion of approximately $0.7 million of Dave convertible notes and approximately $0.02 of accrued interest into fully vested shares of VPCC Common Stock. Using an estimated exchange ratio of 1.355009, the $0.72 million of Dave liabilities will convert into approximately 224,537 shares of Combined Company Common Stock upon the consummation of the Business Combination.

(F)	Reflects the conversion of the Dave Preferred Stock into Dave Common Stock in accordance with the Merger Agreement.

(G)	Reflects the elimination of VPCC’s retained earnings and Dave’s par value of common shares upon consummation of the Business Combination.

(H)
Reflects an adjustment of approximately $35.8 million to reduce cash and approximately $1.9 million to reduced deferred offering costs for transaction costs expected to be incurred by VPCC and Dave in relation to the Business Combination and PIPE Investment, including advisory, banking, printing, legal and accounting services. As part of the Business Combination, approximately $11.7 million was expensed and recorded in accumulated deficit, and the remaining approximately $24.1 million was determined to be equity issuance costs and offset to additional-paid-in-capital.

(I)	Reflects the payment of approximately $0.005 million of offering costs accrued on VPCC’s June 30, 2021 balance sheet.

(J)
Reflects compensation expense of approximately $1.5 million recorded in additional-paid-in-capital
and offset to accumulated deficit, related to Mr. Wilk’s stock options expected to vest upon closing of the Business Combination. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there is a cumulative expense for the amount vested between the grant date and the date of the Business Combination. The cumulative stock-based compensation expense as of the date of the Business Combination was $1.5 million. See Note
([EE])
for further details.

(K)
Reflects the exercise of Dave call options in exchange for the forgiveness of the related loans to stockholders of approximately $14.4 million and related accrued interest receivable of $0.5 million. Dave reclassified the loan and derivative asset of approximately $24.5 million to APIC. See Note
([FF])
for further details.

(L)
Reflects a pro forma adjustment for the repurchase of 6,000,000 Combined Company common stock per the terms of the Repurchase Agreement at a net price of $10 per share for a total repayment of $60.0 million as a reduction of APIC offset by an increase of accrued expenses. This pro forma adjustment is only applicable for the No Redemption Scenario as under the terms of the Repurchase Agreement no repurchase would be required in the Maximum Redemption Scenario.

(M)
Reflects the exercise of 1,670,667 Dave warrants issued in connection with the Senior Secured Debt Facility into 332,572 shares of Dave common stock immediately prior to the Business Combination. Using an estimated exchange ratio of 1.355009, the shares will convert into approximately 452,471 VPCC shares on a post-combination basis. The cashless exercise was treated as a reclassification of the warrant liability of approximately $3.0 million to APIC.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Elimination of interest income and unrealized gain on the Trust Account.

(BB)
Elimination of interest expense of $0.006 million for the six months ended June 30, 2021 and $0.02 million for the year ended December 31, 2020 related to Dave convertible debt that will convert to Combined Company Common Stock upon the closing of the Business Combination.

(CC)
Reflects the estimated transaction costs of $11.7 million as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring
item.

(DD)
The net effect of all adjustments impacting the pro forma statement of operations results in a reduction of the income tax benefit of approximately $4.7 million for the six months ended June 30, 2021 and approximately $3.3 million for the year ended December 31, 2020 based on the application of the blended statutory tax rate of 21%. However, VPCC has not reflected the income tax benefit in the pro forma statement of operations, as VPCC does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

(EE)
Reflects estimated compensation expense related to Mr. Wilk’s stock options. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there is a cumulative expense for the amount vested between the grant date and the date of the Business Combination. Stock-based compensation expense for the six months ended June 30, 2021 was approximately $1.2 million and approximately $3.8 million for the year ended December 31, 2020, inclusive of a cumulative expense of approximately $1.5 million. The cumulative expense recognized is a non-recurring
item. See NOTE
([J])
for further details. This is a
non-recurring
item.

(FF)
Reflects the elimination of historical changes in fair value of the call option of approximately $24.0 million for the six months ended June 30, 2021 and nil for the year ended December 31, 2020. This is a non-recurring
item.

(GG)
Elimination of interest income from the loans to stockholders related to the call option of $0.1 million for the six months ended June 30, 2021 and approximately $0.3 million for the year ended December 31, 2020.

(HH)
Reflects the elimination of historical changes in fair value of the Dave warrant of approximately $2.9 million for the six months ended June 30, 2021 and nil for the year ended December 31, 2020 upon exercise of the warrant immediately prior to the closing of the Business Combination. This is a non-recurring
item.

NOTE 4—EARNINGS PER SHARE
Represents the net earnings per share calculated under the
two-class
method using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and PIPE Investment, assuming the shares were outstanding since January 1, 2020. VPCC used the two-class
method to compute net income per common share, because it had issued multiple classes of common stock. The two-class
method requires earnings for the period to be allocated between multiple classes of common stock based upon their respective rights to receive distributed and undistributed earnings. As the Business Combination and PIPE Investment are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of VPCC Common Stock for the six months ended June 30, 2021:

	(in thousands, except share data)
	No Redemption			Maximum Redemption
Stockholders	Class A Shares	Class V Shares		Class A Shares	Class V Shares
Numerator
Net loss (in thousands)	$(20,034)	$(4,482	) $	(19,467)	$(5,049)

Denominator (1)
Former Dave stockholders and preferred stockholders (2)	265,519,230	70,773,077		266,719,230	75,573,077
VPCC sponsor shares (3)	4,758,113	—		3,806,491	—
VPCC public stockholders	25,376,598	—		—	—
PIPE Investment	21,000,000	—		21,000,000	—

Total shares of Dave common stock outstanding at closing of the Transaction	316,653,941	70,773,077		291,525,721	75,573,077

Net loss per share
Basic and diluted	$(0.06)	$(0.06	) $	(0.07)	$(0.07)

(1)	The denominator excludes the effect of the Founder Holder Earnout Shares due to the uncertainty related to the market vesting conditions.
(2)
Reflects the repurchase of 6,000,000 shares comprised of 4,800,000 Class V and 1,200,000 Class A Common Stock of the Combined Company by Selling Holders on the business day immediately following the Second Merger pursuant to the Repurchase Agreement. The repurchase is only applicable for the No Redemption Scenario.

(3)
Founder Shares including 951,622 shares of VPCC Class A Common Stock subject to forfeiture dependent on the number of redemptions (the “
Founder Holder Contingent Closing Shares
”). All Founder Holder Contingent Shares are forfeited in the maximum redemption scenario.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of VPCC Common Stock for the year ended December 31, 2020:

	(in thousands, except share data)
	No Redemption			Maximum Redemption
Stockholders	Class A Shares	Class V Shares		Class A Shares	Class V Shares
Numerator
Net loss (in thousands)	$(18,596)	$(4,161	) $	(18,070)	$(4,687)

Denominator (1)
Former Dave stockholders and preferred stockholders (2)	265,519,230	70,773,077		266,719,230	75,573,077
VPCC sponsor shares (3)	4,758,113	—		3,806,491	—
VPCC public stockholders	25,376,598	—		—	—
PIPE Investment	21,000,000	—		21,000,000	—

Total shares of Dave common stock outstanding at closing of the Transaction	316,653,941	70,773,077		291,525,721	75,573,077

Net loss per share
Basic and diluted	$(0.06)	$(0.06	) $	(0.06)	$(0.06)

(1)	The denominator excludes the effect of the Founder Holder Earnout Shares due to the uncertainty related to the market vesting conditions.
(2)
Reflects the repurchase of 6,000,000 shares comprised of 4,800,000 Class V and 1,200,000 Class A Common Stock of the Combined Company by Selling Holders on the business day immediately following the Second Merger pursuant to the Repurchase Agreement. The repurchase is only applicable for the No Redemption Scenario.

(3)	Founder Shares including 951,622 Founder Holder Contingent Closing Shares. All Founder Holder Contingent Shares are forfeited in the maximum redemption scenario.
VPCC currently has 6,344,150 Public Warrants and 5,100,214 Private Warrants outstanding as of June 30, 2021. Each VPCC Warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These VPCC Warrants are not exercisable until (i) 30 days after the closing of the Business Combination or (ii) 12 months from the closing of the IPO. As the Combined Company is in a loss position in 2021, any shares issued upon exercise of these VPCC Warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.
Dave currently has Dave Warrants outstanding as of June 30, 2021. The Dave Warrants are exercisable for a variable number of shares determined by a fixed percentage of the outstanding equity upon achievement of specified thresholds of the aggregate amount of delayed draw term loans funded by the lenders. Each Dave Warrant entitles the holder to purchase one share of Dave Common Stock at a variable price per share. The anticipated 1,670,667 Dave Warrants will be share settled immediately prior to Closing and are reflected in the table above. See Note ([M]) above for further details.
Dave currently anticipates 33,410,335 Dave Options outstanding immediately after the Business Combination. As the Combined Company is in a loss position in 2021, any shares issued upon exercise of these Dave Options would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

COMPARATIVE SHARE INFORMATION
The following tables present VPCC and Dave’s historical and pro forma per share data as of and for the six months ended June 30, 2021 and as of and for the year ended December 31, 2020. The pro forma net loss per common share data for the six months ended June 30, 2021 and for the year ended December 31, 2020 is presented as if the merger had been completed on January 1, 2020. The pro forma book value per share information is presented as if the merger had been completed on June 30, 2021. The information provided in the table below is unaudited.
The historical financial information of VPCC was derived from the unaudited condensed financial statements of VPCC as of June 30, 2021 and the period from January 14, 2021 (Inception) through June 30, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Dave was derived from the unaudited condensed consolidated financial statements of Dave as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, and from the audited consolidated financial statements of Dave as of December 31, 2020 and for the years ended December 31, 2020 and 2019, included elsewhere in this proxy statement/ prospectus. This information should be read together with VPCC’s and Dave’s audited financial statements and related notes, the section titled “
Unaudited
Pro Forma Condensed Combined Financial
Informatio
n
” and other financial information included elsewhere in this proxy statement/prospectus.
The Summary Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption into cash of VPCC’s common stock:

•
Assuming No Redemption
s
: This scenario assumes that no public stockholders of VPCC exercise redemption rights with respect to their public shares for a pro rata share of the funds in VPCC’s trust account.

•
Maximum Redemption
Scenari
o
: This scenario assumes that 25,376,598 of the Public Shares are redeemed for an aggregate payment of approximately $253.8 million (based on the estimated per share redemption price of approximately $10.00 per Public Share based on the as-adjusted Trust Account as of June 30, 2021). Under the terms of the Merger Agreement, Dave is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, VPCC does not have at least $210.0 million of cash available to be released from the Trust Account and/or received by VPCC under the Subscription Agreements prior to the payment or reimbursement of any transaction costs or any amounts used to repay indebtedness for Dave or VPCC. This scenario also assumes that holders of the maximum number of Public Shares that can be redeemed for cash will exercise their right to have their Public Shares redeemed for cash, with VPCC still having at least $5,000,001 of net tangible assets, after deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination. Additionally, the Founder Shares are subject to forfeiture dependent on the number of redemptions. All Founder Holder Contingent Shares are forfeited in the maximum redemption scenario.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the dates described above.

	(in thousands, except share data)
	Historical		Pro Forma Combined		Dave, Inc. Equivalent Pro Forma Per Share Data (3)
As of and for the six months ended June 30, 2021	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Net income (loss) per share—Class A and common stock—basic and diluted (2)	$—	$—	$(0.06)	$(0.07)	$(0.09)	$(0.09)
Book value per share—Class A and common stock (1)	$(0.15)	$0.05	$0.96	$0.49	$1.31	$0.66
Basic weighted average shares outstanding, Class A and common stock	99,367,891	25,376,598	317,707,779	292,579,559	N/A	N/A
Diluted weighted average shares outstanding, Class A and common stock	261,795,841	25,376,598	317,707,779	292,579,559	N/A	N/A
Net loss per share—Class B—basic and diluted (2)	N/A	$(0.84)	N/A	N/A	N/A	N/A
Book value per share—Class B (1)	N/A	$0.05	N/A	N/A	N/A	N/A
Basic and diluted weighted average shares outstanding, Class B	N/A	6,129,745	N/A	N/A	N/A	N/A
Net loss per share—Class V—basic and diluted (2)	N/A	N/A	$(0.06)	$(0.07)	$(0.09)	$(0.09)
Book value per share—Class V (1)	N/A	N/A	$0.96	$0.49	$1.31	$0.66
Basic and diluted weighted average shares outstanding, Class V	N/A	N/A	70,773,077	75,573,077	N/A	N/A
As of and for the Period ended December 31, 2020
Net loss per share—common stock—basic and diluted (4)	$(0.08)	N/A	N/A	N/A	N/A	N/A
Basic and diluted weighted average shares outstanding, common stock	90,986,048	N/A	N/A	N/A	N/A	N/A
Net loss per share—Class A—basic and diluted (4)	N/A	N/A	$(0.06)	$(0.06)	$(0.08)	$(0.08)
Basic and diluted weighted average shares outstanding, Class A	N/A	N/A	317,707,779	292,579,559	N/A	N/A
Net loss per share—Class V—basic and diluted (4)	N/A	N/A	$(0.06)	$(0.06)	$(0.08)	$(0.08)
Basic and diluted weighted average shares outstanding, Class V	N/A	N/A	70,773,077	75,573,077	N/A	N/A

(1)	Book value per share is computed as total shareholders’ equity divided by common shares outstanding.
(2)	Net loss per common share is based on the net loss and weighted average number of common shares outstanding for the six months ended June 30, 2021.
(3)
Equivalent net loss per common share—basic and diluted and equivalent book value per share information is computed by multiplying the combined pro forma per share data by the exchange ratio of 1.355009 set forth in the Merger Agreement. The purpose of equivalent pro forma per share data is to equate the respect per share values to one share of Dave.

(4)	Net loss per common share is based on the net loss and weighted average number of common shares outstanding for the year ended December 31, 2020.

VPCC SPECIAL MEETING OF STOCKHOLDERS
General
VPCC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the VPCC Board for use at the Special Meeting of VPCC Stockholders to be held on [●], 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to the VPCC Stockholders on or about [●], 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held at [●], Eastern Time, on [●], 2021, or such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. In light of the ongoing developments related to the
COVID-19
pandemic and to protect the health of VPCC Stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting https://www.cstproxy.com/vihiii/2021 and entering your control number as further explained in the accompanying proxy statement/prospectus.
Voting Power; Record Date
VPCC Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of VPCC Class A Common Stock or VPCC Class B Common Stock at the close of business on November 12, 2021, which is the record date for the Special Meeting. You are entitled to one vote for each share of VPCC Class A Common Stock or VPCC Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were shares of VPCC Class A Common Stock and VPCC Class B Common Stock outstanding in the aggregate, of which are Public Shares, are Founder Shares held by the Sponsor and the Current Independent Directors.
Vote of the Sponsor, Directors and Officers of VPCC
In connection with our IPO, VPCC entered into agreements with each of its Sponsor and its directors and officers pursuant to which each agreed to vote any shares of VPCC Class A Common Stock or VPCC Class B Common Stock owned by them in favor of the Business Combination. Concurrently with the execution of the Merger Agreement, VPCC, Dave, the Founder Holders (i.e., Sponsor and the Current Independent Directors), and the other directors and officers of VPCC (together with the Founder Holders, the “
Insiders
”) entered into the Founder Holder Agreement, pursuant to which, among other things, the Insiders agreed to: (a) waive certain anti-dilution rights set forth in Section 4.3(b)(ii) of VPCC’s Existing Charter; (b) surrender to VPCC, on a pro rata basis, immediately prior to the consummation of the Mergers and for no consideration, up to 951,622 shares of VPCC Class A Common Stock (after giving effect to the Founder Holder Class B Conversion) comprising the Founder Holder Contingent Closing Shares, in the event that the number of shares of VPCC Class A Common Stock equal to (x) the shares of VPCC Class A Common Stock held by the VPCC Stockholders (other than the Founder Holders) that are redeemed in connection with the VPCC Share Redemptions minus
(y) the shares of VPCC Class A Common Stock purchased by Sponsor or one or more of its affiliates or certain related parties prior to the Closing in connection with a VPCC Share Redemptions Alternative Financing, represents greater than 20% of the shares of VPCC Class A Common Stock held by the VPCC Stockholders as of the date of the Merger Agreement; (c) subject to potential forfeiture, on a pro rata basis, 1,586,037 shares of VPCC Class A Common Stock comprising the Founder Holder Earnout Shares in accordance with the terms of the Merger Agreement, such that 100% of the Founder Holder Earnout Shares will be forfeited in the event that the Combined Company Class A Common Stock does not achieve a trading price of at least $12.50 per share following the Closing, and 40% of Founder Holder Earnout Shares will be forfeited in the event that the

Combined Company Class A Common Stock does not achieve a trading price of at least $15.00 per share following the Closing (in each case, as such trading prices may be adjusted for any dividend, subdivision, stock split or similar event, and as determined by reference to the volume-weighted average price achieved for at least 20 trading days within any 30 consecutive trading days) prior to the fifth (5th) anniversary of the Closing (and provided that, in connection with any change of control of the Combined Company prior to such fifth (5 th
) anniversary, such Founder Holder Earnout Shares shall become no longer subject to forfeiture based upon the value received by holders of Combined Company Class A Common Stock being at least equal to such trading prices in connection with such change of control); (d) vote their VPCC equity interests in favor of the Transactions, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting; and (e) not to transfer any shares of VPCC Common Stock until the Closing, other than to an affiliate.
Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of VPCC Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by the Sponsor have no redemption rights upon VPCC’s liquidation and will be worthless if no business combination is effected by us by March 9, 2023 (or if such date is extended at a duly called meeting of our stockholders, such later date). However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any shares of VPCC Class A Common Stock they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of VPCC Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the VPCC Class A Common Stock and VPCC Class B Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The Business Combination Proposal, the Governance Proposals (on an advisory basis), the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal, the Repurchase Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of VPCC’s shares of VPCC Class A Common Stock and VPCC Class B Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the Special Meeting, voting as a single class. Approval of the Charter Amendment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of VPCC’s outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock entitled to vote thereon at the Special Meeting, voting as single class. Directors are elected by a plurality of the votes cast by holders of the outstanding shares of VPCC Class A Common Stock and VPCC Class B Common Stock, voting as a single class. This means that the [●] director nominees who receive the most affirmative votes will be elected. VPCC Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the Governance Proposals the Director Election Proposal, the Share Issuance Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Repurchase Proposal, but will have the same effect as a vote AGAINST the Charter Amendment Proposal.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal at the Special Meeting. Each of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal are cross-conditioned on the approval of each other. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposals.
Recommendation to VPCC Stockholders
After careful consideration, the VPCC Board unanimously recommends that VPCC Stockholders vote “FOR” each Proposal being submitted to a vote of the VPCC Stockholders at the Special Meeting.

For a more complete description of VPCC’s reasons for the approval of the Business Combination and the recommendation of the VPCC Board, see the section titled “
The Business Combination and the Merger Agreement—VPCC’s Board of Directors’ Reasons for the Approval of the Business Combination
.”
Voting Your Shares
Each share of VPCC Class A Common Stock and each share of VPCC Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of VPCC Class A Common Stock and VPCC Class B Common Stock that you own. There are several ways to vote your shares of VPCC Class A Common Stock and VPCC Class B Common Stock:

•
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of VPCC Class A Common Stock or VPCC Class B Common Stock will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Governance Proposals, “FOR” the Director Election Proposal, “FOR” the Share Issuance Proposal, “FOR” the 2021 Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Repurchase Proposal and “FOR” the Adjournment Proposal.

•
You can attend the Special Meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. In light of the ongoing developments related to the
COVID-19
pandemic and to protect the health of VPCC Stockholders and the community, the Special Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Special Meeting by visiting and entering your control number as further explained in the accompanying proxy statement/prospectus. However, if your shares of VPCC Class A Common Stock or VPCC Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of VPCC Class A Common Stock or VPCC Class B Common Stock.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify VPCC’s secretary, in writing, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.
No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Director Election Proposal, the Share Issuance Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Repurchase Proposal, and, if presented, the Adjournment Proposal. Under the VPCC bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of VPCC Class A Common Stock or VPCC Class B Common Stock, you may call Morrow Sodali LLC, our proxy solicitor, at
(800) 662-5200
(toll free) (banks and brokerage firms, please call collect: (203) 658-9400 or by email to VPCC.info@investor.morrowsodali.com.
Redemption Rights
Under VPCC’s Existing Charter, any holder of VPCC Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata
share of the aggregate amount on deposit in the Trust Account, including interest but net of taxes payable, calculated as of two (2) business days prior to the Closing. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata
share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two (2) business days prior to the Closing, including interest but net of taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2021 of approximately $253,782,145.56, the estimated per share redemption price would have been approximately $10.00.
In order to exercise your redemption rights, you must:

•
if you hold your shares of VPCC Class A Common Stock through units, elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

•
check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of VPCC Class A Common Stock;

•
prior to 5:00 p.m., Eastern Time, on [●], 2021 (two (2) business days before the Special Meeting), (i) tender your shares physically or electronically and (ii) submit a request in writing that we redeem your Public Shares for cash, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street Plaza, 30 th
Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

•
deliver your shares of VPCC Class A Common Stock either physically or electronically through DTC to the transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is VPCC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, VPCC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of VPCC Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the
e-mail
address or address listed above.
Holders of outstanding units of VPCC must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, stockholders should verify the market price of VPCC Class A Common Stock as they may receive higher proceeds from the sale of their VPCC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. VPCC cannot assure you that you will be able to sell your shares of VPCC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the VPCC Class A Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of VPCC Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata
share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of VPCC following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and we do not consummate a “business combination” (as defined in VPCC’s Existing Charter) by March 9, 2023 (or if such date is extended at a duly called meeting of our stockholders, such later date), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the Public Stockholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to holders of shares of VPCC Class A Common Stock or VPCC Class B Common Stock in connection with the Business Combination.
Proxy Solicitation Costs
VPCC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. VPCC and its directors, officers and employees may also solicit proxies in person. VPCC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. VPCC will bear the cost of the solicitation.
VPCC has hired Morrow to assist in the proxy solicitation process. VPCC will pay that firm a fee of $32,500, plus costs and expenses. VPCC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. VPCC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION AND THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement and the Business Combination. A copy of the Merger Agreement is attached as
Annex
 A
to this proxy statement/prospectus and is incorporated by reference. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about VPCC, Dave, First Merger Sub or Second Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Mergers and the terms and conditions of the Merger Agreement. In the event of any discrepancy between the following summary and the terms of the Merger Agreement, the Merger Agreement will control. Capitalized terms not otherwise defined herein have the definition given to them in the Merger Agreement.
VPCC is asking its stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby. VPCC Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection titled “
The Merger Agreement
” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because VPCC is holding a Special Meeting of stockholders to vote on the Business Combination, VPCC may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of VPCC Class A Common Stock and VPCC Class B Common Stock that are voted at the Special Meeting, voting as a single class.
The Merger Agreement
Structure
Under the Merger Agreement: (a) First Merger Sub will merge with and into Dave (the “
First Merger
”), with Dave being the surviving corporation of the First Merger (such company, in its capacity as the surviving corporation of the First Merger, the “
Surviving Corporation
”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving company of the Second Merger (such company, in its capacity as the surviving company of the Second Merger, the “
Surviving Entity
”). The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by VPCC’s Existing Charter.
Recapitalization
Prior to the Closing, Dave will cause the Recapitalization to occur, namely:

•
each share of Dave Preferred Stock that is issued and outstanding immediately prior to the Effective Time to automatically convert into a number of shares of Dave Common Stock, at their respective conversion ratio;

•
a dual-class Dave Common Stock structure to be implemented consisting of (x) Class A common stock, par value $0.00001 per share (“
Dave Class
 A Common Stock
”), with respect to which each holder thereof has one (1) vote per share on each matter subject to the vote of the Dave Stockholders, and (y) Class V common stock, par value $0.00001 per share (the “
Dave Class
 V Common Stock
”), with respect to which each holder thereof has ten (10) votes per share on each matter subject to the vote of the Dave Stockholders;

•	each authorized share of the Dave Common Stock to automatically convert, effective as of the Recapitalization, into a share of Dave Class A Common Stock; and

•
immediately thereafter, each share of Dave Class A Common Stock held by Jason Wilk, the Chief Executive Officer and
Co-Founder
of Dave (“
Mr.
 Wilk
”), as of immediately prior to the consummation of the Recapitalization to be exchanged or converted into one (1) share of Dave Class V Common Stock.

Completion and Effectiveness of the Mergers
The Mergers will be completed as promptly as reasonably practicable (but no later than the fifth business day) after all of the conditions to the obligations of the parties to consummate the Mergers are satisfied or waived, including the requisite approval of the VPCC Stockholders and Dave Stockholders, or at such other time as the parties agree, unless earlier terminated in accordance with the terms of the Merger Agreement. For a more complete description of the conditions that must be satisfied prior to the Closing, see the section titled “
—Conditions to the Completion of the Mergers
”. For more information on termination rights, see the section titled “
—Termination
”. The Mergers are anticipated to occur after the Special Meeting, which is further described in the section titled “
VPC Special meeting of Shareholders
”. As of the date of this proxy statement/prospectus, the parties expect that the Business Combination, including the Mergers, will be consummated during the third or fourth quarter of 2021. However, there can be no assurance as to when or if the Mergers will occur.
Merger Consideration
The Dave Stockholders (including holders of Dave Restricted Stock) and holders of vested Dave Options will receive aggregate merger consideration with an implied value of $3,500,000,000 (the “
Equity Value
”), consisting of a number of shares of Combined Company Common Stock, with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by
$10.00 (the “
Aggregate Stock Consideration
”).
No fractional shares of VPCC Common Stock will be issued, and no payment will be made with respect to any fractional share that a Dave Interest Holder would otherwise be entitled to receive. In lieu of the issuance of such fractional share, the number of shares of Combined Company Common Stock otherwise issuable to such Dave Interest Holder will be rounded down to the nearest whole number.
Treatment of Dave Equity Interests
Capital Stock
In connection with the Mergers, (a) each share of Dave Class A Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly issued Combined Company Class A Common Stock equal to the Per Share Dave Stock Consideration and (b) each share of Dave Class V Common Stock held by the Company Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly authorized and issued Combined Company Class V Common Stock equal to the Per Share Dave Stock Consideration.
In connection with the Transactions, the shares of Combined Company Common Stock received as consideration by Mr. Wilk will be shares of Combined Company Class V Common Stock, and will entitle Mr. Wilk to ten (10) votes per share until such time as such shares of Combined Company Class V Common Stock are exchanged pursuant to the terms of the Proposed Charter for an equal number of shares of Combined Company Class A Common Stock (as more fully described below under “—
Certain Agreements Related to the Business Combination—Proposed Charter and Combined Company Amended and Restated Bylaws
”). Mr. Wilk’s shares of Combined Company Class V Common Stock will provide him with approximately 70.3% of the voting power of the Combined Company Common Stock outstanding immediately following the Effective Time (and prior to any repurchases of shares of Combined Company Class V Common Stock by the Combined Company pursuant to the Repurchase (as further discussed below under “—
Certain Agreements Related to the Business Combination—Repurchase Agreement
”)), assuming no redemptions by VPCC Stockholders.

Warrants
Under the terms of the Merger Agreement, each Dave Warrant that is outstanding and unexercised immediately prior to the Effective Time will be automatically terminated in accordance with the terms of the applicable Dave Warrant and be of no further force or effect as of the Effective Time.
Vested and Unvested Options
Under the terms of the Merger Agreement, each Dave Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) (other than any Dave
Non-Plan
Option, which will be handled as set forth below under “
Non-Plan
Option
,” below) will be automatically assumed by VPCC and converted into an option to acquire an adjusted number of shares of Combined Company Class A Common Stock at an adjusted exercise price per share, determined in the manner described below (each such resulting option, a “
Rollover Option
”). Each Rollover Option will continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Dave Option, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Options. The shares of Dave Common Stock issuable upon the exercise of Dave Options that are outstanding, unexercised and unvested immediately prior to the Effective Time (such options, the “
Unvested Dave Options
”) are not included in the calculation of the “Dave Stock Adjusted Fully Diluted Shares” for purposes of the calculation of the Per Share Dave Stock Consideration, and the shares of Combined Company Class A Common Stock issuable upon the exercise of Rollover Options representing at the Effective Time Unvested Dave Options (such shares, “
Unvested Rollover Option Shares
”) are not considered a part of the Aggregate Stock Consideration. The Unvested Rollover Option Shares will reduce the shares of Combined Company Class A Common Stock initially available for issuance under the 2021 Plan (as further discussed below under “—
Certain Agreements Related to the Business Combination—Equity Incentive Plans
”).
The number of shares of Combined Company Class A Common Stock subject to each Rollover Option shall be determined by multiplying the number of shares of Dave Capital Stock subject to the corresponding Dave Option by the Per Share Dave Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Combined Company Class A Common Stock. The per share exercise price for the Combined Company Class A Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Dave Capital Stock subject to the Dave Option, as in effect immediately prior to the Effective Time, by the Per Share Dave Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described under the Merger Agreement shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Dave Option to which Section 422 of the Code applies, the exercise price and the number of shares of Combined Company Class A Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.
Non-Plan
Options
Under the terms of the Merger Agreement, each Dave
Non-Plan
Option that was granted prior to Closing and is outstanding and unexercised immediately prior to the Effective Time will be automatically cancelled for no consideration.
Restricted Stock
Under the terms of the Merger Agreement, each award of Dave Restricted Stock that is outstanding and unvested immediately prior to the Effective Time will be automatically assumed by VPCC and converted into an award of restricted stock with respect to an adjusted number of shares of Combined Company Class A Common Stock (the “
Rollover Restricted Stock
”) determined by multiplying the number of shares of Dave Restricted Stock subject to such award by the Per Share Dave Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Combined Company Class A Common Stock. All Rollover Restricted Stock will continue to be governed by substantially the same terms and conditions (including vesting terms) as were applicable to the corresponding former Dave Restricted Stock, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Restricted Stock.
Ownership after the Closing
It is anticipated that, upon completion of the Transactions, depending on the number of VPCC Share Redemptions and subject to the assumptions set forth below, the concentration of ownership of the issued and outstanding capital stock of the Combined Company will be as follows:

	Ownership Percentage
Beneficial Owners	No Redemption Scenario	Maximum Redemption Scenario
VPCC’s existing Public Stockholders (collectively, but excluding any shares issued to such persons in connection with the PIPE Investment)	6.5%	0.0%
Founder Holders	1.6%	1.5%
Dave Interest Holders	86.5%	92.8%
PIPE Investors (collectively, but excluding any Public Shares held by such persons)	5.4%	5.7%
The foregoing illustrative ownership percentages of the Combined Company (a) include the 1,586,037 shares of VPCC Class A Common Stock representing the Founder Holder Earnout Shares and (b) assume (1) (x) in the case of the no redemption scenario, no Public Shares are elected to be redeemed by VPCC Stockholders and (y) in the case of the maximum redemption scenario, all Public Shares are elected to be redeemed by VPCC Stockholders, (2) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $210,000,000, (3) the consummation of the transactions contemplated by the Founder Holder Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment and VPCC Share Redemptions resulting in the surrender (x) in the case of the no redemption scenario, of no shares of VPCC Class A Common Stock and (y) in the case of the maximum redemption scenario, of 951,622 shares of VPCC Class A Common Stock, (4) that immediately after the Closing, the total number of shares of Combined Company Class A Common Stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 318,239,978 and (y) in the case of the maximum redemption scenario, approximately 293,111,758 and (5) the consummation of the transactions contemplated by the Repurchase Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the VPCC Share Redemptions, resulting in the repurchase (x) in the case of the no redemption scenario, of 6,000,000 shares of Combined Company Common Stock pursuant to the Repurchase Agreement immediately following the Closing and (y) in the case of the maximum redemption scenario, of no shares of Combined Company Class A Common Stock pursuant to the Repurchase Agreement.
Conditions to the Completion of the Mergers
Mutual Conditions to the Completion of the Mergers
The obligations of each party to effect the Mergers are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of the following conditions:

•
at the Special Meeting, the VPCC Stockholders must have approved (the “
Requisite VPCC Stockholder Approval
”): (1) the adoption of the Merger Agreement and approval of the Transactions; (2) the issuance of the number of shares of Combined Company Class A Common Stock to be issued in connection with the First Merger; (3) an increase in the number of authorized shares of Combined Company Class A Common Stock as may be required by the immediately preceding clause; (4) the amendment and restatement of VPCC’s governing documents to be effective from and after the Closing; (5) the adoption and approval of the Equity Incentive Plans (as defined below); (6) the election of the certain persons to the VPCC Board; (7) the approval of the Repurchase and (8) any other proposals VPCC deems necessary or desirable to consummate the Transactions;

•	all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Transactions shall have expired or otherwise been terminated;

•
no provision of any applicable law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent order enjoining or making illegal the consummation of the Transactions will be in effect;

•	certain specified authorizations, consents, orders, approvals, non-objections, declarations, filings or waiting periods shall have been made, received or expired, as applicable;

•
the shares of Combined Company Class A Common Stock to be issued in connection with the Closing shall have been conditionally approved for listing upon the Closing on Nasdaq, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance; and

•
the Registration Statement, of which this proxy statement/prospectus forms a part, must be effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Dave Conditions to the Completion of the Mergers
In addition, the obligation of Dave to complete the Mergers is further subject to the satisfaction or waiver of the following conditions:

•
the fundamental representations and warranties of VPCC (i.e., representations related to organization and qualification, subsidiaries, capitalization, authority relative to the Merger Agreement and VPCC’s trust account) must have been true and correct in all material respects on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “VPCC Material Adverse Effect,” as defined below, or any similar limitation contained therein; and all other representations and warranties of VPCC set forth in the Merger Agreement must have been true and correct on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “VPCC Material Adverse Effect” or any similar limitation contained therein), except, in each case, where the failure of such representations and warranties of VPCC to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a VPCC Material Adverse Effect;

•
VPCC, First Merger Sub and Second Merger Sub must have performed and complied with all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date, in each case in all material respects;

•	certain individuals must have resigned from their positions and offices with VPCC;

•
VPCC must have delivered, or caused to be delivered, or stand ready to deliver, to Dave all of the certificates, instruments, contracts and other documents required to be delivered by VPCC pursuant to the Merger Agreement;

•	VPCC must have made appropriate arrangements to have the cash available in the Trust Account, less any amounts required to satisfy VPCC Share Redemptions, available to VPCC for payment of Dave’s transaction costs (“ Dave Transaction Costs ”) and VPCC’s transaction costs (“ VPCC Transaction Costs ”) at the Closing; and
the amount of VPCC Available Cash must equal or exceed $210,000,000 (the “
VPCC Minimum Cash Condition
”). For the purpose of the foregoing conditions, “
VPCC Material Adverse Effect
” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences that would reasonably be expected to prevent or materially delay the ability of VPCC, First Merger Sub or Second Merger Sub to consummate the Transactions;
provided, however,
that no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a VPCC Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of the Merger Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Merger Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) events or conditions generally affecting the industries and markets in which VPCC or any of the Merger Subs operates including changes in interest rates; (v) earthquakes, hurricanes, tornados, pandemics (including
COVID-19)
or other natural or
man-made
disasters; (vi) acts of war, sabotage, or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or changes in global or national political or social conditions; (vii) the taking of any action required to be taken by the Merger Agreement, or omitting to take any action that VPCC or either Merger Sub is required not to take pursuant to the terms of the Merger Agreement, or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with stockholders, PIPE Investors or Governmental Entities); (viii) the consummation and effects of the VPCC Share Redemptions; or (ix) that VPCC may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such warrants of VPCC as equity rather than liabilities, the “
Warrant Accounting Issue
”);
provided
,
however
, that (A) if a change or effect related to
clauses (i)
,
(ii)
,
(iii)
,
(iv)
,
(v)
or
(vi)
 disproportionately adversely affects VPCC and the Merger Subs, compared to other persons operating in the same industries and geographies as VPCC and the Merger Subs, then such disproportionate impact may be taken into account in determining whether a VPCC Material Adverse Effect has occurred, and (B) if a change or effect related to clause (ix)
 disproportionately adversely affects VPCC compared to other special purpose acquisition companies that have consummated initial public offerings prior to the release of that certain Staff Statement on Select Issues Pertaining to Special Purpose Acquisition Companies, dated March 31, 2021, released by the SEC (the “
SEC Warrant Accounting Statement
”), and have not consummated an initial business combination, then such disproportionate impact may be taken into account in determining whether a VPCC Material Adverse Effect has occurred.
VPCC and Merger Subs Conditions to the Completion of the Mergers
In addition, the obligations of VPCC, First Merger Sub and Second Merger Sub to complete the Mergers is further subject to the satisfaction or waiver of the following conditions:

•
the fundamental representations and warranties of Dave (i.e., representations related to organization and qualification, subsidiaries, capitalization, due authorization, and brokers and third party expenses) must have been true and correct in all material respects on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “Dave Material Adverse Effect,” as defined below, or any similar limitation contained therein); and all other representations and warranties of Dave set forth in the Merger Agreement must have been true and correct on and as of the date of the Merger Agreement and the Closing Date as though made on and as of the date of the Merger Agreement and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “Dave Material Adverse Effect” or any similar limitation contained therein), except, in each case, where the failure of such representations and warranties of Dave to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Dave Material Adverse Effect;

•
Dave and its subsidiaries must have performed or complied with all of its agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Closing Date in all material respects;

•
Dave must have delivered to VPCC a stockholder action by written consent (the “
Stockholder Written Consent
”), by Dave Stockholders collectively holding sufficient number, type and classes of Dave Capital Stock, adopting and approving the Merger Agreement and the transactions contemplated thereby and constituting the requisite approval under the DGCL and Dave’s governance documents with respect to the Merger Agreement and the transactions contemplated thereby (the “
Requisite Dave Stockholder Approval
”), and such approval shall remain in full force and effect;

•	since the date of the Merger Agreement, there must not have occurred a Dave Material Adverse Effect;

•	certain individuals must have resigned from their positions and offices with Dave;

•	Dave must have delivered, or stand ready to deliver, to VPCC all of the certificates, instruments, contracts and other documents specified to be delivered by Dave pursuant to the Merger Agreement; and

•	the Recapitalization shall have been consummated in accordance with and compliance with Dave’s governance documents and applicable law.
For purposes of the foregoing conditions, “
Dave Material Adverse Effect
” shall means any change, event, development, circumstance, or occurrence, that, individually or when aggregated with other changes, events, developments, circumstances or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of Dave and its subsidiaries, taken as a whole; or (b) has or is reasonably likely to prevent or materially delay the ability of Dave or any of its subsidiaries to consummate the Transactions;
provided
,
however
, that
no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, will be taken into account in determining whether a Dave Material Adverse Effect has occurred pursuant to the foregoing clause (a): (i) acts of war, sabotage, or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism, or changes in global or national political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including
COVID-19)
or other natural or
man-made
disasters; (iii) the taking of any action required to be taken by the Merger Agreement, or omitting to take any action that Dave is required not to take pursuant to the terms of the Merger Agreement, or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with Members, suppliers, employees or governmental entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any governmental entity after the date of the Merger Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Merger Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which Dave operates including changes in interest rates; or (viii) any failure to meet any projections, forecasts, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this clause (viii) shall not prevent a determination that any change, event, development, circumstance or occurrence (alone or in combination) underlying such failure has resulted in a Dave Material Adverse Effect;
provided
,

however
, that
if a change or effect related to clauses (i), (ii), (iv), (v), (vi) or (vii) disproportionately adversely affects Dave and its subsidiaries, compared to other businesses operating in the same industries and geographies as Dave and its subsidiaries, then such disproportionate impact may be taken into account in determining whether a Dave Material Adverse Effect has occurred.
Representations and Warranties
The Merger Agreement contains representations and warranties that VPCC, First Merger Sub and Second Merger Sub, on the one hand, and Dave and its subsidiaries, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if such statements made in the representations and warranties prove to be incorrect. In addition, certain of the assertions made in the representations and warranties are qualified by the information in the Dave Disclosure Letter and VPCC Disclosure Letter, respectively, exchanged by the parties in connection with the execution of the Merger Agreement. While VPCC and Dave do not believe that these disclosure letters contain information required to be publicly disclosed under applicable securities laws, other than information that has already been so disclosed, the disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about VPCC, First Merger Sub, Second Merger Sub, Dave and its subsidiaries or any other matter, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between VPCC, First Merger Sub and Second Merger Sub, on the one hand, and Dave and its subsidiaries, on the other hand, and are modified by the disclosure letters.
Dave, on behalf of itself and its subsidiaries, has made representations and warranties in the Merger Agreement relating to the following matters:

•	Organization and Qualification

•	Dave Subsidiaries

•	Capitalization

•	Due Authorization

•	No Conflict; Governmental Consents and Filings

•	Legal Compliance; Permits

•	Financial Statements

•	No Undisclosed Liabilities

•	Absence of Certain Changes or Events

•	Litigation

•	Dave Benefit Plans

•	Labor Relations

•	Real Property; Tangible Property

•	Taxes

•	Environmental Matters

•	Brokers; Third Party Expenses

•	Intellectual Property

•	Privacy

•	Agreements, Contracts and Commitments

•	Insurance

•	Affiliate Matters

•	Certain Provided Information

•	Material Customers and Material Suppliers

•	Absence of Certain Business Practices

•	Product Liability

•	Required Vote

•	Disclaimer of Other Warranties
VPCC, First Merger Sub and Second Merger Sub have made representations and warranties in the Merger Agreement relating to the following matters:

•	Organization and Qualification

•	VPCC Subsidiaries

•	Capitalization

•	Authority Relative to the Merger Agreement

•	No Conflict; Required Filings and Consents

•	Compliance; Permits

•	VPCC SEC Reports; Financial Statements; No Undisclosed Liabilities

•	Absence of Certain Changes or Events

•	Litigation

•	Business Activities

•	VPCC Material Contracts

•	VPCC Listing

•	PIPE Investment Amount

•	Trust Account

•	Taxes

•	Information Supplied

•	Board Approval; Stockholder Vote

•	Brokers

•	Indebtedness

•	Founder Holder Agreement

•	Disclaimer of Other Warranties
No Survival
The Merger Agreement provides that none of the representations and warranties of VPCC, Dave, First Merger Sub and Second Merger Sub contained in the Merger Agreement, any other Transaction Agreement or any instrument delivered pursuant to the Merger Agreement prior to the Closing will survive the Closing, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity)

with respect thereto will terminate at the Closing. Notwithstanding the foregoing, the covenants and agreements in the Merger Agreement, any other Transaction Agreement or any instrument delivered pursuant to the Merger Agreement that by their terms survive the Closing will survive the Closing and nothing in the Merger Agreement will relieve any party from liability for any intentional breach of the Merger Agreement or actual fraud.
Non-Solicitation
Pursuant to the Merger Agreement, both VPCC and Dave have agreed not to, and have agreed to cause each of their respective subsidiaries and its and their respective directors, officers and employees not to, and have agreed to instruct and use their respective reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) solicit, initiate, assist, knowingly encourage or facilitate or cooperate with any inquiries regarding, or the submission or announcement by any person or “group” (as defined in the Exchange Act and the rules thereunder) of, any proposal or offer that constitutes or would reasonably be expected to lead to any VPCC Acquisition Proposal or Dave Acquisition Proposal (each as defined below), as applicable, or any VPCC Acquisition Transaction or Dave Acquisition Transaction (each as defined below), as applicable; (ii) furnish, or afford access to (including through any virtual data room), any information (except for, in respect of VPCC, information that is publicly available as of the date of the Merger Agreement or is made publicly available after the date of the Merger Agreement pursuant to applicable law or stock exchange requirements) regarding itself, any of its subsidiaries, or their respective businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to person or “group” (as defined in the Exchange Act and the rules thereunder) in connection with, for the purpose of assisting, soliciting, initiating, encouraging or facilitating, or in response to, or that would reasonably be expected to lead to, any VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable; (iii) enter into, continue, engage in or otherwise participating in any discussions or negotiations with any person or “group” (as defined in the Exchange Act and the rules thereunder) with respect to any VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or any VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable, or any agreement, arrangement or understanding (including any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or any VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable), or any inquiry, proposal or offer that would reasonably be expected to lead to any VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or any VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable, or announce an intention to do so; (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or any VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable; or (v) release any third person, or waive any provision of, any confidentiality agreement to which such person is a party and which directly relates to a VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or a VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable.
Pursuant to the terms of the Merger Agreement, each of VPCC and Dave agreed to, and have agreed to cause each of their respective affiliates and its and their respective directors, officers and employees, and have agreed to instruct and use reasonable best efforts to cause their respective other Representatives to immediately (as of the date of the Merger Agreement) cease any existing solicitation of, or discussions or negotiations with, any person or “group” (as defined in the Exchange Act and the rules thereunder) relating to any VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or any VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable, promptly following the date of the Merger Agreement.
If VPCC or Dave receives an acquisition proposal or any inquiry, proposal or offer or request for information or request for discussions or negotiations, regarding or constituting any VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or any VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable, or that is reasonably likely to lead to a VPCC Acquisition Proposal or Dave Acquisition Proposal, as applicable, or a VPCC Acquisition Transaction or Dave Acquisition Transaction, as applicable, then such party will promptly (and in no event later than 48 hours after its receipt of such acquisition proposal or inquiry, proposal, offer or request) notify the other party in writing of such acquisition proposal or inquiry, proposal, offer or request (including, unless expressly prohibited by a confidentiality agreement in effect as of the date of the Merger Agreement, the identity of the person making or submitting such request or acquisition proposal and the material terms and conditions thereof).
“
VPCC Acquisition Proposal
” means any written or bona fide oral inquiry, proposal or offer contemplating or otherwise relating to any VPCC Acquisition Transaction.
“
VPCC Acquisition Transaction
” means any “initial business combination” as defined in the final IPO prospectus of VPCC on file with the SEC (other than the Transactions or any other transactions with Dave and its affiliates).
“
Dave Acquisition Proposal
” means any written or bona fide oral inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of VPCC or any of its affiliates) contemplating or otherwise relating to any Dave Acquisition Transaction.
“
Dave Acquisition Transaction
” means any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:

•
any merger, consolidation, amalgamation, share exchange, business combination, joint venture, acquisition, financing, recapitalization (for the avoidance of doubt, other than the Recapitalization), dissolution, liquidation, reorganization or other similar transaction involving Dave or any of its subsidiaries;

•
any issuance, sale, pledge, disposal of, transfer or encumbrance of any securities (or instruments convertible into or exercisable or exchangeable for, such securities) of Dave or any of its subsidiaries, other than issuances, sales, pledges, disposals, transfers or encumbrances of securities (or instruments convertible into or exercisable or exchangeable for, such securities) expressly permitted by interim operating covenants in the Merger Agreement (as more fully described below under “—
Covenants—Operation of Business Pending the Merger
”);

•
any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 10% or more of the outstanding voting power of Dave or any of its subsidiaries; or (ii) in which Dave or any of its subsidiaries issues, transfers, sells or pledges securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 10% or more of the outstanding voting power of Dave or any of its subsidiaries (after giving effect to such transaction);

•
any sale, pledge exchange, transfer, acquisition or disposition of 10% or more of the assets of Dave, any of its subsidiaries or of any business or businesses that constitute or account for 10% or more of the revenues or income of Dave or any of its subsidiaries;

•
any or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 10% or more of the outstanding voting power of the Dave or any of its subsidiaries;

•
any combination of the foregoing types of transaction if the sum of the percentage of the voting power of Dave or any of its subsidiaries or of the revenues, income or assets of Dave or any of its subsidiaries involved is 10% or more; or

•	any other transaction that would reasonably be expected to materially impede, materially delay, materially interfere with or prevent the consummation of the Transactions.
provided
that, for the avoidance of doubt, nothing in this definition of “Dave Acquisition Proposal” shall be deemed to limit the restrictions set forth in the interim operating covenants in the Merger Agreement (as more fully described below under “—
Covenants—Operation of Business Pending the Merger
”) or otherwise permit Dave or any of its subsidiaries to take or omit to take any action that prohibited by such interim operating covenants in the Merger Agreement;
provided
,
further
, with respect to any action by Dave (x) in respect of which VPCC provides prior written consent in accordance with the interim operating covenants in the Merger Agreement or (y) that is explicitly disclosed in Dave’s disclosure letter, Dave’s taking of such action shall not, in such instance only and not in any future instances, be considered a Dave Acquisition Proposal solely to the extent Dave has taken such action in accordance with the explicit terms of such consent or as explicitly disclosed in Dave’s disclosure letter.
VPCC Stockholder Meeting
As promptly as practicable after the Registration Statement, of which this proxy statement/prospectus forms a part, becomes effective, VPCC will cause the Special Meeting of the VPCC Stockholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite VPCC Stockholder Approval and VPCC will use its reasonable best efforts to obtain the Requisite VPCC Stockholder Approval at the Special Meeting. VPCC will be entitled to postpone or adjourn the special meeting only: (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the VPCC Board has reasonably determined in good faith after consultation with VPCC’s outside legal counsel is required by applicable law is disclosed to the VPCC Stockholders and for such supplement or amendment to be promptly disseminated to the VPCC Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares VPCC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from VPCC Stockholders for purposes of obtaining the Requisite VPCC Stockholder Approval;
provided, that
(A) in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Special Meeting shall be reconvened as promptly as practicable and in any event no later than five business days after the date that such matters are resolved and (B) in no event shall the special meeting be held later than three business days prior to January 31, 2022 without prior written consent of Dave.
The VPCC Board unanimously recommends that VPCC Stockholders vote to approve the plan of merger set forth in the Merger Agreement (such recommendation of the VPCC Board being referred to as the “
VPCC Recommendation
”). VPCC has agreed that neither the VPCC Board nor any committee thereof will (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the VPCC Recommendation, (ii) approve, recommend or declare advisable any VPCC Acquisition Proposal, (iii) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the equity securities of VPCC (other than the Transactions) shall have been commenced by any third party (and in no event later than one business day prior to the date of the Special Meeting, as it may be postponed or adjourned), a statement disclosing that the VPCC Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the VPCC Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the VPCC Board recommends rejection of such tender or exchange offer), or (iv) fail to take certain specified actions in support of a VPCC Acquisition Transaction (with such actions constituting a “
VPCC Change in Recommendation
”). Unless the Merger Agreement has been earlier validly terminated in accordance with its terms, VPCC has agreed that the VPCC Stockholder matters shall be submitted to VPCC Stockholders at the Special Meeting for the purpose of obtaining the Requisite VPCC Stockholder Approval and nothing contained in the Merger Agreement shall be deemed to relieve VPCC of such obligation.
Dave Stockholder Action by Written Consent
As promptly as practicable after the Registration Statement becomes effective, Dave will solicit the Requisite Dave Stockholder Approval via written consent in accordance with Section 228 of the DGCL and Dave’s governing documents. Dave will use reasonable best efforts to cause the Written Consent Parties to duly execute and deliver Stockholder Written within two business days of the Registration Statement becoming effective. As promptly as possible following the execution and delivery of such Stockholder Written Consents to Dave, Dave shall deliver to VPCC a copy of such consents. If any Written Consent Party fails to deliver its Stockholder Written Consent to Dave within two business days of the Registration Statement becoming effective, VPCC shall have the right to terminate the Merger Agreement. Promptly (but in any event within two business days) following the receipt of the Requisite Dave Stockholder Approval via the Stockholder Written Consents, Dave has agreed to prepare and deliver to the Dave Stockholders who have not executed and deliver Stockholder Written Consents the notice required by Section 228€ of the DGCL and include a description of the appraisal rights of the Dave Stockholders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable law (the “
Dave Information Statement
”). The Dave Information Statement will include a statement to the effect that the Dave Board unanimously recommends that the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby be adopted by the Dave Stockholders (the “
Dave Recommendation
”). Neither the Dave Board nor any committee thereof will (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the Dave Recommendation, (ii) approve, recommend or declare advisable (or publicly propose to do so) any Dave Acquisition Proposal or Dave Acquisition Transaction, (iii) fail to publicly announce, within three business days after a tender offer or exchange offer relating to equity securities of Dave (other than the Transactions) shall have been commenced by any third party other than VPCC and its affiliates, a statement disclosing that the Dave Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Dave Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Dave Board recommends rejection of such tender or exchange offer), or (iv) take certain specified actions in support of a Dave Acquisition Transaction (such actions constituting a “
Dave Change in Recommendation
”). Unless the Merger Agreement has been earlier validly terminated in accordance its terms, Dave shall solicit the Requisite Dave Stockholder Approval in accordance with the Merger Agreement, including using reasonable best efforts to cause all Dave stockholders to duly execute and deliver the stockholder written consent, and nothing contained in the Merger Agreement shall be deemed to relieve Dave of such obligation.
Covenants
Operation of Business Pending the Merger
During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Closing (the “
Interim Period
”), except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), the Founder Holder Agreement, the Repurchase Agreement, and in the VPCC Disclosure Letter, as required by applicable law, governmental entity or stock exchange requirements or unless Dave consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), VPCC has agreed to carry on its business in the ordinary course consistent with past practice, and will not:
(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization, other than the Founder Holder Class B Conversion;
(b) other than in connection with VPCC Share Redemption, the Repurchase (as defined below in the section titled “
—The Repurchase Agreement
”) or as otherwise required by VPCC’s governing documents, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of VPCC or any of its subsidiaries;
(c) other than as set forth in the Subscription Agreements, the Founder Holder Agreement or as contemplated by the Founder Holder Class B Conversion, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;
(d) amend or otherwise change or modify any of its governance documents (other than as contemplated by the Founder Holder Agreement or as may be needed to resolve the Warrant Accounting Issue in accordance with the Merger Agreement) or form or establish any subsidiary (other than First Merger Sub and Second Merger Sub);
(e) (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets, or enter into any joint ventures, strategic partnerships or alliances;
(f) incur any indebtedness or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of VPCC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition, in each case, except in the ordinary course of business consistent with past practice;
provided, however, that
VPCC shall be permitted to incur indebtedness from its affiliates and stockholders in order to meet its reasonable capital requirements or ordinary course administrative costs and expenses and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of the Transactions, with any such loans to be made only as reasonably required by the operation of VPCC in due course on arm’s-length
terms and conditions and repayable at the Closing and in any event in an aggregate amount not to exceed $500,000;
(g) release, assign, compromise, settle or agree to settle any legal proceeding, other than responses to requests from the Financial Industry Regulatory Authority or other similar regulatory bodies in the ordinary course;
(h) except as required by GAAP or applicable law, make any change in accounting methods, principles or practices;
(i) (i) make, change or rescind any income or other material tax election (other than in the ordinary course for a newly formed entity) (ii) settle or compromise any claim, legal proceeding, investigation, audit or controversy with a governmental entity relating to taxes; (iii) change (or request to change) any method of accounting for tax purposes (other than in the ordinary course for a newly formed entity); (iv) file any amended tax return; (v) consent to, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of taxes may be issued (other than any extension pursuant to an extension to file any tax return); (vi) knowingly surrender any claim for a refund of taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity;
(j) create any material liens on any material property or assets of VPCC, First Merger Sub or Second Merger Sub;
(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of VPCC, First Merger Sub or Second Merger Sub;
(l) commence, settle or compromise any legal proceeding that would reasonably be expected to be material to VPCC, First Merger Sub or Second Merger Sub, taken as a whole;
(m) enter into any new line of business;
(n) amend the Trust Agreement or any other agreement related to the Trust Account;
(o) pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arm’s-length
commercial transactions pursuant to certain agreements; or commitments (or proposed agreements or commitments to be entered into prior to the Closing) publicly available in the VPCC’s filings on the SEC’s website through EDGAR, as set forth on the VPCC Disclosure Letter or as required pursuant to their respective governance documents; or
(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described above.
During the Interim Period, except as expressly contemplated by the Merger Agreement, the Recapitalization or the Dave Disclosure Letter, as required by applicable law or governmental entity or unless VPCC consents in writing (which consent shall not be unreasonably withheld conditioned or delayed), Dave will, and will cause its subsidiaries to, (A) carry on their respective businesses in the ordinary course consistent with past practice and in material compliance with applicable law and company policies, and (B) use commercially reasonable efforts to maintain and preserve their respective businesses, material assets and organizations intact, retain their respective present officers and maintain and preserve their respective goodwill and relationships with customers, suppliers, employees (other than employee terminations in the ordinary course of business), licensors, governmental entities, creditors and others having business relations with such persons. Without limiting the generality of the foregoing, during the Interim Period, except as required or expressly contemplated by the terms of the Merger Agreement or the Dave Disclosure Letter, as required by applicable law or unless VPCC consents in writing, Dave will not, and will cause its subsidiaries not to:
(a) except as otherwise required by any existing Dave benefit plan, the Merger Agreement or applicable law: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, officer, director, independent contractor or other individual service provider of Dave or any of its subsidiaries whose annual base salary (or annual base wages or annual fees) would exceed $300,000 after any increase (other than as permitted by subclause (vi) below or new hires pursuant to subclause (v) below); (ii) grant, pay or increase any severance, change in control, deferred compensation, retention, equity or equity-based or other similar payment or benefit to any current or former employee, officer, director, independent contractor or other individual service provider of Dave or any of its subsidiaries (other than new hires pursuant to subclause (v) below, or severance, change in control, deferred compensation, retention, equity or equity-based payments or benefits granted or paid to current employees or officers of Dave or any of its Subsidiaries that do not exceed $150,000 per person); (iii) enter into, commence participation in, adopt, establish, modify, amend or terminate any Dave benefit plan or any compensation or benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Dave benefit plan if it had been in effect on the date of the Merger Agreement (other than annual renewal of group health and welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to Dave or any of its subsidiaries; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Dave benefit plan or otherwise; (v) make employment offers, hire or terminate (other than for cause) any employee or any other individual who is providing or will provide services to Dave or any of its subsidiaries, other than any employment offers, hires or terminations of employees with an annual cash compensation (including salary and bonus) of less than $400,000 in the ordinary course of business consistent with past practices; or (vi) commit to make equity grants under the Equity Incentive Plans, other than commitments (but not grants) in the ordinary course of business (subject in each case to the approval by VPCC’s compensation committee following the Closing of any such equity grants);
(b) transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any lien, fail to diligently maintain, or otherwise dispose of any right, title or interest of Dave or any of its subsidiaries in any owned or licensed intellectual property, other than non-exclusive
licenses to any owned intellectual property granted by Dave or any of its subsidiaries to customers in the ordinary course of business consistent with past practices;
(c) (i) make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, stock or property) in respect of any securities of Dave or any of its subsidiaries; (ii) other than the Recapitalization, effect any recapitalization, reclassification, split or other change in the securities, equity capitalization or capital structure of Dave or any of its subsidiaries; (iii) except in connection with the exercise of any Dave Option or Dave Warrant outstanding as of the date of the Merger Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of Dave or any of its subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities), or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of Dave or any of its subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities), or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of Dave or any of its subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities); or (iv) except (x) in connection with the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards and (y) Dave’s repurchase of Dave equity interests from employees of Dave upon the termination or resignation of such employee (in each case of subclause (y), pursuant to contractual rights of Dave existing as of the date of the Merger Agreement and for a price no greater than the then-current fair market value of such equity interest, which repurchases do not, individually or in the aggregate, exceed $5,000,000), repurchase, redeem, retire or otherwise acquire, or offer to repurchase, redeem, retire or otherwise acquire, for value any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of Dave or any of its subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities);
(d) other than the Recapitalization, amend, supplement or otherwise change or modify any governance documents of Dave or any of its subsidiaries, or authorize or propose the same, or form or establish any subsidiary;
(e) (i) merge, consolidate or combine with, or acquire or agree to acquire (whether by merging or consolidating with, purchasing or acquiring any equity interest in or a material portion of the assets of, or by any other manner), any non-natural
person or business or any corporation, partnership, association or other business organization or division thereof, form any non-wholly
owned subsidiary or joint venture;
(f) sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, any assets or properties, other than non-exclusive
licenses to any owned intellectual property granted by Dave or any of its subsidiaries to customers in the ordinary course of business;
(g) disclose any trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use
and
non-disclosure)
or any source code to any person;
(h) (i) issue or sell, or authorize the issuance or sale of, any debt securities or rights to acquire any debt securities of any of Dave or any of its subsidiaries or guarantee any debt securities of another person; (ii) make, incur, create, assume or otherwise become liable for any indebtedness, loans, advances or capital contributions to, or investments in, or guarantee any indebtedness of (in each case, directly, contingently or otherwise), any person, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of the Merger Agreement; (iii) create or permit the creation of (whether by action or omission) any liens on any material property or assets of any of Dave or any of its subsidiaries (other than permitted liens); (iv) fail to comply with the terms of the Existing Financing Agreement or take any action, or omit to take any action, that would constitute or result in a default or event of default under or breach of the Existing Financing Agreement; (v) cancel or forgive any indebtedness owed to Dave or any of its subsidiaries; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice of less than $500,000, individually, or $1,000,000, in the aggregate;

(i) commence, release, assign, compromise, settle or agree to settle, or waive any rights under, any legal proceeding (i) material to Dave, any of its subsidiaries or any of their respective properties, assets, businesses or goodwill, (ii) against or by any governmental entity, equity holders, or any creditors, officers, directors, licensors, material customers or material suppliers, (iii) which would subject Dave to any non-monetary
obligation or (iv) involving monetary obligations of Dave in excess of $500,000;
(j) (i) except in the ordinary course of business consistent with past practices: (A) modify, amend, terminate or allow the termination of, in each case in a manner that is adverse to Dave, any Dave material contract; (B) enter into any contract that would have been a Dave material contract had it been entered into prior to the date of the Merger Agreement; or (C) waive, delay the exercise of, release or assign or permit the assignment of any material rights or claims under any Dave material contract; or (ii) incur or enter into a contract requiring Dave or any of its subsidiaries to pay in excess of $1,000,000 in any 12-month
period;
(k) except as required by GAAP or applicable law, make any material change in accounting methods, principles or practices or revalue any material assets of Dave or any of its subsidiaries;
(l) (i) make, change or rescind any income or other material tax election; (ii) settle or compromise any claim, legal proceeding, investigation, audit or controversy with a governmental entity relating to taxes; (iii) change (or request to change) any method of accounting for tax purposes; (iv) file any amended tax return; (v) consent to, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of taxes may be issued; (vi) knowingly surrender any claim for a refund of taxes; (vii) fail to pay any income or other material tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity; (ix) incur any taxes outside of the ordinary course of business or (x) file any income or other material tax return inconsistent with past practice;
(m) authorize, agree to, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, merger, winding-up
or other reorganization of Dave or any of its subsidiaries;
(n) subject to
clauses (a)
 and
(c)
above, enter into, modify, amend, terminate, or allow the termination of (other than terminations in the ordinary course pursuant to the terms of such contracts), or waive, delay the exercise of, release or assign or permit the assignment of, in each case in any manner, any contract, agreement, transaction or other arrangement with, or pay, distribute, guarantee or advance any amounts, assets or property to, any of Dave’s or any of its subsidiaries’ respective officers, directors, employees, partners, equityholders, insiders, other affiliates or any affiliate of the foregoing, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to certain agreements;
(o) enter into (i) a new line of business or (ii) any agreement that materially restricts the ability of Dave or any of its subsidiaries to engage in or refrain from engaging in any activity or to engage or compete in, or enter into, any line of business or any geographic location;
(p) announce, implement or effect any layoffs, furloughs, hours reduction, reduction in force, mass lay off, early retirement program, severance program or other program or effort concerning the termination of employees or individual service providers of Dave or any of its subsidiaries, including, but not limited to, any reduction in force, mass lay off, early retirement program, severance program or other program, plant closings or effort concerning the termination of employees, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Dave or any of its subsidiaries under WARN or any similar state, local or foreign law;
(q) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Dave and its assets and properties;
(r) except as required by law, (i) recognize any labor union, works council, or other labor organization as the bargaining representative of any employee or (ii) enter into, modify, or terminate any collective bargaining agreement or other contract with a labor union, works council, or other labor organization;

(s) apply for or receive any relief under (i) the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any governmental entity with respect thereto, or any other applicable law or program of any governmental entity designed to provide relief related to
COVID-19
or (ii) any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code);
(t) fail to comply with applicable law or permit in any material respects;
(u) file, amend, in any material respect, or withdraw any filing with a governmental entity that requires the submission of information by or about VPCC;
(v) other than in the ordinary course of business consistent with past practice, intentionally delay or postpone payment of any accounts payable or commissions or any other liability, or enter into any agreement or negotiation with any party to extend the payment date of any accounts payable or commissions or any other liability, or accelerate sales or the collection of (or discount) of any accounts or notes receivable or otherwise change their cash management practices; or
(w) agree, commit, authorize or resolve (in writing or otherwise) to take any of the actions described above.
Notwithstanding the foregoing, Dave and its subsidiaries are permitted to take or omit to take any commercially reasonable action directly in response to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, legal proceeding, written directive or written guidelines by any governmental entity directly in connection with or directly in response to
COVID-19,
including, but not limited to, the CARES Act, in each case that are binding on Dave and its subsidiaries (“
COVID-19
Measures
”), including the establishment of any commercially reasonable policy, procedure or protocol, so long as, in each instance, prior to taking or omitting to take any such action that would violate or breach any of the restrictions listed above, Dave provides VPCC with advanced notice of such anticipated action and, with respect to taking or omitting to take any action that would violate or breach clauses (a), (c), (d), (e), (f), (h), (m), (n) or (w) above (solely as clause (w) above pertains to the foregoing clauses), receives VPCC’s prior written consent (which may be given or withheld in its sole discretion).
Certain Other Covenants
The Merger Agreement contains certain other covenants, including, among others, covenants related to:

•
VPCC and Dave creating a communications plan and providing access, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to VPCC and Dave’s (as applicable) properties, books records, and personnel;

•
VPCC and Dave using reasonable best efforts to (i) cause the conditions in the Merger Agreement to be satisfied, (ii) obtain all necessary actions, waivers, consents approvals, orders and authorizations from governmental entities, (iii) obtain all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) terminate certain agreements, (v) defend any suits challenging the Merger Agreement or the consummation of the Transactions and (vi) execute any additional instruments reasonably necessary to consummate the Transactions;

•	Dave and its subsidiaries and controlled affiliates agreeing not to engage in transactions involving securities of VPCC during the Interim Period;

•	Dave waiving claims, on behalf of itself and its affiliates, in or to the Trust Account;

•
VPCC and Dave providing notice to each other of any event, condition or development of which they have knowledge that is reasonably likely to cause any of the conditions to the Closing to not be satisfied or the satisfaction of those conditions to be materially delayed or that would require an amendment or supplement to the Registration Statement of which this proxy statement/prospectus is a part;

•	VPCC using reasonable best efforts to cause the shares of Combined Company Class A Common Stock issued in connection with the Business Combination to be listed on Nasdaq;

•
VPCC using its reasonable best efforts to cause the Trustee to distribute the trust account to certain parties, including: (A) to stockholders who have properly elected to have their VPCC Class A Common Stock redeemed for cash in accordance with the provisions of VPCC’s governing documents; (B) for income tax or other tax obligations of VPCC prior to Closing; (C) to the underwriters of the initial public offering of VPCC with respect to any deferred underwriting compensation, (D) for any VPCC Transaction Costs, and (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of VPCC, after which time the Trust Account will terminate;

•
VPCC providing certain rights to exculpation, indemnification and advancement of expenses to current and former directors and officers of Dave, VPCC and their respective subsidiaries and Dave and VPCC each obtaining a “tail” directors’ and officers’ liability insurance policies;

•	VPCC taking commercially reasonable steps to exempt the acquisition or disposition of VPCC Class A Common Stock from Section 16(a) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•	VPCC agreeing to take all actions necessary to ensure certain individuals are elected and appointed to the board of the Surviving Company;

•	Dave terminating, or causing the termination of, certain contracts, without any outstanding liabilities to the Surviving Entity;

•
VPCC, on one hand, and the Dave Interest Holders, on the other, along with their respective affiliates and representatives, releasing the other parties from disputes, claims and losses, except as otherwise contemplated by the Merger Agreement or claims based on actual fraud;

•
VPCC using commercially reasonable efforts to take all actions and do all things necessary to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, VPCC giving Dave written notice of certain events related to the Subscription Agreements and the commitments thereunder and, in the event that the any portion of the PIPE Investment becomes unavailable on the terms contemplated by the Subscription Agreements or the PIPE Investments at any time are less than $210,000,000, VPCC and Dave cooperating and using their respective commercially reasonable efforts to obtain alternative financing on terms and conditions no less favorable, in the aggregate, than those in the Subscription Agreements;

•
Sponsor or one or more of its affiliates or certain related parties being provided the right, in the event the VPCC Share Redemptions exceed 20% of the issued and outstanding shares of VPCC Class A Common Stock held by VPCC’s Public Stockholders (the “
VPCC Share Redemptions Threshold
”), to purchase shares of Combined Company Class A Common Stock in an amount equal to the number of shares of VPCC Class A Common Stock being redeemed in the VPCC Share Redemptions above the VPCC Share Redemptions Threshold, in each case for $10 per share and on terms substantially the same as the terms and conditions in the Subscription Agreements (the “
VPCC Share Redemptions Alternative Financing
”);

•	causing the Amended and Restated Combined Company Bylaws to be adopted;

•
Dave and the Dave Board taking action necessary to terminate the Dave Stock Plans and cause any Dave equity awards that are outstanding to be assumed by VPCC (subject to the approval of VPCC Stockholders), as provided in the Merger Agreement;

•	VPCC using a portion of the PIPE Investment Amount to fund the Repurchase (as more fully described below under “— Certain Agreements Related to the Business Combination—Repurchase Agreement ”);

•
Dave delivering to VPCC as promptly as reasonably practicable following the date of the Merger Agreement (but in any event prior to the filing of the Registration Statement of which this proxy statement/prospectus is a part), audited financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board;

•	Dave and the Dave Stockholders agreeing to effectuate the Recapitalization (as more fully described above under “— The Merger Agreement—Recapitalization ”) during the Interim Period;

•	VPCC agreeing to adopt the Equity Incentive Plans (as more fully described below under “— Certain Agreements Related to the Business Combination—Equity Incentive Plans ”);

•
Dave agreeing (i) to pay all transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of the Merger Agreement, (ii) to timely file any tax return or other document with respect to such taxes or fees (and VPCC agreeing to reasonably cooperate with respect thereto as necessary), and (iii) to terminate prior to the Closing Date all tax sharing agreements or similar arrangements with respect to or involving Dave (other than any agreement entered into in the ordinary course of business and not primarily concerning taxes);

•
VPCC agreeing, at the request of Dave, to seek amendments of the VPCC Warrants in forms reasonably acceptable to VPCC and Dave in an effort to address the SEC Warrant Accounting Statement with respect to the accounting treatment of the VPCC Warrants as equity instruments (rather than liabilities) of VPCC from and after the date of such amendments under applicable GAAP accounting standards, the approval of which is expressly not considered a part of or necessary for the Requisite VPCC Stockholder Approval for purposes of the closing conditions in the Merger Agreement;

•
Dave agreeing to use commercially reasonable efforts to cause certain Dave Interest Holders to execute and deliver to VPCC, at or before Closing, a counterpart signature page to the Investor Rights Agreement; and

•
Dave agreeing to (i) use reasonable best efforts to obtain from any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) who has the right to receive any payment or benefit that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “
Waived 280G Benefits
”) so that any remaining payments or benefits will not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and with respect to each individual who agrees to the waiver, submit to a vote of holders of Dave Capital Stock entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits; (ii) provide VPCC (or its counsel), no later than 5 business days before the Closing Date, drafts of the consent, waiver, information statement and calculations necessary to effectuate the approval process and shall consider in good faith Dave’s reasonable comments; and (iii) use reasonable best efforts to deliver to VPCC evidence reasonably satisfactory to VPCC that (x) a vote of the Dave Stockholders was received in accordance with the requirements of Section 280G of the Code or (y) such requisite Dave Stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.

Termination
The Merger Agreement may be terminated at any time prior to the Closing:

•	by mutual written agreement of VPCC and Dave;

•
by either VPCC or Dave if the Closing shall not have been consummated by January 31, 2022;
provided
that the right to terminate the Merger Agreement is not available to any party whose action or failure to act was a principal cause of the failure of the Closing to occur on or before such date;

•
by either VPCC or Dave if a governmental entity having competent jurisdiction shall have issued an order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Mergers, which order or other action is final and nonappealable;
provided
that the right to terminate the Merger Agreement is not available to any party whose action or failure to act has was a principal cause of such order and such action or failure to act constitutes a breach of the Merger Agreement;

•
by Dave, if there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of VPCC, First Merger Sub or Second Merger Sub, or inaccuracy in any representation or warranty of VPCC, First Merger Sub or Second Merger Sub, in either case which breach or inaccuracy would cause any of the conditions to Closing set forth in the Merger Agreement not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;
provided, that
if such breach or inaccuracy is curable by VPCC, First Merger Sub or Second Merger Sub prior to the Closing, then Dave must first provide written notice of such breach or inaccuracy to VPCC and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from Dave to VPCC of such breach or inaccuracy; and (ii) January 31, 2022;
provided, further,
that each of VPCC, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that Dave may not terminate the Merger Agreement if: (A) Dave shall have materially breached the Merger Agreement and such breach has not been cured; or (B) such breach by VPCC, First Merger Sub or Second Merger Sub, as applicable, is cured during such 30-day
period or such condition is otherwise satisfied);

•
by VPCC, if there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of Dave or inaccuracy in any representation or warranty of Dave, in either case which breach or inaccuracy would cause any of the conditions set forth in the Merger Agreement not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;
provided, that
if such breach or inaccuracy is curable by Dave prior to the Closing, then VPCC must first provide written notice of such breach or inaccuracy to Dave and may not terminate the Merger Agreement until the earlier of: (i) thirty (30) days after delivery of written notice from VPCC to Dave of such breach or inaccuracy; and (ii) January 31, 2022;
provided, further, that
Dave continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that VPCC may not terminate the Merger Agreement if: (A) VPCC shall have materially breached the Merger Agreement and such breach has not been cured; or (B) such breach by Dave is cured during such 30-day
period or such condition is otherwise satisfied);

•
by either VPCC or Dave, if the Special Meeting has been held (including any adjournments thereof), has concluded, VPCC Stockholders have duly voted, and the Requisite VPCC Stockholder Approval has not been obtained;

•	by VPCC at any time prior to obtaining the Requisite Dave Stockholder Approval if the Dave Board shall have made a Dave Change in Recommendation;

•	by Dave at any time prior to obtaining the Requisite VPCC Stockholder Approval if the VPCC Board shall have made a VPCC Change in Recommendation;

•	by VPCC, in the event of a Written Consent Failure;

•
by VPCC, if Dave has not provided, or caused to be provided, to VPCC fully executed Support Agreements, duly executed by each Written Consent Party, within 24 hours following the parties’ execution of the Merger Agreement; or

•
by Dave, if (i) the VPCC Minimum Cash Condition becomes incapable of being satisfied at the Closing, and (ii) a period of 30 business days has elapsed since such circumstances exist and, at the end of such period, such circumstances continue to exist (after giving effect to any alternative financing); provided, however, that the right to terminate the Merger Agreement is not available to Dave if Dave’s action or failure to act has been a principal cause of the failure of such VPCC Minimum Cash Condition to be satisfied and such action or failure to act constitutes a breach of the Merger Agreement.

Termination of the Merger Agreement will be effective immediately upon the delivery of written notice of the terminating party to the other parties, which sets forth the provision of the Merger Agreement under which such termination is made.
Certain Agreements Related to the Business Combination
Support Agreements
Concurrently with the execution of the Merger Agreement, the Written Consent Parties entered into Support Agreements with VPCC pursuant to which, among other things, each Written Consent Party agreed to (i) vote their Dave equity interests in favor of the Transactions, including by agreeing to execute a written consent constituting the Requisite Dave Stockholder Approval within two business days of the Registration Statement becoming effective, and (ii) not transfer their Dave equity interests prior to the Closing. The Support Agreements will terminate upon the earlier to occur of: (i) the Effective Time of the Mergers, (ii) the date of the termination of the Merger Agreement in accordance with its terms, and (iii) the time of a mutual written agreement of VPCC and such Written Consent Party terminating such Support Agreement.
PIPE Investment Subscription Agreements
Concurrently with the execution of the Merger Agreement, VPCC entered into Subscription Agreements with the PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors have agreed to purchase an aggregate of 21,000,000 shares of Combined Company Class A Common Stock in a private placement for $10.00 per share. The proceeds from the PIPE Investment will be partially used to fund the Repurchase and for general working capital purposes following the Closing. On August 17, 2021, one of the PIPE Investors entered into an amendment to the Subscription Agreement to allow the PIPE Investor to pre-fund its $15,000,000 million obligation under the Subscription Agreement in exchange for a promissory note in the principal amount of $15,000,000 convertible into 1,500,000 shares of Combined Company Class A Common Stock at Closing.
Each Subscription Agreement will terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the mutual written agreement of the parties to such Subscription Agreement, and (c) February 3, 2022, if the Closing has not occurred by such date. As of the date hereof, the shares of Combined Company Class A Common Stock to be issued in connection with the Subscription Agreements have not been registered under the Securities Act. VPCC will, within 30 calendar days after the consummation of the Transactions, file with the SEC a registration statement registering the resale of such shares of Combined Company Class A Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective no later than the earlier of (i) the 60th calendar day following the date of Closing (or the 90th calendar day following the date of Closing if the such registration statement is reviewed by, and VPCC receives comments from, the SEC) and (ii) the 10th business day after the date VPCC is notified in writing by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.
Founder Holder Agreement
Concurrently with the execution of the Merger Agreement, VPCC, Dave, the Founder Holders (i.e., Sponsor and the Current Independent Directors), and the other directors and officers of VPCC (together with the Founder Holders, the “
Insiders
”) entered into the Founder Holder Agreement, pursuant to which, among other things, the Insiders agreed to: (a) waive certain anti-dilution rights set forth in Section 4.3(b)(ii) of VPCC’s Existing Charter; (b) surrender to VPCC, on a pro rata basis, immediately prior to the consummation of the Mergers and for no consideration, up to 951,622 shares of VPCC Class A Common Stock (after giving effect to the Founder Holder Class B Conversion) comprising the Founder Holder Contingent Closing Shares, in the event that the number of shares of VPCC Class A Common Stock equal to (x) the shares of VPCC Class A Common Stock held by the VPCC Stockholders (other than the Founder Holders) that are redeemed in connection with the VPCC Share Redemptions minus
(y) the shares of VPCC Class A Common Stock purchased by Sponsor or one or more of its affiliates or certain related parties prior to the Closing in connection with a VPCC Share Redemptions Alternative Financing, represents greater than 20% of the shares of VPCC Class A Common Stock held by the VPCC Stockholders as of the date of the Merger Agreement; (c) subject to potential forfeiture, on a pro rata basis, 1,586,037 shares of VPCC Class A Common Stock comprising the Founder Holder Earnout Shares in accordance with the terms of the Merger Agreement, such that 100% of the Founder Holder Earnout Shares will be forfeited in the event that the Combined Company Class A Common Stock does not achieve a trading price of at least $12.50 per share following the Closing, and 40% of Founder Holder Earnout Shares will be forfeited in the event that the Combined Company Class A Common Stock does not achieve a trading price of at least $15.00 per share following the Closing (in each case, as such trading prices may be adjusted for any dividend, subdivision, stock split or similar event, and as determined by reference to the volume-weighted average price achieved for at least 20 trading days within any 30 consecutive trading days) prior to the fifth (5th) anniversary of the Closing (and provided that, in connection with any change of control of the Combined Company prior to such fifth (5 th
) anniversary, such Founder Holder Earnout Shares shall become no longer subject to forfeiture based upon the value received by holders of Combined Company Class A Common Stock being at least equal to such trading prices in connection with such change of control); (d) vote their VPCC equity interests in favor of the Transactions, including agreeing to vote in favor of the adoption of the Merger Agreement at the Special Meeting; and (e) not to transfer any shares of VPCC Common Stock until the Closing, other than to an affiliate.
Investor Rights Agreement
At the Closing, the Combined Company, the Founder Holders and certain Dave Stockholders (including, without limitation, the Written Consent Parties), in each case who will receive Combined Company Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby, will enter into the Investor Rights Agreement in respect of the shares of Combined Company Common Stock held by the Founder Holders and such Dave Stockholders following the Closing. Pursuant to such agreement, among other things, such holders and their permitted transferees will be entitled to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back
provisions. Pursuant to the Investor Rights Agreement, the Founder Holders and such Dave Stockholders will agree not to sell, transfer, pledge or otherwise dispose of shares of Combined Company Class A Common Stock, shares of Combined Company Class V Common Stock or other securities exercisable therefor (as applicable), other than in connection with certain permitted transfers specified in the Investor Rights Agreement, for (i) in respect of the Dave Stockholders, six months following the Closing (the “
Dave Stockholders
Lock-Up
”) or (ii) in respect of the Founder Holders, the earlier of (x) 12 months following the Closing, (y) the date, which is on or after the
150-day
anniversary of the Closing Date on which the Combined Company Class A Common Stock achieves a trading price of at least $12.00 (as such trading price may be adjusted for any dividend, subdivision, stock split or similar event, and as determined by reference to the volume-weighted average price achieved for at least 20 trading days within any 30 consecutive trading days) for any
30-trading
day period commencing on or after on or after the
150-day
anniversary of the Closing, and (z) the date on which the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction resulting in all of the stockholders of the Combined Company having the right to exchange their shares of Combined Company Common Stock for cash, securities or other property (the “
Founder Holders
Lock-Up
”).
Repurchase Agreement
Concurrently with the execution of the Merger Agreement, VPCC, Dave, Mr. Wilk and Kyle Beilman, the Chief Financial Officer of Dave (“
Mr.
 Beilman
” and together with Mr. Wilk, the “
Selling Holders
”), entered into the Repurchase Agreement, pursuant to which, among other things, VPCC has agreed to repurchase a certain number of shares of Combined Company Common Stock from the Selling Holders (including shares of Combined Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger (the “
Repurchase
”). The Repurchase is contingent on the amount of VPCC Available Cash being in excess of $300 million. If VPCC Available Cash exceeds $300 million, the number of shares of Combined Company Common Stock subject to the Repurchase will be equal to the amount by which VPCC Available Cash exceed $300 million (the “
Aggregate Repurchase Price
”),
divided by
$10.00 (provided that in no event will the

Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Combined Company Common Stock subject to the Repurchase will be allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. Mr. Wilk is one of Dave’s current directors and is the Chief Executive Officer of Dave, and, as mentioned above, Kyle Beilman is the Chief Financial Officer of Dave.
For additional information about the Repurchase, please see the “
Proposal No. 8—The Repurchase Proposal
” in this proxy statement/prospectus.
Proposed Charter and Combined Company Amended and Restated Bylaws
Pursuant to the Merger Agreement, VPCC is required to facilitate the solicitation of proxies from the VPCC Stockholders to approve, at the Special Meeting the Proposed Charter which will amend and restate the Existing Charter, to, among other things, (a) establish a dual-class Combined Company Common Stock structure consisting of Combined Company Class A Common Stock and Combined Company Class V Common Stock, and (b) provide that each share of Combined Company Class A Common Stock will be entitled to one (1) vote per share and each share of Combined Company Class V Common Stock will be entitled to ten (10) votes per share. Pursuant to the Proposed Charter, the shares of Combined Company Class V Common Stock will be automatically exchanged for an equal number of shares of Combined Company Class A Common Stock upon the earliest to occur of (i) the receipt by the Combined Company of a written request for such conversion from the holders of not less than a majority of the Combined Company Class V Common Stock then outstanding, or (ii) a transfer of such shares of Combined Company Class V Common Stock to an unaffiliated third party. In addition to the foregoing, the shares of Combined Company Class V Common Stock held directly or indirectly by, or by a trust for the benefit of, Mr. Wilk, will be automatically exchanged for an equal number of shares of Combined Company Class A Common Stock upon the earlier to occur of (x) the termination of Mr. Wilk’s employment with the Combined Company, Dave or any of their subsidiaries for “Cause” (as defined in the Proposed Charter), or the resignation by Mr. Wilk other than for certain reasons constituting “Good Reason” (as defined in the Proposed Charter), (y) upon Mr. Wilk’s death or incapacity or (z) the date that the number of shares of capital stock of the Combined Company, including any shares of capital stock of the Combined Company underlying any securities (including restricted stock units, options, or other convertible instruments) convertible into or exchangeable or exercisable into shares of capital stock of the Combined Company, held by Mr. Wilk and certain permitted transferees is less than 35% of the number of shares of Combined Company Class V Common Stock held by Mr. Wilk and such permitted transferees at the Effective Time.
In addition to the Proposed Charter, pursuant to the Merger Agreement, immediately prior to the Closing, VPCC will adopt the Combined Company Amended and Restated Bylaws which will amend and restated the Existing Bylaws to, among other things, include a restriction on the sale, transfer, pledge or other disposition by the Dave Stockholders of shares of Combined Company Common Stock received by such Dave Stockholders in connection with the Transactions for six (6) months following the Closing, other than in connection with certain permitted transfers specified therein. The terms and provisions of such restrictions in the Combined Company Amended and Restated Bylaws will be materially identical to the terms and provision of the Dave Stockholders
Lock-Up
in the Investor Rights Agreement.
Equity Incentive Plans
Pursuant to the terms of the Merger Agreement, VPCC is required to facilitate the solicitation of proxies from the VPCC Stockholders to approve, at the Special Meeting (i) a new equity incentive plan in a form and substance reasonably acceptable to VPCC and Dave (the “
2021 Plan
”) and (ii) a new employee stock purchase plan in a form and substance reasonably acceptable to VPCC and Dave (the “
Employee Stock Purchase Plan
” and, together with the 2021 Plan, the “
Equity Incentive Plans
”). The material terms of such plans are summarized below:
2021 Plan
The 2021 Plan will provide for awards for a number of shares of Combined Company Class A Common Stock up to ten percent (10%) of the aggregate number of shares of Combined Company Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the VPCC Share Redemptions, if any) (the “
Employee Incentive Plan Share Reserve
”). The Employee Incentive Plan Share Reserve will automatically be increased on the first day of each fiscal year beginning with the 2022 fiscal year until the Employee Incentive Plan terminates, in each case, in an amount equal to the lesser of (i) five percent (5%) of the shares of Combined Company Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted
basis, (ii) the number of shares of Combined Company Common Stock initially reserved for issuance under the 2021 Plan, and (iii) such smaller number of shares determined by the Combined Company Board. The Employee Incentive Plan Share Reserve available as of the Closing will be reduced by the sum of the aggregate number of Unvested Rollover Option Shares.
For additional information about the 2021 Plan, please see the “
Proposal No.
 5—Approval of the 2021 Equity Incentive Plan
” in this proxy statement/prospectus.
Employee Stock Purchase Plan
The Employee Stock Purchase Plan will provide for awards for a number of shares of Combined Company Class A Common Stock up to two percent (2%) of the aggregate number of shares of Combined Company Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the VPCC Share Redemptions, if any). The number of shares reserved under the Employee Stock Purchase Plan will automatically be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2032 fiscal year, in each case, in an amount equal to the lesser of (i) one percent (1%) of the shares of Combined Company Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted
basis, (ii) the number of shares of Combined Company Common Stock initially reserved for issuance under the Employee Stock Purchase Plan, and (iii) such smaller number of shares as determined by the Combined Company Board. For additional information about the Employee Stock Purchase Plan, please see the “
Proposal No.
 6—Approval of the
 2021 Employee Stock Purchase Plan
” in this proxy statement/prospectus.
Background to the Business Combination
VPCC is a blank check company that was incorporated on January 14, 2021, as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and the investing and operating experience of our management team and the VPCC Board. The terms of the proposed Business Combination are the result of extensive negotiations among the representatives of VPCC and Dave. The following is a description of the background of these negotiations and the resulting terms of the proposed Business Combination.
Prior to the consummation of the IPO on March 4, 2021, neither VPCC, nor anyone on VPCC’s behalf, identified any specific target business, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with VPCC.
The prospectus for the IPO states that VPCC intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•	high-growth financial technology (“ fintech ”) businesses which operate within large and expanding markets with significant whitespace opportunity;

•	meaningful scale and products and/or services that are materially differentiated from competitors creating meaningful barriers to entry for new competitors;

•	operating a superior unit economic model which either currently or over time are expected to generate profitable, stable and predictable cash flow generation for the business;

•
at a capital inflection point where significant risk-adjusted shareholder value can be generated through a business combination and resulting access to the broader equity capital markets to drive growth;

•	possessing a best-in-class management team with a track record of success in driving growth and profitability within the fintech industry;

•	maintaining superior and scalable risk management, underwriting, data analytics, monitoring and reporting processes; and

•
promoting financial inclusion and providing significant value to the underlying end consumer or enterprise through a lowering of transaction costs or through providing access to high-quality financial services.

After completion of the IPO, VPCC’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of VPCC were contacted by, and representatives of VPCC contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. VPCC’s officers and directors and their affiliates actively searched for and brought business combination targets to VPCC’s attention.
From March 4, 2021 to April 16, 2021, during the search process, VPCC reviewed more than 50 acquisition opportunities across the fintech industry. VPCC had active discussions with approximately 25 of those potential business targets and delivered initial drafts of letters of intent to two of such companies, including Target A and Dave. VPCC ultimately determined to not proceed with each of the other potential acquisition opportunities, either because: (a) VPCC did not prevail or could not pre-empt
a competitive process; (b) VPCC could not come to an agreement with the counterparty on the economic terms for a potential transaction; (c) the counterparty was not seeking to pursue a business combination at that time; or (d) VPCC concluded that the target business or the terms of a potential business combination would not be suitable for VPCC or its stockholders. Confidentiality agreements entered into with Dave and separately the other potential target businesses were individually negotiated on customary terms.
With respect to Target A, VPCC’s management team commenced discussions with representatives of Target A in March 2021, and received a draft of a letter of intent with respect to a potential business combination on March 16, 2021. Following negotiations of the principal terms of such letter of intent over the following days, including the proposed enterprise value of Target A, the proposed size of the PIPE investment that would occur in connection with such transaction, and the proposed conditions to closing such transaction, Target A entered into a letter of intent with a different SPAC that provided Target A with a higher enterprise value than proposed by VPCC.
In May 2018, affiliates of Victory Park Capital Advisors, LLC, an affiliate of the Sponsor (“
Victory Park
”), purchased in a private placement convertible promissory notes of Dave (the “
2018 Convertible Notes
”), in a principal amount of approximately $2 million, with an interest rate of 8% per annum. The unpaid principal and interest under the 2018 Convertible Notes held by affiliates of Victory Park were repaid in August 2019 in connection with the completion of Dave’s equity financing in which Dave issued shares of Series
B-1
preferred stock of Dave for an aggregate purchase price of approximately $50 million.
On January 27, 2021, certain affiliates of Victory Park entered into a $100 million delayed draw credit facility with Dave in order to finance the future growth of Dave’s advance portfolio and accelerate growth of certain of Dave’s products through marketing initiatives. There were no discussions between VPCC and Dave in respect of a potential business combination or other transaction at the time Victory Park entered into such facility. As part of such credit facility transaction, the affiliates of Victory Park were also issued warrants to purchase shares of Dave’s capital stock representing approximately 1% of the fully diluted equity of Dave, if all such warants were to vest. (See “—
Interests of Certain VPCC Persons in the Business Combination
” below for additional details on the delayed draw credit facility and the warrants).
On March 22, 2021, Dave’s management team, including Kyle Beilman (Chief Financial Officer), met with representatives of Centerview Partners LLC (“
Centerview
”), who acted as Dave’s investment banker in

connection with the Business Combination, to discuss Dave’s growth plans and the possibility of entering into a transaction with a special purpose acquisition company (“
SPAC
”), along with a number of other potential transaction structures, including an initial public offering, acquisition or other financing alternatives, including further equity financings. Following such meeting and Dave’s engagement of Centerview, Centerview met with over 15 private companies and over 10 SPACs as part of its broader outreach to solicit proposals for transactions with Dave.
Centerview identified VPCC as a potential SPAC for a transaction with Dave, and on March 25, 2021, and March 26, 2021, certain members of VPCC’s management team and Victory Park’s management team, including Gordon Watson (VPCC’s
Co-Chief
Executive Officer), Jason Brown (a Partner at Victory Park and a member of the firm’s investment committee) and Kinan Hayani (a Principal at Victory Park), had an introductory telephone call with representatives of Centerview on which members of VPCC’s management team discussed their initial perspectives on the current market for SPAC transactions and the structuring of a potential business combination between Dave and VPCC.
On March 26, 2021, Centerview granted representatives of VPCC and Victory Park access to an online data room (the “
Data Room
”) that contained, among other things, documents covering Dave’s historical and projected financials and an investor presentation prepared by Centerview describing the background of Dave’s business, Dave’s growth plans and various business combination highlights. On the same day, VPCC sent such materials to representatives of Citigroup Global Markets Inc. (“
Citi
group
”), who acted as one of VPCC’s underwriters in the IPO, and discussed Citigroup’s interests in serving as a capital markets advisors and co-placement
agent with respect to the PIPE Investment to occur concurrently with the proposed business combination transaction. Thereafter, on June 6, 2021, VPCC formally executed an engagement letter with Citigroup to serve as a capital markets advisors to VPCC in connection with the proposed business combination and the PIPE Investment related thereto. On October 5, 2021, VPCC formally executed an engagement letter with Jefferies to serve as a capital markets advisors to VPCC in connection with the proposed business combination and the PIPE Investment related thereto. Citigroup and Jefferies, as VPCC’s underwriters in the IPO and as co-placement agents and capital markets advisors in connection with the Business Combination, will be entitled to receive a deferred underwriting commission of approximately $4,440,904 upon completion of the Business Combination, in addition to a fee based on the percentage of funds raised in the PIPE Investment, and Jefferies, as one of the underwriters in the IPO and as a placement agent in connection with the Business Combination, will be entitled to receive a deferred underwriting commission of approximately $4,440,904 upon completion of the Business Combination and a fee based on the percentage of funds raised in the PIPE Investment.
On March 28, 2021, certain members of VPCC’s management team and representatives of Victory Park, including Messrs. Brown and Hayani, had a telephone call with representatives of Citigroup to discuss the opportunity of a potential business combination with Dave.
Between March 26, 2021 and March 30, 2021, VPCC’s management team, in conjunction with Victory Park’s investment team, conducted due diligence on Dave, including an in-depth
review of the financial statements and financial models prepared by Dave’s management and research on the market and competitive companies, and thereafter prepared presentation materials that compared Dave’s historical and projected financials with competitive companies. Following such due diligence, certain members of VPCC’s management team and representatives of Victory Park, including John Martin (VPCC’s Chairman of the board), Mr. Watson, Mr. Brown and Mr. Hayani, had a follow-up
call with representatives of Centerview on March 30, 2021, to discuss VPCC’s preliminary views on an initial valuation of Dave, considering a number of valuation methodologies including valuations of competitive companies. On such call, Centerview encouraged VPCC to submit a term sheet based on such initial valuation and preliminary structuring considerations discussed on the call.
On April 1, 2021, VPCC’s management team and representatives of Victory Park, including Mr. Brown and Mr. Hayani, had a follow-up
call with representatives of Citigroup to discuss the due diligence conducted by VPCC’s management team and representatives of Victory Park and the proposed business combination with

Dave, and to schedule a call with representatives of Citigroup and Dave to further discuss the opportunity. On the same day, Jason Wilk (Chief Executive Officer of Dave), following a conversation with Centerview, reached out to Mr. Brown to express a desire to have VPCC submit a term sheet in respect of a potential business combination with Dave.
Between April 2, 2021, and April 6, 2021, VPCC’s management team, in conjunction with Victory Park’s investment team, continued a due diligence review of Dave’s historical and projected financials, including the historical stability of Dave’s revenue.
On April 6, 2021, certain members of VPCC’s and Dave’s management teams, including Mr. Watson, Mr. Brown and Mr. Hayani, and representatives of Centerview, Citigroup and Victory Park, met via telephone on which they discussed, among other things, Dave’s management team, Dave’s current business, Dave’s business profile, as well as market trends, potential transaction timeline and potential participants in PIPE Investment.
On April 9, 2021, Mr. Wilk spoke with Mr. Brown via telephone to discuss Tiger Global Management LLC (“
Tiger Global
”), a private equity firm with a focus in the fintech sector with a history in participating in PIPE investments in connection with SPAC transactions, and its potential involvement in the PIPE Investment that would occur simultaneously with the potential business combination, and informed Mr. Brown that a different SPAC had a term sheet with Dave that such SPAC was prepared to imminently execute.
On April 10, 2021, Representatives from Victory Park, including Mr. Brown and Mr. Hayani, had a follow-up
call with representatives of Citigroup to further discuss the proposed business combination with Dave, and the proposed terms of an initial letter of intent with Dave (the “
LOI
”).
On April 10, 2021, April 11, 2021 and April 12, 2021, VPCC’s management team and representatives from Victory Park, including Brendan Carroll (VPCC’s Co-Chief Executive Officer and director on VPCC’s board), Mr. Watson, Mr. Brown and Mr. Hayani, had calls with its legal counsel, White & Case LLP (“
White
 & Case
”), to discuss the terms of the initial draft of the LOI.
On April 12, 2021, VPCC held a board meeting by telephone and videoconference to discuss and deliberate regarding the proposed transaction with Dave. Prior to the board meeting, the VPCC Board was provided copies of, among other things, (i) the proposed initial draft of the LOI, (ii) the presentation prepared by Dave providing an overview of its business and market, as well as Dave’s growth plans and various transaction highlights, (iii) transaction projections and valuation overviews, and (iv) financial models prepared by VPCC’s management team based on VPCC’s due diligence efforts detailed above. Mr. Martin, VPCC’s Chairman of the board, presided over the meeting, with members of VPCC’s management and Victory Park’s investment team, including Mr. Hayani, providing the VPCC Board with a summary of the history of the proposed transaction, including a brief discussion on how VPCC arrived at the proposed enterprise value and the proposed size of the PIPE Investment and the proposed minimum cash condition given (a) consideration of the valuations of other companies in Dave’s market and related markets, (b) VPCC’s established relationships with potential investors in the PIPE Investment, and (c) the go-forward
liquidity needs of the combined company for purposes of furthering product development and market reach. The VPCC Board asked questions and engaged in discussion and deliberation regarding the anticipated potential risks and hurdles to a successful closing of the transaction with Dave, as well as Victory Park’s current relationship with Dave, which was viewed favorably. Following such discussions, the VPCC Board approved VPCC’s submission of the proposed initial draft of the LOI.
Shortly after such board meeting, VPCC sent to Dave an initial draft of the LOI. The LOI reflected a fully diluted enterprise value of Dave of $3.5 billion, in addition to certain other transaction terms, including the proposed size of the PIPE Investment, which would include a $150 million investment by Tiger Global, a minimum cash condition of $250 million,
12-month
and
6-month
lock-up
restrictions on behalf of the Founder Holders and the Dave Stockholders, respectively (subject to early release if certain share price targets are met following closing), and terms of the high-vote Combined Company Class V Common Stock to be received by Mr. Wilk in connection with the Mergers, which Combined Company Class V Common Stock would entitle Mr. Wilk to 10 votes per share on all matters submitted to the stockholders of the Combined Company for note and would provide Mr. Wilk with the ability to control the outcome of matters requiring stockholder approval. VPCC’s management team considered the high-vote Combined Company Class V Common Stock as potential incentivization for Mr. Wilk to continue to assist Dave effectuate its long-term strategy, and considered the appropriateness of such high-vote Combined Company Class V Common Stock to the extent standard “sunset” provisions were reflected in the transaction documents. VPCC’s management team believes that Dave’s success rests on its ability to undertake a long-term view, and Mr. Wilk’s controlling interest will enhance Dave’s ability to focus on long-term value creation and help insulate Dave from short-term outside influences. On the same day, certain members of VPCC’s management team, including Mr. Carroll and Mr. Watson, met via telephone with representatives of Centerview, Dave, Victory Park, including Mr. Brown and Mr. Hayani, and Citigroup to discuss the broader SPAC and PIPE markets and proposed transaction timeline.
On April 13, 2021, Dave circulated to VPCC a revised draft of the LOI reflecting, among other things, a larger amount for the proposed PIPE Investment, a larger amount for the minimum cash condition and a proposed earnout pursuant to which the stockholders of Dave could receive additional shares of the combined company following the closing of the potential business combination.
Following discussions with White & Case and representatives of Victory Park and VPCC, including Mr. Watson, Mr. Brown and Mr. Hayani, on April 14, 2021, VPCC sent Dave a revised draft of the LOI reflecting, among other things, a lower minimum cash condition and the removal of the proposed earnout applicable to Dave Stockholders.
Throughout the day of April 14, 2021 and April 15, 2021, VPCC and its advisors, including, but not limited to White & Case and Katten Muchin Roseman LLP (“
Katten
”), VPCC’s regulatory counsel, reviewed documents provided by Dave, and held several diligence calls with Dave, Dave’s legal counsel, Orrick, Herrington & Sutcliffe LLP (“
Orrick
”), to discuss and understand certain aspects of White & Case’s preliminary legal due diligence review.
On April 15, 2021, certain members of VPCC’s management team, including Mr. Watson, and representatives of Citigroup and Centerview had calls to discuss a proposed transaction timeline and the terms of the LOI circulated by VPCC. That same day, Dave circulated a revised draft of the LOI to VPCC which, among other things, generally reflected the terms proposed by VPCC, other than a lower proposed amount for the PIPE Investment of $210,000,000. During the remainder of the day of April 15, 2021, and April 16, 2021, VPCC and Dave, in conjunction with their respective legal counsels, continued to negotiate various points of the transaction (including inclusion of certain forfeiture obligations in respect of the VPCC Class B Stock by the Founder Holders in certain scenarios based upon the magnitude of Public Stockholder redemptions and the performance of the Combined Company Common Stock following the closing of any business combination, the mechanics of the Repurchase, and the requirements to deliver Support Agreements), and traded multiple revised drafts of the LOI to reflect the parties’ positions and/or agreements with respect to such points.
On April 16, 2021, VPCC held a board meeting by telephone and videoconference to discuss and deliberate regarding the proposed business combination with Dave and the terms and agreements in the proposed LOI. Prior to the board meeting, the VPCC Board was provided copies of, among other things, (i) the then-current draft of the LOI, (ii) information on the due diligence conducted by VPCC and its legal counsel, and (iii) an illustrative transaction timeline. John Martin presided over the meeting, with members of VPCC’s management and Victory Park’s investment team, including Mr. Hayani, providing the VPCC Board with a summary of the negotiations surrounding the LOI, including a detailed discussion on the material updates to the terms and agreements therein since the initial draft of the LOI circulated to the VPCC Board. Members of VPCC’s management highlighted that the proposed transaction with Dave included an obligation to raise the PIPE Investment, and noted Tiger Global’s commitment to invest (or cause its affiliates to invest) at least $150 million of the total PIPE Investment, as a means of indicating that the proposed valuation will be well-received by the broader PIPE market. The VPCC Board asked questions and engaged in discussion and deliberation regarding the anticipated potential risks and hurdles to a successful closing of the transaction with Dave. Following such discussions, the VPCC Board approved VPCC’s execution and delivery of the LOI as proposed.

On the afternoon of April 16, 2021, following final revisions to certain of the legal provisions of the LOI, VPCC and Dave executed the LOI, which contained, among other things, mutual exclusivity provisions that expired on the earlier of (i) the signing of the Merger Agreement, (ii) 45 days following the execution of the LOI and (iii) the mutual written consent of Dave and VPCC, and reflected a fully diluted enterprise value of Dave of $3.5 billion. The LOI also provided for, among other things, a minimum cash condition of $250 million, certain forfeiture obligations in respect of the VPCC Class B Stock by the Founder Holders in certain scenarios based upon the magnitude of Public Stockholder redemptions and the performance of the Combined Company Common Stock following the closing of any business combination, the mechanics of the Repurchase, post-Closing lock-up
restrictions covering the shares of Combined Company Common Stock to be held by the Founder Holders and Dave Stockholders, the principal terms of the high-vote Combined Company Class V Common Stock to be received by Mr. Wilk in connection with the Mergers, and a requirement for the holders of at least a majority of Dave Capital Stock to deliver Support Agreements in connection with the execution of the Merger Agreement. The following day, VPCC circulated to Dave and representatives of Centerview a detailed legal due diligence request list prepared by White & Case.
On April 18, 2021, members of VPCC’s management team, including Mr. Carroll and Mr. Watson, had a call with representatives from Jefferies LLC (“
Jefferies
”), who acted as one of VPCC’s underwriters in the IPO, to discuss the opportunity with Dave and Jefferies’s interest in serving as a co-placement
agent for the PIPE Investment. Thereafter, on May 7, 2021, VPCC formally executed an engagement letter with Citigroup and Jefferies to serve as co-placement
agents with respect to the PIPE Investment, and pursuant to which Citigroup and Jefferies is entitled to a fee based on the percentage of funds raised in the PIPE Investment.
On April 19, 2021, and April 20, 2021, VPCC circulated to Dave and representatives of Centerview a diligence request list prepared by VPCC’s management and representatives of Citigroup that include various business and operational due diligence request, as well as an agenda for a meeting with Dave’s management team.
On April 20, 2021, representatives from VPCC, including Mr. Carroll and Mr. Watson, Dave, Citigroup, Jefferies, Centerview, White & Case, Orrick and other advisors of the respective parties, had a call to discuss the transaction timeline and the process for the PIPE Investment for the proposed transaction. The following day, VPCC’s management team, including Mr. Carroll and Mr. Watson, as well as representatives of Citigroup and Jefferies, had a management call with Dave’s management team and representatives of Centerview to discuss the outstanding diligence requests of VPCC.
Between April 21, 2021 and April 30, 2021, members of VPCC’s and Dave’s management teams, including Mr. Carroll and Mr. Watson, and representatives of Citigroup, Jefferies, and Centerview, White & Case and Orrick had calls to discuss the contents of the investor presentation for the PIPE Investment and the appropriate position of Dave in the marketplace, and traded multiple revised drafts of the investor presentation. Additionally, during such time VPCC, including Mr. Carroll and Mr. Watson, Dave, Citigroup, and Jefferies met virtually multiple times to discuss the PIPE process and to finalize confirmatory financial due diligence and the financial models and projections prepared by VPCC’s management team.
On April 23, 2021, White & Case circulated to Orrick a draft of the form confidentiality agreement to be entered into by potential investors in connection with the PIPE Investment, and on April 28, 2021, White & Case also circulated to Orrick a draft of the form subscription agreement to be entered into by potential investors in connection with the PIPE Investment.
On April 28, 2021, Centerview granted White & Case access to the Data Room, which included detailed legal materials and additional financial and market information, which representatives of White & Case analyzed and synthesized as part of their ongoing legal due diligence review. On the same day, and April 30, 2021, representatives of VPCC, including Mr. Carroll and Mr. Watson, Dave, White & Case, Orrick, Centerview, Latham & Watkins LLP (“
Latham
”), Citigroup’s and Jefferies’ legal counsel and Buckley LLP, Citigroup’s and Jefferies’ regulatory counsel, had telephone calls to discuss regulatory and legal due diligence matters. In addition, White & Case sent multiple diligence requests to Dave and Orrick, and throughout the following weeks held several diligence calls with Dave and Orrick to discuss and understand certain aspects of White & Case’s diligence findings.

On April 28, 2021, White & Case circulated an initial draft of the Merger Agreement to Orrick, and on May 4, 2021, White & Case circulated to Orrick initial drafts of various other Transaction Agreements.
Between April 30, 2021, and May 6, 2021, White & Case, Orrick and Latham exchanged drafts of the form Subscription Agreement, which was finalized later in the day on May 6, 2021, and made available for review by potential PIPE Investors.
On May 6, 2021, representatives of White & Case and Orrick had a call to discuss the status of the various Transaction Agreements. Following such call, Orrick circulated a revised draft of the Merger Agreement.
From May 7, 2021, through May 27, 2021, representatives of VPCC, including Mr. Carroll and Mr. Watson, Dave, Jefferies, Citigroup and Centerview held meetings with over 45 prospective PIPE Investors, resulting in demand for the PIPE Investment by prospective PIPE Investors.
During the course of the day of May 10, 2021, and throughout the following weeks ending June 3, 2021, representatives of White & Case and Orrick negotiated the terms of the Subscription Agreement with the various PIPE Investors. Throughout the day on June 3, 2021, an agreement on the final terms of the Subscription Agreement to be executed simultaneously with the execution of the Merger Agreement and the related Transaction Agreements, was reached with each of the PIPE Investors.
Between May 14, 2021, and June 1, 2021, representatives of White & Case and Orrick, with input from members of the management teams of VPCC and Dave, respectively, traded multiple drafts of the Merger Agreement and the related Transaction Agreements and negotiated key terms in the documents, including (a) the various covenants surrounding Dave’s requirement to deliver a written consent signed by its stockholders constituting the Requisite Dave Stockholder Approval, (b) the inclusion of various consent rights of Dave in regards to amendments of the Subscription Agreements, (c) the calculation of VPCC Available Cash for purposes of the VPCC Minimum Cash Condition, (d) the terms of the Equity Incentive Plans, and (e) the inclusion of various consent rights of VPCC and Dave in regards to the operations of the other party during the period between the signing of the Merger Agreement and the closing of the transactions contemplated thereby. The material terms of the Merger Agreement were substantially reflective of the terms of the LOI.
During such period, representatives of White & Case, Orrick and Mr. Wilk’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“
Skadden
”), with input from VPCC’s and Dave’s management teams and Mr. Wilk, respectively, traded multiple drafts of the Proposed Charter, with the surrounding negotiations primarily relating to the conversion mechanics of the Combined Company Class V Common Stock to be received by Mr. Wilk in connection with the Mergers into Combined Company Class A Common Stock.
On June 1, 2021, the VPCC Board, with representatives of Victory Park, including Mr. Carroll and Mr. Watson, and White & Case present, met telephonically and by videoconference to discuss and deliberate on the Business Combination, including a detailed discussion of the process in respect of the PIPE Investment, an overview of the valuation of Dave, the legal structure of the transactions contemplated by the Merger Agreement and the other Transaction Agreements, the forms of Merger Agreement and other Transaction Agreements, the legal due diligence findings of White & Case, an overview of Dave’s business and the investment highlights, and a detailed discussion of the terms of, and potential conflict of interest created by, the delayed draw credit facility provided by affiliates of Victory Park to Dave and the related Dave Warrants held by such affiliates of Victory Park. The VPCC Board, with assistance from VPCC’s management and counsel, reviewed the proposed terms of the Merger Agreement and the other Transaction Agreements that had been negotiated with Dave and its representatives, as well as the valuation methodology and due diligence findings. The VPCC Board then discussed other factors, including those described below under the caption “
The Business Combination Proposal—VPCC’s Board of Directors’ Reasons for the Approval of the Business Combination
.” At the end of the meeting, the VPCC Board unanimously approved the Merger Agreement and the other Transaction Agreements, subject to final negotiations and modifications, and determined that the transaction was fair from a financial point of view and to recommend the approval of the Merger Agreement and the other Transaction Agreements to the VPCC Stockholders.

Between June 1, 2021, and June 6, 2021, the parties continued to finalize the Transaction Agreements.
On June 6, 2021, VPCC formally executed an engagement letter with Citigroup to serve as a capital markets advisor to VPCC.
On October 5, 2021, VPCC formally executed an engagement letter with Jefferies to serve as a capital markets advisors to VPCC in connection with the proposed business combination and the PIPE Investment related thereto.
Early in the morning on June 7, 2021, the Merger Agreement and certain Transaction Agreements were executed.
Prior to market open on June 7, 2021, VPCC and Dave issued a joint press release announcing the execution of the Merger Agreement and certain Transaction Agreements. Shortly thereafter, VPCC filed with the SEC a Current Report on Form
8-K
announcing the execution of the Merger Agreement.
VPCC’s Board of Directors’ Reasons for the Approval of the Business Combination
Before reaching its decision on June 1, 2021, the VPCC Board consulted with its management team, legal counsel and other advisors. The VPCC Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the VPCC Stockholders. In light of the complexity of those factors, the VPCC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the VPCC Board may have given different weight to different factors in their evaluation of the Business Combination. Among those factors, the VPCC Board reviewed the results of due diligence conducted by VPCC’s management and legal advisors, which included:

•
Public research on the neobank industry and related industries, which affirmed VPCC’s belief that there is significant white space opportunity for the broader disruption of legacy financial services and the differentiated product suite of Dave relative to alternative neobank competitors which, in many instances, have a slower speed to value than Dave;

•
A review of Dave’s historical financial performance and forecasts including revenues, sale projections, capital expenditures, cash flow and other relevant financial and operating metrics. This review included a thorough and robust diligence of Dave’s different revenue drivers, customer adoption rate of the Dave banking product, average rate of growth, average revenue per user and customer acquisition cost in relation to the average account balances, customer acquisition costs, benchmarked where possible, against peer companies such as MoneyLion and SoFi based on publicly available information. In recommending the Business Combination, the VPCC Board acknowledged Dave’s rapidly growing userbase starting with approximately 1.1 million users in 2018 and a projected 11.4 million users in 2023, potential for achieving projected revenues of $533 million in 2023 looking at Dave’s historical performance and its opportunity for growth, the relatively low customer acquisition costs which drive elevated lifetime unit economics, superior equity capital efficiency per user to date, and the significant cross sell opportunity for Dave to offer existing member’s banking and other services, which VPCC believes meaningfully increases the average revenue per user;

•
Conference call meetings with Dave’s management team and representatives regarding operations, company products and services, intellectual property, end market industries, total available market for each industry and growth prospects, among other customary due diligence matters, which validated the VPCC Board’s view that Dave maintained best-in-class management and operations and supported the broader growth trajectory of the business;

•
Review of Dave’s material business contracts, corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal due diligence, which did not reveal any material adverse findings;

•	Customary confirmatory financial and accounting due diligence, which did not reveal any material adverse findings; and

•	The prospective financial information of Dave set forth in the materials provided by Dave.

As detailed above, the prospectus for the VPCC IPO identified the general criteria and guidelines that VPCC believed would be important in evaluating prospective target businesses, although VPCC also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The VPCC Board considered these factors in its evaluation of Dave.
Dave’s Business and Market Share.
VPCC sought to acquire a business that it believes has a high-growth fintech business which operates within large and expanding markets with significant whitespace opportunity.
VPCC believes that Dave’s “Insights”, “ExtraCash” and “Side Hustle” platforms are high-growth fintech businesses. Increasing adoption rates for neobanks and alternatives to traditional banks is exemplified by the rise in popularity of companies such as MoneyLion, Sofi, Square and others. As further discussed below, VPCC believes the differentiation of Dave’s business compared to other neobank companies in such market provides Dave with a competitive edge within the disruptive ecosystem.
Scale and Differentiation.
VPCC intended to pursue companies that are of meaningful scale and whose products and/or services differentiate it from others and create meaningful competitive advantages.
VPCC believes Dave satisfies this criteria as a result of (a) the integration between Dave’s differentiated product suite, (b) Dave’s satisfaction rates with its consumers identified in the third-party consumer research commissioned by Dave, and (c) the visibility into Member behavior through Dave’s use of machine learning. VPCC believes that Dave’s integration between its differentiated product suite provides its Members with seamless access to all of Dave’s products and will make Dave’s platform the preferred neobank platform for a growing number of consumers. Additionally, VPCC believes that Dave’s satisfaction rates with its Members should lead to loyal Members and increased word-of-mouth
support of its brand, which should result in a pricing advantage compared against its competitors due to reduced Member acquisition costs. VPCC further believes that Dave’s visibility into Member behavior through Dave’s use of machine learning should increase engagement of its Members and enhance its Member lifetime value at no additional Member acquisition costs, which VPCC believes will create meaningful competitive advantages vis-à-vis
new potential entrants into the market.
Cash Flow Generation.
VPCC sought to acquire a business that operates a superior unit economic model which either currently or over time is expected to generate profitable, stable and predictable cash flow generation for the business.
VPCC believes that Dave satisfies this criteria because it has a diverse revenue generation model that can monetize transactions through a variety of revenue streams, which VPCC believes is expected to generate profitable, stable and predictable cash flow generation. Dave’s product integration, Member loyalty and use of machine learning is expected to result reduced Member acquisition costs that provide pricing advantages as compared to similar companies, and is expected to enhance its Member lifetime value and average revenue per user, all of which VPCC believes results in strong unit economics.
Capital Inflection Point.
VPCC intended to pursue companies that are at a capital inflection point where significant risk-adjusted shareholder value can be generated through a business combination resulting in access to the broader equity capital markets to drive growth.
VPCC believes that Dave satisfies this criteria. Utilizing the approximately $64 million of capital invested in Dave to date, Dave has built a platform that has been used by approximately 10 million Members since the platform’s launch in 2017. Dave plans to use the cash it will receive in connection with the Business Combination (or at least a substantial portion thereof) to acquire and build additional functionality in its platform and grow its Member base to grow its market share.
Management Team.
VPCC sought to acquire a business that possesses a
best-in-class
management team with a track record of success in driving growth and profitability within the fintech market.

VPCC believes that Dave’s satisfaction of this criteria is exemplified by the experience of Dave’s management team in building Dave and their experience prior to joining Dave, which includes (a) Jason Wilk’s (the
Co-Founder
and Chief Executive Officer of Dave) experience gained while acting as the
Co-Founder
and Chief Executive Officer of 1DaySports.com and AllScreen.TV, and as a
Co-Founder
of WriteyBoard, (b) Kyle Beilman’s (Dave’s Chief Financial Officer) experience gained while working in investment banking at Moelis & Company and Centerview Partners, (c) John Wolanin’s (Dave’s
Co-Founder)
experience gained while acting as a Senior Product Architect and Head of Design at Honey and
Co-Founder
of Wax Music and Beastly Creative, (d) Paras Chitrakar’s (Dave’s
Co-Founder
and Chief Technology Officer) experience gained while working as a Software Developer at Oversee.net, a
Co-Founder
of ResumeBucket.com and a
Co-Founder
and Chief Technology Officer of AllScreen.TV, (e) Shannon Sullivan’s (Dave’s Chief People Officer) experience gained while acting as a Consultant at Mercer, a Principal at Axiom Consulting Partners, and as Senior Vice President of Talent & Organization at Hulu, (f) John Ricci’s (Dave’s General Counsel) experience gained while acting as a Branch Chief and Staff Attorney and the SEC, an Associate at Strategic Law Partners, LLP and the General Counsel of Green Dot Corporation, (g) Chien Chou’s (Dave’ Executive Vice President of Engineering) experience gained while acting as a Principal Member of Technical Staff at Salesforce.com, a Vice President of Engineering at LOYAL3, a
Co-Founder
of GreenTea Health, a Head of Engineering at Stockpile Inc., a Vice President of Technology at Lending Club and a Vice President of Engineering at Flexport, (h) Mia Alexander’s (Dave’s Vice President of Support) experience gained while acting as a Vice President of Customer Care at Green Dot Corporation, (i) Grahame Fraser’s (Dave’s Head of Product) experience gained while acting as a Head of eLearning Alliances and Operations at Cornerstone OnDemand, a Product Manager at LRN, a Senior Product Manager at Fox Sports Interactive, a Product Lead (Mobile and Advanced Platforms) at Fox Sports, a Global Product Management Lead (Movies and TV) at Yahoo!, a Vice President of Product Management (Member Experience, Data Science and Analytics) at Nordstromrack.com, HauteLook, and a Chief Product Officer of Tamara Mellon, (j) Kate Holmes’ (Dave’s Vice President of Design) experience gained while acting as a Senior Director (Design) at Walmart eCommerce, and (k) Brian Li’s (Dave’s Vice President of Business Operations) experience gained while acting as a Senior Manager of Corporate Development at LinkedIn, a Director of Business Operations at Lynda.com (acquired by LinkedIn), and a Vice President of Business Operations and Partnerships at Mezi (acquired by American Express).
VPCC believes that this experience, as well as the related track record of each member of Dave’s management team, shows that Dave possesses a best-in-class
management team with a track record of success in driving growth and profitability. See the section entitled “
Information Above Dave
” beginning on page 197 of this proxy statement/prospectus for a more detailed description of Dave’s current management team.
Risk Management, Underwriting, Data Analytics, Monitoring and Reporting Processes.
VPCC intended to pursue companies that maintain superior and scalable risk management, underwriting, data analytics, monitoring and reporting processes.
VPCC believes that Dave satisfies this criteria because (a) it maintains a robust and multi-faceted risk management process, (b) it combines aggregate data it receives across all of its products with individualized historical spending and income data for each Member using its proprietary machine-learning algorithm to enable quality underwriting in a matter of minutes and (c) it has developed monitoring and reporting systems to meet the obligations inherent in its bank partnership model and to comply with applicable laws and regulations including the federal Truth in Lending Act, the Electronic Fund Transfer Act, AML laws and federal and state data privacy and security requirements.
Financial Inclusion and Value Creation.
VPCC sought to acquire a business that it believes can promote financial inclusion and provide significant value to the underlying end consumer or enterprise through a lowering of transaction costs or through providing access to high-quality financial services.
VPCC believes that Dave satisfies this criteria, which is exemplified by the fact that Dave’s current products have helped consumers avoid approximately $1 billion in overdraft fees and has helped its Members submit over 4 million job applications through its job portal service, Side Hustle, which enables Members to view potential opportunities for supplemental work, primarily in flexible, part-time roles, with modest Member adoption costs.

Superior Technology Compared to Alternatives.
The VPCC Board believes that Dave’s platform is superior to existing products on the market, with a lower cost as compared to other neobank and reduced Member acquisition costs that expand the growth opportunities of Dave’s technology. The VPCC Board believes that these factors will enable Dave to increase its market share and introduce its products into a variety of different markets.
Other Alternatives.
The VPCC Board believes, after a thorough review of other business combination opportunities reasonably available to VPCC, that the proposed Business Combination represents the best potential initial business combination for VPCC based upon the process utilized to evaluate and assess other potential acquisition targets.
PIPE Commitment.
The PIPE Investors have committed to purchase $210 million in shares of Combined Company Class A Common Stock at $10.00 per share.
Dave Stockholders’ Retained Interest.
Dave Stockholders are rolling 100% of their equity and will own an approximately 86.5% stake in the Combined Company (assuming the no redemption scenario and calculated based upon certain assumptions as described in the section entitled “
The Business Combination and the Merger Agreement—Ownership after the Closing
” beginning on page 115 of this proxy statement/prospectus), which shows an ongoing equity commitment.
In recommending the proposed transaction, the VPCC Board considered whether the consideration to be paid to Dave’s stockholders was fair from a financial perspective to VPCC’s stockholders. Although the VPCC Board did not seek a third-party valuation, and did not receive a valuation opinion from any third party in connection with the Business Combination, the VPCC Board relied on VPCC’s management team’s collective experience in public market transactions in constructing and evaluating financial models and projections and conducting valuations of businesses. Based on these various factors, the VPCC Board concluded that a fully diluted pre-Closing
enterprise value of Dave of $3.5 billion is a fair and reasonable valuation. In making such determination, the VPCC Board considered (a) the implied valuation of Dave’s peer group, which included MoneyLion, SoFi, eToro, Upstart, Square, OpenLending, Affirm and Afterpay (the “Peer Group”), and (b) Dave’s growth prospects, business strategy, market-leading platform and other compelling aspects of the Business Combination. The VPCC Board believed that the consideration paid for Dave represented an attractive initial valuation relative to Dave’s publicly traded Peer Group, which was also affirmed by the market reaction to the valuation evidenced by the early commitment by Tiger Global to invest (or cause its affiliates to invest) at least $150 million of the total PIPE Investment at such valuation.
The VPCC Board also gave consideration to certain negative factors (which are more fully described in the section entitled “
Risk Factors
” beginning on page 42 of this proxy statement/prospectus, although not weighted or in any order of significance).
The risk that VPCC’s Public Stockholders would vote against the Business Combination Proposal or exercise their redemption rights
The VPCC Board considered the risk that some of the current Public Stockholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby reducing the amount of cash available in the Trust Account to an amount below the minimum amount required to consummate the Business Combination. The VPCC Board concluded, however, that the risk was mitigated because of the aggregate amount of commitments by the PIPE Investors is equal to the minimum amount of available cash required to consummate the Business Combination. Further, the fact that Public Shareholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates incentive for a Public Shareholders to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants which would be worthless if the Business Combination is not completed.

VPCC’s management, the VPCC Board and affiliates of the Sponsor may have different interests in the Business Combination than the Public Shareholders
The VPCC Board considered the fact that members of VPCC’s management, the VPCC Board and affiliates of the Sponsor may have interests that are different from, or are in addition to, the interests of VPCC’s Public Stockholders generally, including the matters described under “
The Business Combination Proposal—Certain Benefits of VPCC’s Directors and Officers and Others in the Business Combination
” beginning on page 163 of this proxy statement/prospectus. However, the VPCC Board concluded that the potentially disparate interests would be mitigated because (a) these interests were disclosed in the IPO prospectus or disclosed herein and (b) these disparate interests may exist or may be even greater with respect to a business combination with any other target company, depending on the substantive terms and timing of any such alternative business combination.
The VPCC Board also considered a variety of additional uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
Liquidation of VPCC
. The risks and costs to VPCC if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in VPCC being unable to effect an initial business combination by March 9, 2023 and force the Company to liquidate and the warrants to expire worthless.
Competition
. The fact that there are a number of companies competing in the neobank industry and the possibility that Dave may be unable to attract and retain additional Members, or the possibility that one of its competitors may be able to develop new technology or business strategies that may negatively impact Dave’s operations and growth prospects.
Closing Conditions
. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within VPCC’s control.
Litigation
. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
Fees and Expenses
. The fees and expenses associated with completing the Business Combination.
Public Company Status
. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain the Combined Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than the Combined Company anticipates.
Satisfaction of the 80% Test
It is a requirement under the Existing Charter and Nasdaq listing requirements that the target business acquired in VPCC’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for VPCC’s initial business combination. As of June 7, 2021, the date of the execution of the Merger Agreement, the balance of funds held in the Trust Account was at least $253,777,850.43, and 80% thereof represents approximately $203,022,280. The VPCC Board considered all of the factors described above and the fact that the aggregate consideration for Dave was the result of arm’s length negotiations with Dave. As a result, the VPCC Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of VPCC’s management team and the VPCC Board, the VPCC Board believes that the members of the management team and the VPCC Board are qualified to determine whether the Business Combination meets the 80% test.

Interests of the Dave Directors and Executive Officers
Dave’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the VPCC Stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
Treatment of Dave Equity Awards in the Business Combination
Under the Merger Agreement, all outstanding Dave Options (other than Dave
Non-Plan
Options, which will be cancelled as of the Closing) and awards of Dave Restricted Stock granted by Dave prior to the Closing will be converted to awards for an adjusted number of shares of Combined Company Class A Common Stock (and in the case of Dave Options, an adjusted exercise price), which will otherwise be subject to same terms and conditions as were in effect prior to the Closing. See the section titled “
The Business Combination and the Merger Agreement—Treatment of Dave Equity Interests
” for more information.
The amounts listed in the table below represent (i) the number of Rollover Options (whether vested or unvested) and shares of Rollover Restricted Stock held, as of June 30, 2021, on an estimated as-converted
basis, by each individual who has been an executive officer or director of Dave since the beginning of the 2020 fiscal year, and (ii) the estimated intrinsic value of each executive officer and director’s stock options (whether vested or unvested) and restricted stock awards. “Intrinsic value” for purposes of stock options refers to the amount equal to (i) the excess of (a) $10.00 over (b) the exercise price of the option multiplied by (ii) the number of shares subject to the option. “Intrinsic value” for purposes of restricted stock refers to the amount equal to (i) $10.00 multiplied by (ii) the number of shares. The table below assumes an estimated exchange ratio of 1.355009.

Name	Options	Intrinsic Value	Restricted Stock		Intrinsic Value
Jason Wilk	11,461,322	$108,495,688	—		—
Kyle Beilman	895,065	$8,921,401	736,227	(1)	$7,362,268

(1)	Represents restricted stock issued upon early exercise of previously granted options.
Certain Other Equity Interests of Dave Officers and Directors
The amounts listed in the table below represent the number of shares of vested stock held, as of June 30, 2021 and on an estimated as-converted
to Combined Company Class A Common Stock or Combined Company Class V Common Stock basis, by each individual who has been an executive officer or director of Dave since the beginning of the 2020 fiscal year. “Intrinsic value” in the case of such shares refers to the amount equal to (i) $10.00 multiplied by (ii) the number of shares. The table below assumes an estimated exchange ratio of 1.355009.

Name	Vested Stock		Intrinsic Value
Jason Wilk	79,286,387	(1)	$792,863,869
Kyle Beilman	2,116,732	(2)	$21,167,321

(1)	Represents shares of Combined Company Class V Common Stock.
(2)	Represents shares of Combined Company Class A Common Stock.
Repurchase Agreement
Concurrently with the execution of the Merger Agreement, VPCC, Dave, Mr. Wilk and Mr. Beilman, entered into the Repurchase Agreement, pursuant to which, among other things, VPCC has agreed to repurchase a certain number of shares of Combined Company Common Stock from the Selling Holders (including shares of Combined Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger. The Repurchase is contingent on the amount of VPCC Available Cash being in excess of $300 million.

If VPCC Available Cash exceeds $300 million, the number of shares of Combined Company Common Stock subject to the Repurchase will be equal to the amount by which VPCC Available Cash exceeds $300 million, divided by
$10.00 (provided that in no event will the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Combined Company Common Stock subject to the Repurchase will be allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. For more information on the Repurchase Agreement, please see the section titled “
The Business Combination and the Merger Agreement
—Certain Agreements Related to the Business Combination
—Repurchase Agreement
.”
Director Compensation
In connection with the Business Combination, the Combined Company board of directors will adopt a new non-employee
director compensation policy to govern the Combined Company effective as of the Closing. It is anticipated that the new non-employee
director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination. For more information on the non-employee
director compensation policy, see the section titled “
Executive Compensation
—Non-Employee
Director Compensation Policy
” below.
Interests of Certain VPCC Persons in the Business Combination
When you consider the recommendation of the VPCC Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the Sponsor and VPCC’s directors have interests in such Proposal that are different from, or in addition to, those of the VPCC Stockholders and warrant holders generally. The VPCC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Merger Agreement and in recommending to our stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. VPCC Stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•
If we do not consummate a business combination by March 9, 2023 (or if such date is extended at a duly called meeting of the VPCC Stockholders, such later date), we would: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten(10) business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public VPCC Stockholders’ rights as VPCC Stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining VPCC Stockholders and the VPCC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,284,150 shares of VPCC Class B Common Stock owned by our Sponsor and the 60,000 shares of VPCC Class B Common Stock owned by the Current Independent Directors would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor and each of VPCC’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 5,100,214 Private Placement Warrants that the Sponsor paid $7,650,321 for will expire worthless. All of VPCC’s officers and directors have a direct or indirect economic interest in such shares. The 6,344,150 shares of Combined Company Class A Common Stock that the Initial Stockholders and their permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of approximately $63,124,292.50 based upon the closing price of $9.95 per share of VPCC Class A Common Stock on the NYSE on October 29, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of Combined Company Class A Common Stock will be subject to certain restrictions, we believe such shares have less value. The 5,100,214 Private Placement Warrants that the Sponsor will hold following the Business Combination (assuming the no redemption scenario), if unrestricted and freely tradable, would have had an aggregate market value of approximately $9,027,378.78 based upon the closing price of $1.77 per warrant on the NYSE on October 28, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
Affiliates of Victory Park
entered into a financing agreement with Dave on January 27, 2021 (the “
Existing Financing Agreement
”), pursuant to which, among other things, such affiliates of Victory Park have provided Dave with a $100 million delayed draw credit facility in order to finance the growth of Dave’s advance portfolio and accelerate growth of certain of Dave’s products through marketing initiatives. The amounts drawn under the Existing Financing Agreement generally accrue an interest rate equal to the sum of (i) 2.55% per annum (or the London Interbank Offered Rate last quoted by the Wall Street Journal for despots of U.S. Dollars for a period of three months on the last business day of each calendar month, whichever is higher) plus (ii) 6.95% per annum on the portion of the outstanding balance of amounts drawn that is less than or equal to $50 million, plus (iii) 5.95% per annum on the portion of the outstanding balance of amounts drawn that is greater than $50 million and less than or equal to $75 million, plus (iv) 5.45% per annum on the portion of the outstanding balance of amounts drawn that is greater than $75 million. The Existing Financing Agreement also includes, among other terms, representations and warranties on behalf Dave and its subsidiaries, rights of such affiliates of Victory Park in the event of certain specified events of defaults, provisions regarding repayment of outstanding amounts drawn, and prohibitions on certain actions by Dave and its subsidiaries. As of the date of this proxy statement/prospectus, $30 million has been drawn by Dave under the Existing Financing Agreement. The parties anticipate that the Existing Financing Agreement will remain in place following the Closing of the Business Combination, and as such affiliates of Victory Park will be creditors of Dave following the consummation of the Business Combination.

•
Affiliates of Victory Park hold Dave Warrants that represent the right to purchase approximately 1.0% of the fully diluted equity of Dave, in the aggregate if all such Dave Warrants vest. Such Dave Warrants vest in increments equal to approximately 0.2% of the fully diluted equity of Dave for each $10 million funded by such affiliates of Victory Park to Dave under the Existing Financing Agreement, with all such Dave Warrants vesting at such time as $50 million has been funded by such affiliates of Victory Park under the Existing Financing Agreement. Once vested, the Dave Warrants may be exercised at any time prior to the earlier of (x) the fifth anniversary of the occurrence of Dave’s next equity financing in which Dave issues and sells shares of capital stock or securities yielding total equity proceeds to Dave of not less than $40 million (a “
qualified financing event
”) and (y) the occurrence of a liquidity event of Dave, which is broadly defined and includes a transaction or series of related transactions whereby a special acquisition company merges with or acquires equity interests of Dave (or any surviving or resulting company) and which transaction results in Dave (or any surviving or resulting company into which Dave is merged, consolidated, reorganized or combined), or any parent company that directly or indirectly beneficially owns Dave, being listed on a U.S. national securities exchange or market (a “
liquidity event
”). Such Dave Warrants are exercisable for a per share exercise price equal to (x) in the event such Dave Warrants are exercised in connection with or following a qualified financing event, the lowest price per share paid by a cash investor in connection with such qualified financing event or (y) in the event such Dave Warrants are exercised in connection with a liquidity event, the greater of (i) 80% of the fair market value of each share of common stock of Dave and (ii) approximately $3.75 per share (as adjusted for stock splits, stock combinations, etc.). Immediately prior to the Closing, it is anticipated that Dave Warrants to purchase 0.6% of the fully diluted equity of Dave will be vested and exercised into shares of Dave Capital Stock, with the remaining Dave Warrants terminating in accordance with their terms and the terms of the Merger Agreement. Accordingly, affiliates of Victory Park will receive shares of Combined Company Class A Common Stock in connection with the Business Combination through their ownership of Dave Warrants.

•
Our Sponsor and the Current Independent Directors have agreed not to redeem any of the Founder Shares or shares of VPCC Class A Common Stock held by them in connection with a stockholder vote to approve the Business Combination.

•
Our Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable would be valued at approximately $63,124,292.50, based on the closing price of the VPCC Class A Common Stock on October 29, 2021 (assuming the no redemption scenario).

•
If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•	the continuation of Brendan Carroll, one of our existing directors, as a director of the Combined Company following the Closing.

•	Our officers were not permitted to become a director or officer of any other blank check company until we entered into a definitive agreement regarding an initial business combination.

•	Our Sponsor and the Current Independent Directors will lose their entire investment in us if an initial business combination is not completed.

•
Our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

•	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination.

•
We will enter into the Investor Rights Agreement with our Sponsor and certain existing holder(s) of our capital stock (including the Founder Holders) and certain Dave Stockholders, which provides for registration rights to such parties.

•
In connection with the Closing, our Sponsor would be entitled to the repayment of any outstanding working capital loan and advances that have been made to VPCC. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by VPCC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Such reimbursable out-of-pocket expenses, if any, are not expected to be material.

The existence of financial and personal interests of one or more of VPCC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of VPCC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals.
The financial and personal interests of the Sponsor as well as VPCC’s directors may have influenced their motivation in identifying and selecting Dave as a business combination target, completing an initial business combination with Dave and influencing the operation of the business following the initial business combination. In considering the recommendations of VPCC’s board of directors to vote for the Proposals, its stockholders should consider these interests.
Certain Forecasted Financial Information for Dave
Dave provided VPCC with its internally prepared forecasts for each of the years in the three-year period ending December 31, 2023. Dave does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Dave prepared the financial projections set forth below to present key elements of the forecasts provided to VPCC. VPCC is including the following summary of certain Dave internal, unaudited prospective financial information from Dave’s management team’s projections for the Combined Company post-Business Combination solely because that information was made available to the VPCC Board in connection with the evaluation of the Business Combination. Dave’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, but, in the view of Dave’s management team, was prepared on a reasonable basis, reflects currently available estimates and judgments and presents, to management’s knowledge and belief, the expected course of action and the expected future financial performance.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that VPCC, Dave, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. Dave does not intend to reference these financial projections in its future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to Dave’s business, all of which are difficult to predict and many of which are beyond Dave’s and VPCC’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Dave’s and VPCC’s control and Dave’s limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Dave upon which operating and financial results forecast rely, difficult and uncertain. The various risks and uncertainties include those set forth in the sections entitled “
Risk Factors
,” “
Management’s
Discussion and Analysis of Financial Condition and Results of Operations of Dave
” and “
Cautionary Note Regarding Forward-Looking Statements.
” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Dave’s independent registered accounting firm, VPCC’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to VPCC and the VPCC Board in connection with its review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR DAVE, DAVE AND VPCC UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The projected financial information included in the document has been prepared by, and is the responsibility of, Dave’s management. None of WithumSmith+Brown, PC, VPCC’s independent registered public accounting firm, or Moss Adams LLP, Dave’s independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information presented herein and, accordingly, neither WithumSmith+Brown, PC nor Moss Adams LLP expresses an opinion or any other form of assurance on it. The Moss Adams LLP report included in this proxy statement/prospectus relates to historical audited financial statements of Dave. It does not extend to the projected financial information and should not be read as if it does. The projections are not included in this proxy statement/prospectus in order to induce any VPCC shareholders to vote in favor of any of the proposals at the special meeting of the shareholders.
The key elements of the projected financial metrics provided by Dave’s management team to VPCC are summarized in the table below:
Projected Financial Metrics

	Dave Financial Summary and Projections
In millions	2021	2022	2023
Total Revenue	$193	$377	$533
Gross Profit	$111	$223	$329
Adjusted EBITDA (1)	$52	$137	$216
Adjusted EBITDA pre-Marketing (2)	$(9)	$12	$29

(1)
Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss) adjusted for interest expense (income), provision for income taxes, depreciation and amortization, share-based compensation and other discretionary items determined by Dave’s management.

(2)
Adjusted EBITDA pre-Marketing is defined as Adjusted EBITDA, excluding marketing and advertising related costs. Dave management included this projected financial metric to increase transparency into business profitability given the significant and rapid expected increase in marketing spend during the years presented in the projections.

Total Revenue is driven by Member acquisition, Member retention and engagement and revenue per Member (“
RPM
”)
*
assumptions, including:

•	Member acquisition assumptions based on:

○	significant annual increases in marketing spend following completion of a de-SPAC transaction (estimated Q4 2021);

*	Revenue per Member is revenue generated by the average number of Members during a given period across Dave’s various product offerings.

○	blended cost per acquired Member above historically observed levels, in order to conservatively account for marketing expenses at scale and competitive pressures;

○	modest promotional spending to encourage Members to initiate a Direct Deposit relationship with Dave; and

○	organic (i.e., not paid) net adds as % of paid net adds based on historical trends, with modest upside modeled to capture increasing network effects and planned product releases;

•	Service revenue assumptions based on:

○	churn and engagement consistent with Dave’s observed historical performance (multi-year period for non-Banking Members, nine-month period for Banking Members);

○	RPM consistent with Dave’s observed historical performance, with modest deflation modeled over time for conservatism; and

○	key RPM drivers include ExtraCash principal and engagement with optional expedited processing fees and tips;

•	Transaction revenue assumptions based on:

○	churn and engagement consistent with Dave’s observed historical performance;

○	modest RPM increases relative to initial Dave Banking cohorts, reflecting trends observed in recent Member performance; and

○	key RPM drivers include Member funding levels, debit spend and ATM fees;

•	Other revenue includes assumptions on ancillary revenues based on Dave’s observed historical performance as a percent of ExtraCash revenue;
Gross Profit is driven by Total Revenue scale and mix, including:

•	Service and transactional direct costs assumptions based on:

○	cost per bank account connection, default rates, card and payment processing expenses and charitable donations expense;

○	significant processing scale efficiencies over time based on contracted and estimated volume discounts;

○	payment processing, network fees, partner banking costs, debit funding and other fees; and

○	significant efficiencies over time based on achieving scale, contractual volume discounts and insourcing of vendor services.
Adjusted EBITDA is driven by gross profit, marketing spend and other operating expenses, including:

•	Projected marketing spend assumptions based on:

○	significant annual increases in marketing expenditures following completion of a de-SPAC transaction; and
○	modest promotional spending to encourage Dave Members to initiate a direct deposit relationship with Dave Banking.

•	Projected other operating expense assumptions based on:

○	headcount costs related to engineering, product, management and other;

○	non-headcount costs related to software/infrastructure, legal and travel and entertainment, among other ancillary costs; and

○	certain costs scale with revenue, with some margin improvement over time driven by scale efficiencies.

Other key assumptions impacting profitability projections include costs of financing based on working capital projections and tax rates based on historical trends.
While Dave’s management believes the abovementioned assumptions to be reasonable for preparation of its projected financial information, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, Dave used and relied upon certain industry information provided by third parties in the context of their business. While Dave believes the use of such information and assumptions to be reasonable for preparation of its projected financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances.
Comparable Company Analysis
VPCC’s management also considered a comparable company analysis to assess the value that the public markets would likely ascribe to Dave and this analysis was presented to the VPCC Board. These companies were selected by VPCC as publicly traded companies having businesses that were considered, in certain respects, to be similar to the Combined Company’s business. Although none of the selected companies reviewed in this analysis were directly comparable to Dave, the companies had one or more similar operating and financial characteristics as Dave.

Source:	Dave Management, consensus broker research. Market data from FactSet as of June 1, 2021.
1	Affirm estimates showing fiscal year ending in June.
2	Growth-adjusted revenue multiples calculated as EV / CY revenue / CY revenue growth rate.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Dave’s good faith estimate of such amounts assuming a Closing as of November 30, 2021.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Issuance of Shares	$3,500	$3,500
PIPE Investment	210	210
Cash Held in Trust	254	0
Cash on Balance Sheet	35	35

Total Sources	$3,999	$3,745

Uses
Stock to Current Stockholders	$3,500	$3,500
Cash to Existing Dave Shareholders	60	0
Fees & Expenses	50	50
Cash to Balance Sheet	389	195

Total Uses	$3,999	$3,745

Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VPCC will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Dave will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Dave (
i.e
., a capital transaction involving the issuance of stock by VPCC for the stock of Dave). Accordingly, the consolidated assets, liabilities and results of operations of Dave will become the historical financial statements of the Combined Company, and VPCC’s assets, liabilities and results of operations will be consolidated with Dave beginning on the acquisition date.
Dave has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Dave’s business will comprise the ongoing operations of the Combined Company immediately following the consummation of the Business Combination;

•	Dave’s senior management will serve as senior management of the Combined Company;

•
Dave Stockholders will have the greatest voting interest in the Combined Company and a majority interest under both the no redemption and maximum redemption scenarios (holding approximately 86.5% and 92.8% of the total shares outstanding of the Combined Company under the no redemption and maximum redemption scenarios, respectively);

•
Dave’s existing directors and individuals designated by, or representing, Dave Stockholders will constitute at least four of the nine members of the initial Combined Company board of directors following the consummation of the Business Combination;

•	Dave Stockholders will have the ability to control decisions regarding election and removal of directors from the Combined Company board of directors; and

•	The Combined Company will continue to operate under the Dave tradename and the headquarters of The Combined Company will be Dave’s existing headquarters.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Dave is the accounting acquirer in the Business Combination.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“
FTC
”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“
Antitrust Division
”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day
waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On June 21, 2021, VPCC and Dave filed the required forms under the HSR Act with the Antitrust Division and the FTC, and the
30-day
waiting period expired on July 21, 2021.
At any time before or after the Closing, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the Closing. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. VPCC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, VPCC cannot assure you as to its result. Neither VPCC nor Dave is aware of any material regulatory approvals or actions that are required for the Closing other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations of the Redemption
The following is a discussion of material U.S. federal income tax considerations for holders of our shares of VPCC Class A Common Stock that elect to have their VPCC Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to VPCC Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or
non-U.S. jurisdiction.
This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	banks and financial institutions or financial services entities;

•	broker dealers;

•	insurance companies;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of VPCC Class A Common Stock;

•	persons holding VPCC Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof and qualified foreign pension funds;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons who received their shares of VPCC Class A Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•	persons holding Founder Shares or their affiliates, officers or directors;

•	persons that directly, indirectly or constructively own five percent or more (by vote or value) of VPCC Class A Common Stock;

•
persons required to accelerate the recognition of any item of gross income with respect to VPCC Class A Common Stock as a result of such income being recognized on an applicable financial statement; and

•	tax-exempt entities.
If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their VPCC Class A Common Stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this discussion. This discussion does not address any aspect of state, local or
non-U.S. taxation,
or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
Redemption of Class A Common Stock
In the event that a holder’s shares of VPCC Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “
VPCC Special Meeting of Stockholders
—Redemption Rights
,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of VPCC Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of VPCC Class A Common Stock, a U.S. holder (as defined below) will be treated as described below under the section titled “—
U.S.
 Holders
—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock
,” and a
Non-U.S. holder
(as defined below) will be treated as described under the section titled “—
Non-U.S.
 Holders
—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock
.” If the redemption does not qualify as a sale of shares of VPCC Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “—
U.S.
 Holders
—Taxation of Distributions
,” and the tax consequences to a
Non-U.S. holder
described below under the section titled “—
Non-U.S.
 Holder
—Taxation of Distributions
.”
Whether a redemption of shares of VPCC Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder including as a result of owning Private Placement Warrants or Public Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of our shares outstanding both before and after the redemption. The redemption of VPCC Class A Common Stock generally will be treated as a sale of VPCC Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include VPCC Class A Common Stock which could be acquired pursuant to the exercise of the Private Placement Warrants or the Public Warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of VPCC Class A Common Stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of VPCC Class A Common Stock and the VPCC Class A Common Stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.
The redemption of VPCC Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of VPCC Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section titled “
U.S.
 Holders
—Taxation of Distributions
,” and the tax effects to such a
Non-U.S. holder
will be as described below under the section titled “
Non-U.S.
 Holders
—Taxation of Distributions
.” After the application of those rules, any remaining tax basis of the holder in the redeemed VPCC Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the holder’s adjusted tax basis in its warrants or in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of VPCC Class A Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•
an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions
. If our redemption of a U.S. holder’s shares of VPCC Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “—
Redemption of Class
 A Common Stock,
” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our VPCC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the VPCC Class A Common Stock and will be treated as described below under the section titled “—
U.S.
 Holders
—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock.
”
Dividends we pay to a U.S. holder that is a taxable corporation (i) generally will be eligible for a dividends-received deduction (subject to certain holding period, at risk and other requirements and limitations) and (ii) generally may be subject to the “
extraordinary dividend
” provisions of the Code (which could cause a reduction in the tax basis of such U.S. Holder’s Shares and cause such U.S. Holder to recognize capital gain). Corporate U.S. holders are urged to consult their tax advisors concerning the availability of the dividends-

received deduction and the application of the “
extraordinary dividend
” provisions of the Code in their particular circumstances.
With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the VPCC Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock
. If our redemption of a U.S. holder’s shares of VPCC Class A Common Stock qualifies for sale treatment, as discussed above under the section titled “—
Redemption of Class
 A Common Stock
,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of VPCC Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its VPCC Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of VPCC Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the VPCC Class A Common Stock so disposed of exceeds one year.
It is unclear whether the redemption rights with respect to the VPCC Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period for this purpose. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of VPCC Class A Common Stock (including as a result of holding different blocks of shares of VPCC Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Non-U.S. Holders
This section applies to you if you are a
“Non-U.S. holder.”
A
Non-U.S. holder
is a beneficial owner of our VPCC Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.
Taxation of Distributions
. If our redemption of a
Non-U.S. holder’s
shares of VPCC Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “—
Redemption of Class
 A Common Stock
,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the
Non-U.S. holder’s
conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such
Non-U.S. holder
is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS
Form W-8BEN
or
W-8BEN-E).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
Non-U.S. holder’s
adjusted tax basis in its shares of our VPCC Class A Common Stock and, to the extent such distribution exceeds the
Non-U.S. holder’s
adjusted tax basis, as gain realized from the sale or other disposition of the VPCC Class A Common Stock, which will be treated as described below under the section titled “—
Non-U.S.
 Holders
—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock
.”

Because it may not be certain at the time a
Non-U.S.
holder is redeemed whether such
Non-U.S.
holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a
Non-U.S.
holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a
Non-U.S.
holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a
Non-U.S.
holder in redemption of such
Non-U.S.
holder’s VPCC Class A Common Stock, unless (i) we or the applicable withholding agent have established special procedures allowing
Non-U.S.
holders to certify that they are exempt from such withholding tax and (ii) such
Non-U.S.
holders are able to certify that they meet the requirements of such exemption (e.g., because such
Non-U.S.
holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “—
Redemption of Class
 A Common Stock
”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a
Non-U.S.
holder, such
Non-U.S.
holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS.
Non-U.S.
holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
The withholding tax described above does not apply to dividends paid to a
Non-U.S. holder
who provides an IRS
Form W-8ECI
certifying that the dividends are effectively connected with the
Non-U.S. holder’s
conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the
Non-U.S. holder
were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A
Non-U.S. holder
that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock
. If our redemption of a
Non-U.S. holder’s
shares of VPCC Class A Common Stock qualifies for sale treatment as discussed above under the section titled “—
Redemption of Class
 A Common Stock
,” subject to the discussions of FATCA (as defined below) and backup withholding below, a
Non-U.S. holder
generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S. holder
within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
Non-U.S. holder
held VPCC Class A Common Stock and, in the circumstance in which shares of VPCC Class A Common Stock are regularly traded on an established securities market, the
Non-U.S. holder
has owned, directly or constructively, more than 5% of VPCC Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such
Non-U.S. holder’s
holding period for the shares of VPCC Class A Common Stock. There can be no assurance that our VPCC Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S. holder
were a U.S. resident. Any gains described in the first bullet point above of a
Non-U.S. holder
that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a
Non-U.S. holder,
such
Non-U.S. holder
will be subject to U.S. tax on such
Non-U.S. holder’s
net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).
If the third bullet point above applies to a
Non-U.S. holder,
gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless VPCC Class A Common Stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and there can be no assurance that VPCC Class A Common Stock will be treated as regularly traded on an established securities market in any future year.
U.S. Federal Income Tax Consequences of the Mergers to Holders of VPCC Class A Common Stock
The holders of VPCC Class A Common Stock will incur no U.S. federal income tax consequences as a result of the Mergers.
Information Reporting and Backup Withholding
Dividend payments with respect to VPCC Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of VPCC Class A Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Amounts treated as dividends that are paid to a
Non-U.S. holder
are generally subject to reporting on IRS
Form 1042-S
even if the payments are exempt from withholding. A
Non-U.S. holder
generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS
Form W-8
or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including constructive dividends and amounts treated as dividends received pursuant to a redemption of stock) on VPCC Class A Common Stock. Previously, withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest was scheduled to begin on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. In general, no such withholding will be required with respect to a U.S. holder or an individual
Non-U.S. holder
that timely provides the certifications required on a valid IRS
Form W-9
or
W-8,
respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S. entities
unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS
Form W-8BEN-E).
If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA on a redemption of VPCC Class A Common Stock.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGERS’ POTENTIAL TAX EFFECTS. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGERS TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND
NON-U.S. INCOME
AND OTHER TAX LAWS.

VPCC PROPOSALS
PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
VPCC is asking its stockholders to adopt the Merger Agreement and approve the Business Combination, including the transactions contemplated by the Merger Agreement and the Mergers. VPCC Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached to this proxy statement/prospectus as
Annex
 A
.
Please see the subsection titled “
The Business Combination and the Merger Agreement
” beginning at page

111 of this proxy statement/prospectus for additional information and a summary of certain terms of the Merger Agreement and the Business Combination, including the transactions contemplated by the Merger Agreement and the Mergers
. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Vote Required for Approval
The Merger Agreement and the transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal are approved at the Special Meeting. Each of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the 2021 Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Repurchase Proposal are cross-conditioned on the approval of each other. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposals.
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby) will be adopted and approved only if a majority of the votes cast by holders of outstanding shares VPCC Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon vote “
FOR
” the Business Combination Proposal. If a valid quorum is otherwise established, failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. An abstention from voting will have no effect on the vote with respect to the Business Combination Proposal.
As of the date of this proxy statement/prospectus, the Initial Stockholders have agreed to vote their Founder Shares and any Public Shares they may hold in favor of the Business Combination Proposal. Currently, the Initial Stockholders collectively own approximately 20.0% of the issued and outstanding VPCC Common Stock, including all of the outstanding Founder Shares.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER AMENDMENT PROPOSAL
If the Business Combination is to be consummated, VPCC will replace its Existing Charter with the Proposed Charter in the form attached to this proxy statement/prospectus as
Annex
 B
, which, in the judgment of the VPCC Board, is necessary to adequately address the needs of the Combined Company.
The VPCC Stockholders are asked to consider and vote to approve eight separate proposals in connection with the replacement of the Existing Charter with the Proposed Charter. The Charter Amendment Proposal is conditioned on the other Condition Precedent Proposals. Accordingly, if any of the other Condition Precedent Proposals is not approved, the Charter Amendment Proposal will have no effect, even if approved by holders of VPCC Common Stock.
The following table summarizes the principal proposed changes and the differences between the Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as
Annex
 B
.
All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Number of Authorized Shares	The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 221,000,000 shares, consisting of (a) 220,000,000 shares of VPCC Common Stock, including (i) 200,000,000 shares of VPCC Class A Common Stock and (ii) 20,000,000 shares of VPCC Class B Common Stock, and (b) 1,000,000 shares of preferred stock.
See Section
 4.1 of the Existing Charter.
The Proposed Charter increases the total number of authorized shares of all classes of capital stock to, following the automatic conversion of all VPCC Class B Common Stock into Class A Common Stock immediately prior to the Closing of the Business Combination, 610,000,000 shares, consisting of (a) 500,000,000 shares of Combined Company Class A Common Stock, (b) 100,000,000 shares of Combined Company Class V Common Stock and (b) 10,000,000 shares of preferred stock. The Combined Company will not have Class B common stock.
See Article IV Section
 1.1 of the Proposed Charter.

Dual Class Common Stock Structure	VPCC’s Existing Charter provide that each holder of VPCC Class A Common Stock and VPCC Class B Common Stock has one vote for every share held.	The Proposed Charter will establish a dual-class Combined Company Common Stock structure consisting of Combined Company Class A Common Stock and Combined Company Class V Common Stock, and (b) provide that each share of Combined Company Class A Common Stock will be entitled to one (1) vote per share and each share of Combined Company Class V Common Stock will be entitled to ten (10) votes per share.

Existing Charter	Proposed Charter

No Class Vote on Changes in Authorized Number of Shares of Stock	The Existing Charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock.	The Proposed Charter provides that, with respect to any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of all the then-outstanding shares of capital stock of Combined Company entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Combined Company Class A Common Stock voting separately as a class shall be required therefor.
See Article
 IV, Section
 2.1 of the Proposed Charter.

Required Vote to Remove Directors	The Existing Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of VPCC entitled to vote generally in the election of directors, voting together as a single class.
See Article
 V, Section
 4 of the Existing Charter.
The Proposed Charter provides that subject to the special rights of the holders of any series of preferred stock of the Combined Company, no director may be removed from the Combined Company board except for cause and only by the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors voting together as a single class.
See Article
 IV, Section
 4 of the Proposed Charter.

Required Vote to Amend the Bylaws	The Existing Charter requires an affirmative vote of either a majority of the board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, alteration or repeal of bylaws.
See Article
 VI of the Existing Charter.
The Proposed Charter requires an affirmative vote of the Whole Board or the holders of at least two-thirds
(2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, or repeal any provision of the bylaws (in addition to any vote of the holders of any class or series of stock of required by applicable law or by

Existing Charter	Proposed Charter
the Proposed Charter of the Combined Company);
provided, however, that
if
two-thirds
(2/3) of the Whole Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of the Combined Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provision of the Bylaws. See
Article
 VII of the Proposed Charter
.

Required Vote to Amend the Charter	The Existing Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter.
See Article
 XI of the Existing Charter.
The Proposed Charter provides that, notwithstanding any other provision of the Proposed Charter (including any preferred stock designation) or any provision of law that might otherwise permit a lesser vote or no vote, and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal or adopt any provision inconsistent with the Sections 1.3 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII or Section 1 of this Article XIV (the “
Specified Provisions
”);
provided, further, that
if
two-thirds
(2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-

	Existing Charter	Proposed Charter
outstanding shares of the capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.
See Article
 XIV, Section
 1 of the Proposed Charter.

Limitation of Exclusive Forum Provision	The Existing Charter adopts the Court of Chancery of the State of Delaware (the “
Chancery Court
”) as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, or for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have concurrent jurisdiction. The Existing Charter further provides that such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
See Article
 XII of the Existing Charter
.	The Proposed Charter modifies the current exclusive forum provision to clarify that the exclusive jurisdiction of the Chancery Court shall not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Charter adopts, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of claims arising under the Securities Act, or the rules and regulations promulgated thereunder.
See Article
 X of the Proposed Charter
.

Other Changes, Including Removal of Blank Check Company Provisions	The Existing Charter contains various provisions applicable only to blank check companies.	The Proposed Charter provides for certain additional changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.” and removing certain provisions relating to

Existing Charter	Proposed Charter
VPCC’s prior status as a blank check company and VPCC Class B Common Stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.
Vote Required for Approval of the Charter Amendment Proposal
The approval of the Charter Amendment Proposal requires the affirmative vote of holders of a majority of VPCC’s outstanding shares of common stock entitled to vote at the Special Meeting.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

PROPOSALS NO. 3A THROUGH 3H—THE GOVERNANCE PROPOSALS
The VPCC Stockholders are also being asked to vote on eight separate proposals with respect to certain governance provisions in the Second Amended and Restated Certificate of Incorporation, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding
advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal, but pursuant to SEC guidance, VPCC is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is advisory in nature, and is not binding on VPCC or VPCC’s Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding
advisory vote on these proposals, VPCC intends that the Proposed Charter will take effect at the Closing (assuming approval of the Charter Amendment Proposal).
The table set forth above in
“Proposal No.
 2
—The Charter Amendment Proposal”
summarizes the principal proposed changes and the differences between the Existing Charter and the Proposed Charter. Such summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as
Annex
 B
.
All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Vote Required for Approval of each of the Governance Proposals
The approval of each of Proposal No. 3A through Proposal No. 3H below requires a majority of the votes cast by holders of outstanding VPCC Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon.
As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on VPCC, Dave, the VPCC Board or Dave’s board of directors. Accordingly, regardless of the outcome of the non-binding
advisory vote, VPCC and Dave intend that the Proposed Charter, in the form set forth on
Annex
 B
and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Amendment Proposal.

PROPOSAL NO. 3A—NUMBER OF AUTHORIZED SHARES
Description of Amendment
The 610,000,000 authorized shares of capital stock in the Proposed Charter, consisting of 500,000,000 shares of Combined Company Class A Common Stock, 100,000,000 shares of Combined Company Class V Common Stock and 10,000,000 shares of preferred stock, represents an increase from the existing authorization of 221,000,000 shares of capital stock, consisting of 220,000,000 shares of VPCC Common Stock (of which 200,000,000 are authorized shares of VPCC Class A Common Stock and 20,000,000 are authorized shares of VPCC Class B Common Stock) and 1,000,000 shares of preferred stock in the Existing Charter. Following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to Closing of the Business Combination, each share of Class B common stock outstanding immediately prior to the filing of the Proposed Charter will automatically be converted into one share of VPCC Class A Common Stock of VPCC and concurrently with such conversion, the number of authorized shares of Class B common stock will be reduced to zero.
Reasons for Amendment
Although VPCC has a sufficient number of authorized but unissued shares of common stock to complete the Business Combination and the other issuances described in this proxy statement/prospectus, the VPCC Board has determined that the increase in the number of shares of authorized VPCC Class A Common Stock is desirable and in the best interests of stockholders because it will enhance the Combined Company’s flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the Closing, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement or the PIPE Investment, or otherwise in the ordinary course of business, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Combined Company’s authorized but unissued shares of Combined Company Class A Common Stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.
Since stockholders of the Combined Company will have no preemptive rights, the Combined Company board of directors may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the Combined Company board of directors.
If approved, the additional shares of Combined Company Class A Common Stock will have rights as described in “
Description of Securities
” beginning on page 258. Incidental effects of the increase in the outstanding number of shares of Combined Company Class A Common Stock may include dilution of ownership and voting power of existing holders of Combined Company Class A Common Stock. The Combined Company could also use the increased number of shares of Combined Company Class A Common Stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of common stock of the Combined Company.
The determination to increase the number of authorized shares of Combined Company Class A Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of this Proposal No. 3A could facilitate future efforts by the Combined Company to deter or prevent changes in control of the Combined Company, including transactions the Combined Company board of directors determines are not in the best interests of the Combined Company or its stockholders. For example, without further stockholder approval, the Combined Company board of directors could sell shares of Combined Company Class A Common Stock in a private transaction to purchasers who would oppose a takeover or favor the Combined Company board of directors. At the present time, there is no intention to use any additional shares for anti-takeover purposes.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3A.
PROPOSAL NO. 3B—DUAL CLASS COMMON STOCK STRUCTURE
Description of Amendment
VPCC’s Existing Charter provides that each holder of VPCC Class A Common Stock and VPCC Class B Common Stock has one vote for every share held. Proposal No. 3B provides that the Proposed Charter will establish a dual-class Combined Company Common Stock structure consisting of Combined Company Class A Common Stock and Combined Company Class V Common Stock, and (b) provide that each share of Combined Company Class A Common Stock will be entitled to one (1) vote per share and each share of Combined Company Class V Common Stock will be entitled to ten (10) votes per share.
Reasons for the Amendment
The voting power of the Combined Company Class V Common Stock is necessary to give Mr. Wilk comparable control rights over the Combined Company as he currently has in Dave. The VPCC Board believes that the Combined Company’s success rests on its ability to undertake a long-term view and Mr. Wilk’s controlling interest will enhance the Combined Company’s ability to focus on long-term value creation and help insulate the Combined Company from short-term outside influences. Mr. Wilk’s voting control also provides the Combined Company with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Mr. Wilk’s control.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3B.
PROPOSAL NO. 3C—NO CLASS VOTE ON CHANGES IN AUTHORIZED NUMBER OF SHARES OF STOCK
Description of the Amendment
At present, VPCC’s Existing Charter contains no specific provision regarding the required vote to change the authorized shares of any class of stock. Proposal No. 3C provides that any vote with respect to the increase or decrease of the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of a majority of the holders of all the then-outstanding shares of capital stock of the Combined Company entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of the Combined Company Class A Common Stock voting separately as a class shall be required therefor.
Reasons for the Amendment
VPCC believes that vesting the power to authorize changes in the authorized number of shares in the holders of stock entitled to vote in the election of directors will give the Combined Company greater flexibility to use its share capital.

Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3C.
PROPOSAL NO. 3D—REQUIRED VOTE TO REMOVE DIRECTORS
Description of the Amendment
The Existing Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of VPCC entitled to vote generally in the election of directors, voting together as a single class. Proposal No. 3D provides that subject to the special rights of the holders of any series of preferred stock of the Combined Company, no director may be removed from the Combined Company board except for cause and only by the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of the then-outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors voting together as a single class.
Reasons for the Amendment
VPCC believes that increasing the threshold required to remove a director from the Combined Company’s board will help facilitate corporate governance stability by requiring broad stockholder consensus to effect such corporate governance changes and in the process help protect minority stockholder interests. In addition, any less than a two-thirds
vote requirement may weaken the ability of the Combined Company board to preserve and maximize value for all stockholders in an opportunistic and unsolicited takeover attempt.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3D.
PROPOSAL NO. 3E—REQUIRED VOTE TO AMEND THE BYLAWS
Description of Amendment
At present, the Existing Charter provides that VPCC’s bylaws may only be adopted, amended, altered or repealed with the approval of a majority of the VPCC Board or the holders of at least a majority of the voting power of all then-outstanding shares of VPCC’s capital stock entitled to vote generally in the election of directors, voting together as a single class. Proposal No. 3E provides that an affirmative vote by either a majority of the Whole Board or by the holders of at least two-thirds
(2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend, or repeal the bylaws;
provided, however, that
if
two-thirds
(2/3) of the Whole Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of the Combined Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provision of the bylaws.
Reasons for the Amendment
The ability of the majority of the VPCC Board to amend the bylaws remains unchanged, except that any such amendment now requires a majority of the board of directors, whether or not there exist any vacancies in previously authorized directorships. VPCC believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the VPCC Board was cognizant of the potential for certain stockholders to hold substantial beneficial ownership of our common stock following the Business Combination. VPCC further believes that going forward, a supermajority voting requirement encourages any person seeking control of the Combined Company to negotiate with the Combined Company board of directors to reach terms that are appropriate for all stockholders.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3E.
PROPOSAL NO. 3F—REQUIRED VOTE TO AMEND THE CHARTER
Description of Amendment
At present, the Existing Charter may only be amended, altered, changed or repealed with the approval of a majority of the VPCC Board and the holders of at least a majority of the voting power of all then-outstanding shares of VPCC’s capital stock entitled to vote generally in the election of directors, voting together as a single class. Proposal No. 3F provides that, notwithstanding any other provision of the Proposed Charter (including any preferred stock designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the Combined Company’s capital stock required by law or by the Proposed Charter (including any preferred stock designation), and subject to Sections 1 (authorized capital stock) and (no class vote on changes in authorized number of shares of stock) and 2 (preferred stock) of the Proposed Charter, the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of all of the then-outstanding shares of the Combined Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend, alter or repeal any provision inconsistent with Article XI (amendment of Second Amended and Restated Certificate of Incorporation), Sections 2 (preferred stock), 3 (classified board), and 4 (common stock) of Article IV, or Article V (board of directors), Article VI (limited liability; indemnification), Article VII (amendment or repeal of bylaws), Article VIII (special meetings and stockholder nominations), Article IX (exclusive forum for certain lawsuits) or Article X (severability) of the Proposed Charter (the “
Specified Provisions
”);
provided
,
however
, that
if at least
two-thirds
(2/3) of the members of the Combined Company board of directors then in office have approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Combined Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.
Reasons for the Amendment
VPCC believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the VPCC Board was cognizant of the potential for certain stockholders to hold substantial beneficial ownership of our common stock following the Business Combination. VPCC further believes that going forward, a supermajority voting requirement encourages any person seeking control of the Combined Company to negotiate with the Combined Company board of directors to reach terms that are appropriate for all stockholders.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3G.

PROPOSAL NO. 3G—LIMITATION ON EXCLUSIVE FORUM PROVISION
Description of Amendment
The Existing Charter adopts the Court of Chancery of the State of Delaware (the “
Chancery Court
”) as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Chancery Court determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, for which the Chancery Court does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Chancery Court and the federal district court for the District of Delaware shall have exclusive jurisdiction. The Existing Charter further provides that such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Charter seeks to clarify that the current exclusive forum provision adopting the Chancery Court as the exclusive forum for certain stockholder litigation is also not applicable to any suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Charter adopts, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder.
These exclusive forum provisions are not intended to apply to actions arising under the Exchange Act or the Securities Act. Delaware courts have held that a Delaware corporation can only use its constitutive documents to bind a plaintiff to a particular forum where the claim involves rights or relationships that were established by or under Delaware’s corporate law. As a result, to the extent our exclusive forum provisions could be construed to apply to actions arising under the Exchange Act or the Securities Act, there is uncertainty as to whether a court would enforce the forum selection provisions with respect to such claims, and in any event, our stockholders would not be deemed to have waived compliance with federal securities laws and the rules and regulations thereunder.
Reasons for the Amendment
The VPCC Board believes that clarifying in the Proposed Charter that the current exclusive forum provision does not apply to actions asserted to enforce any duty or liability created by the Securities Act or the Exchange Act, or, in each case, the rules or regulations promulgated thereunder, will permit the Combined Company to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to the Combined Company’s stockholders, in conformity with recent SEC guidance regarding such limitations. In addition, the VPCC Board believes that adopting the federal district courts of the United States as the exclusive forum for certain stockholder litigation under the Securities Act is intended to assist the Combined Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.
Recommendation of the Board of Directors
THE VPCC BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3G.
PROPOSAL NO. 3H—UPDATE OF OTHER PROVISIONS
Description of Amendment
Approval of each of the Governance Proposals, assuming the approval of each of the Condition Precedent Proposals, will result, upon the Closing, in the wholesale replacement of the Existing Charter with the Proposed

Charter. While certain material changes between the Existing Charter and the Proposed Charter have been unbundled into distinct proposals, there are other differences between the Existing Charter and the Proposed Charter arising from, among other things, (i) the Closing, including (a) changing the post-business combination corporate name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.” and (b) removing certain obsolete provisions relating to VPCC’s status as a blank check company, such as its purpose of effecting a business combination and the establishment of a Trust Account and stockholder redemption rights, and VPCC’s Class B Common Stock, such as conversion and voting rights related thereto, that will no longer apply upon the Closing, or (ii) administrative or clarifying revisions, including (a) providing that a majority of the votes cast may increase or decrease (but not below the current number) the number of shares of any class or classes of stock, (b) providing that the business to be transacted at Special Meetings of stockholders shall be limited to the purpose or purposes stated in the notices of such meeting, and (c) the removal of language without substantive effect.
Reasons for the Amendment
The VPCC Board believes that all such changes are necessary to adequately address the needs of the Combined Company after the Business Combination and are appropriate for a public operating company.
These changes will be implemented (subject to the approval of the aforementioned related proposals and Closing) if the VPCC Stockholders approve this Proposal No. 3H. We encourage stockholders to carefully review the terms of the Proposed Charter, attached hereto as
Annex
 B
.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3H.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL
Overview
The VPCC Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to VPCC’s first annual meeting of stockholders) serving a three-year term. In Proposal No. 4, we are requesting that stockholders approve and adopt a proposal to elect [●] directors to the Combined Company’s board of directors, effective immediately upon the Closing, with each Class I director having a term that expires at the Combined Company’s 2022 annual meeting of stockholders, each Class II director having a term that expires at the Combined Company’s 2023 annual meeting of stockholders, and each Class III director having a term that expires at the Combined Company’s 2024 annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. For more information on the experience of the proposed management team of the Combined Company, please see the section titled “
Management After the Business Combination
” commencing on page 244 of this proxy statement/prospectus.
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the [●] nominees who receive the most affirmative votes will be elected. Votes marked “
FOR
” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. If a valid quorum is otherwise established, failure to vote by proxy or to vote in person at the Special Meeting, abstentions and broker non-votes
will have no effect on the vote for the Director Election Proposal. This proposal is conditioned upon the approval of the other Condition Precedent Proposals. If any of the other Condition Precedent Proposals is not approved, this proposal will have no effect, even if approved by the VPCC Stockholders.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE [
●
] DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 5—APPROVAL OF THE 2021 EQUITY INCENTIVE PLAN
In this Proposal No. 5, VPCC is asking the VPCC Stockholders to approve the Dave Inc. 2021 Equity Incentive Plan (referred to elsewhere in this proxy statement/prospectus as the “
2021 Plan
”). The VPCC Board intends to approve the 2021 Plan, and subject to VPCC Stockholder approval at the VPCC extraordinary general meeting. If the 2021 Plan is approved by the VPCC Stockholders, the 2021 Plan will become effective on the Closing Date (the “
2021 Plan Effective Date
”). If the 2021 Plan is not approved by the VPCC Stockholders, it will not become effective and no stock awards will be granted thereunder. The 2021 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as
Annex C
.
The 2021 Plan is intended to replace Dave Inc. 2017 Stock Plan (the “
2017 Plan
”). The Dave Board terminated the 2017 Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2017 Plan, although all outstanding stock awards granted under the 2017 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2017 Plan.
Reasons to Approve the 2021 Plan
The purpose of the 2021 Plan is to enhance our ability to attract, retain and incentivize employees, independent contractors and directors and promote the success of our business. We consider equity compensation to be a vital element of our compensation program and believe that the ability to grant stock awards at competitive levels is in the best interest of us and our stockholders. Our board of directors believes the 2021 Plan is critical in enabling us to grant stock awards as an incentive and retention tool as we continue to compete for talent.
Approval of the 2021 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan. If the 2021 Plan is approved by the VPCC Stockholders, the 2021 Plan will become effective as of the Closing and we will register the necessary shares of Combined Company Class A Common Stock on a Registration Statement on Form
S-8.
Approval of the 2021 Plan is a condition to closing of the Business Combination under the Merger Agreement.
Description of the 2021 Plan
Set forth below is a summary of the material features of the 2021 Plan. The 2021 Plan is set forth in its entirety as
 Annex C
to this proxy statement/prospectus, and all descriptions of the 2021 Plan contained in this Proposal No. 5 are qualified by reference to
 Annex C
.
Purpose
The 2021 Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.
Types of Stock Awards
The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“
SARs
”), restricted stock, restricted stock units (“
RSUs
”) and stock bonus awards (all such types of awards, collectively, “
stock awards
”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan will be equal to 10% of the aggregate number of shares of Combined Company Common

Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the VPCC Share Redemptions, if any), less the aggregate number of shares subject to unvested Rollover Options as of the Closing. The shares may be authorized, but unissued, or reacquired Combined Company Class A Common Stock. Furthermore, subject to adjustments as set forth in the 2021 Plan, in no event shall the maximum aggregate number of shares that may be issued under the 2021 Plan pursuant to Incentive Stock Options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2021 Plan.
The number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year until the 2021 Plan terminates, in each case, in an amount equal to the lesser of (i) 5% of the shares of Combined Company Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted
basis, (ii) the number of shares of Combined Company Common Stock initially reserved for issuance under the 2021 Plan and (iii) such smaller number of shares determined by our board of directors.
Lapsed Awards
To the extent a stock award, Rollover Option or Rollover Restricted Stock expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program (as defined in the 2021 Plan), the unissued shares that were subject thereto shall continue to be available under the 2021 Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by us upon exercise of a stock award, Rollover Option or Rollover Restricted Stock in order to satisfy the exercise or purchase price for such stock award, Rollover Option or Rollover Restricted Stock or any withholding taxes due with respect to such stock award, Rollover Option or Rollover Restricted Stock shall be treated as not issued and shall continue to be available under the 2021 Plan for issuance pursuant to future stock awards. Shares issued under the 2021 Plan, a Rollover Option or Rollover Restricted Stock and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2021 Plan. To the extent a stock award under the 2021 Plan, Rollover Option or Rollover Restricted Stock is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2021 Plan.
Assumption or Substitution of Awards
The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under the 2021 Plan or (b) granting a stock award under the 2021 Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the 2021 Plan if the other company had applied the rules of the 2021 Plan to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2021 Plan shall not reduce the number of shares authorized for grant under the 2021 Plan or authorized for grant to a participant in any fiscal year.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2021 Plan. Incentive Stock Options may only be granted to employees. Following the Closing, the Combined

Company is expected to have approximately 200 employees, 5 consultants and 3 non-employee
directors who will be eligible to be granted stock awards under the 2021 Plan.
Administration
The 2021 Plan will be administered by our board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “
Plan Administrator
”). To the extent desirable to qualify transactions under the 2021 Plan as exempt under Rule
16b-3
of the Exchange Act, the transactions contemplated under the 2021 Plan will be structured to satisfy the requirements for exemption under Rule
16b-3.
Subject to the terms of the 2021 Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2021 Plan; (ii) select the service providers to whom stock awards may be granted under the 2021 Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2021 Plan; (iv) approve forms of stock award agreements for use under the 2021 Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2021 Plan and stock awards granted pursuant to the 2021 Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2021 Plan, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Plan; (x) modify or amend each stock award (subject to the terms of the 2021 Plan); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Plan; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Plan.
To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2021 Plan to one or more of our directors or officers. To the extent permitted by applicable laws, the Plan Administrator may delegate to one or more officers who may be (but are not required to be) insiders subject to Section 16 of the Exchange Act, the authority to do any of the following (i) designate employees who are not insiders to be recipients of stock awards, (ii) determine the number of shares to be subject to such stock awards granted to such designated employees, and (iii) take any and all actions on behalf of the Plan Administrator other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates; provided, however, that the Plan Administrator resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of shares that may be subject to the stock awards granted by such officer and that such officer may not grant a stock award to himself or herself. Any stock awards will be granted on the form of award agreement most recently approved for use by the Plan Administrator, unless otherwise provided in the resolutions approving the delegation authority.
The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the Determination Date (as defined in the 2021 Plan). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “—Performance Goals” for more information.
Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more
“non-employee
directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.
The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.
At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. A stock option may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such stock option; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.
If a participant ceases to be a service provider other than for “Cause” (as defined in the 2021 Plan), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.
Stock Appreciation Rights (SARs)
The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of Combined Company Class A Common Stock on the date of grant. A SAR may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such SAR; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of Combined Company Class A Common Stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of Combined Company Class A Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Combined Company Class A Common Stock. Restrictions may lapse upon the completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for each unvested share or RSU; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “—Performance Goals” for more information.
During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid. During the period of restriction, such dividends or other distributions shall be subject to the same restrictions and risk of forfeiture as the shares of restricted stock with respect to which the dividends accrue and shall not be paid or distributed unless and until such related shares have vested and been earned.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.
Stock Bonus Awards
A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may but are not required to be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Administrator.

Performance Goals
The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales
revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income;
(8) pre-tax
income or
after-tax
income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created;
(22) pre-tax
profit or
after-tax
profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).
Outside Director Limitations
Stock awards granted during a single fiscal year under the 2021 Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the board of directors, shall not exceed $750,000 in total value for any non-employee director (“
Outside Director
”), except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.
Leaves of Absence / Transfer Between Locations
The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any subsidiary. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3 month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.
Change in Time Commitment
In the event a participant’s regular level of time commitment in the performance of his or her services for us or one of our affiliates is reduced (for example, and without limitation, if the participant is an employee and the employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any stock award, the Plan Administrator, in its sole discretion, may (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such stock award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such stock award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the participant will have no right with respect to any portion of the stock award that is so amended.
Nontransferability of Stock Awards
Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.
Recoupment Policy
The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2021 Plan, a stock award granted under the 2021 Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.
Adjustment
In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off,
split-up,
repurchase, or exchange of Combined Company Class A Common Stock or other securities of us or other significant corporate transaction, or other change affecting the Combined Company Class A Common Stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A of the Code (“
Section 409A
”).
Corporate Transaction
In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock or (iv) a Change in Control (as defined in 2021 Plan), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding stock award and lapse of our right to repurchase or re-acquire
shares acquired under a stock award or lapse of forfeiture rights with respect to shares acquired under a stock award; (e) the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto; or (f) the cancellation of outstanding stock awards in exchange for no consideration.
Change in Control
A stock award may be subject to additional acceleration of vesting and exercisability upon or after a “Change in Control” (as defined in the 2021 Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.
Amendment, Termination and Duration of the 2021 Plan
If approved by our stockholders, the 2021 Plan will continue in effect for a term of 10 years measured from                 , unless terminated earlier under the terms of the 2021 Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Plan.
U.S. Federal Tax Aspects
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.
The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.
A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.
The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related
items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.
We will be entitled to a tax deduction in connection with a stock award under the 2021 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
New Plan Benefits
The 2021 Plan does not provide for set benefits or amounts of awards and we have not approved any stock awards that are conditioned on stockholder approval of the 2021 Plan. We have not approved any stock awards under the 2021 Plan in connection with the business combination. All future awards to directors, executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time.
Equity Compensation Plan Information
The following table provides information as of June 30, 2021 with respect to the shares of Combined Company Class A Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	35,914,365	(1)	$0.66	(2)	3,179,293	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	35,914,365		$0.66		3,179,293

(1)	Consists of stock options granted under the 2017 Plan on an as-converted basis assuming an estimated exchange ratio of 1.355009.

(2)	Represents the weighted average exercise price of outstanding options, warrants and rights on an as-converted basis assuming an estimated exchange ratio of 1.355009.
(3)	Represents the number of securities remaining available for future issuance under equity compensation plans on an as-converted basis assuming an estimate exchange ratio of 1.355009.
Vote Required for Approval
The approval of the 2021 Equity Incentive Plan Proposal requires that a majority of the votes cast by holders of outstanding shares of VPCC Common Stock represented in person or by proxy and entitled to vote at the Special Meeting vote “
FOR
” the 2021 Equity Incentive Plan Proposal. If a valid quorum is otherwise established, failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal. This proposal is conditioned upon the approval of the other Condition Precedent Proposals. If any of the other Condition Precedent Proposals is not approved, this proposal will have no effect, even if approved by the VPCC Stockholders.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 EQUITY INCENTIVE PLAN PROPOSAL

PROPOSAL NO. 6—APPROVAL OF THE 2021 EMPLOYEE STOCK PURCHASE PLAN
In this Proposal No. 6, VPCC is asking its stockholders to approve the Dave Inc. 2021 Employee Stock Purchase Plan (referred to elsewhere in this proxy statement/prospectus as the “
Employee Stock Purchase Plan
”). The VPCC Board intends to approve the Employee Stock Purchase Plan prior to, and subject to stockholder approval at, the Special Meeting. If the Employee Stock Purchase Plan is approved by our stockholders, the Employee Stock Purchase Plan will become effective on the Closing Date. If the Employee Stock Purchase Plan is not approved by our stockholders, it will not become effective and no shares will be granted thereunder. The Employee Stock Purchase Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, a copy of which is attached hereto as
Annex D
.
Reasons to Approve the Employee Stock Purchase Plan
Approval of the Employee Stock Purchase Plan by our stockholders is required in order for the Employee Stock Purchase Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code. If the Employee Stock Purchase Plan is approved by our stockholders, the Employee Stock Purchase Plan will become effective as of the Closing and we will register the necessary shares of Combined Company Class A Common Stock on a Registration Statement on Form
S-8.
Description of the Employee Stock Purchase Plan
Purpose
The Employee Stock Purchase Plan provides a means by which eligible employees and/or eligible service providers of either our company or an affiliate may be given an opportunity to purchase shares of Combined Company Class A Common Stock. The Employee Stock Purchase Plan permits us to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the Employee Stock Purchase Plan, we seek to retain and assist any of our affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for our success and that of our affiliates. Following the Closing, the Combined Company is expected to have approximately 200 employees who will be eligible to participate in the Employee Stock Purchase Plan.
The Employee Stock Purchase Plan includes two components: a “423 Component” and a
“Non-423 Component.”
We intend the 423 Component to qualify as an Employee Stock Purchase Plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit Employee Stock Purchase Plan participation in a uniform and non-discriminating
basis. In addition, the Employee Stock Purchase Plan authorizes grants of purchase rights under the
Non-423
Component that do not meet the requirements of an Employee Stock Purchase Plan under Section 423 of the Code. Except as otherwise provided in the Employee Stock Purchase Plan or determined by our board of directors, the
Non-423
Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or
Non-423
Component of the Employee Stock Purchase Plan. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the
Non-423
Component of the Employee Stock Purchase Plan.
Administration
Our board of directors has the power to delegate administration of the Employee Stock Purchase Plan to a committee composed of not fewer than one member of our board of directors. The Employee Stock Purchase Plan will be administered by our board of directors or a committee thereof (“
Employee Stock Purchase Plan
Administrator
”). The Employee Stock Purchase Plan Administrator has the final power to construe and interpret both the Employee Stock Purchase Plan and the rights granted under it. The Employee Stock Purchase Plan Administrator has the power, subject to the provisions of the Employee Stock Purchase Plan, to determine when and how rights to purchase Combined Company Class A Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the Employee Stock Purchase Plan. Whether or not our board of directors has delegated administration of the Employee Stock Purchase Plan to a committee, the board of directors will have the final power to determine all questions of policy and expediency that may arise in the administration of the Employee Stock Purchase Plan.
Stock Subject to Employee Stock Purchase Plan
Subject to adjustments as provided in the Employee Stock Purchase Plan, the maximum number of shares of Combined Company Class A Common Stock that may be issued under the Employee Stock Purchase Plan will be equal to 2% of the aggregate number of shares of Combined Company Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the VPCC Share Redemptions, if any), plus the number of shares of Combined Company Class A Common Stock that are automatically added on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2032 fiscal year in an amount equal to the lesser of (i) 1% of the shares of Combined Company Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted
basis, (ii) the number of shares of Combined Company Common Stock initially reserved for issuance under the Employee Stock Purchase Plan, and (iii) such smaller number of shares of Combined Company Common Stock initially reserved for issuance under the Employee Stock Purchase Plan. If any purchase right granted under the Employee Stock Purchase Plan terminates without having been exercised in full, the shares of Combined Company Class A Common Stock not purchased under such purchase right will again become available for issuance under the Employee Stock Purchase Plan.
Offerings
The Employee Stock Purchase Plan is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the Employee Stock Purchase Plan is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Combined Company Class A Common Stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Combined Company Class A Common Stock , subject to certain limitations.
Eligibility
Purchase rights may be granted only to our employees, employees of qualifying related corporations or, solely with respect to the
Non-423
Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The VPCC Board may provide that employees will not be eligible to be granted purchase rights under the Employee Stock Purchase Plan if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the Employee Stock Purchase Plan Administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Employee Stock Purchase Plan Administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the Employee Stock Purchase Plan Administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the Employee Stock Purchase Plan Administrator may determine consistent with Section 423 of the Code. Unless otherwise determined by the Employee Stock Purchase Plan Administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than 5 months per calendar year.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ Employee Stock Purchase Plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.
Participation in the Employee Stock Purchase Plan
On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the Employee Stock Purchase Plan, will be granted a purchase right to purchase up to that number of shares of Combined Company Class A Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Employee Stock Purchase Plan Administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the Employee Stock Purchase Plan Administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.
Purchase Price
The purchase price of shares of Combined Company Class A Common Stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of Combined Company Class A Common Stock on the offering date; or (ii) 85% of the fair market value of the shares of Combined Company Class A Common Stock on the applicable purchase date (i.e., the last day of the applicable purchase period).
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the Employee Stock Purchase Plan and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner we direct.
Purchase of Stock
The VPCC Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Combined Company Class A Common Stock will be purchased in accordance with such offering. In connection with each offering, the Employee Stock Purchase Plan Administrator may specify a maximum number of shares of Combined Company Class A Common Stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Combined Company Class A Common Stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Combined Company Class A Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
Withdrawal
During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the Employee Stock Purchase Plan, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.
Restart
To the extent more than one purchase period is provided during an offering, the Employee Stock Purchase Plan Administrator will have the discretion to structure such offering so that if the fair market value of a share on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share on the offering date for that offering, then (i) that offering will terminate as of the purchase date specified with respect to such purchase period, after giving effect to such purchase on the applicable purchase date, (ii) all contribution amounts not applied to the purchase of shares after giving effect to such purchase on the applicable purchase date will be refunded to the applicable participants and (iii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period and purchase period.
Termination of Employment
Purchase rights granted pursuant to any offering under the Employee Stock Purchase Plan will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. We shall have the exclusive discretion to determine when participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Employee Stock Purchase Plan. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.
Leave of Absence
An employee will not be deemed to have terminated employment or failed to remain in the continuous employ of us or of a designated related corporation in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under local law.
Employment Transfers
Unless otherwise determined by the VPCC Board, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and a designated related corporation or between designated related corporations will not be treated as having terminated employment for purposes of participating in the Employee Stock Purchase Plan or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the
Non-423
Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the
Non-423
Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified
under the
Non-423
Component. In the event that a participant’s purchase right is terminated under the Employee Stock Purchase Plan, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions.

Restrictions on Transfer
During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.
Exercise of Purchase Rights
On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Combined Company Class A Common Stock, up to the maximum number of shares of Combined Company Class A Common Stock permitted by the Employee Stock Purchase Plan and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Combined Company Class A Common Stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.
No purchase rights may be exercised to any extent unless and until the shares of Combined Company Class A Common Stock to be issued on such exercise under the Employee Stock Purchase Plan are covered by an effective registration statement pursuant to the Securities Act, as amended, and the Employee Stock Purchase Plan is in material compliance with all applicable laws applicable to the Employee Stock Purchase Plan. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Combined Company Class A Common Stock are not registered and the Employee Stock Purchase Plan is not in material compliance with all applicable laws, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.
Capitalization Adjustments
In the event of a capitalization adjustment, the Employee Stock Purchase Plan Administrator will appropriately and proportionately adjust: (i) the classes and maximum number of securities subject to the Employee Stock Purchase Plan, (ii) the classes and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the Employee Stock Purchase Plan, (iii) the classes and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.
In the event of a
spin-off
or similar transaction, the VPCC Board may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off
company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the VPCC Board, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off
or similar transaction will be treated in the same manner as if the participant had terminated employment.
Dissolution or Liquidation
In the event of our company’s dissolution or liquidation, the Employee Stock Purchase Plan Administrator will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The VPCC Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.
Effect of Certain Corporate Transactions
In the event of:

•	a transfer of all or substantially all of our company’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person; or

•	the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock;
any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Combined Company Class A Common Stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The VPCC Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.
Amendment, Termination or Suspension of the Employee Stock Purchase Plan
The VPCC Board may amend the Employee Stock Purchase Plan at any time in any respect the Employee Stock Purchase Plan Administrator deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the Employee Stock Purchase Plan for which stockholder approval is required by applicable laws, including any amendment that either (i) increases the number of shares of Combined Company Class A Common Stock available for issuance under the Employee Stock Purchase Plan, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the Employee Stock Purchase Plan or reduces the price at which shares of Combined Company Class A Common Stock may be purchased under the Employee Stock Purchase Plan, (iv) extends the term of the Employee Stock Purchase Plan, or (v) expands the types of awards available for issuance under the Employee Stock Purchase Plan, but in each case only to the extent stockholder approval is required by applicable laws.
The VPCC Board may suspend or terminate the Employee Stock Purchase Plan at any time. No purchase rights may be granted under the Employee Stock Purchase Plan while the Employee Stock Purchase Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the Employee Stock Purchase Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.
The VPCC Board will be entitled to: (i) permit contributions in excess of the amount designated by a participant in order to adjust for mistakes in our processing of properly completed contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Combined Company Common Stock for each participant properly correspond with amounts withheld from the participant’s contributions; (iii) amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any offering to enable the purchase rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the VPCC Board determines in its sole discretion advisable that are consistent with the Employee Stock Purchase Plan.
Federal Income Tax Information
The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the Employee Stock Purchase Plan and with respect to the sale of Combined Company Class A

Common Stock acquired under the Employee Stock Purchase Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Employee Stock Purchase Plan should consult their own professional tax advisors concerning tax aspects of rights under the Employee Stock Purchase Plan. Nothing in this proxy statement/prospectus is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary also assumes that the 423 Component complies with Section 423 of the Code and is based on the tax laws in effect as of the date of this proxy statement/prospectus. Changes to these laws could alter the tax consequences described below.
As described above, the Employee Stock Purchase Plan has a 423 Component and a
Non-423
Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the
Non-423
Component.
423 Component
Rights granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. Under this component, a participant will be taxed on amounts withheld for the purchase of Combined Company Class A Common Stock as if such amounts are actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares:

•
If the stock is disposed of more than 2 years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (ii) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

•
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

Any compensation income that a participant receives upon sale of the Combined Company Class A Common Stock that he or she purchased under the 423 Component is not subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Non-423
Component
Rights granted under the
Non-423
Component are not intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. Under this component, a participant will have compensation income equal to the value of the Combined Company Class A Common Stock on the day he or she purchases the Combined Company Class A Common Stock , less the purchase price. When a participant sells the Combined Company Class A Common Stock purchased under the Employee Stock Purchase Plan, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Combined Company Class A Common Stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Any compensation income that a participant receives upon sale of the Combined Company Class A Common Stock that he or she purchased under the
Non-423
Component is subject to withholding for income, Medicare and social security taxes, as applicable.
Tax Consequences to Dave
If the participant makes a disqualifying disposition of shares purchased under the Employee Stock Purchase Plan, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition and the Combined Company will be entitled to an income tax deduction for the same amount for the taxable year of the Combined Company in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of our officers under Section 162(m) of the Internal Revenue Code. In no other instance will the Combined Company be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain (or loss) on the disposition will be a capital gain (or loss) to the participant.
New Plan Benefits
Participation in the Employee Stock Purchase Plan is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the Employee Stock Purchase Plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Employee Stock Purchase Plan.
Vote Required for Approval
The approval of the Employee Stock Purchase Plan Proposal requires that a majority of the votes cast by holders of outstanding shares of VPCC Common Stock represented in person or by proxy and entitled to vote at the Special Meeting vote “
FOR
” the Employee Stock Purchase Plan Proposal. If a valid quorum is otherwise established, failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.
This proposal is conditioned upon the approval of the other Condition Precedent Proposals. If any of the other Condition Precedent Proposals is not approved, this proposal will have no effect, even if approved by the VPCC Stockholders.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 7—THE SHARE ISSUANCE PROPOSAL
APPROVAL OF THE ISSUANCE OF COMMON STOCK CONSIDERATION IN CONNECTION WITH THE BUSINESS COMBINATION AND THE PIPE INVESTMENT
Overview
Assuming the Business Combination Proposal is approved, the consideration payable in connection with the Closing will be paid to Dave Interest Holders pursuant to the Merger Agreement through stock consideration consisting of (i) newly issued shares of Combined Company Class A Common Stock valued at $10.00 per share and (ii) newly issued shares of Combined Company Class V Common Stock valued at $10.00. Based on the assumptions set forth in this proxy statement/prospectus, VPCC expects (i) the number of shares of Combined Company Class A Common Stock to be issued as consideration to Dave’s Interest Holders to be equal to 266,719,230 in both the no redemption and maximum redemption scenarios (1,200,000 of which would immediately be repurchased by VPCC in the no redemption scenario pursuant to the Repurchase Agreement) and (ii) the number of shares of Combined Company Class V Common Stock to be issued as consideration to Dave’s Interest Holders to be equal to 75,573,077 in both the no redemption and maximum redemption scenarios (4,800,00 of which would immediately be repurchased by VPCC in the no redemption scenario pursuant to the Repurchase Agreement), and expects to assume Rollover Options for 24,557,031 shares of Combined Company Class A Common Stock.
VPCC has also entered into Subscription Agreements with the PIPE Investors pursuant to which VPCC will issue and sell to the PIPE Investors 21,000,000 shares of Combined Company Class A Common Stock for an aggregate purchase price of $210,000,000, and VPCC may enter into subscription agreements to issue and sell additional shares prior to Closing.
At the Closing, the Combined Company, the Founder Holders and certain Dave Stockholders (including, without limitation, the Written Consent Parties), in each case who will receive Combined Company Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby, will enter into the Investor Rights Agreement in respect of the shares of Combined Company Common Stock held by the Founder Holders and such Dave Stockholders following the Closing. Pursuant to such agreement, among other things, such holders and their permitted transferees will be entitled to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back provisions. Pursuant to the Investor Rights Agreement, the Founder Holders and such Dave Stockholders will agree not to sell, transfer, pledge or otherwise dispose of shares of Combined Company Class A Common Stock, shares of Combined Company Class V Common Stock or other securities exercisable therefor (as applicable), other than in connection with certain permitted transfers specified in the Investor Rights Agreement, for (i) in respect of the Dave Stockholders, six months following the Closing (the “
Dave Stockholders Lock-Up
”) or (ii) in respect of the Founder Holders, the earlier of (x) 12 months following the Closing, (y) the date, which is on or after the 150-day anniversary of the Closing Date on which the Combined Company Class A Common Stock achieves a trading price of at least $12.00 (as such trading price may be adjusted for any dividend, subdivision, stock split or similar event, and as determined by reference to the volume-weighted average price achieved for at least 20 trading days within any 30 consecutive trading days) for any 30-trading day period commencing on or after on or after the 150-day anniversary of the Closing, and (z) the date on which the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction resulting in all of the stockholders of the Combined Company having the right to exchange their shares of Combined Company Common Stock for cash, securities or other property (the “
Founder Holders Lock-Up
”).
As contemplated by the 2021 Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, VPCC intends to reserve a number of shares equal to 10% and 2.0% of the issued and outstanding shares of Combined Company Class A Common Stock for issuance under the 2021 Plan and the Employee Stock Purchase Plan, respectively, immediately following the Business Combination (after giving effect to the redemptions).
The terms of the stock consideration in the Business Combination and the PIPE Investment are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as
Annex
 A
hereto, the form of Subscription Agreement, which is attached as
Annex
 G
hereto, the form of the Investor Rights Agreement, which is attached as
Annex
 H
hereto, the form of the 2021 Plan, which is attached as
Annex
 C
hereto and the form of the Employee Stock Purchase Plan, which is attached as Annex D hereto. The discussion herein is qualified in its entirety by reference to such documents.
Why VPCC Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual. As VPCC is currently listed on NYSE, VPCC is required to comply with the NYSE rules even if VPCC is transferring to the Nasdaq upon the consummation of the Business Combination.
Under Rule 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. Collectively, VPCC may issue 20% or more of its outstanding common stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the Business Combination, the PIPE Investment and any other subscription agreements VPCC may enter into prior to Closing. In addition, VPCC intends to reserve for issuance shares of Combined Company Class A Common Stock for potential future issuances of Combined Company Class A Common Stock under the 2021 Plan and the Employee Stock Purchase Plan.
Under Rule 312.03(d) of the NYSE Listed Company Manual, stockholder approval is required where the issuance of securities will result in a change of control. Because the issuances to Dave stockholders in the Business Combination, to the investors in connection with the PIPE Investment and investors in connection with any other subscription agreements VPCC may enter into prior to Closing, in each case as described above, may result in certain of such investors owning more than 20% of VPCC’s common stock outstanding before the issuance, such issuances may be deemed a change of control. Therefore, we are seeking the approval of our stockholders.
Effect of Proposal on Current Stockholders
If the Share Issuance Proposal is adopted and the Business Combination is consummated, it is estimated that up to 342,292,307 shares of Combined Company Common Stock could be issued pursuant to the terms of the Merger Agreement as stock consideration in the Business Combination, which collectively represents approximately 1079.1% of the 31,720,748 shares outstanding on the date hereof. Additionally, in connection with the PIPE Investment, VPCC will issue 21,000,000 shares of Combined Company Class A Common Stock, and VPCC may enter into subscription agreements to issue and sell additional shares prior to Closing. Based on the assumptions set forth in this proxy statement/prospectus, VPCC also expects to assume Rollover Options for 24,557,031 shares of Combined Company Class A Common Stock. VPCC will also reserve a number of shares equal to 10.0% of the issued and outstanding shares of Combined Company Class A Common Stock immediately following the Business Combination under the 2021 Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal and an additional 11,444,364 shares in connection with the Public Warrants and the Private Placement Warrants. The issuance of such shares would result in significant dilution to the VPCC Stockholders, and would afford the VPCC Stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of VPCC.
Vote Required for Approval
The approval of the Share Issuance Proposal requires that a majority of the votes cast by holders of outstanding shares of VPCC Common Stock represented in person or by proxy and entitled to vote at the Special Meeting vote “
FOR
” the Share Issuance Proposal. If a valid quorum is otherwise established, failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.
This proposal is conditioned upon the approval of the other Condition Precedent Proposals. If any of the other Condition Precedent Proposals is not approved, this proposal will have no effect, even if approved by the VPCC Stockholders.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ISSUANCE OF COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION, THE PIPE INVESTMENT AND ANY OTHER SUBSCRIPTION AGREEMENTS VPCC MAY ENTER INTO PRIOR TO CLOSING.

PROPOSAL NO. 8—THE REPURCHASE PROPOSAL
Overview
VPCC is asking its stockholders to adopt the Repurchase Agreement and approve the Repurchase. Concurrently with the execution of the Merger Agreement, VPCC, Dave and the Selling Holders (Mr. Wilk and Mr. Beilman), entered into the Repurchase Agreement, pursuant to which, among other things, VPCC has agreed to repurchase a certain number of shares of Combined Company Common Stock from the Selling Holders (including shares of Combined Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger (the “Repurchase”). The Repurchase is contingent on the amount of VPCC Available Cash being in excess of $300 million. If VPCC Available Cash exceeds $300 million, the number of shares of Combined Company Common Stock subject to the Repurchase will be equal to the amount by which VPCC Available Cash exceed $300 million (the “Aggregate Repurchase Price”), divided by $10.00 (provided that in no event will the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Combined Company Common Stock subject to the Repurchase will be allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. Mr. Wilk is one of Dave’s current directors and is the Chief Executive Officer of Dave, and, Mr. Beilman is the Chief Financial Officer of Dave.
The terms of the Repurchase are complex and only briefly summarized above. For further information, please see the full text of the Repurchase Agreement, which is attached as Annex I hereto. The discussion herein is qualified in its entirety by reference to the Repurchase Agreement.
Why VPCC Needs Stockholder Approval
Under the terms of the Merger Agreement, VPCC has agreed to seek stockholder approval for the entry by VPCC into the Repurchase Agreement and the consummation of the Repurchase, and obtaining such approval is a condition to the consummation of the Business Combination.
Vote Required for Approval
The approval of the Repurchase Proposal requires that a majority of the votes cast by holders of outstanding shares of VPCC Common Stock represented in person or by proxy and entitled to vote at the Special Meeting vote “
FOR
” the Repurchase Proposal. If a valid quorum is otherwise established, failure to vote by proxy or to vote in person at the Special Meeting will have no effect on the vote. Abstentions will have no effect on the vote for this proposal.
This proposal is conditioned upon the approval of the other Condition Precedent Proposals. If any of the other Condition Precedent Proposals is not approved, this proposal will have no effect, even if approved by the VPCC Stockholders.
Recommendation of the Board of Directors
THE VPCC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REPURCHASE PROPOSAL.

PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the VPCC Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Condition Precedent Proposals, or holders of VPCC Class A Common Stock have elected to redeem an amount of VPCC Class A Common Stock such that VPCC would have less than $5,000,001 of net tangible assets or the VPCC Minimum Cash Condition would not be satisfied or waived by Dave. In no event will the VPCC Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under VPCC’s Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by VPCC’s stockholders, the VPCC Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Condition Precedent Proposals, or holders of Class A common stock have elected to redeem an amount of VPCC Class A Common Stock such that VPCC would have less than $5,000,001 of net tangible assets or the VPCC Minimum Cash Condition would not be satisfied or waived by Dave, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by March 9, 2023 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the majority of the votes cast by the VPCC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting.
If a valid quorum is otherwise established, failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote
will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The Adjournment Proposal is not conditioned on any other proposal.
The Initial Stockholders have agreed to vote the Founder shares and any Public Shares owned by them in favor of the Adjournment Proposal (if necessary). See “
Certain Agreements Related to the Business Combination — Founder Holder Agreement
” for more information.
Recommendation of the VPCC Board
VPCC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

INFORMATION ABOUT DAVE
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Dave prior to the consummation of the Business Combination.
Company Overview
In the story of David vs. Goliath, the small underdog is able to outsmart and defeat his larger adversary. This is the spirit behind the name “Dave.” We have built an integrated financial services online platform that provides millions of Americans with seamless access to a variety of intuitive financial products at a fraction of the cost and with much higher speed to value than that of the legacy financial services incumbents, such as traditional banks and other financial institutions. Our mission is to create financial opportunity that advances America’s collective potential.
Based on the Company’s observation and analysis of data gathered from its Members, legacy financial institutions charge high fees for financial banking products, which disproportionately burdens tens of millions of Americans who need it most. We see this dynamic playing out with our Members who we believe are on average paying between $300-$400 in overdraft, maintenance and other fees to their existing bank for basic checking services.
According to a report by the Center for Financial Services Innovation (“
CFSI
”), legacy financial institutions charge approximately $30 billion in fees annually. The Consumer Financial Protection Bureau (“
CFPB
”) reports that more than 50 million Americans overdraft multiple times per year. According to the Financial Health Network, by 2023 approximately 45 million Americans will be “financially vulnerable,” 65 million Americans will be unbanked or underbanked and 185 million Americans will fall into the low or volatile income and credit-challenged category. Given these dynamics, our potential Member opportunity is significant. We estimate that our total addressable market consists of between 150 million to 180 million Americans who are in need of financial stability and are either not served or underserved by legacy financial institutions.
Dave offers a suite of innovative financial products aimed at helping our Members improve their financial health. Our budgeting tool helps Members manage their upcoming bills to avoid overspending. To help Members avoid punitive overdraft fees, Dave offers cash advances through its flagship 0% interest ExtraCash product. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health.
Market research conducted by Dave found that legacy financial institutions commonly require a more extensive banking relationship and days or even weeks of wait times to access their features and services, which can potentially be more onerous in order to obtain premium features (e.g., access to increased interest rates requires direct deposit or higher minimum daily balances). Even new challenger banks often take multiple days or even weeks before allowing members to access certain premium features, according to the same research. In contrast, Members are able to utilize all of Dave’s products individually and instantly, whether or not their banking relationship is with us. As an example, our ExtraCash product allows new Members to access up to $100 to cover an overdraft at their existing bank. We are able to do this by leveraging our proprietary machine learning engine that analyzes a Member’s prior transaction history at their existing bank. This flexible approach to Member choice and speed to value has been a key driver of our growth and best-in-class
brand favorability. According to market research conducted by Dave in June 2021 through a third-party using a quantitative online survey of 2,021 respondents across the United States 73% of respondents rated Dave in the two highest favorable categories (42% very favorable and 30% somewhat favorable) compared to other bank innovators.
We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception and through the date of this proxy statement/prospectus, approximately 10 million Members have registered on the Dave app and over five million of them have used at least one of our current products. We have added more than one million new banking relationships over the last 12 months, and we believe that we have a substantial opportunity to grow our

Member base going forward. We believe the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our Members, allowing us to introduce products and services that address their changing life circumstances.
Our Strategy
Americans have been underserved by existing financial products. We take a unique approach to serving our large addressable market with the following strategy:

•	Offering a suite of products that help solve critical Member pain points, driving low acquisition costs.

•	Creating frictionless access to a suite of financial products.

•	Leveraging data to offer ExtraCash at unbeatable prices and speed to value.

•	Focusing on community building with our Member base.

•	Generating a “flywheel” by cross-selling existing Members to new products at no additional Member acquisition costs, resulting in lower consumer pricing.
Offering products to solve critical Member pain points
: One in five Americans are either unbanked (no checking account) or underbanked (access to a checking account, but pay significant fees or have limited access to credit). Household financial insecurity is even more pervasive. Today, more than 150 million Americans are financially vulnerable, with 40% unable to afford a one-time
$400 emergency expense and nearly 69% of full-time workers are living paycheck-to-paycheck,
according to results from the 2020 “Getting Paid in America” survey conducted by the American Payroll Association (APA).
Retail banks—large-scale depository institutions, regional banks, credit unions and other traditional financial institutions—are largely set up to serve Americans who are financially stable. For these Americans, existing financial services offerings largely address their needs; they offer mortgages, savings accounts, credit cards, wealth management and more. To the contrary, low-income
or
low-balance
consumers are discouraged from participating through overdraft fees, minimum account balance fees, minimum credit score requirements and other requirements. Historically, Members have incurred an average of
$300-400
per year in fees from their legacy banks.
At Dave, we have built an online platform that offers the following financial products to directly address the financial instability that these Americans face:
Insights
:
As spending and earning dynamics have become more complex over time, we offer a personal financial management tool to support Members with budgeting, wherever someone banks. These insights help people to manage their income and expenses between paychecks, helping them to spend and save in a smarter way and avoid liquidity jams that may cause them to overdraft.
ExtraCash
:
Many Americans are often unable to maintain a positive balance between paychecks, driving a reliance on overdraft as an expensive form of credit to put food on the table or gas in their car. Traditional banks charge up to $34 for access to as little as $5 of overdraft, whereas many others in the financial services sector don’t allow for overdraft at all. Dave invented a free overdraft alternative called ExtraCash, which allows Members to advance funds to their account and avoid a fee altogether. Members may receive an advance of up to $100 and Dave Banking Members may receive an advance of up to $200.
Side Hustle
:
Dave seeks to help Members improve their financial health by presenting new job opportunities to them. Through our partnership with leading employers—including Doordash, Airbnb, Lyft, Rover and more—Members can quickly submit applications and improve their income with flexible employment. Members have generated more than $157 million of new income through applications submitted using Dave’s Side Hustle product since it was launched in 2018.
Dave Banking
:
Dave offers a full-service digital checking account through our partnership with Evolve Bank and Trust. We do not have overdraft and minimum balance fees, we allow for early paycheck payment and help our Members build credit with their rent and utility payments. Dave Banking Members also have access to Insights and higher ExtraCash limits.
Creating frictionless access to high-impact products:
In order to access the financial tools many retail banks offer, consumers are often first required to establish a checking account with that bank. Banks may also require a direct deposit relationship, creating friction to discourage switching banks. Innovators in the consumer banking space have largely retained this model, requiring a primary banking relationship in order to access their tools around financial health.
At Dave, we have seen that this approach is exclusionary and discourages participation in the banking system for tens of millions of Americans. As part of our philosophy of solving critical financial pain points for consumers, we intentionally offer each of our products on a standalone basis, meeting Members where they are and allowing them to engage with Dave on their own terms. Members do not need to have a Dave Banking account to access our Insights, ExtraCash or Side Hustle products. We believe that smart, high-impact products that are easy to access will engender Member loyalty and engagement across multiple products.
Leveraging data to offer high impact products quickly and at advantageous pricing:
We offer our high impact ExtraCash and Insights products to Members in a matter of minutes. When a Member connects their existing bank account to Dave, we analyze up to several years of historical spending and income data using our proprietary machine-learning algorithms. To date, we have analyzed more than 30 billion Member transactions. This allows us to offer immediate budgeting insights such as an upcoming utility bill and rapidly approve Members for up to $100 of ExtraCash (up to $200 of ExtraCash for Dave Banking Members). While early wage access and cash advance products have become increasingly common across banking innovators, these products typically depend on multiple direct deposits into a new bank account—often requiring multiple weeks and pay cycles. At Dave, a Member can receive free budgeting advice and much-needed cash in a matter of minutes, without signing up for a new bank account.
This wealth of data, combined with our machine-learning capabilities and underwriting excellence are competitive advantages that will increase with Member scale. We expect to continue to develop these technologies and use them for product expansion in the future.
Focusing on community building with our Members:
We take our mission to advance America’s collective potential seriously. That’s why we have developed financial products that address the needs of more than 150 million Americans.
To date, we have helped our Members avoid approximately $1 billion in overdraft fees from their legacy bank relationships through our ExtraCash product. Through our charity program, we have delivered 13 million meals and pledged approximately $7 million to Feeding America and other causes. Members have submitted one million job applications through our Side Hustle product and generated $157 million in income to supplement their income. Dave is consistently recognized as one of the best startup employers in Los Angeles, and was voted #1 in 2020 by Forbes.
Generating a virtual “flywheel”:
Our aim is to create the most trusted, integrated financial services platform that will generate a cycle whereby positive Member experiences will lead to more products adopted per Member and enhanced profitability for each additional product at no additional acquisition cost. We refer to this cycle as our “Dave Flywheel”. Ten million Americans have downloaded and registered accounts on the Dave app, and more than five million Americans have connected their existing bank accounts to Dave. We have accomplished this significant Member scale with only $61 million of equity capital raised, reflecting our highly efficient and profitable growth model.
This Member acquisition efficiency is a testament to Dave’s product-market fit and trusted brand. Dave enjoys the highest user impression among competing brands—73% in the two highest favorable categories—with other bank innovators at
45-50%
based on Dave’s market research. Our unique ability to offer an immediate short-term solution to near-term financial instability, without requiring a bank account, has proven highly compelling to a broad range of Members. Further, our digitally-native interface and the community impact of our products creates a compelling Member experience that paves the way to offer additional products within our ecosystem. Since the full launch of Dave Banking in December 2020, more than one million of our existing Members have opened a Dave Banking account, significantly broadening their relationship with us. Importantly, this growth has been driven almost entirely organically. To date, these Members have more than doubled their revenue contribution to Dave. This increase in revenue is driven by both new Transaction revenue and also increased engagement with existing products, highlighting the power of our flywheel.
Our Product Platform
Our intuitive and Member-friendly app provides a fast, seamless experience across all of our products. We are committed to delivering a delightful Member experience; we continuously listen to our Members’ feedback and implement improvements on a rapid release cycle. As of June 30, 2021, we had received nearly one million ratings across all app stores, with a 4.8 average on Apple and a 4.6 average on Android.
Dave’s current product platform includes:
Advice and Financial Wellness: “Insights”
We believe that understanding and visibility are core to a Member’s financial health. That’s why we began our product offering with Insights, a tool that helps Members understand their spending and savings habits and learn better financial management.
This automated financial management tool leverages historical bank account data to help Members understand both recurring and commonly occurring charges, helping Members create forward looking budgets and understand potential upcoming pain points. Insights notifies Members when there is a chance of an overdraft, and allows Members to opt into Dave’s ExtraCash feature for up to $100 of additional liquidity (or $200 in the case of Dave Banking Members). We charge a $1 monthly subscription for access to the Insights product.
Overdraft Protection: “ExtraCash”
ExtraCash is our 0% APR advance product that gives Members access to much-needed liquidity to avoid overdraft fees or bridge themselves to their next paycheck. Members do not need a bank account with Dave to access ExtraCash but they do need to have a checking account with another financial institution. No credit check is required and eligibility for ExtraCash is based on the verification of the Member’s checking account and the Member’s identity. Once a Member connects his or her bank account to the Dave app, data regarding the Member’s account is gathered and analyzed. The amount of the advance available to a Member is a function of a proprietary machine-learning algorithm that analyzes historical spending, savings and earnings patterns based on data gathered from the Member’s bank account, among other data points. This process is fully automated unless there are any issues flagged via our Member identification processes. Timing of the repayment of the advance is determined when the advance is made and is based on the estimated date that the Member will receive his or her next paycheck, which typically ranges from seven to 10 days from when they apply for an advance. A Member is limited to one ExtraCash advance per pay period and may only have one advance outstanding at any given time. The maximum term for an ExtraCash advance is 14 days. Dave develops and manages the entire risk management and decisioning process associated with issuing and servicing ExtraCash advances. Since the payback date is an estimate of the Member’s next paycheck date, we primarily manage repayment performance in the 30 days following the estimated repayment date. Specifically, we assess dollars repaid relative to dollars owed over this period. The table below summarizes repayment performance over the historical period.

	For Years Ended December 31,		For Six Months Ended June 30,
	2019	2020	2020	2021
30-Day Repayment Rate	95.9%	95.4%	96.6%	95.8%
There are no fees associated with the delivery of ExtraCash funds to a checking account (typically delivered within two to five business days) via ACH. Should a Member wish to receive their funds on an expedited basis (guaranteed within eight hours, though often significantly faster), there is an optional instant transfer fee. The instant transfer fee ranges from $1.99 to $5.99, depending on the size of the advance taken. Use of this expedited transfer feature is entirely optional. Further, we give Members the option to leave a tip based on what they think is fair when they use ExtraCash if they feel we have provided substantial value to them.
On the agreed upon repayment date, we trigger an automated withdrawal from the Member’s account for the ExtraCash advance amount plus the optional instant transfer fee and optional tip, if a Member opted for those services. We take a consumer-friendly approach to the withdrawal process by attempting to check Member balances before initiating all withdrawals. In the event there are insufficient funds to cover the repayment amount, we do not attempt the withdrawal and will wait until the Member has a sufficient balance before initiating the transaction, which will typically be no more than 14 days, but varies based on each Member’s paycheck cycle. In select circumstances where Member balance information is unavailable, we may elect to initiate a withdrawal. Consistent with our reserve methodology, we deem a Member advance that has been outstanding for more than 120 days to be uncollectible and is therefore written off.
Job Application Portal: “Side Hustle”
Side Hustle is our streamlined job application portal for Dave Members to find supplemental or temporary work. We focus on “gig economy,” part-time, seasonal, remote and other flexible types of employment opportunities. Members can apply to dozens of jobs in-app
using saved information and credentials. A side hustle can be an important part of a Member’s long-term financial health, as it allows Members to quickly address unexpected expenses or cash needs with incremental income.
Demand Deposit Account: “Dave Banking”
Dave Banking is our FDIC-insured digital demand deposit account with zero minimums, premium features, and rewards. Our Dave Banking demand deposit accounts are currently issued by Evolve Bank & Trust (“
Evolve
”), an Arkansas-based, nationally chartered bank owned by Evolve Bancorp, Inc.
Members can open a Dave Banking account in minutes through the Dave mobile application, add funds to their account and begin spending using a Dave Banking virtual debit card. Dave Banking accounts also include a physical Dave Debit MasterCard that can be used at any of the 37,000 MoneyPass ATM network locations to make no-fee
withdrawals at these in-network ATMs.
Dave Banking accounts can be funded with a direct deposit, an external debit card, an external bank account, or mobile check capture. There are no fees for a Dave Banking account, making it accessible for people of all financial situations.
Our Dave Banking account includes some of the best features and rewards in banking, including:

•	Zero account minimums;

•	37,000 MoneyPass ATM network locations to make no-fee withdrawals;

•	Paychecks delivered up to two days earlier than the scheduled payment date with direct deposit into the Dave Banking account, a feature accessible with no additional mandatory fees

•	Access to mobile wallets such as Apple Pay and Google Pay;

•	Access to a free credit-building membership, where Members can build credit based on rent and utility payments made from their account; and

•	Up to $200 in ExtraCash capacity for short-term emergencies.
Dave Banking offers robust security controls such as multi-factor authentication, contactless payment, instant card lock and robust protection against unauthorized purchases if cards are lost or stolen.
Our Dave Banking demand deposit accounts are currently issued by Evolve. Evolve is also the issuer of all Dave Banking debit cards and sponsors access to debit networks for payment transactions, funding transactions and associated settlement of funds under a sponsorship agreement with Dave. Evolve also provides sponsorship and support for ACH and associated funds settlement. Under the agreement between Dave Banking and Evolve,

Evolve receives all of the program revenue and transaction fees, and passes them on to Dave, minus any obligations owed to Evolve. Dave pays all payment network fees and other program-specific expenses associated with Dave Banking. These payment network fees are set directly by the various payment networks and based on the transactions processed on their respective network. See “Our Business Model” below for additional information.
Our Business Model
We offer a range of financial products and services through a single platform delivered via a mobile application.
Our revenue is primarily broken into the following categories:

•	Service Revenue : in 2020, 99% of revenue, approximately $120.6 million in revenue

•	Insights (subscription fee)

•	ExtraCash (optional instant transfer convenience fees and optional tips)

•	Other (Side Hustle lead)

•	Transaction Revenue : in 2020, 1% of revenue, approximately $1.2 million in revenue

•	Dave Banking (interchange fees, out-of-network ATM fees)
We originate ExtraCash advances directly pursuant to applicable exemptions across various states in the U.S., and we service all the advances that we originate.
ExtraCash advances have historically been funded through balance sheet cash. Beginning in January 2021, subsequent to the formation of Dave OD Funding, a subsidiary of Dave which is consolidated in Dave’s financial statements, ExtraCash advances have been funded through a combination of balance sheet cash and funding available under Dave OD Funding’s credit facility with Victory Park Capital, an affiliate of VPCC. Advances are originated at Dave and transferred to Dave OD Funding for servicing. Cash is transferred back from Dave OD Funding to Dave through the acquisition of newly originated advance receivables and by distributions following the repayment of advances by Members. Proceeds of borrowings under the credit facility are used by Dave OD Funding to purchase advance receivables. The Company, through Dave OD Funding, continues to service all advances that it originates.
In addition, we depend on certain key third-party partners to provide certain of our products and services. Our Dave Banking demand deposit accounts and associated debit cards are currently issued by Evolve. We are party to a Bank Services Agreement with Evolve, which has an initial two-year
term ending on July 13, 2022, which automatically renews for successive one-year
periods unless either party provides written notice of
non-renewal,
which may be provided without cause to the other party at least 180 days prior to the end of any such term. In addition, upon the occurrence of certain early termination events, either we or Evolve may terminate the agreement immediately upon written notice to the other party. The Bank Services Agreement does not prohibit Evolve from working with our competitors or from offering competing services, nor does it prevent us from working with other banks to provide similar services. Our partnership with Evolve allows us to provide deposit accounts and debit cards while complying with various federal, state, and other laws. Evolve also sponsors access to debit networks and ACH for payment transactions, funding transactions and associated settlement of funds.
In connection with our arrangements with Evolve, we have also entered into a multi-year service agreement with Galileo Financial Technologies, LLC (f/k/a Galileo Financial Technologies, Inc.) (“
Galileo
”), a payment processing platform, in which Galileo has agreed to process all of our transactions for our Dave Banking accounts and debit cards, and to handle corresponding payments and adjustments. Galileo also maintains cardholder information, implements certain fraud control processes and procedures, and provides related services in connection with the Dave Banking accounts and debit cards. We pay the greater of actual fees or the minimum monthly fee for these services. Following the initial four-year term, the service agreement renews for successive one-year
periods unless either party provides written notice of
non-renewal,
which may be provided without cause, to the other party at least four months prior to the end of any such term. The occurrence of certain events would provide each party with an early termination right under the agreement.

Our Growth Strategy
We believe we are in the early stages of realizing the full value of our existing platform. We seek to capitalize on the structural advantages inherent in being a digitally native, customer-centric, and built-to-scale
platform as we continue capturing market share and economic gains. Our multi-pronged growth strategy is designed to continue building upon the momentum we have generated to date to create even greater value for consumers:

•	Continue penetrating our large addressable market;

•	Accelerate cross-sell into Dave Banking;

•	Scale new Dave Banking Members;

•	Deliver new products and features to cross-sell to Members; and

•	Evaluate additional strategic acquisitions.
Continue penetrating our large addressable market
: More than 150 million Americans are in need of more financial stability. Approximately
10-15 million
Americans are “unbanked”—without access to a checking account. Approximately 20 million of the most vulnerable Americans have access to a checking account, but overdraft their accounts
10-20
times each year. Another
20-25 million
incur multiple overdraft fees per year, and are underserved by existing bank relationships. Beyond these populations, another 100 million people or more are living paycheck-to-paycheck,
have significant debt or need more from their banking relationship. Framed differently, 40% of Americans are unable to afford a one-time
$400 emergency and more than 75% of full-time workers are living paycheck-to-paycheck.
Therefore, while we have achieved significant user scale, there remains significant runway for growth in our core product markets.
With the over $350 million in cash raised from the Business Combination (including approximately $210 million in cash held in the Trust Account immediately prior to Closing and an additional $250 million in cash proceeds received at Closing from the PIPE Investment, less, among other things, transaction expenses, redemptions, and cash consideration paid at Closing to the Dave stockholders of up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $210,000,000.00 and (B) $60,000,000.00), we will have the ability to substantially increase our marketing spend versus our historical expenditure levels. We believe we have developed a highly efficient Member acquisition approach that will allow us to effectively deploy the expanded marketing spend and drive new Member growth.
Accelerate cross-sell into Dave Banking
: The rapid scaling of Dave Banking to date, with more than one million signups since the fourth quarter of 2020, highlights the strong intrinsic demand for the product. To date, these users have come entirely from Dave’s existing Member base, with minimal marketing spend. This user scale reflects a 31% penetration rate of the total Dave connected account population (the population of Members who have connected their external bank account to the Dave app). We believe there remains significant penetration opportunity in the existing Dave Member base. Furthermore, as we continue to help new Members solve challenging pain financial pain points, we believe Dave Banking will be an attractive additional product over time.
Scale Dave Banking adoption and monetization:
In addition to
penetration of Dave’s existing Member base and cross-selling to existing Members, we will launch our first scaled marketing campaigns targeting the core checking account. We believe this will attract higher-intent bank users, accelerating growth in the Transaction segment. In an effort to attract higher-spending Members within this user population, we plan to offer various incentives and promotions to Members who deposit most or all of their paychecks into a Dave Banking account.
Deliver new products and features
: Our product development teams, inclusive of Product Management, Engineering, Design and Data Science, are constantly innovating. We are continually optimizing our current products, while also developing new features and solutions. We build products for our Members that we believe not only impact their daily financial lives, but are also intuitive and easy to use. While at the same time, we design our products to drive value for our business and be technically scalable.

Leveraging both quantitative and qualitative Member data, we seek to solve Member financial challenges and drive greater engagement. We begin by listening to our Members and then flowing through our phases of product development—research and development, prototyping and design, Member validation and Member testing, development and launch—and then ongoing learning and iterating.
In 2021, we are developing several new products and services to continue our mission to better serve our Members. We are focusing on products that have particularly strong Member engagement characteristics. We believe that a scaled, highly engaged Member population will provide a strong setup for monetization through ExtraCash and Dave Banking over time. Examples of new products and services are:

•
Goals-Based Savings (“Goals”)
:
Goals will further Dave’s mission of making financial health easy, accessible and rewarding. Members will have the ability to establish financial goals—for large purchases, rainy day funds or small indulgences. As Goals increases in popularity, we expect that it will encourage Members to check their Dave apps more often, invite friends to the app and improve their own savings habits.

•
Peer-to-Peer
Money Transfer (“P2P”)
:
P2P will leverage community to enhance the financial health of Members, while also increasing the frequency and depth of engagement with the Dave app. P2P will allow Members to send money to one another quickly and easily, with commentary and messages. These funds could be used for repayment or bill splitting, but also to help a friend in need.

Evaluate Additional Strategic Acquisitions:
We believe
acquisitions will be an important tool to accelerate realization of our strategic roadmap going forward. We plan to be intentional in evaluating opportunities to serve larger populations with our leading products, to enhance value-add
and engagement with our current Members and to enter new product spaces.
Marketing
Member acquisition relies primarily on paid and organic online advertising and social media. Dave also relies on television (streaming and linear), paid search, organic web traffic and
e-mail
marketing. Referrals and spend incentives drive incremental acquisition and engagement. Marketing creative content and online ads feature Member-generated content produced and edited by a lean, experienced, in-house
team, well-versed in tailoring messages for our target segments.
Product marketing efforts are aimed at increasing Member engagement, through-funnel conversion and, retention at a very low cost.
Competitive Landscape
Consumer financial services is a large, fragmented, and competitive market, and we compete in varying degrees with a range of existing providers of consumer-focused banking, lending, commerce and other financial products. Our competitors are generally large, well-capitalized financial services companies. Some of our current and potential competitors have longer operating histories, particularly with respect to financial products similar to what we offer, significantly greater financial, technical, marketing and other resources, and a larger Member base. These competitors include:

•
Banking Competitors
: Traditional banks and credit unions (e.g., Bank of America, Chase, Wells Fargo), new entrants obtaining banking licenses (e.g., Varo Money), and other non-bank
digital providers that white-label regulated products, offering banking-related services (e.g., Chime).

•
Lending and Earned Income Advance Competitors
: Traditional banks and credit unions, specialty finance and other non-bank
providers, offering consumer lending-related or advance products (e.g., Upstart, MoneyLion).

•
Innovators in Consumer Finance
: Consumer-oriented commerce enablement platforms (e.g., Affirm, Afterpay), finance-oriented social networks (e.g., CashApp, Venmo), and lending platforms (e.g., OpenLending, LendingClub).

We believe other market participants do not adequately meet the needs of an estimated 150 to 180 million Americans who make up our target market. We believe our ease of access, speed-to-value,
data-driven approach and powerful flywheel will allow us to continue to efficiently scale and generate strong returns.
Management
Leadership talent and vision are core priorities at Dave. We have carefully built our team to include experts who will help develop our unique and innovative solutions. Our founding team includes serial entrepreneurs, experienced designers and technology experts. Sourcing from some of the largest and most successful companies in consumer and financial technology, we have hired leaders in People, Product and Commercial. Our Legal and Regulatory functions are led by veterans from high-growth financial services firms. We will continue to focus on building our leadership team as we grow and diversify our business.
Customer Service
Our mission is to deliver a “center of excellence” utilizing the voice of our Members to ensure they have successful interactions with our platform. We are customer centric and devoted to providing transformational experiences. We offer omni channel support guided by Member data and artificial intelligence to augment all of our responses via chatbot, chatting with an agent, contacting us by phone, emailing with us or reaching out via social media. We use seamless tools to give us a
360-degree
view of our Members’ journeys with the goal of offering the right resolutions to the right problems. Our 24/7 knowledge center provides best practices to empower Members to employ our tools and services effectively. We also review feedback from Members via Member satisfaction surveys, net promoter score tracking and app ratings to guide process updates and optimize our products. Our approach enables us to resolve a large variety of inquiries with ease, customization and efficiency.
Employees and Culture
Every day, our small but mighty team works together to create financial opportunities for our Members that advance America’s collective potential. It’s this mission and the opportunity to impact the lives of millions of current and future Members that gets us out of bed each day. But, being mission driven alone is not enough to attract great talent. We’ve made significant strides towards setting the foundation to becoming a great place to work.
We know that great people leaders have a multiplying effect on what a business is able to achieve. This insight has led us to invest very early in defining what it means to be a great leader at Dave. Our leaders aspire to create purpose, foster growth, lead through change, communicate with clarity and consistency and prioritize Dave-wide success. We are embedding this definition of leadership into all aspects of the employee experience at Dave to ensure that over time, we’re building the cadre of high performing leaders that inspire their teams to deliver our mission and business results.
Because of our mission, we’ve also invested early on in social impact. At Dave, we define social impact as removing the tension between profit vs. purpose and creating positive business outcomes through positive social outcomes. Our Head of Social works across our team to build the internal and external capacity to scale Dave’s industry leadership as a mission driven brand through innovative partnerships, strategic philanthropy, impact measurement and reporting, and thought leadership. In support of and closely aligned to Dave’s social impact work, we work to ensure diversity, equity, inclusion and belonging are a way of doing business through diagnostics, strategy and goal setting and program development.
Over the last year, we’ve made significant updates to our compensation, benefits and wellness programs. When we decided to go Virtual First, meaning Dave employees can live and work anywhere in the United States (including U.S. territories), excluding Hawaii for the time being, we also decided to have one pay scale that we will apply nationally and will be based on the California labor market. This decision recognizes that regardless of where Dave employees choose to live, their time and effort is of equal value to Dave. Given our mission, we also invested early on in supporting the financial wellness of our own team by not only ensuring we’re paying market competitive compensation but also providing a 401k match and implementing a benefits offering that allows all Dave employees to access to a personal financial advisor.

Finally, as a fintech company working to reinvent so many aspects of our legacy financial system, we’re no strangers to the unknown. We acknowledge that building a company and culture that employees can be proud of and recommend to their closest friends is not always linear. As such, we have mechanisms in place, including quarterly engagement pulse surveys, to track how we’re doing so that we can listen, learn and course correct.
As of June 30, 2021, we had approximately 170 employees across all locations. None of our employees are represented by a labor union or covered by a collective bargaining agreement.
Regulatory Environment
We operate in a complex regulatory environment consisting of U.S. federal and state laws that is rapidly evolving. These laws cover most aspects of our business and include laws, regulations, rules and guidance relating to, among other things, consumer finance and protection, privacy and data protection, banking, and payments. For example, with respect to our non-recourse
cash advance product, certain state laws may, if applicable, regulate the charges or fees we can assess and how we may obtain repayment from our Members. In addition, other federal and state laws, public policy, and general principles of equity, such as laws prohibiting unfair and deceptive acts or practices, may apply to our activities in banking, non-recourse
cash advances, payments, and other areas. These laws and regulations impact our business both directly and indirectly, including by way of our partnership with Evolve, which provides deposit accounts and debit cards to our Members. Ensuring ongoing compliance with these laws and regulations imposes significant burdens on our business operations. See “
Risk Factors—We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities” and “—Our business is subject to extensive regulation and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.
”
In addition, we may become subject to additional legal or regulatory requirements we are not subject to today if laws or regulations change in the jurisdictions in which we operate, or if we were to release new products or services. In addition, the regulatory framework for our products and services is evolving and uncertain and specifically the framework that applies to our non-recourse
cash advance business, as federal and state governments and regulators consider the application of existing laws and potential adoption of new laws. The potential for new laws and regulations, as well as ongoing uncertainty regarding the application of existing laws and regulations to our current products and services, may negatively affect our business. This could include the need to modify the way in which we generate revenue from certain business lines, obtain new licenses, or comply with additional laws and regulations in order to conduct our business.
State licensing requirements and regulation
We believe that none of our current business lines require us to obtain any state licenses. However, the application of state licensing requirements (including those applicable to consumer lenders) to our business model is not always clear and state regulators may request or require that we obtain licenses or otherwise comply with additional requirements in the future, which may result in changes to our business practices. In addition, if we are found to have engaged in activities subject to state licensure for which we lack the requisite license, or in activities that are otherwise deemed to be in violation of state lending laws, the relevant state authority may impose fines, impose restrictions on our operations in the relevant state, or seek other remedies for activities conducted in the state.
U.S. federal consumer protection requirements
Here we summarize several of the material federal consumer protection and other laws applicable to our business. Many states have laws and regulations that are similar to the federal laws described, but the degree and nature of such laws and regulations vary from state to state. We must comply with various federal consumer protection regimes, both pursuant to the financial products and services we provide directly and as a service provider to our Evolve.

We are subject to regulation by the CFPB, which oversees compliance with and enforces federal consumer financial protection laws. The CFPB directly and significantly influences the regulation of consumer financial products and services, including the products and services we provide. The CFPB has substantial power to regulate such products and services and the banks and non-bank
entities that provide them, as well as their respective third-party service providers. This power includes rulemaking authority in enumerated areas of federal law such as truth in lending, credit discrimination, electronic fund transfers and truth in savings. Under Title X of the Dodd-Frank Act, the CFPB also has the authority to pursue enforcement actions against companies that offer or provide consumer financial products or services that engage in unfair, deceptive or abusive acts or practices, commonly referred to as “UDAAPs.” The CFPB may also seek a range of other remedies, including restitution, refunds of money, disgorgement of profits or compensation for unjust enrichment, civil money penalties, rescission of contracts, public notification of the violation, and restrictions on the target’s conduct, activities and functions. Moreover, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to enforce such laws and regulations.
Our business activities, either directly or indirectly through our partnership with Evolve, are also subject to applicable requirements under other federal statutes and regulations, including but not limited to:

•
Federal Trade Commission Act
. The Federal Trade Commission Act prohibits unfair and deceptive acts and practices in business or commerce and grants the FTC and bank regulators enforcement authority to prevent and redress violations of this prohibition. Whether a particular act or practice violates these laws or the prohibition against UDAAPs enforced by the CFPB frequently involves a highly subjective and/or fact-specific judgment.

•
Truth in Savings Act
. The federal Truth in Savings Act (“
TISA
”) and Regulation DD which implements it require that consumers be provided various disclosures concerning terms and conditions of deposit accounts. They also impose disclosure requirements and restrictions on advertising regarding deposit accounts. TISA and Regulation DD apply to the demand deposit accounts opened by our Members at Evolve.

•
Electronic Fund Transfer Act and NACHA Rules
. The federal Electronic Fund Transfer Act (“
EFTA
”) and Regulation E which implements it provide guidelines and restrictions on the provision of electronic fund transfer services to consumers, and on making an electronic transfer of funds from consumers’ bank accounts. EFTA also limits consumers’ liability for unauthorized electronic fund transfers and requires banks and other financial services companies to comply with certain transaction error resolution procedures. Electronic fund transfers within the scope of EFTA include ACH transfers and debit card transfers. In addition, transfers performed by ACH are subject to specific authorization, timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“
NACHA
”). NACHA operating rules further imposes maximum tolerances on the volume of ACH transfers that may be returned as unauthorized or for other reasons. Exceeding those tolerances may result in limitations being imposed on our ability to initiate ACH transactions. Many transfers of funds in connection with the provision and repayment of our non-recourse
cash advances are performed by electronic fund transfers, including ACH transfers. We also facilitate the electronic transfer of funds requested by our Members between their deposit accounts with Evolve and their accounts at other financial institutions.

•
Payday, Vehicle Title, and Certain High-Cost Installment Loans Final Rule
. In 2017, the CFPB issued a final rule intended to provide various consumer protections with respect to certain short-term credit products. The rule was later stayed by federal district court order in an industry challenge to the rule, and the effective date of many provisions of the rule were separately delayed by the CFPB in June 2019. A section pertaining to underwriting was subsequently rescinded in July 2020. The CFPB may engage in rulemaking in the future to amend the regulation and implement new underwriting and other requirements and restrictions that could negatively impact our business and require us to change our practices should they be deemed to apply to us. However, certain nonrecourse advance products, including ours, are currently excluded from coverage by the rule provided certain consumer contract requirements are met and the advance provider does not engage in certain activities with respect to such products. We must comply with those exclusion-related requirements and restrictions to maintain our exclusion from the substantive portions of the rule.

•
Gramm-Leach-Bliley Act
The Gramm-Leach-Bliley Act (“
GLBA
”) imposes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties. In certain circumstances, GLBA requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information, and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities, as well as to safeguard personal Member information.

Given our novel business model and products, and the subjective nature of certain laws and regulations such as the prohibition against UDAAPs, we have been and may in the future become subject to regulatory scrutiny or legal challenge with respect to our compliance with these and other regulatory requirements. Additional or different requirements may also apply to our business in the future as the regulatory framework in which we operate is evolving and uncertain. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, we may not have been, and may not always be, in compliance with these and other laws. No assurance is given that our compliance policies and procedures have been or will be effective or adequate as laws change or are applied to us in a new manner.
Regulation of our bank partnership model
Pursuant to our partnership with Evolve, we offer our Members FDIC-insured, non-interest-bearing deposit
accounts and debit cards that Members can use to access their account balances. These deposit accounts and debit cards are provided by Evolve. Under the terms of our agreement with Evolve, as well as the agreements between our Members and Evolve, each Member that chooses to open a deposit account has a deposit account at Evolve and a debit card issued by Evolve. With respect to these deposit accounts and debit cards, we act as the program manager and service provider to Evolve to provide customer support and technology features to Members using their Evolve accounts through our platform.
Evolve is a state-chartered bank chartered in Arkansas and is subject to regulation and supervision by the Federal Reserve and the Federal Deposit Insurance Corporation (“
FDIC
”). Many laws and regulations that apply directly to Evolve indirectly impact us (and our products) as Evolve’s service provider. As such, our partnership with Evolve is subject to the supervision and enforcement authority of the Federal Reserve, Evolve’s primary banking regulator.
Other regulatory requirements
In addition to the requirements described above, we are subject to and work to comply with other state and federal laws and regulations applicable to consumer financial products and services. These laws and regulations may be enforced by various state banking and consumer protection agencies, state attorneys general, the CFPB, and private litigants, among others.
Bank Secrecy Act and Anti-Money Laundering
. Given our involvement in payments, banking transactions, and our arrangements with Evolve, we are subject to compliance obligations related to U.S. anti-money laundering (“
AML
”) laws and regulations. We have developed and currently operate an AML program designed to prevent our products from being used to facilitate money laundering, terrorist financing, and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries or territories, or with certain individuals or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other U.S. and
non-U.S.
sanctions authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols, and internal controls. Our programs are designed to address these legal and regulatory requirements and to assist in managing risks associated with money laundering and terrorist financing.

Privacy and Information Security Laws
. We collect, store, use, disclose, and otherwise process a wide variety of information and data, including personally identifiable information (“
PII
”) that we acquire in connection with our Members’ use of our products and services, for various purposes in our business, including to help ensure the integrity of our services and to provide features and functionality to our Members. This aspect of our business is subject to numerous privacy, cybersecurity, and other laws and regulations in the United States, including the federal GLBA and various state laws such as the California Consumer Privacy Act (“
CCPA
”). Accordingly, we publish our privacy policies and terms of service, which describe our practices concerning the collection, storage, use, disclosure, transmission, processing, and protection of information.
The legal and regulatory framework for privacy and security issues is rapidly evolving, and, although we endeavor to comply with these laws and regulations and our own policies and documentation, we may fail to do so or be alleged to have failed to do so. Any actual or perceived failure to comply with legal and regulatory requirements applicable to us, including those relating to privacy or security, or any failure to protect the information that we collect from our Members from cyberattacks, or any similar actual or perceived failure by our third-party service providers and partners, may result in private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability, and constraints on our ability to continue to operate, among other things. Please see the section titled “
Risk Factors—Risks Relating to Dave’s Business and Industry—
Stringent and changing laws and regulations relating to privacy and data protection could result in claims, harm our results of operations, financial condition, and future prospects, or otherwise harm our business
”.
Laws Governing Marketing and Member Communications
. In addition, there are federal and state laws and regulations on marketing activities conducted over the internet, through email, or by mail or telephone, including the federal Telephone Consumer Protection Act (“
TCPA
”), the federal Controlling the Assault of
Non-Solicited Pornography
and Marketing Act (“
CAN-SPAM Act
”), FTC regulations and guidelines that implement, among other things, the FTC’s
Do-Not-Call Registry
and other requirements in connection with telemarketing activities, and state telemarketing laws. Our marketing activities may subject us to some or all of these laws and regulations.
New Laws and Regulations
. Various federal and state regulatory agencies in the United States continue to examine a wide variety of issues that are applicable to us and may impact our business. These issues include consumer protection, cybersecurity, privacy, electronic transfers, state licensing, and the regulation of nonrecourse advances. As we continue to develop and expand, we monitor for additional rules and regulations that may impact our business.
Intellectual Property
Intellectual property and proprietary rights are important to the success of our business. We rely on a combination of patent, copyright, trademark, and trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure
agreements, and other contractual protections, to establish and protect our intellectual property and proprietary rights, including our proprietary technology, software, know-how,
and brand. However, these laws, agreements, and procedures provide only limited protection. As of June 30, 2021, we own three registered trademarks in the United States and have nine pending trademark applications in various stages of review by the PTO. Although we take steps to protect our intellectual property and proprietary rights, we cannot be certain that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying, or the reverse engineering of our technology and other proprietary information, including by third parties who may use our technology or other proprietary information to develop services that compete with ours. Moreover, others may independently develop technologies or services that are competitive with ours or that infringe on, misappropriate, or otherwise violate our intellectual property and proprietary rights. Policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated. In addition, aspects of our platform and services include software covered by open source licenses. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our services.
Although we rely on intellectual property and proprietary rights, including patents, copyrights, trademarks, and trade secrets, as well as contractual protections, in our business, we also seek to preserve the integrity and confidentiality of our intellectual property and proprietary rights through appropriate technological restrictions, such as physical and electronic security measures. We believe that factors such as the technological and creative skills of our personnel and frequent enhancements to our network are also essential to establishing and maintaining our technology leadership position.
See the section titled “
Risk Factors—Risks Related to Dave’s Business and Industry
” for a more comprehensive description of risks related to our intellectual property and proprietary rights.
Facilities
We operate out of our headquarters in Los Angeles, California. We maintain approximately 36,000 square feet of general office space in West Hollywood, California pursuant to a multi-year lease, as well as a sublease agreement for approximately 3,500 square feet located in Los Angeles, California. The lease for the West Hollywood property is scheduled to expire in March 2026 and the sublease for the Los Angeles space is scheduled to expire in October 2023.
Legal and Regulatory Proceedings
We may, from time to time, be subject to various claims and legal proceedings in the ordinary course of business, including arbitrations, class actions and other litigation. We are also the subject of various actions, inquiries, investigations, and proceedings by regulatory and other governmental agencies. The outcomes of the legal and regulatory matters discussed below are inherently uncertain and some of these matters may result in adverse judgments or awards, including penalties, injunctions or other relief, and could materially and adversely impact our business, financial condition, operating results and cash flows.
State Regulatory Investigations
In August 2019, the New York Department of Financial Services notified us that it and ten other state regulators (collectively, the “
States
”) were requesting information concerning our
non-recourse
cash advance product as part of a broader investigation of companies offering nonrecourse advance and early wage access products. The investigation seeks to understand whether such products constitute activity subject to state licensure and consumer credit laws. In April 2020, we received a request for additional information and notice that an additional seven states had joined the broader inquiry. We have responded to all information requests and the States have not further engaged with us or communicated any conclusions or investigative findings.
In August 2021, we entered into a Memorandum of Understanding (“
MOU
”) with the California Department of Financial Protection and Innovation (“
CA DFPI
”). The MOU requires us to provide the CA DFPI with certain information as requested by the CA DFPI and adhere to certain best practices in connection with our non-recourse cash advance product (including certain disclosures related to us not being licensed by the CA DFPI).
We have received inquiries from the states of Washington (2018) and Kentucky (2020) related to our non-recourse
cash advance business and whether our activities are subject to each state’s consumer credit laws. We responded to all requests from these states and have received no further communications from them.
Class Action Lawsuit
On September 16, 2020, a class action lawsuit, Stoffers v. Dave Inc. was filed in Los Angeles Superior Court in connection with the data breach we experienced in June 2020. For more information about the data breach, see the section titled “
Risk Factors—Cyberattacks and other security breaches or disruptions suffered by us or third parties upon which we rely could have a materially adverse effect on our business, harm our reputation and expose us to public scrutiny and liability.
” Dave is in the process of settling this matter and estimates the settlement to be approximately $3.2 million, which is included with legal settlement expenses, net of insurance reimbursements, within the statements of operations for the year ended December 31, 2020.
Other Legal Matters
Martinsek v. Dave Inc.
In January 2020, a former employee of the Company, Zachary Martinsek, filed a complaint in the California Superior Court for the County of Los Angeles against the Company and the Company’s Chief Executive Officer, asserting claims for, among other things, breach of contract, breach of fiduciary duty, conversion, and breach of the implied covenant of good faith and fair dealing. The complaint alleges that the Company and the Chief Executive Officer misappropriated approximately 6.8 million shares (as adjusted for a 10:1 forward stock split in November 2020) by rescinding a stock option agreement and a restricted stock purchase agreement between the Company and Mr. Martinsek under which such shares were issued and repurchasing the shares. The Company rescinded the agreements for failure of consideration. The Company and the Chief Executive Officer answered, denying all claims and asserting defenses. Discovery has commenced, but no trial date has been set. The Company is vigorously defending against this claim.
Whalerock v. Dave Inc.
Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over when the 18-month sublease commenced. The Company believes the lease commencement date was June 15th, 2021, when the California stay-athome order was lifted and the Company was legally allowed to use the sublease premises. The total rent payments in dispute total approximately $1.8 million. The Company is actively litigating this matter and cannot reasonably estimate the most likely outcome at this time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DAVE
The following discussion and analysis provides information which Dave’s management believes is relevant to an assessment and understanding of Dave’s results of operations and financial condition. This discussion and analysis should be read together with the section of this proxy statement/prospectus entitled “Summary Historical Consolidated Financial Information of Dave” and the audited and unaudited condensed consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Dave,” Dave’s unaudited condensed consolidated financial statements and related notes as of and for the six months ended June 30, 2021 and Dave’s audited consolidated financial statements for the two years ended December 31, 2020, and December 31, 2019, included elsewhere in this proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors—Risks Related to Dave’s Business and Industry” or elsewhere in this proxy statement/prospectus.
Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Dave’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.
Overview
Dave offers a suite of innovative financial products aimed at helping our Members improve their financial health. Our budgeting tool helps Members manage their upcoming bills to avoid overspending. To help Members avoid punitive overdraft fees, Dave offers cash advances through its flagship 0% interest ExtraCash product. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health.
Legacy financial institutions and new challengers commonly require an onerous banking relationship and weeks of wait times to access their features and services due to payroll direct deposit requirements and the typical length of the pay cycle. In contrast, Members are able to utilize all of Dave’s products individually and instantly, whether or not their banking relationship is with us. As an example, our ExtraCash product allows new Members to access up to $100 to cover an overdraft at their existing bank. We are able to do this by leveraging our proprietary machine learning engine that analyzes a Member’s prior transaction history at their existing bank. This flexible approach to Member choice and speed to value has been a key driver of our growth engine and best-in-class
brand favorability.
We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception and through the date of this proxy statement/prospectus, approximately 10 million Members have registered on the Dave app and over five million of them have used at least one of our current products. We have added more than one million new banking relationships over the last 12 months, and we believe that we have a substantial opportunity to grow our Member base going forward. We believe the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our Members, allowing us to introduce products and services that address their changing life circumstances.

Business Combination and Public Company Costs
On June 7, 2021, Dave entered into the Merger Agreement with VPCC, First Merger Sub and Second Merger Sub, pursuant to which (a) First Merger Sub will merge with and into Dave, with Dave surviving the First Merger as a wholly owned subsidiary of the Combined Company, and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Dave (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of the Combined Company. Dave will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that Dave’s consolidated financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.
While the legal acquirer in the Merger Agreement is VPCC, for financial accounting and reporting purposes under accounting principles generally accepted in the United States ("GAAP"), Dave will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Dave in many respects. Under this method of accounting VPCC, Inc. will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Dave will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Dave (i.e., a capital transaction involving the issuance of stock by VPCC for Dave Capital Stock). Accordingly, the consolidated assets, liabilities and results of operations of Dave will become the historical consolidated financial statements of the Combined Company, and VPCC’s assets, liabilities and results of operations will be consolidated with Dave beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Dave in future reports. The net assets of VPCC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
Upon consummation of the Business Combination and the closing of the Private Investment in Public Equity ("PIPE") Investment, the most significant change in Dave’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Dave’s balance sheet at June 30, 2021) of approximately $176.8 million, assuming the maximum redemption scenario of all Public Shares, or $430.5 million, assuming the no redemption scenario, and, in each case, including $210.0 million in gross proceeds from the PIPE Investment by the PIPE Investors. Total direct and incremental transaction costs of VPCC and Dave are estimated at approximately $35.8 million and will be treated as a reduction of the cash proceeds and deducted from Dave’s additional paid-in capital.
In addition, if the VPCC Available Cash exceeds $300 million after the consummation of the Business Combination, the Combined Company will use VPCC Available Cash to purchase up to 4,800,000 Class V Shares and 1,200,000 Class A Shares of the Combined Company held by our Chief Executive Officer and Chief Financial Officer at $10 per share. See the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information
.”
As a consequence of the Business Combination, Dave will become the successor to an SEC-registered and NASDAQ-listed company which will require Dave to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Dave expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, and legal and administrative resources, including increased audit, compliance and legal fees.
Recent Developments
In January 2021, Dave OD Funding I, LLC, a Delaware LLC and subsidiary of Dave Inc., entered into a $100.0 million Senior Secured Loan Facility with Victory Park Management, LLC, an affiliate of VPCC. The facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The facility, which contains multiple tranches, allows Dave to draw on the facility based upon eligible receivables outstanding and qualified cash. Warrants were also issued by Dave in connection with the facility. At June 30, 2021, $23.0 million has been drawn on the facility.
In August 2021, VPCC announced that it has entered into an amendment to the PIPE subscription agreement it previously entered into with Alameda Research Ventures LLC (“Alameda Research”), in connection with the proposed Business Combination with Dave. The amendment calls for a $15 million private placement (PIPE) pre-funding, which will be facilitated through the issuance of a promissory note by Dave to Alameda Research. Dave’s obligations to repay the principal amount of such promissory note would be discharged through the issuance to Alameda Research of 1.5 million shares of VPCC at the Closing of the Business Combination.
Restatement of Consolidated Financial Statements
We have restated our previously issued consolidated financial statements as of and for the years ended December 31, 2020 and 2019. The determination to restate these financial statements was made by our management after its review of records related to Member advances, net of allowance for unrecoverable advances, in connection with its preparation of the Company’s consolidated financial statements for the six months ended June 30, 2021. See Note 2—Restatement of Previously Issued Financial Statements to our consolidated financial statements included elsewhere in this prospectus.
COVID-19
Impact
There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“
COVID-19
”), and Dave continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of
COVID-19
on Dave’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventive measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.
Beginning in March 2020, Dave’s business and operations were disrupted by the conditions caused by
COVID-19,
which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (“
CARES Act
”) helped mitigate the effects of
COVID-19
on Dave’s Members. In particular, stimulus funds and enhanced unemployment benefits provided under the CARES Act created additional financial support for Dave’s Members; however, the overall economic conditions and increased levels of unemployment may negatively impact the creditworthiness of our Members and could impact the default rate on our Advance business. Dave actively monitors the performance of its Advance portfolio and will continue to assess the impact of the
COVID-19
pandemic. Dave intends to make adjustments to its risk management policies accordingly.
For more information concerning COVID-19, see the section titled “
Risk Factors—Our business, financial condition and results of operations have and may continue to be adversely affected by the COVID-19 pandemic or other similar epidemics or adverse public health developments, including government responses to such events” and “—Our non-recourse cash advances expose us to credit risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive
.”
Comparability of Financial Information
Dave’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.
Key Factors Affecting Operating Results
Dave’s future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including Member growth and activity, product expansion, competition, industry trends and general economic conditions.
Member Growth and Activity
Dave has made significant investments in its platform and is dependent on continued Member growth, as well as our ability to offer new products and services and generate additional revenues from our existing members using such additional products and services. Member growth and activity is critical to our ability to increase our scale, capture market share and earn an attractive return on our technology, product and marketing investments. Growth in Members and Member activity will depend heavily on our ability to continue to offer attractive products and services and the success of our marketing and Member acquisition efforts.
Product Expansion
Dave aims to develop and offer a
best-in-class
financial services platform with integrated products and services that improve the financial wellbeing of our Members. Dave has invested, and continues to make significant investments heavily in the development, improvement and marketing of its financial products and is dependent on the continued growth in the number of products Dave offers that are utilized by our Members.
Competition
Dave faces competition from several financial services-oriented institutions. In its reportable segment, as well as in potential new lines of business, Dave may compete with more established institutions, some of which have more financial resources. Dave competes at multiple levels, including competition among other financial institutions and lenders in its Advances business, competition for deposits in its Checking Product from traditional banks and digital banking products, competition for subscribers to its financial management tools, and competition with other technology platforms for the enterprise services that Dave provides. Some of Dave’s competitors may at times seek to increase their market share by undercutting pricing terms prevalent in that market, which could adversely affect our market share for any of our products and services or require us to incur higher member acquisition costs.
Key Components of Statements of Operations
Basis of presentation
Currently, Dave conducts business through one operating segment which constitutes a single reportable segment. For more information about Dave’s basis of presentation, refer to Note 1 in the accompanying audited consolidated financial statements of Dave beginning on Page F-44 in this proxy statement/prospectus.
Service based revenue, net
Service based revenue, net primarily consists of optional tips, optional express processing fees and subscriptions charged to Members, net of processor-related costs associated with advance disbursements. Service based revenue, net also consists of lead generation fees from Dave’s Side Hustle advertising partners as well as fees earned related to the Rewards Product for Members who make debit card spending transactions at participating merchants.
Transaction based revenue, net
Transaction based revenue, net consists of interchange and ATM revenues from Dave’s Checking Product, net of
ATM-related
fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied.
Operating expenses
Dave classifies its operating expenses into the following five categories:
Provision for Unrecoverable Advances
The provision for unrecoverable advances primarily consists of an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding advances receivable. Dave considers an advance to be impaired when it is probable that it will not be able to recover all amounts due according to its contractual terms. Dave estimates the allowance balance required using loss experience, cash recovery patterns, the nature and volume of the portfolio, economic conditions, and other factors. Increases are created by recording a provision for unrecoverable advances in the statement of operations. Dave considers advances more than 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written off. Subsequent recoveries, if any, of Member advances written-off are recorded as a reduction to the provision for unrecoverable advances expense in the consolidated statements of operations when collected.

Processing and Servicing Fees
Processing and servicing fees consist of fees paid to Dave’s processing partners for the recovery of advances, tips, expedited processing fees and subscriptions. These expenses also include fees paid for services to connect Members’ bank accounts to Dave’s application. Except for processing and servicing fees associated with advance disbursements which are recorded against revenue, all other processing and service fees are expensed as incurred.
Advertising and Marketing
Advertising and marketing expenses consist primarily of fees Dave pays to its platform partners. Dave incurs advertising and marketing expenses for online, social media and television advertising and for partnerships and promotional advertising. Advertising and marketing expenses are recognized as incurred and typically deliver a benefit over an extended period of time. All advertising and marketing costs are expensed as incurred.
Compensation and Benefits
Compensation and benefits expenses represent the compensation, inclusive of stock-based compensation and benefits, that Dave provides to our employees and the payments Dave makes to third-party contractors. While Dave has an in-house
customer service function, Dave employs third-party contractors to conduct call center operations and handle routine customer service inquiries and support.
Other Operating Expenses
Other operating expenses consist primarily of technology and infrastructure (third-party SaaS), commitments to charity, transaction based costs (program expenses, association fees, processor fees, losses from Member-disputed transactions, and fraud), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, certain sales tax related costs, office related expenses, public relations costs, professional service fees, travel and entertainment, and insurance. Costs associated with technology and infrastructure, rent, depreciation and amortization of our property and equipment and intangible assets, professional service fees, travel and entertainment, public relations costs, utilities, office-related expenses and insurance technology and infrastructure (third-party subscriptions), depreciation and amortization of property and equipment and intangible assets, general and recurring legal fees, rent, office-related expenses, public relations costs, professional service fees, travel and entertainment and insurance vary based upon Dave’s investment in infrastructure, business development, risk management and internal controls and are generally not correlated with our operating revenues or other transaction metrics.
Dave expects its operating expenses to increase for the foreseeable future with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.
Other (income) expenses
Other (income) expenses consist of interest income, interest expense, gain on conversion of convertible notes, loss on the derivative liability associated with convertible notes, legal settlement, litigation expenses, derivative asset fair value adjustments, other strategic financing and transactional expenses and warrant liability fair value adjustments.
Provision for income taxes
Provision for income taxes consists of the federal and state corporate income taxes accrued on income resulting from the sale of our services. On March 27, 2020, the CARES Act was signed into law, which among other things, includes certain income tax provisions for corporations; however, these benefits did not impact Dave’s current tax provision.

Results of Operations
Comparison of the Six Months Ended June 30, 2021 and 2020
Operating revenues

	For the Six Months Ended June 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Service based revenue, net
Processing fees, net	36,378	30,175	$6,203	21%
Tips	21,062	15,057	6,005	40%
Subscriptions	8,995	8,225	770	9%
Other	369	392	(23)	-6%
Transaction based revenue, net	4,851	448	4,403	983%

Total	$71,655	$54,297	$17,358	32%

Service based revenue, net—
Processing Fees, net
Processing fees, net of processor costs associated with advance disbursements, for the six months ended June 30, 2021 increased by approximately $6.2 million, or 21%, compared to the six months ended June 30, 2020. The increase was primarily attributable to increases in advance volume of approximately $442.9 million to approximately $601.0 million along with a higher average advance amount period over period. Processing fees tend to increase as advance volume increases, but may not always trend ratably as processing fees vary depending on the total amount of the advance. Approximately 99% and 98% of Members chose to pay a processing fee to expedite an advance for the six months ended June 30, 2021 and 2020, respectively. The average processing fees paid to expedite these advances were approximately $4.98 and $4.41, respectively.
Tips
Tips for the six months ended June 30, 2021 increased by approximately $6.0 million, or 40%, compared to the six months ended June 30, 2020. The increase was primarily attributable to increases in advance volume of approximately $442.9 million to approximately $601.0 million period over period. Tips tend to increase as advance volume increases, but may not always trend ratably as tips often vary depending on the total amount of the advance. Approximately 78% and 75% of Members chose to leave a tip for the six months ended June 30, 2021 and 2020, respectively. The average amount of tip Members chose to leave were approximately $4.33 and $3.45, respectively.
Subscriptions
Subscriptions for the six months ended June 30, 2021 increased by approximately $0.8 million, or 9%, compared to the six months ended June 30, 2020. The increase was primarily attributable to an increase in the number of paying Members on Dave’s platform.
Other
Other revenue for the six months ended June 30, 2021 decreased by approximately $0.02 million, or 6%, compared to the six months ended June 30, 2020. The decrease was primarily attributable to decreases in average revenue per lead related to Dave’s Side Hustle advertising partners.
Transaction based revenue, net—
Transaction based revenue, net for the six months ended June 30, 2021 increased by approximately $4.4 million or 983%, compared to the six months ended June 30, 2020. This increase was primarily attributable to the growth in Members engaging with Dave’s Checking Product and corresponding growth in the number of transactions initiated by Members
.

Operating expenses

	For the Six Months Ended June 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Provision for unrecoverable advances	$10,933	$6,594	$4,339	66%
Processing and servicing fees	10,715	10,234	481	5%
Advertising and marketing	25,895	11,964	13,931	116%
Compensation and benefits	19,253	9,311	9,942	107%
Other operating expenses	21,464	5,884	15,580	265%

Total	$88,260	$43,987	$44,273	101%

Provision for unrecoverable advances
—
The provision for unrecoverable advances totaled approximately $10.9 million for the six months ended June 30, 2021, compared to approximately $6.6 million for the six months ended June 30, 2020. The increase of approximately $4.3 million, or 66%, was primarily attributable to an increase in the write-offs of Member advances of approximately $2.9 million and an increase to allowance for unrecoverable advances of approximately $1.4 million. The increase in write-offs of Member advances period over period was driven primarily by aging receivables and the increase in advance volume from approximately $442.9 million to approximately $601.0 million for the six months ended June 30, 2020 and 2021, respectively. The increase in the allowance for unrecoverable advances was attributable to aging advances and the increase in advance volume period over period, partially offset by improved collection performance in the first half of 2020, which Dave believes was partially attributable to underwriting modifications made by Dave in response to the onset of the COVID-19 pandemic. These underwriting modifications primarily consisted of lower advance amounts and stricter eligibility assessments. Overall, Dave experienced favorable collections during the six months ended June 30, 2021 and June 30, 2020, which is believed to be partially due to tax refunds and stimulus payments (April 2020, December 2020 and March 2021) received by certain Members.
For information on the aging of Member cash advances and a rollforward of the allowance for unrecoverable advances, refer to the table in Note 3 to the condensed consolidated financial statements of Dave on page F-33, which is incorporated by reference in this proxy statement/prospectus.
Processing and service fees—
Processing and servicing fees totaled approximately $10.7 million for the six months ended June 30, 2021, compared to approximately $10.2 million for the six months ended June 30, 2020. The increase of approximately $0.5 million, or 5%, was primarily attributable to the increase in advance volume from $442.9 million to $601.0 million for the six months ended June 30, 2020 and 2021, respectively, inclusive of cost savings due to volume associated discounts from our processors.
Advertising and marketing—
Advertising and marketing for the six months ended June 30, 2021 increased by approximately $13.9 million or 116%, compared to the six months ended June 30, 2020. This increase was primarily attributable to increased marketing efforts and promotions across various social media platforms and television.
Compensation and benefits—
Compensation and benefits for the six months ended June 30, 2021 increased by approximately $9.9 million or 107%, compared to the six months ended June 30, 2020. This increase was primarily attributable to the following:

•	an increase in payroll and related costs of approximately $5.2 million, primarily due to hiring and increased headcount throughout the business;

•
an increase in consultants and contractor costs of approximately $2.5 million, primarily due to Dave’s need to supplement recruiting efforts, increase IT security, marketing, and augmenting customer service resources; and

•
an increase in stock-based compensation of approximately $2.2 million, primarily due to an increase of approximately $1.1 million from new stock option grants related to increased headcount to support the growth of the business and an increase of approximately $0.9 million from a stock option modification.

Other operating expenses—
Other operating expenses totaled approximately $21.5 million for the six months ended June 30, 2021 compared to approximately $5.9 million for the six months ended June 30, 2020. The increase of approximately $15.6 million or 265%, was primarily attributable to the following:

•	an increase in expenses related to Dave’s Checking Product of approximately $8.4 million, primarily attributable to the growth in Members and the number of transactions processed;

•
an increase in chargeback related expenses of approximately $4.0 million, primarily due to non-recurring fraudulent activity in relation to Dave’s Checking Product (see “Risk Factors—Risks related to Dave’s Business and Industry—Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use of our platform and services and may adversely affect our financial position and results of operations.”);

•	an increase in charitable contribution expenses of approximately $1.2 million, primarily due to increased amounts pledged to charitable meal donations related to increased Members’ tips;

•
an increase in technology and infrastructure expenses of approximately $1.3 million, primarily due to increased spending to support the growth of Dave’s business and development of new products and features; and

•	an increase in depreciation and amortization of $0.5 million, primarily due to equipment purchases for increased headcount and amortization of internally developed software.
Other (income) expense

	For the Six Months Ended June 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Interest income	$(140)	$(264)	$124	-47%
Interest expense	785	—	785	100%
Legal settlement and litigation expenses	609	41	568	1385%
Other strategic financing and transactional expenses	224	29	195	672%
Derivative asset on loans to stockholders	(24,042)	—	(24,042)	100%
Changes in fair value of warrant liability	2,866	—	2,866	100%

Total	$(19,698)	$(194)	$(19,504)	10054%

Interest income—
Interest income totaled approximately $0.1 million for the six months ended June 30, 2021, compared to $0.3 million for the six months ended June 30, 2020. The decrease of approximately $0.1 million, or 47%, was primarily attributable to a lower interest-bearing marketable securities balance during the six months ended June 30, 2021 when compared to the marketable securities balance during the six months ended June 30, 2020.
Interest expense—
The increase of approximately $0.8 million, or 100%, was primarily attributable to interest paid related to Dave’s $100.0 million Senior Secured Loan Facility with Victory Park Management, LLC.
Legal settlement and litigation expenses—
Legal settlement and litigation expenses totaled approximately $0.6 million for the six months ended June 30, 2021, compared to approximately $0.04 million for the six months ended June 30, 2020. The increase of approximately $0.6 million was primarily attributable to litigation expenses related to various ongoing lawsuits. See “Information About Dave —Legal Proceedings” for more information regarding pending legal actions.

Other strategic financing and transactional expenses—
Other strategic financing and transactional expenses totaled approximately $0.2 million for the six months ended June 30, 2021, compared to approximately $0.03 million for the six months ended June 30, 2020. The increase of approximately $0.2 million, or 672%, was primarily attributable to additional audit and compliance related expenses associated with potential strategic financing alternatives.
Derivative asset on loans to stockholders
—
Changes in fair value of derivative asset on loans to stockholders totaled approximately $24.0 million for the six months ended June 30, 2021, compared to $0 for the six months ended June 30, 2020. The increase of approximately $24.0 million, or 100%, was primarily attributable to fair value adjustments associated with options issued in connection with loans to stockholders resulting from an increase in the fair value of Dave’s common stock.
Changes in fair value of warrant liability
—
Changes in fair value of warrant liability totaled approximately $2.9 million for the six months ended June 30, 2021, compared to $0 for the six months ended June 30, 2020. The increase of approximately $2.9 million, or 100%, was primarily attributable to fair value adjustments associated with certain warrants issued in connection with the $100.0 million Senior Secured Loan Facility with Victory Park Management, LLC.
Provision for income taxes

	For the Six Months Ended June 30, (unaudited)		Change
(in thousands, except for percentages)			$	%
	2021	2020	2021/2020	2021/2020
Provision for income taxes	$5	$77	$(72)	-94%

Total	$5	$77	$(72)	94%

Provision for income taxes for the six months ended June 30, 2021 decreased by $0.07 million or 94%, compared to the six months ended June 30, 2020. This decrease was primarily attributable to a decrease in 2021 year-to-date pre-tax income relative to 2020 as well as the 2021 nontaxable mark-to-market gain on the derivative asset related to shareholder loans. The decrease was partially offset by an increase in the valuation allowance on deferred tax assets in 2020 relative to a decrease in the valuation allowance in 2020.
Comparison of the Years Ended December 31, 2020 and 2019
Operating revenues

	For the Years Ended December 31,		Change
(in thousands, except for percentages)			$	%
	2020	2019	2020/2019	2020/2019
Service based revenue, net
Processing fees, net	$66,969	$45,093	$21,876	49%
Tips	36,189	20,684	15,505	75%
Subscriptions	16,678	9,185	7,493	82%
Other	759	1,232	(473)	-38%
Transaction based revenue, net	1,201	33	1,168	3539%

Total	$121,796	$76,227	$45,569	60%

Service based revenue, net—
Processing Fees, net
Processing fees, net of processor costs associated with advance disbursements, for the year ended December 31, 2020 increased by approximately $21.9 million, or 49%, compared to the year ended December 31, 2019. The increase was primarily attributable to the increases in advance volume of approximately $665.4 million to approximately $1,007.0 million along with a higher average advance amount period over period. Processing fees tend to increase as advance volume increases, but may not always trend ratably as processing fees vary depending on the total amount of the advance. Approximately 98% of Members chose to pay a processing fee to expedite the advance for the years ended December 31, 2021 and 2020, respectively. The average processing fees paid to expedite these advances were approximately $4.56 and $4.34, respectively.
Tips
Tips for the year ended December 31, 2020 increased by approximately $15.5 million, or 75%, compared to the year ended December 31, 2019. The increase was primarily attributable to increases in advance volume of approximately $665.4 million to approximately $1,007.0 million period over period. Tips tend to increase as advance volume increases, but may not always trend ratably as tips often vary depending on the total amount of the advance. Approximately 81% and 80% of Members chose to leave a tip for the year ended December 31, 2020 and 2019, respectively. The average amount of tip Members chose to leave were approximately $3.72 and $3.21, respectively.
Subscriptions
Subscriptions for the year ended December 31, 2020 increased by approximately $7.5 million, or 82%, compared to the year ended December 31, 2019. The increase was primarily attributable to an increase in paying Members on Dave’s platform.
Other
Other revenue for the year ended December 31, 2020 decreased by approximately $0.5 million, or 38%, compared to the year ended December 31, 2019. The decrease was primarily attributable to decreases in average revenue per lead related to Dave’s Side Hustle advertising partners.
Transaction based revenue, net—Transaction based revenue, net for the year ended December 31, 2020 increased by approximately $1.2 million or 3,539%, compared to the year ended December 31, 2019. This increase was primarily attributable to the growth in Members engaging with Dave’s Checking Product and corresponding growth in the number of transactions initiated by Members.
Operating expenses

			Change
(in thousands, except for percentages)	For the Year Ended December 31,		$	%
	2020	2019	2020/2019	2020/2019
Provision for unrecoverable advances	$25,539	$19,688	$5,851	30%
Processing and servicing fees	21,646	15,216	6,430	42%
Advertising and marketing	38,019	22,934	15,085	66%
Compensation and benefits	22,210	9,242	12,968	140%
Other operating expenses	15,763	7,370	8,393	114%

Total	$123,177	$74,450	$48,727	65%

Provision for unrecoverable advances
—The provision for unrecoverable advances totaled approximately $25.5 million for the year ended December 31, 2020, compared to approximately $19.7 million for the year ended December 31, 2019. The increase of approximately $5.9 million, or 30%, was primarily attributable to increases in write-offs of Member advances of approximately $8.7 million, offset by a decrease in the allowance for unrecoverable advances of approximately $2.9 million. The increase in write-offs of Member advances period over period was driven primarily by aging receivables and the increase in advance volume from approximately $665.4 million to approximately $1,007.0 million for the years ended December 31, 2019 and 2020, respectively. The decrease in the allowance for unrecoverable advances was attributable to improved collection efforts during the year.
For information on the aging of Member cash advances and a rollforward of the allowance for unrecoverable advances, refer to the table in Note 5 to the consolidated financial statements of Dave on page F-65 which is incorporated by reference in this proxy statement/prospectus.

Processing and servicing fees—
Processing and servicing fees totaled approximately $21.6 million for the year ended December 31, 2020, compared to approximately $15.2 million for the year ended December 31, 2019. The increase of approximately $6.4 million, or 42%, was primarily attributable to the increase in advance volume from $665.4 million to $1,007.0 million for the years ended December 31, 2019 and 2020, respectively, offset by volume associated discounts and cost savings due to price reductions from our processors.
Advertising and marketing—
Advertising and marketing totaled approximately $38.0 million for the year ended December 31, 2020, compared to approximately $22.9 million for the year ended December 31, 2019. The increase of approximately $15.1 million, or 66%, was primarily attributable to increased marketing efforts and promotions across various social media platforms and television.
Compensation and benefits—
Compensation and benefits increased approximately 140% to approximately $22.2 million for the year ended December 31, 2020 from approximately $9.2 million for the year ended December 31, 2019. The increase of approximately $13.0 million is primarily attributable to the following:

•	an increase in payroll and related costs of approximately $10.9 million, primarily due to hiring and increased headcount throughout the business;

•
an increase in consultants and contractor costs of approximately $1.0 million, primarily due to Dave’s need to supplement recruiting efforts, increase IT security, marketing, and augmenting customer service resources; and

•	an increase in stock-based compensation of approximately $1.1 million, primarily due to new grants related to increased headcount to support the growth of the business.
Other operating expenses—
Other operating expenses increased approximately 114% to approximately $15.8 million for the year ended December 31, 2020 from approximately $7.4 million for the year ended December 31, 2019. The increase of approximately $8.4 million is primarily attributable to the following:

•	an increase in expenses related to Dave’s Checking Product of approximately $2.5 million, primarily attributable to the growth in Members and the number of transactions processed;

•	an increase in charitable contribution expenses of approximately $2.4 million, primarily due to increased amounts pledged to charitable tree and meal donations related to increased Members’ tips;

•
an increase in technology and infrastructure expenses of approximately $1.9 million, primarily due to increased spending to support the growth of our business and development of new products and features;

•	an increase in depreciation and amortization of $0.9 million, primarily due to equipment purchases for increased headcount and amortization of internally developed software; and

•	an increase in fines and penalties of $0.2 million, primarily attributable to fines and penalties related to sales tax filings in certain states.
Other (income) expense

			Change
(in thousands, except for percentages)	For the Year Ended December 31,		$	%
	2020	2019	2020/2019	2020/2019
Interest income	$(409)	$(429)	$20	-5%
Interest expense	17	852	(835)	-98%
Gain on conversion of 2018 convertible notes	—	(841)	841	-100%
Derivative liability	—	536	(536)	-100%
Legal settlement and litigation expenses	4,467	327	4,140	1266%
Other strategic financing and transactional expenses	1,356	—	1,356	100%

Total	$5,431	$445	$4,986	1120%

Interest expense—Interest expense totaled approximately $.02 million for the year ended December 31, 2020, compared to approximately $0.8 million for the year ended December 31, 2019. The decrease of approximately $0.8 million, or 98%, was primarily attributable to interest expense related to the convertible promissory notes issued in 2018.
Gain on conversion of 2018 convertible notes—The decrease of approximately $0.8 million, or 100%, was related to the 2019 conversion of the convertible promissory notes issued in 2018 to
B-2
preferred shares.
Derivative liability—Derivative liability totaled $0 for the year ended December 31, 2020, compared to approximately $0.5 million for the year ended December 31, 2019. The decrease of approximately $0.5 million, or 100%, was primarily attributable to the extinguishment of the derivative liability associated with 2018 convertible notes that converted during 2019.
Legal settlement and litigation expenses—Legal settlement and litigation expenses totaled approximately $4.5 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019. The increase of approximately $4.1 million, or 1,266%, was primarily attributable to an accrual made relating to Dave’s class action lawsuit settlement, net of estimated insurance reimbursements and professional fees associated with various legal matters.
Other strategic financing and transactional expenses—Other strategic financing and transactional expenses totaled approximately $1.4 million for the year ended December 31, 2020, compared to $0 for the year ended December 31, 2019. The increase of approximately $1.4 million, or 100%, was primarily attributable to fees associated with the evaluation of financing and strategic alternatives.
Provision for income taxes

			Change
(in thousands, except for percentages)	For the Year Ended December 31,		$	%
	2020	2019	2020/2019	2020/2019
Provision for income taxes	$145	$545	$(400)	-73%

Total	$145	$545	$(400)	-73%

Provision for income taxes for the year ended December 31, 2020 decreased by approximately $0.4 million or 73%, compared to the year ended December 31, 2019. This relative decrease was primarily attributable to the pre-tax income in 2019 relative to the pre-tax loss in 2020. The relative decrease was partially offset by the fact that federal and state net operating losses were utilized for the year ended December 31, 2019, while similar loss carryforwards were no longer available for the year ended December 31, 2020. The relative decrease was also partially offset by the significant increase in the valuation allowance for the year ended December 31, 2020, relative to the increase for the year ended December 31, 2019, primarily attributable to increases in the deferred tax assets associated with the allowance for member advances and accrued expenses.
Non-GAAP
Financial Measures
In addition to Dave’s results determined in accordance with GAAP, Dave believes the following non-GAAP measures
are useful in evaluating its operational performance. Dave uses the following non-GAAP measures
to evaluate its ongoing operations and for internal planning and forecasting purposes. Dave believes that non-GAAP financial
information, when taken collectively, may be helpful in assessing its operating performance and are more indicative of our operational performance and facilitate an alternative comparison among fiscal periods. These non-GAAP
financial measures are not, and should not be viewed as, substitutes for GAAP reporting measures.

Adjusted EBITDA
“Adjusted EBITDA” is defined as net income/loss adjusted for interest expense (income), provision for income taxes, depreciation and amortization, share-based compensation and other discretionary items determined by management. Adjusted EBITDA is intended as a supplemental measure of Dave’s performance that is neither required by, nor presented in accordance with, GAAP. Dave believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Dave’s financial measures with those of comparable companies, which may present similar non-GAAP financial
measures to investors. However, you should be aware that when evaluating Adjusted EBITDA Dave may incur future expenses similar to those excluded when calculating these measures. In addition, Dave’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Dave’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Dave compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. The reconciliation of net loss to Adjusted EBITDA below should be reviewed and no single financial measure should be relied upon to evaluate Dave’s business.
The following table reconciles net income to Adjusted EBITDA for the six months ended June 30, 2021 and 2020, respectively:

	For the Six Months Ended June 30,
(in thousands)	2021	2020
Net income	$3,088	$10,427
Interest expense (income), net	645	(264)
Provision for income taxes	5	77
Depreciation and amortization	1,291	801
Stock-based compensation	2,786	625
Legal settlement and litigation expenses	609	41
Other strategic financing and transactional expenses	224	29
Derivative asset on loans to stockholders	(24,042)	—
Changes in fair value of warrant liability	2,866	—

Adjusted EBITDA	$(12,528)	$11,736

The following table reconciles net (loss) income to Adjusted EBITDA for the years ended December 31, 2020 and 2019, respectively:

	For the Year Ended December 31,
(in thousands)	2020	2019
Net (loss) income	$(6,957)	$787
Interest (income) expense, net	(392)	423
Provision for income taxes	145	545
Depreciation and amortization	1,718	805
Stock-based compensation	1,525	446
Legal settlement and litigation expenses	4,467	327
Other strategic financing and transactional expenses	1,356	—
Gain on conversion of 2018 convertible notes	—	(841)
Derivative liability	—	536

Adjusted EBITDA	$1,862	$3,028

Liquidity and Capital Resources
Since inception, Dave has financed its operations primarily from the issuance of preferred stock through its Series A and Series B funding rounds, issuances of convertible notes, and funds from its senior secured credit facility. As of June 30, 2021 and December 31, 2020, Dave’s cash and marketable securities balances were $22.4 million and $22.7 million, respectively.
As an early-stage company, the expenses Dave has incurred since inception are consistent with Dave’s strategy and approach to capital allocation. Dave expects to incur net losses in accordance with Dave’s operating plan as Dave continues to expand and improve upon its financial platform.
Dave’s ability to access capital when needed is not assured and, if capital is not available to Dave when, and in the amounts needed, Dave could be required to delay, scale back or abandon some or all of Dave’s development programs and other operations, which could materially harm Dave’s business, prospects, financial condition and operating results.
Dave believes that its cash on hand following the consummation of the Business Combination, including the net proceeds of VPCC’s cash in trust (assuming de minimis redemptions by VPCC stockholders) and the proceeds from the PIPE Investment and any alternative financing, should be sufficient to meet its working capital and capital expenditure requirements for a period of at least 18 months from the date of this proxy statement/prospectus and sufficient to fund its operations. Dave may raise additional capital through follow-on
public offerings or debt financings. The amount and timing of Dave’s future funding requirements, if any, will depend on many factors, including the pace and results of Dave’s research and development efforts. No assurances can be provided that the Business Combination will be completed or that additional funding will be available at terms acceptable to Dave, if at all. If the Business Combination is not completed and Dave is unable to raise additional capital it may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets.
Cash Flows Summary

	(unaudited)
Total cash (used in) provided by:	For the Six Months Ended June 30,		For the Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Operating activities	$(16,078)	$8,673	$(9,146)	$(10,928)
Investing activities	1,622	(1,983)	3,422	(19,695)
Financing activities	17,993	51	4,241	33,867

Net increase (decrease) in cash and cash equivalents and restricted cash	$3,537	$6,741	$(1,483)	$3,244

Cash Flows From Operating Activities
Dave recorded net income of approximately $3.1 million for the six months ended June 30, 2021 and approximately $10.4 million for the six months ended June 30, 2020. Dave reported negative cash flows of approximately $16.1 million and positive cash flows of $8.7 million from operating activities for the six months ended June 30, 2021 and 2020, respectively.
Net cash used in operating activities for the six months ended June 30, 2021 included net income of approximately $3.1 million adjusted for non-cash items of approximately $24.0 million for the increase in fair value of derivative assets, approximately $10.9 million for the provision for unrecoverable advances, approximately $2.8 million for stock-based compensation expense, approximately $2.9 million for the change in fair value of warrant liabilities, approximately $1.3 million for depreciation and amortization expense and approximately $0.1 million in non-cash interest from loans to stockholders. Further changes in cash flows from operations included an increase in Member advances of approximately $16.1 million, a decrease in other current liabilities of approximately $2.0 million, and an increase in prepaid expenses and other current assets of approximately $0.3 million. These changes were partially offset by an increase in accrued expenses of approximately $3.6 million, an increase in accounts payable of approximately $1.3 million and a decrease in prepaid income taxes of approximately $0.7 million.

Net cash provided by operating activities for the six months ended June 30, 2020, included net income of approximately $10.4 million adjusted for non-cash items of approximately $6.6 million for the provision for unrecoverable advances, approximately $0.8 million for depreciation and amortization, approximately $0.6 million for stock-based compensation, and approximately $0.1 million in non-cash interest from loans to stockholders. Further changes in cash flows from operations included an increase in Member advances of approximately $5.7 million, an increase in prepaid expenses and other current assets of approximately $1.6 million, and a decrease in accounts payable of approximately $3.4 million. These changes were partially offset by increases in accrued expenses of approximately $0.7 million and increases in other current and non-current liabilities of approximately $0.4 million.
Dave recorded a net loss of approximately $7.0 million for the year ended December 31, 2020 and net income of approximately $0.8 million for the year ended December 31, 2019. Dave reported negative cash flows from operating activities of approximately $9.1 million and $10.9 million for the years ended December 31, 2020 and 2019, respectively.
Net cash used in operating activities for the year ended December 31, 2020 included a net loss of approximately $7.0 million, adjusted for non-cash
items of approximately $25.5 million for provision for unrecoverable advances, approximately $1.7 million for depreciation and amortization and approximately $1.5 million for stock-based compensation expense. Further changes in cash flows from operations included an increase in Member advances of approximately $35.2 million, an increase in prepaid income taxes of approximately $4.0 million, an increase in prepaid expenses and other current assets of approximately $2.6 million, and a decrease in income taxes payable of approximately $0.5 million. These changes were offset primarily by an increase in accrued expenses of approximately $3.4 million, an increase in other current liabilities of approximately $2.5 million, an increase in accounts payable of approximately $2.0 million, and an increase in legal settlement accrual of approximately $3.2 million.
Net cash used in operating activities for the year ended December 31, 2019, included net income of approximately $0.8 million, adjusted for non-cash
items of approximately $19.7 million for provision for unrecoverable advances, approximately $0.8 million for depreciation and amortization, approximately $0.4 million for stock-based compensation expense, and approximately $0.5 million for changes in fair value of derivative assets and liabilities. These non-cash
items were offset by an approximately $0.8 million gain on conversion related to the 2018 Convertible Notes. Further changes in cash flows from operations included an increase in Member advances of approximately $39.3 million and an increase in prepaid expenses and other current assets of approximately $1.2 million. These changes were primarily offset by an increase in accounts payable of approximately $4.9 million, an increase in accrued expenses of approximately $1.7 million, an increase in income taxes payable of approximately $0.5 million, and an increase in interest payable, convertible notes of approximately $0.5 million.
Cash Flows From Investing Activities
During the six months ended June 30, 2021, cash provided by investing activities was approximately $1.6 million. This included the sale of marketable securities of approximately $3.9 million, partially offset by the capitalization of internally developed software costs of approximately $2.3 million.
During the six months ended June 30, 2020, cash used in investing activities was approximately $2.0 million. This included the capitalization of internally developed software costs of approximately $1.7 million, the purchase of property and equipment of approximately $0.2 million, and the purchase of marketable securities of approximately $0.1 million.
During the year ended December 31, 2020, cash provided by investing activities was approximately $3.4 million. This included the sale of marketable securities of approximately $7.8 million, partially offset by the capitalization of internally developed software costs of approximately $4.0 million, the purchase of property and equipment of approximately $0.2 million and the purchase of marketable securities of approximately $0.1 million.

During the year ended December 31, 2019, cash used in investing activities was approximately $19.7 million. This included the purchase of marketable securities of approximately $32.9 million, capitalization of internally developed software costs of approximately $1.7 million, the purchase of a derivative asset on Loans to Stockholders (as defined below) of approximately $0.5 million, and the purchase of property and equipment of approximately $0.4 million, partially offset by the sale of marketable securities of approximately $15.8 million.
Cash Flows From Financing Activities
During the six months ended June 30, 2021, cash provided by financing activities was approximately $18.0 million, which consisted of proceeds from borrowings of approximately $23.0 million and proceeds from the exercise of stock options of approximately $0.9 million, partially offset by the repayment on Dave’s line of credit of approximately $3.9 million and payment of deferred issuance costs of approximately $2.0 million.
During the six months ended June 30, 2020, cash provided by financing activities was approximately $0.1 million, which consisted of approximately $0.1 million in proceeds from the exercise of stock options.
During the year ended December 31, 2020, cash provided by financing activities was approximately $4.2 million, which consisted of $3.9 million in line of credit borrowings and approximately $0.3 million in proceeds from issuance of common stock for stock option exercises, including early exercises.
During the year ended December 31, 2019, cash provided by financing activities was approximately $33.9 million, which consisted of approximately $49.7 million from proceeds from issuance of preferred stock, $1.5 million in line of credit borrowings, and approximately $0.7 million in proceeds from issuance of convertible debt, partially offset by approximately $14.4 million in loans to stockholders, $2.0 million in repayment of convertible debt, $1.5 million in line of credit repayments, and other insignificant fluctuations.
Contractual Obligations and Commitments
Contractual obligations represent future cash commitments and liabilities under agreements with third parties and exclude contingent liabilities for which Dave cannot reasonably predict future payment. Dave’s contractual obligations result from leases for office space and the principal and interest owed under the credit facility it entered into. Dave also has unrecognized tax benefits that, if recognized, would affect the effective tax rate at December 31, 2020. Dave does not have tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefit will significantly increase or decrease within 12 months of the reporting date. Additionally, the expected timing of payment of the obligations presented below is estimated based on current information.
The following table summarizes Dave’s contractual obligations and other commitments as of December 31, 2020 and the years in which these obligations are due:

	Payments Due By Period
As of December 31, 2020 (in thousands)	Total	Less than 1 year	1-3 Years	3-5 years
Operating lease obligations	$1,829	$525	$698	$606
Line of credit	3,910	3,910	—	—

Total	$5,739	$4,435	$698	$606

In January 2021, Dave OD Funding I, LLC entered into a $100.0 million senior secured loan facility with Victory Park Management, LLC, an affiliate of VPCC. At June 30, 2021, $23.0 million had been drawn on the facility. For more information on the loan facility, see “—Recent Developments.”
Off-Balance
Sheet Arrangements
Dave does not have any
“off-balance
sheet arrangements,” as defined by the SEC regulations.

Critical Accounting Policies and Estimates
Dave’s consolidated financial statements have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires Dave to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. Dave’s estimates are based on its historical experience and on various other factors that Dave believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Dave’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) fair value of derivatives; (iv) valuation of warrant liabilities; and (v) allowance for unrecoverable advances.
Actual results may differ from these estimates under different assumptions or conditions. Dave believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
While Dave’s significant accounting policies are described in the notes to its audited consolidated financial statements, Dave believes that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding its financial condition and historical and future results of operations.
Fair Value of Financial Instruments
Dave is required to account for certain financial instruments at fair value with changes in fair value reported in earnings, and may elect fair value accounting for certain other financial instruments in accordance with GAAP.
Financial instruments carried at fair value include marketable securities, derivative assets related to loans to stockholders, warrant liability and the derivative liability related to Dave’s convertible notes.
Dave applies the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards (“ASC”) ASC 820,
 Fair Value Measurements and Disclosures
, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Dave uses the following hierarchy in measuring the fair value of Dave’s assets and liabilities, focusing on the most observable inputs when available:

•	Level 1. Quoted prices in active markets for identical assets or liabilities.

•
Level 2.    Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3.    Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Derivative Asset
Dave identified a derivative asset related to the call option on loans to stockholders. The derivative asset is carried at estimated fair value on Dave’s consolidated balance sheets. Changes in the estimated fair value of the derivatives are reported as (gain) loss on derivatives in the accompanying consolidated statements of operations. Dave utilizes the binomial option pricing model to compute the fair value of the derivative asset and to mark to market the fair value of the derivative at each balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.
Warrant Liability
Dave identified a warrant liability associated with the $100.0 million Senior Secured Loan Facility with Victory Park Management, LLC. The warrant liability is carried on Dave’s consolidated balance sheets as a long-term liability estimated at fair value. Changes in the estimated fair value of the warrant liability are reported as (gain) loss in the accompanying consolidated statements of operations. Dave utilizes the binomial option-pricing model to compute the fair value and to mark to market the fair value of the warrant liability at each consolidated balance sheet date. The binomial option-pricing model considers a range of assumptions related to the fair value of common stock (see below Fair Value of Common Stock for further details), volatility, dividend yield and risk-free interest rate. The binomial option pricing model includes subjective input assumptions that can materially affect the fair value estimates.
Derivative Liability
Dave identified an embedded derivative related to a convertible feature in the 2018 convertible notes. The embedded derivative is carried on Dave’s consolidated balance sheets as a bifurcated embedded derivative liability estimated at fair value. Changes in the estimated fair value of the derivatives are reported as (gain) loss on derivatives in the accompanying consolidated statements of operations. Dave determined the fair value of certain embedded derivatives on issued convertible notes using Level 3 inputs, including expected maturity or conversion date, discount rate, and probability. Significant increases or decreases in the inputs would result in different fair value measurements for the embedded feature.
Please refer to Note 3 in the accompanying audited consolidated financial statements of Dave for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus.
Fair Value of Common Stock
Dave is required to estimate the fair value of the common stock underlying Dave’s share-based awards. The fair value of the common stock underlying Dave’s stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by Dave’s Board of Directors. Dave’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.
In the absence of a public market for Dave Common Stock, the valuation has been determined using appropriate valuation methodologies in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide,
 Valuation of Privately Held Company Equity Securities Issued as Compensation.
Dave considered various objective and subjective factors to determine the fair value of its common stock as of each grant date, including:

•	Historical financial performance;

•	Dave’s business strategy;

•	Industry information, such as external market conditions and trends;

•	Likelihood of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale given prevailing market conditions and the nature and history of Dave’s business;

•	Prices, privileges, powers, preferences and rights of our convertible preferred stock relative to those of Dave Common Stock;

•	Forecasted cash flow projections for Dave’s business;

•	Primary preferred stock financings and secondary common stock transactions of Dave’s equity securities;

•	Lack of marketability/illiquidity of the common stock underlying Dave’s stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event, the derived discount rate, and the selected multiples that are applied to Dave’s financial statistics are significant assumptions used to estimate the fair value of Dave Common Stock. If Dave had used different assumptions or estimates, the fair value of Dave Common Stock and Dave’s stock-based compensation expense could have been materially different.
During 2019 and 2020, Dave’s estimated fair value of its common stock remained relatively consistent before a potential public listing through a business combination with a special purpose acquisition company was first considered in 2021 (“
SPAC Transaction
”).
The fair value for Dave’s common stock was estimated to be $0.935 per share as of August 5, 2019 (“
August 2019 Valuation
”) and $0.981 per share as of August 30, 2020 (“
August 2020 Valuation
”). In 2021, Dave’s management team first contemplated a SPAC Transaction, which was incorporated in the June 7, 2021 valuation that resulted in a fair value for Dave’s common stock of $8.67 per share (“
June 2021 Valuatio
n
”).
The August 2019 Valuation and August 2020 Valuations were completed prior to the contemplation of the Business Combination, and at the time of these valuations Dave management did not expect a near-term exit. The August 2019 Valuation was performed at the time of the close of Dave’s Series B-1 and B-2 preferred equity financings (
“Series B Financing”)
. Since no near-term exit was expected, the August 2019 Valuation was performed using the market approach, specifically the subject company transaction method was performed using a single option pricing model (
“OPM”
) as the allocation method. As a result, the fair value of Dave’s common stock was inferred from the Series B Financing. The August 2020 Valuation was performed using the market approach, specifically the guideline public company method (
“GPCM”)
and used a single OPM as the allocation methodology. The GPCM was performed by first considering the Series B Financing’s implied revenue multiple from the August 2019 valuation report, and then was adjusted based on changes in the guideline public company’s multiples since the Series B Financing occurred, with consideration for adjustments based on Dave’s comparative operational performance between the periods.
The June 2021 Valuation used the hybrid method, wherein a probability-weighted expected return model (“
PWER
M
”) incorporated an expected near-term SPAC exit scenario as well as an OPM. The OPM was used to model the value of common stock in a delayed exit/stay private scenario. Total equity values for each scenario Dave management identified were estimated as of the measurement date. The delayed exit/stay private scenario total equity value was estimated using the discounted cash flow method under the income approach and the GPCM under the market approach. The total equity value in the SPAC Transaction scenario was determined based on the expected Business Combination pre-money valuation. Dave management’s estimated probability for each scenario occurring were applied to the respective scenario’s indicated common stock value to arrive at the estimated fair value of common stock.

The increase in the fair value of Dave’s common stock between the August 2019 and August 2020 Valuations, and the June 2021 Valuation was predominantly due to Dave’s progress towards completing the Business Combination that was not known or knowable at the earlier valuation dates. As previously discussed, the August 2019 Valuation utilized the Series B financing to determine the value of common stock in a single OPM. The August 2020 Valuation relied upon the GPCM with valuation multiples selected considering the implied multiples at the time of the Series B Financing, with appropriate adjustments to the multiples to account for changes in Dave’s financial and operational performance as well as to reflect changes in the guideline public companies’ multiples and comparative performance, from the close of the Series B financing to the August 2020 valuation date. In early 2021, Dave first contemplated a SPAC Transaction and began taking the necessary steps to prepare for a business combination with VPC Impact Acquisition Holdings III (
“VPC”
). The necessary steps undertaken to prepare for the Business Combination included meeting with VPC and investment bankers, discussing timing expectations, and negotiating the preliminary letter of intent with VPC. As Dave’s ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of Dave’s equity as of the June 2021 Valuation took into consideration the indicated equity value implied by the negotiations as well as the uncertainty inherent in the future key milestones including execution of the Merger Agreement and VPC’s shareholder vote. As a result, the increase in Dave’s common stock fair value between the valuation dates resulted directly from both the increase in the pre-money valuation and acceleration of the timing of an exit, from the Series B Financing to the Business Combination.
Allowance for Unrecoverable Advances
Dave maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding Member advances. Dave considers an advance to be impaired when it is probable that it will not be able to recover all amounts due according to its contractual terms. Management estimates the allowance balance required using loss experience, cash recovery patterns, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of past cash recovery patterns and projections of future economic conditions involve a high degree of subjectivity. Increases are created by recording a provision for unrecoverable advances in the consolidated statement of operations. Dave considers advances over 120 days past due or which become uncollectible based on information available to us as impaired. All impaired advances are deemed uncollectible and subsequently written-off.
Subsequent recoveries of Member advances
written-off,
if any, are recorded as a reduction to the provision for unrecoverable advances expense in the consolidated statements of operations when collected.
Income Taxes
Dave follows ASC 740,
Income Taxes
(“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.
In order to determine the Company’s interim provisions for income taxes, the Company uses an estimated annual effective tax rate for the full fiscal year, which is based on expected annual income and statutory tax rates in the various jurisdictions in which the Company operates, adjusted for discrete items recognized during the interim period. Certain significant or unusual items are separately recognized in the quarter during which they occur and can cause the effective tax rate to vary from quarter to quarter.
ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. Dave has estimated approximately $0.1 million and $0 of uncertain tax positions as of June 30, 2021 and 2020, respectively. The estimated uncertain tax positions as of December 31, 2020 were approximately $0.1 million.
Dave’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. Dave recognized approximately $0.003 million and $0 million of penalties and interest expense as a component of income tax expense during the six-month periods ended June 30, 2021 and 2020, respectively. There was approximately $0.006 million and $0 of accrued interest and penalties as of June 30, 2021 and 2020, respectively. There was approximately $0.003 million of accrued interest and penalties as of December 31, 2020.
Dave is subject to income tax in jurisdictions in which it operates, including the United States. For U.S. income tax purposes, Dave is taxed as a C-corporation.
Dave recognizes deferred taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. Dave recorded a valuation allowance against its deferred tax assets, net of certain deferred tax liabilities, at June 30, 2021 and 2020, as well as at December 31, 2020. Based upon management’s assessment of all available evidence, Dave has concluded that it is more-likely-than-not that the deferred tax assets, net of certain deferred tax liabilities, will not be realized.
For additional information on Dave’s accounting policy on income taxes, see Note 3—Summary of Significant Accounting Policies—Income Taxes and Note 16—Income Taxes in the accompanying audited consolidated financial statements of Dave included elsewhere in this proxy statement/prospectus.
Emerging Growth Company Status
Dave is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Company expects to remain an emerging growth company and to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. The Combined Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies
until the earlier of the date the Combined Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Combined Company financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of the Combined Company included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019 and for the six months ended June 30, 2021.
In addition, the Combined Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Combined Company intends to rely on such exemptions, the Combined Company is not required to, among other things: (a) provide an auditor’s attestation report on the Combined Company’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth
public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (1) the last day of the fiscal year (a) following March 4, 2026, (b) in which the Combined Company has total annual gross revenue of at least $1.07 billion, (c) in which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common equity that is held by non-affiliates
exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt
securities during the previous three years.
Recently Issued Accounting Standards
Refer to Note 3, “Significant Accounting Policies,” of Dave’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the impact of recent accounting pronouncements.
Internal Control Over Financial Reporting
In connection with the audit of Dave’s consolidated financial statements for the years ended December 31, 2020 and 2019, material weaknesses in Dave’s internal control over financial reporting were identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Dave’s annual or interim financial statements will not be prevented or detected on a timely basis. For more information concerning the material weaknesses identified, see section titled “
Risk Factors—
Dave identified material weaknesses in its internal control over financial reporting, which for the years ended December 31, 2020 and 2019 resulted in a restatement of its financial statements. If Dave is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Dave’s business and share price
.”
Quantitative and Qualitative Disclosures about Market Risk
Dave is exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.
Interest Rate Risk
Dave holds cash and cash equivalents for working capital purposes. Dave does not have material exposure to market risk with respect to investments, as any investments Dave enters into are primarily highly liquid investments. As of June 30, 2021, Dave had cash and cash equivalents of $22.4 million, consisting of operating and savings accounts which are not affected by changes in the general level of U.S. interest rates. Furthermore, all of the Convertible Notes issued by Dave accrue interest at a fixed rate.
Dave also has interest rate exposure as a result of its outstanding term loans. As of June 30, 2021, the aggregate outstanding principal amounts of the term loans was $23.0 million. The term loans bear interest at an annual rate equal to 6.95% plus a base rate defined as the greater of three-month LIBOR (as of the last day of each calendar month) and 2.55%. If overall interest rates increase by 100 basis points, our interest expense would not be materially affected.
Credit Risk
Financial instruments that potentially subject Dave to credit risk consist of cash, Member advances and deposits. Dave maintains its cash with major financial institutions. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“
FDIC
”) insurance limits ($250 per depositor per institution). Dave believes the financial institutions that hold Dave’s cash are financially sound and, accordingly, minimal credit risk exists with respect to cash. The Member advances are also subject to credit risk. See “
Risk Factors—Risk Related to Dave’s Business and Industry—Our
non-recourse
cash advances expose us to credit

risk of our Members and if our underwriting criteria for making advances is not sufficient to mitigate against this risk, our financial condition and operating results could be adversely affected if a substantial number of our Members fail to repay the cash advance they receive
.”
Inflation Risk
Dave does not believe that inflation has had, or currently has, a material effect on its business.

CERTAIN DAVE RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Party Transactions
The Combined Company intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Combined Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related party transaction with the Combined Company without the prior consent of the audit committee, or other independent members of the Combined Company’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Company to enter into a transaction with an executive officer, director, nominee to become a director of the Combined Company, significant stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the Combined Company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss), must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.
Although Dave has not had a written policy for the review and approval of transactions with related persons, Dave’s board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described below. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to Dave’s board of directors. Dave’s board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to the company and in the best interest of all of Dave Stockholders.
Existing Financing Agreement
In January 2021, Dave OD, a wholly owned subsidiary of Dave, entered into the Existing Financing Agreement with Victory Park Management, LLC, an affiliate of VPCC, which provides Dave OD with a $100 million senior secured loan facility. Borrowings under the facility bear interest at 6.95% plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The facility, which contains multiple tranches, allows Dave OD to draw on the facility based upon eligible receivables outstanding and qualified cash. Warrants were also issued by Dave OD in connection with the facility. As of the date of this proxy statement/prospectus, $30 million has been drawn under the facility.
Promissory Notes and Loan, Pledge and Option Agreements
In connection with early exercises of two option grants, Kyle Beilman, Dave’s Chief Financial Officer, executed two promissory notes for the exercise price in January 2018 and March 2020 in the principal amounts of $34.325 and $981,750, respectively. The notes bear interest at 2.0% and 1.53% and mature on March 12, 2023 and March 3, 2025 (or earlier upon certain specified events), respectively, and are secured by a pledge of certain shares held by Mr. Beilman.
In August 2019, Dave entered into loan, pledge, and option agreements with Jason Wilk, its Chief Executive Officer and Director, and Mr. Beilman in connection with loans by Dave to Mr. Wilk and Mr. Beilman related to the early exercise of stock options. Dave received Non-Recourse Promissory Notes in exchange for these loans and an option which allows Dave to acquire shares held by these stockholders. The notes are collateralized by a pledge of certain shares held by Mr. Wilk and Mr. Beilman. The entire unpaid principal balance of these loans, together with all accrued but unpaid interest, is due and payable upon the earlier of (i) August 12, 2026; (ii) a liquidity event; or (iii) upon the exercise of the call option by Dave. These loans carry a stated interest rate of 1.87%, which is compounded annually. The outstanding balance of the loans, inclusive of interest, was approximately $9.7 million, $9.6 million and $9.4 million as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively. Prior to the closing of the Business Combination, Dave will exercise its option to repurchase the shares, each such promissory note will be cancelled in consideration for the repurchase, and the pledged shares will be released.

Lease Agreements
In December 2018, Dave and PCJW Properties LLC (“
PCJW Properties
”) entered into a sublease agreement (the “
PCJW Sublease
”), and in January 2019, Dave and PCJW Properties entered into a net lease (the “
Net Lease
”), in each case for commercial office space in Los Angeles, California. Jason Wilk, a Director and Chief Executive Officer of Dave, is a partner at PCJW Properties. Monthly rent under the PCJW Sublease is approximately $5,000, subject to an annual escalation of 4%. The monthly rent under the Net Lease is approximately $19,000, subject to an annual escalation of 5%. During the six months ended June 30, 2021, and the years ended December 31, 2020, 2019, and 2018, Dave paid approximately $160,000, $305,000, $266,000 and $54,000, respectively under these lease agreements. The Combined Company will assume Dave’s obligations under the Net Lease and PCJW Sublease.
Other Agreements
Right of First Refusal Agreement
In August 2019, Dave entered into a right of first refusal and co-sale
agreement (the “
ROFR and
Co-Sale
Agreement
”) with certain Dave Stockholders including Jason Wilk. Pursuant to the ROFR and
Co-Sale
Agreement, certain parties thereto have agreed to grant Dave a right of first refusal on certain transfers of Dave’s equity securities, with other investors party thereto entitled to a secondary right of first refusal and a right of co-sale
on transfers by other applicable holders, subject to certain exceptions, each in accordance with the terms thereof. The ROFR and
Co-Sale
Agreement will be terminated in connection with the closing of the Business Combination.
Voting Agreement
Dave is a party to the Founder Holder Agreement, dated as of June 3, 2021, pursuant to which certain Dave Stockholders, including entities affiliated with Victory Park Management, LLC, which is affiliated with, Brendan Carroll, who will serve as a director of the Combined Company, have agreed to vote their shares of Dave Capital Stock on certain matters, including with respect to the election of directors. This agreement will terminate upon the termination of the Merger Agreement in accordance with its terms.
Support Agreements
Jason Wilk, and Kyle Beilman have signed a Support Agreement whereby each has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Support Agreement. For a detailed description of the Support Agreements, see the section entitled “The Business Combination and the Merger Agreement—Certain Agreements Related to the Business Combination—Support Agreements.”
Investor Rights Agreement
At the Closing, the Combined Company, the Founder Holders and certain Dave Stockholders (including, without limitation, Mr. Wilk and Mr. Beilman), in each case who will receive Combined Company Class A Common Stock or Combined Company Class V Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby, will enter into the Investor Rights Agreement in respect of the shares of Combined Company Common Stock held by the Founder Holders and such Dave Stockholders following the Closing. Pursuant to such agreement, among other things, such holders and their permitted transferees will be entitled to certain customary registration rights and will agree to certain lock-up
provisions in respect of the shares of Combined Company Common Stock held by them following the Closing. For a detailed description of the Investor Rights Agreement, see the section entitled “The Business Combination and the Merger Agreement—Certain Agreements Related to the Business Combination—Investor Rights Agreement.”
Director and Officer Indemnification
See the section entitled “Description of Securities
—Limitation on Liability and Indemnification of Officers and Directors
” for information on our indemnification arrangements with our directors and executive officers.

INFORMATION ABOUT VPCC
General
VPCC is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. VPCC may pursue an initial business combination target in any industry or geographic region. In March 2021, VPCC closed the IPO for the sale of an aggregate of 25,375,598 Units at a price of $10.00 per Unit, yielding gross proceeds of $253,765,980. Simultaneous with the closing of such offering, VPCC consummated the sale of 5,100,214 Private Placement Warrants at a price of $1.50 per warrant ($7,650,321 in the aggregate) in a private placement. Following the closing of the IPO, a total of $253,765,980 ($10.00 per Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account.
Initial Business Combination
NYSE rules require that VPCC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of VPCC’s signing a definitive agreement in connection with its initial business combination. The VPCC Board will make the determination as to the fair market value of its initial business combination. If the VPCC Board is not able to independently determine the fair market value of its initial business combination, VPCC will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While VPCC considers it unlikely that its board of directors will not be able to make an independent determination of the fair market value of its initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects.
Redemption of VPCC Class A Common Stock and Liquidation if no Initial Business Combination
VPCC’s Existing Charter provides that VPCC will have until March 9, 2023 to complete its initial business combination. If VPCC is unable to complete its initial business combination by March 9, 2023, VPCC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to VPCC to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining VPCC Stockholders and the VPCC Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to VPCC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to VPCC Warrants, which will expire worthless if VPCC fails to complete its initial business combination by March 9, 2023.
The Sponsor and VPCC’s officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if VPCC fails to complete its initial business combination by March 9, 2023. However, if the Sponsor or VPCC’s officers or directors acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if VPCC fails to complete its initial business combination by such date.
The Sponsor and VPCC’s officers and directors have agreed, pursuant to a written agreement, that they will not propose any amendment to VPCC’s Existing Charter (i) to modify the substance or timing of VPCC’s obligation to allow redemption in connection with VPCC’s initial business combination or to redeem 100% of VPCC’s Public Shares if VPCC does not complete its initial business combination by March 9, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, unless VPCC provides its Public Stockholders with the opportunity to redeem their shares of VPCC Class A Common Stock upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to VPCC to pay its taxes divided by the number of then outstanding Public Shares. However, VPCC will only redeem its Public Shares so long as (after such redemption) its net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of VPCC’s initial business combination and after payment of underwriters’ fees and commissions (so that VPCC is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that VPCC cannot satisfy the net tangible asset requirement (described above), VPCC would not proceed with the amendment or the related redemption of its Public Shares at such time.
VPCC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $703,038 of proceeds held outside the Trust Account for working capital purposes (as of June 30, 2021), although VPCC cannot assure you that there will be sufficient funds for such purpose. VPCC will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations VPCC may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing VPCC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, VPCC may request the Trustee to release to VPCC an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If VPCC were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share
redemption amount received by stockholders upon VPCC’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of VPCC’s creditors which would have higher priority than the claims of VPCC’s Public Stockholders. VPCC cannot assure you that the actual per-share
redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, VPCC’s plan of dissolution must provide for all claims against VPCC to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before VPCC makes any distribution of its remaining assets to its stockholders. While VPCC intends to pay such amounts, if any, VPCC cannot assure you that VPCC will have funds sufficient to pay or provide for all creditors’ claims.
Although VPCC has sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which VPCC does business execute agreements with VPCC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of VPCC Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against VPCC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, VPCC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to VPCC than any alternative. Examples of possible instances where VPCC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. VPCC’s independent registered public accounting firm, and the underwriters of the IPO, will not execute agreements with VPCC waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with VPCC and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to VPCC if and to the extent any claims by a third party for services rendered or products sold to VPCC, or a prospective target business with which VPCC has entered into a written letter of intent, confidentiality or similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under VPCC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, VPCC has not asked the Sponsor to reserve for such indemnification obligations, nor has VPCC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of VPCC. Therefore, VPCC cannot assure you that the Sponsor would be able to satisfy those obligations. None of VPCC’s officers or directors will indemnify VPCC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, VPCC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While VPCC currently expects that its independent directors would take legal action on VPCC’s behalf against the Sponsor to enforce its indemnification obligations to VPCC, it is possible that VPCC’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. VPCC has not asked the Sponsor to reserve for such indemnification obligations and VPCC cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, VPCC cannot assure you that due to claims of creditors the actual value of the per-share
redemption price will not be less than $10.00 per Public Share.
VPCC seeks to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which VPCC does business execute agreements with VPCC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under VPCC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. VPCC has access to up to approximately $703,038 from the proceeds held outside the Trust Account (as of June 30, 2021) with which to pay any such potential claims (including costs and expenses incurred in connection with VPCC’s liquidation, currently estimated to be no more than approximately $100,000). In the event that VPCC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from its Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata
portion of the Trust Account distributed to Public Stockholders upon the redemption of VPCC’s Public Shares in the event VPCC does not complete its initial business combination by March 9, 2023 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a
60-day
notice period during which any third-party claims can be brought against the corporation, a
90-day
period during which the corporation may reject any claims brought, and an additional
150-day
waiting period before any liquidating

distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata
share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
VPCC’s Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of its initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of VPCC’s amended and restated certificate of incorporation (A) to modify the substance or timing of VPCC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of VPCC’s Public Shares if VPCC does not complete its initial business combination by March 9, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, and (iii) the redemption of all of VPCC’s Public Shares if VPCC is unable to complete its business combination by March 9, 2023, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event VPCC seeks stockholder approval in connection with its initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to VPCC for an applicable pro rata
share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of VPCC’s Existing Charter, like all provisions of VPCC’s Existing Charter, may be amended with a stockholder vote.
Competition
In identifying, evaluating and selecting a target business for its initial business combination, VPCC has encountered, and may continue to encounter, intense competition from other entities having a business objective similar to VPCC’s, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic business combinations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than VPCC does. VPCC’s ability to acquire larger target businesses is limited by its available financial resources. This inherent limitation gives others an advantage in pursuing the initial business combination of a target business. Furthermore, VPCC’s obligation to pay cash in connection with its Public Stockholders who exercise their redemption rights may reduce the resources available to VPCC for its initial business combination and its outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place VPCC at a competitive disadvantage in successfully negotiating an initial business combination.
Employees
VPCC currently has three officers. These individuals are not obligated to devote any specific number of hours to VPCC’s matters but they devote as much of their time as they deem necessary and intend to continue doing so, in the exercise of their respective business judgement, to VPCC’s affairs until VPCC has completed its initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for VPCC’s initial business combination and the stage of the initial business combination process VPCC is in. VPCC does not intend to have any full time employees prior to the completion of its initial business combination. VPCC does not have an employment agreement with any member of its management team.
Facilities
VPCC does not own any real estate or other physical properties materially important to VPCC’s operation. VPCC currently maintains its principal executive offices at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606. The cost for this space is included in the $10,000 per-month
aggregate fee an affiliate of the Sponsor charges VPCC for general and administrative services. VPCC considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Legal Proceedings
There are no legal proceedings pending against VPCC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VPCC
Cautionary Note Regarding Forward-Looking Statements
All statements other than statements of historical fact included in this section regarding VPCC’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or VPCC’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, VPCC’s management. Actual results could differ materially from those contemplated by the forward- looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on VPCC’s behalf are qualified in their entirety by this paragraph.
Overview
VPCC is a blank check company incorporated as a Delaware corporation on January 14, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) with one or more businesses. VPCC intends to effectuate its initial business combination using cash from the proceeds the IPO and the private placement of the Private Placement Warrants, VPCC shares, debt or a combination of cash, equity and debt.
VPCC expects to continue to incur significant costs in the pursuit of its acquisition plans. VPCC cannot assure you that its plans to complete a Business Combination will be successful
Results of Operations
VPCC has neither engaged in any operations nor generated any revenues to date. VPCC’s only activities since inception have been organizational activities, those necessary to prepare for VPCC’s IPO, described below, and, after the IPO, identifying a target company for its initial business combination. VPCC does not expect to generate any operating revenues until after completion of its initial business combination. VPCC generates non-operating
income in the form of interest income on marketable securities held in its trust account. VPCC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing its initial business combination.
For the three months ended June 30, 2021, VPCC had a net loss of $3,478,664, which consists of formation and operational costs of $1,947,996, a change in fair value of warrant liability of $1,539,877, and interest income earned on marketable securities held in trust account of $9,209.
For the period from January 14, 2021 (inception) through June 30, 2021, VPCC had a net loss of $5,129,070, which consists of formation and operational costs of $2,082,238, a change in fair value of warrant liability of $2,459,161, transaction costs allocated to warrant liabilities of $600,571, and interest income on marketable securities held in trust account of $12,900. The change in fair value of derivative liability includes a $1,377,059 charge related to the incremental value of the Private Placement Warrants.
Liquidity and Capital Resources
On March 9, 2021, VPCC consummated its IPO of 25,376,598 Units, which included the partial exercise by the underwriters of their over-allotment option in the amount of 2,876,598 Units, at $10.00 per Unit, generating gross proceeds of $253,765,980.
Simultaneously with the closing of the IPO, the VPCC consummated the sale of 5,100,214 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,650,321. Transaction costs amounted to $14,386,571, consisting of $5,075,320 of underwriting fees, $8,881,809 of deferred underwriting fees and $429,442 of other offering costs. In addition, cash of $841,232 was held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes. For the period from January 14, 2021 through June 30, 2021, cash used in operating activities was $1,472,520. Net loss of $5,129,070 was affected by interest earned on marketable securities held in the Trust Account of $12,900, changes in fair value of warrant liability of $2,459,161, transaction costs allocated to warrant liabilities of $600,571, and formation costs paid by Sponsor in exchange for issuance of founder shares of $5,000. Changes in operating assets and liabilities used $1,175,085 of cash for operating activities. As of June 30, 2021, VPCC had marketable securities held in the Trust Account of $253,778,880 consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by VPCC to pay taxes. Through June 30, 2021, VPCC has not withdrawn any interest earned from the Trust Account.
VPCC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its Business Combination. To the extent that VPCC’s capital stock or debt is used, in whole or in part, as consideration to complete its Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue VPCC’s growth strategies.
VPCC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of VPCC’s officers and directors or their affiliates may, but are not obligated to, loan VPCC funds as may be required. If VPCC completes a Business Combination, VPCC would repay such loaned amounts. In the event that a Business Combination does not close, VPCC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of June 30, 2021, VPCC had no borrowings under the Working Capital Loans.
VPCC does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if VPCC’s estimate of the costs of identifying a target business, undertaking in-depth
due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, VPCC may have insufficient funds available to operate its business prior to its Business Combination. Moreover, VPCC may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon consummation of its Business Combination, in which case VPCC may issue additional securities or incur debt in connection with such Business Combination.
Off-Balance
Sheet Arrangements
VPCC did not have any obligations, assets or liabilities which would be considered off-balance
sheet arrangements as of June 30, 2021. VPCC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating any off-balance
sheet financing arrangements. VPCC has not entered into any
off-balance
sheet financing arrangements, established any special purpose entities, guaranteed any debt commitments of other entities, or purchased any non-financial
assets.

Contractual Obligations
VPCC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support services provided to VPCC. VPCC began incurring these fees on March 4, 2021 and will continue to incur these fees monthly until the earlier of the completion of its initial business combination and VPCC’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per Unit of the gross proceeds from the units sold in the IPO, or $8,881,809 in the aggregate. The deferred commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that VPCC completes its initial business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. VPCC has identified the following critical accounting policies:
Warrant Liability
VPCC accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“
FASB
”) Accounting Standards Codification (“
ASC
”) 480, Distinguishing Liabilities from Equity (“
ASC 480
”) and ASC 815, Derivatives and Hedging (“
ASC 815
”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations.
Class A Common Stock Subject to Possible Redemption
VPCC accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within its control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. VPCC’s Class A common stock features certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of VPCC’s condensed balance sheet.
Net Loss Per Common Share
VPCC applies the
two-class
method in calculating earnings per share. Net loss per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust

Account, net of applicable taxes, by the weighted average number of shares of Class A redeemable common stock outstanding for the period. Net loss per common share, basic and diluted, for Class A and Class B non-redeemable
common stock is calculated by dividing net income, less income attributable to Class A redeemable common stock, by the weighted average number of shares of Class A and Class B non-redeemable
common stock outstanding for the period presented.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on VPCC’s condensed financial statements.
In August 2020, FASB issued Accounting Standards Update (“
ASU
”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)
(“
ASU
2020-06
”) to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. VPCC is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.

CERTAIN VPCC RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
On January 19, 2021, VPCC issued an aggregate of 6,468,750 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to the Current Independent Directors, resulting in the Sponsor holding 6,408,750 Founder Shares. The Founder Shares included an aggregate of up to 843,750 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted
basis, approximately 20% of the issued and outstanding shares of VPCC Common Stock after the IPO. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares issued and outstanding. If only the minimum number of shares of VPCC Common Stock required to establish a quorum were voted, only 6.25% (an aggregate of 1,586,039 Public Shares) of the Public Shares would need to be voted in favor of the Business Combination Proposal.
The Sponsor purchased an aggregate of 5,100,214 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for a purchase price of $7,650,321. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares, which will expire worthless if VPCC does not consummate a business combination by March 9, 2023.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a business combination or earlier if, subsequent to a business combination, the closing price of the Combined Company Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after a business combination and (B) the date following the completion of a business combination on which VPCC completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the VPCC Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Sponsor loaned VPCC $88,142, which was used for a portion of the expenses of the IPO. This loan was repaid upon the closing of the IPO.
VPCC pays the Sponsor a total of $10,000 per month for office space, utilities and administrative support. Upon completion of VPCC’s initial business combination or liquidation, VPCC will cease paying these monthly fees.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by VPCC to the Sponsor or VPCC’s officers, directors or advisors or any affiliate of the Sponsor or VPCC’s officers, directors or advisors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on VPCC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. VPCC’s audit committee will review on a quarterly basis all payments that were made to its sponsor, officers, directors, advisors, its affiliates or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on VPCC’s behalf.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of VPCC’s officers and directors may, but are not obligated to, loan VPCC funds as may be required. If VPCC completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, VPCC may use a portion of the working capital to be held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into

Private Placement Warrants, at a price of $1.50 per warrant at the option of the lender, upon consummation of VPCC’s initial business combination. The terms of such loans by VPCC’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. VPCC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as VPCC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
At the Closing, VPCC, the Founder Holders and certain Dave Stockholders (including, without limitation, the Written Consent Parties), in each case who will receive Combined Company Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby will enter into the Investor Rights Agreement in respect of the shares of Combined Company Common Stock issued to Sponsor and such Dave Stockholders in connection with the transactions set forth above. Pursuant to such agreement, such holders and their permitted transferees will be entitled to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back
provisions. Pursuant to the Investor Rights Agreement, the Founder Holders and the Dave Stockholders will be subject to the Founder Holders
Lock-Up
and the Dave Stockholders
Lock-Up.

MANAGEMENT AFTER THE BUSINESS COMBINATION
The following sets forth certain information, as of June 30, 2021, concerning the persons who are expected to serve as directors, executive officers of the Combined Company following the consummation of the Business Combination and assuming the election of the nominees at the Special Meeting as set forth in “
Proposal No.
 4 – The Director Election Proposal
.” There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Executive Officers
Jason Wilk	36	Chief Executive Officer, President and Director
Kyle Beilman	33	Chief Financial Officer and Secretary
Non-Employee Directors
Brendan Carroll	43	Director
Dan Preston	36	Director
Executive Officers
Jason Wilk
.
Upon the consummation of the Business Combination, Mr. Wilk will serve as Chief Executive Officer of the Combined Company. Mr. Wilk is the
co-founder
and has served as Chief Executive Officer of Dave since May 2016. Mr. Wilk has over 15 years of experience building digital companies. In April 2010, Mr. Wilk founded WriteyBoard, an international whiteboard and furniture solution for startup companies and small businesses, where he still acts as current advisor. Prior to WriteyBoard, from January 2010 to July 2016, Mr. Wilk founded and served as Chief Executive Officer of AllScreen.TV, a technology platform that enabled large media outlets to syndicate their digital content to over 500 publishers. Mr. Wilk began his career as the founder and Chief Executive Officer of 1DaySports.com, which was acquired in 2008. Mr. Wilk holds a B.B.A. from Loyola Marymount University, College of Business Administration where he studied international business and technology.
We believe that Mr. Wilk is qualified to serve as a member of the board of directors of the Combined Company (the “
Combined Company Board
”) due to the perspective and experience he brings as Dave’s co-founder
and Chief Executive Officer and his executive experience at other technology startup companies.
Kyle Beilman
. Upon the consummation of the Business Combination, Mr. Beilman will serve as Chief Financial Officer of the Combined Company. Mr. Beilman has served as Dave’s Chief Financial Officer since January 2021 and previously served as Dave’s Chief Operating Officer from October 2019 to January 2021 and Chief Financial Officer from July 2017 to October 2019. Since January 2021, Mr. Beilman has served as Vice President of Dave OD Funding I, LLC, a wholly owned subsidiary of Dave. Prior to Dave, Mr. Beilman worked in corporate strategy at Red Bull from January 2016 to July 2017. Mr. Beilman began his career in investment banking at Centerview Partners from August 2013 to January 2016 and Moelis & Company from May 2012 to August 2013. Mr. Beilman holds a B.S. from the University of Southern California Marshall School of Business.
Non-Employee
Directors
Upon the consummation of the Business Combination, VPCC anticipates that the Combined Company’s business and affairs will initially be under the direction of a [●]-member board of directors. The following director nominees are expected to be independent under Nasdaq listing rules.
Brendan Carroll.
Upon the consummation of the Business Combination, Mr. Carroll will serve as a member of the Combined Company Board. Mr. Carroll is a Senior Partner at Victory Park Capital Advisors, LLC (“
Victory Park
”), which he
co-founded
in 2007. He is responsible for strategic initiatives and firm operations in addition to sourcing, evaluating and executing investment opportunities. Mr. Carroll also oversees marketing, fundraising, business development and investor relations for the firm. Mr. Carroll has served as member of the board of directors of Victory Park portfolio company,
johnnie-O,
since 2015, and has served as a member of the board of directors and as the
Co-Chief
Executive Officer of each of VPC Impact Acquisition Holdings II (Nasdaq: VPCB), a special purpose acquisition company founded by an affiliate of Victory Park, and VPC Impact Acquisition Holdings III, Inc. (NYSE: VPCB), a special purpose acquisition company founded by an affiliate of Victory Park, since January 2021. From 2005 to 2007, Mr. Carroll was a member of the Solutions Group at Magnetar Capital LLC, where he specialized in direct financings to lower middle market companies. He has held various investment banking positions at William Blair and Robertson Stephens, specializing in corporate finance and mergers and acquisitions. Mr. Carroll received a B.A. in government from Georgetown University and an MBA from Harvard Business School. He speaks frequently on debt and private equity investing issues and has served as a guest lecturer and panelist at the University of Chicago’s Booth Global School of Business, Northwestern University’s Kellogg School of Management and Harvard Business School. Mr. Carroll is a member of the Finance Council of the Archdiocese of Chicago and Loyola Press and previously served on the Board of Regents at Georgetown University. He is also a director on the board of the Ann & Robert H. Lurie Children’s Hospital of Chicago and is also a member of the board’s Finance Committee.
We believe Mr. Carroll is qualified to serve on the Combined Company Board because of his investment, finance and marketing background and experience in managing strategic initiatives and firm operations of the Sponsor.
Dan Preston
. Upon the consummation of the Business Combination, Mr. Preston will serve as a member of the Combined Company Board. Mr. Preston has served as the Chief Executive Officer and Director of Metromile, an automobile insurance company offering usage-based insurance policies, since 2014, where he previously served as Chief Technology Officer since joining in 2013. Prior to joining Metromile, Mr. Preston was the co-founder
and Chief Technology Officer of AisleBuyer, a mobile retail innovator that was acquired by Intuit in April 2012. Mr. Preston received a bachelor’s degree in Computer Science from Brandeis University and a master’s degree in Computer Science with a specialization in Artificial Intelligence, Machine Learning and Computer Vision from Stanford University.
We believe that Mr. Preston is qualified to serve as a member of the Combined Company Board because of his extensive public company management experience and his technology background.
Corporate Governance
Board Composition
The primary responsibilities of the Combined Company Board will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Combined Company Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Combined Company Board is expected to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. If the Proposed Charter is approved, the Combined Company Board will be divided into the following three classes, with members of each class serving staggered three-year terms:

•
Class I, which Dave anticipates will consist of [●] and [●], whose terms will expire at Combined Company’s first annual meeting of stockholders to be held after consummation of the Business Combination;

•
Class II, which Dave anticipates will consist of [●], whose term will expire at the Combined Company’s second annual meeting of stockholders to be held after consummation of the Business Combination; and

•
Class III, which Dave anticipates will consist of [●] and [●], whose terms will expire at the Combined Company’s third annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Combined Company Board may have the effect of delaying or preventing changes in the Combined Company’s control or management. The Combined Company’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds
of the Combined Company’s voting stock.
Director Independence
Upon the consummation of the Business Combination, the Combined Company Board is expected to determine that each of the directors on the Combined Company Board other than Jason Wilk will qualify as independent directors, as defined under Nasdaq listing rules, and the Combined Company Board will consist of a majority of “independent directors,” as defined under the rules. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
As a “controlled company” within the meaning of the Nasdaq corporate governance standards, however, the Combined Company may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to the Combined Company as long as it remains a controlled company.
Board Leadership Structure
The Combined Company Board is expected to determine that it should maintain the flexibility to select the Chairman of the board of directors of the Combined Company and adjust its board leadership structure based on circumstances existing from time to time and based on criteria that are in the Combined Company’s best interests and the best interests of its stockholders, including the composition, skills, diversity and experience of the Combined Company Board and its members, specific challenges faced by the Combined Company or the industry in which it operates and governance efficiency. The Combined Company Board intends to adopt Corporate Governance Guidelines, effective as of the consummation of the Business Combination, which will provide for the appointment of a lead independent director at any time when the chairperson is not independent. [It is expected that [●] will be elected to serve as chairperson of the Combined Company Board and [●] will serve as lead independent director and will be responsible for, among other matters, calling and presiding over each executive session of independent directors and preside at all meetings at which the Chairperson of the Combined Company Board is not present.]
Board Role in Risk Oversight
Upon the consummation of Business Combination, one of the key functions of the Combined Company Board will be informed oversight of Combined Company’s risk management process. It is anticipated that this oversight function will be administered directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. In particular, the Combined Company Board will be responsible for monitoring and assessing strategic risk exposure and Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of Combined Company’s governance guidelines.

Controlled Company Exemption
After the completion of the Business Combination, Mr. Wilk will own a majority of the voting power of all outstanding shares of Combined Company Common Stock. As a result, the Combined Company will be a “controlled company” within the meaning of Nasdaq listing rules. Under Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating committee comprised solely of independent directors. For at least some period following the Business Combination, the Combined Company may utilize these exemptions since the board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If the Combined Company ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, the Combined Company will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, the Combined may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.
Committees of the Combined Company Board of Directors
Effective as of the consummation of the Business Combination, the Combined Company will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by the Combined Company Board. Rule 10A-3 of the Exchange Act requires that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors, in each case subject to phase-in rules. Each committee will operate under a charter approved by the Combined Company Board. Following the consummation of the Business Combination, copies of each charter will be posted on the Investor Relations section of the Combined Company website at https:// [
●
].
The Combined Company website and the information contained on, or that can be accessed through, the Combined Company website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement /prospectus.
Audit Committee
Following the consummation of the Business Combination, the board of the Combined Company will determine the members and the chairperson of the audit committee, who will each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including
Rule 10A-3.
In addition, it is expected that will qualify as an “audit committee financial expert” as defined in applicable SEC rules.
Following the consummation of the Business Combination, the audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Combined Company’s independent registered public accounting firm;

•	reviewing the adequacy of the Combined Company’s system of internal controls and the disclosure regarding such system of internal controls contained in the Combined Company’s periodic filings;

•	pre-approving all audit and permitted non-audit services and related engagement fees and terms for services provided by the Combined Company’s independent auditors;

•	reviewing with the Combined Company’s independent auditors their independence from management;

•	reviewing, recommending and discussing various aspects of the financial statements and reporting of the financial statements with management and the Combined Company’s independent auditors; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Following the consummation of the Business Combination, the board of the Combined Company will determine the members and the chairperson of the compensation committee. Each member of the committee will be a non-employee
director, as defined in
Rule 16b-3
promulgated under the Exchange Act.
Following the consummation of the Business Combination, the compensation committee will be responsible for, among other things:

•
setting the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviewing and approving the compensation of the other executive officers of the Combined Company;

•	reviewing on a periodic basis and making recommendations regarding non-employee director compensation to the Combined Company Board;

•	[reviewing on a periodic basis and discussing with the Chief Executive Officer and the Board regarding the development and succession plans for senior management positions];

•	administering the Combined Company’s cash and equity-based incentive plans that are stockholder-approved and/or where participants include the Combined Company’s executive officers and directors; and

•	providing oversight of and recommending improvements to the Combined Company’s overall compensation and incentive plans and benefit programs.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating and Corporate Governance Committee
Following the consummation of the Business Combination, the board of the Combined Company will determine the members and the chairperson of the nominating and corporate governance committee. Following the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:

•	identifying, evaluating and making recommendations to the Combined Company Board regarding nominees for election to the board of directors and its committees;

•	developing and making recommendations to the Combined Company Board regarding corporate governance guidelines and matters;

•	overseeing the Combined Company’s corporate governance practices;

•	reviewing the Combined Company’s code of business conduct and ethics and approve any amendments or waivers on a periodic basis;

•	overseeing the evaluation and the performance of the Combined Company Board and individual directors; and

•	contributing to succession planning.

Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is or has been at any time one of Dave’s officers or employees. None of Dave’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of Dave’s Board or compensation committee.
Code of Ethics
The Combined Company Board will adopt a Code of Business Conduct and Ethics that will apply to all of its directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on the Corporate Governance section of the Combined Company website. In addition, the Combined Company intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The reference to the Combined Company website address in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement prospectus.
Limitation on Liability and Indemnification of Officers and Directors
The Proposed Charter, which will be effective upon consummation of the Business Combination, limits Combined Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Combined Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Combined Company Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, provide that the Combined Company will, in certain situations, indemnify the Combined Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Combined Company will enter into separate indemnification agreements with the Combined Company’s directors and officers. These agreements, among other things, will require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Combined Company’s directors or officers or any other company or enterprise to which the person provides services at the Combined Company’s request. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against the Combined Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Combined Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Combined Company also plans to maintain a directors’ and officers’ insurance policy pursuant to which the Combined Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that the provisions in the proposed charter, the Combined Company Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Dave prior to the consummation of the Business Combination, and to the Combined Company and its subsidiaries after the Business Combination.
This section discusses the material components of the executive compensation program for Dave’s named executive officers who appear in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with Dave were as follows:

•	Jason Wilk: Chief Executive Officer

•	Kyle Beilman: Chief Financial Officer
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.
Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for each of the last two or fewer fiscal years during which such individuals were determined to be named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Jason Wilk Chief Executive Officer	2020	$311,538	$42,750	—	$92,250	—	$446,538
Kyle Beilman Chief Financial Officer	2020	$311,538	$21,375	$453,154	$46,125	—	$832,192

(1)
Option awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 1 of the Dave financial statements for the year ended December 31, 2020.

(2)
Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance. In consideration of the challenges posed by
COVID-19
during the 2020 fiscal year, the Dave board of directors determined to adjust the annual performance payout for 2020 to 90% achievement of target performance. The amounts in this column represent the difference between the amount each named executive officer earned based on actual performance over the actual annual performance payout for 2020 assuming 90% achievement of target performance.

(3)
Represents the annual performance cash bonus that, in each case, was earned by the named executive officers for the applicable year of service based on actual performance. Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance.

2020 Salaries
In fiscal year 2020, the named executive officers received an annual base salary of $311,538 to compensate them for services rendered to Dave. The base salary payable to each of Mr. Wilk and Mr. Beilman was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

2020 Bonuses
In fiscal year 2020, Mr. Wilk and Mr. Beilman were eligible to earn annual cash bonuses targeted at $150,000 and $75,000, respectively, based on Dave’s achievement of established performance metrics weighted in accordance with the table below.

Metrics	Target Performance	Weighting	Actual Achievement
Non-GAAP Revenue (1)	$170,000,000	50%	50.5%
Non-GAAP Gross Margin (2)	52.5%	30%	102.8%
Banking TPV	175,000,000	20%	27.2%

(1)	Non-GAAP revenue was calculated using GAAP service based revenue, adjusted for period-end revenue deferrals and processor costs associated with advance disbursements.
(2)
Non-GAAP gross margin is non-GAAP gross profit divided by non-GAAP revenues. Non-GAAP gross profit was calculated using non-GAAP revenue, less processor costs associated with the disbursement and collection of advances and the provision for unrecoverable advances, calculated using actual unrecovered amounts for historical periods and assumed default amounts for periods where advance recoveries were still anticipated.

Actual performance for the 2020 fiscal year was achieved at 61.5% of target performance. In consideration of the challenges posed by
COVID-19
during the 2020 fiscal year, the Dave board of directors determined to adjust the annual performance cash bonus payout for 2020 to 90% achievement of target performance. The actual annual performance cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column titled “
Non-Equity
Incentive Plan Compensation
.”
2020 Equity Awards
In fiscal year 2020, Mr. Beilman received a stock option to purchase 1,050,000 shares of Dave common stock, which vests monthly over the 48 month-period following the vesting commencement date, subject to his continued employment through each vesting date. On March 3, 2020, Mr. Beilman exercised his stock option to purchase all 1,050,000 shares pursuant to an early exercise feature. The shares received by Mr. Beilman pursuant to the exercise of the then-unvested portion of his stock option remained subject to the same vesting conditions as applied to the stock option prior to exercise.
For additional information regarding a stock option grant made to Mr. Wilk in fiscal year 2021, please see the section below entitled “
Potential Payments Upon Termination or Change in Control
 — Wilk 2021 Option Grant
” in this proxy statement/prospectus.
Dave 2017 Stock Plan
General.
Dave’s board of directors originally adopted, and Dave’s stockholders approved, the Dave 2017 Stock Plan (the “2017 Stock Plan”) in 2017. The 2017 Stock Plan provides for the grant of incentive stock options to Dave employees (and employees of any parent or subsidiary of Dave) and for the grant of non-statutory
stock options, restricted stock and restricted stock purchase rights to Dave employees, directors and consultants (and employees and consultants of any parent, subsidiary or affiliate of Dave). The 2017 Stock Plan will terminate contingent upon the effectiveness of the 2021 Equity Incentive Plan, at which time the outstanding awards previously granted thereunder will be assumed by VPCC. Following termination of the 2017 Stock Plan, no new awards will be granted under such plan but previously granted awards will continue to be subject to the terms and conditions of the 2017 Stock Plan and the stock award agreements pursuant to which such awards were granted.
Plan Administration.
The Dave board of directors has administered the 2017 Stock Plan.
Types of Awards.
The 2017 Stock Plan provides for the grant of incentive stock options, non-statutory
stock options, restricted stock and restricted stock purchase rights.
Stock Options.
The Dave board of directors has granted stock options under the 2017 Stock Plan. The exercise price per share applicable to such options was equal to at least the fair market value per share of Dave common stock on the date of grant. The term of options granted under the 2017 Stock Plan did not exceed 10 years; provided, however, that any incentive stock option granted to a participant who owned more than 10% of the total combined voting power of all classes of Dave stock, or of certain of Dave’s subsidiary corporations, did not have a term in excess of five years and had an exercise price per share of at least 110% of the fair market value per share of Dave common stock on the grant date. Subject to the provisions of the Dave 2017 Stock Plan, the Dave board of directors determined the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases except for a termination for cause, the option will generally remain exercisable for 90 days following the termination of service. In the event of a termination for cause, the option will immediately terminate. However, in no event may an option be exercised later than the expiration of its term.
Non-transferability
of Awards.
The 2017 Stock Plan generally does not allow for the transfer of awards or shares acquired pursuant to an award and only the recipient of an option may exercise such an award during his or her lifetime.
Certain Adjustments.
In the event of certain corporate events or changes in Dave capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2017 Stock Plan, the Dave compensation committee will make adjustments to the number of shares reserved for issuance under the 2017 Stock Plan, the exercise prices of and number of shares subject to each outstanding stock option and the purchase prices of and number of shares subject to each other outstanding stock award.
Corporate Transaction.
The 2017 Stock Plan provides that in the event of certain significant corporate transactions, including: (i) a transfer of all or substantially all of Dave’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of Dave with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of Dave’s then outstanding capital stock, each outstanding award will be treated as the Dave compensation committee determines.
Amendment or Termination.
Dave’s board of directors may amend or terminate the 2017 Stock Plan at any time, provided such action does not impair the rights of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.
Benefits
In 2020, Dave provided benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in Dave’s 401(k) plan.

Outstanding Equity Awards at Fiscal
Year-End
The following table sets forth information regarding each unexercised stock option or unvested stock award held by each named executive officer as of December 31, 2020.

	Option awards (1)						Stock awards (2)
Name	Grant Date		Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($) (3)	Option expiration date ($)	Number of shares that have not vested (#)		Market value of shares that have not vested ($) (4)
Jason Wilk	—		—	—	—	—	—		—
Kyle Beilman	11/14/2018	(5)	422,995	472,070	$0.04	11/13/2028
	3/3/2020	(6)					889,225	(7)	$643,781
	3/12/2018	(6)					173,921	(8)	$125,915

(1)
All stock options listed above cover shares of Dave common stock and were granted under the 2017 Stock Plan, on an estimated as-converted
basis (assuming an estimated exchange ratio of 1.355009). All stock options listed above are immediately exercisable upon the date of grant pursuant to an early exercise feature.

(2)
All restricted shares listed above cover shares of Dave common stock and were issued pursuant to the early exercise of stock options granted under the 2017 Stock Plan, on an estimated as-converted
basis (assuming an estimated exchange ratio of 1.355009.

(3)	This column represents the fair market value of a share of Dave common stock on the date of grant, as determined by the Dave board of directors.
(4)
This column represents the number of unvested restricted shares outstanding as of December 31, 2020 on an estimated as-converted
basis (assuming an estimated exchange ratio of 1.355009), multiplied by $0.981, which is the per share value of Dave common stock as of December 31, 2020, divided by the estimated exchange ratio of 1.355009.

(5)
The option grant is subject to a
4-year
vesting schedule, with 25% of the shares vesting on July 15, 2019 and 1/48 th
of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date.

(6)	Represents the date the restricted stock was issued pursuant to early exercise of stock options.
(7)
The restricted stock is subject to a
4-year
vesting schedule, with 1/48
th
of the shares vesting on July 27, 2019 and monthly thereafter, subject to the option holder’s continuous service through each vesting date. The restricted stock was issued upon early exercise of a stock option granted on February 4, 2020. The restricted stock is also subject to acceleration in the event of a qualifying termination in connection with a change in control (as described below).

(8)
The restricted stock is subject to a
4-year
vesting schedule, with 25% of the shares vesting on July 24, 2018 and 1/48 th
of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date. The restricted stock was issued upon early exercise of a stock option granted on January 26, 2018.

Executive Compensation Arrangements —
Pre-Closing
Employment Agreements
Dave has not entered into employment agreements with its named executive officers.
Potential Payments Upon Termination or Change in Control
Wilk 2021 Option Grant
On March 3, 2021, Jason Wilk received a stock option grant to purchase 8,458,481 shares of Dave common stock. Subject to the occurrence of a “public listing” or “corporation transaction” (as defined in the Dave 2017 Stock Plan) (the “
liquidity requirement
”), the option will vest and become exercisable as to a particular tranche of shares set forth in the table below (i) upon the achievement of the corresponding stock price milestone as to such tranche of shares (the “
milestone requirement
”) and (ii) subject to his continuous employment by Dave or its successor as its Chief Executive Officer, Executive Chair or another
C-suite
position as an officer of Dave reporting to the board or the then-chief executive officer through the date such stock price milestone is achieved (the “
service requirement
”). Notwithstanding the foregoing, following a public listing of Dave common stock, no portion of the option may be exercised (even if vested) unless and until the date that the existing stockholders of Dave as of the date of grant are not subject to any lock up restrictions imposed in connection with such public listing and their shares are freely tradable under a registration statement, Rule 144 (without regard to volume limitations) or other exemption from registration.
A milestone requirement will only be deemed satisfied if the Dave board of directors or its delegate certifies that the stock price milestone has been achieved as of a particular date (which certification will be done within 30 days after any stock price milestone has been achieved). The achievement of a stock price milestone will also satisfy the achievement of any unachieved stock price milestone for a lower-numbered tranche. Once a stock price milestone has been achieved, it is forever deemed achieved and it cannot be achieved again.

Milestone Table
Tranche	Stock Price Milestone	Fraction of Total Shares Eligible to Vest
1	Stock Price of $7.26 or more	1/3 rd
2	Stock Price of $10.89 or more	1/12 th
3	Stock Price of $14.52 or more	1/12 th
4	Stock Price of $18.15 or more	1/12 th
5	Stock Price of $21.78 or more	1/12 th
6	Stock Price of $25.41 or more	1/12 th
7	Stock Price of $29.04 or more	1/12 th
8	Stock Price of $32.67 or more	1/12 th
9	Stock Price of $36.30 or more	1/12 th
Mr. Wilk’s stock option provides that if Mr. Wilk’s employment is terminated without cause or Mr. Wilk resigns for “good reason,” the stock option will remain outstanding and exercisable in accordance with its terms until the earlier of (i) the
4-year
anniversary of the termination date, (ii) March 2, 2031 or (iii) such earlier date as provided or permitted under the 2017 Stock Plan. Upon a termination of employment for any other reason (other than for cause), the stock option will terminate with respect to unvested shares subject to the stock option 90 days following the termination date (or March 2, 2031 if earlier).
Notwithstanding the foregoing, if Mr. Wilk’s employment as the Chief Executive Officer, Executive Chair or another
C-suite
position as an officer of Dave reporting to the Dave board of directors or the then-chief executive officer of Dave (or any successor) is terminated without cause or Mr. Wilk resigns for “good reason,” the service requirement will be deemed satisfied and the stock option (to the extent it is then outstanding and unexercised) will remain outstanding and will vest when and if the liquidity and milestone requirements are met until the earlier to occur of (i) the date that is 2 years following Mr. Wilk’s termination date or (ii) the stock option’s earlier termination. If requested by Dave, Mr. Wilk will execute a general release of claims in connection with Mr. Wilk’s termination.
“Good reason” generally includes the occurrence of the following without Mr. Wilk’s consent: (a) a decrease of more than 20% in Mr. Wilk’s total annual cash compensation (excluding any equity-related or long-term incentive compensation opportunity) other than a reduction applied equally to all executives or (b) a requirement that Mr. Wilk hold a position other than Chief Executive Officer, Executive Chair or another
C-suite
position as an officer reporting to the Dave board of directors or the then-chief executive officer of Dave.
For purposes of Mr. Wilk’s stock option, a “public listing” occurs when (i) Dave shares (or shares of any successor or parent company thereof) becomes publicly traded on an internationally-recognized stock exchange or (ii) a transfer or conversion of shares is made pursuant to a statutory merger or statutory consolidation of Dave with or into another corporation and the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Exchange Act or is otherwise publicly traded on an internationally-recognized stock exchange (as determined by the Dave board of directors). The Merger will constitute a “public listing” and a “corporate transaction” for purposes of Mr. Wilk’s stock option.
For purposes of Mr. Wilk’s stock option, “stock price” means as of a specified date: (a) in the event of a corporate transaction, the per share consideration payable to holders of Dave common stock in connection with such corporate transaction based on the gross proceeds payable in such corporation transaction (as may be readjusted to reflect any additional gross proceeds distributed after the consummation of the corporate transaction); or (b) after a public listing, the per share value of Dave’s outstanding shares based on the mean of the closing prices of the shares for the 30 consecutive trading days immediately preceding such date of determination, commencing as of the trading day that is 29 trading days prior to the six month anniversary of the public listing.
Beilman Option Grants and Early Exercises
On January 26, 2018, Kyle Beilman received a stock option grant to purchase 880,140 shares of Dave common stock. The stock option vested 25% on July 24, 2018 and 1/48 th
monthly thereafter, subject to Mr. Beilman’s continuous service through each vesting date. On March 12, 2018, Mr. Beilman exercised the stock option pursuant to an early exercise feature. To the extent the stock option was unvested at the time of exercise, shares of Dave common stock issued to Mr. Beilman upon such exercise remain subject to the same vesting conditions as applied to the unvested portion of the stock option prior to the exercise.
On November 14, 2018, Mr. Beilman received a stock option grant to purchase 880,140 shares of Dave common stock. The stock option vests 25% on January 24, 2022 and 1/48 th
monthly thereafter, subject to Mr. Beilman’s continuous service through each vesting date. Mr. Beilman’s stock option provides that if Mr. Beilman’s continuous service terminates, the vested portion Mr. Beilman’s option will remain exercisable until the earliest to occur of (i) 90 days following the termination date (10 days if the termination is for cause or 12 months if the termination is due to death or disability) or (ii) November 13, 2028.
On February 4, 2020, Mr. Beilman received a stock option grant to purchase 1,050,000 shares of Dave common stock. The stock option vested 1/48 th
on July 27, 2019 and monthly thereafter, subject to Mr. Beilman’s continuous service through each vesting date. If Mr. Beilman’s employment is terminated without cause within 120 days of a change of control, then 50% of the then unvested shares subject to the stock option will immediately vest as of the date of such termination. On March 3, 2020, Mr. Beilman exercised the stock option pursuant to an early exercise feature. To the extent the stock option was unvested at the time of exercise, shares of Dave common stock issued to Mr. Beilman upon such exercise remain subject to the same vesting conditions as applied to the unvested portion of the stock option prior to the exercise.
Executive Compensation Arrangements — Post-Closing Arrangements
2021 Equity Incentive Plan
In connection with the Business Combination, the VPCC Board will adopt the 2021 Plan, subject to shareholder approval, in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of the Combined Company and its affiliates, which is essential to the Combined Company’s long term success. For additional information about the Equity Incentive Plan, please see the “
Proposal No. 5 — Approval of the 2021 Equity Incentive Plan
” in this proxy statement/prospectus.
2021 Employee Stock Purchase Plan
In connection with the Business Combination, the VPCC Board will adopt the Employee Stock Purchase Agreement, subject to stockholder approval, in order to allow employees of the Combined Company and its affiliates to purchase shares of Combined Company Class A common stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests. For additional information about the Employee Stock Purchase Plan, please see the “
Proposal No. 6 — Approval of the 2021 Employee Stock Purchase Plan
” in this proxy statement/prospectus.
Post-Closing Employment Agreements
It is anticipated that Mr. Wilk and Mr. Beilman will enter into employment agreements with the Combined Company. The terms and conditions of the employment agreements have not been determined as of the date of this proxy statement/prospectus.
Director Compensation
Historically, Dave has neither had a formal compensation policy for its non-employee
directors, nor has it had a formal policy of reimbursing expenses incurred by its non-employee
directors in connection with their board service. Dave did not provide its non-employee
directors who will be
non-employee
directors of the Combined Company, with any cash, equity or other compensation in 2020.
Non-Employee
Director Compensation Policy
In connection with the Business Combination, the Combined Company Board will adopt a new non-employee
director compensation policy to govern the Combined Company effective as of the Closing, the terms and conditions of which have not been determined as of the date of this proxy statement/prospectus. It is anticipated that the new policy will be designed to attract and retain high quality non-employee
directors by providing competitive compensation and align their interests with the interests of stockholders through equity awards.

DESCRIPTION OF SECURITIES
The following summary of the material terms of the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as
Annex
 B
to this proxy statement/prospectus. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of the Combined Company’s securities following the Business Combination.
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of Combined Company shares of capital stock, each with a par value of $0.0001, consisting of (a) 500,000,000 shares of Combined Company Class A Common Stock, (b) 100,000,000 shares of Combined Company Class V Common Stock, and (c) 10,000,000 shares of preferred stock. Following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to Closing of the Business Combination, each share of Class B common stock outstanding immediately prior to the filing of the Proposed Charter will automatically be converted into one share of Class A common stock of VPCC and concurrently with such conversion, the number of authorized shares of Class B common stock will be reduced to zero.
The outstanding shares of VPCC Common Stock are, and the shares of common stock issuable in connection with the Business Combination and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.
As of the record date for the Special Meeting, there were (i) 25,376,598 shares of VPCC Class A Common Stock outstanding, held of record by [●] holders, (ii) 6,344,150 shares of VPCC Class B Common Stock outstanding, held of record by [●] holders, (iii) no shares of preferred stock outstanding, (iv) [●] Public Warrants outstanding, held of record by holders (which amount is inclusive of the number of Public Warrants underlying the Units set forth in clause (vi) below) and (vi) [●] Units outstanding, held of record by [●] holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Pursuant to the terms of VPCC’s Existing Charter, issued and outstanding shares of VPCC Class B Common Stock will automatically convert into an equal number of shares of Combined Company Class A Common Stock upon the Closing. Our Sponsor, officers and directors waived any adjustment to the exchange ratio upon conversion of the VPCC Class B Common Stock into Combined Company Class A Common Stock pursuant to a letter agreement entered into with VPCC at the time of the IPO.
Combined Company Class A Common Stock and Class V Common Stock
The Proposed Charter provides that the Combined Company Class A Common Stock will have identical rights, powers, preferences and privileges to current VPCC Class A Common Stock. With the exception of voting power, the Combined Company shares of Class V Common Stock shall have the same rights and powers as, rank equally to (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters as the Combined Company Class A Common Stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Existing Charter and the Proposed Charter, the holders of common stock possess or will possess, as applicable, all voting power for the election of directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Each holder of Class V Common Stock has the right to ten votes per share of Class V Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. The holders of shares of Class A Common Stock and Class V Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class V Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock).
Dividends
Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under both the Existing Charter and under the DGCL, holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the board of directors of the Combined Company in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, or winding-up
of the Combined Company, the holders of common stock will be entitled to receive all the remaining assets of the Combined Company available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by them, after the rights of creditors of the Combined Company and the holders of the preferred stock, if any, have been satisfied.
Preemptive or Other Rights
The holders of Combined Company common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Combined Company common stock.
Conversion
The Class V Common Stock will be convertible into shares of Class A Common Stock on a one-to-one
basis at the option of the holders of the Class V Common Stock at any time upon written notice to the Combined Company. In addition, the Class V Common Stock will automatically convert into shares of Class A Common Stock immediately prior to the close of business on the earliest to occur of certain events specified in our Certificate of Incorporation.
Exclusive Forum
The Proposed Charter provides that, to the fullest extent permitted by law, unless the Combined Company otherwise consents in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of the Combined Company, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company, (3) any action asserting a claim against the Combined Company arising pursuant to any provision of the DGCL, the Proposed Charter or the Combined Company Amended and Restated Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or Combined Company Amended and Restated Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine.
This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. The Proposed Charter will further provide that, unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
The Proposed Charter will provide that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Company or its directors, officers, employees, or stockholders. If any other court of competent jurisdiction were to find either exclusive-forum
provision in the Proposed Charter to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our business, financial condition and results of operations. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum selection clause.
Election of Directors
The VPCC Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to VPCC’s first annual meeting of stockholders) serving a three-year term. Under the Existing Charter, the term of office of the Class I director will expire at the first annual meeting of stockholders. The term of office of the Class II directors will expire at the second annual meeting of stockholders. The term of office of the Class III directors will expire at the third annual meeting of stockholders.
Following the Closing, the structure of the board of directors of the Combined Company will change, as discussed in greater detail in “
Proposal No.
 4—The Director Election Proposal
.” Under the terms of the Proposed Charter, upon the effectiveness thereof, (i) the term of office of the Class I directors will expire at the first annual meeting of stockholders following the effectiveness of the Proposed Charter; (ii) the term of office of the Class II directors will expire at the second annual meeting of stockholders following the effectiveness of the Proposed Charter; and (iii) the term of office of the Class III directors will expire at the third annual meeting of stockholders following the effectiveness of the Proposed Charter.
Under both the Existing Charter and the Proposed Charter, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of common stock.
Capital Stock Prior to the Business Combination
Pursuant to VPCC’s Existing Charter, VPCC’s authorized capital stock consists of 200,000,000 shares of Class A common stock, $0.0001 par value, 20,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of VPCC’s capital stock. Because it is only a summary, it may not contain all the information that is important to you.
VPCC Units
Each Unit had an offering price of $10.00 at the time of the IPO and consists of one share of Class A common stock and one-fourth
of one redeemable warrant. Only whole warrants are exercisable. Each whole warrant entitles the holder to purchase one share of common stock. Pursuant to the warrant agreement, a warrantholder may exercise his, her or its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
VPCC Common Stock
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
We are providing Public Stockholders with the opportunity to redeem, upon the Closing, their Public Shares for a per-share
price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest earned on funds held in the Trust Account (which interest shall be net of taxes payable), by the total number of then outstanding Public Shares, subject to the limitations described herein. The Sponsor and our directors and officers have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they may hold in connection with the consummation of the business combination.
We will consummate the business combination only if a majority of our outstanding shares of common stock are voted in favor of the Business Combination Proposal at the special meeting. However, the participation of the Sponsor, officers and directors, or their affiliates in privately negotiated transactions (as described in this proxy statement), if any, could result in the approval of the business combination even if a majority of the stockholders vote, or indicate their intention to vote, against the business combination.
The Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after our IPO in favor of the business combination. As of the date of filing this proxy statement, the Sponsor, directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their Public Shares whether they vote for or against the business combination.
Pursuant to the Existing Charter, if we are unable to consummate a business combination by March 9, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to the founder shares if we fail to complete our initial business combination March 9, 2023 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our current charter. However, if our Initial Stockholders or management team acquire Public Shares in or after this offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by March 9, 2023.
In the event of a liquidation, dissolution or winding up of VPCC after our initial business combination, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.
Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our common stock, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide VPCC Stockholders with the opportunity to redeem, upon the Closing, their Public Shares for a per-share
price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest earned on funds held in the trust account (which interest shall be net of taxes payable), by the total number of then outstanding Public Shares, subject to the limitations described herein.
VPCC Founder Shares
The Founder Shares are identical to the shares of Class A common stock included in the units, and holders of Founder Shares have the same stockholder rights as Public Stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights (iii) VPCC’s Initial Stockholders, Sponsor, officers and directors have entered into a letter agreement with us at the time of IPO, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of VPCC’s initial business combination, (B) to waive their redemption rights with respect to their Founder Shares and any Public Shares in connection with a stockholder vote to approve an amendment to VPCC’s amended and restated certificate of incorporation to modify the substance or timing of VPCC’s obligation to allow redemption in connection with VPCC’s initial business combination or to redeem 100% of VPCC’s Public Shares if we do not complete VPCC’s initial business combination within 24 months from the closing of the IPO or with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete VPCC’s initial business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete VPCC’s initial business combination within such time period, and (iv) the Founder Shares are automatically convertible into Class A Common Stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one
basis, subject to adjustment as described herein and in our amended and restated certificate of incorporation. VPCC’s sponsor, officers and directors have agreed, if VPCC submits its initial business combination to its Public Stockholders for a vote, pursuant to the letter agreement to vote any Founder Shares held by them and any Public Shares in favor of VPCC’s initial business combination. For more information, please see the section titled “
The Business Combination and the Merger Agreement—Certain Agreements Related to the Business Combination—Founder Holder Agreement
.”
The Founder Shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with our initial business combination, the number of shares of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the VPCC in connection with or in relation to the consummation of the initial business combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial business combination and any Private Placement Warrants issued to our sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to VPCC’s officers and directors and other persons or entities affiliated with VPCC’s sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of VPCC’s initial business combination or earlier if, subsequent to VPCC’s initial business combination, the closing price of VPCC’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after VPCC’s initial business combination, and (B) the date on which VPCC completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the VPCC Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Preferred Shares
Both the Existing Charter and the Proposed Charter provide that shares of preferred stock may be issued from time to time in one or more series. the VPCC Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. the VPCC Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the VPCC Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock have been issued or registered.
Dave Assumed Options and Warrants
At the Closing, all outstanding Dave Options (other than Dave
Non-Plan
Options, which will be cancelled as of the Closing) will be assumed by the Combined Company and automatically converted into options to purchase shares of Combined Company Class A Common Stock, respectively. Such assumed stock options will continue to be subject to the terms and conditions of the Dave stock plan, stock option agreement, which governed such securities prior to the Closing.
Subject to the terms of the Merger Agreement, each Rollover Option will cover the number of whole shares of Combined Company Class A Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Dave Capital Stock subject to the applicable Dave Option multiplied by (ii) the Per Share Dave Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Combined Company Class A Common Stock. The exercise price for each Rollover Option will equal (i) the per share exercise price of the applicable option divided by (ii) by the Per Share Dave Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent.
At the Closing, all outstanding and unexercised Dave Warrants will be automatically terminated in accordance with the terms of the applicable Dave Warrant and be of no further force or effect as of the Effective Time.
Dave Assumed Restricted Shares
At the Closing, all outstanding and unvested shares of Dave Restricted Stock will be assumed by the Combined Company and automatically converted into the number of restricted shares of Combined Company Class A Common Stock equal to (i) the number of shares of Dave Restricted Stock subject to such awards multiplied by (ii) the Per Share Dave Merger Consideration and rounding the resulting number down to the nearest whole number of shares of Combined Company Class A Common Stock. Such assumed restricted shares will continue to be subject to the terms and conditions of the Dave stock plan, award agreement, or stock restriction agreement, as applicable, which governed such securities prior to the Closing.
Warrants
VPCC Public Warrants
Each whole warrant entitles the registered holder to purchase one share of VPCC’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of VPCC’s initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
The warrants will expire five years after the completion of VPCC’s initial business combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.
VPCC will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to VPCC’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and VPCC will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will VPCC be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of Class A Common Stock underlying such Unit.
VPCC has not registered the shares of Class A Common Stock issuable upon exercise of the warrants. However, VPCC has agreed that as soon as practicable, but in no event later than 15 business days after the closing of VPCC’s initial business combination, VPCC will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60 th
business day after the closing of VPCC’s initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when VPCC will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of VPCC’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when VPCC shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.
Once the warrants become exercisable, VPCC may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “ 30-day redemption period ”) to each warrantholder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading
day period commencing once the warrants become exercisable and ending three business days before VPCC sends the notice of redemption to the warrantholders.

VPCC will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
VPCC has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and VPCC issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of VPCC Class A Common Stock equals or exceeds $10.00.
Once the warrants become exercisable, VPCC may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•
at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A common stock except as otherwise described below;

•
if, and only if, the closing price of our Class A common stock equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the
30-trading
day period ending three trading days before we send the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day
period described above ends. Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock ($)
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of our Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check company offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.
” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the warrants.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a capitalization or share dividend paid in Class A common stock to all or substantially all holders of Class A common stock, or by a split-up
of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up
or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the
365-day
period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a shareholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of our Class A common stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of VPCC’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the

“
Newly Issued Price
”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “
Market Value
”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00
” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00
” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, VPCC will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrantholder.
VPCC Private Placement Warrants
Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of VPCC’s initial business combination (except, among other limited exceptions, to VPCC’s officers and directors and other persons or entities affiliated with VPCC’s sponsor). They will also be exercisable on a cashless basis and will not be redeemable by us so long as they are held by VPCC’s sponsor or its permitted transferees. VPCC’s sponsor or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would surrender their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “
fair market value
” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell VPCC’s securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling VPCC’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell VPCC’s securities, an insider cannot trade in VPCC’s securities if he or she is in possession of material non-public
information. Accordingly, unlike Public Stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, VPCC’s sponsor or an affiliate of VPCC’s sponsor or certain of VPCC’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per Unit at the option of the lender, upon consummation of VPCC’s initial business combination. The units would be identical to the private placement units. However, as the units would not be issued until consummation of VPCC’s initial business combination, any warrants underlying such units would not be able to be voted on an amendment to the warrant agreement in connection with such business combination.
VPCC’s sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete VPCC’s initial business combination, except, among other limited exceptions, transfers made to VPCC’s officers and directors and other persons or entities affiliated with VPCC’s sponsor.

Dividends
VPCC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon VPCC’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of VPCC’s board of directors at such time. If VPCC incurs any indebtedness, VPCC’s ability to declare dividends may be limited by restrictive covenants VPCC may agree to in connection therewith.
Transfer Agent and Warrant Agent
The transfer agent for VPCC’s common stock and warrant agent for VPCC’s warrants is Continental Stock Transfer & Trust Company. VPCC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law, Certificate of Incorporation and Bylaws
Provisions of the DGCL and VPCC’s Existing Charter and bylaws as well as provisions of the Proposed Charter and proposed bylaws could make it more difficult to acquire VPCC (or the Combined Company, as applicable) by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Combined Company to first negotiate with the board of directors. VPCC believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the VPCC Board (or Combined Company board) to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of VPCC or the Combined Company that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the VPCC or Combined Company Class A Common Stock , as applicable. The discussion below regarding VPCC is also applicable to the Combined Company and the Combined Company board.
Pursuant to the Existing Charter and the Proposed Charter, VPCC (or the Combined Company, as applicable) is subject to the provisions of Section 203 of the DGCL, which we refer to as “
Section 203
,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	A stockholder who owns fifteen percent (15%) or more of VPCC’s outstanding voting stock (otherwise known as an “ interested stockholder ”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than ten percent (10%) of VPCC’s assets.
However, the above provisions of Section 203 do not apply if:

•	the VPCC Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of VPCC’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the Business Combination is approved by the VPCC Board and authorized at a meeting of VPCC Stockholder, and not by written consent, by an affirmative vote of two-thirds
of the outstanding voting stock not owned by the interested stockholder.

In addition, both VPCC’s Existing Charter and the Proposed Charter provide for certain other provisions that may have an anti-takeover effect:

•	a classified board of directors whose members serve staggered three-year terms;

•
the authorization of “blank check” preferred stock, which could be issued by the Combined Company’s board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Class A common stock;

•	a limitation on the ability of, and providing indemnification to, our directors and officers;

•
a requirement that special meetings of our stockholders can be called only by the VPCC Board acting by a written resolution by a majority the Combined Company’s directors then in office), the Chairperson of the Combined Company’s board of directors, the Combined Company’s Chief Executive Officer or our Lead Independent Director;

•
a requirement of advance notice of stockholder proposals for business to be conducted at meetings of the Combined Company’s stockholders and for nominations of candidates for election to the Combined Company’s board of directors;

•	a requirement that our directors may be removed only for cause and by a two-thirds (2/3) vote of the stockholders;

•	a prohibition on stockholder action by written consent;

•
a requirement that vacancies on the VPCC Board may be filled only by a majority of directors then in office or by a sole remaining director (subject to limited exceptions), even though less than a quorum; and

•
a requirement of the approval of the Combined Company board of directors or the holders of at least two-thirds
of our outstanding shares of capital stock to amend the Combined Company Amended and Restated Bylaws and certain provisions of the Proposed Charter.

Registration Rights
At the Closing, the Combined Company, the Founder Holders and certain Dave Stockholders (including, without limitation, the Written Consent Parties), in each case who will receive Combined Company Common Stock pursuant to the Merger Agreement and the transactions contemplated thereby will enter into the Investor Rights Agreement in respect of the shares of Combined Company Common Stock held by the Founder Holders and such Dave Stockholders following the Closing. Pursuant to such agreement, among other things, such holders and their permitted transferees will be entitled to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back
provisions. Pursuant to the Investor Rights Agreement, the Founder Holders and the Dave Stockholders will be subject to the Founder Holder
Lock-Up
and the Dave Stockholders
Lock-Up
Listing of Securities
Upon the Closing, VPCC intends to apply to list its publicly traded Combined Company Class A Common Stock and the Public Warrants on Nasdaq under the symbols “DAVE” and “DAVEW” upon the Closing. As a result, our publicly traded units will separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of VPCC Class A Common Stock and Class B Common Stock as of October 29, 2021, and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing of the below-listed individuals and/or entities, assuming, alternatively, (x) no VPCC Share Redemptions (i.e., in the no redemption scenario) and (y) all Public Shares are elected to be redeemed by VPCC Stockholders, which would equal the maximum number of VPCC Share Redemptions that could occur without a failure to satisfy the minimum cash condition set forth in the Merger Agreement (i.e., in the maximum redemption scenario):

•	each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of the outstanding shares of VPCC Common Stock or Combined Company Common Stock;

•	each of VPCC’s current executive officers and directors;

•	each person who will become an executive officer or director of the Combined Company upon the Closing; and

•	all current executive officers and directors of VPCC, as a group, and all executive officers and directors of the Combined Company following the Closing, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options and warrants held by that person that are currently exercisable, or will become exercisable within 60 days of the date of this proxy statement/prospectus are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
The beneficial ownership of shares of VPCC Common Stock
pre-Business
Combination is based on 31,720,748 shares of VPCC Common Stock (including 25,376,598 shares of VPCC Class A Common Stock and 6,344,150 Founder Shares) issued and outstanding as of October 29, 2021.
The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assuming each of the no redemption scenario and the maximum redemption scenario (a) include the 1,586,037 shares of Combined Company Class A Common Stock representing the Founder Holder Earnout Shares, and (b) assume (1) (x) in the case of the no redemption scenario, no Public Shares are elected to be redeemed by VPCC Stockholders and (y) in the case of the maximum redemption scenario, all Public Shares are elected to be redeemed by VPCC Stockholders, (2) the issuance of 21,000,000 shares of Combined Company Class A Common Stock to the PIPE Investors in the PIPE Investment, for aggregate gross proceeds of $210,000,000, (3) the consummation of the transactions contemplated by the Founder Holder Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the PIPE Investment and VPCC Share Redemptions, resulting in the surrender (x) in the case of the no redemption scenario, of no shares of VPCC Class A Common Stock and (y) in the case of the maximum redemption scenario, of 951,622 shares of VPCC Class A Common Stock, (4) that immediately after the Closing, the total number of shares of Combined Company Class A Common Stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 318,239,978 and (y) in the case of the maximum redemption scenario, approximately 293,111,758, (5) that immediately after the Closing, the total number of shares of Combined Company Class V Common Stock outstanding will be equal to (x) in the case of the no redemption scenario, approximately 70,773,077 and (y) in the case of the maximum redemption scenario, approximately 75,573,077, and (6) the consummation of the transactions contemplated by the Repurchase Agreement, on the basis of the assumptions set forth in clause (b) hereof with respect to the VPCC Share Redemptions, resulting in the repurchase (x) in the case of the no redemption scenario, of 6,000,000 shares of Combined Company Common Stock pursuant to the Repurchase Agreement immediately following the Closing and (y) in the case of the maximum redemption scenario, of no shares of Combined Company Class A Common Stock pursuant to the

Repurchase Agreement. In the event that the parties consummate the Business Combination, VPCC estimates the number of shares of Combined Company Class A Common Stock potentially issuable as of the Closing as consideration to Dave Interest Holders (excluding, for the avoidance of doubt, shares underlying the Rollover Options) to be equal to 267,773,068 (1,200,000 of which would immediately be repurchased by VPCC in the no redemption scenario pursuant to the Repurchase Agreement).
If the actual facts are different from the foregoing assumptions, ownership figures in the Combined Company and the columns under Post-Business Combination in the following table will be different.
The following table does not reflect record of beneficial ownership of any shares of Combined Company Class A Common Stock issuable upon exercise of Public Warrants or Private Placement Warrants, as such securities are not exercisable or convertible within 60 days of the date of this proxy statement/prospectus.

	Pre-Combination and PIPE Investment				Post Business Combination and PIPE Investment
					No Redemption Scenario					Maximum Redemption Scenario
Name and Address of Beneficial Owners	Class A	%	Class B	%	Class A	%	Class V	%	Voting %†	Class A	%	Class V	%	Voting %†
Current Executive Officers and Directors of VPCC
Brendan Carroll (1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Gordon Watson (1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Carly Altieri (1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
John Martin (1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Peter Offenhauser (1)(2)	—	—	20,000	*	20,000	*	—	—	*	20,000	*	—	—	*
Kurt Summers (1)(2)	—	—	20,000	*	20,000	*	—	—	*	20,000	*	—	—	*
Janet Kloppenburg (1)(2)	—	—	20,000	*	20,000	*	—	—	*	20,000	*	—	—	*
All executive officers and directors of VPCC as a group (7 individuals)	—	—	60,000	*	60,000	*	—	—	*	60,000	*	—	—	*
Executive Officers and Directors of the Combined Company After the Closing
Jason Wilk (3)	—		—	—	—	—	70,773,077	100%	69.0%	—	—	75,573,077	100%	72.1%
Kyle Beilman (3)(4)	—		—	—	2,384,785	*	—	—	*	3,584,785	1.2%	—	—	*
Brendan Carroll (3)	—		—	—	—	—	—	—	—	—	—	—	—	—
Dan Preston (3)	—		—	—	—	—	—	—	—	—	—	—	—	—
All executive officers and directors of the Combined Company as a group (4 individuals)	—		—	—	2,384,785	*	70,773,077	100%	69.2%	3,584,785	1.2	75,573,077	100%	72.4%
5% and Greater Holders:
VPCC Impact Acquisition Holdings Sponsor III, LLC (5)	—	—	6,284,150	99.1%	6,284,150	1.6%	—	—	*	5,332,528	1.5%	—	—	*
Millennium Management LLC (6)	1,273,823	5.0%	—	—	1,273,823	*	—	—	*	1,273,823	*	—	—	*
Paras Chitrakar (7)	—	—	—	—	31,946,281	10.0%	—	—	3.1%	31,846,281	10.9%	—	—	3.0%
Section 32 Fund 1, LP (8)	—	—	—	—	98,559,407	31.0%	—	—	9.5%	98,559,407	33.6%	—	—	9.4%

*	Represents beneficial ownership of less than one percent.
†
Percentage of total voting power represents voting power with respect to all shares of Combined Company Class A Common Stock and Combined Company Class V Common Stock, as a single class. Each share of Combined Company Class V Common Stock is entitled to 10 votes per share and each share of Combined Company Class A Common Stock is entitled to one vote per share.

(1)	The business address of each of these entities and individuals is c/o VPC Impact Acquisition Holdings III, Inc., 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606.
(2)
Interests shown consist solely of founder shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one
basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(3)	The business address of each of these individuals is c/o Dave Inc., 1265 South Cochran Avenue, Los Angeles, California 90019.
(4)	Includes 899,272 shares issuable upon exercise of outstanding options exercisable within 60 days of August 31, 2021.
(5)
VPC Impact Acquisition Holdings Sponsor III, LLC, our sponsor, is the record holder of such shares. Richard Levy, as Chief Executive Officer and Founder of Victory Park Capital Advisors, LLC, has voting and investment discretion over these shares and therefore may be deemed to beneficially own such shares. Richard Levy disclaims any beneficial ownership of the securities held by VPC Impact Acquisition Holdings Sponsor III, LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)
According to a Schedule 13G filed on June 24, 2021, (i) Millenium Management LLC, a Delaware limited liability company (“
Millenium Management
”), Millennium Group Management LLC, a Delaware limited liability company (“
Millenium Group Management
”), Millenium International Management LP, a Delaware limited partners (“
Millennium International Management
”) and Israel A. Englander, a United States citizen share voting control and investment discretion over part or all of the interests shown, of which (i) 300,000 shares of VPCC Class A Common Stock are held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“
Integrated Core Strategies
”), (ii) 57,723 shares of VPCC Class A Common Stock and 25,000 VPCC units are held by ICS Opportunities II LLC, a Cayman Islands limited liability company (“
ICS Opportunities II
”) and (iii) 891,100 shares are held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“
ICS Opportunities
”). Millenium International Management is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millenium Management is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millenium Group Management is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Mr. Englander, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The address of each entity and Mr. Englander is c/o Millennium International Management LP, 666 Fifth Avenue, New York, New York 10103.

(7)	Based on the actual number of shares owned, Mr. Chitrakar will own approximately 8.1% of outstanding Combined Company Common Stock under both no redemption and maximum redemption scenarios.
(8)
The general partner of Section 32 Fund 1, LP is Section 32 GP 1, LLC. The general partner of Section 32 Fund 1, LP, may be deemed to have voting and dispositive power over the shares held by Section 32 Fund 1, LP. Investment decisions with respect to the shares held by Section 32 Fund 1, LP are made by the managing member of Section 32 GP 1, LLC, William J. Maris, and therefore Mr. Maris may be deemed to be the beneficial ownership of all shares held by Section 32 Fund 1, LP. The address for all entities and individuals affiliated with Section 32 Fund 1, LP is 2071 San Elijo Avenue, Cardiff-by-the-Sea, California 92007.

MARKET INFORMATION AND DIVIDEND POLICY
VPCC
Market Information
VPCC’s Units, Class A Common Stock and Public Warrants are currently listed on NYSE under the symbols “
VPCC.U
,” “
VPCC
” and “
VPCC WS
,” respectively.
Holders
As of November 12, 2021, there were [●] holders of record of VPCC’s Units, [●] holder of record of VPCC Class A Common Stock, [●] holders of record of VPCC Class B Common Stock and [●] holder of record of VPCC’s Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, VPCC Class A Common Stock and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
VPCC has not paid any cash dividends on VPCC Class A Common Stock to date and does not intend to pay any cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the Closing. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the VPCC Board at such time.
Dave
Market Information
There is no public market for Dave’s common stock.
Dividend Policy
Dave has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the Closing.

ADDITIONAL INFORMATION
Appraisal Rights
VPCC Stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.
Dave’s stockholders will have appraisal rights in connection with the Business Combination under Delaware law.
No Dave stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “
Dissenting Stockholder
”) with respect to its Dave stock (such shares, “
Dissenting Shares
”) will be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder will have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder will be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. Dave will give VPCC and its Sponsor, (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable laws that are received by Dave relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Dave will not, except with the prior written consent of VPCC and its Sponsor, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
Legal Matters
White & Case LLP, legal counsel to VPCC, has provided a legal opinion regarding the validity of the securities being offered by this document. Certain partners of White & Case LLP are investors in the Sponsor and VPCC Partners.
Experts
The financial statements of VPCC, as of January 22, 2021, and for the period from January 14, 2021 (inception) through January 22, 2021 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accountants, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Dave, Inc. and subsidiary as of December 31, 2020 and 2019, and for the years then ended, included in this proxy statement/prospectus, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement). Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Transfer Agent and Registrar
The transfer agent for VPCC’s securities is Continental Stock Transfer & Trust Company.
Delivery of Documents to Stockholders
Unless VPCC has received contrary instructions, VPCC may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if VPCC believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce VPCC’s expenses. However, if stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of VPCC’s disclosure documents, the stockholders should follow these instructions:
If the shares are registered in the name of the stockholder, the stockholder may notify VPCC of their request by calling or writing VPCC at its principal executive offices at (312)
701-1777
or 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606; or
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
Submission of Stockholder Proposals
The VPCC Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.
Future Stockholder Proposals
If the Business Combination is completed, you will be entitled to attend and participate in the Combined Company’s annual meetings of stockholders. If we hold a 2021 annual meeting of stockholders, we will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the 2021 annual meeting in accordance with
Rule 14a-8
under the Exchange Act.
Stockholders and interested parties may communicate with the VPCC Board, any committee chairperson or the non-management
directors as a group by writing to the board or committee chairperson in care of VPC Impact Acquisition Holdings III, Inc., 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606. Following the Business Combination, such communications should be sent in care of Dave Inc., 1265 South Cochran Avenue, Los Angeles, California 90019. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management
directors.

WHERE YOU CAN FIND MORE INFORMATION
VPCC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read VPCC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at
http://www.sec.gov
.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact VPCC at the following address and telephone number:
VPC Impact Acquisition Holdings III, Inc.
Victory Park Capital Advisors, LLC
150 North Riverside Plaza, Suite 5200,
Chicago, Illinois 60606
(312)
701-1777
Attention: Scott R. Zemnick
You may also obtain these documents without charge by requesting them in writing or by telephone from VPCC’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
(800)
662-5200
(toll free)
(banks and brokers can call collect at (203)
658-9400
Email: VPCC.info@investor.morrowsodali.com
If you are a stockholder of VPCC and would like to request documents, please do so no later than                , 2021 (which is five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you, without charge, by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to VPCC has been supplied by VPCC, and all such information relating to Dave has been supplied by Dave. Information provided by either VPCC or Dave does not constitute any representation, estimate or projection of any other party.
Neither VPCC nor Dave has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
VPC IMPACT ACQUISITION HOLDINGS III, INC.
Report of Independent Registered Public Accounting Firm	F-2
Condensed Balance Sheet as of January 22, 2021	F-3
Condensed Statement of Operations for the period from January 14, 2021 (inception) through January 22, 2021	F-4
Condensed Statements of Changes in Stockholders’ Equity for the period from January 14, 2021 (inception) through January 22, 2021	F-5
Condensed Statements of Cash Flows for the period from January 14, 2021 (inception) through January 22, 2021	F-6
Notes to Condensed Financial Statements	F-7

Condensed Consolidated Balance Sheet as of June 30, 2021 (unaudited)	F-17
Condensed Consolidated Statements of Operations for the period from January 14, 2021 (inception) through June 30, 2021 (unaudited)	F-18
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the period from January 14, 2021 (inception) through June 30, 2021 (unaudited)	F-19
Condensed Consolidated Statements of Cash Flows for the period from January 14, 2021 (inception) through June 30, 2021 (unaudited)	F-20
Notes to the Unaudited Condensed Consolidated Financial Statements	F-21
DAVE INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
VPC Impact Acquisition Holdings III, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of VPC Impact Acquisition Holdings III, Inc. (the “Company”) as of January 22, 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 14, 2021 (inception) through January 22, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 22, 2021, and the results of its operations and its cash flows for the period from January 14, 2021 (inception) through January 22, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
January 29, 2021

VPC IMPACT ACQUISITION HOLDINGS III, INC.
BALANCE SHEET
January 22, 2021

ASSETS
Deferred offering costs	$100,000

TOTAL ASSETS	$100,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses	$604

Accrued offering costs	$75,000

Total Current Liabilities	75,604

Commitments and Contingencies
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding (1)	647
Additional paid-in capital	24,353
Accumulated deficit	(604)

Total Stockholders’ Equity	24,396

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,000

(1)	Includes up to 843,750 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6).
The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
STATEMENT OF OPERATIONS
For the period from January 14, 2021 (inception) through January 22, 2021

Formation and operating costs	$604

Net loss	$(604)

Weighted average shares outstanding, basic and diluted (1)	5,625,000

Basic and diluted net loss per common stock	$(0.00)

(1)	Excludes 843,750 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6).
The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the period from January 14, 2021 (inception) through January 22, 2021

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance—January 14, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	6,468,750	647	24,353	—	25,000
Net loss	—	—	—	(604)	(604)

Balance—January 22, 2021	6,468,750	$647	$24,353	$(604)	$24,396

(1)	Includes up to 843,750 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6).
The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
STATEMENT OF CASH FLOWS
For the period from January 14, 2021 (inception) through January 22, 2021

Cash Flows from Operating Activities:
Net loss	$(604)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued Expense	604

Net cash used in operating activities	—

Net Change in Cash	—
Cash—Beginning of period	—

Cash—End of period	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$75,000

Deferred offering costs paid by Sponsor in exchange for the issuance of Class B common stock	$25,000

The accompanying notes are an integral part of these financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1—Description of Organization, Business Operations and Basis of Presentation
VPC Impact Acquisition Holdings III, Inc. (the “Company”) is a blank check company incorporated in Delaware on January 22, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of January 22, 2021, the Company had not commenced any operations. All activity for the period from January 14, 2021 (inception) through January 22, 2021 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 22,500,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 25,875,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 4,716,667 warrants (or 5,166,667 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company (the “Sponsor”) that will close simultaneously with the Proposed Public Offering (see Note 4).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of
185
days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide the holders (the “Public Stockholders”) of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share
amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Public Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor and the Sponsor has the financial wherewithal to provide such funds that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the date of issuance of these financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Note 2—Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Net Loss Per Common Share
Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. Weighted average shares at January 22, 2021 were reduced for the effect of an aggregate of 843,750 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). At January 22, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of January 22, 2021.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for the interest and penalties as of January 22, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be de minimis for the period from January 14, 2021 (inception) through January 22, 2021.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3—Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company will offer for sale 22,500,000 units (or 25,875,000 Units if the underwriters’ over-allotment option is exercised in full at a price of $10.00 per Unit. Each Unit will consist of one share of Class A common stock, and one-fourth
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
Note 4—Related Party Transactions
Founder Shares
On January 19, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 6,468,750 shares of Class B common stock (the “Founder Shares”). On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 6,408,750 Founder Shares. The Founder Shares include an aggregate of up to 843,750 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.
Private Placement Warrants
The Sponsor has agreed to purchase an aggregate of 4,716,667 Private Placement Warrants (or 5,166,667 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant ($7,075,000 in the aggregate, or $7,750,000 if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant will be exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
Promissory Note—Related Party
On January 14, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest
bearing and payable on the earlier of December 31, 2021 or the completion of the Proposed Public Offering. As of January 22, 2021, and through the date of filing, the Company has not borrowed any amount under the Note.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of January 22, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company will enter into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on New York Stock Exchange and continuing until the earlier of the

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

Company’s consummation of a Business Combination and the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team.
Note 5—Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company will grant the underwriters a
45-day
option from the date of Proposed Public Offering to purchase up to 3,375,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less the underwriting discounts and commissions.
The underwriters will be entitled to an underwriting discount of $0.20 per Unit, or $4,500,000 in the aggregate (or $5,175,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per Unit, or $7,875,000 in the aggregate (or $9,056,250 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6—Stockholders’ Equity
Preferred Stock
—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of January 22, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of January 22, 2021, there were no shares of Class A common stock issued or outstanding.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

Class
 B Common Stock
—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of January 22
, 2021 there were 6,468,750 shares of Class B common stock issued and outstanding, of which an aggregate of up to 843,750 shares are subject to forfeiture, to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.
The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
Warrants
—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act).
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Redemption of warrants when the price per share of Class
 A common stock equals or exceeds $18.00
:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period.
Redemption of warrants for when the price per share of Class
 A common stock equals or exceeds $10.00
:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided
that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the
30-trading
day period ending three trading days before the Company sends notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO FINANCIAL STATEMENTS

effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $
18.00
per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $
10.00
per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 7—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 29, 2021, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to director nominees of the Company’s board of directors, resulting in the Sponsor holding 6,408,750 Founder Shares.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2021
(UNAUDITED)

ASSETS
Current Assets
Cash	$703,038
Prepaid expenses	1,087,103

Total Current Assets	1,790,141
Marketable securities held in Trust Account	253,778,880

Total Assets	$255,569,021

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$1,696,821
Accrued offering costs	5,000

Total Current Liabilities	1,701,821
Warrant Liabilities	20,450,446
Deferred underwriting fee payable	8,881,809

Total Liabilities	31,034,076

Commitments
Class A common stock subject to possible redemption 21,953,494 shares at redemption value of $10.00 per share	219,534,940
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 3,423,104 shares issued and outstanding (excluding 21,953,494 shares subject to possible redemption)	343
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,344,150 shares issued and outstanding	634
Additional paid in capital	10,128,098
Accumulated deficit	(5,129,070)

Total Stockholders’ Equity	5,000,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$255,569,021

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30, 2021	For The Period from January 14, 2021 (Inception) Through June 30, 2021
Formation and operational costs	$1,947,996	$2,082,238

Loss from operations	(1,947,996)	(2,082,238)
Other income (expense):
Changes in fair value of warrant liability	(1,539,877)	(1,082,102)
Compensation expense on warrant liability		(1,377,059)
Transaction costs allocated to warrant liabilities	—	(600,571)
Interest earned on marketable securities held in Trust Account	9,209	12,900

Other expense, net	(1,530,668)	(3,046,831)
Net loss	$(3,478,664)	$(5,129,070)

Weighted average shares outstanding of Class A common stock redeemable shares	25,376,598	25,376,598

Basic and diluted net income per common share, Class A common stock redeemable shares	$0.00	$0.00

Weighted average shares outstanding of Class B common stock non-redeemable shares(1)	6,344,150	6,129,745

Basic and diluted net loss per common share, Class B common stock non-redeemable shares	$(0.55)	$(0.84)

(1)
In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining overallotment option on March 9, 2021, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares outstanding at June 30, 2021. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture. If forfeited, they have been excluded from the calculation of weighted average shares outstanding.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
PERIOD FROM JANUARY 14, 2021 (INCEPTION) THROUGH JUNE 30, 2021
(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount		Deficit
Balance - January 14, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	6,468,750	647	24,353	—	25,000
Sale of 25,376,598 Units, net of underwriting discounts, fair value of public warrants and offering expenses	25,376,598	2,538	—	—	229,636,477	—	229,639,015
Forfeiture of Founder Shares	—	—	(124,600)	(13)	13	—	—
Common stock subject to possible redemption	(22,301,360)	(2,230)	—	—	(223,011,370)	—	(223,013,600)
Net loss	—	—	—	—	—	(1,650,406)	(1,650,406)

Balance - March 31, 2021	3,075,238	$308	6,344,150	$634	$6,649,473	$(1,650,406)	$5,000,009
Change in value of common stock subject to possible redemption	347,886	35	—	—	3,478,625	—	3,478,660
Net loss	—	—	—	—	—	(3,478,664)	(3,478,664)

Balance - June 30, 2021	3,423,104	$343	6,344,150	$634	$10,128,098	$(5,129,070)	$5,000,005

(1)
In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining overallotment option on March 9, 2021, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares outstanding at June 30, 2021.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
PERIOD FROM JANUARY 14, 2021 (INCEPTION) THROUGH JUNE 30, 2021
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(5,129,070)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(12,900)
Changes in fair value of warrant liability	1,082,102
Transaction costs allocated to warrant liabilities	600,571
Compensation expense - warrants	1,377,059
Changes in operating assets and liabilities:
Prepaid expenses	(1,087,103)
Accrued expenses	1,696,821

Net cash used in operating activities	(1,472,520)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(253,765,980)

Net cash used in investing activities	(253,765,980)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	248,690,660
Proceeds from sale of Private Placements Warrants	7,650,320
Repayment of promissory note - related party	(88,142)
Payment of offering costs	(311,300)

Net cash provided by financing activities	255,941,538

Net Change in Cash	703,038
Cash - Beginning of period	—

Cash - End of period	$703,038

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$5,000

Offering costs paid by Sponsor in exchange for issuance of founder shares	$25,000

Offering costs paid through promissory note	$88,142

Initial classification of Class A common stock subject to possible redemption	$222,685,780

Change in value of Class A common stock subject to possible redemption	$(3,150,840)

Deferred underwriting fee payable	$8,881,809
Forfeiture of Founder Shares	$(13)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

VPC IMPACT ACQUISITION HOLDINGS III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
VPC Impact Acquisition Holdings III, Inc. (the “Company”) is a blank check company incorporated in Delaware on January 14, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and its initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on March 4, 2021. On March 9, 2021, the Company consummated the Initial Public Offering of 25,376,598 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment options in the amount of 2,876,598 Units, at $10.00 per Unit, generating gross proceeds of $253,765,980, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,100,214 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”), generating gross proceeds of $7,650,321, which is described in Note 4.
Transaction costs amounted to $14,386,571, consisting of $5,075,320 of underwriting fees, $8,881,809 of deferred underwriting fees and $429,442 of other offering costs.
Following the closing of the Initial Public Offering on March 9, 2021, an amount of $253,765,980 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Initial Business Combination
On June 7, 2021, the Company, a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger

Sub” and together with First Merger Sub, the “Merger Subs”), and Dave Inc., a Delaware corporation (“Dave”), pursuant to which, among other things: (a) First Merger Sub will merge with and into Dave (the “First Merger”), with Dave being the surviving corporation of the First Merger (such company, in its capacity as the surviving corporation of the First Merger, the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger. The transactions contemplated by the Merger Agreement (the “Transactions”), including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s existing amended and restated certificate of incorporation.
Recapitalization
Prior to the closing of the Mergers (the “Closing”), Dave will cause (collectively, the “Recapitalization”): (a) each share of Dave’s preferred stock that is issued and outstanding immediately prior to the effective time of the First Merger (the “Effective Time”) to automatically convert into a number of shares of Dave’s common stock, par value $0.00001 per share (the “Dave Common Stock”), at their respective conversion ratio; (b) a dual-class Dave common stock structure to be implemented consisting of (x) Class A common stock, par value $0.00001 per share (“Dave Class A Common Stock”), with respect to which each holder thereof has one (1) vote per share on each matter subject to the vote of the Dave stockholders, and (y) Class V common stock, par value $0.00001 per share (the “Dave Class V Common Stock” and together with the Dave Class A Common Stock (including any vested shares of restricted Dave Common stock), the “Dave Stock”), with respect to which each holder thereof has ten (10) votes per share on each matter subject to the vote of the Dave stockholders; (c) each authorized share of the Dave Common Stock to automatically convert, effective as of the Recapitalization, into a share of Dave Class A Common Stock; and (d) immediately thereafter, each share of Dave Class A Common Stock held by Jason Wilk, the Chief Executive Officer and
Co-Founder
of Dave (“Mr. Wilk”), as of immediately prior to the consummation of the Recapitalization to be exchanged or converted into one (1) share of Dave Class V Common Stock.
Merger Consideration
Pursuant to the Merger Agreement, the stockholders of Dave, including holders of restricted shares of the Dave’s Common Stock (“Dave Restricted Stock”) (such holders, collectively, the “Dave Stockholders”) and holders of vested Dave Options (as defined below), will receive aggregate merger consideration with an implied value of $3,500,000,000 (the “Equity Value”), consisting of a number of shares of Company Common Stock (as defined and more fully described below), with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by $10.00 (the “Aggregate Stock Consideration”).
Pursuant to the Merger Agreement, at the Effective Time, (a) each share of Dave Class A Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly issued Class A common stock of the Company, par value $0.0001 (“Company Class A Common Stock”), equal to an exchange ratio (the “Per Share Dave Stock Consideration”) determined by dividing the Aggregate Stock Consideration by the sum of (without duplication): (i) the aggregate number of shares of Dave Stock outstanding as of immediately prior to the Effective Time and following the consummation of the Recapitalization (including all shares of Dave Restricted Stock, whether vested or unvested); (ii) the aggregate number of shares of Dave Stock that are issuable upon the exercise or settlement of all Dave Options and Dave
Non-Plan
Options (in each case, as defined below) that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Options and Dave
Non-Plan
Options are exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Options or Dave
Non-Plan
Options equals (x) the Per Share Dave Stock Consideration multiplied by (y) ten dollars ($10.00)); and (iii) the aggregate number of shares of Dave Stock that are issuable upon the exercise or settlement of all Dave Warrants that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Dave Warrants are vested and exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of each share underlying such Dave Warrants equals the (x) Per Share Dave Stock Consideration multiplied by (y) ten dollars ($10.00)) (the “Dave Stock Adjusted Fully Diluted Shares”) and (b) each share of Dave Class V Common Stock held by the Dave Stockholders will be cancelled and automatically converted into the right to receive a number of shares of newly authorized and issued Class V common stock of the Company, par value $0.0001 (“Company Class V Common Stock” and together with the Company Class A Common Stock, “Company Common Stock”), equal to the Per Share Dave Stock Consideration.
Each option to purchase shares of capital stock of Dave (“Dave Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) (other than certain options to purchase shares of capital stock of Dave granted outside of the terms and conditions of Dave’s stock plans (“Dave
Non-Plan
Options”)) will be automatically assumed by the Company and converted into an option to acquire an adjusted number of shares of Company Class A Common Stock (pursuant to a ratio based on the Per Share Dave Stock Consideration) (each such resulting option, a “Rollover Option”) at an adjusted exercise price per share and will continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Dave Option, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Options. The shares of Dave Common Stock issuable upon the exercise of Dave Options that are outstanding, unexercised and unvested immediately prior to the Effective Time (such options, the “Unvested Dave Options”) are not included in the calculation of the “Dave Stock Adjusted Fully Diluted Shares” for purposes of the calculation of the Per Share Dave Stock Consideration, and the shares of the Company Class A Common Stock issuable upon the exercise of Rollover Options representing at the Effective Time Unvested Dave Options (such shares, “Unvested Rollover Option Shares”) are not considered a part of the Aggregate Stock Consideration. The Unvested Rollover Option Shares will reduce the shares of Company Class A Common Stock initially available for issuance under the new equity incentive plan that the Company will adopt as of the Closing.
Each Dave
Non-Plan
Option that is outstanding and unexercised immediately prior to the Effective Time will be automatically cancelled for no consideration.
Each award of the Dave Restricted Stock that is outstanding and unvested immediately prior to the Effective Time will be automatically assumed by the Company and converted into an award of restricted stock with respect to an adjusted number of shares of Company Class A Common Stock (pursuant to a ratio based on the Per Share Dave Stock Consideration) (the “Rollover Restricted Stock”) and will continue to be governed by substantially the same terms and conditions (including vesting terms) as were applicable to the corresponding former Dave Restricted Stock, except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the parties to the Merger Agreement may determine are appropriate to effectuate the administration of the Rollover Restricted Stock.
Each warrant to purchase shares of capital stock of Dave (“Dave Warrants”) that is outstanding and unexercised immediately prior to the Effective Time will be automatically terminated in accordance with the terms of the applicable Dave Warrant and be of no further force or effect as of the Effective Time.
High Vote Shares
Pursuant to the Merger Agreement, immediately prior to the Closing, the Company’s current amended and restated certificate of incorporation will be further amended and restated (the “Company A&R Charter”) to, among other things, (a) establish a dual-class Company Common Stock structure consisting of Company Class A Common Stock and Parent Class V Common Stock, and (b) provide that each share of Company Class A Common Stock will be entitled to one (1) vote per share and each share of Company Class V Common Stock will be entitled to ten (10) votes per share (the “High Vote”). In connection with the Transactions, the shares of Company Common Stock received as consideration by Mr. Wilk will be shares of Company Class V Common Stock, and will entitle Mr. Wilk to the High Vote until such time as such shares of Company Class V Common Stock are exchanged pursuant to the terms of the Company A&R Charter for an equal number of shares of Company Class A Common Stock (i) at the option of Mr. Wilk, (ii) upon a transfer to an unaffiliated third party, (iii) upon termination of Mr. Wilk’s employment with the Company, Dave or any of their subsidiaries for “Cause” (as defined in the Company A&R Charter) or the resignation by Mr. Wilk other than for “Good Reason” (as defined in the Company A&R Charter) and following such resignation Mr. Wilk no longer provides services in a capacity as an officer, employee or director of the Company, (iv) upon Mr. Wilk’s death or incapacity or (v) the date that the number of shares of capital stock of the Company, including any shares of capital stock of the Company underlying any securities (including restricted stock units, options, or other convertible instruments) convertible into or exchangeable or exercisable into shares of capital stock of the Company, held by Mr. Wilk and certain permitted transferees is less than 35% of the number of shares of Class V Common Stock held by Mr. Wilk and such permitted transferees at the Effective Time (whichever is earlier). Mr. Wilk’s shares of Company Class V Common Stock will provide him with approximately 70% of the voting power of the Company Common Stock outstanding immediately following the Effective Time (and prior to any repurchases of shares of the Company Class V Common Stock by Parent pursuant to the Repurchase (as defined and further discussed below)), assuming no redemptions by the Company’s stockholders.
The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of Dave and the Company and its subsidiaries prior to the Closing. The Closing is subject to certain customary conditions.
Repurchase Agreement
Concurrently with the execution of the Merger Agreement, the Company, Dave, Mr. Wilk and Kyle Beilman, the Chief Financial Officer of Dave (“Mr. Beilman” and together with Mr. Wilk, the “Selling Holders”), entered into a repurchase agreement (the “Repurchase Agreement”) pursuant to which, among other things, the Company has agreed to repurchase a certain number of shares of Company Common Stock from the Selling Holders (including shares of Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger (the “Repurchase”). The Repurchase is contingent on the amount of Parent Cash (as defined in the Merger Agreement) being in excess of $300 million. If Parent Cash exceeds $300 million, the number of shares of Company Common Stock subject to the Repurchase will be equal to the amount by which Parent Cash exceed $300 million (the “Aggregate Repurchase Price”), divided by
$10.00 (provided that in no event will the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Company Common Stock subject to the Repurchase will be allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%.
For more information about the Merger Agreement and the proposed business combination, see our Current Report on Form
8-K
filed with the SEC on June 7, 2021 (File
No. 001-40161).
Unless specifically stated, this Quarterly Report does not give effect to the Proposed Transaction and does not contain the risks associated with the Proposed Transaction. Such risks and effects relating to the Proposed Transaction will be included in the Bakkt Disclosure Statement.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a

Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the Company’s outstanding shares of Class A common stock (the “Public Stockholders”), par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially $10.00 per Public Share). The per-share
amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by March 9, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Public Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of June 30, 2021, the Company had $703,038 in its operating bank accounts and working capital of $88,130.
Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover for certain formation and offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid on March 9, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on March 8, 2021. The interim results for the three months ended June 30, 2021 and for the period from January 14, 2021 (inception) through June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021.
Offering Costs
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs amounting to $13,786,001 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $600,570 of the offering costs were related to the warrant liabilities and charged to the statement of operations.
Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, 21,953,624 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s unaudited condensed consolidated balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of June 30, 2021.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for the interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed to be de minimis for the periods ended June 30, 2021.
Net Income (Loss) per Common Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants to purchase 11,444,364 Class A common share issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the average stock price of the Company’s common stock for the three and six months ended June 30, 2021 was less than the exercise price and therefore, the inclusion of such warrants under the treasury stock method would be anti-dilutive.
The Company’s statements of operations includes a presentation of loss per share for common shares subject to possible redemption in a manner similar to the two-class
method of loss per share. Net income (loss) per share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net income (loss) per share, basic and diluted, for Class A and Class B non-redeemable
common stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class A and Class B non-redeemable
common stock outstanding for the period. Class A and Class B non-redeemable
common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30, 2021	For the Period from January 14, 2021 (inception) through June 30, 2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock Interest Income	$9,209	$12,900
Income and Franchise Tax	(9,209)	(12,900)

Redeemable Net Earnings	$—	$—
Denominator: Weighted Average Redeemable Class A Common Stock Redeemable Class A Common Stock, Basic and Diluted	25,376,598	25,376,598
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings Net Loss	$(3,478,664)	$(5,129,070)
Redeemable Net Earnings	—	—

Non-Redeemable Net Loss	$(3,478,664)	$(5,129,070)
Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	6,344,150	6,129,745
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	$(0.55)	$(0.84)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current
based on whether or not
net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,376,598 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 2,876,598 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-fourth
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,100,214 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, or $7,650,321 in the aggregate, which includes the partial exercise by the underwriters of their over-allotment options in the amount of 2,876,598 Units, at $10.00 per Unit, generating gross proceeds of $253,765,980. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 19, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 6,468,750 shares of Class B common stock (the “Founder Shares”). On January 22, 2021, the Sponsor transferred an aggregate of 60,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 6,408,750 Founder Shares. The Founder Shares included an aggregate of up to 843,750 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 124,600 Founder Shares were forfeited and 719,150 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 6,344,150 Founder Shares issued and outstanding.
The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.
Promissory Note - Related Party
On January 14, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $88,142 was repaid at the closing of the Initial Public Offering on March 9, 2021. Borrowings under the Promissory Note are no longer available.
Administrative Services Agreement
The Company entered into an agreement, commencing on March 4, 2021, to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended June 30, 2021 and for the period from January 14, 2021 (inception) through June 30, 2021, the Company incurred $30,000 and $40,000 in fees for these services, respectively, which is included in accrued expenses in the accompanying balance sheet.

Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021, the Company had no borrowings under the Working Capital Loans.
NOTE 6. COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on March 4, 2021, the holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Subscription Agreements
On June 7, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors have agreed to purchase an aggregate of 21,000,000 shares of the Company’s Class A Common Stock in a private placement for $10.00 per share (the “Private Placement”). The proceeds from the Private Placement will be partially used to fund the Repurchase and for general working capital purposes following the Closing.
Each Subscription Agreement will terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the mutual written agreement of the parties to such Subscription Agreement, and (c) February 3, 2022, if the Closing has not occurred by such date.

Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,881,809 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock
- The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
- The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At June 30, 2021, there were 3,423,104 shares of Class A common stock issued and outstanding, excluding 21,953,624 shares of Class A common stock subject to possible redemption.
Class
 B Common Stock -
The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At June 30, 2021, there were 6,344,150 shares of Class B common stock issued and outstanding.
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.
The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one
basis.
NOTE 8. WARRANT LIABILITIES
As of June 30, 2021, there are 6,344,150 Public Warrants outstanding and 5,100,214 Private Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act).

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Redemption of warrants when the price per share of Class
 A common stock equals or exceeds $18.00
:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period.
Redemption of warrants for when the price per share of Class
 A common stock equals or exceeds $10.00
:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided
that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the
30-trading
day period ending three trading days before the Company sends notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
As of June 30, 2021, there were 5,100,214 Private Placement Warrants outstanding. The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
At June 30, 2021, assets held in the Trust Account were comprised of $253,778,880 in money market funds which are invested primarily in U.S. Treasury Securities. Through June 30, 2021, the Company withdrew no interest earned on the Trust.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	June 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities Money Market Fund	$253,778,880	$253,778,880	$—	$—

Liabilities:
Warrant Liability - Public Warrants	$10,023,756	$10,023,756	$—	$—

Warrant Liability - Private Placement Warrants	$10,426,690	$—	$—	$10,426,690

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the three months ended March 31, 2021.
The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.
The Private Placement Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the public warrant price was used as the fair value as of each relevant date.
The key inputs into the Monte Carlo simulation model Public Warrants and the Black-Scholes-Merton model for the Private Placement Warrants were as follows:

	January 12, 2021
	(Initial Measurement)		June 30, 2021
	Public	Private	Private
Input	Warrants	Warrants	Warrants
Stock Price	$10.00	$9.59	$9.89
Exercise Price	$11.50	$11.50	$11.50
Volatility	26.9%	26.0%	28.0%
Term (years)	5.00	5.00	5.00
Dividend Yield	0.00%	0.00%	0.00%
Risk Free Rate	1.21%	1.21%	0.87%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement(1)	Public	Warrant Liabilities
Fair value as of January 14, 2021 (inception)	$—	$—	$—
Initial measurement on March 9, 2021	9,027,379	10,340,965	19,368,344
Change in valuation inputs or other assumptions	(204,009)	(253,766)	(457,775)
Transfer to Level 1		(10,087,199)	(10,087,199)

Fair value as of March 31, 2021	$8,823,370	$—	$8,823,370
Change in valuation inputs or other assumptions	1,603,320	—	1,603,320

Fair value as of June 30, 2021	$10,426,690	$—	$10,426,690

(1)
As a result of the difference in fair value of $1.77 per share of the Private Placement warrants and the purchase of $1.50 per share (see Note 5), the Company recorded a charge of $1.4 million as of the date of the Private Placement which is included in the private placement liability initial measurement within this table but is reported as part of the change in fair value of the warrant liability in the statements of operations.

NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Dave Inc.
Condensed Consolidated Balance Sheets
(in thousands; except share data)

	(unaudited)	(as restated)
	As of June 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$8,243	$4,789
Marketable securities	13,754	17,666
Member advances, net of allowance for unrecoverable advances of $9,549 and $12,580 as of June 30, 2021 and December 31, 2020, respectively	43,956	38,744
Prepaid income taxes	3,262	4,008
Restricted cash, current	100	83
Deferred issuance costs	1,887	—
Prepaid expenses and other current assets	4,442	4,062

Total current assets	75,644	69,352
Property and equipment, net	462	516
Lease right-of-use assets (related party of $1,080 and $1,184 as of June 30, 2021 and December 31, 2020, respectively)	3,637	1,378
Intangible assets, net	5,586	4,505
Derivative asset on loans to stockholders	24,499	457
Debt facility commitment fee, long-term	158	—
Restricted cash, net of current portion	263	197

Total assets	$110,249	$76,405

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$9,792	$8,492
Accrued expenses	8,898	5,324
Line of credit	—	3,910
Lease liabilities, short-term (related-party of $223 and $205 as of June 30, 2021 and December 31, 2020, respectively)	1,838	400
Legal settlement accrual	3,201	3,201
Other current liabilities	734	2,853

Total current liabilities	24,463	24,180
Lease liabilities, long-term (related-party of $947 and $1,065 as of June 30, 2021 and December 31, 2020, respectively)	1,972	1,088
Long-term debt facility	23,000	—
Convertible debt, long-term	695	695
Interest payable, convertible notes	19	13
Warrant liability	2,972	—
Other non-current liabilities	562	585

Total liabilities	53,683	26,561

Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001, 133,216,940 shares authorized; 133,216,940 shares issued and outstanding at June 30, 2021 and December 31, 2020; $130,686 liquidation preference at June 30, 2021 and December 31, 2020	9,881	9,881
Series B-1 convertible preferred stock, par value per share $0.000001, 13,326,050 shares authorized; 13,326,050 shares issued and outstanding at June 30, 2021 and December 31, 2020; $50,000 liquidation preference at June 30, 2021 and December 31, 2020	49,675	49,675
Series B-2 convertible preferred stock, par value per share $0.000001, 3,991,610 shares authorized; 3,991,610 shares issued and outstanding at June 30, 2021 and December 31, 2020; $11,981 liquidation preference at June 30, 2021 and December 31, 2020	12,617	12,617

Total convertible preferred stock	72,173	72,173

Stockholders’ deficit:
Common stock, par value per share $0.000001, 290,000,000 shares authorized at June 30, 2021 and December 31, 2020; 105,157,258 and 103,062,319 shares issued at June 30, 2021 and December 31, 2020, respectively; 102,318,133 and 100,223,194 shares outstanding at June 30, 2021 and December 31, 2020, respectively	0.1	0.1
Treasury stock	(154)	(154)
Additional paid-in capital	9,264	5,493
Loans to stockholders	(14,901)	(14,764)
Accumulated deficit	(9,816)	(12,904)

Total stockholders’ deficit	(15,607)	(22,329)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$110,249	$76,405

See accompanying notes to the unaudited condensed consolidated financial statements.

Dave Inc.
Condensed Consolidated Statements of Operations
(in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2021	2020
Operating revenues:
Service based revenue, net	$66,804	$53,849
Transaction based revenue, net	4,851	448

Total operating revenues, net	71,655	54,297

Operating expenses:
Provision for unrecoverable advances	10,933	6,594
Processing and servicing fees	10,715	10,234
Advertising and marketing	25,895	11,964
Compensation and benefits	19,253	9,311
Other operating expenses	21,464	5,884

Total operating expenses	88,260	43,987

Other (income) expenses:
Interest income	(140)	(264)
Interest expense	785	—
Legal settlement and litigation expenses	609	41
Other strategic financing and transactional expenses	224	29
Derivative asset on loans to stockholders	(24,042)	—
Changes in fair value of warrant liability	2,866	—

Total other income, net	(19,698)	(194)

Net income before provision for income taxes	3,093	10,504
Income tax (benefit) expense	5	77

Net income	$3,088	$10,427

Net income per share:
Basic	$0.00	$0.02
Diluted	$0.00	$0.01
Weighted-average shares used to compute net income per share
Basic	99,367,891	86,632,180
Diluted	261,795,841	95,141,368
See accompanying notes to the unaudited condensed consolidated financial statements.

Dave Inc.
Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)
(unaudited)

	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	100,223,194	$0.1	$5,493	$(14,764)	$(154)	$(12,904)	$(22,329)
Issuance of common stock for stock option exercises	—	—	—	—	—	—	2,094,939	—	910	—	—	—	910
Vesting of stock option early exercises	—	—	—	—	—	—	—	—	75	—	—	—	75
Stockholder loans interest	—	—	—	—	—	—	—	—	—	(137)	—	—	(137)
Stock-based compensation—restricted stock	—	—	—	—	—	—	—	—	4	—	—	—	4
Stock-based compensation— stock options	—	—	—	—	—	—	—	—	2,782	—	—	—	2,782
Net income	—	—	—	—	—	—	—	—	—	—	—	3,088	3,088

Balance at June 30, 2021	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	102,318,133	$0.1	$9,264	$(14,901)	$(154)	$(9,816)	$(15,607)

	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated (deficit) retained earnings	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	133,216,940	$9,881	13,326,050	$49,675	$3,991,610	$12,617	99,449,310	$0.1	$3,712	$(14,492)	$(154)	$(5,947)	$(16,881)
Issuance of common stock for stock option exercises	—	—	—	—	—	—	728,343	—	51	—	—	—	51
Issuance of common stock for stock option early exercises	—	—		—		—	322,917	—	—	—	—	—	—
Stockholder loans interest	—	—	—	—	—	—	—	—	—	(136)	—	—	(136)
Stock-based compensation— restricted stock	—	—	—	—	—	—	—	—	35	—	—	—	35
Stock-based compensation— stock options	—	—	—	—	—	—	—	—	590	—	—	—	590
Net income	—	—	—	—	—	—	—	—	—	—	—	10,427	10,427

Balance at June 30, 2020	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	100,500,570	$0.1	$4,388	$(14,628)	$(154)	$4,480	$(5,914)

See accompanying notes to the unaudited condensed consolidated financial statements.

Dave Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2021	2020
Operating activities
Net income	$3,088	$10,427
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,291	801
Provision for unrecoverable advances	10,933	6,594
Changes in fair value of derivative assets	(24,042)	—
Changes in fair value of warrant liability	2,866	—
Stock-based compensation—restricted stock	4	35
Stock-based compensation—stock options	2,782	590
Non-cash interest from loans to stockholders	(137)	(136)
Non-cash lease expense	63	10
Changes in fair value of marketable securities	—	(8)
Changes in operating assets and liabilities:
Member advances	(16,145)	(5,710)
Prepaid income taxes	746	—
Prepaid expenses and other current assets	(329)	(1,553)
Accounts payable	1,290	(4,395)
Accrued expenses	3,573	1,674
Income taxes payable	—	(56)
Other current liabilities	(2,044)	103
Other non-current liabilities	(23)	291
Interest payable, convertible notes	6	6

Net cash (used in) provided by operating activities	(16,078)	8,673

Investing activities
Payments for internally developed software costs	(2,267)	(1,693)
Purchase of property and equipment	(23)	(164)
Purchase of marketable securities	(3)	(126)
Sale of marketable securities	3,915	—

Net cash provided by (used in) investing activities	1,622	(1,983)

Financing activities
Repayment on line of credit	(3,910)	—
Proceeds from issuance of common stock for stock option exercises	910	51
Payment of issuance costs	(2,007)	—
Proceeds from borrowings	23,000	—

Net cash provided by financing activities	17,993	51

Net increase in cash and cash equivalents and restricted cash	3,537	6,741
Cash and cash equivalents and restricted cash, beginning of quarter	5,069	6,552

Cash and cash equivalents and restricted cash, end of quarter	$8,606	$13,293

Supplemental disclosure of non-cash investing and financing activities
Operating lease right of use assets recognized	$2,514	$—
Operating lease liabilities recognized	$2,514	$—
Property and equipment purchases in accounts payable	$10	$14

Supplemental disclosure of cash (received) paid for:
Income taxes	$(721)	$72
Interest	$763	$—

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the condensed consolidated balance sheet with the same as shown in the condensed consolidated statement of cash flows.

Cash and cash equivalents	$8,243	$13,013
Restricted cash	363	280

Total cash, cash equivalents, and restricted cash, end of period	$8,606	$13,293

See accompanying notes to the unaudited condensed consolidated financial statements.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements
Note 1 Business and Basis of Presentation
Business
Dave Inc. (the “Company” or “Dave”) is a Delaware corporation formed in October 2015 and headquartered in Los Angeles, California. The Company’s business is to provide its members (“Members”) a suite of financial software and services related to personal finance. In December 2020, the Company formed Dave OD Funding I, LLC (“Dave OD”), a Delaware LLC, and wholly owned subsidiary of Dave Inc. All operating activities, revenues earned, and expenses incurred were generated in the United States of America.
On June 7, 2021, the Company announced it has entered into a definitive agreement for a business combination with VPC Impact Acquisition Holdings III, Inc. (NYSE: VPCC) (“VPCC”), a special purpose acquisition company sponsored by Victory Park Capital, which is an affiliate of Victory Park Management, LLC. The business combination will result in Dave becoming a publicly traded company listed on the Nasdaq Capital Market under the ticker symbol “DAVE”.
The proposed business combination has been unanimously approved by the Boards of Directors of the Company and VPCC, and is subject to approval by VPCC’s stockholders, regulatory approvals and other customary closing conditions. The business combination is expected to close in the fourth quarter of 2021.
Dave’s Personal Financial Management Service
Dave’s personal financial management service enables Members to monitor their bank account balances to avoid overdraft fees and build budgets to assist in short-term financial planning. When a Member signs up for the Company’s mobile application, Dave connects to the Member’s checking account and then monitors and analyzes the Member’s typical spending and saving behavior. Based on this analysis, Dave identifies upcoming expenses, such as a car or rent payment, and likely future spending based on historical spending habits which enables Members to more effectively manage their finances. The Members are charged a $1 monthly fee for this software monitoring service.
Dave’s Advance Service
Many of Dave’s Members are at risk of having liquidity shortfalls before they receive their next paycheck. To help these Members avoid incurring costly overdraft fees, Dave offers them the ability to obtain a non-recourse
cash advance of up to $200 (an “Advance”).
Members need not pay a fee to obtain an Advance, as Members can always obtain Advances via ACH for free, which generally arrive within three business days. However, many Members choose to pay an optional instant transfer fee to obtain the Advance within eight hours. Members may also choose to pay a voluntary tip to compensate the Company for use of its Advance service.
Dave’s Job Portal Service
As an additional tool to help prevent overdrafting and improve cash flow, Dave helps connect Members to open local jobs. Dave’s job portal service, referred to as “Side Hustle,” enables Members to view potential opportunities for supplemental work, primarily in flexible, part-time roles. Side Hustle allows Members to submit applications to a repository of job openings with various partner companies, which include various ride share platforms and food delivery companies. Dave generates referral fees from partner companies for facilitating contacts between them and the application’s Members.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Dave’s Checking Product
Dave offers a free, no minimum, no overdraft-fee mobile checking account to its Members in partnership with a federally insured banking institution. Members can fund their accounts with direct deposit from their payroll or make manual cash and electronic deposits, spend via a debit card, access ATMs and transfer funds between accounts at other banks and to third parties online, all through Dave’s mobile application. Other industry-first features include automated budgeting, advances, access to the Company’s exclusive job board, and the ability to build credit with on-time
rent payments.
Basis of Presentation
These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are unaudited.
These unaudited condensed consolidated financial statements do not include all disclosures that are normally included in annual audited financial statements prepared in accordance with U.S. GAAP and should be read in conjunction with the Company’s consolidated financial statements. The unaudited condensed consolidated balance sheet as of December 31, 2020, has been derived from the Company’s annual audited consolidated financial statements.
In the opinion of the Company, the accompanying unaudited condensed consolidated financial Statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2021 and December 31, 2020, its results of operations for the six months ended June 30, 2021 and 2020 and cash flows for the six months ended June 30, 2021 and 2020. The unaudited condensed financial statements at December 31, 2020, have been derived from the Company’s annual audited consolidated financial statements, but does not contain all of the footnote disclosures from the Company’s annual audited consolidated financial statements.
Principles of Consolidation
The Company consolidates financial statements of all entities in which the Company has a controlling financial interest, including the accounts of any Variable Interest Entity (“VIE”) in which the Company has a controlling financial interest and for which it is the primary beneficiary. All intercompany transactions and balances have been eliminated upon consolidation.
Variable Interest Entities
The Company is considered the primary beneficiary of Dave OD, as it has the power over the activities that most significantly impact the economic performance of Dave OD and has the obligation to absorb expected losses and the right to receive expected benefits that could be significant, in accordance with accounting guidance. As a result, the Company consolidated Dave OD and all intercompany accounts have been eliminated.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

The carrying value of Dave OD’s assets and liabilities, after elimination of any intercompany transactions and balances, in the unaudited condensed consolidated balance sheet as of June 30, 2021 are as follows:

Assets
Cash and cash equivalents	$6,855
Member advances, net of allowance for unrecoverable advances of $2,438 as of June 30, 2021	39,467
Debt facility commitment fee, current	51
Debt facility commitment fee, long-term	158

Total assets	$46,531

Liabilities and stockholder’s deficit
Long-term debt facility	$23,000
Warrant liability	2,972
Equity contributed	0
Accumulated deficit	(6,079)

Total liabilities and stockholder’s deficit	$19,893

Note 2 Significant Accounting Policies
Use of Estimates
The preparation of these condensed consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. The Company’s estimates are based on its historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) allowance for unrecoverable advances; (ii) realization of tax assets and estimates of tax liabilities; (iii) valuation of equity securities; (iv) fair value of derivatives; and (v) valuation of warrant liabilities. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition
Service-Based Revenue, Net:
Service-based revenue, net primarily consists of tips, express processing fees, and subscriptions charged to Members, net of processor costs associated with advance disbursements. Member advances are treated as financial receivables under ASC 310
Receivables
(“ASC 310”).
The Company encourages but does not contractually require its Members who receive a cash advance to leave a discretionary tip. The Company treats tips as an adjustment of yield to the advances and are recognized over the average term of advances.
Express processing fees apply when a Member requests an expedited cash advance. At the Member’s election, the Company expedites the funding of advance funds within eight hours, as opposed to the customary three business days, of the advance request. Express fees are nonrefundable loan origination fees and are recognized as revenues over the expected contractual term of the advance.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Costs incurred by the Company to fund cash advances are treated as direct loan origination costs. These direct loan origination costs are netted against advance-related income over the expected contractual term of the advance. Direct origination costs recognized as a reduction of advance-related income during the periods ended June 30, 2021 and 2020, was $1.8 million and $1.6 million, respectively.
The Company accounts for subscriptions in accordance with ASC 606,
Revenue from Contracts with Customers
(“ASC 606”). Under ASC 606, the Company must identify the contract with a Member, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies the performance obligations. The Company’s primary sources of revenue are derived from fees earned on advances, and other financial instruments that are not within the scope of ASC 606. The Company has evaluated the nature of its contracts with Members and determined that further disaggregation of revenue from contracts with Members into categories beyond what is presented in the condensed consolidated statements of operations was not necessary. For revenue sources that are within the scope of Topic 606, the Company fully satisfies its performance obligations and recognizes revenue in the period it is earned as services are rendered. Transaction prices are typically fixed, charged on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with the Company’s Members. Sources of revenue from contracts with Members that are in the scope of ASC 606 include subscription fees, lead generation fees and reward program fees.
Subscription fees of $1 are received on a monthly basis from Members who subscribe to the Company’s application. The Company continually fulfills its obligation to each Member over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the Member receives and consumes the benefits of the platform throughout the contract period.
Price concessions granted to Members who have insufficient funds when subscription fees are due are forms of variable consideration under the Company’s contracts with Members. For price concessions, the Company has elected, as an accounting policy, to account for price concessions for the month at the end of the reporting month based on the actual amount of concessions granted as the impact.
Service-based revenue also consists of lead generation fees from the Company’s Side Hustle advertising partners. The Company is entitled to receive these lead generation fees when Members of the application sign up for jobs with the Company’s various partners. Lead generation contracts contain a single performance obligation. Lead generation revenue is recognized at a point in time upon satisfaction and completion of the single performance obligation. The Company also receives cash monthly as part of a rewards program for those Dave debit card Members who choose to spend funds with selected vendors. The cash received by the Company is recorded as unearned revenue and recognized into revenue as the subscription credits are earned by the Members.
Transaction-Based Revenue, Net:
Transaction-based revenue, net primarily consists of interchange and ATM revenues from Dave’s Checking Product, net of
ATM-related
fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied.
ATM-related
fees recognized as a reduction of transaction-based revenue during the periods ended June 30, 2021 and 2020, was $0.4 million and $8 thousand, respectively.
Member Advances
Member advances include
non-recourse
cash advances, fees, and tips net of certain direct origination costs and allowance for unrecoverable advances. Management’s intent is to hold advances until maturity or payoff. Members’ cash advances are treated as financial receivables under ASC 310.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Advances to Members are not interest bearing. The Company recognizes these advances at face value and does not use discounting techniques to determine present value of advances due to their short-term average maturity. The consequent discount impact under the imputed interest rate method does not result in a significant impact to the financial statements.
The Company considers advances over 120 days past due or which become uncollectible based on information available to the Company as impaired. All advances over 120 days past due are deemed uncollectible and subsequently written-off.
Subsequent recoveries of Member advances
written-off,
if any, are recorded as a reduction to the provision for unrecoverable advances expense in the condensed consolidated statements of operations when collected.
The Company does not provide modifications to advances.
Allowance for Unrecoverable Advances
The Company maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding Member advances. The Company considers an advance to be impaired when it is probable that it will not be able to recover all amounts due according to its contractual terms. Management estimates the allowance balance required using loss experience, cash recovery patterns, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of past cash recovery patterns and projections of future economic conditions involve a high degree of subjectivity. Increases are created by recording a provision for unrecoverable advances in the condensed consolidated statements of operations.
Internally Developed Software
Internally developed software is capitalized when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs consist of salaries and other compensation costs for employees incurred for time spent on upgrades and enhancements to add functionality to the software and fees paid to third-party consultants who are directly involved in development efforts. These capitalized costs are included on the condensed consolidated balance sheets as intangible assets, net. Other costs are expensed as incurred and included within Other general and administrative expenses in the condensed consolidated statements of operations. Capitalized costs for the six-month
period ended June 30, 2021 was approximately $2.3 million.
Amortization of internally developed software commences when the software is ready for its intended use (i.e., after all substantial testing is complete). Internally developed software is amortized over its estimated useful life of 3 years. Amortization expense for the six-month
periods ended June 30, 2021 and 2020, was approximately $1.2 million and $0.7 million, respectively.
Fair Value of Financial Instruments
ASC 820,
Fair Value Measurement
(“ASC 820”), provides a single definition of fair value and a common framework for measuring fair value as well as disclosure requirements for fair value measurements used in financial statements. Under ASC 820, fair value is determined based upon the exit price that would be received by a company to sell an asset or paid by a company to transfer a liability in an orderly transaction between market participants, exclusive of any transaction costs. Fair value measurements are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company uses the most advantageous market, which is the market from which the Company would receive the highest selling

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. ASC 820 creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below, with Level 1 having the highest priority and Level 3 having the lowest.
Level 1—Quoted prices in active markets for identical assets or liabilities.
Level 2—Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
Following are the major categories of assets and liabilities measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3) (in thousands):

June 30, 2021	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$13,754	$—	$—	$13,754
Derivative asset on loans to stockholders	—	—	24,499	24,499

Total assets	$13,754	$—	$24,499	$38,253

Liabilities
Warrant liability	$—	$—	$2,972	$2,972

Total liabilities	$—	$—	$2,972	$2,972

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$17,666	$—	$—	$17,666
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$17,666	$—	$457	$18,123

The Company had no assets and liabilities measured at fair value on a non-recurring
basis as of June 30, 2021 and December 31, 2020.
The Company also has financial instruments not measured at fair value. The Company has evaluated cash and cash equivalents, Member advances, net, restricted cash, accounts payable, and accrued expenses, and believes the carrying value approximates the fair value due to the short-term nature of these balances. The fair value of the debt facility, convertible debt and line of credit approximate their carrying values.
Marketable Securities:
The Company evaluated the quoted market prices in active markets for its marketable securities and has classified its securities as Level 1. The Company’s investments in marketable securities are exposed to price

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

fluctuations. The fair value measurements for the securities are based upon the quoted prices of similar items in active markets multiplied by the number of securities owned.
Derivative Asset Related to Loans to Stockholders:
In relation to certain loans to stockholders, the Company purchased call options which grant the Company the right to acquire a fixed number of the Company’s common stock, par value $0.000001 per share (“Common Stock”), held by such stockholders over the exercise period (four years). However, the exercise price per share is not fixed. The approximate $3.273 exercise price per share increases by a nominal amount of approximately $0.005 for each month that lapses from the call option issuance date. As of June 30, 2021, the exercise price per share was approximately $3.392. The Company understands that this variability in the exercise price of the call option is tied to the passage of time, which is not an input to the fair value of the Company’s shares per ASC 815,
Derivatives and Hedging
(“ASC 815”). Therefore, the Company does not believe the call option meets the scope exception under ASC 815. As the scope exception is not met, the call option is accounted for as a derivative instrument. Accordingly, the call option is measured at fair value and presented as a derivative asset on loans to stockholders on the Company’s condensed consolidated balance sheets. Interest earned on the non-recourse
promissory notes will be reported as interest income and changes in the fair value of the call option will be reported as other income or expense in the period incurred. The call option is measured at fair value at the end of each reporting period with change in fair value recorded in earnings. The fair value of the call option as of June 30, 2021 and December 31, 2020, was approximately $24.5 million and $0.5 million, respectively.
A roll-forward of the Level 3 derivative asset on loans to stockholders is as follows (dollars in thousands):

Ending value at December 31, 2019	$457
Change in fair value during the period	—

Ending value at December 31, 2020	457
Change in fair value during the period	24,042

Ending value at June 30, 2021	$24,499

The Company used a probability-weighted expected return method (“PWERM”) to weight the indicated call options value determined under the binomial option pricing model to determine the fair value of the call options. The following table presents the assumptions used to value the call options for the period ended June 30, 2021:

Expected volatility	57.0%
Risk-free interest rate	0.0 - 0.2%
Remaining term	0.2 - 1.9 Years
Warrant Liability Related to Debt Facility:
As discussed further in Note 6, in January 2021, the Company issued warrants contemporaneously with a debt facility that met the definition of a derivative under ASC 815. This warrant liability was initially recorded as a liability at fair value, with the offsetting entry recorded as a loan commitment fees asset. The derivative liability was subsequently recorded at fair value at each reporting period, with changes in fair value reflected in earnings. The loss related to the change in fair value of the warrant liability in the six months ended June 30, 2021 was $2.9 million, which is presented within changes in fair value of warrant liability in the condensed consolidated statements of operations.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

A roll-forward of the Level 3 warrant liability is as follows (dollars in thousands):

Opening value at December 31, 2020	$—
Initial fair value at the original issuance date	106
Change in fair value during the period	2,866

Ending value at June 30, 2021	$2,972

The Company used a PWERM to weight the indicated warrant liability value determined under the binomial option pricing model to determine the fair value of the warrant liability. The following table presents the assumptions used to value the warrant liability for the period ended June 30, 2021:

Expected volatility	57.0 - 57.5%
Risk-free interest rate	0.0 - 0.2%
Remaining term	0.2 - 1.9 Years
There were no other assets or liabilities that were required to be measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020.
Fair Value of Common Stock
The Company is required to estimate the fair value of the Common Stock underlying the Company’s share-based awards. The fair value of the Common Stock underlying the Company’s stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by the Company’s Board of Directors. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.
In the absence of a public market for the Common Stock, the valuation of the Common Stock has been determined using a market approach and subject company transaction method. The allocation of equity value was determined using the option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
The Company considered various objective and subjective factors to determine the fair value of its Common Stock as of each grant date, including:

•	Historical financial performance;

•	The Company’s business strategy;

•	Industry information, such as external market conditions and trends;

•	Lack of marketability of the Common Stock;

•
Likelihood of achieving a liquidity event, such as an initial public offering, special-purpose acquisition company (“SPAC”) merger, or strategic sale given prevailing market conditions and the nature and history of the Company’s business;

•	Prices, privileges, powers, preferences and rights of the Company’s convertible preferred stock relative to those of the Common Stock;

•	Forecasted cash flow projections for the Company;

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

•	Illiquidity of stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the Common Stock. If the Company had used different assumptions or estimates, the fair value of the Common Stock and the Company’s stock-based compensation expense could have been materially different.
During 2019 and 2020, the Company’s estimated fair value of its Common Stock remained relatively consistent, fluctuating between $0.935 per share as of August 5, 2019 (“August 2019 Valuation”) and $0.981 per share as of August 30, 2020 (“August 2020 Valuation”). The August 2019 Valuation and August 2020 Valuations utilized the income and market approaches in estimating the fair value.
In 2021, the Company’s management team contemplated a SPAC merger, which was incorporated in a June 7, 2021 valuation that resulted in a fair value for the Company’s Common Stock of $8.67 per share as of June 7, 2021 (“June 2021 Valuation”). The June 2021 Valuation used the hybrid method, wherein a PWERM incorporated an expected near term SPAC exit scenario as well as an option pricing model (“OPM”).
The increase in the fair value of Dave’s common stock between the August 2019 Valuation and August 2020 Valuation, and the June 2021 Valuation was due to the Company’s progress towards completing the SPAC merger that was not known or knowable at the earlier valuation dates.
Loans to Stockholders
In 2019, the Company entered into loan, pledge, and option agreements with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse
promissory notes and call options, which allow the Company to acquire shares held by these stockholders. Following ASC 310, the Company recorded the note as a reduction to shareholders’ equity and will do so until it is repaid, or the associated call option is exercised and the Company reacquires the collateralized shares. Interest earned and accrued on the notes also increases this contra-equity account balance.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the six-months
ended June 30, 2021 and 2020, was approximately $25.9 million and $12.0 million, respectively, and is presented within advertising and marketing in the condensed consolidated statements of operations.
Income Taxes
The Company follows ASC 740,
Income Taxes
(“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not
that the asset will not be realized.
ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not
that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not,
the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not
threshold, no tax benefit is recorded. The Company has estimated approximately $0.1 million of uncertain tax positions as of June 30, 2021 and December 31, 2020, related to state income taxes.
The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. The Company recognized approximately $0.003 million of interest expense as a component of income tax expense during the six-months
ended June 30, 2021 and the year ended December 31, 2020. There was approximately $0.006 million and $0.003 million of accrued interest as of June 30, 2021 and December 31, 2020, respectively.
Segment Information
The Company determines its operating segments based on how its chief operating decision makers manage operations, make operating decisions and evaluate operating performance. The Company has determined that the Chief Operating Decision Maker, or “CODM”, is a joint role shared by the Chief Executive Officer and Chief Financial Officer. Based upon the way the CODM reviews financial information and makes operating decisions and considering that the CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance, the service-based and transaction-based operations constitute a single operating segment and one reportable segment.
Net Income Per Share Attributable to Stockholders
The Company has five classes of participating securities (Series A preferred stock, par value $0.000001 per share (“Series A Preferred Shares”), Series
B-1
preferred stock, par value $0.000001 per share (“Series
B-1
Preferred Shares”), and Series
B-2
preferred stock, par value $0.000001 per share (“Series
B-2
Preferred Shares”) and, together with the Series A Preferred Shares and the Series
B-1
Preferred Shares, (the “Preferred Stock”), unvested RSAs and early exercised stock options) issued and outstanding as of June 30, 2021 and 2020. The Company used the two-class
method to compute net income per common share, because it had issued multiple classes of participating securities. The two-class
method requires earnings for the period to be allocated between multiple classes of participating securities based upon their respective rights to receive distributed and undistributed earnings. The Company used the two-class
method to compute net income per common share. Losses are not attributed to participating securities as holders of Preferred Stock, unvested RSAs, and early exercise stock options are not contractually obligated to share in the Company’s losses.
Basic net income attributable to holders of Common Stock per share is calculated by dividing net income attributable to holders of Common Stock by the weighted-average number of shares outstanding, excluding shares issued in relation to unvested RSAs and vested early exercise options funded by non-recourse
notes (refer to Note 11
Related-Party Transactions
for further details on the Company’s Loans to Stockholders).
Diluted net income per share attributable to holders of Common Stock adjusts the basic net income per share attributable to stockholders and the weighted-average number of shares outstanding for the potentially dilutive impact of stock options, warrants and restricted stock using the treasury stock method and convertible preferred stock using the as-if-converted
method.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

The following table sets forth the computation of the Company’s basic and diluted net income per share attributable to holders of Common Stock (in thousands, except share data):

	For the Six Months Ended June 30,
	2021	2020
	(unaudited)
Numerator
Net income	$3,088	$10,427
Less: noncumulative dividend to convertible preferred stockholders	(3,088)	(6,464)
Less: undistributed earnings to participating securities	—	(2,607)

Net income attributed to common stockholders—Basic	—	1,356
Add: undistributed earnings reallocated to common stockholders	—	45

Net income attributed to common stockholders—Diluted	$—	$1,401
Denominator
Weighted average shares of common stock—basic	99,367,891	86,632,180
Dilutive effect of equity incentive awards	25,219,400	8,509,188
Dilutive effect of Series A convertible stock	137,208,550	—

Weighted average shares of common stock—diluted	261,795,841	95,141,368
Net income per share
Basic	$0.00	$0.02
Diluted	$0.00	$0.01
The following potentially dilutive shares were excluded from the computation of diluted net income per share for the periods presented because including them would have been antidilutive:

	For the Six Months Ended June 30,
	2021	2020
	(unaudited)
Equity incentive awards	1	12,479,599
Convertible preferred stock	13,326,050	150,534,600
Series B-1 warrants	1,722,640	—

Total	15,048,691	163,014,199

Recent Accounting Pronouncements
Recently Issued Accounting Pronouncements Not Yet Adopted:
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
(“ASU 2016-13”).
ASU
2016-13
introduced a new credit loss methodology, the Current Expected Credit Losses (“CECL”) methodology, which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to
maturity debt securities, trade receivables and other receivables measured at amortized cost at the time the financial asset is originated or acquired. Subsequent to the issuance of ASU
2016-13,
the FASB issued several additional ASUs to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. In

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

November 2019, the FASB issued an amendment making this ASU effective for public companies for the fiscal year beginning after December 15, 2019. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2023, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
(“ASU
2019-12”),
as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. The amendments in ASU
2019-12
remove certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU
2019-12
also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. This ASU is effective for public companies for annual periods beginning after December 15, 2020. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2022, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU
No. 2020-04,
 Reference Rate Reform (Topic 848)
:
Facilitation of the Effects of Reference Rate Reform on Financial Reporting
, which provides optional guidance for accounting for contracts, hedging relationships, and other transactions affected by reference rate reform, if certain criteria are met. The provisions of this standard are available for election for all companies through December 31, 2022. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU
2020-06,
Debt – Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU 2020-06”).
The guidance
in ASU 2020-06 simplifies
the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU 2020-06 also
simplify the guidance in ASC Subtopic
815-40,
Derivatives and Hedging: Contracts in Entity’s Own Equity
, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted
method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments in ASU 2020-06 are
effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted. The guidance must be adopted as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.
In May 2021, 1he FASB
issued ASU 2021-04,
 Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic
470-50),
Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40),
which addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. The amendment in this update is effective for all companies for annual periods beginning after December 15, 2021. The new standard will be effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its condensed consolidated financial statements and related disclosures.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Recently Adopted Accounting Pronouncements:
In October 2020, the FASB issued ASU
2020-10,
Codification Improvements
(“Codification”). The update provides incremental improvements on various topics in the Codification to provide clarification, correct errors in, and simplification on a variety of topics. Among other things, the guidance includes presentation disclosures for the amount of income tax expense or benefit related to other comprehensive income. The amendments are effective for public entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the standard effective January 1, 2021. The Company has evaluated the effect that the updated standard had on its internal processes, condensed consolidated financial statements and related disclosures, and has determined that the adoption did not have a significant impact on its condensed consolidated financial statements and related disclosures.
Note 3 Member Cash Advances, Net
Below is a detail of Member cash advances, net (dollars in thousands):
Table as of 6/30/2021

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$32,110	$(1,784)	$30,326
11-30	9,814	(1,160)	8,654
31-60	5,691	(2,711)	2,980
61-90	3,651	(2,279)	1,372
91-120	2,239	(1,615)	624

Total	$53,505	$(9,549)	$43,956

Table as of 12/31/2020

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$27,948	$(1,367)	$26,581
11-30	8,380	(1,205)	7,175
31-60	5,489	(3,009)	2,480
61-90	6,088	(4,284)	1,804
91-120	3,419	(2,715)	704

Total	$51,324	$(12,580)	$38,744

Member advances, net, represent outstanding advances, tips, and processing fees, net of direct origination costs, less an allowance for unrecoverable advances. The allowances for unrecovered advances netted against gross Member cash advances total $9.5 million (unaudited) and $12.6 million at June 30, 2021 and December 31, 2020, respectively.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

The roll-forward of the allowance for unrecoverable advances is as follows (dollars in thousands):

Ending allowance balance at December 31, 2020	$12,580
Plus: provision for unrecoverable advances	10,345
Less: amounts written-off	(13,376)

Ending allowance balance at June 30, 2021 (unaudited)	$9,549

Ending allowance balance at December 31, 2019	$9,355
Plus: provision for unrecoverable advances	5,940
Less: amounts written-off	(10,327)

Ending allowance balance at June 30, 2020 (unaudited)	$4,968

The Company recorded provision for unrecoverable advances expense for the six months ended June 30, 2021 and 2020, of approximately $0.6 million and $0.7 million, respectively, related to direct write-offs of unrecoverable Member advances.
Note 4 Accrued Expenses
Accrued expenses consisted of the following (dollars in thousands):

	(unaudited) June 30, 2021	December 31, 2020
Accrued charitable contributions	$4,801	$3,364
Accrued compensation	1,424	875
Sales tax payable	1,378	991
Other	1,295	94

Total	$8,898	$5,324

Accrued charitable contributions include amounts the Company has pledged related to charitable tree and meal donations. The Company uses a portion of tips received to make a charitable cash donation to third parties who use the funds to plant trees or provide meals to those in need. For the six-month
periods ended June 30, 2021 and 2020, the Company pledged approximately $2.4 million (unaudited) and $1.2 million (unaudited) related to charitable donations, respectively. These costs are expensed as incurred and are presented within other general and administrative expenses in the condensed consolidated statements of operations.
Accrued compensation includes accrued bonuses and one half of the portion of employer Social Security payroll taxes deferred under the CARES Act. Other accrued expenses include accrued professional fees, legal fees, and accrued banking and program fees.
Note 5 Line of Credit
In November 2017, the Company entered into a line of credit agreement with UBS (the “UBS Agreement”). Issuance costs related to this transaction were not significant. There is no stated maturity date, there are no financial covenants and the amount of line of credit is solely dependent upon the total amount of assets the Company holds with UBS at any given point. During 2021, the Company repaid $3.9 million and the UBS Agreement was terminated in March 2021. As of December 31, 2020, the Company had an outstanding balance of $3.9 million, which included $10 thousand of accrued interest. The interest incurred related to this borrowing is included in Interest expense within the condensed consolidated statement of operations.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Note 6 Long-Term Debt, Net
2021 Debt Facility:
In January 2021, Dave OD Funding I, LLC (“Borrower”) entered into a Senior Secured Loan Facility (the “Debt Facility”) with Victory Park Management, LLC (“Agent”), allowing the Borrower to draw up to $100 million from various lenders associated with Victory Park Management, LLC (the “Lenders”). The Debt Facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. Interest is payable monthly in arrears. The Debt Facility has certain financial covenants, including a requirement to maintain a minimum cash, cash equivalents, or marketable securities balance of $10.0 million and as of June 30, 2021, the Company was in compliance with all covenants. Payments of the loan draws are due at the following dates: (i) within five business days after the date of receipt by the Borrower and the Company (“Credit Party”) or any of their subsidiaries of any net cash proceeds in excess of $250 thousand in the aggregate during any fiscal year from any asset sales (other than certain permitted dispositions), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (ii) within five business days after the date of receipt by any Credit Party or any of their subsidiaries, or the Agent as loss payee, of any net cash proceeds from any destruction or taking, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (iii) within three business days after the date of receipt by any Credit Party or any of their subsidiaries of any net cash proceeds from the incurrence of any indebtedness of any Credit Party or any of their subsidiaries (other than with respect to permitted indebtedness), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; and (iv) if extraordinary receipts are received by any Credit Party in the aggregate amount in any fiscal year in excess of $250 thousand or (b) if an event of default has occurred and is continuing at any time when any extraordinary receipts are received by any Credit Party, then within five business days of the receipt by any Credit Party of any such extraordinary receipts, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to (x) 100% of such extraordinary receipts in excess of $250 thousand in respect of clause (a) above and (y) 100% of such extraordinary receipts in respect of clause (b) above. As of June 30, 2021, the Company has drawn $23.0 million on the Debt Facility and has made no repayments.
Contemporaneously with the execution of the Debt Facility, the Company issued warrants to the Lenders as consideration for entering into the Debt Facility, representing a loan commitment fee. The warrants vest and become exercisable based on the Company’s aggregated draw on the Debt Facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event and (ii) the consummation of a liquidity event. The holders of the warrants have the ability to exercise their right to acquire a number of common shares equal to 0.2% of the fully diluted equity of the Company as of the closing date (“Closing Date”) of the Company’s next equity financing with proceeds of at least $40.0 million (“Qualified Financing Event”) or immediately prior to the consummation of a liquidity event. The exercise price of the warrants is the greater of (i) 80% of the fair market value of each share of Common Stock at the Closing Date and (ii) $3.752050 per share, subject to certain down-round adjustments. The warrants meet the definition of a derivative under ASC 815 and will be accounted for as a liability at fair value and subsequently remeasured to fair value at the end of each reporting period with the changes in fair value recorded in the condensed consolidated statement of operations. The initial offsetting entry to the warrant liability was an asset recorded to reflect the loan commitment fee. The loan commitment fee asset will be amortized to interest expense over the commitment period of four years. The Company estimates the fair value of the warrants at the issuance date to be $0.1 million using the Black-Scholes option-pricing model. Determining the fair value of these warrants under this model requires subjective assumptions. These estimates involve inherent uncertainties and the application of management’s judgment. The following table presents the assumptions used to estimate

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

the fair value of the warrants at the issuance date:

Expected volatility	55.0%
Risk-free interest rate	0.1 - 0.2%
Remaining term	0.6 - 2.9 Years
Note 7 Commitments and Contingencies
Litigation:
From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or claims will have a significant adverse effect on the Company’s business, financial condition, results of operations or cash flows.
Stoffers v. Dave Inc. (filed September 16, 2020 in LA County Superior Court)
This is a purported class action lawsuit filed in connection with a July 2020 data breach. The Company is in the process of settling this matter; it estimates the settlement to be approximately $3.2 million and is included with Legal settlement accrual within the condensed consolidated balance sheets for the period ended June 30, 2021 and December 31, 2020.
Martinsek v. Dave Inc.
In January 2020, a former employee of the Company, Zachary Martinsek, filed a complaint in the California Superior Court for the County of Los Angeles against the Company and the Company’s Chief Executive Officer, asserting claims for, among other things, breach of contract, breach of fiduciary duty, conversion, and breach of the implied covenant of good faith and fair dealing. The complaint alleges that the Company and the Chief Executive Officer misappropriated approximately 6.8 million shares (as adjusted for a 10:1 forward stock split in November 2020) by rescinding a stock option agreement and a restricted stock purchase agreement between the Company and Mr. Martinsek under which such shares were issued and repurchasing the shares. The Company rescinded the agreements for failure of consideration. The Company and the Chief Executive Officer answered, denying all claims and asserting defenses. Discovery has commenced, but no trial date has been set. The Company is vigorously defending against this claim.
Whalerock v. Dave Inc.
Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over when the 18-month sublease commenced. The Company believes the lease commencement date was June 15th, 2021, when the California stay-at-home order was lifted and the Company was legally allowed to use the sublease premises. The total rent payments in dispute total approximately $1.8 million. The Company is actively litigating this matter and cannot reasonably estimate the most likely outcome at this time.
Note 8 Leases
In June 2018, the Company entered into a lease agreement for a single general office space in Los Angeles, California. The initial term of the lease is nine months with a five-year extension option at the discretion of the lessee. Monthly rent is approximately $1 thousand, subject to an annual escalation of 3%.
In November 2018, the Company entered into a sublease agreement with PCJW Properties LLC (“PCJW”), controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $5 thousand, subject to an annual escalation of 4%.
In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $19 thousand, subject to an annual escalation of 5%.
In September 2019, the Company entered into a sublease for general office space in West Hollywood, California. The lease term is two years subject to early termination by either party. Under the terms of the lease, monthly rent is approximately $10 thousand, subject to an annual escalation of 3%. In December 2019, the Company entered into a lease amendment to increase the leased office space in exchange for monthly rent of approximately $23 thousand. The amendment also extended the lease term to October 31, 2021, and increased the annual escalation to 3.5%.
In May 2020, the Company entered into a sublease with Whalerock for general office space in West Hollywood, California. Under the terms of the sublease, the lease term is approximately
18-months
and the monthly rent is approximately $140 thousand. The Company began utilizing the office space in June 2021.
All leases were classified as operating and operating lease expenses are presented within other general and administrative expenses in the unaudited condensed consolidated statements of operations. The Company does not have any finance leases or sublease arrangements where the Company is the sublessor. The Company’s leasing activities are as follows (dollars in thousands):

For the Six Months Ended June 30, 2021
Operating lease cost	$343
Short-term lease cost	—
Variable lease cost	—

Total lease cost	$343

Other information:
Cash paid for operating leases	$281
Right-of-use assets obtained in exchange for new operating lease liability	$2,514
Weighted-average remaining lease term - operating lease	2.38
Weighted-average discount rate - operating lease	10%
The future minimum lease payments as of June 30, 2021, were as follows (in thousands):

Year	3rd-Party Commitment	Related-Party Commitment	Total
2021 (remaining)	$902	$160	$1,062
2022	1,781	335	2,116
2023	159	340	499
2024	2	295	297
2025	—	309	309
Thereafter	—	—	—

Total minimum lease payments	$2,844	$1,439	$4,283

Less: imputed interest	(204)	(269)	(473)

Total lease liabilities	$2,640	$1,170	$3,810

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Note 9 Convertible Preferred Stock and Stockholders’ Deficit
The number of authorized, issued and outstanding stock, liquidation value, and carrying value as of June 30, 2021 and December 31, 2020, were as follows:

	(unaudited)
	As of June 30, 2021
	Authorized Shares	Issued Shares	Outstanding Shares	Liquidation Preference (in thousands)	Carrying Value (in thousands)
Series A Preferred Shares	133,216,940	133,216,940	133,216,940	$130,686	$9,881
Series B-1 Preferred Shares	13,326,050	13,326,050	13,326,050	$50,000	$49,675
Series B-2 Preferred Shares	3,991,610	3,991,610	3,991,610	$11,981	$12,617
Common Stock	290,000,000	105,157,258	102,318,133	$—	$0.1

	As of December 31, 2020
	Authorized Shares	Issued Shares	Outstanding Shares	Liquidation Preference (in thousands)	Carrying Value (in thousands)
Series A Preferred Shares	133,216,940	133,216,940	133,216,940	$130,686	$9,881
Series B-1 Preferred Shares	13,326,050	13,326,050	13,326,050	$50,000	$49,675
Series B-2 Preferred Shares	3,991,610	3,991,610	3,991,610	$11,981	$12,617
Common Stock	290,000,000	103,062,319	100,223,194	$—	$0.1
Convertible Preferred Shares:
Series A Preferred Shares
The Series A Preferred Shares are entitled to stockholder voting rights that equal the number of Common Stock into which the shares of Series A Preferred Shares are convertible, have a non-cumulative
dividend rate of $0.0113, and are convertible at a 1:1 ratio based on a $0.141 per share conversion price, subject to adjustment, at the option of the holder and automatically upon various liquidity events. No dividends have been declared or paid as of either June 30, 2021 or December 31, 2020. The conversion price has not changed during the six-month
period ended June 30, 2021.
Series
B-1
Preferred Shares
The Series
B-1
Preferred Shares are entitled to stockholder voting rights that equal the number of Common Stock into which the shares of Series
B-1
Preferred Shares are convertible, have a
non-cumulative
dividend rate of $0.300164, and are convertible at a 1:1 ratio based on a $0.3752050 per share conversion price, subject to adjustment, at the option of the holder and automatically upon various liquidity events. No dividends have been declared or paid as of either June 30, 2021 or December 31, 2020. The conversion price has not changed during the six-month
period ended June 30, 2021.
Series
B-2
Preferred Shares
The Series
B-2
Preferred Shares are entitled to stockholder voting rights that equal the number of Common Stock into which the shares of Series A Preferred Shares are convertible, have a non-cumulative
dividend rate of $0.240131, and are convertible at a 1:1 ratio based on a $0.3001640 per share conversion price, subject to adjustment, at the option of the holder and automatically upon various liquidity events. No dividends have been declared or paid as of either June 30, 2021 or December 31, 2020. The conversion price has not changed during the six-month
period ended June 30, 2021.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Common Stock:
The Common Stock are entitled to one vote per share and dividends are subject to the discretion of the Company’s Board of Directors. No dividends have been declared or paid as of either June 30, 2021 or December 31, 2020.
Note 10 Stock-Based Compensation
In 2017, the Company’s Board of Directors adopted the Dave Inc. 2017 Stock Plan (the “Plan”). The Plan authorizes the award of stock options, restricted stock and restricted stock units. The Company has reserved shares of common stock for issuance under the Plan. The Company recognized approximately $2.8 million and $0.6 million of stock-based compensation expense arising from stock option and restricted stock grants which is recorded as a component of compensation and benefits in the condensed consolidated statements of operation for the six months ended June 30, 2021, and 2020, respectively.
Stock Options:
Activity with respect to options granted under the Plan is summarized as follows:

	Shares	Weighted- Average Exercise Price
Options outstanding, December 31, 2020	23,025,382	$0.74
Granted	13,117,141	$0.98
Exercised	(2,175,153)	$0.57
Forfeited	(4,768,840)	$0.89
Expired	(39,406)	$0.91

Options outstanding, June 30, 2021, unaudited	29,159,124	$0.84

The Company allowed certain stock option holders to exercise unvested options to purchase shares of Common Stock. Shares received from such early exercises are subject to repurchase in the event of the optionees employment termination, at the original issuance price, until the options are fully vested. As of June 30, 2021 and 2020, 543,590 and 1,572,902 shares of Common Stock were subject to repurchase, respectively. As of June 30, 2021, there were 2,839,125 options exercised in exchange for non-recourse
notes, of which 2,295,535 options were vested. As of June 30, 2020, there were 2,992,250 options exercised in exchange for non-recourse
notes, of which 1,700,598 options were vested. The shares issued pursuant to unvested options and both vested and unvested options funded by non-recourse
notes have been included in shares issued and outstanding on the condensed consolidated balance sheets as such shares are considered legally outstanding.
On March 3, 2021, the Company granted the Chief Executive Officer stock options to purchase up to 8,458,481 shares of Common Stock in nine tranches. Each of the nine tranches contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable, which is upon the completion of a business combination. The market conditions relate to the achievement of certain specified price targets. As of June 30, 2021, the performance and market conditions have not been met and were not deemed probable. The options have a strike price of $0.98 per share. The Company determined the fair value of the options on the grant date to be approximately $10.5 million using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

free interest rate, and volatility. Each tranche will vest monthly over a derived service period. The following table presents the key inputs and assumptions used to value options granted during the years ended December 31:

Expected volatility	40.0%
Risk-free interest rate	1.5%
Remaining term	10.0 Years
Expected dividend yield	0.0%
Restricted Stock Issued to Employees:
A summary of the Company’s restricted stock activity for employees for the six months ended June 30, 2021, is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Nonvested shares at December 31, 2020	2,375,000	$0.93
Granted	—	$—
Vested	(1,425,000)	$0.93
Forfeited	—	$—

Nonvested shares at June 30, 2021, unaudited	950,000	$0.93

Restricted Stock Issued to
Non-Employees:
A summary of the Company’s
non-employee
restricted stock activity for the six months ended June 30, 2021, is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Nonvested shares at December 31, 2020	5,209	$0.93
Granted	—	$—
Vested	(5,209)	$0.93
Forfeited	—	$—

Nonvested shares at June 30, 2021, unaudited	—	$—

Note 11 Related-Party Transactions
Leasing Arrangements:
In November 2018, the Company entered into a sublease agreement with PCJW, controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $5 thousand, subject to an annual escalation of 4%.
In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $19 thousand, subject to an annual escalation of 5%.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company paid approximately $0.2 million and $0.3 million, respectively, under lease agreements with PCJW for general office space in Los Angeles, California.
The following is a schedule of future minimum rental payments as of June 30, 2021, under Company’s sub-lease
for the properties located in Los Angeles, California signed with PCJW (in thousands):

Year	Related-Party Commitment
2021 (remaining)	$160
2022	335
2023	340
2024	295
2025	309
Thereafter	—

Total minimum lease payments	$1,439

Less: imputed interest	(269)

Total lease liabilities	$1,170

The related-party components of the lease
right-of-use
assets, lease liabilities, short-term, and lease liabilities, long-term are presented as part of the right-of-use
asset and lease liability on the condensed consolidated balance sheets.
Related-Party Exercise Receivable Promissory Notes:
During 2018, the Company issued
non-recourse
promissory notes with certain employees, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The notes for $0.1 thousand were secured by a pledge of 1,942,250 shares.
During 2020, the Company issued a
non-recourse
promissory note with a certain executive, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The note for $1.0 million was secured by a pledge of 1,050,000 shares.
The amounts due as of June 30, 2021 and December 31, 2020, was approximately $1.1 million. The promissory notes have a term of five years and carry stated interest rates between 1.5% and 2.0%, which are compounded annually.
Loans to Stockholders:
In 2019, the Company entered into loan, pledge, and option agreements (“Loans to Stockholders”) with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse
promissory notes and call options, which allow the Company to acquire shares held by these stockholders. The entire unpaid principal balance of these Loans to Stockholders, together with all accrued but unpaid interest, is due and payable upon the earlier of (i) August 12, 2026; (ii) a liquidity event; or (iii) the exercise of the call option by the Company. These Loans to Stockholders carry stated interest rates of 1.87%, which are compounded annually. Also, inclusive of interest, the Loans to Stockholders were approximately $14.9 million and $14.8 million as of June 30, 2021 and December 31, 2020, respectively. Please refer to Note 2,
Significant Account Policies
, for further details on the fair value of the derivative asset related to the Loans to Stockholders.

Dave Inc.
Notes to the Unaudited Condensed Consolidated Financial Statements

Note 12 401(k) Savings Plan
The Company maintains a 401(k) savings plan for the benefit of its employees. Employees can defer up to 90% of their compensation subject to fixed annual limits. All current employees are eligible to participate in the 401(k) savings plan. Beginning January 2021, the Company is required to make matching contributions to the 401(k) savings plan equal to 100% of the first 4% of wages deferred by each participating employee. The Company incurred expenses for employer matching contributions of approximately $0.4 million and $0 million for the periods ended June 30, 2021 and 2020, respectively.
Note 13 Subsequent Event:
Subsequent events are events or transactions that occur after the condensed consolidated balance sheet date, but before condensed consolidated financial statements are available to be issued. The Company recognizes in the condensed consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the condensed consolidated balance sheet, including the estimates inherent in the process of preparing the condensed consolidated financial statements. The Company’s condensed consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the condensed consolidated balance sheet but arose after the condensed consolidated balance sheet date and before condensed consolidated financial statements were available to be issued.
Recent Legal Matters:
Refer to Note 7
Commitments and Contingencies
for further details on the Company’s recent legal matters.
Amendment to the Private Investment in Public Equity Subscription Agreement:
In August 2021, VPCC announced that it has entered into an amendment to the private investment in public equity (“PIPE”) subscription agreement (“PIPE Amendment”) it previously entered into with Alameda Research Ventures LLC (“Alameda Research”) in connection with the proposed business combination with the Company. The PIPE Amendment calls for a $15 million pre-funding,
which will be facilitated through the issuance of a promissory note by the Company to Alameda Research. The Company’s obligations to repay the principal amount of such promissory note would be discharged through the issuance to Alameda Research of 1.5 million shares of VPCC at the closing of the business combination.
The Company has evaluated subsequent events through October 5, 2021, the date the condensed consolidated financial statements were available to be issued as approved by management. The Company is not aware of any other significant events that occurred subsequent to the condensed consolidated balance sheet date that would have a significant impact on its condensed consolidated financial statements other than what is disclosed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Shareholders and the Board of Directors of
Dave Inc. and subsidiary
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Dave Inc. and subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Restatement of Previously Issued Financial Statements
As discussed in Note 2, the accompanying consolidated financial statements have been restated.
/s/ Moss Adams, LLP
Los Angeles, California
July 29, 2021
(except for the effect of the restatement described in Note 2, as to which the date is September 30, 2021)
We have served as the Company’s auditor since 2018.

Dave Inc.
Restated Consolidated Balance Sheets
(in thousands; except share data)

	As of December 31,
	2020	2019
	As Restated	As Restated
Assets
Current assets:
Cash and cash equivalents	$4,789	$6,406
Marketable securities	17,666	25,305
Member advances, net of allowance for unrecoverable advances of $12,580 and $9,355 as of December 31, 2020 and 2019, respectively	38,744	29,042
Prepaid income taxes	4,008	—
Restricted cash, current	83	—
Prepaid expenses and other current assets	4,062	1,462

Total current assets	69,352	62,215
Property and equipment, net	516	421
Lease right-of-use assets (related party of $1,184 and $1,379 as of December 31, 2020 and 2019, respectively)	1,378	1,759
Intangible assets, net	4,505	2,090
Derivative asset on loans to stockholders	457	457
Restricted cash	197	146

Total assets	$76,405	$67,088

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$8,492	$6,502
Accrued expenses	5,324	1,890
Line of credit	3,910	—
Lease liabilities, short-term (related party of $205 and $171 as of December 31, 2020 and 2019, respectively)	400	369
Income taxes payable	—	508
Legal settlement accrual	3,201	—
Other current liabilities	2,853	306

Total current liabilities	24,180	9,575
Lease liabilities, long-term (related party of $1,065 and $1,270 as of December 31, 2020 and 2019, respectively)	1,088	1,488
Convertible debt, long-term	695	695
Interest payable, convertible notes	13	1
Other non-current liabilities	585	37

Total liabilities	26,561	11,796

Commitments and contingencies (Note 11)
Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001, 133,216,940 shares authorized; 133,216,940 shares issued and outstanding at December 31, 2020 and 2019; $130,686 and $124,558 liquidation preference at December 31, 2020 and 2019, respectively	9,881	9,881
Series B-1 convertible preferred stock, par value per share $0.000001, 13,326,050 shares authorized; 13,326,050 shares issued and outstanding at December 31, 2020 and 2019; $50,000 liquidation preference at December 31, 2020 and 2019	49,675	49,675
Series B-2 convertible preferred stock, par value per share $0.000001, 3,991,610 shares authorized; 3,991,610 shares issued and outstanding at December 31, 2020 and 2019; $11,981 liquidation preference at December 31, 2020 and 2019	12,617	12,617

Total convertible preferred stock	72,173	72,173

Stockholders’ deficit:
Common stock, par value per share $0.000001, 290,000,000 and 285,000,000 shares authorized at December 31, 2020 and 2019, respectively; 103,062,319 and 101,391,560 shares issued at December 31, 2020 and 2019, respectively; 100,223,194 and 99,449,310 shares outstanding at December 31, 2020 and 2019, respectively	0.1	0.1
Treasury stock	(154)	(154)
Additional paid-in capital	5,493	3,712
Loans to stockholders	(14,764)	(14,492)
Accumulated deficit	(12,904)	(5,947)

Total stockholders’ deficit	(22,329)	(16,881)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$76,405	$67,088

See accompanying notes to the consolidated financial statements.

Dave Inc.
Restated Consolidated Statements of Operations
(in thousands)

	For the Year Ended December 31,
	2020	2019
	As Restated	As Restated
Operating revenues:
Service based revenue, net	$120,595	$76,194
Transaction based revenue, net	1,201	33

Total operating revenues, net	121,796	76,227

Operating expenses:
Provision for unrecoverable advances	25,539	19,688
Processing and servicing fees	21,646	15,216
Advertising and marketing	38,019	22,934
Compensation and benefits	22,210	9,242
Other operating expenses	15,763	7,370

Total operating expenses	123,177	74,450

Other (income) expense:
Interest income	(409)	(429)
Interest expense	17	852
Gain on conversion of 2018 convertible notes	—	(841)
Derivative liability	—	536
Legal settlement and litigation expenses	4,467	327
Other strategic financing and transactional expenses	1,356	—

Total other expenses, net	5,431	445

Net (loss) income before provision for income taxes	(6,812)	1,332
Provision for income taxes	145	545

Net (loss) income	$(6,957)	$787

Net (loss) income per share:
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00
Weighted-average shares used to compute net income (loss) per share
Basic	90,986,048	76,918,167
Diluted	90,986,048	247,773,816
See accompanying notes to the consolidated financial statements.

Dave Inc.
Restated Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share data)

	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	133,216,940	$9,881	—	$—	—	$—	98,798,160	$0.1	$3,227	$—	$—	$(6,734)	$(3,507)
Issuance of restricted stock	—	—	—	—	—	—	14,500,000	—	—	—	—	—	—
Cancellation of restricted stock	—	—	—	—	—	—	(14,250,000)	—	—	—	—	—	—
Issuance of common stock for stock option exercises	—	—	—	—	—	—	446,830	—	39	—	—	—	39
Issuance of series B-1 convertible preferred stock, net of issuance costs of $325 thousand	—	—	13,326,050	49,675	—	—	—	—	—	—	—	—	—
Conversion of notes and accrued interest to series B-2 preferred stock	—	—	—	—	3,991,610	12,617	—	—	—	—	—	—	—
Treasury stock	—	—	—	—	—	—	(45,680)	—	—	—	(154)	—	(154)
Stockholder loans	—	—	—	—	—	—	—	—	—	(14,492)	—	—	(14,492)
Stock-based compensation—restricted stock	—	—	—	—	—	—	—	—	178	—	—	—	178
Stock-based compensation—stock options	—	—	—	—	—	—	—	—	268	—	—	—	268
Net income as restated	—	—	—	—	—	—	—	—	—	—	—	787	787

Balance at December 31, 2019 as restated	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	99,449,310	$0.1	$3,712	$(14,492)	$(154)	$(5,947)	$(16,881)

Issuance of common stock for stock option exercises	—	—	—	—	—	—	1,253,045	—	256	—	—	—	256
Issuance of common stock for stock option early exercises	—	—	—	—	—	—	403,131	—	—	—	—	—	—
Cancellation of common stock issued for stock option early exercise	—	—	—	—	—	—	(229,167)	—	—	—	—	—	—
Cancellation of restricted stock	—	—	—	—	—	—	(653,125)	—	—	—	—	—	—
Stockholder loans interest	—	—	—	—	—	—	—	—	—	(272)	—	—	(272)
Stock-based compensation—restricted stock	—	—	—	—	—	—	—	—	68	—	—	—	68
Stock-based compensation—stock options	—	—	—	—	—	—	—	—	1,457	—	—	—	1,457
Net loss as restated	—	—	—	—	—	—	—	—	—	—	—	(6,957)	(6,957)

Balance at December 31, 2020 as restated	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	100,223,194	$0.1	$5,493	$(14,764)	$(154)	$(12,904)	$(22,329)

See accompanying notes to the consolidated financial statements.

Dave Inc.
Restated Consolidated Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2020	2019
	As Restated	As Restated
Operating activities
Net (loss) income	$(6,957)	$787
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,718	805
Provision for unrecoverable advances	25,539	19,688
Stock-based compensation—restricted stock	68	178
Stock-based compensation—stock options	1,457	268
Non-cash interest from loans to stockholders	(272)	(104)
Non-cash lease expense	12	86
Changes in fair value of marketable securities	(3)	(21)
Changes in fair value of derivative assets and liabilities	—	536
Gain on conversion of 2018 convertible notes	—	(841)
Accretion of debt discount	—	211
Changes in operating assets and liabilities:
Member advances	(35,240)	(39,266)
Prepaid income taxes	(4,008)	—
Prepaid expenses and other current assets	(2,600)	(1,247)
Accounts payable	1,983	4,858
Accrued expenses	3,433	1,743
Income taxes payable	(508)	508
Legal settlement accrual	3,201	—
Other current liabilities	2,472	306
Other non-current liabilities	547	37
Interest payable, convertible notes	12	540

Net cash used in operating activities	(9,146)	(10,928)

Investing activities
Payments for internally developed software costs	(3,989)	(1,746)
Purchase of derivative asset on loans to stockholders	—	(457)
Purchase of property and equipment	(231)	(382)
Sale of marketable securities	7,780	15,774
Purchase of marketable securities	(138)	(32,884)

Net cash provided by (used in) investing activities	3,422	(19,695)

Financing activities
Repayment of convertible debt	—	(2,000)
Loans to stockholders	—	(14,388)
Acquisition of treasury stock	—	(154)
Borrowings on line of credit	3,910	1,500
Repayment on line of credit	—	(1,500)
Proceeds from issuance of common stock for stock option exercises	256	39
Proceeds from issuance of common stock for stock option early exercises	75	—
Proceeds from issuance of preferred stock	—	49,675
Proceeds from issuance of convertible debt	—	695

Net cash provided by financing activities	4,241	33,867

Net (decrease) increase in cash and cash equivalents and restricted cash	(1,483)	3,244
Cash and cash equivalents and restricted cash, beginning of year	6,552	3,308

Cash and cash equivalents and restricted cash, end of year	$5,069	$6,552

Supplemental disclosure of non-cash investing and financing activities
2018 convertible notes and derivative liability settled with preferred shares	$—	$12,617
Operating lease right of use assets recognized	$—	$1,736
Operating lease liabilities recognized	$—	$1,736
Property and equipment purchases in accounts payable	$7	$14
Receivable from early exercise of stock options	$368	$—

Supplemental disclosure of cash paid for:
Income taxes	$2,798	$—
Interest	$—	$200

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheets with the same as shown in the consolidated statements of cash flows.

Cash and cash equivalents	$4,789	$6,406
Restricted cash	280	146

Total cash, cash equivalents, and restricted cash, end of year	$5,069	$6,552

See accompanying notes to the consolidated financial statements.

Dave Inc.
Notes to the Consolidated Financial Statements
Note 1 Business and Basis of Presentation
Business
Dave Inc. (the “Company” or “Dave”) is a Delaware corporation formed in October 2015 and headquartered in Los Angeles, California. The Company’s business is to provide its members (“Members”) a suite of financial software and services related to personal finance. All operating activities, revenues earned, and expenses incurred were generated in the United States of America.
Dave’s Personal Financial Management Service
Dave’s personal financial management service enables Members to monitor their bank account balances to avoid overdraft fees and build budgets to assist in short-term financial planning. When a Member signs up for the Company’s mobile application, Dave connects to the Member’s checking account and then monitors and analyzes the Member’s typical spending and saving behavior. Based on this analysis, Dave identifies upcoming expenses, such as a car or rent payment, and likely future spending based on historical spending habits, which enables Members to more effectively manage their finances. The Members are charged a $1 monthly fee for this software monitoring service.
Dave’s Advance Service
Many of Dave’s Members are at risk of having liquidity shortfalls before they receive their next paycheck. To help these Members avoid incurring costly overdraft fees, Dave offers them the ability to obtain a non-recourse
cash advance of up to $100 and up to $200 for Dave Banking Members (an “Advance”).
Members need not pay a fee to obtain an Advance, as Members can always obtain Advances via ACH for free, which generally arrive within three business days. However, many Members choose to pay an optional instant transfer fee to obtain the Advance within eight hours. Members may also choose to pay a voluntary tip to compensate the Company for use of its Advance service.
Dave’s Job Portal Service
As an additional tool to help prevent overdrafting and improve cash flow, Dave helps connect Members to open local jobs. Dave’s job portal service, referred to as “Side Hustle,” enables Members to view potential opportunities for supplemental work, primarily in flexible, part-time roles. Side Hustle allows Members to submit applications to a repository of job openings with various partner companies, which include various ride share platforms and food delivery companies. Dave generates referral fees from partner companies for facilitating contacts between them and the application’s Members.
Dave’s Checking Product
Dave offers a free, no minimum, no
overdraft-fee
mobile checking account to its Members in partnership with a federally insured banking institution. Members can fund their accounts with direct deposit from their payroll or make manual cash and electronic deposits, spend via a debit card, access ATMs and transfer funds between accounts at other banks and to third parties online, all through Dave’s mobile application. Other industry-first features include automated budgeting, advances, access to the Company’s exclusive job board, and the ability to build credit with on-time
rent payments.
Basis of Presentation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Dave Inc.
Notes to the Consolidated Financial Statements

On November 11, 2020, the Company effected a
ten-for-one
stock split to shareholders of record as of November 11, 2020. All shares, stock options, and restricted stock units have been retroactively adjusted to reflect the stock split.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and a variable interest entity (“VIE”).
In accordance with the provisions of Accounting Standards Codification (“ASC”) 810,
Consolidation,
the Company consolidates any VIE of which the Company is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when it is not considered the primary beneficiary. The Company evaluates its relationships with its VIEs on an ongoing basis to ensure that the Company continues to be the primary beneficiary.
Variable Interest Entity:
On December 9, 2020, the Company formed Dave OD Funding I, LLC, a Delaware LLC, and wholly owned subsidiary of Dave Inc. Dave is considered the primary beneficiary of Dave OD Funding I, LLC and consolidates 100% of the entity. The subsidiary had no activity during 2020.
COVID-19
Impact
There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus
(“COVID-19”),
and the Company continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of
COVID-19
on the Company’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventative measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.
Beginning in March 2020, the Company’s business and operations were disrupted by the conditions caused by
COVID-19,
which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) helped mitigate the effects of
COVID-19
on the Company’s Members. In particular, stimulus funds and incremental unemployment benefits provided under the CARES Act created additional financial support for the Company’s Members; however, the overall economic conditions potentially increase Members’ credit risk. The Company is concurrently evaluating its policies around the level and extent of Members’ cash advances and corresponding credit risk. The Company expects to continue to assess the evolving impact of the
COVID-19
pandemic and intends to make adjustments to its responses accordingly.
Note 2 Restatement of Previously-Issued Financial Statements
In connection with the preparation of the Company’s June 30, 2021 unaudited condensed consolidated financial statements, management became aware of errors related to Member advances and the Allowance for unrecoverable advances.

Dave Inc.
Notes to the Consolidated Financial Statements

The Company evaluated the materiality of these errors both qualitatively and quantitatively in accordance with Staff Accounting Bulletin (“SAB”) No. 99,
Materiality
and SAB No. 108,
Considering the Effects of Prior Year Misstatements in Current Year Financial Statements
, and determined the effect of these corrections was material to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019. Accordingly, the Company has restated the consolidated financial statements as of and for the years ended December 31, 2020 and 2019 in accordance with ASC 250,
Accounting Changes and Error Corrections
.
Additionally, the Company identified an error related to Member advances, net of the allowance for unrecoverable advances in 2018, which was corrected through an out of period adjustment in the consolidated financial statements for the year ended December 31, 2019. The out of period adjustment decreased Member advances, net of the allowance for unrecoverable advances and increased the Provision for unrecoverable advances by approximately $0.3 million. The Company determined that this error was not material to the consolidated financial statements for the year ended December 31, 2018, nor was the impact of the out of period adjustment to correct the error material to the financial statements for the year ended December 31, 2019.
In addition to the adjustments made to correct the overstatement of Member advances, net of allowance for unrecoverable advances, and the understatement of the Provision for unrecoverable advances, the Company also made related adjustments to Prepaid income taxes, Income taxes payable, Other non-current liabilities and the Provision for income taxes. These adjustments did not affect operating revenues, total cash flows from operating activities, financing activities or investing activities for any period presented. In response to the errors, the Company redesigned its internal controls around the Member advances, net of allowances for unrecoverable advances to detect and prevent future errors.

	As of December 31,
	2020
Consolidated Balance Sheet:	As Reported	Adjustments	As Restated
Assets
Member advances, net of allowance for unrecoverable advances	$47,588	$(8,844)	$38,744
Prepaid income taxes	$1,576	$2,432	$4,008
Total current assets	$75,764	$(6,412)	$69,352
Total assets	$82,817	$(6,412)	$76,405

Liabilities, convertible preferred stock, and stockholders’ deficit
Other non-current liabilities	$735	$(150)	$585
Total liabilities	$26,711	$(150)	$26,561
Accumulated deficit	$(6,642)	$(6,262)	$(12,904)
Total stockholders’ deficit	$(16,067)	$(6,262)	$(22,329)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$82,817	$(6,412)	$76,405

	For the year ended December 31,
	2020
Consolidated Statement of Operations	As Reported	Adjustments	As Restated
Provision for unrecoverable advances	$19,441	$6,098	$25,539
Total operating expenses	$117,079	$6,098	$123,177
Net loss before provision for income taxes	$(714)	$(6,098)	$(6,812)
Provision for income taxes	$1,888	$(1,743)	$145
Net loss	$(2,602)	$(4,355)	$(6,957)
Net loss per share:
Basic	$(0.03)		$(0.08)
Diluted	$(0.03)		$(0.08)

Dave Inc.
Notes to the Consolidated Financial Statements

	For the year ended December 31,
	2020
Consolidated Statements of Cash Flows:	As Reported	Adjustments	As Restated
Net loss	$(2,602)	$(4,355)	$(6,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for unrecoverable advances	$19,441	$6,098	$25,539
Changes in operating assets and liabilities:
Prepaid income taxes	$(1,576)	$(2,432)	$(4,008)
Income taxes payable	$(1,348)	$840	$(508)
Other non-current liabilities	$698	$(151)	$547

	For the year ended December 31,
	2020
Consolidated Statement of Convertible Preferred Stock and Stockholder’s Deficit:	As Reported	Adjustments	As Restated
Net loss	$(2,602)	$(4,355)	$(6,957)
Accumulated deficit	$(6,642)	$(6,262)	$(12,904)
Total stockholders’ deficit	$(16,067)	$(6,262)	$(22,329)

	For the year ended December 31,
	2019
Consolidated Statement of Operations	As Reported	Adjustments	As Restated
Provision for unrecoverable advances	$16,941	$2,747	$19,688
Total operating expenses	$71,703	$2,747	$74,450
Net income (loss) before provision for income taxes	$4,079	$(2,747)	$1,332
Provision for income taxes	$1,385	$(840)	$545
Net income (loss)	$2,694	$(1,907)	$787

	As of December 31,
	2019
Consolidated Balance Sheet:	As Reported	Adjustments	As Restated
Assets
Member advances, net of allowance for unrecoverable advances	$31,789	$(2,747)	$29,042
Total current assets	$64,962	$(2,747)	$62,215
Total assets	$69,835	$(2,747)	$67,088
Income taxes payable	$1,348	$(840)	$508
Total current liabilities	$10,415	$(840)	$9,575
Total liabilities	$12,636	$(840)	$11,796
Accumulated deficit	$(4,040)	$(1,907)	$(5,947)
Total stockholders’ deficit	$(14,974)	$(1,907)	$(16,881)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$69,835	$(2,747)	$67,088

Dave Inc.
Notes to the Consolidated Financial Statements

	For the year ended December 31,
	2019
Consolidated Statements of Cash Flows:	As Reported	Adjustments	As Restated
Net income	$2,694	$(1,907)	$787
Adjustments to reconcile net income to net cash used in operating activities:
Provision for unrecoverable advances	$16,941	$2,747	$19,688

	For the year ended December 31,
	2019
Consolidated Statement of Convertible Preferred Stock and Stockholder’s Deficit:	As Reported	Adjustments	As Restated
Net income	$2,694	$(1,907)	$787
Accumulated deficit	$(4,040)	$(1,907)	$(5,947)
Total stockholders’ deficit	$(14,974)	$(1,907)	$(16,881)
Note 3 Significant Accounting Policies
Use of Estimates
The preparation of these consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. The Company’s estimates are based on its historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) allowance for unrecoverable advances; (ii) realization of tax assets and estimates of tax liabilities; (iii) valuation of equity securities; and (iv) fair value of the derivative related to the Company’s 2018 convertible notes. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition
Service Based Revenue, Net:
Service based revenue, net primarily consists of tips, express processing fees, and subscriptions charged to Members, net of processor costs associated with advance disbursements.
Member advances are treated as financial receivables under ASC 310 Receivables (“ASC 310”). Advance-related income is reported net of direct loan origination costs.
The Company encourages but does not contractually require its Members who receive a cash advance to leave a discretionary tip. The Company treats tips as an adjustment of yield to the advances and are recognized over the average term of advances.
Express processing fees apply when a Member requests an expedited cash advance. At the Member’s election, the Company expedites the funding of advance funds within eight hours, as opposed to the customary three business days, of the advance request. Express fees are nonrefundable loan origination fees and are recognized as revenues over the expected contractual term of the advance.

Dave Inc.
Notes to the Consolidated Financial Statements

Costs incurred by the Company to fund cash advances are treated as direct loan origination costs. These direct loan origination costs are netted against advance-related income over the expected contractual term of the advance. Direct origination costs recognized as a reduction of advance-related income during the years ended December 31, 2020 and 2019, was $3.6 million and $2.1 million, respectively.
The Company accounts for subscriptions in accordance with ASC 606,
Revenue from Contracts with Customers
(“ASC 606”). Under ASC 606, the Company must identify the contract with a Member, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies the performance obligations. The Company’s primary sources of revenue are derived from fees earned on advances, and other financial instruments that are not within the scope of ASC 606. The Company has evaluated the nature of its contracts with Members and determined that further disaggregation of revenue from contracts with Members into categories beyond what is presented in the consolidated statements of operations was not necessary. For revenue sources that are within the scope of Topic 606, the Company fully satisfies its performance obligations and recognizes revenue in the period it is earned as services are rendered. Transaction prices are typically fixed, charged on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with the Company’s Members. Sources of revenue from contracts with Members that are in the scope of ASC 606 include subscription fees, lead generation fees and reward program fees.
Subscription fees of $1 are received on a monthly basis from Members who subscribe to the Company’s application. The Company continually fulfills its obligation to each Member over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the Member receives and consumes the benefits of the platform throughout the contract period.
Price concessions granted to Members who have insufficient funds when subscription fees are due are forms of variable consideration under the Company’s contracts with Members. For price concessions, the Company has elected, as an accounting policy, to account for price concessions for the month at the end of the reporting month based on the actual amount of concessions granted as the impact.
Service based revenue also consists of lead generation fees from the Company’s Side Hustle advertising partners. The Company is entitled to receive these lead generation fees when Members of the application sign up for jobs with the Company’s various partners. Lead generation contracts contain a single performance obligation. Lead generation revenue is recognized at a point in time upon satisfaction and completion of the single performance obligation. The Company also receives cash monthly as part of a rewards program for those Dave debit card Members who choose to spend funds with selected vendors. The cash received by the Company is recorded as unearned revenue and recognized into revenue as the subscription credits are earned by the Members.
Transaction Based Revenue, Net:
Transaction based revenue, net primarily consists of interchange and ATM revenues from Dave’s Checking Product and are recognized at the point in time the transactions occur, as the performance obligation is satisfied.
Processing and Servicing Fees
Processor fees consist of fees paid to the Company’s processors for the recovery of advances, tips, processing fees, and subscriptions. These expenses also include fees paid for services to connect Member’s bank accounts to the Company’s application. Aside from processing and service fees associated with advance disbursements, all other processing and service fees are expensed as incurred are expensed as incurred.

Dave Inc.
Notes to the Consolidated Financial Statements

Cash and Cash Equivalents
The Company classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents.
Restricted Cash
Restricted cash primarily represents cash held at financial institutions that is pledged as collateral for specific accounts that may become overdrawn. At December 31, 2020 and 2019, the Company had restricted cash in the amounts of $0.3 million and $0.1 million, respectively.
Marketable Securities
Marketable securities consist of a money market mutual fund. The fair value of marketable securities is determined by quoted prices in active markets and changes in fair value are recorded in other (income) expense in the statement of operations.
Member Advances
Member advances include
non-recourse
cash advances, fees, and tips net of certain direct origination costs and allowance for unrecoverable advances. Management’s intent is to hold advances until maturity or payoff. Members’ cash advances are treated as financial receivables under ASC 310.
Advances to Members are not interest-bearing. The Company recognizes these advances at face value and does not use discounting techniques to determine present value of advances due to their short-term average maturity. The consequent discount impact under the imputed interest rate method does not result in a significant impact to the financial statements.
The Company considers advances over 120 days past due or which become uncollectible based on information available to the Company as impaired. All advances over 120 days past due are deemed uncollectible and subsequently written-off.
Subsequent recoveries of Member advances
written-off,
if any, are recorded as a reduction to the provision for unrecoverable advances expense in the consolidated statements of operations when collected.
The Company does not provide modifications to advances.
Allowance for Unrecoverable Advances
The Company maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding Member advances. The Company considers an advance to be impaired when it is probable that it will not be able to recover all amounts due according to its contractual terms. Management estimates the allowance balance required using loss experience, cash recovery patterns, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of past cash recovery patterns and projections of future economic conditions involve a high degree of subjectivity. Increases are created by recording a provision for unrecoverable advances in the consolidated statements of operations.
Internally Developed Software
Internally developed software is capitalized when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs consist of salaries and other compensation costs for

Dave Inc.
Notes to the Consolidated Financial Statements

employees incurred for time spent on upgrades and enhancements to add functionality to the software and fees paid to third-party consultants who are directly involved in development efforts. These capitalized costs are included on the consolidated balance sheets as intangible assets, net. Other costs are expensed as incurred and included within Other operating expenses in the consolidated statements of operations.
Amortization of internally developed software commences when the software is ready for its intended use (i.e., after all substantial testing is complete). Internally developed software is amortized over its estimated useful life of 3 years.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation. Property and equipment are recorded at cost and depreciated over the estimated useful lives ranging from 3 to 7 years using the straight-line method. Maintenance and repair costs are charged to operations as incurred and included within Other operating expenses in the consolidated statements of operations.
Impairment of Long-Lived Assets
The Company assesses the impairment of long-lived assets, primarily property and equipment and amortizable intangible assets, whenever events or changes in business circumstances indicate that carrying amounts of the assets may not be fully recoverable. If the sum of the expected undiscounted future cash flows from an asset is less than the carrying amount of the asset, the Company estimates the fair value of the assets. The Company measures the loss as the amount by which the carrying amount exceeds its fair value calculated using the present value of estimated net future cash flows.
Fair Value of Financial Instruments
ASC 820,
Fair Value Measurement
(“ASC 820”), provides a single definition of fair value and a common framework for measuring fair value as well as disclosure requirements for fair value measurements used in financial statements. Under ASC 820, fair value is determined based upon the exit price that would be received by a company to sell an asset or paid by a company to transfer a liability in an orderly transaction between market participants, exclusive of any transaction costs. Fair value measurements are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company uses the most advantageous market, which is the market from which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. ASC 820 creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below, with Level 1 having the highest priority and Level 3 having the lowest.
Level 1—Quoted prices in active markets for identical assets or liabilities.
Level 2—Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market

Dave Inc.
Notes to the Consolidated Financial Statements

participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
Following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3) (in thousands):

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$17,666	$—	$—	$17,666
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$17,666	$—	$457	$18,123

December 31, 2019	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$25,305	$—	$—	$25,305
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$25,305	$—	$457	$25,762

The Company had no assets and liabilities measured at fair value on a non-recurring
basis as of December 31, 2020 and 2019.
The Company also has financial instruments not measured at fair value. The Company has evaluated cash and cash equivalents, Member advances, net, restricted cash, accounts payable, and accrued expenses and believes the carrying value approximates the fair value due to the short-term nature of these balances. The fair value of convertible notes payable and line of credit approximate its carrying value.
Marketable Securities:
The Company evaluated the quoted market prices in active markets for its marketable securities and has classified its securities as Level 1. The Company’s investments in marketable securities are exposed to price fluctuations. The fair value measurements for the securities are based upon the quoted prices of similar items in active markets multiplied by the number of securities owned.
Derivatives:
Derivative Liability Related to Convertible Notes
As discussed further in Note 9 Convertible Debt, Net, the Optional Conversion upon a Qualified Financing feature included in the 2018 Convertible Notes was deemed to be, in substance, a put option settleable in a variable number of shares, that met the definition of a derivative under ASC 815,
Derivatives and Hedging
(“ASC 815”). This derivative liability was accounted for separately from the 2018 Convertible Notes and was initially recorded as a liability at fair value, with the offsetting entry treated as a reduction to the carrying value of the 2018 Convertible Notes. The derivative liability was subsequently recorded at fair value at each reporting period, with changes in fair value reflected in earnings. The loss related to the change in fair value of the derivative liability in 2019 was $0.5 million (presented within other (income)/expense on the consolidated statement of operations). All 2018 Convertible Notes were converted to Series
B-2
preferred stock during 2019.

Dave Inc.
Notes to the Consolidated Financial Statements

A roll-forward of the Level 3 derivative liability is as follows (dollars in thousands):

Opening value at January 1, 2019	$940
Change in fair value during the period	536
Conversion into Series B-2 preferred stock	(1,476)

Ending value at December 31, 2019	$—

The Company used a discounted cash flow valuation technique to determine the fair value of the derivative liability. Unobservable inputs include terms in years, calibrated risk premiums, option adjusted spreads and risk-free rates.

Unobservable Inputs	Range
Term (in years)	0.63 to 1.10
Calibrated risk premium	2.46% to 5.50%
Option adjusted spread	6.62% to 11.04%
Risk-free rate	1.87% to 2.62%
Derivative Asset Related to Loans to Stockholders
In relation to certain loans to stockholders, the Company purchased call options which grant the Company the right to acquire a fixed number of the Company’s common stock, par value $0.000001 per share (“Common Stock”), held by such stockholders over the exercise period (four years). However, the exercise price per share is not fixed. The approximate $3.273 exercise price per share increases by a nominal amount of approximately $0.005 for each month that lapses from the call option issuance date. As of December 31, 2020, the exercise price per share was approximately $3.362. The Company understands that this variability in the exercise price of the call option is tied to the passage of time, which is not an input to the fair value of the Company’s shares per ASC 815. Therefore, the Company does not believe the call option meets the scope exception under ASC 815. As the scope exception is not met, the call option is accounted for as a derivative instrument. Accordingly, the call option is measured at fair value and presented as a derivative asset on loans to stockholders on the Company’s consolidated balance sheets. Interest earned on the non-recourse
promissory notes will be reported as interest income and changes in the fair value of the call option will be reported as other income or expense in the period incurred. The call option is measured at fair value at the end of each reporting period with change in fair value recorded in earnings. The fair value of the call option as of December 31, 2020 and 2019, was approximately $0.5 million.
A roll-forward of the Level 3 derivative asset on loans to stockholders is as follows (dollars in thousands):

Opening value at January 1, 2019	$—
Initial fair value at the original issuance dates	457
Change in fair value during the period	—

Ending value at December 31, 2019	$457

Change in fair value during the period	—

Ending value at December 31, 2020	$457

Dave Inc.
Notes to the Consolidated Financial Statements

The Company used a binomial option pricing model to determine the fair value of the call option. The following table presents the assumptions used to value the call options for the year ended December 31 2020:

Expected volatility	61.5%
Risk-free interest rate	0.2%
Remaining term	3.0 Years
There were no other assets or liabilities that were required to be measured at fair value on a recurring basis as of December 31, 2020 and 2019.
Fair Value of Common Stock
The Company is required to estimate the fair value of the Common Stock underlying the Company’s share-based awards. The fair value of the Common Stock underlying the Company’s stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by the Company’s Board of Directors. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.
In the absence of a public market for the Common Stock, the valuation of the Common Stock has been determined using a market approach and subject company transaction method. The allocation of equity value was determined using the option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
The Company considered various objective and subjective factors to determine the fair value of its Common Stock as of each grant date, including:

•	Historical financial performance;

•	The Company’s business strategy;

•	Industry information, such as external market conditions and trends;

•	Lack of marketability of the Common Stock;

•
Likelihood of achieving a liquidity event, such as an initial public offering, special-purpose acquisition company (“SPAC”) merger, or strategic sale given prevailing market conditions and the nature and history of the Company’s business;

•	Prices, privileges, powers, preferences and rights of the Company’s convertible preferred stock relative to those of the Common Stock;

•	Forecasted cash flow projections for the Company;

•	Illiquidity of stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the Common Stock. If the Company had used different assumptions or estimates, the fair value of the Common Stock and the Company’s stock-based compensation expense could have been materially different.

Dave Inc.
Notes to the Consolidated Financial Statements

During 2019 and 2020, the Company’s estimated fair value of its Common Stock remained relatively consistent, fluctuating between $0.935 per share as of August 5, 2019 (“August 2019 Valuation”) and $0.981 per share as of August 30, 2020 (“August 2020 Valuation”). The August 2019 Valuation and August 2020 Valuations utilized the income and market approaches in estimating the fair value.
Concentration of Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash and cash equivalents, restricted cash, Member cash advances, and accounts receivable. The Company’s cash and cash equivalents and restricted cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limits were approximately $4.6 million and $5.7 million at December 31, 2020 and 2019, respectively. Also, the Company does not believe its marketable securities are exposed to any significant credit risk due to the quality and nature of the securities in which the money is held. Pursuant to the Company’s internal investment policy, investments must be rated
A-1/P-1
or better by Standard and Poor’s Rating Service and Moody’s Investors Service at the time of purchase.
No Member individually exceeded 10% or more of the Company’s Member cash advances balances as of December 31, 2020 and 2019.
Convertible Debt
The Company accounts for convertible notes in accordance with ASC Topic
470-20,
Debt with Conversion and Other Options.
Convertible notes are classified as liabilities measured at amortized cost, net of debt discounts from the allocation of proceeds. Interest expense is recognized using the effective interest method over the expected term of the debt instrument pursuant to ASC Topic 835,
Interest
.
As discussed further in Note 9 Convertible Debt, Net, the Company issued 2018 convertible promissory notes (“2018 Convertible Notes”) and 2019 convertible promissory notes (“2019 Convertible Notes”) in 2018 and 2019, respectively.
Leases
ASC 842,
Leases
(“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-of-use
asset.
Right-of-use
assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.
Right-of-use
assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. Leases are classified as financing or operating which will drive the expense recognition pattern. Lease payments on short-term leases are recognized as expense on a straight-line basis over the lease term.
The Company leases office space under four separate leases, all of which are considered operating leases. One lease includes the option to renew and the exercise of the renewal option is at the Company’s sole discretion. Options to extend or terminate a lease are considered as part of calculating the lease term to the extent that the option is reasonably certain of exercise. The leases do not include the options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Covenants imposed by the leases include letters of credit required to be obtained by the lessee.
The incremental borrowing rate (“IBR”) represents the rate of interest the Company would expect to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. When determinable, the Company uses the rate implicit in the lease to determine the present value of lease payments. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments.

Dave Inc.
Notes to the Consolidated Financial Statements

Loans to Stockholders
In 2019, the Company entered into loan, pledge, and option agreements with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse
promissory notes and call options, which allow the Company to acquire shares held by these stockholders. Following ASC 310, the Company recorded the note as a reduction to shareholders’ equity and will do so until it is repaid, or the associated call option is exercised and the Company reacquires the collateralized shares. Interest earned and accrued on the notes also increases this contra-equity account balance.
Stock-Based Compensation
Stock Option Awards:
ASC 718,
Compensation-Stock Compensation
(“ASC 718”), requires the estimate of the fair value of all share-based payments to employees, including grants of stock options, to be recognized in the statement of operations over the requisite service period. Under ASC 718, employee option grants are generally valued at the grant date and those valuations do not change once they have been established. The fair value of each option award is estimated on the grant date using the Black-Scholes Option Pricing Model. As allowed by ASC 718, the Company’s estimate of expected volatility is based on its peer company average volatilities, including industry, stage of life cycle, size, and financial leverage. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant valuation. The Company recognizes forfeitures as they occur.
Restricted Stock Awards:
Restricted stock awards (“RSAs”) are valued on the grant date and the fair value of the RSAs is equal to the estimated fair value of the Company’s Common Stock on the grant date. This compensation cost is recognized over the requisite service period. When the requisite service period begins prior to the grant date (because the service inception date occurs prior to the grant date), the Company is required to begin recognizing compensation cost before there is a measurement date (i.e., the grant date). The service inception date is the beginning of the requisite service period. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date shall be based on the fair value of the award at the reporting date. In the period in which the grant is approved, cumulative compensation cost is adjusted to reflect the cumulative effect of the compensation cost based on fair value at the grant date rather than the service inception date. The Company recognizes forfeitures as they occur.
RSAs Issued to
Non-Employees:
The Company issues shares of restricted stock to consultants for various advisory and consulting related services. The Company recognized this expense, measured as the estimated value of the shares issued, as a component of stock-based compensation expense, presented within compensation and benefits in the consolidated statements of operations.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2020 and 2019, was approximately $38.0 million and $22.9 million, respectively, and is presented within advertising and marketing in the consolidated statements of operations.
Income Taxes
The Company follows ASC 740,
Income Taxes
(“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial

Dave Inc.
Notes to the Consolidated Financial Statements

statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not
that the asset will not be realized.
ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not
that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not,
the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination, including compromise settlements. For tax positions not meeting the more-likely-than-not
threshold, no tax benefit is recorded. The Company has estimated $0.1 million of uncertain tax positions as of December 31, 2020, related to state income taxes. The Company had no unrecognized tax benefits as of December 31, 2019.
The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. The Company recognized $0.003 million of interest expense as a component of income tax expense during the year ended December 31, 2020. There was no interest or penalties recognized as a component of income tax expense for the year ended December 31, 2019. There was $0.003 million of accrued interest as of December 31, 2020, and no accrued interest or penalties as of December 31, 2019.
Segment Information
The Company determines its operating segments based on how its chief operating decision makers manage operations, make operating decisions and evaluate operating performance. The Company has determined that the Chief Operating Decision Maker, or “CODM”, is a joint role shared by the Chief Executive Officer and Chief Financial Officer. Based upon the way the CODM reviews financial information and makes operating decisions and considering that the CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance, the service-based and transaction-based operations constitute a single operating segment and one reportable segment.
Net Loss (Income) Per Share Attributable to Stockholders
The Company has five classes of participating securities (Series A preferred stock, par value $0.000001 per share (“Series A Preferred Shares”), Series
B-1
preferred stock, par value $0.000001 per share (“Series
B-1
Preferred Shares”), and Series
B-2
preferred stock, par value $0.000001 per share (“Series
B-2
Preferred Shares”) and, together with the Series A Preferred Shares and the Series
B-1
Preferred Shares, the “Preferred Stock”), unvested RSAs and early exercised stock options) issued and outstanding as of December 31, 2020 and 2019. The Company used the two-class
method to compute net loss (income) per common share, because it had issued multiple classes of participating securities. The two-class
method requires losses (earnings) for the period to be allocated between multiple classes of participating securities based upon their respective rights to receive distributed and undistributed losses (earnings). The Company used the two-class
method to compute net loss (income) per common share. Losses are not attributed to participating securities as holders of Preferred Stock, unvested RSAs, and early exercise stock options are not contractually obligated to share in the Company’s losses.
Basic net loss (income) attributable to holders of Common Stock per share is calculated by dividing net loss (income) attributable to holders of Common Stock by the weighted-average number of shares outstanding, excluding shares issued in relation to unvested RSAs and vested early exercise options funded by non-recourse
notes (refer to Note 15 Related-Party Transactions for further details on the Company’s Loans to Stockholders).
Diluted net loss (income) per share attributable to holders of Common Stock adjusts the basic net loss per share attributable to stockholders and the weighted-average number of shares outstanding for the potentially dilutive

Dave Inc.
Notes to the Consolidated Financial Statements

impact of stock options and restricted stock using the treasury stock method and convertible preferred stock using the as-if-converted
method.
The following table sets forth the computation of the Company’s basic and diluted net loss (income) per share attributable to holders of Common Stock (in thousands, except share data):

	For the Year Ended December 31,
	2020	2019
Numerator
Net (loss) income	$(6,957)	$787
Less: noncumulative dividend to convertible preferred stockholders	—	(787)

Net (loss) income attributed to common stockholders—Basic	(6,957)	—
Add back: undistributed earnings allocated to noncumulative dividend to convertible preferred stockholders	—	2,694
Less: non-cumulative dividend to convertible preferred stockholders	—	(2,694)

Net (loss) income attributed to common stockholders—Diluted	(6,957)	—
Denominator
Weighted average shares of common stock—basic	90,986,048	76,918,167
Dilutive effect of equity incentive awards	—	33,647,099
Dilutive effect of Series A convertible stock	—	133,216,940
Dilutive effect of Series B-2 convertible stock	—	3,991,610

Weighted average shares of common stock—diluted	90,986,048	247,773,816
Net (loss) income per share
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00
The following potentially dilutive shares were excluded from the computation of diluted net loss (income) per share for the periods presented because including them would have been antidilutive:

	For the Year Ended December 31,
	2020	2019
Equity incentive awards	23,352,837	4,611,850
Convertible preferred stock	150,534,600	13,326,050

Total	173,887,437	17,937,900

Recent Accounting Pronouncements
Recently Issued Accounting Pronouncements Not Yet Adopted:
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
(“ASU
2016-13”).
ASU
2016-13
introduced a new credit loss methodology, the Current Expected Credit Losses (“CECL”) methodology, which requires earlier recognition of credit losses, while also

Dave Inc.
Notes to the Consolidated Financial Statements

providing additional transparency about credit risk. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to
maturity debt securities, trade receivables and other receivables measured at amortized cost at the time the financial asset is originated or acquired. Subsequent to the issuance of ASU
2016-13,
the FASB issued several additional ASUs to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. In November 2019, the FASB issued an amendment making this ASU effective for public companies for the fiscal year beginning after December 15, 2019. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2023, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
(“ASU
2019-12”),
as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. The amendments in ASU
2019-12
remove certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU
2019-12
also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. This ASU is effective for public companies for annual periods beginning after December 15, 2020. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2022, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU
No. 2020-04,
 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
, which provides optional guidance for accounting for contracts, hedging relationships, and other transactions affected by reference rate reform, if certain criteria are met. The provisions of this standard are available for election for all companies through December 31, 2022. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU 2020-06”).
The guidance
in ASU 2020-06 simplifies
the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU 2020-06 also
simplify the guidance in ASC Subtopic
815-40,
Derivatives and Hedging: Contracts in Entity’s Own Equity
, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted
method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments in ASU 2020-06 are
effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted. The guidance must be adopted as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
In October 2020, the FASB issued ASU
2020-10,
Codification Improvements
. The update provides incremental improvements on various topics in the Codification to provide clarification, correct errors in, and simplification on a variety of topics. Among other things, the guidance includes presentation disclosures for the amount of income tax expense or benefit related to other comprehensive income. The amendments are effective for public entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

Dave Inc.
Notes to the Consolidated Financial Statements

Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
In May 2021, the FASB
issued ASU 2021-04,
 Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic
470-50),
Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40),
which addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. The amendment in this update is effective for all companies for annual periods beginning after December 15, 2021. The new standard will be effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.
Recently Adopted Accounting Pronouncements:
In July 2017, the FASB issued ASU
2017-11,
Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part 1—Accounting for Certain Financial Instruments with Down Round Features
(“ASU
2017-11”).
Part 1 of ASU
2017-11
addresses the complexity of accounting for certain financial instruments with down round features. Down round features are provisions in certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. The Company adopted the standard effective January 1, 2019. The Company has evaluated the effect that the updated standard had on its internal processes, consolidated financial statements and related disclosures, and has determined that the adoption did not have a significant impact on its consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU
2018-13,
Changes to the Disclosure Requirements for Fair Value Measurement
, which modifies certain disclosure requirements on fair value measurements. The Company adopted the standard effective January 1, 2020. The Company has evaluated the effect that the updated standard had on its internal processes, consolidated financial statements and related disclosures, and has determined that the adoption did not have a significant impact on its consolidated financial statements and related disclosures.
Note 4 Marketable Securities
Below is a detail of marketable securities (dollars in thousands):

	As of December 31,
	2020	2019
Marketable securities	$17,666	$25,305

Totals	$17,666	$25,305

The Company’s marketable securities consisted of a money market mutual fund. At December 31, 2020 and 2019, the fund’s money market instruments were comprised of primarily certificates of deposit and financial company/asset backed commercial paper. At December 31, 2020 and 2019, the investment portfolio had a weighted-average maturity of 46 days and 24 days, respectively. The fund is publicly traded with a ticker symbol SPPXX and the money market instruments were measured at fair market value at December 31, 2020 and 2019. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2020 were approximately $7.8 million and $0.1 million, respectively. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2019 were approximately $15.8 million and $32.9 million, respectively. The amount of gain recorded in connection with the investment in marketable securities for the years ended December 31, 2020 and 2019 was approximately $0.1 million and $0.3 million, respectively, and was recorded as a component of interest income in the consolidated statements of operations.

Dave Inc.
Notes to the Consolidated Financial Statements

Note 5 Member Cash Advances, Net
Below is a detail of Member cash advances, net (dollars in thousands):
Table as of December 31, 2020

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$27,948	$(1,367)	$26,581
11-30	8,380	(1,205)	7,175
31-60	5,489	(3,009)	2,480
61-90	6,088	(4,284)	1,804
91-120	3,419	(2,715)	704

Total	$51,324	$(12,580)	$38,744

Table as of December 31, 2019

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$25,529	$(1,027)	$24,502
11-30	4,263	(1,607)	2,656
31-60	3,277	(2,202)	1,075
61-90	2,930	(2,400)	530
91-120	2,398	(2,119)	279

Total	$38,397	$(9,355)	$29,042

Member advances, net, represent outstanding advances, tips, and processing fees, net of direct origination costs, less an allowance for unrecoverable advances. The allowances for unrecovered advances netted against gross Member cash advances total $12.6 million and $9.4 million at December 31, 2020 and 2019, respectively.
The roll-forward of the allowance for unrecoverable advances is as follows (dollars in thousands):

Opening allowance balance at January 1, 2019	$3,277
Plus: provision for unrecoverable advances	18,122
Less: amounts written-off	(12,044)

Ending allowance balance at December 31, 2019	9,355

Plus: provision for unrecoverable advances	23,244
Less: amounts written-off	(20,019)

Ending allowance balance at December 31, 2020	$12,580

In connection with the adjustments to correct the understatement of the provision for unrecoverable advances expense, the Company recorded provision for unrecoverable advances expense for the years ended December 31, 2020 and 2019, of approximately $2.3 million and $1.6 million, respectively.

Dave Inc.
Notes to the Consolidated Financial Statements

Note 6 Accrued Expenses
Accrued expenses consisted of the following (dollars in thousands):

	December 31, 2020	December 31, 2019
Accrued charitable contributions	$3,364	$1,026
Accrued compensation	875	360
Sales tax payable	991	332
Other	94	172

Total	$5,324	$1,890

Accrued charitable contributions include amounts the Company has pledged related to charitable tree and meal donations. The Company uses a portion of tips received to make a charitable cash donation to third parties who use the funds to plant trees or provide meals to those in need. For the years ended December 31, 2020 and 2019, the Company pledged approximately $3.8 million and $1.4 million related to charitable donations, respectively. These costs are expensed as incurred and are presented within other operating expenses in the consolidated statements of operations.
Accrued compensation includes accrued bonuses and one half of the portion of employer Social Security payroll taxes deferred under the CARES Act. Other accrued expenses include accrued professional fees, accrued banking and program fees.
Note 7 Property and Equipment, Net
Property and equipment, net consisted of the following (dollars in thousands):

	December 31, 2020	December 31, 2019
Computer equipment	$289	$79
Leasehold improvements	427	398
Furniture and fixtures	14	14

Total property and equipment	730	491
Less: Accumulated depreciation	(214)	(70)

Property and equipment, net	$516	$421

Depreciation expense for the years ended December 31, 2020 and 2019, was approximately $0.1 million. As of December 31, 2020 and 2019, the Company had outstanding commitments for the purchase of property and equipment totaling approximately $7 thousand and $14 thousand, respectively.
Note 8 Intangible Assets, Net
Company’s intangible assets, net consisted of the following (dollars in thousands):

	December 31, 2020	December 31, 2019
Internally developed software	$7,002	$3,013
Domain name	121	121
Less: accumulated amortization	(2,618)	(1,044)

Intangible Assets, net	$4,505	$2,090

Dave Inc.
Notes to the Consolidated Financial Statements

Future estimated amortization expenses (dollars in thousands):

December 31, 2020
2021	$2,000
2022	1,623
2023	816
2024	8
2025	8
Thereafter	50

Total future amortization	$4,505

Amortization expense for the years ended December 31, 2020 and 2019, was approximately $1.6 million and $0.8 million, respectively.
Note 9 Convertible Debt, Net
2018 Convertible Notes:
In 2018, the Company issued various convertible promissory notes with an aggregate principal amount of approximately $13.0 million, which were converted or paid in 2019. The interest rate was 8% per annum, computed as simple interest and was payable with each installment of principal. The convertible promissory notes had a maturity of 12 months from their respective issuance dates. Issuance costs related to this transaction were not significant.
The related principal and interest were convertible into shares of the Common Stock or a sub-class
of Preferred Stock at the holder’s option if a qualified equity transaction were to take place (“2018 Optional Conversion upon a Qualified Financing”). A qualified equity transaction is defined as a financing transaction that raises at least $10.0 million through the issuance of Common Stock or Preferred Stock. The number of conversion shares would be determined based on 80% of the price paid as part of the qualified transaction.
The 2018 Optional Conversion upon a Qualified Financing feature was deemed to be, in substance, a put option settleable in a variable number of shares. This feature was accounted for as a derivative under ASC 815. Therefore, the Company bifurcated the derivative liability from the debt host and allocated value from the proceeds of the 2018 Convertible Notes to record the initial fair value of the derivative liability. This also resulted in a debt discount on the 2018 Convertible Notes that was amortized to interest expense over the contractual period of the notes using the effective interest rate method. The separated derivative liability was subsequently marked-to-estimated
fair value each reporting period as presented in
Fair Value of Assets and Liabilities
of Note 3.
During 2019, upon the completion of a qualified equity transaction, $12.0 million in principal and interest related to the convertible promissory notes issued during 2018 was converted to 3,991,610 Series
B-2
Preferred Shares. One of the holders of the 2018 Convertible Notes did not elect to convert; therefore, the holder’s principal and interest totaling $2.2 million was repaid to the holder. The derivative liability was marked-to-estimated
fair value immediately prior to the 2018 Convertible Notes extinguishment accounting. The change in the derivative liability’s fair value between January 1, 2019 and August 12, 2019, was a $0.5 million loss which was reported within other expense in the consolidated statements of operations. The gain on conversion of $0.8 million is reported within other (income) expense in the consolidated statements of operations.
2019 Convertible Notes:
In 2019, the Company issued convertible promissory notes in an aggregate principal amount of approximately $0.7 million (the “2019 Convertible Notes”). The interest rate is 1.69% per annum, computed as simple interest

Dave Inc.
Notes to the Consolidated Financial Statements

and will accrue and be payable with each installment of principal. The 2019 Convertible Notes and accrued interest are due in full upon maturity, which is 36 months (2022) from the respective issuance dates. Issuance costs related to this transaction were not significant.
The 2019 Convertible Notes contained an embedded feature whereby the principal and interest are convertible into shares of the Common Stock or a sub-class
of Preferred Stock at the holder’s option if a qualified equity transaction were to take place (“2019 Optional Conversion upon a Qualified Financing”). A qualified equity transaction is defined as a financing transaction that raises at least $40.0 million through the issuance of common or preferred shares. The Company determined that this embedded feature was, in substance, a put option settleable in a variable number of shares. However, it was determined that separate accounting under ASC 815 was not required because the put option was “clearly and closely related” to the host contract, as there was no significant discount or premium upon conversion. Therefore, the 2019 Convertible Notes and their embedded features were recorded as a single debt instrument. Additionally, the 2019 Convertible Notes contained a contingent beneficial conversion feature; however, the accounting for such feature is not recognized until the contingency associated with it is subsequently resolved.
As of December 31, 2020, no conversions of the 2019 Convertible Notes had occurred nor has the contingency associated with the beneficial conversion feature been resolved. The total outstanding principal and accrued interest balance is presented within convertible debt, long-term on the consolidated balance sheets.
The following table sets forth the interest expense recognized related to the 2019 Convertible Notes and 2018 Convertible Notes (dollars in thousands):

	Year Ended December 31,
	2020	2019
Contractual interest expense on 2019 Convertible Notes	$17	$1
Contractual interest expense on 2018 Convertible Notes	—	640
Amortization of debt discount on 2018 Convertible Notes	—	211

Total interest expense	$17	$852

Effective interest rate for 2019 Convertible Notes	1.7%	1.7%
Effective interest rate for 2018 Convertible Notes	—	3.8%
Note 10 Line of Credit
In November 2017, the Company entered into a line of credit agreement with UBS (the “UBS Agreement”). Issuance costs related to this transaction were not significant. There is no stated maturity date, there are no financial covenants and the amount of line of credit is solely dependent upon the total amount of assets the Company holds with UBS at any given point. As of December 31, 2020, the Company had $8.3 million of total borrowing availability and the interest rate was variable and based on 1.75% plus the
30-day
LIBOR rate. During 2020, the Company borrowed $3.9 million. As of December 31, 2020, the Company had an outstanding balance of $3.9 million, which includes $10 thousand of accrued interest. The interest incurred related to this borrowing is included in interest expense within the consolidated statements of operations. As of December 31, 2019, the Company had no outstanding balance under the line of credit.
Note 11 Leases
In June 2018, the Company entered into a lease agreement for a single general office space in Los Angeles, California. The initial term of the lease is nine months with a five-year extension option at the discretion of the lessee. Monthly rent is approximately $1 thousand, subject to an annual escalation of 3%.

Dave Inc.
Notes to the Consolidated Financial Statements

In November 2018, the Company entered into a sublease agreement with PCJW Properties LLC (“PCJW”), controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $5 thousand, subject to an annual escalation of 4%.
In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $19 thousand, subject to an annual escalation of 5%.
In September 2019, the Company entered into a sublease for general office space in West Hollywood, California. The lease term is two years subject to early termination by either party. Under the terms of the lease, monthly rent is approximately $10 thousand, subject to an annual escalation of 3%. In December 2019, the Company entered into a lease amendment to increase the leased office space in exchange for monthly rent of approximately $23 thousand. The amendment also extended the lease term to October 31, 2021, and increased the annual escalation to 3.5%.
All leases were classified as operating and operating lease expenses are presented within Other operating expenses in the consolidated statements of operations. The Company does not have any finance leases or sublease arrangements where the Company is the sublessor. The Company’s leasing activities are as follows (dollars in thousands):

	For the Year Ended December 31,
	2020	2019
Operating lease cost	$546	$402
Short-term lease cost	—	40
Variable lease cost	—	—

Total lease cost	$546	$442

Other information:
Cash paid for operating leases	$534	$356
Right-of-use assets obtained in exchange for new operating lease liability	$—	$1,736
Weighted-average remaining lease term - operating lease	4.19	4.87
Weighted-average discount rate - operating lease	10%	10%
The future minimum lease payments as of December 31, 2020, were as follows (in thousands):

Year	3rd-Party Commitment	Related-Party Commitment	Total
2021	$205	$320	$525
2022	12	335	347
2023	12	339	351
2024	2	295	297
2025	—	309	309
Thereafter	—	—	—

Total minimum lease payments	$231	$1,598	$1,829

Less: imputed interest	(12)	(329)	(341)

Total lease liabilities	$219	$1,269	$1,488

Dave Inc.
Notes to the Consolidated Financial Statements

Note 12 Commitments and Contingencies
Litigation:
From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or claims will have a significant adverse effect on the Company’s business, financial condition, results of operations or cash flows.
Stoffers v. Dave Inc. (filed September 16, 2020 in LA County Superior Court)
This is a purported class action lawsuit filed in connection with a July 2020 data breach. The Company is in the process of settling this matter; it estimates the settlement to be approximately $3.2 million and is included with Legal settlement expenses, net of insurance reimbursements within the statements of operations for the year ended December 31, 2020.
Whalerock v. Dave Inc.
Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over when the
18-month
sublease commenced. The Company is actively litigating this matter and cannot estimate the likely outcome at this time.
Note 13 Convertible Preferred Stock and Stockholders’ Deficit
Convertible Preferred Stock:
Series A Preferred Shares
As of December 31, 2020 and 2019, the Company had 133,216,940 authorized and outstanding Series A Preferred Shares with a par value of $0.000001 per share.
The Company’s Certificate of Incorporation (“Original Certificate”) and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Company’s Series A Preferred Shares.
Series A Preferred Shares are entitled to dividends of $0.0113 per share per annum, subject to certain protection adjustments. Dividends are not cumulative and should be payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding Preferred Stock. No dividends have been declared or paid as of either December 31, 2020 or 2019.
Holders of Series A Preferred Shares can convert at their discretion, their Series A Preferred Shares into Common Stock. The conversion rate was set in October 2017 as 1:1. During August 2019, the conversion rate was amended in the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”) by dividing the conversion price of the Series A Preferred Shares ($0.141 per share) by the applicable conversion price ($0.141 per share). Therefore, the conversion rate of 1:1 was not changed as part of the Restated Certificate. The conversion price is subject to adjustments as detailed in the Restated Certificate.
The Company’s Original Certificate stated that the Series A Preferred Shares would automatically convert into Common Stock under certain conditions including an initial public offering of the Company (“Company IPO”) at

Dave Inc.
Notes to the Consolidated Financial Statements

a price of at least $0.423 per share and gross proceeds of at least $50.0 million. Per the Restated Certificate amended in August 2019, Series A Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.
The Series A Preferred Shares contain deemed liquidation provisions that allow holders of the Series A Preferred Shares the option to redeem the Series A Preferred Shares for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series A Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $0.141 per Series A Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) amount that would have been payable if all Series A Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The total liquidation preference of Series A Preferred Shares was $130.7 million at December 31, 2020. The contingent redemption by holders of Series A Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets for the years ended December 31, 2020 and 2019.
Series A Preferred Shares are entitled to stockholder voting rights that are equal to the number of Common Stock into which Series A Preferred Shares are convertible. Series A Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized Preferred Stock or Common Stock shares, and payment of dividends.
The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series A Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2020.
Series B-1
Preferred Shares
As of December 31, 2020 and 2019, the Company had 13,326,050 authorized and outstanding Series
B-1
Preferred Shares with a par value of $0.000001 per share. During 2019, the Company issued 13,326,050
Series B-1
Preferred Shares.
The Company’s Certificate of Incorporation and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Series
B-1
Preferred Shares.
Series
B-1
Preferred Shares are entitled to dividends of $0.300164 per share per annum, subject to certain protection adjustments. The above dividends are not cumulative and are payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or convertible Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding convertible Preferred Stock. No dividends have been declared or paid as of December 31, 2020.
Holders of Series
B-1
Preferred Shares can convert at their discretion, their Series

Preferred Shares into Common Stock. The conversion rate was set in August 2019 in the Company’s Restated Certificate, by dividing

Dave Inc.
Notes to the Consolidated Financial Statements

the conversion price of the Series
B-1
Preferred Shares ($0.3752050 per share) by the applicable conversion price ($0.3752050 per share). The conversion price is subject to adjustments as detailed in the Restated Certificate. There were no conversions to Common Stock or adjustments to the conversion price during 2019.
Series
B-1
Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.
The Series
B-1
Preferred Shares contain deemed liquidation provisions that allow holders of the Series
B-1
Preferred Shares the option to redeem the Preferred Stock for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series
B-1
Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $3.752050 per Series
B-1
Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) the amount that would have been payable if all Series
B-1
Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The total liquidation preference of the Series
B-1
Preferred Shares was $50.0 million at December 31, 2020. The contingent redemption by holders of the Series
B-1
Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets for the years ended December 31, 2020 and 2019.
Series
B-1
Preferred Shares are entitled to stockholder voting rights that equal to the number of Common Stock into which the shares of Series
B-1
Preferred Shares are convertible. Series
B-1
Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized Preferred Stock or Common Stock shares, and payment of dividends.
The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series
B-1
Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2020.
Series
B-2
Preferred Shares
As of December 31, 2020 and 2019, the Company had 3,991,610 authorized and outstanding Series
B-2
Preferred Shares with a par value of $0.000001 per share. During 2019, the Company issued 3,991,610 shares of Series
B-2
Preferred Shares as a result of the 2018 Convertible Notes conversion as discussed further in Note 9 Convertible Debt, Net.
The Company’s Certificate of Incorporation and convertible preferred stock agreements specify the rights, preferences, and privileges of holders of the Company’s Series
B-2
Preferred Shares.
Series

Preferred Shares are entitled to dividends of $0.240131 per share per annum, subject to certain protection adjustments. The above dividends are not cumulative and should be payable prior and in preference to any other dividends. No dividend may be declared or paid on any shares of Common Stock or convertible Preferred Stock unless at the same time an equivalent dividend is declared or paid on all outstanding convertible Preferred Stock. No dividends have been declared or paid as of December 31, 2020.

Dave Inc.
Notes to the Consolidated Financial Statements

Holders of Series
B-2
Preferred Shares can convert at their discretion, their Series
B-2
Preferred Shares into Common Stock. The conversion rate was set in August 2019 in the Company’s Restated Certificate, by dividing the conversion price of the Series
B-2
Preferred Shares ($0.3001640 per share) by the applicable conversion price ($0.3001640 per share). The conversion price is subject to adjustments as detailed in the Restated Certificate. There were no conversions to Common Stock or adjustments to the conversion price during 2019.
Series
B-2
Preferred Shares will automatically convert into Common Stock under certain conditions, including a Company IPO with gross proceeds of at least $75.0 million. Automatic conversion will take place at the conversion rate calculated at the time of the conversion and using the conversion formula described in the preceding paragraph.
The Series
B-2
Preferred Shares contain deemed liquidation provisions that allow holders of the Series
B-2
Preferred Shares the option to redeem the Series
B-2
Preferred Shares for cash or other assets. The stockholders of the Company’s more subordinated equity instruments are not entitled to receive the same form of consideration as holders of the Series
B-2
Preferred Shares upon the occurrence of a liquidation event in which the Company does not affect the dissolution of the Company within 90 days after such deemed liquidation event. The preferential, ratable payment is made to preferred stockholders out of available assets determined as the higher of a) $3.00164 per Series
B-2
Preferred Share, subject to adjustments as stated in the Restated Certificate, and b) amount that would have been payable if all Series
B-2
Preferred Shares were converted into Common Stock in accordance with the stated conversion rights. The total liquidation preference of Series
B-2
Preferred Shares was $12.0 million at December 31, 2020. The contingent redemption by holders of the Series
B-2
Preferred Shares upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheets for the years ended December 31, 2020 and 2019.
Series
B-2
Preferred Shares are entitled to stockholder voting rights that equal to the number of shares of Common Stock into which Series
B-2
Preferred Shares are convertible. Series
B-2
Preferred Shares have special preferred protective voting rights to approve, by majority vote, certain corporate events and changes including merger, consolidation, liquidation, increase in the amount of authorized shares of preferred stock or shares of Common Stock, and payment of dividends.
The Company determined that none of the embedded features required bifurcation and separate accounting as derivatives under ASC 815. The Company also determined that no beneficial conversion feature existed at the issuance date of the Series
B-2
Preferred Shares. However, a contingent beneficial conversion feature existed related to the conversion upon deemed liquidation events and the adjustment to the conversion price for dilution and other events. A contingent beneficial conversion feature is not recognized until the contingency is resolved and the event occurs. There is no current impact to the consolidated financial statements in relation to this contingent beneficial conversion feature as the contingency was not resolved as of December 31, 2020.
Common Stock:
As of December 31, 2020 and 2019, the Company had 290,000,000 and 285,000,000 authorized shares of Common Stock with a par value $0.000001 per share, respectively. As of December 31, 2020 and 2019, there were 103,062,319 and 101,391,560 shares of Common Stock issued, respectively. As of December 31, 2020 and 2019, there were 100,223,194 and 99,449,310 shares of Common Stock outstanding, respectively.
The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. The Company’s Certificate of Incorporation specifies the rights, preferences, and privileges of holders of Common Stock.
Holders of Common Stock are entitled to one vote for each share of Common Stock held. Subject to dividend preferences that apply to the Preferred Stock, the holders of Common Stock are entitled to receive dividends out

Dave Inc.
Notes to the Consolidated Financial Statements

of funds legally available at the times and in the amounts that the Company’s Board of Directors may determine. Upon the Company’s liquidation, dissolution or winding-up,
the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of the Company’s Common Stock and any participating convertible Preferred Stock outstanding at that time after payment of liquidation preferences on the outstanding shares of the Preferred Stock and payment of other claims of creditors.
Note 14 Stock-Based Compensation
In 2017, the Company’s Board of Directors adopted the Dave Inc. 2017 Stock Plan (the “Plan”). The Plan authorizes the award of stock options and restricted stock units. Options granted under the Plan generally vest over four years as follows: 25% of option shares vest on the first anniversary of the vesting commencement and 1/48 th
of the shares vest monthly over the remaining three years. Options expire 10 years from the date of grant. The Plan provides for the issuance of incentive stock options, non-statutory
stock options, stock bonuses and rights to purchase restricted stock. The incentive stock options are expected to qualify within the meaning of Section 422 of the U.S. Tax Code and non-statutory
stock options. The total number of shares available for grants under the Plan are 4,849,883 as of December 31, 2020.
Stock Options:
Management has valued stock options at their date of grant utilizing the
Black-Scholes
option pricing model. The fair value of the underlying shares was estimated by using a number of inputs, including recent arm’s length transactions involving the sale of the Company’s common stock.
The following table presents the weighted-average assumptions used to value options granted during the years ended December 31:

	2020	2019
Expected term	6.0 years	5.9 years
Risk-free interest rate	0.8%	1.9%
Expected dividend yield	0.0%	0.0%
Expected volatility	57.0%	48.6%
Expected term
—The expected term represents the period of time that options are expected to be outstanding. As the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.
Risk free interest rate
—The
risk-free
interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.
Expected dividend yield
—The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.
Expected volatility
—Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The Company identified a group of peer companies and considered their historical stock prices. In identifying peer companies, the Company considered the industry, stage of life cycle, size, and financial leverage of such other entities.

Dave Inc.
Notes to the Consolidated Financial Statements

Activity with respect to options granted under the Plan is summarized as follows:

	Shares (1)	Weighted- Average Exercise Price (1)	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, December 31, 2019	12,273,640	$0.38	9.1	$6,775
Granted	14,690,130	$0.96
Exercised	(1,441,795)	$0.18
Forfeited	(2,386,363)	$0.59
Expired	(110,230)	$0.94

Options outstanding, December 31, 2020	23,025,382	$0.74	8.7	$5,548

Nonvested options, December 31, 2020	17,524,327	$0.88	9.4	$1,844

Vested and exercisable, December 31, 2020	3,448,301	$0.37	7.6	$2,123

(1)	Prior period results have been adjusted to reflect the ten-for-one stock split in November 2020. See Note 1 Business and Basis of Presentation for details.
The weighted-average grant-date fair-value of the grants was $0.51 and $0.39 for the years ended December 31, 2020 and 2019, respectively.
The Company recognized approximately $1.5 million and $0.3 million of stock-based compensation expense arising from stock option grants which is recorded as a component of compensation and benefits in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively. There was approximately $7.1 million of total unrecognized compensation cost related to unvested stock options granted under the Plan as of the year ended December 31, 2020. The cost is expected to be recognized over the weighted-average remaining period of 3.2 years.
The Company allowed certain stock option holders to exercise unvested options to purchase shares of common stock. Shares received from such early exercises are subject to repurchase in the event of the optionee’s employment termination, at the original issuance price, until the options are fully vested. As of December 31, 2020 and 2019, 866,585 and 841,933 shares of common stock were subject to repurchase at weighted-average prices of $0.80 and $0.04 per share, respectively. As of December 31, 2020, the cash proceeds received for unvested shares of common stock of $88 thousand were recorded within other current liabilities on the consolidated balance sheets. As of December 31, 2019, there were no cash proceeds received for unvested shares of common stock. The Company historically has issued non-recourse
notes secured by options to fund exercises to certain key employees. During 2020, the Company issued a non-recourse
note for $1.0 million, which was secured by a pledge of 1,050,000 shares (see Note 15 Related-Party Transactions for details). The shares pledged are not considered outstanding for accounting purposes whether vested or unvested. As of December 31, 2020, there were 2,839,125 options exercised in exchange for non-recourse
notes, of which 2,052,754 options were vested. As of December 31, 2019, there were 1,942,250 options exercised in exchange for non-recourse
note, of which 1,195,317 options were vested. The shares issued pursuant to unvested options and both vested and unvested options funded by non-recourse
notes have been included in shares issued and outstanding on the consolidated balance sheets and consolidated statements of convertible preferred stock and stockholders’ deficit as such shares are considered legally outstanding.
Restricted Stock Issued to Employees:
The Company did not issue shares of restricted stock to employees during the years ended December 31, 2020 and 2019, respectively.

Dave Inc.
Notes to the Consolidated Financial Statements

During the year ended December 31, 2019, the Company modified RSAs issued to two employees by extending the period over which the Company could exercise its repurchase rights. The modification did not result in any additional stock-based compensation expense recognized for the years ended December 31, 2020 and 2019.
The Company did not recognize any stock-based compensation expense related to restricted stock issued to employees for the years ended December 31, 2020 and 2019. Stock-based compensation expense is presented within compensation and benefits in the consolidated statements of operations.
There was no unrecognized compensation cost related to employee unvested restricted stock as of December 31, 2020.
A summary of the Company’s restricted stock activity for employees for the year ended December 31, 2020, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at December 31, 2019	17,416,710	$0.37
Granted	—	$—
Vested	(14,388,585)	$0.26
Forfeited	(653,125)	$0.93

Nonvested shares at December 31, 2020	2,375,000	$0.93

Restricted Stock Issued to
Non-Employees:
During 2020 and 2019, restricted stock issued to consultants for various advisory and consulting related services was 0 and 250,000 shares, respectively. The Company recognized approximately $0.1 million and $0.2 million of stock-based compensation expense related to restricted stock grants to non-employees
for years ended December 31, 2020 and 2019, respectively. Stock based compensation expense is presented within compensation and benefits in the consolidated statements of operations.
There was approximately $4 thousand of total unrecognized compensation cost related to non-employee
unvested restricted stock for the year ended December 31, 2020. The cost is expected to be recognized over the weighted-average remaining period of 0.8 years.
A summary of the Company’s
non-employee
restricted stock activity for the year ended December 31, 2020, is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at December 31, 2019	231,254	$0.93
Granted	—	—
Vested	(226,045)	0.30
Forfeited	—	—

Nonvested shares at December 31, 2020	5,209	$0.93

Note 15 Related-Party Transactions
Leasing Arrangements:
During 2020 and 2019, the Company paid approximately $0.3 million under lease agreements with PCJW for general office space in Los Angeles, California. Refer to Note 11 Leases for further details on the Company’s leasing arrangement with PCJW.

Dave Inc.
Notes to the Consolidated Financial Statements

The following is a schedule of future minimum rental payments as of December 31, 2020, under the Company’s sub-lease
for the properties located in Los Angeles, California signed with PCJW, the entity controlled by the Company’s founders (in thousands):

Year	Related-Party Commitment
2021	$320
2022	335
2023	339
2024	295
2025	309
Thereafter	—

Total minimum lease payments	$1,598

Less: imputed interest	(329)

Total lease liabilities	$1,269

The related-party components of the lease
right-of-use
assets, lease liabilities, short-term, and lease liabilities, long-term are presented as part of the right-of-use
asset and lease liability on the consolidated balance sheets.
Related-Party Exercise Receivable Promissory Notes:
During 2018, the Company issued
non-recourse
promissory notes with certain employees, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The notes for $0.1 thousand were secured by a pledge of 1,942,250 shares.
During 2020, the Company issued a
non-recourse
promissory note with a certain executive, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The note for $1.0 million was secured by a pledge of 1,050,000 shares.
The amounts due as of December 31, 2020 and 2019, were approximately $1.1 million and $0.1 million, respectively. The promissory notes have a term of five years and carry stated interest rates between 1.5% and 2.0%, which are compounded annually.
Loans to Stockholders:
In 2019, the Company entered into loan, pledge, and option agreements (“Loans to Stockholders”) with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse
promissory notes and call options, which allow the Company to acquire shares held by these stockholders. The entire unpaid principal balance of these Loans to Stockholders, together with all accrued but unpaid interest, is due and payable upon the earlier of (i) August 12, 2026; (ii) a liquidity event; or (iii) the excercise of the call option by the Company. These Loans to Stockholders carry stated interest rates of 1.87%, which are compounded annually. Also, inclusive of interest, the Loans to Stockholders were approximately $14.8 million and $14.5 million as of December 31, 2020 and 2019, respectively. Please refer to Note 3,
Significant Account Policies
, for further details on the fair value of the derivative asset related to the Loans to Stockholders.

Dave Inc.
Notes to the Consolidated Financial Statements

Note 16 Income Taxes
The components of income tax expense for the years ended December 31, 2020 and 2019, were as follows (dollars in thousands):

	2020	2019
Current:
Federal	$19	$246
State	104	262

Total current	123	508
Deferred:
Federal	22	37
State	—	—

Total deferred	22	37

Provision for income taxes	$145	$545

A reconciliation between the Company’s federal statutory tax rate and its effective tax rate for the years ended December 31, 2020 and 2019, is as follows:

	2020	2019
Federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	6.5%	-1.5%
Permanent items—derivative liability	0.0%	-4.8%
Permanent items—stock-based compensation	-4.5%	6.3%
Permanent items—meals and entertainment	-0.1%	1.8%
Permanent items—penalties	-0.5%	0.0%
Permanent items—other	-0.1%	0.0%
Return to provision	-0.3%	0.0%
Research and development tax credit—federal	3.3%	-20.3%
Uncertain tax provision	-1.7%	0.0%
Change in valuation allowance	-25.7%	38.4%

Effective tax rate	-2.1%	40.9%

Dave Inc.
Notes to the Consolidated Financial Statements

The major components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019, consists of the following (dollars in thousands):

	2020	2019
Deferred tax assets:
Allowance for customer advances	$3,790	$2,962
Accrued expenses	1,216	—
Accrued compensation	369	—
Lease liability	448	588
Research and development tax credit	457	62
Other	33	148

Total deferred tax assets	6,313	3,760

Deferred tax liabilities:
Property and equipment	(1,380)	(665)
Right of use asset	(415)	(557)
State taxes	(287)	(131)
Prepaid expenses	(164)	(70)

Total deferred tax liabilities	(2,246)	(1,423)

Total net deferred tax assets before valuation allowance	4,067	2,337
Less: valuation allowance	(4,126)	(2,374)

Total net deferred tax liabilties	$(59)	$(37)

The realization of deferred tax assets is dependent upon future sources of taxable income. Available positive and negative evidence is considered in making this determination. Due to a history of losses and uncertainty as to future taxable income, realization of the deferred tax assets is limited to the anticipated reversal of certain deferred tax liabilities. Management determined that there were insufficient federal and state deferred tax liabilities to offset all of the federal and state deferred tax assets at December 31, 2020 and 2019. Therefore, management believes it is more-likely-than-not
that the net federal and state deferred assets will not be fully realized and has recorded valuation allowances in the amounts of approximately $4.1 million and $2.4 million, as of December 31, 2020 and 2019, respectively.
A reconciliation of the Company’s gross unrecognized tax benefits as of December 31, 2020 and 2019 is as follows (dollars in thousands):

	2020	2019
Balance at beginning of year	$—	$—
Increases to prior positions	107	—
Decreases to prior positions	—	—
Increases for current year positions	7	—

Balance at end of year	$114	$—

As of December 31, 2020, the Company had $0.1 million of gross unrecognized tax benefits related to state income taxes. All of the unrecognized tax benefits as of December 31, 2020, would, if recognized, affect the effective tax rate. Although it is possible that the amount of unrecognized tax benefits with respect to the uncertain tax positions will increase or decrease in the next 12 months, the Company does not expect material changes.

Dave Inc.
Notes to the Consolidated Financial Statements

The Company recognized $4 thousand of interest expense as a component of income tax expense during the year ended December 31, 2020. There were no interest or penalties recognized as a component of income tax expense for the year ended December 31, 2019. There was $4 thousand of income tax related accrued interest as of December 31, 2020 and no accrued interest or penalties as of December 31, 2019.
On March 27, 2020, the CARES Act was enacted and signed into law. The CARES Act contains certain income tax relief provisions, including a modification to the limitation of business interest expense for tax years beginning in 2019 and 2020. In addition, the CARES Act permits net operating loss (NOL) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021, and allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also created a program of funding for small business, known as the Paycheck Protection Program (“PPP”). The Company has not had, nor does it anticipate, any material tax impacts from the CARES Act.
The Company is subject to examination by taxing authorities in the jurisdictions in which it files tax returns, including federal, California, and various other state jurisdictions. The federal statute of limitations remains open for the tax periods December 31, 2017 and thereafter. The California statute of limitations remains open for the tax periods December 31, 2016 and thereafter. The statute of limitations for the various other state jurisdictions remains open for the tax period December 31, 2019, the initial filing period in the other jurisdictions.
Note 17 401(k) Savings Plan
The Company maintains a 401(k) savings plan for the benefit of its employees. Employees can defer up to 90% of their compensation subject to fixed annual limits. The Company currently does not make matching contributions to the 401(k) savings plan. All current employees are eligible to participate in the 401(k) savings plan.
Note 18 Subsequent Event
Subsequent events are events or transactions that occur after the balance sheet date, but before consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before consolidated financial statements were available to be issued.
Debt Facility:
In January 2021, Dave OD Funding I, LLC a Delaware LLC, and subsidiary of Dave Inc., entered into a $100 million Senior Secured Loan Facility with Victory Park Management, LLC. The facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The facility, which contains multiple tranches, allows the Company to draw on the facility based upon eligible receivables outstanding and qualified cash. Warrants were also issued by the Company in connection with the facility. As of September 30, 2021, $30.0 million has been drawn on the facility.
Recent Legal Matters:
Refer to Note 12 Commitments and Contingencies for further details on the Company’s recent legal matters.

Dave Inc.
Notes to the Consolidated Financial Statements

Merger:
On June 7, 2021, the Company announced it has entered into a definitive agreement for a business combination with VPC Impact Acquisition Holdings III, Inc. (NYSE: VPCC) (“VPCC”), a special purpose acquisition company sponsored by Victory Park Capital, which is an affiliate of Victory Park Management, LLC. The business combination will result in Dave becoming a publicly traded company listed on the Nasdaq Capital Market under the ticker symbol “DAVE”.
The proposed business combination has been unanimously approved by the Boards of Directors of the Company and VPCC, and is subject to approval by VPCC’s stockholders, regulatory approvals and other customary closing conditions. The business combination is expected to close late in the third quarter or in the fourth quarter of 2021.
The Company has evaluated subsequent events through July 29, 2021 and September 30, 2021, the date the consolidated financial statements were available to be issued as approved by management. The Company is not aware of any other significant events that occurred subsequent to the balance sheet date that would have a significant impact on its consolidated financial statements other than what is disclosed above.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
VPC IMPACT ACQUISITION HOLDINGS III, INC.,
BEAR MERGER COMPANY I INC.,
BEAR MERGER COMPANY II LLC,
and
DAVE INC.
DATED AS OF JUNE 7, 2021

A-i

A-ii

SCHEDULES AND EXHIBITS
Schedule A
– Defined Terms
Exhibit A
– Form of Support Agreement
Exhibit B
– Form of Founder Holder Agreement
Exhibit C
– Form of Parent A&R Charter
Exhibit D
– Form of Parent A&R Bylaws
Exhibit E
– Form of Investor Rights Agreement
Exhibit F
– Form of Stockholder Written Consent
Exhibit G
– Form of FIRPTA Certificate

A-iii

Annex A
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“
Parent
”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“
First Merger Sub
”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“
Second Merger Sub
” and together with First Merger Sub, the “
Merger Subs
”), and Dave Inc., a Delaware corporation (the “
Company
”). Each of the Company, Parent, First Merger Sub and Second Merger Sub shall individually be referred to herein as a “
Party
” and, collectively, the “
Parties
”. The term “
Agreement
” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms hereof, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter). Defined terms used in this Agreement are listed alphabetically in
Schedule A
, together with the section and, if applicable, subsection in which the definition of each such term is located.
RECITALS
WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”) and the General Limited Liability Company Act of the State of Delaware (“
DLLCA
”) and other applicable Law, the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “
Surviving Corporation
”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “
Surviving Entity
”);
WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations
Section 1.368-2(g);
WHEREAS, prior to the Closing, the Company and the Company Interest Holders shall, pursuant to and in accordance with the Governance Documents of the Company and applicable Law, take all necessary action to cause (collectively, the “
Recapitalization
”) (a) all of the issued and outstanding shares of Company Preferred Stock to be converted into shares of Company Common Stock at their respective conversion ratio, (b) the Charter Documents of the Company to be amended to reflect a dual-class Company Common Stock structure consisting of (x) Class A common stock, par value $0.00001 per share (the “
New Company Class
 A Common Stock
”), with respect to which each holder thereof has one (1) vote per share on each matter subject to the vote of the Company Stockholders, and (y) Class V common stock, par value $0.00001 per share (the “
New Company Class
 V Common Stock
”), with respect to which each holder thereof has ten (10) votes per share on each matter subject to the vote of the Company Stockholders, (c) each authorized share of Company Current Common Stock to automatically convert, effective as of the Recapitalization, into a share of New Company Class A Common Stock (for the avoidance of doubt, without any further action on the part of the holders thereof), and (d) immediately thereafter, each share of New Company Class A Common Stock held by the Company Stockholders listed on
Section
 7.25
of the Company Disclosure Letter as of immediately prior to the consummation of the

A-1

Recapitalization (but after giving effect to the foregoing
clause (a)
) to be exchanged or converted into one (1) validly issued, fully paid and nonassessable share of New Company Class V Common Stock;
WHEREAS, the board of directors of the Company (the “
Company Board
”) has unanimously: (a) determined that it is in the best interests of the Company and Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Company Stockholders in accordance with the Company’s Governance Documents;
WHEREAS, as a material inducement to Parent and Merger Subs’ willingness to enter into this Agreement, concurrently with, or promptly (but in any event within twenty-four (24) hours) following, the execution and delivery of this Agreement, the Company Interest Holders collectively holding sufficient number, type and classes of Company Interests to obtain the Requisite Company Stockholder Approval (each such Company Interest Holder, a “
Written Consent Party
”), have entered into voting and support agreements with Parent in substantially the form attached hereto as
Exhibit A
(each, a “
Support Agreement
”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company and the Selling Company Holders (as defined below) have entered into the Repurchase Agreement (as defined below), pursuant to which, among other things, Parent has agreed to repurchase from each Selling Company Holder, effective as of the Business Day immediately following the Second Effective Time, a number of shares of Parent Class A Common Stock as set forth therein and subject to the terms and conditions thereof;
WHEREAS, the board of directors of Parent (the “
Parent Board
”) has unanimously: (a) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the Parent Stockholders (the “
Parent Recommendation
”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Founder Holders, Parent and the Company have entered into a letter agreement (the “
Founder Holder Agreement
”), in substantially the form attached hereto as
Exhibit B
, pursuant to which, among other things, (a) immediately prior to the Closing, the Founder Holders may surrender to Parent, on a Pro Rata Basis, none, all or a portion of the Founder Holder Contingent Closing Shares based on the aggregate Parent Stockholder Redemptions, as more fully set forth in, and subject to the terms and conditions of, the Founder Holder Agreement (the “
Founder Holder Forfeiture
”), (b) in connection with the Closing, the Founder Holders shall, on a Pro Rata Basis, subject the Founder Holder Earnout Shares to potential forfeiture in the event that certain milestones are not achieved by Parent following the Closing, in each case, upon the terms and subject to the conditions set forth in
Article III
hereof and therein, (c) the Founder Holders have agreed, at and conditioned upon the Closing, to waive the anti-dilution rights set forth in Section 4.3(b)(ii) of the Parent Charter as of such date and thereafter with respect to the Parent Class B Common Stock held by such Founder Holders that may be triggered from the PIPE Investment, any Alternative Financing, the Mergers or any of the other Transactions, (d) the Founder Holders have agreed to the provisions set forth in
Section
 7.2
, (e) the Founder Holders have agreed to vote all shares of Parent Common Stock held by them in favor of the adoption and approval of this Agreement and the other Parent Stockholder Matters, and (f) the Founder Holders have agreed to certain transfer restrictions in respect of the Parent Common Stock and other equity securities of Parent held by such Founder Holder;
WHEREAS, pursuant to the terms and conditions of the Parent Charter, in connection with the Closing, all then-outstanding shares of Parent Class B Common Stock will be converted (after giving effect to the Founder Holder Agreement) on a one-for-one
basis into shares of Class A Common Stock (the “
Founder Holder Class
 B Conversion
”);

A-2

WHEREAS, Parent has obtained on or about the date hereof commitments from certain investors (the “
PIPE Investors
”) for a private placement of Parent Class A Common Stock (the “
PIPE Investment
”) and Parent may obtain during the Interim Period certain additional financings pursuant to and in accordance with the terms hereof, such private placement and additional financings to be consummated immediately prior to the consummation of the Transactions;
WHEREAS, in connection with the Closing, Parent will, subject to obtaining the Requisite Parent Stockholder Approval, (a) adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “
Parent A&R Charter
”) in substantially the form attached hereto as
Exhibit C
, and (b) adopt the Amended and Restated Bylaws of Parent (the “
Parent A&R Bylaws
”) in substantially the form attached hereto as
Exhibit D
, pursuant to which, among other things, Parent will establish a dual-class Parent Common Stock structure consisting of Parent Class A Common Stock, which will carry such economic and voting rights as set forth in the Parent A&R Charter and Parent A&R Bylaws, and a newly established Class V common stock of Parent, par value $0.0001 per share (the “
Parent Class
 V Common Stock
”), which will carry such economic and voting rights as set forth in the Parent A&R Charter and Parent A&R Bylaws; and
WHEREAS, in connection with the consummation of the First Merger, Parent, the Founder Holders and certain Company Interest Holders who will receive Parent Class A Common Stock or Parent Class V Common Stock pursuant to
Section
 2.6(a)
will enter into an Investor Rights Agreement in substantially the form attached hereto as
Exhibit E
(the “
Investor Rights Agreement
”), pursuant to which, among other things, (a) the Parent Registration Rights Agreement will be terminated and Parent will grant the Founder Holders and the Company Interest Holders party thereto certain registration rights as more fully set forth therein and (b) the Founder Holders and the Company Interest Holders party thereto will agree to certain transfer restrictions in respect of the Parent Common Stock and other equity securities of Parent held by such Founder Holder or such Company Interest Holder immediately following the Closing.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE CLOSING TRANSACTIONS
Section 1.1
Closing
. Unless this Agreement shall have been terminated pursuant to
Section
 9.1
, the consummation of the Transactions (the “
Closing
”), other than the filing of the Certificates of Merger (as defined below), shall take place (a) electronically by remote mutual exchange of signatures and documents commencing as promptly as reasonably practicable (and in any event no later than 8:00 a.m. Eastern Time, on the fifth (5 th
) Business Day) after the satisfaction or waiver of the conditions set forth in
Article VIII
(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (b) at such other time, date and location as the Parties mutually agree in writing (the date on which the Closing occurs, the “
Closing Date
”). The Parties agree that the Closing signatures may be transmitted by email .pdf files.
Section 1.2
Closing Statements
.
(a)    No later than two (2) Business Days prior to the Closing Date, Parent shall deliver to the Company written notice (the “
Parent Closing Statement
”) setting forth Parent’s good faith estimate of: (i) the amount of Parent Cash as of the Closing (for the avoidance of doubt, prior to giving effect to the payment of any Parent Transaction Costs or Company Transaction Costs) and all relevant supporting documentation used by Parent in calculating such amounts as reasonably requested by the Company; (ii) the aggregate amount of cash proceeds that will be required to satisfy the Parent Stockholder Redemptions; (iii) the amount of Parent Transaction Costs

A-3

as of the Closing and all relevant supporting documentation used by Parent in calculating such amounts as reasonably requested by the Company; and (iv) the number of shares of Parent Class A Common Stock and Parent Class V Common Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions, the issuance of shares of Parent Class A Common Stock pursuant to the Subscription Agreements, the issuance of shares of Parent Class A Common Stock and Parent Class V Common Stock to the Company Interest Holders in connection with the First Merger pursuant to
Section
 2.6
, the Founder Holder Class B Conversion and the surrender of the Founder Holder Contingent Closing Shares, if any (for the avoidance of doubt, excluding the Founder Holder Earnout Shares).
(b)    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent written notice (the “
Company Closing Statement
”) setting forth: (i) the Company’s good faith estimate of the amount of Company Transactions Costs as of the Closing, together with instructions that list the applicable bank accounts designated to facilitate payment by Parent of the Company Transaction Costs and all relevant supporting documentation used by the Company in calculating such amounts as reasonably requested by Parent; and (ii) a capitalization table schedule that is true and correct in all material respects, setting forth the following as of immediately prior to the Effective Time (and following the consummation of the Recapitalization): (w) the number of Company Stock Adjusted Fully Diluted Shares, (x) the number of unexercised and unvested Company Options outstanding as of the Closing (each, an “
Unvested Company Option
”) (including the number of Option Shares issuable upon the exercise of each Unvested Company Option), (y) the number of Company Warrants outstanding, unexercised and unvested as of the Closing (each, an “
Unvested Company Warrant
”) (including the number of Warrant Shares issuable upon the exercise of each Unvested Company Warrant), and (z) for each Company Interest Holder, (A) the name, address and email address (in each case, if available) of such Company Interest Holder, (B) the number and class, series or type of Company Interests held by such Company Interest Holder and (C) the Per Share Company Stock Consideration payable to each such Company Interest Holder (with detail as to the amount payable with respect to each class, series and type of Company Interest held by such Company Interest Holder) in connection with the First Merger pursuant to
Section
 2.6
.
(c)    Parent will consider in good faith the Company’s comments to the Parent Closing Statement, and if any adjustments are made to the Parent Closing Statement by Parent prior to the Closing, such adjusted Parent Closing Statement shall thereafter become the Parent Closing Statement for all purposes of this Agreement. The Parent Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with Parent’s Governance Documents, the DGCL and the applicable definitions contained in this Agreement. The Company will consider in good faith Parent’s comments to the Company Closing Statement, and the Company Closing Statement shall be subject to Parent prior written approval (not to be unreasonably withheld, conditioned or delayed). If any adjustments are made to the Company Closing Statement by the Company prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Company’s Governance Documents, all documents, plans and agreements governing the Company Interests, the DGCL and the applicable definitions contained in this Agreement. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, each of Parent, First Merger Sub and Second Merger Sub and, following the Closing, the Surviving Entity, and each of their respective Affiliates shall be entitled to rely (without any duty of inquiry) upon the Company Closing Statement and the allocation of the Aggregate Stock Consideration described therein, and the Letter of Transmittal that (i) shall be required to be delivered by the applicable holders of Company Interests as a condition to receipt of any portion of the Aggregate Stock Consideration and (ii) shall include a waiver of, among other things and subject to certain customary exceptions, any and all claims (x) alleging that the Company Closing Statement did not accurately reflect the terms of the Company’s Governance Documents and all documents, plans and agreements governing the Company Interests, (y) alleging that the Transactions (including the Recapitalization and the Repurchase) did not accurately reflect, or were otherwise not in compliance with, the terms of the Company’s Governance Documents and all documents, plans and agreements governing the Company Interests and (z) in connection with the issuance of any Company Interests (including any rights to

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indemnities from the Company, the Surviving Entity or any of their respective Affiliates pursuant to any Contract entered into by such holder in connection with such issuance).
Section 1.3
Closing Documents
.
(a)    At the Closing, Parent, First Merger Sub or Second Merger Sub, as applicable, shall deliver to the Company:
(i)    a certified copy of the Parent A&R Charter;
(ii)    a copy of the Investor Rights Agreement, duly executed by Parent and each Founder Holder;
(iii)    a copy of the Second Certificate of Merger, duly executed by the Second Merger Sub;
(iv)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of Parent, certifying that the resolutions and/or written consents of Parent’s, First Merger Sub’s and Second Merger Sub’s respective boards of directors and stockholders (or managers and members, as applicable) approving this Agreement, the other Transaction Agreements and the Transactions, in each case attached thereto, have not been modified, amended or revoked and remain in full force and effect as of the Closing;
(v)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of Parent, certifying that the conditions set forth in each of
Section
 8.2(a)
and
Section
 8.2(b)
have been satisfied;
(vi)    director and officer resignation letters, in the form reasonably agreed to by Parent and the Company, duly executed by each Person listed on
Section
 8.2(c)
of the Parent Disclosure Letter; and
(vii)    all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to
Section
 8.2
.
(b)    At the Closing, the Company shall deliver, or cause to be delivered, as applicable, to Parent:
(i)    a copy of the First Certificate of Merger, duly executed by the Company;
(ii)    a copy of the Investor Rights Agreement, duly executed by the Company Interest Holders set forth on
Section
 1.3(b)(ii)
of the Company Disclosure Letter;
(iii)    proof reasonably satisfactory to Parent that the Recapitalization has been consummated in accordance and compliance with the Governance Documents of the Company and applicable Law;
(iv)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of the Company, certifying that (A) the resolutions and/or written consents of the Company Board approving this Agreement, the other Transaction Agreements and the Transactions and (B) the Stockholder Written Consent, in each case attached thereto, have not been modified, amended or revoked and remain in full force and effect as of the Closing;
(v)    a certificate, dated as of the Closing Date and duly executed by an authorized officer of the Company, certifying that the conditions set forth in each of
Section
 8.3(a)
,
Section
 8.3(b)
and
Section
 8.3(d)
have been satisfied;
(vi)    director and officer resignation letters, in the form reasonably agreed to by Parent and the Company, duly executed by each Person listed on
Section
 8.3(e)
of the Company Disclosure Letter;
(vii)    a certificate from the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Closing Date, certifying that the Company is in good standing;
(viii)    evidence, reasonably satisfactory to Parent, of the termination of the Affiliate Transactions in accordance with
Section
 7.18
;
(ix)    a certificate duly executed under penalties of perjury, substantially in the form set forth on
Exhibit G
and conforming to the requirements of
Section 1.897-2(h)(1)(i)
and
1.1445-2(c)(3)(i)
of the

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Treasury Regulations, together with a draft notice, substantially in the form set forth on
Exhibit G
, prepared in accordance with
Section 1.897-2(h)(2)
of the Treasury Regulations; and
(x)    all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to
Section
 8.3
.
Section 1.4
Closing Transactions
. At or substantially concurrently with the Closing and on the Closing Date (unless such other date is indicated), the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:
(a)    Parent shall direct the Trustee to make any payments required to be made by Parent in connection with the Parent Stockholder Redemptions;
(b)    the PIPE Investors, any Alternative Financing Source and Parent shall consummate the PIPE Investment and any Alternative Financing (if applicable);
(c)    the Founder Holder Class B Conversion shall be effectuated in accordance with the Parent Charter;
(d)    the Founder Holder Forfeiture shall be effectuated pursuant to the terms and conditions of the Founder Holder Agreement;
(e)    the certificate of merger with respect to the First Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “
First Certificate of Merger
”) and filed with the Secretary of State of the State of Delaware;
(f)    the certificate of merger with respect to the Second Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA (the “
Second Certificate of Merger
” and, together with the First Certificate of Merger, the “
Certificates of Merger
”) and filed with the Secretary of State of the State of Delaware;
(g)    Parent shall deposit (or cause to be deposited) with the Exchange Agent the portion of the Aggregate Stock Consideration payable pursuant to
Section
 2.6(a)
and
Section
 2.6(e)
;
(h)    Parent shall (i) pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing, and (ii) (on behalf of the Company) pay, or, cause to be paid, all amounts included in the Company Transaction Costs, to the extent not paid by the Company prior to the Closing, to the applicable payees as set forth on the Company Closing Statement, by wire of immediately available funds;
provided
, that Parent shall (on behalf of the Company) pay, or cause to be paid, the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable employment arrangement through the Company’s payroll system; and
(i)    the Repurchase shall be effectuated on the Business Day immediately following the Second Effective Time in accordance with the Repurchase Agreement.
ARTICLE II
THE MERGERS
Section 2.1
Effective Times
. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “
Effective Time
”). As soon as practicable

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following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “
Second Effective Time
”).
Section 2.2
The Mergers
.
(a)    At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned Subsidiary of Parent (
provided
that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).
(b)    At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation and Second Merger Sub shall consummate the Second Merger, pursuant to which the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned Subsidiary of Parent (
provided
that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).
Section 2.3
Effect of the Mergers
.
(a)    At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.
(b)    At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.
Section 2.4
Governing Documents
. Subject to
Section
 7.15(a)
, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Dave Inc.”. Subject to
Section
 7.15(a)
, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “Dave Operating LLC”.

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Section 2.5
Directors and Officers of the Surviving Corporation and the Surviving Entity
.
(a)    The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on
Section
 2.5(a)
of the Company Disclosure Letter shall be appointed to the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
(b)    Persons constituting the executive officers of the Company prior to the Effective Time shall continue to be the executive officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.
(c)    Immediately following the Second Effective Time (i) Parent shall be the managing member of the Surviving Entity and (ii) the executive officers of the Surviving Corporation shall be the executive officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.
Section 2.6
Effect of the First Merger
. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, First Merger Sub, the Company, any Company Interest Holder or any holder of any of the securities of Parent, the following shall occur:
(a)    (i) Each share of New Company Class V Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such share of New Company Class V Common Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this
Section
 2.6(a)
, issuable in Parent Class V Common Stock, in each case, without interest, upon surrender of stock certificates, if applicable, representing all of such Company Stockholder’s New Company Class V Common Stock (each, a “
New Company Class
 V Common Stock Certificate
”) and delivery of the other documents required pursuant to
Section
 2.8
, and (ii) each share of Company Stock (other than Excluded Shares, the shares of New Company Class V Common Stock and shares of unvested Company Restricted Stock) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, and the holder of such share of Company Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this
Section
 2.6(a)
, issuable in Parent Class A Common Stock, in each case, without interest, upon surrender of stock certificates, if any, representing all of such Company Stockholder’s Company Stock (each such certificate and each such New Company Class V Common Stock Certificate, a “
Certificate
”) and delivery of the other documents required pursuant to
Section
 2.8
. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Company Stock Consideration.
(b)    Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically terminate in accordance with its terms and be of no further force or effect as of the Effective Time;
provided
that the foregoing shall not affect the ability of a holder of any Company Warrants to exercise such Company Warrants in connection with the Transactions pursuant to the terms of such Company Warrants.
(c)    Each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall automatically be assumed by Parent and converted into an option to acquire a

A-8

number of shares of Parent Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this
Section
 2.6(c)
(each such resulting option, a “
Rollover Option
”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Options. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Class A Common Stock; (ii) the number of shares of Parent Class A Common Stock subject to each Rollover Option shall be determined by multiplying the number of shares of Company Stock subject to the corresponding Company Option by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Common Stock (such shares of Parent Class A Common Stock issuable upon exercise of a Rollover Option, the “
Rollover Option Shares
”); and (iii) the per share exercise price for the Rollover Option Shares issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Option, as in effect immediately prior to the Effective Time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this
Section
 2.6(c)
shall occur in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Common Stock purchasable pursuant to such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Prior to the Effective Time, the Company shall perform such actions as are required under the Company Stock Plans and the awards governing the Company Options in order to effect the treatment of the Company Options described in this
Section
 2.6(c)
.
(d)    Each Company
Non-Plan
Option that is outstanding and unexercised immediately prior to the Effective Time shall be automatically cancelled for no consideration.
(e)    Each award of Company Restricted Stock that is outstanding and unvested immediately prior to the Effective Time shall automatically be assumed by Parent and converted into an award of restricted stock with respect to a number of shares of Parent Class A Common Stock (the “
Rollover Restricted Stock
”) determined by multiplying the number of shares of Company Restricted Stock subject to such award by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Common Stock. Each share of Rollover Restricted Stock shall be subject to the same terms and conditions as were applicable to such corresponding share of Company Restricted Stock immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the Rollover Restricted Stock. The Parties intend that the Rollover Restricted Stock payable pursuant to this
Section
 2.6(e)
to the holders of Company Common Stock (but only with respect to their Company Common Stock which was fully vested upon receipt or for which they have filed timely and valid elections under Section 83(b) of the Code) will be treated as received in exchange for the applicable holder’s Company Common Stock, and agree to report for income Tax purposes such payments as consideration for such holder’s Company Common Stock and not as compensation for services. Pursuant to Revenue Ruling
2007-49,
the holders of Company Common Stock that receive Rollover Restricted Stock in the First Merger pursuant to this
Section
 2.6(e)
that are subject to vesting arrangements will make a timely and valid election under Section 83(b) of the Code with respect to such Rollover Restricted Stock, in which case, the Parties agree that no compensation will occur when such Rollover Restricted Stock is issued or vests.
(f)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Common Stock or Parent Class V Common Stock shall be issued upon the conversion of Company Interests, as applicable pursuant to this
Section
 2.6
, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Common Stock. No payment shall be made with respect to fractional shares of Parent Class A Common Stock or Parent Class V Common Stock, and the number thereof shall be rounded down to the nearest whole number.

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(g)    Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock or other equity securities of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(h)    Other than the shares of common stock contemplated by
Section
 2.6(g)
, each share of Company Stock held in the Company’s treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company immediately prior to the Effective Time (together with the Dissenting Shares, the “
Excluded Shares
”), shall be cancelled and no consideration shall be paid or payable with respect thereto.
(i)    The numbers of shares of Parent Class A Common Stock or Parent Class V Common Stock, as applicable, that the holders of Company Interests are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up,
reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Common Stock or Parent Class V Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Common Stock or Parent Class V Common Stock occurring on or after the date hereof and prior to the Closing.
(j)    Subject to
Section
 2.6(i)
, for the avoidance of doubt and notwithstanding anything herein to the contrary, the aggregate consideration to be received by (other otherwise allocable to) the Company Interest Holders in respect of the First Merger pursuant to this
Section
 2.6
shall be equal to (and in no event shall exceed) the Aggregate Stock Consideration.
Section 2.7
Effect of the Second Merger
. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any Company Interest Holder or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interest of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interest of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.
Section 2.8
Disbursement of Aggregate Stock Consideration
.
(a)    Subject to this
Section
 2.8
, promptly following the Effective Time, Parent shall deliver, or cause to be delivered to each Company Interest Holder (other than holders of Excluded Shares, Company Options and unvested Company Restricted Stock) the portion of the Aggregate Stock Consideration payable to such holder in respect of the Company Interests held by such holder in accordance with the terms of
Section
 2.6
(as reflected in the Company Closing Statement).
(b)    Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “
Exchange Agent
”) for the purpose of exchanging Certificates, if applicable, and otherwise distributing to each Company Interest Holder (other than holders of Excluded Shares, Company Options and unvested Company Restricted Stock) the portion of the Aggregate Stock Consideration payable to each such Company Interest Holder in accordance with the terms of
Section
 2.6
.

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(c)    At the Effective Time, Parent shall make available to the Exchange Agent the portion of the Aggregate Stock Consideration required pursuant to the Company Closing Statement to fund the payments set forth in
Section
 2.6(a)
and
Section
 2.6(e)
. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “
Exchange Fund
”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver such foregoing portion of the Aggregate Stock Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this
Article II
.
(d)    Within two (2) Business Days of the Registration Statement becoming effective, the Exchange Agent shall mail to each Company Interest Holder (other than holders of Excluded Shares and holders of Company Options and unvested Company Restricted Stock): (i) a letter of transmittal (the “
Letter of Transmitta
l”) in such form and having such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for surrendering Certificates representing Company Stock (or affidavits of loss in lieu of the Certificates as provided in
Section
 2.8(g)
), if applicable, to the Exchange Agent (the “
Surrender Documentation
”). Subject to the receipt by the Exchange Agent of the completed Letter of Transmittal and the Surrender Documentation, the Exchange Agent will deliver to such Company Interest Holder, on the Closing Date or as promptly as practicable thereafter, the portion of the Aggregate Stock Consideration payable to such holder in respect of the Company Interests held by such Company Interest Holder in accordance with the terms of
Section
 2.6
, less any required Tax withholdings as provided in
Section
 2.9
. All Certificates surrendered by the Company Stockholders shall forthwith be cancelled. Until a Letter of Transmittal and, if applicable, Surrender Documentation, has been received by the Exchange Agent, each Company Interest shall represent after the Effective Time for all purposes only the right to receive the portion of the Aggregate Stock Consideration payable in respect of such Company Interest pursuant to
Section
 2.6
. No interest will be paid or accrued on any amount payable upon due submission of any Letter of Transmittal or, if applicable, Surrender Documentation.
(e)    In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the Per Share Company Stock Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. From and after the Effective Time, there shall be no transfers on the transfer books of the Company of any shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, the Surviving Entity, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in
Section
 2.9
) the aggregate Per Share Company Stock Consideration represented by such Certificate, as applicable.
(f)    Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Company Interests for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Entity. Any Company Interest Holder who has not theretofore complied with this
Article II
shall thereafter look only to the Surviving Entity for payment of their respective portion of the Aggregate Stock Consideration (after giving effect to any required Tax withholdings as provided in
Section
 2.9
). Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent, the Exchange Agent or any other Person shall be liable to any former Company Interest Holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)    In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Aggregate Stock Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in
Section
 2.9
).

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Section 2.9
Withholding Taxes
. Notwithstanding anything herein to the contrary, each of Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold under the Code or any other applicable Tax Law. To the extent that Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity or their respective Affiliates or Representatives withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Entity, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation for applicable Tax purposes, the Parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.
Section 2.10
Appraisal Rights
.
(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the First Merger nor consented thereto in writing in respect of such Company Stock and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “
Dissenting Shares
”), shall not be converted into, and such Company Stockholders shall have no right to receive, the Per Share Company Stock Consideration that would otherwise be attributable to such Dissenting Shares in accordance with
Section
 2.6
(as reflected in the Company Closing Statement) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL (or other applicable Law), shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Company Stock Consideration attributable to such Dissenting Shares in accordance with the terms of the Company’s Charter Documents (as reflected in the Company Closing Statement), without any interest thereon, upon surrender, in the manner provided in
Section
 2.8
, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.
(b)    Prior to the Closing, the Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings (including the defense and any settlement thereof) with respect to demands for appraisal under the DGCL. The Company will enforce any contractual waivers that Company Stockholders have granted regarding appraisal rights that apply to the Transactions. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Section 2.11
Taking of Necessary Action; Further Actions
. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 2.12
Tax Treatment of the Mergers
. The Parties intend that, for United States federal income tax purposes, the Mergers constitute an integrated plan described in Rev. Rul.
2001-46,
2001-2
C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury

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Regulations (the “
Intended Tax Treatment
”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations
Section 1.368-2(g).
None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant Parties), or has taken or will take any action, whether before or after the Mergers, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify for the Intended Tax Treatment. The Mergers, taken together, shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations
Section 1.368-3,
unless otherwise required by a Governmental Entity as a result of (a) a “determination” within the meaning of Section 1313(a) of the Code or (b) a change in applicable Law after the date of this Agreement. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including providing support letters of the sort customarily provided as the basis for a legal opinion that the Mergers qualify for the Intended Tax Treatment. For the avoidance of doubt, (i) the qualification of the Mergers for the Intended Tax Treatment will not be a condition to Closing; and (ii) nothing in this
Section
 2.12
shall prevent any Party or its Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment.
ARTICLE III
FOUNDER HOLDER EARNOUT SHARES
Section 3.1
Potential Forfeiture
. In accordance with the Founder Holder Agreement, the Founder Holders have agreed that, effective upon the Closing, the Founder Holders will, on a Pro Rata Basis, subject one million five hundred eighty-six
thousand thirty-seven (1,586,037) shares of Parent Class A Common Stock owned by the Founder Holders (the “
Founder Holder Earnout Shares
”) to potential forfeiture if the Triggering Events do not occur during the Earnout Period, with such Founder Holder Earnout Shares vesting (and therefore no longer subject to forfeiture) pursuant to the terms of this
Article III
. Until the occurrence of the applicable Triggering Event, certificates representing the Founder Holder Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for Parent Class A Common Stock will be given appropriate stop transfer orders that will be applicable until the Founder Holder Earnout Shares are vested;
provided
,
however
, that upon the vesting of any Founder Holder Earnout Shares in accordance with the terms herein, Parent shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. For the avoidance of doubt, each Triggering Event shall only occur once, if at all.
Section 3.2
Vesting
. Until the earlier of all of the Founder Holder Earnout Shares having become fully vested or the expiry of the Earnout Period:
(a)    sixty percent (60%) of the Founder Holder Earnout Shares (
i
.
e
., nine hundred
fifty-one
thousand six hundred
twenty-two
(951,622) Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I; and
(b)    the remaining Founder Holder Earnout Shares (
i
.
e
., six hundred thirty-four thousand four hundred fifteen (634,415) Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II.
Section 3.3
Adjustment
. If, and as often as, the outstanding shares of Parent Class A Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event after the date hereof, then the number of Founder Holder Earnout Shares to be surrendered or forfeited pursuant to this
Article III
will in each case be equitably adjusted to reflect such change.
Section 3.4
Dividends and Distributions
.
To the extent any dividends or other distributions are paid or otherwise made by Parent (including, without limitation, any shares of Parent Common Stock or other equity

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securities of Parent distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the Earnout Period, and the Founder Holders would have been entitled to such dividends or other distributions in respect of the Founder Holder Earnout Shares if such Founder Holder Earnout Shares were not subject to forfeiture as of the record date for such dividends or other distributions, Parent shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Founder Holders, and (i) in the event all or any portion of the Founder Holder Earnout Shares are earned in accordance with
Article III
, the portion of such dividends or other distributions in respect of the Founder Holder Earnout Shares so earned shall be released to the Founder Holders, on a Pro Rata Basis, at the time the such Founder Holder Earnout Shares are earned in accordance with this
Article III
or (ii) in the event all or any portion of the Founder Holder Earnout Shares are forfeited in accordance with this
Article III
, the portion of such dividends or other distributions in respect of the Founder Holder Earnout Shares so forfeited shall be released to Parent and may be otherwise available for distribution to the holders of the other shares of Parent Common Stock.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “
Company Disclosure Letter
”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this
Article IV
, the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:
Section 4.1
Organization and Qualification
. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and, except as would not be material to the Company, has all requisite corporate power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted. The Company is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company. Complete and correct copies of the Governance Documents (or other comparable instruments relating to governance with different names) of the Company as amended and currently in effect, have been made available to Parent or its representatives. The Company is not in violation in any material respect of its Governance Documents (including, without limitation, the Company Investors’ Rights Agreement, the First Refusal and
Co-Sale
Agreement or the Voting Agreement).
Section
 4.1
of the Company Disclosure Letter lists all jurisdictions in which the Company is so qualified to conduct business and all names other than its legal name under which it does business.
Section 4.2
Company Subsidiaries
.
Section
 4.2
of the Company Disclosure Letter lists each of the Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, all jurisdictions in which they are so qualified to conduct business and all names other than their legal names under which they do business. Except as set forth on
Section
 4.2
of the Company Disclosure Letter, the Company does not, and has never, directly or indirectly own or hold any equity or other securities (whether equity or debt), interests, investments, participations, options, warrants or similar rights in any Person (including securities convertible into or exchangeable for interests in any other Person). Each of the Company’s Subsidiaries is duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable) and, except as would not be material to such Subsidiary, has all requisite power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the

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character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to such Subsidiary. Complete and correct copies of the Governance Documents (or other comparable instruments relating to governance with different names) of each of the Company’s Subsidiaries as amended and currently in effect, have been made available to Parent or its representatives. None of the Company’s Subsidiaries is in violation in any material respect of its Governance Documents.
Section
 4.2
of the Company Disclosure Letter lists all of the issued and outstanding, or served for issuance, shares, securities, options, warrants, participations, purchase rights, conversion rights, exchange rights, interest (whether equity or debt) or other similar rights of each of the Company’s Subsidiaries, all of which (i) are held and beneficially owned by the Company free and clear of all Liens (other than Liens arising pursuant to applicable securities laws), (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) have not been issued in violation of any preemptive or similar rights, and (iv) have been issued in compliance with applicable Law and the Governance Documents of such Subsidiary.
Section 4.3
Capitalization
.
(a)
Section 4.3(a)
of the Company Disclosure Letter sets forth a correct and complete list of all of the issued and outstanding, or reserved for issuance, shares of Company Stock as of the date hereof. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Stock has been issued in compliance in all material respects with: (A) applicable Law and (B) the Company’s Governance Documents.
Section
 4.3(a)
of the Company Disclosure Letter sets forth a detailed capitalization table of the Company as of the date hereof, including, for each Company Stockholder the name of such Company Stockholder and the number and class or series of Company Stock held by such Company Stockholder.
(b)
Section 4.3(b)
of the Company Disclosure Letter sets forth, as of the date hereof, (i) with respect to each outstanding and unexercised Company Option and Company
Non-Plan
Option, the name of the holder of such Company Option and Company
Non-Plan
Option, the vesting schedule applicable to such Company Option and Company
Non-Plan
Option, the number of vested and unvested shares of Company Common Stock covered by such Company Option and Company
Non-Plan
Option as of the date of this Agreement and the extent to which such Company Option and Company
Non-Plan
Option will vest upon the Transactions, the date of grant, the vesting commencement date, the cash exercise price per share of such Company Option and Company
Non-Plan
Option, the vesting schedule of such Company Option and Company
Non-Plan
Option, whether such Company Option and Company
Non-Plan
Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, whether early exercise is permitted with respect to such Company Option and Company
Non-Plan
Option and the applicable expiration date thereof; (ii) with respect to each outstanding award of Company Restricted Stock, the name of the holder of such Company Restricted Stock, the number of shares of Company Common Stock subject to such award of Company Restricted Stock, the extent to which such Company Restricted Stock will vest upon consummation of the Transactions, the date of grant, the vesting commencement date, and the vesting schedule of such Company Restricted Stock; and (iii) with respect to each Company Warrant, the name of the holder of such Company Warrant, the number of shares of Company Common Stock or other Company Stock covered by such Company Warrant, the date of issuance, the cash exercise price per share of such Company Warrant, and the applicable expiration date thereof. As of the date hereof, other than the Company Options, Company
Non-Plan
Options, Company Restricted Stock and Company Warrants set forth on
Section
 4.3(b)
of the Company Disclosure Letter or, in respect of the Company’s Subsidiaries, the securities listed on
Section
 4.2
of the Company Disclosure Letter, there are no stock appreciation, phantom stock, stock-based performance unit, stock option, profit participation, restricted stock, restricted stock unit, equity commitments or other equity or equity-based compensation award or similar rights or agreements with respect to the Company or any of its Subsidiaries. Except as set forth on
Section
 4.3(b)
of the Company Disclosure Letter or, in respect of the Company’s Subsidiaries,
Section
 4.2
of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted any outstanding options, warrants, rights (including preemptive rights), subscriptions, calls, puts or other securities convertible into or exchangeable or exercisable for shares of the Company Stock or equity interests of any of the Company’s Subsidiaries, or any

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other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock or equity interests any of the Company’s Subsidiaries, and there are no agreements of any kind which may obligate the Company or any of its Subsidiaries to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or other equity interests. Except as set forth on
Section
 4.3(b)
of the Company Disclosure Letter or, in respect of the Company’s Subsidiaries,
Section
 4.2
of the Company Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders or the equity holders of the Company’s Subsidiaries may vote. Except for this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, stockholders agreement or other agreements or understandings with respect to the shares of Company Stock or other equity interests of the Company or any of its Subsidiaries. Each Company Option and each Company
Non-Plan
Option (A) was issued in all material respects in accordance with the terms of the applicable incentive equity plan of the Company and all other applicable Law and properly accounted for in all material respects in accordance with GAAP and (B) was granted with a per share exercise price not less than the fair market value of a share of Company Common Stock on the applicable grant date (determined in accordance with Section 409A of the Code) and is otherwise exempt from the application of Section 409A of the Code. A valid Code Section 83(b) election was filed with respect to each award of Company Restricted Stock that was granted upon the early exercise of any Company Option and Company
Non-Plan
Option.
(c)    Except as provided for in this Agreement or accounted for pursuant to the terms hereof, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or any of its Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
Section 4.4
Due Authorization
.
(a)    The Company has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Mergers), in each case, subject to the consents, approvals, authorizations and other requirements described in
Section
 4.5
. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Mergers) have been duly and validly authorized by all requisite action, including approval by the Company Board and, following receipt of the Requisite Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize this Agreement and the other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been and, upon execution by the Company, such other Transaction Agreements to which it is a party will be duly and validly executed and delivered by the Company and (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “
Remedies Exception
”).
(b)    At a meeting duly called and held, the Company Board has unanimously: (a) determined that it is fair and in the best interests of the Company and Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements; (b) approved this Agreement, the other Transaction Agreements and the Transactions, including the Mergers and the Repurchase in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of herein or therein; and (c) adopted a resolution recommending the Transactions be approved, and the plan of merger set forth in this Agreement be adopted, by the Company Stockholders in accordance with the Company’s Governance Documents (the “
Company Recommendation
”).

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Section 4.5
No Conflict; Governmental Consents and Filings
.
(a)    Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in
Section
 4.5(b)
, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company or any of its Subsidiaries is a party by the Company or any of its Subsidiaries do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound; (ii) conflict with or violate the Governance Documents of the Company or any of its Subsidiaries; (iii) violate any provision of or result in a breach, default or acceleration of, or require a notice or consent under, any Company Material Contract, or to the Knowledge of the Company, any Data Security Requirement, or terminate, cancel or modify the terms, conditions or provisions or result in the termination, cancellation or modification of the terms, conditions or provisions of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract or upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination, cancellation, modification or creation of a Lien under a Company Material Contract or upon any of the material properties or assets of the Company or any of its Subsidiaries; or (iv) result in a violation or revocation of any Material Permits, except to the extent the occurrence of any of the foregoing items set forth in clauses (iii)
 or
(iv)
would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b)    No action by, consent, notice, Permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or notice, approval, consent, waiver or authorization from any Governmental Entity is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which the Company or any of its Subsidiaries is a party or the consummation by the Company or any of its Subsidiaries of the Transactions (including the Mergers), except for: (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) any consents, notices, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, or prevent the consummation of the Transactions; (iii) compliance with any applicable requirements of the securities laws; (iv) the filing of the First Certificate of Merger in accordance with the DGCL; and (v) the filing of the Second Certificate of Merger in accordance with the DLLCA.
Section 4.6
Legal Compliance; Permits
.
(a)    The Company and each of its Subsidiaries has, during the past five (5) years, complied with, and none is currently in violation of, any applicable Law with respect to the conduct of its business, including any applicable requirement to obtain a financial services license, or the ownership or operation of its business, except for failures to comply or violations which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. During the past five (5) years, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice of non-compliance
with any applicable Law, including any applicable requirement to obtain a financial services license.
(b)    The Company and each of its Subsidiaries is in possession of all Permits necessary to own, lease and operate the properties and assets it purports to own, operate or lease and to carry on its business as it is now being conducted (the “
Material Permits
”), except where the failure to have such Material Permits would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries.
Section
 4.6(b)
of the Company Disclosure Letter sets forth a correct and complete list of each Material Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries: (A) each Material Permit is in full force and effect in accordance with its terms; (B) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; and (C) there are, and during the past five (5) years there have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit.

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(c)    The Company and each of its Subsidiaries is in compliance in all material respects with all Material Permits held by the Company or such Subsidiary, as applicable, and the Company or each Subsidiary has obtained all applicable Material Permits. As of the date hereof, neither the Company nor any of its Subsidiaries is in material default or material violation (and no event has occurred that, with notice or the lapse of time or both, would be reasonably likely to constitute a material default or material violation) of any term, condition or provision of any of its Material Permits. The Company has taken commercially reasonable steps to determine which, if any, financial services licenses it is required to obtain to conduct its business.
Section 4.7
Financial Statements
.
(a)    Set forth on
Section
 4.7
of the Company Disclosure Letter are (i) true, correct and complete copies of the audited consolidated balance sheets as of December 31, 2020 and 2019 and statements of operations, statements of changes in stockholders’ deficit and statements of cash flows of the Company and its Subsidiaries for the years ended December 31, 2020 and 2019 together with the auditor’s reports thereon (the “
Audited Financial Statements
”); and (ii) an unaudited consolidated balance sheet as of March 31, 2021 and statements of operations, statements of changes in stockholders’ deficit and statements of cash flows of the Company and its Subsidiaries as of and for the three (3) month period ended March 31, 2021 (the “
Interim Financial Statements
” and, together with the Audited Financial Statements, the “
Financial Statements
”).
(b)    The Financial Statements, and the PCAOB Audited Financials will, when delivered to Parent pursuant to
Section
 7.24
, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements and PCAOB Audited Financials in conformity with GAAP consistently applied in all material respects (except in the case of the Interim Financial Statements for the absence of footnotes, or the inclusion of limited footnotes, and other presentation items and for normal year-end
adjustments, none of which if included would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (individually or taken as a whole)) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Since the date of the Interim Financial Statements, there have been no material changes in the accounting policies of the Company or any of its Subsidiaries and no revaluation of the Company’s or any of its Subsidiaries’ properties or assets. None of the Company or any of its Subsidiaries have ever been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. The PCAOB Audited Financials, when delivered to Parent pursuant to
Section
 7.24
for inclusion in the Registration Statement, including the Parent Proxy Statement, for filing with the SEC following the date of this Agreement in accordance with
Section
 7.3
, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date. The independent auditor for the Company, with respect to its report as will be included in the PCAOB Audited Financials, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Audited Financials, the auditing standards of the Public Company Accounting Oversight Board.
(c)    The Company and its Subsidiaries have established and maintained systems of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and the preparation of the Company’s and its Subsidiaries’ financial statements (including the Financial Statements) for external purposes in accordance with GAAP. Other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, such internal controls are sufficient to provide reasonable assurance (i) that the Company’s and its Subsidiaries’ financial reporting and the preparation of the Company’s and its Subsidiaries’ financial statements (including the Financial Statements) adequately account for assets, (ii) that transactions, receipts and expenditures of the Company or any of its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately and reasonable and adequate procedures are implemented to effect the collection of accounts, notes and other

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receivables on a current and timely basis. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in all material respects in the ordinary course and in accordance with applicable Law.
(d)    All accounts receivable of the Company or any of its Subsidiaries reflected in the Interim Financial Statements (i) are bona fide and valid receivables arising from sales actually made or services actually performed and arising in the ordinary course of business of the Company or such Subsidiary, (ii) are properly reflected on the books and records of the Company or such Subsidiary, and (iii) to the Knowledge of the Company as of the date of the Interim Financial Statements, are not subject to any setoffs, counterclaims, credits or other offsets which are not reflected on the Interim Financial Statements, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business of the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has been subject to any Legal Proceeding alleging fraud by management or other employees who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries. During the past three (3) years, neither the Company nor any of its Subsidiaries has received any adverse material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their internal accounting controls. Neither the Company nor any of its Subsidiaries have any Indebtedness other than the Indebtedness as set forth on
Section
 4.7(d)
of the Company Disclosure Letter, and in such amounts (including principal and any accrued but unpaid interest), as set forth on
Section
 4.7(d)
of the Company Disclosure Letter.
(e)    There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of the Company or any of its Subsidiaries.
Section 4.8
No Undisclosed Liabilities
. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company or any of its Subsidiaries of the nature required to be disclosed or reserved for in a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business and consistent with the past practice of the Company (none of which is a liability for breach of contract, tort, misappropriation, or infringement or a claim or lawsuit); (c) incurred in connection with the Transactions contemplated by this Agreement; (d) that will be discharged or paid off prior to or at the Closing or (e) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.
Section 4.9
Absence of Certain Changes or Events
. Except as set forth on
Section
 4.9
of the Company Disclosure Letter or as expressly contemplated by this Agreement, since December 31, 2020 through the date of this Agreement, (a) the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice, and (b) there has not been any change, effect, event, occurrence, circumstance, state of facts, or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect. Since the date of the Interim Financial Statements, neither the Company nor any of its Subsidiaries has taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of Parent pursuant to
Section
 6.1
.
Section 4.10
Litigation
. Except as would not reasonably be likely to, individually or in the aggregate, be material to the Company and its Subsidiaries or as set forth on
Section
 4.10
of the Company Disclosure Schedule, there are, and for the past three (3) years there have been: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company, any of its Subsidiaries or any of their respective properties, rights or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such; (b) no pending or, to the Knowledge of the Company, threatened audits, examinations or investigations by any Governmental Entity against the Company or any of its Subsidiaries, other than with respect to audits, examinations or investigations conducted by a

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Governmental Entity in the ordinary course of business; (c) no pending or threatened Legal Proceedings by the Company or any of its Subsidiaries against any third party; (d) no settlements or similar agreements that impose any material ongoing obligations, liabilities or restrictions on the Company or any of its Subsidiaries; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company, any of its Subsidiaries or their respective properties or assets, or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such.
Section 4.11
Benefit Plans
.
(a)
Section 4.11(a)
of the Company Disclosure Letter sets forth a true and complete list of each material Benefit Plan as of the date hereof. For purposes of this Agreement, “
Benefit Plans
” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, individual consulting, retention, termination, severance, separation, transition, incentive, equity or equity-based, deferred compensation, change in control, bonus, retirement, pension, savings, health, welfare, paid time off, retiree or post-termination health or welfare, fringe benefit, or any other compensation or benefit plan, agreement, arrangement, policy or program, including such plans, agreements, arrangements, policies, and programs providing compensation or benefits to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries, in each case, (i) which is maintained, sponsored, contributed to or required to be contributed to by the Company, or (ii) under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent obligation or liability (including on account of an ERISA Affiliate). Benefit Plans solely sponsored and maintained by the Company or any of its Subsidiaries shall be separately identified on
Section
 4.11(a)
of the Company Disclosure Letter as “
Company Benefit Plans
.” No Company Benefit Plan is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily benefits employees, directors, consultants or individual service providers of the Company or any of its Subsidiaries who reside or work primarily outside of the United States.
(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent or its representatives copies of: (i) all current plan documents and all amendments thereto, or if unwritten, a written summary of the material terms thereof; (ii) all trust agreements, funding arrangements or insurance Contracts; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent financial statements, actuarial valuation report and annual report on Form 5500 and all attachments thereto (if applicable); (v) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service; and (vi) any non -routine correspondence with any Governmental Entity dated during the past three (3) years. In addition, the Company has provided to Parent or its representatives a schedule summarizing all outstanding retention, change in control bonuses, change in control severance or other similar payment obligations of the Company or any of its Subsidiaries that is true and accurate in all material respects as of no earlier than thirty (30) days prior to the date hereof (the “
Retention Award Summary
”) and the Company has made available to Parent or its representatives a copy of each Company Benefit Plan that is an agreement listed in the Retention Award Summary.
(c)    (i) Each Company Benefit Plan has been administered, established, maintained and funded in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements or payments required to be made by the Company, any of its Subsidiaries or any current or former employee of the Company or any of its Subsidiaries under or with respect to any Benefit Plan have been made by the due date thereof (including any valid extension), and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; and (iii) except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries (individually or taken as a whole), no non-exempt
“prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred or, to the Knowledge of the Company, is reasonably expected to occur, with respect to any Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of

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Section 401(a) of the Code: (A) has received a current favorable determination, advisory or opinion letter from the Internal Revenue Service as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and may be relied upon by the adopting employer, and nothing has occurred and no circumstances exist that could reasonably be expected to adversely affect or result in the loss of the qualification of such plan. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.
(d)    Except as set forth in
Section
 4.11(a)
of the Company Disclosure Letter, no Benefit Plan is, neither the Company nor any of its Subsidiaries has sponsored, maintained, contributed or been obligated to contribute to, and neither the Company nor any of its Subsidiaries has (or is reasonably be expected to incur) any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or in respect of: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 of ERISA; (ii) any “multiemployer plan” (within the meaning of Section (3)(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries have, or is reasonably expected to have, any current or contingent liability or obligation under Title IV of ERISA or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole), with respect to the Company Benefit Plans or their administrators or fiduciaries: (x) no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (y) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceedings.
(f)    None of the Company Benefit Plans provides for, and neither the Company nor any of its Subsidiaries has any liability or obligation in respect of, post-employment or retiree health, life insurance or other welfare benefits or coverage for any Person, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code or similar state or other applicable Law and at the sole expense of such participant or the participant’s beneficiary.
(g)    Except as set forth in
Section
 4.11(g)
of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor, director or other individual service provider of the Company or any of its Subsidiaries or under any Benefit Plan or otherwise; (ii) increase the amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor, director or other individual service provider of the Company or any of its Subsidiaries or under any Benefit Plan or otherwise; (iii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any current or former employee, officer, contractor, director or other service provider of the Company or any of its Subsidiaries or under any Benefit Plan or otherwise; or (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under or result in any limitation on the right to merge, amend or terminate any Benefit Plan.
(h)    Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up
or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

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(i)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code in all material respects, and all applicable regulations and notices issued thereunder.
(j)    No payment, amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, stockholder, director or other individual service provider of the Company, any of its Subsidiaries or any of their respective Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
Section 4.12
Labor Relations
.
(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization respecting persons employed by the Company or any of its Subsidiaries and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries is represented by a labor union, works council, or other labor organization with respect to their employment by the Company or any of its Subsidiaries. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened within the last three (3) years. There is not, and in the past three (3) years has not been, any organizing activity involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by any labor organization or group of employees.
(b)    There have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or material grievances or other material labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries involving any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).
(c)    To the Knowledge of the Company, as of the date hereof, none of the Company’s or any of its Subsidiaries’ respective officers or key employees has given notice of any intent to terminate his or her employment with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is, and for the past three (3) years, has been in compliance in all material respects and, to the Knowledge of the Company, each of their employees and consultants are, and for the past three (3) years have been, in compliance in all material respects, with the terms of any employment and consulting agreements between the Company or any of its Subsidiaries, on the one hand, and such individuals, on the other hand.
(d)    Except as otherwise listed on
Section
 4.12(d)
of the Company Disclosure Letter, as of the date hereof, there are no Legal Proceedings against the Company or any of its Subsidiaries pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).
(e)    The Company and each of its Subsidiaries is, and for the past three (3) years, has been, in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“
WARN
”) and any similar state or local “mass

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layoff” or “plant closing” Law, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole). There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.
(f)    Except as would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries (individually or taken as a whole), neither the Company nor any of its Subsidiaries is delinquent in payments to any employees or independent contractors or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.
(g)    During the past three (3) years, to the Knowledge of the Company, there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any appointed officer or director of the Company or any of its Subsidiaries involving or relating to his or her services provided to the Company or any of its Subsidiaries. The policies and practices of the Company and each of its Subsidiaries comply, and for the past three (3) years have materially complied, with all federal, state, and local Laws concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).
(h)    To the Knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition
agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge, use or disclosure of Trade Secrets.
(i)    The execution and delivery of this Agreement and the other Transaction Agreements and the performance of this Agreement and the Transactions do not require the Company or any of its Subsidiaries to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.
Section 4.13
Real Property; Tangible Property
.
(a)    Neither the Company nor any of its Subsidiaries owns, or has ever owned any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement to purchase any real property or interest therein.
(b)
Section 4.13(b)(i)
of the Company Disclosure Letter lists, as of the date hereof, all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries (the “
Leased Real Property
”). The Company or its Subsidiary, as applicable, has a valid, binding and enforceable leasehold estate in, and enjoys, in all material respects, peaceful and undisturbed possession of, all Leased Real Property. Each of the leases, lease guarantees and agreements related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “
Company Real Property Leases
”), is in full force and effect and
Section
 4.13(b)(ii)
of the Company Disclosure Letter contains a true, correct and complete list of the Company Real Property Leases. The Company has made available to Parent true, correct and complete copies of all material Company Real Property Leases. Neither the Company nor any Subsidiary is in material breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default, except for such breaches or defaults as would not individually or in the aggregate, reasonably be expected to be material to the business of the Company or any of its Subsidiaries or the use of the applicable Leased Real Property. Neither the Company nor any Subsidiary has received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any default,

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event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. No party to any Company Real Property Lease has exercised any termination rights with respect thereto, the Company’s or the applicable Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Company Real Property Lease has not been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Company Real Property Lease. The other party to such Company Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company and neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.
(c)    The Company and its Subsidiaries collectively own and have good and marketable title to or a valid leasehold interest in or right to use, all of the material tangible assets or personal property used in or necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted as of the date hereof, free and clear of all Liens other than Permitted Liens. The material tangible assets or personal property (together with the contractual rights) of the Company and its Subsidiaries: (A) constitute all of the assets, rights and properties that are necessary for the operation of the business of the Company and its Subsidiaries as currently conducted as of the date hereof, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted as of the date hereof; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company or any of its Subsidiaries.
Section 4.14
Taxes
.
(a)    All income and other material Tax Returns filed or required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects, and accurately reflect in all material respects all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b)    The Company and each of its Subsidiaries has timely paid in full all income and other material Taxes which are due and payable (whether or not shown as due on any Tax Return). Any such Taxes or Tax liabilities that relate to a
Pre-Closing
Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP and (ii) for periods not covered by the Financial Statements have been incurred in the ordinary course of business.
(c)    The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes and all Taxes required by applicable Law to be withheld by the Company or such Subsidiary have been withheld and paid over to the appropriate Governmental Entity in all material respects.
(d)    The Company and each of its Subsidiaries has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(e)    No deficiency for Taxes has been asserted or assessed in writing by any Governmental Entity against the Company or any of its Subsidiaries, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against the Company or any of its Subsidiaries with respect to Taxes; nor has the Company or any of

A-24

its Subsidiaries been the subject of any such audit or other Legal Proceeding with respect to Taxes within the past five (5) years. There are no requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.
(f)    There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.
(g)    There are no Tax indemnification agreements, Tax sharing agreements, or similar arrangements under which the Company or any of its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease).
(h)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred
treatment under Section 355 of the Code in the past two (2) years.
(i)    Neither the Company nor any of its Subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b).
(j)    Neither the Company nor any of its Subsidiaries: (i) has any liability for the Taxes of another Person pursuant to Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease); and (ii) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or
non-U.S.
income Tax purposes.
(k)    Neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect, and neither the Company nor any of its Subsidiaries has requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired. Neither the Company nor any of its Subsidiaries is presently contesting any Tax liability before any taxing authority or other Governmental Entity.
(l)    Neither the Company nor any of its Subsidiaries has had a permanent establishment or been subject to income Tax in a jurisdiction outside the country of its organization.
(m)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax law) with respect to a transaction consummated prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed
income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code.
(n)    Neither the Company nor any of its Subsidiaries has unpaid liability under Section 965(a) of the Code.
(o)    No claim has been made in writing to the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

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(p)    Neither the Company nor any of its Subsidiaries is, or has been at any time during the five (5)-year period ending on the Closing Date, a United States real property holding corporation within the meaning of Section 897(2) of the Code.
(q)    The Company and each of its Subsidiaries has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
Section 4.15
Environmental Matters
. The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all Environmental Laws. The Company and each of its Subsidiaries has obtained, holds, is, and for the past three (3) years has been, in material compliance with all Permits, licenses and other authorizations required under applicable Environmental Laws to permit the Company or any of its Subsidiaries to operate its respective properties and assets in a manner in which they are now operated and maintained and to conduct the business of the Company and each of its Subsidiaries as currently conducted. There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging material violations of or liability under any Environmental Law. None of the Company, any of its Subsidiaries or any other Person whose liability the Company or any of its Subsidiaries has expressly assumed or otherwise become subject to, has treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, exposed any Person to or released any Hazardous Material at, on or under any property or facility, or currently or formerly owned or operated any property or facility contaminated by any Hazardous Materials, in each case in a manner that would give rise to a material liability (contingent or otherwise) of the Company or any of its Subsidiaries, including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, under any Environmental Laws. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law. The Company has made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Company or any of its Subsidiaries with respect to compliance or liabilities under Environmental Law.
Section 4.16
Brokers; Third Party Expenses
. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement or the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates.
Section 4.17
Intellectual Property
.
(a)
Section 4.17(a)
of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property as of the date hereof: (A) issued Patents and pending applications for Patents, (B) registered Trademarks, pending applications for registration of Trademarks and material unregistered Trademarks, (C) registered Copyrights and pending applications for Copyright registration and (D) internet domain names and social media accounts (collectively, the “
Scheduled
Intellectual Property
”), including, for each applicable item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof for the Scheduled Intellectual Property have been timely paid and all necessary documents and certificates in

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connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect.
(b)    The Owned Intellectual Property, along with the Licensed Intellectual Property (when used within the scope of the applicable IP License), constitutes all of the Intellectual Property used in or necessary for the conduct and operation of the business of the Company and each of its Subsidiaries as currently conducted (together, the “
Business IP
”),
provided
,
however
, with respect to third party Patents, the foregoing representations are made to the Knowledge of the Company. The Company or one of its Subsidiaries is (and immediately following the Closing, the Surviving Entity will be) the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens or Orders other than Permitted Liens, and the Company and each of its Subsidiaries have (and immediately following the Closing, the Surviving Entity will have) sufficient, valid and continuing rights, pursuant to a valid written IP License (complete and correct copies of which have been made available to Parent prior to the date of this Agreement), including to use, make, reproduce, disclose, perform, sell, modify and license (as the case may be) all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company and each of its Subsidiaries in the manner conducted prior to Closing. The Owned Intellectual Property is valid, subsisting and enforceable.
(c)    The conduct and operation of the business of the Company and each of its Subsidiaries as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company and each of its Subsidiaries), and the Owned Intellectual Property have not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constituting or resulting from the misappropriation of) or otherwise violating any Intellectual Property of any Person, provided
,
however
, with respect to third-party Patents, the foregoing representations are made to the Knowledge of the Company.
(d)    The Company and each of its Subsidiaries have not received from any Person in the past three (3) years any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (“
Claims or Assertions
”) (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person or (ii) contesting the use, ownership, validity or enforceability of any Intellectual Property, and no Legal Proceedings relating to any of the foregoing are pending against the Company and each of its Subsidiaries. To the Knowledge of the Company, no other Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. In the past three (3) years, the Company and each of its Subsidiaries have not made any Claims or Assertions against any Person (A) alleging any of the foregoing referenced in clauses (i) or (ii), and no Legal Proceedings relating to any of the foregoing are pending against a third Person.
(e)    No past or present director, officer, employee, consultant or independent contractor of the Company and each of its Subsidiaries and no R&D Sponsor owns (or has any valid claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the present and former directors, officers, employees, consultants and independent contractors of the Company who are or have been engaged in inventing, conceiving, authoring, creating or developing for or on behalf of the Company and each of its Subsidiaries any material Intellectual Property in the course of such Person’s employment or engagement with the Company has executed and delivered to the Company or its Subsidiaries a written agreement, pursuant to which such Person has: (i) agreed to hold all Trade Secrets of the Company and each of its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property invented, conceived, authored, created or developed for the Company or its Subsidiaries in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no material breach by any such Person with respect to any such agreement. No funding or facilities of any R&D Sponsor were used in the development of any Intellectual Property under any such agreement or otherwise for or on behalf of the Company or its Subsidiaries.

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(f)    The Company and each of its Subsidiaries have taken all necessary and otherwise commercially reasonable steps to protect the secrecy, confidentiality and value of all material Trade Secrets and other confidential and proprietary information included in the Owned Intellectual Property and all material Trade Secrets of any Person to whom the Company or its Subsidiaries has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that is material to the business of the Company or its Subsidiaries has been authorized to be disclosed, or, to the Knowledge of the Company, has actually been disclosed, to any third Person, other than pursuant to a valid, written non-disclosure
agreement restricting the disclosure and use of such Trade Secret. No source code constituting Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, licensed, or made available or otherwise disclosed by the Company or its Subsidiaries to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company or its Subsidiaries subject to written agreements restricting the disclosure and use of such source code, and no Person other than the Company and each of its Subsidiaries is in possession of, or has been granted any license or other right to, any such source code.
(g)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with any Software owned by the Company or its Subsidiaries (including distributed to any of their customers), in each case, in a manner that requires or obligates the Company or its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software (including any source code) constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) disclose, contribute, distribute, license or otherwise make available to any third Person any portion of any source code constituting Owned Intellectual Property, (iv) create any obligation for the Company or its Subsidiaries to grant, or purport to grant, to any Person any rights or immunities under any Owned Intellectual Property (including any patent non-asserts
or patent licenses), or (v) otherwise impose any limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use any Owned Intellectual Property. The Company and each of its Subsidiaries are in material compliance with the terms and conditions of all licenses for Open Source Software used in the business of the Company and each of its Subsidiaries.
(h)    The Company and each of its Subsidiaries (i) owns or have a valid right to access and use pursuant to a written agreement all Company IT Systems used by the Company and each of its Subsidiaries, and (ii) have in their possession all necessary rights to all Software and all technical and other information required to enable a reasonably skilled information technology profession to maintain and support the Company IT Systems. The Company IT Systems: (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation and conduct of the business of the Company and each of its Subsidiaries as currently conducted; and (ii) do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, malicious code or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any Company IT Systems. During the past three (3) years, there has been no unauthorized access to or breach or violation of any Company IT Systems. In the last three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any Company IT Systems, in each case that have caused or could reasonably be expected to result in the substantial disruption of or substantial interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Company and each of its Subsidiaries.
(i)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, including as a consequence of any Contract to which Company or its Subsidiaries is party, cause any of the following: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) the payment of any additional consideration to, or

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the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property. Immediately following the Closing, the Business IP and Company IT Systems will be owned by, licensed to, or available for use by, the Surviving Entity on terms and conditions identical to those under which the Company and each of its Subsidiaries owned, licensed, or used, the Business IP and Company IT Systems immediately prior to the Closing, without the payment of any additional amounts or consideration beyond those that would have been due had the Closing not occurred.
Section 4.18
Privacy
and Cybersecurity
.
(a)    The Company, each of its Subsidiaries and any Person acting for or on the Company’s or any of its Subsidiaries’ behalf complies, and has at all times during the past three (3) years (in the case of any such Person, during the time such Person was acting for or on behalf of the Company or any of its Subsidiaries) complied, as applicable to the Company or any of its Subsidiaries, in all material respects, with: (i) all applicable Data Protection Laws; (ii) all of the Company’s and each of its Subsidiaries’ policies and notices regarding Personal Information (whether posted to an external-facing website of the Company or any of its Subsidiaries or otherwise made available or communicated to third parties by the Company or any of its Subsidiaries) (“
Company Privacy Notices
”); and (iii) all of the Company’s and each of its Subsidiaries’ obligations regarding Personal Information, privacy, or security under any Contract the Company or any of its Subsidiaries has entered into or by which it is bound (
clauses (i)
 through
(iii)
, collectively, “
Data Security Requirements
”). Neither the Company nor any of its Subsidiaries has received in the three (3) years prior to the date of this Agreement any written notice of any investigations, Claims or Assertions (including written notice from third parties acting on its or their behalf) of, or been charged with, the violation of, any Data Security Requirements Laws (and no such investigations, Claim or Assertion or related Legal Proceeding is currently pending or, to the Knowledge of the Company, threatened). The Company Privacy Notices have not contained any material omissions or been inaccurate, misleading or deceptive.
(b)    The Company and each of its Subsidiaries has (i) implemented and maintained commercially reasonable security regarding the confidentiality, integrity and availability of the Company IT Systems and all information stored or transmitted thereon, including to protect Personal Information and other confidential business data, in its possession, custody, or under its control against loss, theft, misuse or unauthorized access, modification, destruction, or disclosure; and (ii) ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information and other confidential business data for or on behalf of the Company or any of its Subsidiaries have agreed to (A) comply with applicable Data Protection Laws, and (B) take commercially reasonable steps to protect and secure Personal Information and other confidential business data from loss, theft, misuse or unauthorized access, use, modification, destruction or disclosure. To the Knowledge of the Company, all third parties who have provided Personal Information and other confidential business data to the Company or any of its Subsidiaries during the past three (3) years has done so in compliance with applicable Data Protection Laws, including providing any notice and obtaining any consent required under such Data Protection Laws.
(c)    To the Knowledge of the Company, during the past three (3) years, (i) there have been no breaches, security incidents, misuse of, or unauthorized access to, or unauthorized transfer, destruction, disclosure or modification of the Company IT Systems, or of any Personal Information or other confidential business data in the possession, custody or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information or information technology security related incident. The Company and each of its Subsidiaries has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard Personal Information and other confidential, business information in its possession, custody or control. The Company and each of its Subsidiaries has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified thereby. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, third party acting at the

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direction or authorization of the Company or any of its Subsidiaries has paid: (x) any perpetrator of any data breach incident or cyber-attack; or (y) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.
(d)    Neither the Company nor any of its Subsidiaries is subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Parent from receiving, accessing, storing, or using Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored, and used such Personal Information prior to the Closing. The execution, delivery, and performance of this Agreement complies with all applicable Data Protection Laws, and with the privacy policies and applicable contractual obligations of the Company or any of its Subsidiaries.
Section 4.19
Agreements, Contracts and Commitments
.
(a)
Section 4.19
of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date hereof. For purposes of this Agreement, “
Company Material Contract
” shall mean each Company Real Property Lease and each of the following Contracts to which the Company or any of its Subsidiaries is a party (together with, solely to the extent made available to Parent, all material amendments, waivers or other changes thereto):
(i)    Each Contract (other than purchase orders with suppliers or customers entered into in the ordinary course of business) that has involved, or that the Company reasonably anticipates will involve, aggregate annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than one hundred fifty thousand dollars ($150,000) in the calendar year ended December 31, 2020 or any subsequent calendar year;
(ii)    Each Contract under which the Company or any of its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create. incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of two hundred thousand dollars ($200,000); (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of two hundred thousand dollars ($200,000); or (C) extended credit to any Person (other than customer payment terms in the ordinary course of business);
(iii)    Each Contract for the acquisition of any material assets or Person or any business division thereof (other than in the ordinary course of business) or the disposition of any material assets of the Company or any of its Subsidiaries (in each case, whether structured as an acquisition of stock, assets, merger or otherwise), or the acquisition of equity interests of the Company or any of its Subsidiaries (other than by the Company and its Subsidiaries), including any such Contract with outstanding obligations to make payments, contingent or otherwise (including with respect to “earnout” payments, notes or indemnification obligations), in each case other than in the ordinary course of business and other than Contracts in which there are no continuing obligations in respect thereof;
(iv)    Each collective bargaining agreement or other Contract with any labor union, works council. or other labor organization respecting employees of the Company or any of its Subsidiaries;
(v)    Each Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of two hundred thousand dollars ($200,000) or, together with all related Contracts, in excess of five hundred thousand dollars ($500,000);
(vi)    Each Contract concerning the establishment or operation of any joint venture, partnership, profit or revenue sharing, trust association, limited liability company, noncorporate entity, similar enterprise, strategic alliance or other collaboration that is material to the business of the Company or any of its Subsidiaries;
(vii)    Each Contract (other than those entered into in the ordinary course of business) providing for the grant of an option or a first-refusal, first-offer or similar preferential right to purchase, lease or acquire any asset of the Company or any of its Subsidiaries;

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(viii)    Each Contract that (1) is an IP License, excluding
non-exclusive
licenses to: (A) Owned Intellectual Property granted to customers in the ordinary course of business; (B) Open Source Software; and (C) click-wrap, shrink-wrap and off-the-shelf
Software commercially available on standard,
non-discriminatory
terms with license, maintenance, support and other fees of no more than twenty-five thousand dollars ($25,000) per year, or (2) is a consent-to-use,
covenant-not-to-sue,
coexistence, concurrent use, settlement agreement or similar Contract, in each case (y) with respect to Owned Intellectual Property or (z) that affects the Company’s and each of its Subsidiaries’ ability to use, enforce, or disclose any Owned Intellectual Property;
(ix)    Each Contract providing for the authorship, invention, creation, conception or other development of any Intellectual Property: (A) by the Company or its Subsidiaries for any third party, other than development for customers in the ordinary course of business for which the Company or such Subsidiary retains sole and exclusive ownership thereof; (B) by any third party for the Company or its Subsidiaries, other than Contracts entered into with employees, consultants and independent contractors that are the subject of the second sentence of
Section
 4.17(e)
; or (C) jointly by the Company or its Subsidiaries, on the one hand, and any third party, on the other hand;
(x)    Each Contract with any supplier (A) that is a sole source supplier to the Company or any of its Subsidiaries of any material product or service or (B) from which the Company or any of its Subsidiaries sources substantially all of their supply of any material product or service;
(xi)    Each Contract, other than teaming agreements entered into in connection with the pursuit of a specific Contract with a Governmental Entity or subcontract thereto or customary non-disclosure
agreements, which restricts in any material respect or contains any material limitations on the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic territory;
(xii)    Each Contract with an executive officer of the Company or any of its Subsidiaries, or any Contract with any other employee or independent contractor of the Company or any of its Subsidiaries, in each case, with an annual base salary in excess of one hundred fifty thousand dollars ($150,000) or which provides for change in control, retention, severance or similar payments;
(xiii)    Each Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Interest Holder, on the other hand, excluding (A) any employee benefit plan or other plans, programs, policies, commitments or arrangements that would constitute an employee benefit plan, (B) offer letters for employment on an at-will
basis and (C) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements in favor of the Company or such Subsidiary;
(xiv)    Each Contract involving any resolution or settlement of any pending or threatened actions or other disputes (A) entered into within three (3) years prior to the date of this Agreement, other than settlement agreements having a value that does not exceed fifty thousand dollars ($50,000), (B) with any Governmental Entity, (C) imposing continuing obligations on the Company, including injunctive or other non-monetary
relief, or (D) that would reasonably be expected to result in material reputational harm to the Company or any of its Subsidiaries;
(xv)    Each Contract with a Governmental Entity;
(xvi)    Any stockholder agreement, partnership agreement, investors’ rights agreement, voting agreement, right of first refusal and co-sale
agreement, registration rights agreement or other similar Contract;
(xvii)    Each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;
(xviii)    Each Contract that prohibits the payment of dividends or distributions in respect of the equity interests of the Company or any of its Subsidiaries or the pledging of equity interests of the Company or any of its Subsidiaries;

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(xix)    Each Contract that grants to any Person (A) a “most favored nation” or “most favored pricing” provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;
(xx)    Each Contract to which the Company or any of its Subsidiaries is a party that is an exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(xxi)    Each Contract prohibiting or restricting, or purporting to prohibit or restrict, directly or indirectly, in any respect the ability of the Company or any of its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person, to solicit or hire any Person or solicit business from any Person (other than Contracts with vendors or suppliers entered into in the ordinary course of business), or from purchasing or acquiring an interests in any other Person;
(xxii)    Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of five hundred thousand dollars ($500,000);
(xxiii)    Each Contract with (A) a Material Customer and (B) a Material Supplier;
(xxiv)    Each Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form
S-1
pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation
S-K
under the Securities Act as if the Company was the registrant;
(xxv)    Each Contract listed in
Section
 4.19(a)(xxv)
of the Company Disclosure Letter; and
(xxvi)    Any written offer or proposal which, if accepted, would constitute any of the foregoing.
(b)    All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid, legal and binding obligations of the Company and/or the applicable Subsidiary party thereto and, to the Knowledge of the Company, represent the valid, legal and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. None the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Company and its Subsidiaries (individually or taken as a whole). No party to any of the Company Material Contracts that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past twelve (12) months, cancelled or terminated its business with, or, to the Knowledge of the Company, threatened to cancel or terminate its business with, the Company. Neither the Company nor any of its Subsidiaries have waived any material rights under any Company Material Contract.
Section 4.20
Insurance
.
Section
 4.20
of the Company Disclosure Letter contains a correct and complete list (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), as of the date hereof of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “
Insurance Policies
”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its representatives. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such Insurance Policies due and payable as of the date hereof have been paid. There is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier for which coverage has been denied, rejected or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

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Section 4.21
Affiliate Matters
. Except: (a) the Benefit Plans, (b) Contracts relating to labor and employment matters set forth on
Section
 4.12
of the Company Disclosure Letter and (c) employment Contracts relating to any such Person’s employment arrangement with the Company or any of the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries is party to any Contract with any: (i) present or former officer, director of the Company or any of its Subsidiaries or beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 1% or more of the capital stock or equity interests of the Company or a member of his or her immediate family; or (ii) Affiliate of the Company or any of its Subsidiaries. No present or former officer, director, Company Interest Holder or holder of derivative securities of the Company or any of its Subsidiaries (each, an “
Insider
”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with the Company or any of its Subsidiaries (other than such Contracts as relate to any such Person’s ownership of Company Stock or other securities of the Company or any of its Subsidiaries or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries) or owns any property or assets used in the business of the Company or any of its Subsidiaries.
Section 4.22
Certain Provided Information
. The information relating to the Company supplied or to be supplied by the Company for inclusion in the Merger Materials will not, as of the date on which the Merger Materials (or any amendment or supplement thereto) are first distributed to holders of Parent Class A Common Stock and Parent Class B Common Stock or at the time of the Parent Special Meeting or at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Merger Materials or any Parent SEC Reports; or (b) any projections or forecasts included in the Merger Materials.
Section 4.23
Material Customers and Material Suppliers
.
(a)
Section 4.23(a)
of the Company Disclosure Letter sets forth a list of the Company’s and each of its Subsidiaries’ top ten (10) customers as measured by the dollar amount of payments therefrom, for the twelve (12) months ended April 30, 2021 (the “
Material Customers
”), showing the total amounts paid by each such Material Customer to the Company or such Subsidiary during such period. During the past twelve (12) months from the date hereof, no Material Customer has (i) terminated or materially reduced its business or relationship with the Company or any of its Subsidiaries or otherwise materially and adversely modified its relationship or terms with the Company or any of its Subsidiaries or (ii) notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally of its intention to take any such action (and, to the Knowledge of the Company, no such Material Customer is contemplating such an action).
(b)
Section 4.23(b)
of the Company Disclosure Letter sets forth a list of the Company’s and each of its Subsidiaries’ top ten (10) suppliers and vendors of goods and services to the Company and its Subsidiaries (individually or in the aggregate) as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended April 30, 2021 (the “
Material Suppliers
”), showing the total purchases by the Company and/or its Subsidiaries from each such Material Supplier, during such period. During the past twelve (12) months from the date hereof, no Material Supplier has (i) terminated or materially reduced its business or relationship with the Company or any of its Subsidiaries or otherwise materially and adversely modified its relationship or terms with the Company or any of its Subsidiaries or (ii) notified the Company or any of its Subsidiaries in writing, to the Knowledge of the Company, orally of its intention to take any such action (and, to the Knowledge of the Company, no such Material Supplier is contemplating such an action).
Section 4.24
Absence of Certain Business Practices
.
(a)    During the past five (5) years: (i) the Company, its Subsidiaries, its and their respective directors, officers, managers, employees and, to the Knowledge of the Company, agents and third-party representatives, in each case acting on behalf of the Company or any of its Subsidiaries, have been in compliance with all applicable

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Specified Business Conduct Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“
FCPA
”), and any other applicable Laws relating to bribery or corruption; and (ii) the Company, its Subsidiaries and, its and their respective directors, officers, managers and employees, have not (A) been convicted of violating any applicable Specified Business Conduct Laws, including the FCPA and any other applicable Law relating to bribery or corruption; (B) been subject to any investigation, inquiry or enforcement proceeding by any Governmental Entity regarding any offense or alleged offense under any applicable Specified Business Conduct Laws, including the FCPA and any other applicable Law relating to bribery or corruption; or (C) received written or, to the Knowledge of the Company, oral notice from any Governmental Entity, or made a voluntary, mandatory or directed disclosure to any Governmental Entity, relating to any actual or alleged violation of any applicable Specified Business Conduct Laws, including the FCPA and any other applicable Law relating to bribery or corruption. During the past five (5) years, the Company and each of its Subsidiaries has maintained and enforced policies and procedures reasonably designed to promote compliance with Specified Business Conduct Laws.
(b)    None of the Company, its Subsidiaries, any of its or their respective directors and officers nor, to the Knowledge of the Company, their respective employees, agents or third-party representatives, in each case acting on behalf of the Company or any of its Subsidiaries, is currently or has been, during the past five (5) years, (i) organized, resident (at the time of employment with, or engagement by, the Company or any of its Subsidiaries), operating or located in a country or region that is or, as of the date of determination, was, the subject or target of any comprehensive embargo under Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, the Government of Venezuela, and the Crimea region of Ukraine); (ii) identified on a Sanctions-related list of designated nationals or other blocked persons, including, but not limited to, the Specifically Designated Nationals and Blocked Persons List maintained by OFAC, or owned or controlled by such Person; or (iii) otherwise the subject or target of any Sanctions or export-related restrictions administered by OFAC, Commerce, State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or other relevant authority.
(c)    During the past five (5) years, (i) the Company, its Subsidiaries and, to the Knowledge of the Company, its and their directors, officers, employees, agents and third-party representatives, in each case acting on behalf of the Company or any of its Subsidiaries, have been in compliance in all material respects with all applicable Anti-Money Laundering Laws, including, but not limited to, any registration, recordkeeping, and reporting requirements; (ii) the Company and each of its Subsidiaries has maintained a written compliance program, including, but not limited to, policies and procedures, reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and to prevent money laundering or terrorism financing; (iii) the anti-money laundering compliance programs of the Company and its Subsidiaries is subject to regular audits to ensure the effectiveness of the anti-money laundering compliance program; (iv) the Company and each of its Subsidiaries is subject to examination by appropriate Governmental Entities to ensure compliance with Anti-Money Laundering Laws; and (v) neither the Company nor any of its Subsidiaries has: (x) been notified of a material weakness or deficiency of its anti-money laundering program by an auditor or Governmental Entity; (y) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Anti-Money Laundering Law; or (z) been a party to or the subject of any pending or, to the Knowledge of the Company, been threatened in writing with a Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Anti-Money Laundering Law.
(d)    None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, or employee of any of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact that must be disclosed to any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Law that would reasonably be expected to be material to the Company and its Subsidiaries (individually or taken as a whole).
Section 4.25
Product Liability
. During the past three (3) years, (a) each product and service offering manufactured or sold by the Company or any of its Subsidiaries has been manufactured or sold in material

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conformity with all contractual commitments, to the extent applicable; (b) neither the Company nor any of its Subsidiaries has, as of the date hereof, incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (c) there are no existing or, to the Knowledge of the Company, threatened, product warranty, product liability or product recall or similar claims involving any of the products of the Company or any of its Subsidiaries as of the date hereof; and (d) there have been no product recalls of any of the products of the Company or any of its Subsidiaries as of the date hereof.
Section 4.26
Required Vote
. The consent of each Written Consent Party is the only vote of the holders of Company Interests, including any class of Company Preferred Stock, that is required to approve this Agreement and the Transactions (including, for the avoidance of doubt, the Repurchase), including, for the avoidance of doubt, pursuant to the DGCL and the Governance Documents of the Company.
Section 4.27
Disclaimer of Other Warranties
. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN
ARTICLE V
OR THE TRANSACTION AGREEMENTS, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE, IN EACH CASE SOLELY IN RESPECT OF TRANSACTIONS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS OR (B) AS TO THE WARRANT ACCOUNTING ISSUE OR ANY FACT OR CIRCUMSTANCE THAT MAY EXIST, OR ANY ACTION ANY PERSON TAKES, OMITS TO TAKE, OR HAS TAKEN OR OMITTED TO TAKE, IN EITHER CASE AS MAY BE RELATED TO, ARISE OUT OF, OR BE IN CONNECTION WITH, THE WARRANT ACCOUNTING ISSUE. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY INTEREST HOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY IN
ARTICLE V
; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY INTEREST HOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN
ARTICLE V
OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND

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VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN
ARTICLE V
OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS
SECTION
 4.27
, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN
ARTICLE V
OR THE TRANSACTION AGREEMENTS BY SUCH PERSON.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT,
FIRST MERGER SUB AND SECOND MERGER SUB
Except (a) as set forth in the letter dated as of the date of this Agreement and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date of this Agreement (the “
Parent Disclosure Letter
”), which shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this
Article V
, (b) as may relate to, arise out of, or be in connection with the Warrant Accounting Issue, or (c) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, “Qualitative Disclosures About Market Risk” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:
Section 5.1
Organization and Qualification
.
(a)    Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)    Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.
(c)    None of Parent, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Charter Documents.
(d)    Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into this Agreement or consummate the Transactions.
Section 5.2
Parent Subsidiaries
. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations incident to this

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Agreement. Each of First Merger Sub and Second Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions, and except as contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its respective formation. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes, and no election has been made or will be made to treat Second Merger Sub as a corporation for federal and applicable state or local income Tax purposes.
Section 5.3
Capitalization
.
(a)    As of the date of this Agreement: (i) one million (1,000,000) preferred shares of Parent, par value $0.0001 per share (“
Parent Preferred Stock
”) are authorized and no shares are issued and outstanding; (ii) two hundred million (200,000,000) Class A common shares of Parent, par value $0.0001 per share (“
Parent Class
 A Common Stock
”), are authorized and twenty-five million three hundred
seventy-six
thousand five hundred ninety-eight (25,376,598) are issued and outstanding; (iii) twenty million (20,000,000) Class B common shares of Parent, par value $0.0001 per share (“
Parent Class
 B Common Stock
” and, together with the Parent Preferred Stock and the Parent Class A Common Stock, the “
Parent Shares
”), are authorized and six million three hundred forty-four thousand one hundred fifty (6,344,150) are issued and outstanding; (iv) five million one hundred thousand two hundred fourteen (5,100,214) warrants to purchase one share of Parent Class A Common Stock issued pursuant to a private placement (the “
Private Placement Warrants
”) are outstanding; and (v) six million three hundred forty-four thousand one hundred fifty (6,344,150) warrants to purchase one share of Parent Class A Common Stock that are publicly traded (the “
Public Warrants
”, collectively with the Private Placement Warrants, the “
Parent Warrants
”) are outstanding. All outstanding Parent Class A Common Stock, Parent Class B Common Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable
and are not subject to preemptive rights.
(b)    The authorized capital stock of First Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.0001 per share (the “
First Merger Sub Common Stock
”). As of the date hereof, one thousand (1,000) shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable
and are not subject to preemptive rights, and are held by Parent.
(c)    As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.
(d)    Except for the Parent Warrants and the Subscription Agreements, as of the date of this Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.
(e)    Each Parent Share, share of First Merger Sub Common Stock, Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with (A) applicable Law and (B) the Governance Documents of Parent, First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Governance Documents of Parent, First Merger Sub or Second Merger Sub, as applicable or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by including the Trust Agreement.

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(f)    All outstanding shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens and Liens arising pursuant to applicable securities laws).
(g)    Subject to obtaining the Requisite Parent Stockholder Approval, the shares of Parent Class A Common Stock and Parent Class V Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other Parent Stockholder and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities laws and the Governance Documents of Parent (including, without limitation, the Investor Rights Agreement)).
(h)    Each holder of any shares of Class B Common Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed:
(i)    (a) to vote all of such Parent Shares in favor of approving the Transactions; and (b) to refrain from electing to redeem any of such Parent Shares pursuant to Parent’s Charter Documents.
(ii)    Except as set forth in Parent’s Governance Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other similar agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.
Section 5.4
Authority Relative to this Agreement
. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Mergers). The execution, delivery and performance by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers), have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the Transactions, other than, in each case obtaining the Requisite Parent Stockholder Approval. This Agreement has been and the other Transaction Agreements to which each of them is a party will be duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties (assuming any such agreement constitutes a legal, valid and binding obligation of the counterparties thereto), constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.
Section 5.5
No Conflict; Required Filings and Consents
.
(a)    Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in
Section
 5.5(b)
, neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming the Requisite Parent Stockholder Approval is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents; (ii) violate any applicable Law to which Parent, First Merger Sub and Second Merger Sub are subject or by which any of their properties or assets are bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the

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creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (iii)
, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(b)    The execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any action by, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act or any similar foreign Law and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Mergers.
Section 5.6
Compliance; Permits
. Except as set forth on
Section
 5.6
of the Parent Disclosure Letter, since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written or, to the Knowledge of Parent, oral notice of non-compliance
with any applicable Law has been received from any Governmental Entity by any of Parent, First Merger Sub or Second Merger Sub, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Permits necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.
Section 5.7
Parent SEC Reports; Financial Statements; No Undisclosed Liabilities
.
(a)    Except as set forth on
Section
 5.7(a)
of the Parent Disclosure Letter, Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “
Parent SEC Reports
”). The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. The Parent SEC Reports did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that Parent may have improperly accounted for its outstanding Parent Warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such Parent Warrants as equity rather than liabilities, the “
Warrant Accounting Issue
”). Parent maintains disclosure controls and procedures required by Rule
13a-15(e)
or
15d-15(e)
under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this
Section
 5.7
, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

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(b)    The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation
S-X
promulgated under the Securities Act (“
Regulation
S-X
”) or Regulation
S-K
promulgated under the Securities Act (“
Regulation
S-K
”) Regulation
S-K,
as applicable, subject, in the case of interim financial statements, to normal recurring year-end
adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end
adjustments to the extent permitted by Regulation
S-X
or Regulation
S-K,
as applicable, other than, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue. Parent has no off-balance
sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(c)    There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries of the nature required to be disclosed or reserved for in a balance sheet prepared in accordance with GAAP, (x) except, in each case, as may relate to, arise out of or be in connection with the Warrant Accounting Issue and (y) except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (b) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports in the ordinary course of the operation of business of Parent; (c) incurred in connection with the Transactions; (d) that will be discharged or paid off prior to or at the Closing; or (e) that would not be material to the business of Parent and its Subsidiaries, taken as a whole.
Section 5.8
Absence of Certain Changes or Events
. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2020, there has not been: (a) any Parent Material Adverse Effect or (b) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by
Section
 6.2
if such action were taken on or after the date hereof without the consent of the Company.
Section 5.9
Litigation
. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.
Section 5.10
Business Activities
. Since their respective dates of formation or incorporation, as applicable, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with or ancillary to its organization, including activities customary for the formation and operation of special purpose acquisition companies; (b) directed toward or incidental to the accomplishment of a business combination; or (c) required by Law. Except as set forth in Parent’s Charter Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which would not reasonably be expected to be material to Parent. Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for this Agreement, the Trust Agreement, the Transaction Agreements, and the Contracts set forth on
Section
 5.10
of the Parent Disclosure Letter, neither Parent, First Merger Sub nor Second Merger Sub are party to any Contract with any other Person that would require payments by Parent, First Merger Sub or Second Merger Sub in excess of

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twenty-five thousand dollars ($25,000) monthly or two hundred fifty thousand dollars ($250,000) in the aggregate.
Section 5.11
Parent Material Contracts
.
Section
 5.11
of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation
S-K)
to which Parent, First Merger Sub or Second Merger Sub is party, including Contracts by and among Parent, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “
Parent Material Contracts
”), other than any such Parent Material Contract that is listed as an exhibit to any Parent SEC Report or listed on
Section
 5.10
of the Parent Disclosure Letter.
Section 5.12
Parent Listing
. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on The New York Stock Exchange (“
NYSE
”) under the symbol “VPCC.U”. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VPCC”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “VPCC WS”. Parent has not been notified by NYSE that it does not comply with any NYSE listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the NYSE continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants or terminate the listing of the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants on NYSE, other than Legal Proceedings where a compliance extension or ability to remedy is available under applicable Law. None of Parent or any of its Affiliates has taken any action in an attempt to intentionally terminate the registration of the Parent Units, the Parent Class A Common Stock or Parent Warrants under the Exchange Act.
Section 5.13
PIPE Investment Amount
. Parent has delivered to the Company true, accurate and complete copies of each of the subscription agreements (the “
Subscription Agreements
”) entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent in the aggregate amount of two hundred ten million dollars ($210,000,000) (the “
PIPE
Investment Amount
”). To Parent’s Knowledge, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified in any respect (it being understood that an assignment of any PIPE Investor’s rights and obligations in accordance with the terms of the applicable Subscription Agreement or any action permitted by
Section
 7.20
shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by Parent, except in each case for such assignments of subscription obligations contemplated by or permitted by the Subscription Agreements or permitted by
Section
 7.20
. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, each PIPE Investor, subject to the Remedies Exception. Except as set forth on
Section
 5.13
of the Parent Disclosure Letter, there are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any material term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

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Section 5.14
Trust Account
.
(a)    As of the date hereof, Parent has two hundred fifty-three million seven hundred seventy-seven thousand eight hundred fifty dollars and forty-three cents ($253,777,850.43) in a trust account (the “
Trust Account
”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “
Trust Agreement
”), effective as of March 4, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “
Trustee
”), for the benefit of the Parent Public Stockholders, with such funds invested in United States government securities or money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act.
(b)    The Trust Agreement has not been amended or modified in any material respect and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception. Parent has performed all material obligations required to be performed by it as of the date hereof under, and complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (x) Parent Stockholders who elect to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Charter Documents, including pursuant to the Parent Stockholder Redemptions, (y) the underwriters of Parent’s initial public offering with respect to any deferred underwriting compensation and (z) Parent with respect to income earned on the proceeds in the Trust Account in order to pay Taxes in accordance with Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account and Tax obligations; (B) in accordance with the Trust Agreement; and (C) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Charter Documents in effect as of immediately prior to the adoption of the Parent A&R Charter and Parent A&R Bylaws shall terminate and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Charter Documents in effect as of immediately prior to the adoption of the Parent A&R Charter and Parent A&R Bylaws to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions contemplated hereby. To Knowledge of Parent, as of the date hereof, following the Effective Time, none of the Parent Stockholders shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is exercising a Parent Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Parent does have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.
Section 5.15
Taxes
.
(a)    All income and other material Tax Returns filed or required to be filed by Parent and its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects, and accurately reflect all liability for Taxes of Parent and its Subsidiaries for the periods covered thereby. Parent and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b)    Each of Parent and its Subsidiaries has timely paid all income and other material Taxes in full which are due and payable by it (whether or not shown as due on any Tax Return). Any such Taxes or Tax liabilities that relate to a
Pre-Closing
Tax Period that are not yet due and payable for periods covered by the financial

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statements of Parent have been properly accrued and adequately disclosed on the financial statements of Parent in accordance with GAAP.
(c)    Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and all Taxes required by applicable Law to be withheld by Parent and its Subsidiaries have been withheld and paid over to the appropriate Governmental Entity in all material respects.
(d)    Parent and its Subsidiaries have properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(e)    No deficiency for Taxes has been asserted or assessed in writing by any Governmental Entity against Parent or any of its Subsidiaries, which deficiency has not been paid in full or finally resolved with no payment due. No audit or other Legal Proceeding by any Governmental Entity is currently pending or threatened in writing against Parent or any of its Subsidiaries with respect to Taxes; nor has Parent or any of its Subsidiaries been the subject of any such audit or other Legal Proceeding within the past five (5) years. There are no requests for rulings or determinations in respect of any Tax pending between the Parent or its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.
(f)    There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of Parent or its Subsidiaries.
(g)    There are no Tax indemnification agreements, Tax sharing agreements or similar agreements under which Parent or its Subsidiaries could be liable after the Closing Date for the Tax liability of any Person other than Parent and its Subsidiaries (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease).
(h)    Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred
treatment under Section 355 of the Code in the past two (2) years.
(i)    None of Parent nor any of its Subsidiaries has entered into a “reportable transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b).
(j)    Parent (i) has no liability for the Taxes of another Person (other than its Subsidiaries) pursuant to Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or foreign Tax law) or as a transferee or a successor or by Contract (other than customary commercial Contracts not primarily related to Taxes such as a loan or a lease); and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, or
non-U.S.
local income Tax purposes, other than a group the common parent of which was and is Parent.
(k)    None of Parent nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity, which extension is still in effect, and neither Parent nor any of its Subsidiaries has requested, granted, or become the beneficiary of any extension or waiver of any statute of limitations period with respect to Taxes, which period (after giving effect to such extension or waiver) has not yet expired. Parent and its Subsidiaries are not presently contesting any Tax liability before any taxing authority or other Governmental Entity.
(l)    Neither Parent nor any of its Subsidiaries has ever had a permanent establishment and has never been subject to income Tax, in a jurisdiction outside the country of its organization.

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(m)    Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in or use of an improper method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); (iii) a prepaid amount received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Tax law) with respect to a transaction consummated prior to the Closing; (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law executed prior to the Closing; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed
income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code.
(n)    Neither Parent nor any of its Subsidiaries has any unpaid liability under Section 965(a) of the Code.
(o)    No claim has been made in writing to the Parent or any of its Subsidiaries by any Governmental Entity in a jurisdiction in which Parent or such Subsidiary does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(p)    Neither Parent nor any of its Subsidiaries is or has ever been at any time during the five-year period ending on the Closing Date, a United States real property holding corporation within the meaning of Section 897(2) of the Code.
(q)    Parent and its Subsidiaries have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
Section 5.16
Information Supplied
. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Merger Materials will, at the date mailed to the Parent Stockholders or at the time of the Parent Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Merger Materials; or (b) any projections or forecasts included in the Merger Materials.
Section 5.17
Board Approval; Stockholder Vote
. The board of directors of Parent and First Merger Sub (including any required committee or subgroup of the board of directors of Parent or First Merger Sub, as applicable) and the sole member of Second Merger Sub have, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the Parent Stockholders or the stockholders of First Merger Sub (as applicable) and the sole member of Second Merger Sub. Other than obtaining the Requisite Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

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Section 5.18
Brokers
. Except as set forth on
Section
 5.18
of the Parent Disclosure Letter, other than fees or commissions for which Parent will be solely responsible, none of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.
Section 5.19
Indebtedness
.
Section
 5.19
of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.
Section 5.20
Founder Holder Agreement
. Parent has delivered to the Company a true, correct and complete copy of the Founder Holder Agreement. The Founder Holder Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Founder Holder Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (in each case, subject to the Remedies Exception) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Founder Holder Agreement violates any material provision of, or results in the material breach of or material default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Founder Holder Agreement.
Section 5.21
Disclaimer of Other Warranties
. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN
ARTICLE IV
OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE, IN EACH CASE SOLELY IN RESPECT OF THE TRANSACTIONS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), THE COMPANY OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR, SOLELY IN RESPECT OF THE TRANSACTIONS, THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN
ARTICLE IV
OR IN THE TRANSACTION AGREEMENTS; AND (B) EXCEPT AS EXPRESSLY PROVIDED IN
ARTICLE IV
OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR, SOLELY IN RESPECT OF THE TRANSACTIONS, THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST

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MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN
ARTICLE IV
OF THIS AGREEMENT OR THE TRANSACTION AGREEMENTS. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN
ARTICLE IV
OF THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS
SECTION
 5.21
, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON UNDER THIS AGREEMENT OR OTHERWISE SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN
ARTICLE IV
OR IN THE TRANSACTION AGREEMENTS BY SUCH PERSON.
ARTICLE VI
CONDUCT PRIOR TO THE CLOSING DATE
Section 6.1
Conduct of Business by the Company
. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (such period, the “
Interim Period
”), the Company shall, and shall cause each of its Subsidiaries to, (A) carry on their respective businesses in the ordinary course consistent with past practice and in material compliance with applicable Law and company policies, and (B) use commercially reasonable efforts to maintain and preserve their respective businesses, material assets and organizations intact, retain their respective present officers and maintain and preserve their respective goodwill and relationships with customers, suppliers, employees (other than employee terminations in the ordinary course of business), licensors, Governmental Entities, creditors and others having business relations with such Persons, except in each case: (a) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed); (b) as expressly contemplated by this Agreement, the Recapitalization or
Section
 6.1
of the Company Disclosure Letter; or (c) as required by applicable Law or Governmental Entity. Notwithstanding anything to the contrary contained herein, to the extent the Company or any of its Subsidiaries takes or fails to take any commercially reasonable action directly in response to any
COVID-19
Measures, including the establishment of any commercially reasonable policy, procedure or protocol, such action or failure to act shall not be deemed to constitute an action taken in violation or breach of
Section
 6.1(a)
through
(w)
 so long as, in each instance, prior to taking or omitting to take any such action that would otherwise violate or breach this
Section
 6.1
, the Company provides Parent with advance notice of such anticipated action and, with respect to taking or omitting to take any action that would violate or breach clauses (a)
,
(c)
,
(d)
,
(e)
,
(f)
,
(h)
,
(m)
,
(n)
or
(w)
(solely as
clause (w)
 pertains to the foregoing clauses), receives Parent’s prior written consent (which may be given or withheld in its sole discretion). Without limiting the generality of the foregoing, except as required or expressly contemplated by the terms of this Agreement or as set forth on
Section
 6.1
of the Company Disclosure Letter, or as required by applicable Law, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:
(a)    except as otherwise required by any existing Benefit Plan, this Agreement or applicable Law: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any of its Subsidiaries whose annual base salary (or annual base wages or

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annual fees) would exceed three hundred thousand dollars ($300,000) after any increase (other than as permitted by subclause (vi)
 below or new hires pursuant to
subclause (v)
 below); (ii) grant, pay or increase any severance, change in control, deferred compensation, retention, equity or equity-based or other similar payment or benefit (other than as permitted by subclause (vi)
 below) to any current or former employee, officer, director, independent contractor or other individual service provider of the Company or any of its Subsidiaries (other than new hires pursuant to subclause (v)
 below, or severance, change in control, deferred compensation, retention, equity or equity-based payments or benefits granted or paid to current employees or officers of the Company or any of its Subsidiaries that do not exceed one hundred fifty thousand dollars ($150,000) per Person); (iii) enter into, commence participation in, adopt, establish, modify, amend or terminate any Benefit Plan or any compensation or benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of group health and welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to the Company or any of its Subsidiaries); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan or otherwise; (v) make employment offers, hire or terminate (other than for cause) any employee or any other individual who is providing or will provide services to the Company or any of its Subsidiaries, other than any employment offers, hires or terminations of employees with an annual cash compensation (including salary and bonus) of less than four hundred thousand dollars ($400,000) in the ordinary course of business consistent with past practices; or (vi) commit to make equity grants under the LTIP or Employee Stock Purchase Plan, other than commitments in the ordinary course of business (subject in each case to the approval by Parent’s compensation committee following the Closing of any such equity grants) (such commitments, “
Interim LTIP/ESPP Commitments
”);
(b)    transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain, or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property or Licensed Intellectual Property, in each case other than non-exclusive
licenses to any Owned Intellectual Property granted by the Company or any of its Subsidiaries to customers in the ordinary course of business consistent with past practices;
(c)    (i) make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, stock or property) in respect of any securities of the Company or any of its Subsidiaries; (ii) other than the Recapitalization, effect any recapitalization, reclassification, split or other change in the securities, equity capitalization or capital structure of the Company or any of its Subsidiaries; (iii) except in connection with the exercise of any Company Option or Company Warrant outstanding as of the date of this Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities), or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities), or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities); or (iv) except (x) in connection with the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards and (y) the Company’s repurchase of Company Interests from employees of the Company upon the termination or resignation of such employee (in each case of subclause (y)
, pursuant to contractual rights of the Company existing as of the date hereof and for a price no greater than the then-current

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fair market value of such Company Interest, which repurchases do not, individually or in the aggregate, exceed five million dollars ($5,000,000)), repurchase, redeem, retire or otherwise acquire, or offer to repurchase, redeem, retire or otherwise acquire, for value any shares of capital stock or other securities or securities convertible into, exchangeable for or otherwise relating to shares of capital stock or other securities of the Company or any of its Subsidiaries (including any debt securities and including any options, warrants, calls, conversion rights, commitments or other securities convertible into or otherwise relating to such securities);
(d)    other than the Recapitalization, amend, supplement or otherwise change or modify any Governance Documents of the Company or any of its Subsidiaries, or authorize or propose the same, or form or establish any Subsidiary;
(e)    (i) merge, consolidate or combine with, or acquire or agree to acquire (whether by merging or consolidating with, purchasing or acquiring any equity interest in or a material portion of the assets of, or by any other manner), any non-natural
Person or business or any corporation, partnership, association or other business organization or division thereof, form any non-wholly
owned Subsidiary or joint venture;
(f)    sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, any assets or properties, other than non-exclusive
licenses to any Owned Intellectual Property granted by the Company or any of its Subsidiaries to customers in the ordinary course of business;
(g)    disclose any Trade Secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use
and
non-disclosure)
or any source code to any Person;
(h)    (i) issue or sell, or authorize the issuance or sale of, any debt securities or rights to acquire any debt securities of any of the Company or any of its Subsidiaries or guarantee any debt securities of another Person; (ii) make, incur, create, assume or otherwise become liable for any Indebtedness, loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of (in each case, directly, contingently or otherwise), any Person, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on
Section
 6.1(h)
of the Company Disclosure Letter; (iii) create or permit the creation of (whether by action or omission) any Liens on any material property or assets of the Company or any of its Subsidiaries (other than Permitted Liens); (iv) fail to comply with the terms of the Existing Financing Agreement, or take any action, or omit to take any action, that would constitute or result in a default or event of default under or breach of the Existing Financing Agreement; (v) cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice of less than five hundred thousand dollars ($500,000), individually, or one million dollars ($1,000,000), in the aggregate;
(i)    commence, release, assign, compromise, settle or agree to settle, or waive any rights under, any Legal Proceeding (i) material to the Company, any of its Subsidiaries or any of their respective properties, assets, businesses or goodwill, (ii) against or by any Governmental Entity, equity holders, or any creditors, officers, directors, licensors, Material Customers or Material Suppliers, (iii) which would subject the Company to any non-monetary
obligation or (iv) involving monetary obligations of the Company in excess of five hundred thousand dollars ($500,000);
(j)    (i) except in the ordinary course of business consistent with past practices: (A) modify, amend, terminate or allow the termination of, in each case in a manner that is adverse to the Company, any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign or permit the assignment of any material rights or claims under any Company Material Contract; or (ii) incur or enter into a Contract requiring the Company or any of its Subsidiaries to pay in excess of one million dollars ($1,000,000) in any twelve (12)-month period;

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(k)    except as required by GAAP or applicable Law, make any material change in accounting methods, principles or practices or revalue any material assets of the Company or any of its Subsidiaries;
(l)    (i) make, change or rescind any income or other material Tax election; (ii) settle or compromise any claim, Legal Proceeding, investigation, audit or controversy with a Governmental Entity relating to Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended Tax Return; (v) consent to, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued; (vi) knowingly surrender any claim for a refund of Taxes; (vii) fail to pay any income or other material Tax that becomes due and payable (including estimated payments); (viii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity, (ix) incur any Taxes outside of the ordinary course of business or (x) file any income or other material Tax Return inconsistent with past practice;
(m)    authorize, agree to, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution, merger, winding-up
or other reorganization of the Company or any of its Subsidiaries;
(n)    subject to
clauses (a)
 and
(c)
above, enter into, modify, amend, terminate, or allow the termination of (other than terminations in the ordinary course pursuant to the terms of such Contracts), or waive, delay the exercise of, release or assign or permit the assignment of, in each case in any manner, any Contract, agreement, transaction or other arrangement with, or pay, distribute, guarantee or advance any amounts, assets or property to, any of the Company’s or any of its Subsidiaries’ respective officers, directors, employees, partners, equityholders, Insiders, other Affiliates or any Affiliate of the foregoing, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on
Section
 6.1(n)
of the Company Disclosure Letter as existing on the date of this Agreement;
(o)    enter into (i) a new line of business or (ii) any agreement that materially restricts the ability of the Company or any of its Subsidiaries to engage in or refrain from engaging in any activity or to engage or compete in, or enter into, any line of business or any geographic location;
(p)    announce, implement or effect any layoffs, furloughs, hours reduction, reduction in force, mass lay off, early retirement program, severance program or other program or effort concerning the termination of employees or individual service providers of the Company or any of its Subsidiaries, including, but not limited to, any reduction in force, mass lay off, early retirement program, severance program or other program, plant closings or effort concerning the termination of employees, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Company or any of its Subsidiaries under WARN or any similar state, local or foreign Law;
(q)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties;
(r)    except as required by Law, (i) recognize any labor union, works council, or other labor organization as the bargaining representative of any employee or (ii) enter into, modify, or terminate any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization;
(s)    apply for or receive any relief under (i) the CARES Act or any other applicable Law or program of any Governmental Entity designed to provide relief related to
COVID-19
or (ii) any Payroll Tax Executive Order;
(t)    fail to comply with applicable Law or Permit in any material respects;
(u)    file, amend, in any material respect, or withdraw any filing with a Governmental Entity that requires the submission of information by or about Parent;

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(v)    other than in the ordinary course of business consistent with past practice, intentionally delay or postpone payment of any accounts payable or commissions or any other liability, or enter into any agreement or negotiation with any party to extend the payment date of any accounts payable or commissions or any other liability, or accelerate sales or the collection of (or discount) of any accounts or notes receivable or otherwise change their cash management practices; or
(w)    agree, commit, authorize or resolve (in writing or otherwise) to take any of the actions (for the avoidance of doubt, other than actions that are expressly permitted by this
Section
 6.1
) described in
Section
 6.1(a)
through
(v)
 above.
(x)    Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. However, notwithstanding anything in this Agreement the contrary, and for the avoidance of doubt, other than (a) as expressly contemplated by this Agreement, the Recapitalization or
Section
 6.1
of the Company Disclosure Letter, (b) as required by applicable Law or Governmental Entity or (c) as otherwise expressly permitted by this
Section
 6.1
, the Parties hereto acknowledge and agree that neither the Company nor any of its Subsidiaries shall take any action prohibited by any of
Section
 6.1(a)
,
(c)
,
(d)
,
(e)
,
(f)
,
(h)
,
(m)
,
(n)
or
(w)
(solely as
subclause
(w)
 pertains to the foregoing subclauses) without the prior written approval of Parent.
Section 6.2
Conduct of Business by Parent, First Merger Sub and Second Merger Sub
. During the Interim Period, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement (including as contemplated by the PIPE Investment), the Founder Holder Agreement, the Repurchase Agreement or
Section
 6.2
of the Parent Disclosure Letter or as required by applicable Law, Governmental Entity or stock exchange requirements. Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement, the Transaction Agreements (including as contemplated by the PIPE Investment) or
Section
 6.2
of the Parent Disclosure Letter or as required by applicable Law, Governmental Authority or stock exchange requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:
(a)    declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization, other than the Founder Holder Class B Conversion;
(b)    other than in connection with the Parent Stockholder Redemption, the Repurchase or as otherwise required by Parent’s Charter Documents, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;
(c)    other than as set forth in the Subscription Agreements, the Founder Holder Agreement or as contemplated by the Founder Holder Class B Conversion, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

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(d)    amend or otherwise change or modify any of its Governance Documents (other than as contemplated by the Founder Holder Agreement or as may be needed to resolve the Warrant Accounting Issue in accordance with
Section
 7.28
), or form or establish any Subsidiary (other than First Merger Sub and Second Merger Sub pursuant to this Agreement);
(e)    (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets, or enter into any joint ventures, strategic partnerships or alliances;
(f)    incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition, in each case, except in the ordinary course of business consistent with past practice;
provided
,
however
, that Parent shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its reasonable capital requirements or ordinary course administrative costs and expenses and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of the Transactions, with any such loans to be made only as reasonably required by the operation of Parent in due course on arm’s length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed five hundred thousand dollars ($500,000);
(g)    release, assign, compromise, settle or agree to settle any Legal Proceeding, other than responses to requests from the Financial Industry Regulatory Authority or other similar regulatory bodies in the ordinary course;
(h)    except as required by GAAP or applicable Law, make any change in accounting methods, principles or practices;
(i)    (i) make, change or rescind any income or other material Tax election (other than in the ordinary course for a newly formed entity) (ii) settle or compromise any claim, Legal Proceeding, investigation, audit or controversy with a Governmental Entity relating to Taxes; (iii) change (or request to change) any method of accounting for Tax purposes (other than in the ordinary course for a newly formed entity); (iv) file any amended Tax Return; (v) consent to, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity;
(j)    create any material Liens on any material property or assets of Parent, First Merger Sub or Second Merger Sub;
(k)    liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;
(l)    commence, settle or compromise any Legal Proceeding that would reasonably be expected to be material to Parent, First Merger Sub or Second Merger Sub, taken as a whole;
(m)    enter into any new line of business;
(n)    amend the Trust Agreement or any other agreement related to the Trust Account;
(o)    pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arms-length commercial

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transactions pursuant to the agreements or commitments (or proposed agreements or commitments to be entered into prior to the Closing) publicly available in the Company’s filings on the SEC’s website through EDGAR, as set forth on
Section
 6.2(o)
of the Parent Disclosure Letter or as required pursuant to their respective Governance Documents; or
(p)    agree in writing or otherwise agree, commit or resolve to take any of the actions described in
Section
 6.2(a)
through
(o)
 above.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.1
Company No Solicitation
.
(a)    The Company will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause the Company’s and its Subsidiaries’ other respective Representatives not to, directly or indirectly:
(i)    solicit, initiate, assist, knowingly encourage or facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal or Company Acquisition Transaction;
(ii)    furnish, or afford access to (including through any virtual data room), any information regarding the Company, any of its Subsidiaries, or their respective businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than to Parent or any of its Affiliates or Representatives) in connection with, for the purpose of assisting, soliciting, initiating, encouraging or facilitating, or in response to, or that would reasonably be expected to lead to, any Company Acquisition Proposal or Company Acquisition Transaction;
(iii)    enter into, continue, engage in or otherwise participate in any discussions or negotiations with any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Parent or its Representatives) with respect to, any Company Acquisition Proposal or any Company Acquisition Transaction, or any agreement, arrangement or understanding (including any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal or Company Acquisition Transaction), or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal or Company Acquisition Transaction, or announce an intention to do so;
(iv)    approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to any Company Acquisition Proposal or Company Acquisition Transaction; or
(v)    release any third Person, or waive any provision of, any confidentiality agreement to which such Person is a party and which directly relates to a potential Company Acquisition Proposal or Company Acquisition Transaction.
(b)    If the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives, receives a Company Acquisition Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations, regarding or constituting a Company Acquisition Proposal or Company Acquisition Transaction or that is reasonably likely to lead to a Company Acquisition Proposal or Company Acquisition Transaction, then the Company shall promptly (and in no event later than forty eight (48) hours after receipt of such Company Acquisition Proposal or such inquiry, proposal, offer or request) notify

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Parent in writing of such Company Acquisition Proposal or such written inquiry, proposal, offer or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such Company Acquisition Proposal or such inquiry, proposal, offer or request and a copy of any such written Company Acquisition Proposal or such inquiry, proposal, offer or request (or, if not in writing, the material terms and conditions thereof)). The Company shall keep the Parent promptly informed of the status of any such Company Acquisition Proposals, inquiries, proposals, offers or requests.
(c)    Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Affiliates and its and their respective directors, officers and employees, and shall instruct and use reasonable best efforts to cause the Company’s and its Subsidiaries’ other respective Representatives to (and the Written Consent Parties have acknowledged to the Company that they shall), immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than Parent or its Representatives) relating to any Company Acquisition Proposal or Company Acquisition Transaction made on, prior to or after the date hereof. The Company shall not, and shall cause its Subsidiaries and its and their respective Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company, any of its Subsidiaries or any of their respective Affiliates is a party.
(d)    Any violation of the restrictions contained in this
Section
 7.1
by any of the Company’s or any of its Subsidiaries’ respective Representatives shall be deemed to be a breach of this
Section
 7.1
by the Company.
Section 7.2
Parent No Solicitation
.
(a)    Parent will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:
(i)    make, solicit, initiate, knowingly encourage or facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company and its Representatives) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal or Parent Acquisition Transaction;
(ii)    furnish, or afford access to, (including through any virtual data room) any information that is not publicly available as of the date hereof or is made publicly available after the date hereof pursuant to applicable Law or stock exchange requirements, regarding Parent or its businesses, operations, assets, liabilities, financial condition, books and records, prospects or employees to any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than to Parent or any of its Affiliates or Representatives) in connection with, for the purpose of assisting, soliciting, initiating, encouraging or facilitating, or in response to, or that would reasonably be expected to lead to, any Parent Acquisition Proposal or Parent Acquisition Transaction;
(iii)    enter into, continue, engage in or otherwise participate in any discussions or negotiations with any Person or “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company or its Representatives) with respect to, any Parent Acquisition Proposal or any Parent Acquisition Transaction, or any agreement, arrangement or understanding (including any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal or Parent Acquisition Transaction), or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal or Parent Acquisition Transaction, or announce an intention to do so;
(iv)    approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle with respect to any Parent Acquisition Proposal or Parent Acquisition Transaction; or

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(v)    release any third Person, or waive any provision of, any confidentiality agreement to which such Person is a party and which directly relates to a potential Parent Acquisition Proposal or Parent Acquisition Transaction.
(b)    If Parent or, to the Knowledge of Parent, any of its Representatives receives a Parent Acquisition Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations, regarding or constituting a Parent Acquisition Proposal or Parent Acquisition Transaction or that is reasonably likely to lead to a Parent Acquisition Proposal or Parent Acquisition Transaction, then Parent shall promptly (and in no event later than forty eight (48) hours after its receipt of such Parent Acquisition Proposal or such inquiry, proposal, offer or request) notify the Company in writing of such Parent Acquisition Proposal or such inquiry, proposal, offer or request (which notification shall, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a copy of any such written Parent Acquisition Proposal or such written inquiry, proposal, offer or request (or, if not in writing, the material terms and conditions thereof)). Parent shall keep the Company promptly informed of the status of any such Parent Acquisition Proposals, inquiries, proposals, offers or requests.
(c)    Promptly following the execution and delivery of this Agreement, Parent shall, and shall instruct and cause each of its Affiliates and its and their respective directors, officers and employees, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person “group” (as defined in the Exchange Act and the rules thereunder) (other than the Company or its Representatives) relating to any Parent Acquisition Proposal or Parent Acquisition Transaction made on, prior to or after the date hereof. Parent shall not, and shall cause its Subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Subsidiaries is a party.
(d)    Any violation of the restrictions contained in this
Section
 7.2
by any of Parent’s Representatives shall be deemed to be a breach of this
Section
 7.2
by Parent.
Section 7.3
Registration Statement; Proxy Statement
.
(a)    As promptly as reasonably practicable following the date hereof, Parent shall, with the assistance, cooperation and reasonable best efforts of the Company, prepare and file a registration statement on Form
S-4
or other applicable form (the “
Registration Statement
”), to be filed by Parent with the SEC and with all other applicable regulatory bodies, pursuant to which shares of Parent Common Stock issuable in the First Merger and the Rollover Restricted Stock will be registered with the SEC, which shall include a proxy statement in preliminary form of the type contemplated by Regulation 14A promulgated under the Exchange Act (the “
Parent Proxy Statement
”) in order to (x) provide the Parent Stockholders with the opportunity to elect to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents (such elections made by the Parent Stockholders, the “
Parent Stockholder Redemptions
”); and (y) facilitate the solicitation by Parent of proxies from the holders of the shares of Parent Common Stock and, subject to the Company’s election pursuant to
Section
 7.28
, the holders of Parent Warrants, to approve at the Parent Special Meeting, by the requisite vote of the Parent Stockholders and, as applicable, the holders of Parent Warrants, under the DGCL, Parent’s Charter Documents, the Warrant Agreement, as applicable, the NYSE rules and regulations and applicable Law (the “
Requisite Parent Stockholder Approval
”): (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of the number of shares of Parent Class A Common Stock to be issued in connection with the First Merger; (3) an increase in the number of authorized shares of Parent Class A Common Stock as may be required by the immediately preceding clause
(2)
; (4) the amendment and restatement of Parent’s Charter Documents to be effective from and after the Closing, including as set forth in substantially the form of the Parent A&R Charter attached hereto as
Exhibit C
and the Parent A&R Bylaws attached hereto as
Exhibit D
; (5) the adoption of the LTIP and the Employee Stock Purchase Plan; (6) the election of the individuals set out on
Section
 7.17
of the Parent Disclosure Letter and/or such other individuals as

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are mutually agreed by the Parties to the Initial Post-Closing Parent Board; (7) subject to the Company’s election pursuant to
Section
 7.28
, the adoption and approval of such amendments to the Warrant Agreement (the “
Warrant Agreement Amendments
”), in forms reasonably acceptable to Parent and the Company, in an effort to address the SEC Warrant Accounting Statement with respect to the accounting treatment of the Parent Warrants as equity instruments (rather than liabilities) of Parent from and after the date of such amendments under applicable GAAP accounting standards (
provided
that such Warrant Agreement Amendments shall in no event materially adversely impact the economics of the Private Placement Warrants, with the understanding that the non-transferability
of such Private Placement Warrants, if part of the Warrant Agreement Amendments, shall not be deemed in any circumstance to materially adversely impact the economics of such Private Placement Warrants, nor shall the failure of the Warrant Agreement Amendments to result in the Parent Warrants being classified as equity instruments (rather than liabilities) of Parent from and after the date of such amendments under applicable GAAP accounting standards be deemed or otherwise considered a breach of any provision of this Agreement) (the “
Parent Warrantholder Proposal
”); (8) approval of the Repurchase and (9) any other proposals Parent may deem necessary or desirable to consummate the Transactions (collectively, the “
Parent Stockholder Matters
”).
(b)    The Company and Parent shall each use its reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) promptly provide responses to the SEC with respect to all comments received on Merger Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions contemplated hereby. Parent shall cause the definitive Merger Materials to be mailed to its stockholders as of the applicable record date as promptly as practicable (and in any event within four (4) Business Days) following the date upon which the Registration Statement becomes effective. Each party shall furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Merger Materials and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (A) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company, in each case, reasonably requested by Parent for inclusion in the Merger Materials and (B) shall cause the directors, officers and employees of the Company to be reasonably available to, and to provide any documents reasonably requested by, Parent and its counsel in connection with the drafting of the Merger Materials and responding in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “
Merger Materials
” shall mean the Registration Statement, including the prospectus forming a part thereof, the Parent Proxy Statement, and any amendments thereto.
(c)    If any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Merger Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by and in compliance with applicable Law, disseminated to the Parent Stockholders. Parent shall promptly notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Merger Materials or for additional information concerning the Merger Materials or the Mergers and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. Parent will advise the Company, promptly after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment has been filed, of the issuance of a stop order relating thereto or of the suspension of the qualification of the Parent Class A Common Stock issuable in the First Merger, and Parent and the Company will each use its reasonable best efforts to have

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any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Merger Materials, or response to any comments from the SEC or the staff of the SEC relating to the Merger Materials, will be made by Parent without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. Parent shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder;
provided
that, prior to Parent making any such filings, the Company shall be given an opportunity to review and provide comments, which comments Parent will consider in good faith.
Section 7.4
Company Stockholder Approval; Company Change in Recommendation
.
(a)    As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit written consents from the Company Stockholders to approve, by the requisite consent of the Company Stockholders under the DGCL and the Company’s Governance Documents, this Agreement, the other Transaction Agreements, the First Merger and the other Transactions (the “
Requisite Company Stockholder Approval
”)
in accordance with Section 228 of the DGCL and the Company’s Governance Documents. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the Company Stockholders entitled to provide such written consent in accordance with the Company’s Governance Documents. The Company shall use reasonable best efforts to cause the Written Consent Parties to duly execute and deliver stockholder written consents in substantially the form attached hereto as
Exhibit F
(the “
Stockholder Written Consent
”) in respect of the Company Stock beneficially owned by each such Written Consent Party (which Company Stock represents the Requisite Company Stockholder Approval) within two (2) Business Days of the Registration Statement becoming effective. As promptly as possible following the execution and delivery of the Stockholder Written Consents by the Written Consent Parties to the Company, the Company shall deliver to Parent a copy of such Stockholder Written Consent in accordance with
Section
 11.1
. Promptly (but in any event within two (2) Business Days) following the receipt of the Requisite Company Stockholder Approval via the Stockholder Written Consent, the Company will prepare (subject to the reasonable approval of Parent) and deliver to the Company Stockholders who have not executed and delivered the Stockholder Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the Company Stockholders available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law (the “
Company Information Statement
”). If any Written Consent Party fails to deliver its Stockholder Written Consent to the Company within two (2) Business Days of the Registration Statement becoming effective (a “
Written Consent Failure
”), Parent shall have the right to terminate this Agreement as set forth in
Section
 9.1(k)
.
(b)    The Company Information Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly or to any Company Stockholder) the Company Recommendation, or fail to include the Company Recommendation in the Company Information Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal or Company Acquisition Transaction; (iii) fail to publicly announce, within three (3) Business Days after a tender offer or exchange offer relating to the equity securities of the Company (other than the Transactions) shall have been commenced by any third party other than Parent and its Affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within three (3) Business Days after a Company Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (it being understood that the Company will have no obligation to make such reaffirmation on more than two separate occasions) (any action described in clauses (i)
 through
(iv)
being referred to as a “
Company Change in Recommendation
”); or (v) cause

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or permit the Company to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Company Acquisition Transaction, or any other action or omission prohibited by
Section
 7.1
.
(c)    Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with
Section
 9.1
, the Company shall solicit the Requisite Company Stockholder Approval in accordance with
Section
 7.4(a)
, including using reasonable best efforts to cause all Company Stockholders to duly execute and deliver the Stockholder Written Consent, and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.
(d)    Nothing contained in this Agreement shall prohibit the Company, the Company Board or their Representatives from directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this
Section
 7.4
;
provided
,
however
, that no such communication or statement that would constitute a Company Change in Recommendation shall be permitted.
Section 7.5
Parent Special Meeting; Parent Change in Recommendation
.
(a)    Parent shall, as promptly as practicable following the date upon which the Registration Statement becomes effective, cause a special meeting of the Parent Stockholders (the “
Parent Special Meeting
”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Requisite Parent Stockholder Approval and Parent shall use its reasonable best efforts to obtain the Requisite Parent Stockholder Approval at the Parent Special Meeting. In connection therewith, promptly following the date upon which the Registration Statement becomes effective, the Parent Board shall set a record date for determining the Parent Stockholders entitled to vote at the Parent Special Meeting. Parent shall comply with Law and all legal requirements applicable to such meeting, including the DGCL, Parent’s Charter Documents and the Exchange Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Special Meeting only: (i) to ensure that any supplement or amendment to the Parent Proxy Statement that the Parent Board has reasonably determined in good faith after consultation with Parent’s outside legal counsel is required by applicable Law is disclosed to the Parent Stockholders and for such supplement or amendment to be promptly disseminated to the Parent Stockholders prior to the Parent Special Meeting; (ii) if, as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Parent Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Requisite Parent Stockholder Approval;
provided
, that (A) in the event of a postponement or adjournment pursuant to clauses (i)
,
(ii)
, or
(iii)
 above, the Parent Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved and (B) in no event shall the Parent Special Meeting be held later than three (3) Business Days prior to the Outside Date without the prior written consent of the Company.
(b)    The Parent Proxy Statement shall include the Parent Recommendation. Neither the Parent Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify) the Parent Recommendation, or fail to include the Parent Recommendation in the Parent Proxy Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent (other than the Transactions) shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to
Section
 7.5(a)
), a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Parent Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Parent Board recommends rejection of such tender or exchange offer); (iv) if requested by the Company, fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal (other than any tender offer or exchange offer) is publicly announced (and in no

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event later than one (1) Business Day prior to the date of the Parent Special Meeting, as it may be postponed or adjourned pursuant to
Section
 7.5(a)
), a press release reaffirming the Parent Recommendation (any action described in clauses (i)
 through
(iv)
being referred to as a “
Parent Change in Recommendation
”); or (v) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other understanding contemplating or relating to a Parent Acquisition Transaction.
(c)    Notwithstanding any Parent Change in Recommendation, unless this Agreement has been earlier validly terminated in accordance with
Section
 9.1
, the Parent Stockholder Matters shall be submitted to the Parent Stockholders at the Parent Special Meeting for the purpose of obtaining the Requisite Parent Stockholder Approval and nothing contained in this Agreement shall be deemed to relieve Parent of such obligation.
(d)    Nothing contained in this Agreement shall prohibit Parent, the Parent Board or their Representatives from (i) taking and disclosing to the Parent Stockholders a position contemplated by Rule
14e-2(a)
or Rule
14d-9
promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Parent Stockholders pursuant to Rule
14d-9(f)
promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this
Section
 7.5
;
provided
,
however
, that in the case of
clause (ii)
, no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken.
Section 7.6
Regulatory Approvals
. Within ten (10) Business Days after the date hereof, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Entity in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Neither Parent nor the Company shall, and each shall use reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions;
provided
that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns;
provided
further
, that a Party may reasonably designate any competitively

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sensitive material provided to another party under this
Section
 7.6
as “Outside Counsel Only”. Parent, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act, which fees shall be considered Parent Transaction Costs and Company Transaction Costs, respectively for purposes of this Agreement.
Section 7.7
Other Filings; Press Release
.
(a)    As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form
8-K
(the “
Signing Form
8-K
”) pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).
(b)    Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “
Signing Press Release
”).
(c)    At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form
8-K
announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“
Closing Form 8
-
K
”), the form and substance of which shall be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“
Closing Press Release
”). Substantially concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form
8-K
with the SEC. During the Interim Period, in connection with the preparation of the Signing Form
8-K,
the Closing Form
8-K,
the Signing Press Release, the Closing Press Release, or any other statement, filing, notice, application, report or form (including any amendments or supplements thereto) made or filed by or on behalf of a Party to or with any Governmental Entity (including the SEC) in connection with the Transaction (“
Reviewable Documents
”), each Party shall, upon request by the other Party, furnish all information concerning it and its Affiliates to the other Party (which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading), and provide such other assistance as may be reasonably requested by the other Party to be included in the Closing Form
8-K
or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other Party in the preparation of the Closing Form
8-K
and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.
(d)    Should any Party become aware of the occurrence of an event that would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other Party of such occurrence and shall furnish to the other Party any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.
(e)    During the Interim Period, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
(f)    Parent shall, at all times during the Interim Period: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would

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cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act;
provided
that no action or omission taken by Parent pursuant to this
Section
 7.7(f)
shall be deemed to constitute a violation of
Section
 6.2
.
Section 7.8
Confidentiality; Communications Plan; Access to Information
.
(a)    Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference and remain in full force and effect. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement;
provided
,
however
, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “
Communications Plan
”) promptly following the date hereof. Notwithstanding the foregoing, during the Interim Period, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with
Section
 7.7
or this
Section
 7.8(b)
; (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement and (vi) communications to customers, suppliers and lenders of the Company for purposes of seeking any consents and approvals required in connection with the Transactions solely to the extent such communications are consistent with a public statement, press release or other communication previously approved in accordance with
Section
 7.7
or this
Section
 7.8(b)
.
(c)    Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege (
provided
that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, during the Interim Period, the Company will afford Parent and its financial advisors, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records, assets and personnel of the Company and its Subsidiaries, and such additional financial and operating data and other information relating to the business and properties of the Company and its Subsidiaries, in each case as Parent may reasonably request, during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions;
provided
,
however
, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and in compliance with
COVID-19
Measures. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that are applicable to information furnished to Parent by third parties that may be in Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege (
provided
that, to the extent reasonably possible, the Parties shall cooperate in good faith to permit disclosure of such

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information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, during the Interim Period, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions;
provided
,
however
, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent and in compliance with
COVID-19
Measures.
Section 7.9
Reasonable Best Efforts
. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in
Article VIII
to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) that may be or become necessary for the execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Transaction Agreements (together with the filings in respect of the HSR Act pursuant to
Section
 7.6
, “
Regulatory Filings
”); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on
Section
 4.5(b)
of the Company Disclosure Letter; (iv) the termination of each agreement set forth on
Section
 7.9(iv)
of the Company Disclosure Letter; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement (the “
Trust Termination Letter
”).
Section 7.10
No Parent Securities Transactions
. Without Parent’s prior written consent, during the Interim Period, neither the Company nor any of its Subsidiaries or controlled Affiliates shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer, or engage in any other transactions involving the securities of Parent, or encourage any Person to do any of the foregoing. The Company shall use its reasonable best efforts to require each Company Interest Holder or non-controlled
Affiliate of the Company (including its officers, directors and employees) to comply with the foregoing requirement.
Section 7.11
No Claim Against Trust Account
. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company hereby irrevocably waives, on behalf of itself and its Affiliates, notwithstanding anything to the contrary in this Agreement, any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account (and any monies therein) or distributions therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability;
provided
, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would

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not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Parent Stockholder Redemptions) and any assets that have been purchased or acquired with any such funds) (collectively, including subject to the foregoing limitations set forth in sub-clauses
(a)
 and
(b)
the “
Released Claims
”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.
Section 7.12
Disclosure of Certain Matters
. During the Interim Period, each of Parent, First Merger Sub, Second Merger Sub and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in
Article VIII
not to be satisfied or the satisfaction of those conditions to be materially delayed; or (ii) would require any amendment or supplement to the Merger Materials;
provided
,
however
, that no such notification or the failure to provide such notification shall, in and of itself, effect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in
Article VIII
;
provided
,
further
, that for the avoidance of doubt, any such information actually contained in such foregoing notification may affect the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result in the failure of a condition set forth in
Article VIII
), but in any event shall not be deemed to cure or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Transaction Agreement or failure to satisfy any condition set forth in
Article VIII
.
Section 7.13
Securities Listing
. Parent will use its reasonable best efforts to cause the shares of Parent Class A Common Stock issued in connection with the Transactions to be approved for listing on NYSE at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock and Public Warrants listed for trading on NYSE. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Common Stock and Public Warrants on NYSE.
Section 7.14
Trust Account
. Prior to the Closing, none of the funds held in the Trust Account may be used or released except for the withdrawal of interest to pay any tax obligation owed by Parent as a result of assets owned by Parent, including franchise taxes. Upon satisfaction or waiver of the conditions set forth in
Article VIII
(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement and Parent’s Charter Documents, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to the Parent Stockholders who have properly elected to have their Parent Class A Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents; (B) for income tax or other tax obligations of Parent prior to Closing; (C) to the underwriters of the initial public offering of Parent with respect to any deferred underwriting compensation, (D) for any Parent Transaction Costs; and (E) as repayment of loans and reimbursement of expenses to directors, officers and Parent Stockholders; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

A-62

Section 7.15
Directors
’
and Officers
’
Liability Insurance
.
(a)    Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company, Parent or any of their respective Subsidiaries (including Merger Subs) (each, a “
D&O Indemnified Party
”), as provided in their respective Charter Documents or in any indemnification agreement with the Company, Parent or such Subsidiary (as applicable) binding as of the date hereof, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s, Parent’s or such Subsidiary’s Charter Documents (as applicable) as in effect immediately prior to the Closing Date or in any of their respective indemnification agreements with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall not, and shall cause the Surviving Entity and its Subsidiaries not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party;
provided
,
however
, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.
(b)    Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
D&O Tail
”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company and its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing, the fees, costs and expense of which shall be considered Company Transaction Costs for purposes of this Agreement. Prior to the Closing, Parent shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “
Parent D&O Tail
”), covering each such Person that is a director or officer of Parent and its Subsidiaries (including Merger Subs) on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for up to the six (6)-year period following the Closing with ten million dollars ($10,000,000) in coverage, the fees, costs and expense of which shall be considered Parent Transaction Costs for purposes of this Agreement. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail and the Parent D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this
Section
 7.15(b)
.
(c)    The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Charter Documents of the Company, Parent or any of their respective Subsidiaries (as applicable), any other indemnification arrangement, any Law or otherwise. The provisions of this
Section
 7.15
shall survive the Closing and expressly are intended to benefit each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this
Section
 7.15
.
(d)    If Parent or, after the Closing, the Company or its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this
Section
 7.15
.
Section 7.16
Section
16
Matters
. Prior to the Effective Time, Parent shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Parent Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule
16b-3
promulgated under the Exchange Act, including by taking steps in accordance with the
No-Action
Letter, dated January 12, 1999, issued by the SEC regarding such matters.

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Section 7.17
Board of Directors
. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, the Parties shall take all actions necessary or appropriate to cause the individuals set forth on
Section
 7.17
of the Parent Disclosure Letter and/or such other individuals as are mutually agreed by the Parties to be elected as members of the Parent board of directors, effective as of the Closing (the “
Initial Post-Closing Parent Board
”). On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on
Section
 7.17
of the Parent Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing.
Section 7.18
Affiliate Matters
. Prior to the Closing, the Company shall terminate, or cause to be terminated, all Contracts, liabilities or other transactions set forth on
Section
 7.18
of the Company Disclosure Letter (the “
Affiliate Transactions
”), in each case without any outstanding liabilities or obligations (financial or otherwise) to the Surviving Entity following the Closing.
Section 7.19
Release
.
(a)    Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Interest Holder, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “
Company Released Parties
”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company and its Subsidiaries occurring prior to the Closing Date (other than as contemplated by this Agreement or any Transaction Agreements), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing
actions or failures to act by the Company Released Parties;
provided
,
however
, that nothing in this
Section
 7.19
shall release any Company Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements; (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by or services to the Company; (iii) any claim based on Actual Fraud; (iv) their obligations or liabilities under or in connection with the Existing Financing Agreement or any other commercial Contract between the Company or any Company Released Party, on the one hand, and any Affiliates or Representatives of Parent, on the other hand, that is in force as of the Closing Date and will not be terminated pursuant to
Section
 7.18
; or (v) any action of specific performance pursuant to
Section
 11.6
.
(b)    Effective upon and following the Closing, each Company Interest Holder, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent, First Merger Sub, Second Merger Sub, the Company and its Subsidiaries, each of their respective Affiliates and each of their and their respective Affiliates’ respective Released Related Parties, and each of their respective successors and assigns and each of their respective Released Related Parties (collectively, the “
Parent Released Parties
”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company, its Subsidiaries, this Agreement, any Transaction Agreement or the Transactions occurring prior to the Closing Date (other than as contemplated by this Agreement);
provided
,
however
, that nothing in this
Section
 7.19
shall release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements; (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice; (iii) any claim based on Actual Fraud; (iv) their obligations or liabilities under or in connection with the Existing Financing Agreement or any other commercial Contract between Parent or any Parent Released Party, on the one hand, and any Affiliates or Representatives of the Company, on the other hand, that is in force as of the Closing Date and will not be terminated pursuant to
Section
 7.18
; or (v) any action of specific performance pursuant to
Section
 11.6
.

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Section 7.20
PIPE Investment; Alternative
Financing
.
(a)    Unless otherwise approved in writing by the Company (email permitted, and such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor its Affiliates shall permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case other than the assignment of a PIPE Investor’s rights and obligations in accordance with the terms of the applicable Subscription Agreement. Parent shall take, or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions to the PIPE Investors’ obligations to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates exclusively control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) deliver any required notices to counterparties to the Subscription Agreements in accordance with the terms of the Subscription Agreements such that the PIPE Investors will be required, in the event that all conditions to the PIPE Investors’ obligations to fund in the Subscription Agreements are satisfied (other than those conditions that by their nature are to be satisfied at the Closing), to fund their obligations at or prior to or concurrently with the Closing; and (iv) without limiting the Company’s rights to enforce such Subscription Agreements pursuant to
Section
 11.6
, enforce its rights under the Subscription Agreements in the event that all conditions to the PIPE Investor’s obligation to fund in the Subscription Agreements (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.
(b)    Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice: (i) of any material amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any material breach or default) by any party to any Subscription Agreement that Parent has Knowledge of; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Subscription Agreement or any material provisions of any Subscription Agreement; and (iv) if Parent does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.
(c)    In the event that, during the Interim Period, (i) any portion of the PIPE Investment becomes unavailable on the terms and conditions contemplated in the Subscription Agreements or (ii) the PIPE Investments at any time are less than two hundred ten million dollars ($210,000,000) in the aggregate, Parent and the Company shall (and shall direct their respective financial advisors to) cooperate in good faith and use their respective commercially reasonable efforts to arrange and obtain as promptly as reasonably practicable following the occurrence of such event alternative financing on terms and conditions no less favorable to Parent, in the aggregate, than those contained in the Subscription Agreements (each, a “
PIPE Alternative Financing
”) from alternative sources (each, a “
PIPE Alternative Financing Source
”) equal to (x) such portion of the PIPE Investment that becomes unavailable or (y) the amount by which the PIPE Investments at the applicable time are less than two hundred ten million dollars ($210,000,000) in the aggregate (as applicable). If and to the extent a definitive subscription agreement is entered into with respect to Alternative Financing during the Interim Period, and subject to the terms and conditions of this Agreement,
Section
 7.20(a)
and
Section
 7.20(b)
shall apply to such Alternative Financing
mutatis mutandis.

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(d)    In the event that the amount of the shares of Parent Class A Common Stock redeemed by the Parent Stockholders in connection with the Parent Stockholder Redemptions exceeds twenty percent (20%) of the issued and outstanding shares of Parent Class A Common Stock held by Parent Public Stockholders as of immediately prior the consummation of the Parent Stockholder Redemptions, one or more VPC Affiliates (each VPC Affiliate(s), a “
Redemption Alternative Financing Source
” and each Redemption Alternative Financing Source and each PIPE Alterative Financing Source, an “
Alternative Financing Source
”) shall have the right, but not the obligation, to enter into one or more subscription agreements (as applicable) to purchase shares of Parent Class A Common Stock in an amount up to the Redemption Excess Shares Amount, in each case on substantially the same terms and conditions as set forth in the Subscription Agreements, including at a purchase price of ten dollars ($10.00) per share and, for the avoidance of doubt, in all cases consistent with Section 3(o) of each Subscription Agreement (each, a “
Redemption Alternative Financing
” and each Redemption Alternative Financing and PIPE Alternative Financing, an “
Alternative Financing
”). If and to the extent a definitive subscription agreement is entered into with respect to Alternative Financing, and subject to the terms and conditions of this Agreement,
Section
 7.20(a)
and
Section
 7.20(b)
shall apply to such Alternative Financing
mutatis mutandis
.
Section 7.21
Parent A&R Bylaws
. On or effective as of the Closing Date, subject to obtaining the Requisite Parent Stockholder Approval, Parent shall cause the Parent A&R Bylaws, in substantially the form attached hereto as
Exhibit D
, to be adopted.
Section 7.22
Company Stock Plans
. At or prior to the Effective Time, the Company and the Company Board (including any committee thereof which governs or administers the Company Stock Plans or the Company Equity Awards), as applicable, shall adopt any resolutions, obtain any consents, provide any notices and take any actions which are necessary and sufficient to cause (i) the Company Stock Plans to terminate and (ii) all Company Equity Awards that are outstanding as of the Effective Time to be assumed by Parent (subject to the approval of the Parent Stockholder Matters as contemplated in
Section
 7.3(a)
), as provided for in
Section
 2.6
.
Section 7.23
Repurchase
. As of the Business Day immediately following the Second Effective Time, Parent shall use a portion of the PIPE Investment Amount equal to the Aggregate Repurchase Price to repurchase shares of Parent Class A Common Stock issued to the Selling Company Holders in the Mergers at a purchase price of ten dollars ($10.00) per share, in accordance with the terms and subject to the conditions of the Repurchase Agreement (the “
Repurchase
”).
Section 7.24
PCAOB Audited Financials
. The Company shall deliver to Parent as promptly as reasonably practicable following the date hereof (but in any event prior to the filing of the Registration Statement with the SEC), true and complete copies of (i) an audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020, and in each case together with related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation
S-X
and in each case, audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “
PCAOB Audited Financials
”), (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows as of and for the fiscal period ended March 31, 2021, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation
S-X
and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (iii) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by them, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, including the Parent Proxy Statement, and/or the Closing Form
8-K
(including pro forma financial information), (iv) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation
S-K,
as necessary for inclusion in the Registration Statement and Closing Form
8-K
and

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(v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation
S-K
with respect to the periods described in
clauses (i)
,
(ii)
, and
(iii)
 above, as necessary for inclusion in the Registration Statement and Closing Form
8-K
(including pro forma financial information).
Section 7.25
Recapitalization
. During the Interim Period, the Company and the Company Stockholders shall effectuate the Recapitalization and, in connection therewith, among other things, each share of New Company Class A Common Stock held by the Company Stockholders listed on
Section 7.25
of the Company Disclosure Letter as of immediately prior to the consummation of the Recapitalization shall be exchanged or converted into one (1) validly issued, fully paid and nonassessable share of New Company Class V Common Stock.
Section 7.26
LTIP and Employee Stock Purchase Plan
. Effective as of (and contingent on) the Closing, Parent shall adopt (a) a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company (the “
LTIP
”), and which LTIP will provide for awards for a number of shares of Parent Class A Common Stock up to ten percent (10%) of the aggregate number of shares of Parent Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the Parent Stockholder Redemptions, if any) (the “
LTIP Share Reserve
”), and the LTIP Share Reserve shall automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year until the LTIP terminates by a number of shares equal to the lesser of (A) five percent (5%) of the shares of Parent Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted
basis, (B) the number of shares of Parent Common Stock initially reserved for issuance under the LTIP, and (C) such smaller number of shares as determined by the Parent Board, and (b) a new employee stock purchase plan in a form and substance reasonably acceptable to Parent and the Company (the “
Employee Stock Purchase Plan
”), and which Employee Stock Purchase Plan will provide for awards for a number of shares of Parent Class A Common Stock up to two percent (2)% of the aggregate number of shares of Parent Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the Parent Stockholder Redemptions, if any) (the “
Employee Stock Purchase Plan Share Reserve
”) and the Employee Stock Purchase Plan Share Reserve shall automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2032 fiscal year by a number of shares equal to the lesser of (A) one percent (1)% of the shares of Parent Common Stock issued and outstanding on the last day of the immediately preceding fiscal year on a fully-diluted and as-converted
basis, (B) the number of shares of Parent Common Stock initially reserved for issuance under the Employee Stock Purchase Plan, and (C) such smaller number of shares as determined by the Parent Board. Parent and the Company shall negotiate further edits to the LTIP and the Employee Stock Purchase Plan in good faith based on recommendations from the Company’s compensation consultant, which shall be incorporated into the LTIP and the Employee Stock Purchase Plan in advance of the Parent Special Meeting. Notwithstanding anything herein to the contrary, the LTIP Share Reserve available as of the Closing shall be reduced by the sum of the aggregate number of Unvested Rollover Option Shares.
Section 7.27
Tax Matters
(a)    All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Company. The Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall reasonably cooperate with respect thereto as necessary).
(b)    All Tax sharing agreements or similar arrangements with respect to or involving the Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

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Section 7.28
Parent Warrants
. At the request of the Company, in its sole discretion, Parent will seek the Warrant Agreement Amendments in forms reasonably acceptable to Parent and the Company;
provided
, that for the avoidance of doubt, (a) the Parent Warrantholder Proposal shall be considered a Parent Stockholder Matter for purposes of this Agreement but shall not be considered a part of or necessary for the Requisite Parent Stockholder Approval for purposes of this Agreement, (b) the approval of the Parent Warrantholder Proposal or execution of the Warrant Agreement Amendments by or on behalf of the holders of the Parent Warrants shall not be a condition to the Closing hereunder or otherwise affect, in any way, the consummation of the Transactions contemplated hereby, (c) the failure of the Warrant Agreement Amendments to result in the Parent Warrants being classified as equity instruments (rather than liabilities) of Parent from and after the date of such amendments under applicable GAAP accounting standards shall not be deemed or otherwise considered a breach of any provision of this Agreement and (d) Parent shall not be required to pay any amounts to the holders of Parent Warrants in connection with or relating to the Parent Warrantholder Proposal (including as an inducement to approve such Parent Warrantholder Proposal or otherwise). Notwithstanding any other provision hereof, Parent may, with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, seek to implement the Warrant Agreement Amendments by seeking the written consent of the holders of the Parent Warrants in accordance with the Warrant Agreement.
Section 7.29
Investor Rights Agreement
. The Company shall use commercially reasonable efforts to cause the Company Interest Holders set forth on
Section
 7.29
of the Company Disclosure Letter to duly execute and deliver to Parent, at or before Closing, a counterpart signature page to the Investor Rights Agreement.
Section 7.30
Section 280G
. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payment or benefit that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then the Company will use reasonable best efforts to (a) obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “
Waived 280G Benefits
”) so that any remaining payments or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) and (b) with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of Company Stock entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits. No later than five (5) Business Days before the Closing Date, the Company shall provide to Parent (or its counsel) drafts of the consent, waiver, information statement and calculations necessary to effectuate the approval process and shall consider in good faith Parent’s reasonable comments. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent that (x) a vote of the Company’s shareholders was received in accordance with the requirements of Section 280G of the Code or (y) such requisite Company shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.
ARTICLE VIII
CONDITIONS TO THE TRANSACTION
Section 8.1
Conditions to Obligations of Each Party
’
s Obligations
. The respective obligations of each Party to this Agreement to effect the Closing (including to effect and consummate the Mergers and the other Transactions) shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions, any of which may be waived, in writing, jointly by the Company and Parent:
(a)    At the Parent Special Meeting (including any adjournments thereof permitted by
Section
 7.5(a)
), the Requisite Parent Stockholder Approval of the Parent Stockholder Matters shall have been obtained.
(b)    All applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Transactions shall have expired or otherwise been terminated.

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(c)    No provision of any applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent Order enjoining or making illegal the consummation of the Transactions will be in effect.
(d)    The authorizations, consents, orders, approvals,
non-objections,
declarations, filings or waiting periods set forth on
Section
 8.1(d)
of the Company Disclosure Letter shall have been made, received or expired, as applicable.
(e)    The shares of Parent Class A Common Stock to be issued in connection with the Closing shall have been conditionally approved upon Closing for listing on the NYSE, subject only to the requirement to have a sufficient number of round lot holders and official notice of issuance.
(f)    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.
Section 8.2
Additional Conditions to Obligations of the Company
. The obligations of the Company to effect the Closing (including to effect and consummate the Mergers and the other Transactions) shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)    The Fundamental Representations of Parent shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein; and all other representations and warranties of Parent set forth in
Article V
hereof shall be true and correct on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein), except, in each case, where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.
(b)    Parent, First Merger Sub and Second Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, in each case in all material respects.
(c)    The persons listed on
Section
 8.2(c)
of the Parent Disclosure Letter shall have resigned from all of their positions and offices with Parent.
(d)    Parent shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents required to be delivered by it pursuant to
Section
 1.3(a)
.
(e)    Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to
Section
 7.14
, available to Parent for payment of the Company Transaction Costs and the Parent Transaction Costs at the Closing.
(f)    The amount of Parent Cash at the Closing shall equal or exceed the Parent Minimum Cash.
Section 8.3
Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub
. The obligations of Parent, First Merger Sub and Second Merger Sub to effect the Closing

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(including to effect and consummate the Mergers and the other Transactions) shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
(a)    The Fundamental Representations of the Company shall be true and correct in all material respects on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), in each case without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein; and all other representations and warranties of the Company set forth in
Article IV
hereof shall be true and correct on and as of the date hereof and the Closing Date as though made on and as of the date hereof and the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein), except, in each case, where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.
(b)    The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.
(c)    The Stockholder Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Parent, and shall remain in full force and effect.
(d)    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(e)    The persons listed on
Section
 8.3(e)
of the Company Disclosure Letter shall have resigned from all of their positions and offices with the Company and its Subsidiaries.
(f)    The Company shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it pursuant to
Section
 1.3(b)
.
(g)    The Recapitalization shall have been consummated in accordance with and compliance with the Governance Documents of the Company and applicable Law.
Section 8.4
Frustration of Closing Conditions
. No Party may rely on the failure of any condition set forth in
Section
 8.1
,
Section
 8.2
or
Section
 8.3
, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.
ARTICLE IX
TERMINATION
Section 9.1
Termination
. This Agreement may be terminated at any time prior to the Closing solely:
(a)    by mutual written agreement of Parent and the Company at any time;
(b)    by either Parent or the Company if the Closing shall not have been consummated by January 31, 2022 (the “
Outside Date
”);
provided
,
however
, that the right to terminate this Agreement under this
Section
 9.1(b)
shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

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(c)    by either Parent or the Company if a Governmental Entity having competent jurisdiction shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Mergers, which Order or other action is final and nonappealable;
provided
,
however
, that the right to terminate this Agreement under this
Section
 9.1(c)
shall not be available to any Party whose action or failure to act has been a principal cause of such Order and such action or failure to act constitutes a breach of this Agreement;
(d)    by the Company, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or inaccuracy in any representation or warranty of Parent, First Merger Sub or Second Merger Sub, in either case which breach or inaccuracy would cause any of the conditions set forth in
Section
 8.1
or
Section
 8.2
not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;
provided
, that if such breach or inaccuracy is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Company must first provide written notice of such breach or inaccuracy to Parent and may not terminate this Agreement under this
Section
 9.1(d)
until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach or inaccuracy; and (ii) the Outside Date;
provided
,
further
, that each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that the Company may not terminate this Agreement pursuant to this
Section
 9.1(d)
if: (A) the Company shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by Parent, First Merger Sub or Second Merger Sub, as applicable, is cured during such thirty
(30)-day
period or such condition is otherwise satisfied);
(e)    by Parent, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or inaccuracy in any representation or warranty of the Company, in either which breach or inaccuracy would cause any of the conditions set forth in
Section
 8.1
or
Section
 8.3
not to be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue;
provided
, that if such breach or inaccuracy is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach or inaccuracy to the Company and may not terminate this Agreement under this
Section
 9.1(e)
until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach or inaccuracy; and (ii) the Outside Date;
provided
,
further
, that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy or cause such condition to be satisfied (it being understood that Parent may not terminate this Agreement pursuant to this
Section
 9.1(e)
if: (A) Parent shall have materially breached this Agreement and such breach has not been cured; or (B) such breach by the Company is cured during such thirty
(30)-day
period or such condition is otherwise satisfied);
(f)    by either Parent or the Company if the Parent Special Meeting has been held (including any adjournments thereof), has concluded, Parent Stockholders have duly voted, and the Requisite Parent Stockholder Approval has not been obtained;
(g)    by Parent at any time prior to obtaining the Requisite Company Stockholder Approval if the Company Board shall have made a Company Change in Recommendation;
(h)    by the Company at any time prior to obtaining the Requisite Parent Stockholder Approval if the Parent Board shall have made a Parent Change in Recommendation;
(i)    by Parent, in the event of a Written Consent Failure;
(j)    by Parent, if the Company has not provided, or caused to be provided, to Parent fully executed Support Agreements, duly executed by each Written Consent Party, within twenty-four (24) hours following the Parties’ execution of this Agreement; or
(k)    by the Company, if (i) the condition set forth in
Section
 8.2(f)
becomes incapable of being satisfied at the Closing and (ii) a period of thirty (30) Business Days has elapsed since such condition becomes incapable of

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being satisfied and, at the end of such period, such condition remains incapable of being satisfied at the Closing (after giving effect to any Alternative Financing);
provided
,
however
, that the right to terminate this Agreement under this
Section
 9.1(k)
shall not be available to the Company if the Company’s action or failure to act has been a principal cause of the failure of such condition to be satisfied and such action or failure to act constitutes a breach of this Agreement.
Section 9.2
Notice of Termination; Effect of Termination
.
(a)    Any termination of this Agreement under
Section
 9.1
above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties, which sets forth the provision of
Section
 9.1
under which such termination is made.
(b)    In the event of the termination of this Agreement as provided in
Section
 9.1
, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, and there shall be no liability hereunder on the part of any Party, except for and subject to the following: (i)
 Section
 7.8(a)
(Confidentiality),
Section
 7.11
(
No Claim Against Trust Account
), this
Section
 9.2
(
Notice of Termination; Effect of Termination
),
Article XI
(General Provisions)
and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any willful or intentional breach of this Agreement or any Transaction Agreement prior to such termination or Actual Fraud.
ARTICLE X
NO SURVIVAL
Section 10.1
No Survival
. None of the representations, warranties, covenants or agreements in this Agreement, any Transaction Agreement or in any instrument delivered pursuant to this Agreement prior to the Closing shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this
Section
 10.1
nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties in this Agreement, any Transaction Agreement or in any instrument delivered pursuant to this Agreement which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (
provided
no “bounceback” or notice of
non-delivery
is received); or (d) on the fifth (5
th
) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent (prior to the Closing), First Merger Sub or Second Merger Sub, to :

Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

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with a copy (which shall not constitute notice) to :

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

if to the Company (prior to the Closing), to :

Dave Inc.
1265 South Cochran Avenue
Los Angeles, California 90019
Attention:	Jason Wilk John Ricci
E-mail:	Jason@dave.com johnricci@dave.com

with a copy (which shall not constitute notice) to :

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, California 90401
Attention:	Josh Pollick Hari Raman Albert W. Vanderlaan
E-mail:	jpollick@orrick.com hraman@orrick.com avanderlaan@orrick.com if to the Parent or the Company (following the Closing), to :

Dave Inc.
1265 South Cochran Avenue
Los Angeles, California 90019
Attention:	Jason Wilk John Ricci
E-mail:	Jason@dave.com johnricci@dave.com

with a copy (which shall not constitute notice) to :

Victory Park Management, LLC
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to :

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

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with a copy (which shall not constitute notice) to :

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, California 90401
Attention:	Josh Pollick Hari Raman Albert W. Vanderlaan
E-mail:	jpollick@orrick.com hraman@orrick.com avanderlaan@orrick.com or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
Section 11.2
Interpretation
. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, Sections or subsections, such reference shall be to an Article, Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided to the party to which such information or material is to be provided or furnished no later than 9:00 a.m. ET at least two Business Days prior to the date of this Agreement via upload to the “Project Bear” virtual “data room” hosted by Intralinks, Inc. set up by the Company in connection with this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business
Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.
Section 11.3
Counterparts; Electronic Delivery
. This Agreement, the Transaction Agreements and each other document executed in connection with the Closing, and the consummation the Transactions, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, may be effected by means of an exchange and release of electronically transmitted signatures (including by electronic mail in. pdf format). Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

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Section 11.4
Entire Agreement; Third Party Beneficiaries
. This Agreement (which includes the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the other Transaction Agreements: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of
Section
 7.15
(Directors
’
and Officers
’
Liability Insurance),
Section
 7.19
(Release)
and
Section
 11.14
(No Recourse)
(which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.
Section 11.5
Severability
. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
Section 11.6
Other Remedies; Specific Performance
. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.
Section 11.7
Governing Law
. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any Law, rule, provision, procedure or principles (including any conflict of laws principles, Laws, rules, provisions or procedures) which would cause or permit the application of the Laws, rules, provisions, procedures or principles of any jurisdiction other than the State of Delaware.
Section 11.8
Consent to Jurisdiction; Waiver of Jury Trial
.
(a)    Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware;
provided
, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the

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U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware;
provided
,
further
, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “
Chosen Courts
”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to
Section
 11.1
, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this
Section
 11.8
, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.
(b)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
Section 11.9
Rules of Construction
. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 11.10
Expenses
. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions;
provided
, that if the Closing shall occur, Parent shall (a) pay or cause to be paid, in accordance with
Section
 1.4(h)
, the Company Transaction Costs to the extent not

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paid by the Company prior to the Closing and (b) pay or cause to be paid, in accordance with
Section
 1.4(h)
, any Parent Transaction Costs. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this
Section
 11.10
shall be paid only upon consummation of the Mergers and release of proceeds from the Trust Account.
Section 11.11
Assignment
. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this
Section
 11.11
, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 11.12
Amendment
. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.
Section 11.13
Extension; Waiver
. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Company (on behalf of itself, its Subsidiaries and the Company Interest Holders) may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
Section 11.14
No Recourse
. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Released Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Released Related Party of a Party and no personal liability shall attach to any Released Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Law or otherwise. The provisions of this
Section
 11.14
are intended to be for the benefit of, and enforceable by the Released Related Parties of the Parties and each such Person shall be a third-party beneficiary of this
Section
 11.14
. This
Section
 11.14
shall be binding on all successors and assigns of Parties.
Section 11.15
Legal Representation
.
(a)    Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “
Parent Waiving Parties
”), that Orrick, Herrington & Sutcliffe LLP (or any successor) may represent the Company Interest Holders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “
Company Interest Holder Party Group
”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Orrick, Herrington & Sutcliffe LLP provides legal services to the Company after the Closing Date. Each of Parent and the Company, for itself and the Parent Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the

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Company or any member of the Parent Waiving Party Group and its counsel, including Orrick, Herrington & Sutcliffe LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Company Interest Holder Party Group (the “
Company Interest Holder Privileged Communications
”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Interest Holder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Company Interest Holder Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).
(b)    The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and the Company Interest Holders, and each of their respective successors and assigns (all such parties, the “
Company
Waiving Parties
”), that White & Case LLP (or any successor) may represent the Sponsor, Parent or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “
Parent Party
Group
”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Parent Party Group, and the Company on behalf of itself and Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not White & Case LLP provides legal services to the Sponsor or Parent after the Closing Date. The Company, for itself and the Company Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any of the Parent Party Group and its counsel, including White & Case LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Parent Party Group (the “
Parent
Privileged Communications
”), without any waiver thereof. Sponsor and Parent, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and the Company Waiving Parties agree not to assert that any privilege has been waived as to the Parent Privileged Communications. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Subs or the Surviving Entity, on the one hand, and a third party other than a Party to this Agreement (or any Affiliate or Representative thereof) after the Closing, the Surviving Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by White & Case LLP to such third party;
 provided
,
 however
, that the Surviving Entity may not waive such privilege without the prior written consent of the Sponsor.
Section 11.16
Disclosure Letters and Exhibits
. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in

A-78

the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure in and of itself be deemed (i) an admission of any breach or violation of any Contract or Law, (ii) an admission of any liability or obligation to any third party, or (iii) to establish a standard of materiality.
[
Signature Pages Follow
]

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IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

PARENT :

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer
[
Signature Page to Agreement and Plan of Merger
]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

FIRST MERGER SUB :

BEAR MERGER COMPANY I INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer
[
Signature Page to Agreement and Plan of Merger
]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

SECOND MERGER SUB :

BEAR MERGER COMPANY II LLC

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer
[
Signature Page to Agreement and Plan of Merger
]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY :

DAVE INC.

By:	/s/ Jason Wilk
Name:	Jason Wilk
Title:	Chief Executive Officer
[
Signature Page to Agreement and Plan of Merger
]

SCHEDULE A
DEFINED TERMS
“
Actual Fraud
” shall mean with respect to a Party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to
Article IV
or
Article V
(as applicable) or any representations and warranties in any other Transaction Agreement.
“
Affiliate
” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. With respect to Parent, “Affiliates” shall include, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC;
provided
,
however
, that notwithstanding the foregoing, for purposes of
Section
 7.6
, none of Victory Park Capital Advisors, LLC, any of its Affiliates (other than Sponsor), or any fund, account, portfolio company or other investment vehicle managed directly or indirectly by Victory Park Capital Advisors, LLC or any of its Affiliates (other than Sponsor) shall be considered an Affiliate of the Company or Parent.
“
Affiliate Transactions
” shall have the meaning set forth in
Section
 7.18
.
“
Agreement
” shall have the meaning set forth in the Preamble.
“
Aggregate Repurchase Price
” shall mean the difference (which amount shall not be less than zero (0)) of (a) Parent Cash at the Closing minus
(b) three hundred million dollars ($300,000,000);
provided
that the Aggregate Repurchase Price shall not exceed sixty million dollars ($60,000,000).
“
Aggregate Stock Consideration
” shall mean a number of shares of Parent Common Stock (deemed to have a value of ten dollars ($10.00) per share), equal to the quotient obtained by dividing
(a) the Company Equity Value,
by
(b) ten dollars ($10.00);
provided
that, for the avoidance of doubt, the Aggregate Stock Consideration shall consist of the Applicable Class of Parent Common Stock.
“
Alternative Financing
” shall have the meaning set forth in
Section
 7.20(d)
.
“
Alternative Financing Source
” shall have the meaning set forth in
Section
 7.20(d)
.
“
Anti-Money Laundering Law
” means any law, regulation, order, or similar, of any jurisdiction in which the Company or its Subsidiaries operate regarding the prevention of money laundering, including but not limited to the Currency and Foreign Transactions Reporting Act of 1970, as amended, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (collectively referred to as the “Bank Secrecy Act”) and the Money Laundering Control Act of 1986.
“
Applicable Class
 of Parent Common Stock
” shall mean (a) with respect to the holders of New Company Class V Common Stock as of immediately prior to the Effective Time, Parent Class V Common Stock and (b) with respect to all other Company Interest Holders as of immediately prior to the Effective Time, Parent Class A Common Stock.
“
Audited Financial Statements
” shall have the meaning set forth in
Section
 4.7(a)
.
“
Benefit Plans
” shall have the meaning set forth in
Section
 4.11(a)
.
“
Business Combination
” has the meaning ascribed to such term is defined in Article II of the Parent Charter.

Schedule A - 1

“
Business Day
” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close;
provided
that such banks shall be deemed to be open for business in the event of
COVD-19
Measures requiring the closure of physical branch locations if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.
“
Business IP
” shall have the meaning set forth in
Section
 4.17(b).
“
CARES Act
” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.
“
Certificate
” shall have the meaning set forth in
Section
 2.6(a)
.
“
Certificates of Merger
” shall have the meaning set forth in
Section
 1.4(f)
.
“
Change of Control
” means (a) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of Parent and its significant Subsidiaries (taken together as a whole) to a third party, or any transaction that is subject to Rule
13e-3
of the Exchange Act, as amended, (b) the acquisition by any Person or “group” (as defined in the Exchange Act) directly or indirectly, of beneficial ownership of securities representing at least fifty percent (50%) or more of the voting power of the securities issued by Parent having the power to vote (measured by voting power rather than number of shares) in the election of directors of Parent (“
Voting Stock
”), or (c) the consolidation, merger or other business combination of Parent with or into any other Person or Persons, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination;
provided
,
however
, that for the avoidance of doubt a Change of Control will not be deemed to have occurred in the case of clause (c)
 above in the case of (i) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to such transaction continue after such transaction to hold, directly or indirectly, the same relative percentage of the securities issued by such surviving entity or entities having the power to vote the power to vote, or (ii) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Parent.
“
Charter Documents
” shall have the meaning set forth in the definition of “Governance Documents.”
“
Chosen Courts
” shall have the meaning set forth in
Section
 11.8(a)
.
“
Claims or Assertions
” shall have the meaning set forth in
Section
 4.17(d)
.
“
Closing
” shall have the meaning set forth in
Section
 1.1
.
“
Closing Date
” shall have the meaning set forth in
Section
 1.1
.
“
Closing Form
8-K
” shall have the meaning set forth in
Section
 7.7(c)
.
“
Closing Press Release
” shall have the meaning set forth in
Section
 7.7(c)
.
“
Code
” shall mean the Internal Revenue Code of 1986, as amended.
“
Commerce
” shall have the meaning set forth in the definition of “Specified Business Conduct Laws.”
“
Common Share Price
” shall mean the maximum volume-weighted average price of one share of Parent Class A Common Stock as reported on NYSE (or the exchange on which the shares of Parent Class A Common Stock are then listed) and displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the

Schedule A - 2

“<equity> AQR” page corresponding to the “ticker” for the Parent Class A Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) achieved for a period of at least twenty (20) days within any thirty (30) consecutive trading days commencing on or after the Closing Date and ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock) and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“
Communications Plan
” shall have the meaning set forth in
Section
 7.8(b)
.
“
Company
” shall have the meaning set forth in Preamble.
“
Company Acquisition Proposal
” shall mean any written or bona fide oral inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Acquisition Transaction.
“
Company Acquisition Transaction
” shall mean any transaction or series of related transactions (other than the Transactions) involving, directly or indirectly:
(a)    any merger, consolidation, amalgamation, share exchange, business combination, joint venture, acquisition, financing, recapitalization (for the avoidance of doubt, other than the Recapitalization), dissolution, liquidation, reorganization or other similar transaction involving the Company or any of its Subsidiaries;
(b)    any issuance, sale, pledge, disposal of, transfer or encumbrance of any securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company or any of its Subsidiaries, other than issuances, sales, pledges, disposals, transfers or encumbrances of securities (or instruments convertible into or exercisable or exchangeable for, such securities) expressly permitted by
Section
 6.1
;
(c)    any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 10% or more of the outstanding voting power of the Company or any of its Subsidiaries; or (ii) in which the Company or any of its Subsidiaries issues, transfers, sells or pledges securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 10% or more of the outstanding voting power of the Company or any of its Subsidiaries (after giving effect to such transaction);
(d)    any sale, pledge, exchange, transfer, acquisition or disposition of 10% or more of the assets of the Company, any of its Subsidiaries or of any business or businesses that constitute or account for 10% or more of the revenues or income of the Company or any of its Subsidiaries;
(e)    any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 10% or more of the outstanding voting power of the Company or any of its Subsidiaries;
(f)    any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or any of its Subsidiaries or of the revenues, income or assets of the Company or any of its Subsidiaries involved is 10% or more; or
(g)    any other transaction that would reasonably be expected to materially impede, materially delay, materially interfere with or prevent the consummation of the Transactions.
provided
that, for the avoidance of doubt, nothing in this definition of “
Company Acquisition Proposal
” shall be deemed to limit the restrictions set forth in
Section
 6.1
or otherwise permit the Company or any of its

Schedule A - 3

Subsidiaries to take or omit to take any action that prohibited by
Section
 6.1
;
provided
,
further
, with respect to any action by the Company (x) in respect of which Parent provides prior written consent in accordance with
Section
 6.1
or (y) that is explicitly disclosed in
Section
 6.1
of the Company Disclosure Letter, the Company’s taking of such action shall not, in such instance only and not in any future instances, be considered a Company Acquisition Proposal solely to the extent the Company has taken such action in accordance with the explicit terms of such consent or as explicitly disclosed in
Section
 6.1
of the Company Disclosure Letter.
“
Company Benefit Plans
” shall have the meaning set forth in
Section
 4.11(a)
.
“
Company Board
” shall have the meaning set forth in the Recitals.
“
Company Change in Recommendation
” shall have the meaning set forth in
Section
 7.4(b)
.
“
Company Class
 V Common Stockholder
” shall mean a holder of shares of New Company Class V Common Stock issued and outstanding immediately prior to the Effective Time.
“
Company Closing Statement
” shall have the meaning set forth in
Section
 1.2(b)
.
“
Company Common Stock
” shall mean (a) in respect of any time prior to the Recapitalization, shares of the Company Current Common Stock, and (b) in respect of any time immediately following the Recapitalization, shares of the New Company Class A Common Stock and the New Company Class V Common Stock.
“
Company Current Common Stock
” shall mean the shares of Common Stock, par value $0.00001 per share, of the Company.
“
Company Disclosure Letter
” shall have the meaning set forth in
Article IV
.
“
Company Equity Awards
” means each Company Option, each Company
Non-Plan
Option, each award of Company Restricted Stock and each other compensatory award to any current or former director, officer, employee or other service provider of the Company of rights of any kind to receive any Company Stock under the Company Stock Plans or otherwise.
“
Company Equity Value
” shall mean three billion five hundred million dollars ($3,500,000,000).
“
Company Information Statement
” shall have the meaning set forth in
Section
 7.4(a)
.
“
Company Interest Holder
” shall mean a holder of Company Interests issued and outstanding immediately prior to the Effective Time.
“
Company Interest Holder Party Group
” shall have the meaning set forth in
Section
 11.15(a)
.
“
Company Interest Holder Privileged Communications
” shall have the meaning set forth in
Section
 11.15(a)
.
“
Company Interests
” shall mean the Company Stock (including Company Restricted Stock), Company Options, Company Warrants and Company
Non-Plan
Options.
“
Company IT Systems
” shall mean any and all information technology and computer systems, Software, firmware, hardware, networks and infrastructure, servers, interfaces, platforms, related systems, databases, and data communication equipment and lines, websites, facilities, and equipment owned, outsourced, licensed, or leased by, or otherwise used by or for, or relied on by, the Company or its Subsidiaries to process, store, transmit, maintain, backup or operate data, information and functions, whether or not in electronic format.

Schedule A - 4

“
Company Investors
’
Rights Agreement
” shall mean the Amended and Restated Investors’ Rights Agreement, dated August 12, 2019, by and among the Company and the Company Stockholders party thereto, as amended on November 10, 2020, as may be further amended, restated, supplemented or otherwise modified from time to time.
“
Company Material Adverse Effect
” shall mean any change, event, development, circumstance, or occurrence, that, individually or when aggregated with other changes, events, developments, circumstances or occurrences: (a) has had or would be reasonably likely to have a materially adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) has or is reasonably likely to prevent or materially delay the ability of the Company or any of its Subsidiaries to consummate the Transactions;
provided
,
however
, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred pursuant to the foregoing clause (a)
: (i) acts of war, sabotage, or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism, or changes in global or national political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including
COVID-19)
or other natural or
man-made
disasters; (iii) the taking of any action required to be taken by this Agreement, or omitting to take any action that the Company is required not to take pursuant to the terms of this Agreement, or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates including changes in interest rates; or (viii) any failure to meet any projections, forecasts, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this
clause (viii)
 shall not prevent a determination that any change, event, development, circumstance or occurrence (alone or in combination) underlying such failure has resulted in a Company Material Adverse Effect;
provided
,
however
, that if a change or effect related to
clauses (i)
,
(ii)
,
(iv)
,
(v)
,
(vi)
, or
(vii)
 disproportionately adversely affects the Company and its Subsidiaries, compared to other Persons operating in the same industries and geographies as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.
“
Company Material Contract
” shall have the meaning set forth in
Section
 4.19(a)
.
“
Company
Non-Plan
Option
” shall mean a compensatory option to purchase any Company Stock granted outside of the terms and conditions of the Company Stock Plans.
“
Company Option
” shall mean an option to purchase any Company Stock pursuant to the Company Stock Plans.
“
Company Preferred Stock
” shall mean the shares of Company Series A Preferred Stock, Company Series
B-1
Preferred Stock and Company Series
B-2
Preferred Stock.
“
Company Privacy Notices
” shall have the meaning set forth in
Section
 4.18(a)
.
“
Company Real Property Leases
” shall have the meaning set forth in
Section
 4.13(b)
.
“
Company Recommendation
” shall have the meaning set forth in
Section
 4.4(b)
.
“
Company Released Parties
” shall have the meaning set forth in
Section
 7.19(a)
.

Schedule A - 5

“
Company Restricted Stock
” shall mean the restricted shares of Company Common Stock granted pursuant to the Company Stock Plans or otherwise, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options and any shares of Company Common Stock for which restrictions were subsequently imposed following their issuance that in each case, are subject to vesting based on the passage of time and/or the achievement of performance goals.
“
Company Series A Preferred Stock
” shall mean the Series A Preferred Stock, par value $0.000001 per share, of the Company.
“
Company Series
B-1
Preferred Stock
” shall mean the Series
B-1
Preferred Stock, par value $$0.000001 per share, of the Company.
“
Company Series
B-2
Preferred Stock
” shall mean the Series
B-2
Preferred Stock, par value $$0.000001 per share, of the Company.
“
Company Stock
” shall mean (a) in respect of any time prior to the Recapitalization, the Company Common Stock, the Company Preferred Stock and any vested Company Restricted Stock, and (b) in respect of any time immediately following the Recapitalization, the Company Common Stock and any vested Company Restricted Stock.
“
Company Stock Adjusted Fully Diluted Shares
” shall mean the sum of (without duplication): (a) the aggregate number of shares of Company Stock outstanding as of immediately prior to the Effective Time and following the consummation of the Recapitalization (including all shares of Company Restricted Stock, whether vested or unvested); (b) the aggregate number of shares of Company Common Stock that are issuable upon the exercise or settlement of all Company Options and Company
Non-Plan
Options that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Company Options and Company
Non-Plan
Options are exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of one (1) Option Share equals (x) the Per Share Company Stock Consideration multiplied by (y) ten dollars ($10.00)); and (c) the aggregate number of shares of Company Common Stock that are issuable upon the exercise or settlement of all Company Warrants that are unexpired, issued, outstanding and vested as of immediately prior to the Effective Time (assuming, for purposes of this calculation, that all such Company Warrants are vested and exercised on a net exercise basis based on the assumption, solely for purposes of this calculation, that the fair market value of one (1) Warrant Share equals the (x) Per Share Company Stock Consideration multiplied by (y) ten dollars ($10.00)).
“
Company Stockholder
” shall mean a holder of a share of Company Stock issued and outstanding immediately prior to the Effective Time.
“
Company Stock Plans
” shall mean the 2017 Stock Plan of the Company, as amended, that was adopted in October 2017.
“
Company Transaction Costs
” shall mean all fees, costs and expenses incurred by or on behalf of the Company or any of its Subsidiaries, in each case, prior to and on the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Agreements and the consummation of the Transactions and any related agreements in connection with the Transactions, in each case to the extent unpaid immediately prior to the Closing, including, without limitation: (a) all transaction, deal, brokerage, financial or legal advisory or any similar fees, commissions or expenses payable in connection with or in anticipation of the consummation of the Transactions to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers; (b) fifty percent (50%) of the costs, fees and expenses related to the D&O Tail; (c) all severance, change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses and all other compensation that may be payable at the Closing or thereafter become payable, in each case of this clause (c)
, solely to the extent resulting from the consummation of the Transactions (and not any other action (including any termination of employment following

Schedule A - 6

the Closing)), and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; and (d) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to
Section
 7.6
.
“
Company Waiving Parties
” shall have the meaning set forth in
Section
 11.15(b)
.
“
Company Warrants
” shall mean warrants of the Company that are convertible or exercisable into Company Stock pursuant to warrants by and between the Company and the holders of Company Warrants.
“
Confidentiality Agreement
” shall mean the Mutual
Non-Disclosure
Agreement, dated as of June 3, 2021, by and between Parent and the Company.
“
Contract
” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, undertaking, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“
Copyrights
” shall have the meaning set forth in the definition of “Intellectual Property.”
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions thereof.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, written directive or written guidelines by any Governmental Entity directly in connection with or directly in response to
COVID-19,
including, but not limited to, the CARES Act, in each case that are binding on the Company and its Subsidiaries.
“Data Protection Laws
” shall mean any and all applicable Laws and legal requirements relating to privacy, data security, or Personal Information, and similar consumer protection laws, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard
(PCI-DSS),
Controlling the Assault of
Non-Solicited
Pornography and Marketing
(CAN-SPAM)
Act, Telephone Consumer Protection Act (TCPA), California Consumer Privacy Act (CCPA), Gramm-Leach-Bliley Act (GLBA), Fair Credit Reporting Act (FCRA), NYDFS Cybersecurity Regulation and any and all applicable Laws governing breach notification in connection with Personal Information.
“
Data Security Requirements
” shall have the meaning set forth in
Section
 4.18(a)
.
“
D&O Indemnified Party
” shall have the meaning set forth in
Section
 7.15(a)
.
“
D&O Tail
” shall have the meaning set forth in
Section
 7.15(b)
.
“
DGCL
” shall have the meaning set forth in Recitals.
“
Dissenting Shares
” shall have the meaning set forth in
Section
 2.10(a)
.
“
DLLCA
” shall have the meaning set forth in Recitals.
“
Earnout Period
” shall mean the time period beginning on the Closing Date and ending on and including the date of the five (5)-year anniversary of the Closing Date.
“
Effective Time
” shall have the meaning set forth in
Section
 2.1
.

Schedule A - 7

“
Employee Stock Purchase Plan
” shall have the meaning set forth in
Section
 7.26
.
“
Employee Stock Purchase Plan Share Reserve
” shall have the meaning set forth in
Section
 7.26
.
“
Environmental Law
” shall mean any and all applicable Law relating to pollution, Hazardous Materials, or the protection of the environment, natural resources, or human health and safety.
“
ERISA
” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“
ERISA Affiliate
” shall mean any Person or trade or business (whether or not incorporated) that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“
Exchange Act
” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“
Exchange Agent
” shall have the meaning set forth in
Section
 2.8(b)
.
“
Exchange Fund
” shall have the meaning set forth in
Section
 2.8(c)
.
“
Excluded Shares
” shall have the meaning set forth in
Section
 2.6(h)
.
“
Existing Financing Agreement
” shall mean that certain Financing Agreement, dated as of January 27, 2021, by and between Dave OD Funding I, LLC, Victory Park Management, LLC and the other parties thereto, as amended, supplemented or modified from time to time.
“
Families First Act
” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.
“
FCPA
” shall have the meaning set forth in
Section
 4.24(a)
.
“
Financial Derivative/Hedging Arrangement
” shall mean any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these Transactions.
“
Financial Statements
” shall have the meaning set forth in
Section
 4.7(a)
.
“
First Certificate of Merger
” shall have the meaning set forth in
Section
 1.4(e)
.
“
First Merger
” shall have the meaning set forth in Recitals.
“
First Merger Sub
” shall have the meaning set forth in Preamble.
“
First Merger Sub Common Stock
” shall have the meaning set forth in
Section
 5.3(b)
.
“
First Refusal and
Co-Sale
Agreement
” shall mean the Amended and Restated First Refusal and
Co-Sale
Agreement, dated August 12, 2019, by and among the Company and the Company Stockholders party thereto, as amended on November 10, 2020, as may be further amended, restated, supplemented or otherwise modified from time to time.
“
Foreign Person
” has the meaning set forth in 31 C.F.R. § 800.224.

Schedule A - 8

“
Founder Holder Agreement
” shall have the meaning set forth in Recitals.
“
Founder Holder Class
 B Conversion
” shall have the meaning set forth in Recitals.
“
Founder Holder Contingent Closing Shares
” shall mean up to 951,622 shares of Parent Class A Common Stock (after giving effect to the Founder Holder Class B Conversion) (as equitably adjusted to reflect any change in the number of outstanding shares of Parent Class A Common Stock by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event occurring after the Closing).
“
Founder Holder Earnout Shares
” shall have the meaning set forth in
Section
 3.1
.
“
Founder Holder Forfeiture
” shall have the meaning set forth in the Recitals.
“
Founder Holders
” shall mean Sponsor, Janet Kloppenburg, Peter Offenhauser and Kurt Summers, in each case solely in their capacity as holders of Class B Common Stock as of immediately prior to the Closing and the Founder Holder Class B Conversion.
“
Fundamental Representations
” shall mean: (a) in the case of the Company, the representations and warranties contained in
Section
 4.1
(
Organization and Qualification)
;
Section
 4.2
(Company Subsidiaries)
;
Section
 4.3
(
Capitalization
);
Section
 4.4
(Due Authorization)
; and
Section
 4.16
(Brokers; Third Party
Expenses)
;
and (b) in the case of Parent, the representations and warranties contained in
Section
 5.1
(
Organization and Qualification);
Section
 5.2
(Parent Subsidiaries);
Section
 5.3
(Capitalization);
Section
 5.4
(Authority Relative to this Agreement);
and the first two sentences of
Section
 5.14
(Trust Account
).
“
GAAP
” shall mean United States generally accepted accounting principles, consistently applied.
“
Governance Documents
” shall mean (a) with respect to a corporation, the certificate or articles of incorporation and bylaws (or jurisdictional equivalent thereof); (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity (including any certificate of formation, limited liability company agreement, certificate of limited partnership, and limited partnership agreement) (the documents listed in subclauses (a) or (b), as applicable, “
Charter Documents
”); (c) any other instrument, contract or agreement relating to the governance, management or ownership of such entity (including voting agreements, investor rights agreements, registration rights agreements, and similar instruments, contracts or agreements); and (d) any amendment or modifications to any of the foregoing.
“
Governmental Entity
” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, any political subdivision thereof, regulatory or administrative agency, governmental commission, department, board, bureau, body, authority, rate setting agency, division, office, agency or instrumentality, court or tribunal.
“
Hazardous Material
” shall mean any substance, material or waste that is listed, classified, defined, characterized or otherwise regulated by a Governmental Entity as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous material” or words of similar meaning or effect, including any radioactive materials, petroleum products or byproducts, and per-
and polyfluoroalkyl substances.
“
HSR Act
” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.
“
Indebtedness
” shall mean, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange

Schedule A - 9

for payment obligations for borrowed money; (b) any payment obligations evidenced by any bond, debenture, debt security, promissory note, mortgage or other similar instruments; (c) any obligations, contingent or otherwise, to pay the deferred purchase price for assets, property or services, including “earnout” payments; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) any obligations, that individually exceed one hundred thousand dollars ($100,000) or collectively exceed two hundred fifty thousand dollars ($250,000), and are associated with unpaid bonuses or severance or unfunded deferred compensation (computed as though all such obligations were payable as of the Closing); (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a)
 through
(h)
above; and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations;
provided
,
however
, that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice or (ii) Company Transaction Costs or Parent Transaction Costs.
“
Initial Post-Closing Parent Board
” shall have the meaning set forth in
Section
 7.17
.
“
Insider
” shall have the meaning set forth in
Section
 4.21
.
“
Insurance Policies
” shall have the meaning set forth in
Section
 4.20
.
“
Intellectual Property
” shall mean all rights in the following: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisionals, continuations, continuations-in-part,
divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including industrial designs and certificates of invention and any applications for either of the foregoing) (collectively, “
Patents
”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other indicia of source or origin or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use
registrations or similar reservations of marks, renewals and extensions thereof (collectively, “
Trademarks
”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software (including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing) and all rights therein, pictorial and graphic works, reversions and moral rights (collectively, “
Copyrights
”); (d) all internet domain names and social media usernames and accounts; (e) trade secret rights, know-how,
technology, source code, discoveries and improvements, inventions, works, innovations, ideas, research and development, formulas, algorithms, compositions, processes and techniques, Personal Information, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, manuals, and other confidential or proprietary information (collectively “
Trade Secrets
”); and (f) all other intellectual property, intellectual property rights, proprietary information and proprietary rights of any type in any jurisdiction.
“
Intended Tax Treatment
” shall have the meaning set forth in
Section
 2.12
.
“
Interim Financial Statements
” shall have the meaning set forth in
Section
 4.7(a)
.
“
Interim LTIP/ESPP Commitments
” shall have the meaning set forth in
Section
 6.1(a)
.
“
Interim Period
” shall have the meaning set forth in
Section
 6.1
.
“
Investor Rights Agreement
” shall have the meaning set forth in the Recitals.

Schedule A - 10

“
IP License
” shall mean (a) any grant (or covenant not to assert) by the Company or its Subsidiaries to another Person of or regarding any right relating to or under the Owned Intellectual Property, and (b) any grant (or covenant not to assert) by another Person to the Company or its Subsidiaries or regarding any right relating to or under any third Person’s Intellectual Property.
“
JOBS Act
” shall mean the Jumpstart Our Business Startups Act of 2012, as amended.
“
Knowledge
” shall mean the actual knowledge or awareness as to a specified fact or event (after reasonable inquiry) of: (a) with respect to the Company, the individuals listed on
Section
 1.2(a)
of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on
Section
 1.2(b)
of the Parent Disclosure Letter.
“
Law
” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, ruling, injunction, judgment, order, writ or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“
Leased Real Property
” shall have the meaning set forth in
Section
 4.13(b)
.
“
Legal Proceeding
” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), review, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.
“
Letter of Transmittal
” shall have the meaning set forth in
Section
 2.8(d)
.
“
Licensed Intellectual Property
” shall mean all Intellectual Property licensed to the Company or its Subsidiaries.
“
Lien
” shall mean any mortgage, pledge, security interest, easement, option, right of first refusal, encumbrance, lien, license restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“
LTIP
” shall have the meaning set forth in
Section
 7.26
.
“
LTIP Share Reserve
” shall have the meaning set forth in
Section
 7.26
.
“
Material Customers
” shall have the meaning set forth in
Section
 4.23(a)
.
“
Material Permits
” shall have the meaning set forth in
Section
 4.6(b)
.
“
Material Suppliers
” shall have the meaning set forth in
Section
 4.23(b)
.
“
Merger Materials
” shall have the meaning set forth in
Section
 7.3(b)
.
“
Mergers
” shall have the meaning set forth in Recitals.
“
Merger Subs
” shall have the meaning set forth in the Preamble.
“
New Company Class
 A Common Stock
” shall have the meaning set forth in the Recitals.
“
New Company Class
 V Common Stock
” shall have the meaning set forth in the Recitals.

Schedule A - 11

“
New Company Class
 V Common Stock Certificate
” shall have the meaning set forth in
Section
 2.6(a)
.
“
NYSE
” shall have the meaning set forth in
Section
 5.12
.
“
OFAC
” shall mean the U.S. Treasury Department Office of Foreign Assets Control.
“
Open Source Software
” shall mean (i) any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), and (ii) any Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License or any other licenses approved by the Open Source Initiative (including all licenses listed at https://opensource.org/osd and http://opensource.org/licenses/alphabetical) or any other “open source”, “copyleft,” “free,” or similar license.
“
Option Shares
” shall mean the shares of Company Common Stock issuable pursuant to a Company Option or a Company
Non-Plan
Option in accordance with the terms of such Company Option or Company
Non-Plan
Option.
“
Order
” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.
“
Outside Date
” shall have the meaning set forth in
Section
 9.1(b)
.
“
Owned Intellectual Property
” shall mean all Intellectual Property that is owned or purported to be owned, in whole or in part, by the Company or its Subsidiaries.
“
Parent
” shall have the meaning set forth in Preamble.
“
Parent A&R Bylaws
” shall have the meaning set forth in Recitals.
“
Parent A&R Charter
” shall have the meaning set forth in Recitals.
“
Parent Acquisition Proposal
” shall mean any written or bona fide oral inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.
“
Parent Acquisition Transaction
” shall mean any “initial business combination” (as defined under the final prospectus of Parent, dated as of March 4, 2021, and filed with the U.S. Securities and Exchange Commission (File
No. 333-252577)
on March 8, 2021) other than the Transactions or any other transactions with the Company and its Affiliates.
“
Parent Board
” shall have the meaning set forth in the Recitals.
“
Parent Cash
” shall mean, as of the date or time of determination: (a) all amounts in the Trust Account following payment to all holders of Parent Class A Common Stock in connection with any Parent Stockholder Redemptions;
plus
(b) the amount of funds available to Parent outside of the Trust Account;
plus
(c) the PIPE Investment Amount and the amount of any Alternative Financing (as such amounts are finally delivered to Parent at or prior to the Closing by the PIPE Investors and, if applicable, Alternative Financing Sources), in each case, as calculated prior to, and without taking account of, payment or reimbursement of any Company Transaction Costs or Parent Transaction Costs or any amounts used to repay Indebtedness of the Company or Parent.

Schedule A - 12

“
Parent Change in Recommendation
” shall have the meaning set forth in
Section
 7.5(b)
.
“
Parent Charter
” shall mean that certain Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on March 4, 2021.
“
Parent Class
 A Common Stock
” shall have the meaning set forth in
Section
 5.3(a)
.
“
Parent Class
 B Common Stock
” shall have the meaning set forth in
Section
 5.3(a)
.
“
Parent Class
 V Common Stock
” shall have the meaning set forth in the Recitals.
“
Parent Closing Statement
” shall have the meaning set forth in
Section
 1.2(a)
.
“
Parent Common Stock
” shall mean (a) the Parent Class A Common Stock and (b) (i) prior to the consummation of the Founder Holder Class B Conversion, the Parent Class B Common Stock, or (ii) following the consummation of the Founder Holder Class B Conversion and the adoption of the Parent A&R Charter, the Parent Class V Common Stock.
“
Parent D&O Tail
” shall have the meaning set forth in
Section
 7.15(b)
.
“
Parent Disclosure Letter
” shall have the meaning set forth in
Article V
.
“
Parent Material Adverse Effect
” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences that would reasonably be expected to prevent or materially delay the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions;
provided
,
however
, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) events or conditions generally affecting the industries and markets in which Parent or any of its Subsidiaries operates including changes in interest rates; (v) earthquakes, hurricanes, tornados, pandemics (including
COVID-19)
or other natural or
man-made
disasters; (vi) acts of war, sabotage, or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or changes in global or national political or social conditions; (vii) the taking of any action required to be taken by this Agreement, or omitting to take any action that Parent or either Merger Sub is required not to take pursuant to the terms of this Agreement, or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with stockholders, PIPE Investors or Governmental Entities); (viii) the consummation and effects of the Parent Stockholder Redemptions; or (ix) the Warrant Accounting Issue;
provided
,
however
, that (A) if a change or effect related to
clauses (i)
,
(ii)
,
(iii)
,
(iv)
,
(v)
or
(vi)
 disproportionately adversely affects Parent and its Subsidiaries, compared to other Persons operating in the same industries and geographies as Parent and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred, and (B) if a change or effect related to clause (ix)
 disproportionately adversely affects Parent compared to other special purpose acquisition companies that have consummated initial public offerings prior to the release of the SEC Warrant Accounting Statement and have not consummated an initial business combination, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.
“
Parent Material Contracts
” shall have the meaning set forth in
Section
 5.11
.
“
Parent Minimum Cash
” shall mean an amount equal to two hundred ten million dollars ($210,000,000).

Schedule A - 13

“
Parent Party Group
” shall have the meaning set forth in
Section
 11.15(b)
.
“
Parent Preferred Stock
” shall have the meaning set forth in
Section
 5.3(a)
.
“
Parent Privileged Communications
” shall have the meaning set forth in
Section
 11.15(b)
.
“
Parent Proxy Statement
” shall have the meaning set forth in
Section
 7.3(a)
.
“
Parent Public Stockholders
” shall mean the Parent Stockholders, other than the Founder Holders.
“
Parent Recommendation
” shall have the meaning set forth in Recitals.
“
Parent Registration Rights Agreement
” shall mean that certain Registration Rights Agreement, dated as of March 4, 2021, by and among Parent and the Founder Holders.
“
Parent Released Parties
” shall have the meaning set forth in
Section
 7.19(b)
.
“
Parent SEC Reports
” shall have the meaning set forth in
Section
 5.7(a)
.
“
Parent Shares
” shall have the meaning set forth in
Section
 5.3(a)
.
“
Parent Special Meeting
” shall have the meaning set forth in
Section
 7.5(a)
.
“
Parent Stockholder Matters
” shall have the meaning set forth in
Section
 7.3(a)
.
“
Parent Stockholder Redemptions
” shall have the meaning set forth in
Section
 7.3(a)
.
“
Parent Stockholders
” shall mean the holders of Parent Common Stock as of immediately prior to the Effective Time.
“
Parent Transaction Costs
” shall mean all fees, costs and expenses incurred by or on behalf of Parent or any of its Subsidiaries, in each case prior to and on the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Agreements (including the PIPE Investment) and the consummation of the Transactions and any related agreements in connection with the Transactions, including, without limitation: (a) all outstanding deferred, unpaid or contingent underwriting, transaction, deal, success fees, brokerage, financial or legal advisory or any similar fees, costs, commissions or expenses owed or payable by Parent, any of its Subsidiaries or, to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts, the Sponsor or their respective Affiliates, in connection with the initial public offering of Parent or in connection with or in anticipation of the consummation of the Transactions (including the PIPE Investment) to financial advisors, investment banks, data room administrators, attorneys, accountants and other similar advisors and service providers, in each case, to the extent unpaid immediately prior to the Closing; (b) all costs, fees and expenses of preparing, filing and mailing the Registration Statement and the Parent Proxy Statement; (c) all costs, fees or expenses incurred or payable and unpaid by Parent, any of its Subsidiaries or, to the extent Parent or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts, the Sponsor or their respective Affiliates, in connection with the operation of Parent or any of its Subsidiaries, in each case, to the extent unpaid immediately prior to the Closing; (d) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders that will be repaid at Closing (which, for the avoidance of doubt, shall include all Indebtedness owed to the Sponsor that has not been converted, at the Sponsor’s election, into Parent Warrants); (e) fifty percent (50%) of the costs, fees and expenses related to the D&O Tail; and (f) fifty percent (50%) of any filing fees required by Governmental Entities pursuant to
Section
 7.6
.
“
Parent Units
” shall mean equity securities of Parent each consisting of one (1) share of Parent Class A Common Stock and one-fourth
(1/4
th
) of one (1) Public Warrant.

Schedule A - 14

“
Parent Waiving Parties
” shall have the meaning set forth in
Section
 11.15(a)
.
“
Parent Warrantholder Proposal
” shall have the meaning set forth in
Section
 7.3(a)
.
“
Parent Warrants
” shall have the meaning set forth in
Section
 5.3(a)
.
“
Parties
” shall have the meaning set forth in Preamble.
“
Patents
” shall have the meaning set forth in the definition of “Intellectual Property.”
“
Payroll Tax Executive Order
” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).
“
PCAOB Audited Financials
” shall have the meaning set forth in
Section
 7.24
.
“
PIPE Alternative Financing
” shall have the meaning set forth in
Section
 7.20(c)
.
“
PIPE Alternative Financing Source
” shall have the meaning set forth in
Section
 7.20(c)
.
“
PIPE Investment
” shall have the meaning set forth in Recitals.
“
PIPE Investment Amount
” shall have the meaning set forth in
Section
 5.13
.
“
PIPE Investors
” shall have the meaning set forth in Recitals.
“
Permit
” shall mean any franchise, grant, easement, variance, exception, waiver, accreditation, license, certificate of compliance, authorization, consent, order, permit, approval, non-objection,
no-action
letter, regulatory waiver or exemptive relief, membership, authorization, charter, or other action of, or any filing, registration or qualification with, any Governmental Entity or any third party.
“
Permitted Lien
” shall mean: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements (or, with respect to Parent, on the financial statements of Parent) in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purpose for which it is currently used; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or its Subsidiaries; (e) Liens securing the Indebtedness of Company; (f) in the case of Intellectual Property, non-exclusive
licenses granted by the Company or its Subsidiaries to customers in the ordinary course of business; (g) Liens incurred in connection with capital lease obligations of the Company; or (h) restrictions on transfers as required by state and federal securities laws or the Governance Documents of Parent.
“
Person
” shall mean any individual, corporation (including any
non-profit
corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“
Personal Information
” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Company in any of its privacy policies,

Schedule A - 15

notices, Contracts or other public-facing statements, all information that identifies, could be used to identify, could reasonably be linked, directly or indirectly, with, or is otherwise associated or reasonably capable of being associated with, a natural Person or device, including (a) information that identifies, could reasonably be used to identify or is otherwise identifiable with an individual or a device, and any individual’s name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or other application, whether or not such information is associated with an identifiable individual, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“
Per Share Company Stock Consideration
” shall mean a number of shares of the Applicable Class of Parent Common Stock equal to (a) the Aggregate Stock Consideration, divided by
(b) the number of Company Stock Adjusted Fully Diluted Shares.
“
Pre-Closing
Tax Period
” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“
Private Placement Warrants
” shall have the meaning set forth in
Section
 5.3(a)
.
“
Pro Rata Basis
” shall mean, with respect to each Founder Holder, in accordance with the ratio calculated by dividing
(a) the number of shares of Parent Class A Common Stock held by such Founder Holder (after giving effect to the Founder Holder Class B Conversion but without giving effect to the Founder Holder Forfeiture) as of immediately following the Closing by
(b) the aggregate number of shares of Parent Class A Common Stock held by all of the Founder Holders (after giving effect to the Founder Holder Class B Conversion but without giving effect to the Founder Holder Forfeiture) as of immediately following the Closing.
“
Public Warrants
” shall have the meaning set forth in
Section
 5.3(a)
.
“
R&D Sponsor
” shall mean any Governmental Entity or any university, college or other educational institution or research center.
“
Recapitalization
” shall have the meaning set forth in the Recitals.
“
Redemption Aggregate Shares
” shall mean the aggregate number of shares of Parent Class A Common Stock that the Parent Public Stockholders have elected to convert to cash in connection with the Parent Stockholder Redemptions in accordance with the provisions of Parent’s Charter Documents.
“
Redemption Alternative Financing
” shall have the meaning set forth in
Section
 7.20(d)
.
“
Redemption Alternative Financing Source
” shall have the meaning set forth in
Section
 7.20(d)
.
“
Redemption Excess Shares Amount
” shall mean the number of shares of Parent Class A Common Stock equal to the difference (which shall not be less than zero (0)) of (a) the Redemption Aggregate Shares minus
(b) the Redemption Threshold Shares.
“
Redemption Threshold Shares
” shall mean shares of Parent Class A Common Stock that Parent Public Stockholders have elected to convert to cash in accordance with the provisions of Parent’s Charter Documents in connection with the Parent Shareholder Redemptions equal to twenty percent (20%) of the issued and outstanding shares of Parent Class A Common Stock held by Parent Public Stockholders as of immediately prior the consummation of the Parent Stockholder Redemptions.
“
Registration Statement
” shall have the meaning set forth in
Section
 7.3(a)
.

Schedule A - 16

“
Regulation
S-K
” shall have the meaning set forth in
Section
 5.7(b)
.
“
Regulation
S-X
” shall have the meaning set forth in
Section
 5.7(b)
.
“
Regulatory Filings
” shall have the meaning set forth in
Section
 7.9
.
“
Released Claims
” shall have the meaning set forth in
Section
 7.11
.
“
Released Related Parties
” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Representatives, and each of their respective successors and assigns;
provided
that, notwithstanding anything herein to the contrary, with respect to Parent, “
Released Related Parties
” shall be deemed to also include Sponsor, Victory Park Capital Advisors, LLC, its Affiliates, any former, current or future fund, account, portfolio company or other investment vehicle managed directly or indirectly by Victory Park Capital Advisors, LLC or any of its Affiliates and its and their respective former, current or future direct or indirect members, investment managers, partners, employees, principals, investors, Representatives, agents, predecessors, successors and assigns.
“
Remedies Exception
” shall have the meaning set forth in
Section
 4.4(a)
.
“
Repurchase
” shall have the meaning set forth in
Section
 7.23
.
“
Repurchase Agreement
” means that certain Repurchase Agreement, entered into by and among Parent and the Selling Company Holders, dated as of the date hereof.
“
Representatives
” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.
“
Requisite Company Stockholder Approval
” shall have the meaning set forth in
Section
 7.4(a)
.
“
Requisite Parent Stockholder Approval
” shall have the meaning set forth in
Section
 7.3(a)
.
“
Retention Award Summary
” shall have the meaning set forth in
Section
 4.11(b)
.
“
Reviewable Documents
” shall have the meaning set forth in
Section
 7.7(c)
.
“
Rollover Option
” shall have the meaning set forth in
Section
 2.6(c)
.
“
Rollover Option Shares
” shall have the meaning set forth in
Section
 2.6(c)
.
“
Rollover Restricted Stock
” shall have the meaning set forth in
Section
 2.6(e)
.
“
Sanctions
” shall have the meaning set forth in the definition of “Specified Business Conduct Laws.”
“
Scheduled Intellectual Property
” shall have the meaning set forth in
Section
 4.17(a)
.
“
SEC
” shall mean the United States Securities and Exchange Commission.
“
Second Certificate of Merger
” shall have the meaning set forth in
Section
 1.4(f)
.
“
Second Effective Time
” shall have the meaning set forth in
Section
 2.1
.
“
Second Merger
” shall have the meaning set forth in Recitals.

Schedule A - 17

“
Second Merger Sub
” shall have the meaning set forth in Preamble.
“
Securities Act
” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“
SEC Warrant Accounting Statement
” means that certain Staff Statement on Select Issues Pertaining to Special Purpose Acquisition Companies, dated March 31, 2021, released by the SEC.
“
Selling Company Holders
” shall mean those Company Stockholders listed on
Section
 7.23
of the Company Disclosure Letter.
“
Signing Form
8-K
” shall have the meaning set forth in
Section
 7.7(a)
.
“
Signing Press Release
” shall have the meaning set forth in
Section
 7.7(b)
.
“
Software
” shall mean any and all (a) software or computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation related to any of the foregoing.
“
Specified Business Conduct Laws
” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable Laws relating to bribery or corruption; (b) all Laws imposing economic or trade sanctions on any Person, including, without limitation, all Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC), all sanctions Laws or embargos imposed or administered by the U.S. Department of State (“
State
”), the United Nations Security Council, Her Majesty’s Treasury or the European Union or other relevant sanctions authority (collectively, “
Sanctions
”); (c) all Laws relating to the import, export,
re-export,
or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce (“
Commerce
”), the International Traffic in Arms Regulations administered by State, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation; and (d) the anti-boycott Laws administered by Commerce and the Internal Revenue Service.
“
Sponsor
” shall mean VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company.
“
State
” shall have the meaning set forth in the definition of “Specified Business Conduct Laws.”
“
Straddle Period
” shall mean any taxable year or period beginning on or before and ending after the Closing Date.
“
Stockholder Written Consent
” shall have the meaning set forth in
Section
 7.4(a)
.
“
Subscription Agreements
” shall have the meaning set forth in
Section
 5.13
.
“
Subsidiary
” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or

Schedule A - 18

more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“
Support Agreement
” shall have the meaning set forth in Recitals.
“
Surrender Documentation
” shall have the meaning set forth in
Section
 2.8(d)
.
“
Surviving Corporation
” shall have the meaning set forth in Recitals.
“
Surviving Entity
” shall have the meaning set forth in Recitals.
“
Tax
” or “
Taxes
” shall mean: any and all federal, state, local and foreign taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, only to the extent such items are in the nature of a tax and are imposed by a Governmental Entity, (whether disputed or not and however denominated) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).
“
Tax Return
” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
“
Trademarks
” shall have the meaning set forth in the definition of “Intellectual Property.”
“
Trade Secrets
” shall have the meaning set forth in the definition of “Intellectual Property.”
“
Transaction Agreements
” shall mean this Agreement, the Subscription Agreements, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Founder Holder Agreement, the Investor Rights Agreement, the Merger Certificates, the Repurchase Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“
Transactions
” shall mean the transactions contemplated pursuant to (a) this Agreement, including the Mergers and (b) the other Transaction Agreements (to the extent, solely in respect of clause (b)
 and without limiting anything in
clause (a)
, such transactions contemplated by the other Transaction Agreements at or prior to the Closing).
“
Treasury Regulations
” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“
Triggering Event I
” shall mean the first date on which the Common Share Price is equal to or greater than twelve dollars and fifty cents ($12.50) after the Closing Date, but within the Earnout Period;
provided
, that (i) in the event of a Change of Control pursuant to which Parent’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least twelve dollars and fifty cents ($12.50) to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the Parent Board), then Triggering Event I shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Parent Class A Common Stock is changed by reason of any dividend, subdivision,

Schedule A - 19

reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (
i
.
e
., twelve dollars and fifty cents ($12.50)) will, for all purposes of this Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.
“
Triggering Event II
” shall mean the first date on which the Common Share Price is equal to or greater than fifteen dollars ($15.00) after the Closing Date, but within the Earnout Period;
provided
, that (i) in the event of a Change of Control pursuant to which Parent’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least fifteen dollars ($15.00) to each share of Parent Class A Common Stock (as agreed in good faith by Sponsor and the Parent Board), then Triggering Event II shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Parent Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (
i
.
e
., fifteen dollars ($15.00)) will, for all purposes of this Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.
“
Triggering Events
” shall mean Triggering Event I and Triggering Event II, collectively.
“
Trust Account
” shall have the meaning set forth in
Section
 5.14(a)
.
“
Trust Agreement
” shall have the meaning set forth in
Section
 5.14(a)
.
“
Trust Termination Letter
” shall have the meaning set forth in
Section
 7.9
.
“
Trustee
” shall have the meaning set forth in
Section
 5.14(a)
.
“
Unvested Company Option
” shall have the meaning set forth in
Section
 1.2(b)
.
“
Unvested Company Warrant
” shall have the meaning set forth in
Section
 1.2(b)
.
“
Unvested Rollover Option Shares
” shall mean the Rollover Option Shares issuable upon the exercise of a Rollover Option that was received in connection with the First Merger pursuant to
Section
 2.6(c)
in respect of an Unvested Company Option.
“
Voting Agreement
” shall mean the Amended and Restated Voting Agreement, dated August 12, 2019, by and among the Company and the Company Stockholders party thereto, as amended on November 10, 2020, as may be further amended, restated, supplemented or otherwise modified from time to time.
“
Voting Stock
” shall have the meaning set forth in the definition of “Change of Control.”
“
VPC Affiliate
” shall mean the Sponsor, Victory Park Capital Advisors, LLC, its and their respective Affiliates, each fund, account, portfolio company or other investment vehicle managed directly or indirectly by Victory Park Capital Advisors, LLC or any of its Affiliates, each institutional investor with whom any of the foregoing have a relationship, and its and their respective direct and indirect members, partners, investment managers, partners, employees, principals, investors, Representatives, agents, predecessors, successors and assigns.
“
Waived 280G Benefits
” shall have the meaning set forth in
Section
 7.30
.
“
WARN
” shall have the meaning set forth in
Section
 4.12(e)
.
“
Warrant Accounting Issue
” shall have the meaning set forth in
Section
 5.7(a)
.
“
Warrant Agreement
” shall mean that certain Warrant Agreement, dated as of March 4, 2021, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent, as may be amended, modified or supplemented.

Schedule A - 20

“
Warrant Agreement Amendments
” shall have the meaning set forth in
Section
 7.3(a)
.
“
Warrant Shares
” shall mean the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.
“
Written Consent Failure
” shall have the meaning set forth in
Section
 7.4(a)
.
“
Written Consent Party
” shall have the meaning set forth in Recitals.

Schedule A - 21

EXHIBIT A
FORM OF SUPPORT AGREEMENT
[See Annex F to this proxy statement/prospectus.]

EXHIBIT B
FORM OF FOUNDER HOLDER AGREEMENT
[See Annex E to this proxy statement/prospectus.]

EXHIBIT C
FORM OF PARENT A&R CHARTER
[See Annex B to this proxy statement/prospectus.]

EXHIBIT D
FORM OF A&R PARENT BYLAWS
(
See attached
)

Exhibit D

DAVE INC.
(a Delaware corporation)
AMENDED AND RESTATED BYLAWS
As Adopted [    ], 2021 and
As Effective [    ], 2021

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(continued)

A-111

DAVE INC.
(a Delaware corporation)
AMENDED AND RESTATED BYLAWS
As Adopted [    ], 2021 and
As Effective [    ], 2021
ARTICLE I
STOCKHOLDERS
1.1
Annual Meetings
.
An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “
Board
”) of Dave Inc. (the “
Corporation
”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “
DGCL
”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting.
1.2
Special Meetings
.
Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “
Certificate of Incorporation
”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
1.3
Notice of Meetings
.
Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
1.4
Adjournments
.
The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken;
provided
,
however
, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.
1.5
Quorum
.
Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business;
provided
,
however
, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes;
provided
,
however
, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.6
Organization
.
Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or (f) in the absence of such person, by a Vice President. Such person shall be chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
1.7
Voting; Proxies
.
Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

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1.8
Fixing Date for Determination of Stockholders of Record
.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting;
provided
,
however
, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
1.9
List of Stockholders Entitled to Vote
.
The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (
provided
,
however
, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (
provided
that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
1.10
Inspectors of Elections
.
1.10.1
Applicability
. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.
1.10.2
Appointment
. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

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1.10.3
Inspector’s Oath
. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.
1.10.4
Duties of Inspectors
. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
1.10.5
Opening and Closing of Polls
. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.
1.10.6
Determinations
. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
1.11
Notice of Stockholder Business; Nominations
.
1.11.1
Annual Meeting of Stockholders
.
(a)    Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “
Record Stockholder
”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule
14a-8
under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “
Exchange Act
”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.
(b)    For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:
(i)    the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

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(ii)    such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;
(iii)    if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and
(iv)    if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting;
provided
,
however
, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:
(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:
(i)    the name, age, business address and residence address of such person;
(ii)    the principal occupation or employment of such nominee;
(iii)    the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));
(iv)    the date or dates such shares were acquired and the investment intent of such acquisition;
(v)    all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and
(vi)    whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Class A Common Stock is primarily traded.
(y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business

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(including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and
(z) as to the Proposing Person giving the notice:
(i)    the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;
(ii)    the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;
(iii)    whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;
(iv)    any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;
(v)    any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);
(vi)    any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “
Disclosable Interests
”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;
(vii)    such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;

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(viii)    a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;
(ix)    as to each person whom such Proposing Person proposes to nominate for election or re-election
as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;
(x)    a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;
(xi)    a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “
Solicitation Notice
”); and
(xii)    any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.
A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(c)    Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.
(d)    Notwithstanding anything in Section 1.11 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by two-thirds
of the Whole Board.

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1.11.2
Special Meetings of Stockholders
. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
1.11.3
General
.
(a)    Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b)    Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule
14a-8
under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
(c)    For purposes of this Section 1.11 the following definitions shall apply:
(A)    a person shall be deemed to be “
Acting in Concert
” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response

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to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;
(B)    “
Associated Person
” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;
(C)    “
Proposing Person
” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;
(D)    “
Public Announcement
” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and
(E)    to be considered a “
Qualified Representative
” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.
ARTICLE II
BOARD OF DIRECTORS
2.1
Number; Qualifications
.
The total number of directors constituting the Board (the “
Whole Board
”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

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2.2
Election; Resignation; Removal; Vacancies
.
Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the Whole Board. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.
2.3
Regular Meetings
.
Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.
2.4
Special Meetings
.
Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or at least two (2) members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
2.5
Remote Meetings Permitted
.
Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.
2.6
Quorum; Vote Required for Action
.
At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.
2.7
Organization
.
Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in

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such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.8
Unanimous Action by Directors in Lieu of a Meeting
.
Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
2.9
Powers
.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
2.10
Compensation of Directors
.
Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.
2.11
Confidentiality
.
Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “
Sponsoring Party
”)), any
non-public
information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “
Board Confidentiality Policy
”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.
ARTICLE III
COMMITTEES
3.1
Committees
.
The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

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3.2
Committee Rules
.
Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.
ARTICLE IV
OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR
4.1
Generally
.
The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board;
provided
,
however
, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.
4.2
Chief Executive Officer
.
Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:
(a)    to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;
(b)    subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;
(c)    to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and
(d)    to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.

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4.3
Chairperson of the Board
.
Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.
4.4
Lead Independent Director
.
The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “
Lead Independent Director
”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “
Independent Director
” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.
4.5
President
.
The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.
4.6
Chief Financial Officer
.
The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.
4.7
Treasurer
.
The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.
4.8
Vice President
.
Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to such Vice President by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

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4.9
Secretary
.
The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.
4.10
Delegation of Authority
.
The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.
4.11
Removal
.
Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board;
provided
, that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.
ARTICLE V
STOCK
5.1
Certificates; Uncertificated Shares
.
The shares of capital stock of the Corporation shall be uncertificated shares;
provided
,
however
, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
5.2
Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares
.
The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
5.3
Lock-up
.
5.3.1
Lock-Up
. Subject to Section 5.3.2, the holders of
Lock-Up
Shares (the “
Lock-up
Holders
”), and their Permitted Transferees, may not Transfer, or make a public announcement of any intention to Transfer, any
Lock-up
Shares until the expiration of the
Lock-up
Period (the “
Lock-up
”).

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5.3.2
Permitted Transferees
.
(a)    No prohibition in Section 5.3.1 shall apply to: (i) Transfers permitted by Section 5.3.2(b) (except as otherwise provided in Section 5.3.2(c)); or (ii) Transfers by any
Lock-Up
Holder following the expiration of the
Lock-Up
Period.
(b)    Notwithstanding anything to the contrary contained in this Section 5.3 (including Section 5.3.1), subject to Section 5.3.2(c), during the
Lock-Up
Period, each
Lock-Up
Holder may Transfer, without the consent of the Corporation, any of such
Lock-Up
Holder’s
Lock-Up
Shares:
(i)    to any of such
Lock-Up
Holder’s Permitted Transferees;
provided
that, in respect of Transfers to a Family Member or an Affiliate of a Family Member of such
Lock-Up
Holder (other than pursuant to Section 5.3.2(b)(iii)), no consideration is paid by such Family Member or such Affiliate of a Family Member and such Transfer is conditioned on the receipt by the Corporation of an undertaking by such Family Member or Affiliate of a Family Member to Transfer such
Lock-Up
Shares back to the applicable Transferor if such Family Member or Affiliate of a Family Member ceases to be a Family Member or an Affiliate of a Family Member of such Transferor;
(ii)    pursuant to any liquidation, merger, amalgamation, stock exchange or other similar transaction of the Corporation with a Third-Party Purchaser that results in all of the Corporation’s stockholders having the right to exchange their shares of Class A Common Stock and Class V Common Stock for cash, securities or other property and a change in control of the Corporation that has been approved by the Board; or
(iii)    in the case of a
Lock-Up
Holder that is a natural person, upon death of such
Lock-Up
Holder by will or other instrument taking effect at the death of such
Lock-Up
Holder or by applicable laws of descent and distribution to such
Lock-Up
Holder’s Family Members.
(c)    In respect of any Transfers permitted by
Section
 5.3.2(b)(
i
)
or Section 5.3.2(b)(iii), (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to deliver an executed written acknowledgement, in a form reasonably satisfactory to the Board, pursuant to which such Transferee acknowledges and agrees that it is subject to the rights, restrictions and obligations of this Section 5.3 in respect of the
Lock-Up
Shares Transferred to such Transferee, and such Transfer shall not be recognized unless and until such acknowledgement is executed and delivered to the Board, (ii) prior written notice of such Transfer shall be given to the Board, and (iii) the applicable Transferee shall not be permitted to further Transfer such
Lock-Up
Shares without compliance with the provisions of this Section 5.3 that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of
Lock-Up
Shares pursuant to
Section
 5.3.2(b)(
i
)
or Section 5.3.2(b)(iii), the restrictions and obligations contained in this Section 5.3 shall continue to apply to such
Lock-Up
Shares for the
Lock-Up
Period.
5.3.3
Authority
. Notwithstanding the other provisions set forth in this Section 5.3, the Board may, in its sole discretion, determine to waive, amend, or repeal the
Lock-up
obligations set forth herein;
provided
, that, any such waiver, amendment or repeal of any
Lock-up
obligations set forth herein shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these Bylaws or applicable law, the affirmative vote of the majority of the independent directors, and separately, the affirmative vote of the Sponsor Director (as defined in the Investor Rights Agreement (the “
IRA
”), dated as [    ], 2021, by and among the Corporation and each of the other parties thereto);
provided
,
however
, that, to the extent the applicable
Lock-Up
Holder is a party to the IRA, no waiver, amendment or repeal of the
Lock-up
obligations set forth herein by the Board shall affect any provisions, rights, obligations or restrictions applicable to such
Lock-Up
Holder in the IRA (including, without limitation, Article III), which provisions, rights, obligations and restrictions in the IRA shall continue to apply to such
Lock-Up
Holder and the shares of Class A Common Stock and/or Class V Common Stock held by such
Lock-Up
Holder in accordance with the terms of the IRA.

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5.3.4
Miscellaneous Provisions Relating to Transfers of
Lock-Up
Shares
.
(a)    The Corporation shall place customary restrictive legends on the certificates or book entries representing the
Lock-Up
Shares, in addition to any legends required by applicable law or these Bylaws, and remove such restrictive legends reasonably promptly after the expiration of the
Lock-Up
Period.
(b)    Any attempt to Transfer any
Lock-Up
Shares that is not in compliance with this Section 5.3 shall be null and void ab initio, and the Corporation shall not, and shall cause any transfer agent not to, give any effect in the Corporation’s stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such
Lock-Up
Shares for purposes of these Bylaws (provided that this Section 5.3 shall continue to apply to such
Lock-Up
Shares).
(c)    Notwithstanding any other provision of this Section 5.3, the
Lock-Up
Shares, in each case, beneficially owned (as defined in Rule
13d-3
promulgated under the Exchange Act) by a
Lock-Up
Holder shall remain subject to any restrictions on Transfer under applicable federal, state, local or foreign securities laws, including all applicable holding periods under the Securities Act of 1933 and other rules of the Securities Exchange Commission, and, as applicable, these Bylaws and the Certificate of Incorporation.
5.3.5
Definitions
. For purposes of this Section 5.3:
(a)    the term “
Affiliate
” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise;
(b)    the term “
Controlled Entity
” shall mean, as to any Person, (i) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (ii) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (iii) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (iv) any limited liability company of which such Person or an Affiliate of such Person is the sole manager or managing member or appoints a majority of the board of managers or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits;
(c)    the term “
Family Member
” means, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos
or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries;
(d)    the term “
Former Target Equity Holders
” means the holders of equity securities (including, without limitation, restricted stock units, equity awards, warrants, options or other convertible securities) of the Target (as defined below) immediately prior to the closing of the Transaction (as defined below);
(e)    the term “
Lock-up
Period
” means the period beginning on the closing date of the Transaction and ending on the date that is 180 days after the closing date of the Transaction;
(f)    the term “
Lock-up
Shares
” means the shares of Class A Common Stock and Class V Common Stock of the Corporation (x) issued (i) as consideration to the Former Target Equity Holders pursuant to the merger (the “
Transaction
”) of Bear Merger Company I Inc., a Delaware corporation (“
Merger Sub
”), with and into Dave Inc., a Delaware corporation (the “
Target
”), pursuant to the Agreement and Plan of Merger, dated as of June 7, 2021 (the “
Merger Agreement
”), by and among the Corporation, Merger Sub, Bear Merger Company II LLC and the Target, (ii) upon the settlement or exercise of restricted stock units, stock options or other equity

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awards outstanding in respect of awards of the Target outstanding immediately prior to the closing of the Transaction, or (iii) upon the exercise of warrants, options or other convertible securities outstanding of the Corporation following the closing of the Transaction that were issued to such holders in respect of warrants, options or other convertible securities of the Target outstanding immediately prior to the closing of the Transaction, or (y) otherwise beneficially owned or otherwise held, directly or indirectly, by a Former Target Equity Holder or any of its Permitted Transferees;
provided
, that, for clarity, shares of Class A Common Stock issued in connection with the initial public offering of the Corporation, the PIPE Investments (as defined in the Merger Agreement), any Alternative Financing (as defined in the Merger Agreement), the Founder Holder Class B Conversion (as defined in the Merger Agreement) or upon exercise of warrants issued in connection the initial public offering of the Corporation shall not constitute
Lock-up
Shares;
(g)    the term “
Permitted Transferees
” means with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (iii)
 who operates or engages in a business which competes with the business of the Corporation or any of its subsidiaries) and (iv) any Controlled Entity of such Person;
(h)    the term “
Person
” means any individual, corporation (including any
non-profit
corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or federal, state, provincial, municipal, local or foreign government, governmental authority, any political subdivision thereof, regulatory or administrative agency, governmental commission, department, board, bureau, body, authority, rate setting agency, division, office, agency or instrumentality, court or tribunal;
(i)    the term “
Third-Party Purchaser
” means any Person who, immediately prior to the contemplated transaction, does not beneficially own (as defined in Rule
13d-3
promulgated under the Exchange Act) or directly or indirectly have the right to acquire any outstanding shares of Class A Common Stock and/or Class V Common Stock; and
(j)    the term “
Transfer
” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily, transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “
Transferee
,” “
Transferor
,” “
Transferred
,” and other forms of the word “
Transfer
” shall have the correlative meanings.
5.4
Other Regulations
.
Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.
ARTICLE VI
INDEMNIFICATION
6.1
Indemnification of Officers and Directors
.
Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or

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any other type whatsoever (a “
Proceeding
”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “
Indemnitee
”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.
6.2
Advance of Expenses
.
Except as otherwise provided in a written indemnification contract between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition;
provided
,
however
, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.
6.3
Non-Exclusivity
of Rights; Indemnification by Other Persons
.
6.3.1
Non-Exclusivity
of Rights
. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.
6.3.2
Indemnification by Other Persons
. Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation or as an officer, director, equityholder, employee, partner, member, investment manager, principal, investor, agents, trustee of another corporation or of a partnership, joint venture, trust, investment fund or other enterprise at the request of the Indemnitee-Related Entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article VI, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the Indemnitee-Related Entities and no right of advancement, indemnification or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article VI. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be

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third-party beneficiaries with respect to this Section 6.3.2, entitled to enforce this Section 6.3.2. For purposes of this
Section
 6.3.2
, the following terms shall have the following meanings:
(a)    The term “
Indemnitee-Related Entities
” means any corporation, limited liability company, partnership, joint venture, trust, investment fund, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, investment fund, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation; and
(b)    The term “
Jointly Indemnifiable Claims
” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-Related Entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws,
partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the Indemnitee-Related Entities, as applicable.
6.4
Indemnification Contracts
.
The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.
6.5
Right of Indemnitee to Bring Suit
.
The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.
6.5.1
Right to Bring Suit
. If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.
6.5.2
Effect of Determination
. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.
6.5.3
Burden of Proof
. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.

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6.6
Nature of Rights
.
The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.
6.7
Insurance
.
The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
6.8
Contract Rights
.
The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an Indemnitee or its successors shall be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto) and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE VII
NOTICES
7.1
Notice
.
7.1.1
Form and Delivery
. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.
7.1.2
Electronic Transmission
. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the

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DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice;
provided
,
however
, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.
7.1.3
Affidavit of Giving Notice
. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
7.2
Waiver of Notice
.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
ARTICLE VIII
INTERESTED DIRECTORS
8.1
Interested Directors
.
No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
8.2
Quorum
.
Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

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ARTICLE IX
MISCELLANEOUS
9.1
Fiscal Year
.
The fiscal year of the Corporation shall be determined by resolution of the Board.
9.2
Seal
.
The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.
9.3
Form of Records
.
Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided
, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.
9.4
Reliance Upon Books and Records
.
A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
9.5
Certificate of Incorporation Governs
.
In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.
9.6
Severability
.
If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
9.7
Time Periods
.
In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

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ARTICLE X
AMENDMENT
Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation; provided, however, that Section 5.3 and any provision of these Bylaws related thereto may only be altered, amended or repealed in accordance with Section 5.3.3.

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CERTIFICATION OF AMENDED AND RESTATED BYLAWS
OF
DAVE INC.
(a Delaware corporation)
I, [    ], certify that I am Secretary of Dave Inc., a Delaware corporation (the “
Corporation
”), that I am duly authorized to make and deliver this certification and that the attached Bylaws are a true and complete copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

Dated: [ ], 2021

[ ]
Secretary

EXHIBIT E
FORM OF INVESTOR RIGHTS AGREEMENT
[See Annex H of this proxy statement/prospectus.]

EXHIBIT F
FORM OF STOCKHOLDER WRITTEN CONSENT
[Exhibit has been omitted in accordance with Item 601(a)(5) Regulation S-K. Parent agrees to furnish supplementally a copy of this omitted exhibit to the SEC upon its request.]

EXHIBIT F

EXHIBIT G
FORM OF FIRPTA CERTIFICATE
[Exhibit has been omitted in accordance with Item 601(a)(5) Regulation S-K. Parent agrees to furnish supplementally a copy of this omitted exhibit to the SEC upon its request.]

EXHIBIT G

Annex B
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
DAVE INC.

Annex B-1

FORM OF PARENT A&R CHARTER
FINAL FORM
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VPC IMPACT ACQUISITION HOLDINGS III, INC.
VPC Impact Acquisition Holdings III, Inc., a corporation organized and existing under the laws of the State of Delaware (the “
Corporation
”), does hereby certify as follows:
A.    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 14, 2021 (the “
Original Certificate of Incorporation
”). The name under which the Original Certificate of Incorporation was filed is “VPC Impact Acquisition Holdings III, Inc.”
B.    An amended and restated certificate of incorporation which restated and amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time, and such amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2021 (the “
First Amended and Restated Certificate
”). The name under which the First A&R Certificate of Incorporation was filed is “VPC Impact Acquisition Holdings III, Inc.”
C.    The First Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., a Delaware corporation, Bear Merger Company I Inc., a Delaware corporation, Bear Merger Company II LLC, a Delaware limited liability company, and Dave Inc., a Delaware corporation (the “
Combination Agreement
”). As part of the transactions contemplated by the Combination Agreement, 6,344,150 shares of the Class B Common Stock, $0.0001 par value per share (“
Class
 B Common Stock
”) of the Corporation were converted on
a 1-for-1 basis
into 6,344,150 shares of Class A Common Stock, $0.0001 par value per share (“
Class
 A Common Stock
”) of the Corporation such that, at the effectiveness of this Second Amended and Restated Certificate (as defined below), only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Second Amended and Restated Certificate and all Class A Common Stock in connection with or as contemplated by the Combination Agreement shall be Class A Common Stock for all purposes of this Second A&R Certificate of Incorporation.
D.    This Second Amended and Restated Certificate of Incorporation (this “
Second Amended and Restated Certificate
”) was approved and declared advisable by the board of directors of the Corporation and duly adopted by the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as applicable.
E.    This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate and shall become effective on the date of filing with the Secretary of State of the State of Delaware.
F.    Pursuant to Sections 242 and 245 of the General Corporation Law, the text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of this corporation is Dave Inc. (the “
Corporation
”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “
General Corporation Law
”).
ARTICLE IV
Section 1. Total Authorized
1.1    The total number of shares of all classes of stock that the Corporation has authority to issue is [•],000,000 shares, consisting of four (4) classes: [•],000,000 shares of Class A Common Stock, $0.0001 par value per share (“
Class
 A Common Stock
”), [•],000,000 shares of Class V Common Stock, $0.0001 par value per share (“
Class
 V Common Stock
” and collectively with the Class A Common Stock, the “
Common Stock
”) and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“
Preferred Stock
”).
1.2    The number of authorized shares of Class A Common Stock or Class V Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class V Common Stock voting separately as a class shall be required therefor.
Section 2. Preferred Stock
2.1 The Corporation’s Board of Directors (the “
Board
”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “
Certificate of Designation
”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.
2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu
with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.
Section 3. Rights of Class A Common Stock and Class V Common Stock
3.1 Except as otherwise provided in this Second Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and Class V Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
3.2 Except as otherwise expressly provided by this Second Amended and Restated Certificate or as provided by law, the holders of shares of Class A Common Stock and Class V Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “
Bylaws
”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law;
provided
,
however
, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class V Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class V Common Stock shall have the right to ten (10) votes per share of Class V Common Stock held of record by such holder as of the applicable record date.
3.3 Shares of Class A Common Stock and Class V Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor;
provided
,
however
, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class V Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class V Common Stock shall receive shares of Class V Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class V Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class V Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class V Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.
3.4 Shares of Class A Common Stock or Class V Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class V Common Stock on the record date for such subdivision, combination or reclassification;
provided
,
however
, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.
3.5 Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class V Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.
3.6 In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class V Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class V Common Stock as a single class;
provided
,
however
, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (a) the only difference in the per share distribution to the holders of the Class A Common Stock and Class V Common Stock is that any securities distributed to the holder of a share Class V Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (b) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class V Common Stock, each voting separately as a class.
ARTICLE V
Section 1. Each share of Class V Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class V Common Stock shall be entitled to convert any of such holder’s shares of such Class V Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class V Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class V Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation or, if the notice of conversion specifies a different future effective time, including a time determined by the happening of a future event, such conversion shall be deemed to have occurred at such time, or on the happening of such event, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time.
Section 2. Automatic and Mandatory Conversion.
2.1    Each share of Class V Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, immediately prior to the close of business on the earlier to occur of: (a) the receipt by the Corporation of a written request for such conversion from the holders of not less than a majority of the Class V Common Stock then outstanding, or, if later, the effective time for conversion specified in such request or (b) the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class V Common Stock.
2.2    Each share of the Founder’s Class V Common Stock (whether held directly or indirectly by, or in the case of a trust for the benefit of, the Founder) shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest to occur of: (a) the date employment with the Corporation or any of its subsidiaries is terminated for Cause (as defined below), (b) the date the Founder resigns (other than for Good Reason (as defined below)) and no longer providing services in a capacity as an officer, employee or director of the Corporation, (c) the date of the Founder’s death or Incapacity and (d) the date that the number of shares of capital stock of the Corporation, including any shares of capital stock of the Corporation underlying any securities (including restricted stock units, options, or other convertible instruments), whether such securities are vested or unvested, earned or unearned, convertible into or exchangeable or exercisable as of such time or in the future, held by the Founder and his Permitted Transferees is less than 35% of the number of shares of Class V Common Stock held by the Founder and his Permitted Transferees on the Effectiveness Date.
Section 3. Each share of Class V Common Stock held of record by a natural person, or by such person’s Permitted Transferees, shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) share of Class A Common Stock upon the death or Permanent Disability of such holder.
Section 4. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Second Amended and Restated Certificate or the Bylaws, relating to the administration of the conversion of shares of the Class V Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class V Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
Section 5. The Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval of the holders of at least a majority of the outstanding shares of Class V Common Stock, voting as a single class, amend, alter, repeal or waive this Section 5 of Article V.
Section 6. Definitions.
6.1 A termination for “
Cause
” shall occur thirty (30) days after written notice by the Corporation to the Founder of a termination for Cause if the Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective on the date the Corporation delivers notice of such termination for Cause. “Cause” shall mean the Corporation’s termination of the Founder’s Service Status as a result of: (i) fraud, embezzlement or any willful act of material dishonesty by the Founder in connection with or relating to the Founder’s Service Status; (ii) theft or misappropriation of property, information or other assets by the Founder in connection with the Founder’s Service Status which results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (iii) the Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (iv) the Founder’s use of alcohol or drugs while working that materially interferes with the ability of the Founder to perform the Founder’s material duties hereunder; (v) the Founder’s material breach of a material Corporation policy, or material breach of a Corporation policy that results in or could reasonably be expected to result in material loss, damage or injury to the Corporation and its subsidiaries, their goodwill, business or reputation; (vi) the Founder’s material breach of any of his obligations under his service agreement with the Corporation, as in effect from time to time; or (vii) the Founder’s repeated insubordination, or refusal (other than as a result of Incapacity) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board of Directors which are consistent with the Founder’s position with the Corporation; provided that, for clauses (i)-(vii) above, the Corporation delivers written notice to the Founder of the condition giving rise to Cause within ninety (90) days after the Corporation knows of any such occurrence (other than knowledge of the Corporation attributable solely to the knowledge of the Founder).
6.2    “
Convertible Security
” shall mean any evidences of indebtedness, shares or other securities (other than shares of Class V Common Stock) convertible into or exchangeable for Class A Common Stock or Class V Common Stock, either directly or indirectly.
6.3 “
Effectiveness Date
” shall mean the date of the filing of this Second Amended and Restated Certificate.
6.4 “
Founder
” shall mean Jason Wilk.
6.5    A resignation for “
Good Reason
” shall occur thirty (30) days after written notice by the Founder to the Corporation of an alleged condition giving rise to a resignation for Good Reason if the Corporation shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Good Reason is not curable, then such thirty (30) day cure period shall not be required, and such resignation shall be effective on the date the Founder delivers such notice. “
Good Reason
” shall mean the occurrence of any of the following events, without the express written consent of the Founder: (i) the Corporation’s material breach of any of its obligations under its service agreement with the Founder, as in effect from time to time; (ii) any material adverse change in the Founder’s duties or authority or responsibilities, or the assignment of duties or responsibilities to the Founder materially inconsistent with his position; (iii) any reduction in the Founder’s annual base salary or annual target bonuses / incentives (other than across-the-board
reductions affecting similarly situated employees, officers, advisors, consultants or other service providers of the Corporation or any of its subsidiaries); (iv) the Corporation requires the Founder to relocate to a facility or location that increases the Founder’s one-way
commute by more than fifty (50) miles from the location at which the Founder was working immediately prior to the required relocation; or (v) the failure of a successor to the Corporation to assume the Corporation’s obligations under the Founder’s service agreement with the Corporation; provided that for clauses (i)-(v) above, the Founder (i) has not approved any such occurrence in the Founder’s capacity as a stockholder, director, officer, employee or otherwise and (ii) has given written notice to the Corporation of the condition giving rise to Good Reason within ninety (90) days after any such occurrence.
6.6    “
Option
” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class V Common Stock or any Convertible Security.
6.7 “
Parent
” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
6.8 “
Permitted IRA
” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “
Code
”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code;
provided
, that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held in such account, plan or trust.
6.9
“
Permanent Disability
”
shall mean a permanent and total disability such that the natural person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.
6.10 “
Permitted Entity
” shall mean with respect to a Qualified Stockholder: (a) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such corporation; (b) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such partnership; or (c) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such limited liability company.
6.11 “
Permitted Transfer
” shall mean, and be restricted to, any Transfer of a share of Class V Common Stock: (a) by a Qualified Stockholder to (i) any Permitted Trust of such Qualified Stockholder, (ii) any Permitted IRA of such Qualified Stockholder, and (iii) any Permitted Entity of such Qualified Stockholder; or (b) by a Permitted Trust, Permitted IRA, Permitted Entity to (i) such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder.
6.12 “
Permitted Transferee
” shall mean a transferee of shares of Class V Common Stock received in a Permitted Transfer.
6.13 “
Permitted Trust
” shall mean with respect to a Qualified Stockholder: (a) a trust for the benefit of such Qualified Stockholder and for the benefit of no other person so long as the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; (b) a trust for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such trust and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Qualified Stockholder; or (c) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class V Common Stock held by such trust.
6.14 “
Qualified Stockholder
” shall mean: (a) [●], (b) the Founder and (c) a Permitted Transferee.
6.15 “
Service Status
” shall mean the Founder’s status as an employee, officer, advisor, consultant or other service provider of the Corporation or any of its subsidiaries.
6.16 “
Transfer
” of a share of Class V Common Stock shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class V Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise;
provided
,
however
, that the following shall not be considered a “Transfer” within the meaning of this Section 6 of Article V:
(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class V Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;
(d) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of Class V Common Stock possesses or obtains an interest in such holder’s shares of Class V Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class V Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or
(e) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.
A Transfer shall also be deemed to have occurred with respect to a share of Class V Common Stock beneficially held by (i) an entity that is a Permitted Trust, Permitted IRA, Permitted Entity, as of such time that there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, or (ii) an entity that is a Qualified Stockholder, as of such time that there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity.
6.17    “
Voting Control
” shall mean, with respect to a share of Class V Common Stock, the exclusive power to vote or direct the voting of such share by proxy, voting agreement or otherwise.
Section 7. In the event any shares of Class V Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class V Common Stock so converted shall be retired and shall not be reissued by the Corporation.
Section 8. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class V Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class V Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class V Common Stock, the holder of such shares of Class V Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date;
provided
, that, notwithstanding any other provision of this Second Amended and Restated Certificate, to the extent that any such dividend or distribution is payable in shares of Class V Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class V Common Stock shall be issued in payment thereof.
Section 9. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class V Common

Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class V Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class V Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable
shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
ARTICLE VI
Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Second Amended and Restated Certificate, the term “
Whole Board
” shall mean the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.
Section 3. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three (3) classes designated as Class I, Class II and Class III, respectively (the “
Classified Board
”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effectiveness Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effectiveness Date and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effectiveness Date. At each annual meeting of stockholders following the Effectiveness Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three (3) classes of directors so as to ensure that no one class has more than one director more than any other class.
Section 4. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of the then-outstanding shares of

capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
Section 5. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 6. Election of directors need not be by written ballot unless the Bylaws shall so provide. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.
ARTICLE VII
Section 1. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
Section 2. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE VIII
The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws;
provided
,
however
, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws;
provided
,
further
, that if at least
two-thirds
(2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws;
provided
,
further
, that any amendment, alteration, change, addition to or repeal of Article VI (
Indemnification
) of the Bylaws shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights to all such parties on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
Proceeding
”) (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
ARTICLE IX
Section 1. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.
ARTICLE X
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (c) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the General Corporation Law, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (e) any action or proceeding as to which the

General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article X shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
ARTICLE XI
Section 1. In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of VPC Impact Acquisition Holdings Sponsor III, LLC (“
Sponsor
”) and its Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation (the “
Sponsor Persons
”), (ii) the Sponsor and its Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing
members or other similar direct or indirect investors (the “
Sponsor Entities
”), may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“
Non-Employee
Directors
”) and their respective Affiliates and Affiliated Entities including (I) any company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective direct or indirect investors (the “
Non-Employee
Director Entities
”), may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, Holdings, any of the
Non-Employee
Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
Section 2. None of Sponsor, Sponsor Persons, Sponsor Entities,
Non-Employee
Directors and
Non-Employee
Director Entities or his, her, its or their respective Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “
Identified Persons
” and, individually, as an “
Identified Person
”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article XI.

Subject to said Section 3 of this Article XI, in the event that any Identified Person first acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its Affiliates or stockholders and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its Affiliates or stockholders.
Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any
Non-Employee
Director if such opportunity is first expressly offered to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 2 of this Article XI shall not apply to any such corporate opportunity.
Section 4. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
Section 5. For purposes of this Article XI, (i) “Affiliate” shall mean (A) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor (as applicable), controls the Sponsor (as applicable) or is under common control with the Sponsor (as applicable) and shall include any principal, member, director, manager, investment manager, investor, partner, stockholder, officer, employee, predecessor, successor, agent or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), including, without limitation, funds, accounts and/or other investment vehicles managed by Victory Park Capital Advisors, LLC, (B) in respect of a
Non-Employee
Director, any Person that, directly or indirectly, is controlled by such
Non-Employee
Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a
Non-Employee
Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
Section 7. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock designation) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI upon the Sponsor, Sponsor Persons, Sponsor Entities,
Non-Employee
Directors and
Non-Employee
Director Entities or his, her, its or their respective Affiliates or Affiliated Entities in respect of any business opportunity or any other matter occurring, or any cause of action, suit or claim that would accrue or arise, prior to, upon or following such alteration, amendment, addition, repeal or adoption. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the
By-Laws
or applicable law.

ARTICLE XII
If any provision of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Second Amended and Restated Certificate (including without limitation, all portions of any section of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.
ARTICLE XIII
Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.
Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
Section 3. Neither any amendment nor repeal of this Article XIII, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article, shall eliminate or reduce the effect of this Article XIII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article XIII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.
ARTICLE XIV
Section 1. The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation;
provided
,
however
, that, notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds
(2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.3 and 2 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII or Section 1 of this Article XIV (the “
Specified Provisions
”);
provided
,
further
, that if
two-thirds
(2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

Section 2. Notwithstanding any other provision of this Second Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class V Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class V Common Stock, voting separately as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XIV.
* * *

IN WITNESS WHEREOF, Dave Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed in its name and signed on its behalf by its duly authorized officer on this      day of                     , 2021.

[ ]
[ ]

Annex C
Dave Inc.
2021 EQUITY INCENTIVE PLAN
1.
Purposes of the Plan
. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders, and (c) to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonus Awards.
2.
Definitions
. As used herein, the following definitions will apply:
(a) “
Administrator
” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b) “
Affiliate
” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through on or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(c) “
Applicable Laws
” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Parent or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.
(d) “
Award
” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonus Awards.
(e) “
Award Agreement
” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f) “
Board
” means the Board of Directors of the Company.
(g) “
Cause
” means, with respect to the termination of a Participant’s status as a Service Provider, except as otherwise defined in an Award Agreement, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendre to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s intentional damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of

Annex C-1

nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.
(h) “
Change in Control
” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:
(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));
(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule
13d-3
under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;
(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;
(3) the Company; and
(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation
Section 1.409A-3(i)(5)
(without regard to any alternative definition thereunder).
(i) “
Code
” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(j) “
Committee
” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(k) “
Common Stock
” means the Class A common stock of the Company.
(l) “
Company
” means Dave, Inc., a Delaware corporation, or any successor thereto.
(m) “
Determination Date
” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.
(n) “
Director
” means a member of the Board.
(o) “
Disability
” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “
Disability
” shall have such meaning as is required by Applicable Laws.
(p) “
Effective Date
” means [●], 2021.
(q) “
Employee
” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(r) “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
(s) “
Exchange Program
” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (x) any action described in Section 15 or any action taken in connection with a Change in Control transaction nor (y) any transfer or other disposition permitted under Section 14. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.
(t) “
Existing Plan
” means the 2017 Stock Plan maintained by the Company as of immediately prior to the Effective Date.

(u) “
Existing Plan Awards
” means awards or Shares issued under the Company’s 2017 Stock Plan that are assumed by the Company pursuant to that certain Agreement and Plan of Merger by and among VPC Impact Acquisition Holdings III, Inc., Bear Merger Company I Inc., Bear Merger Company II LLC and Dave Inc., dated June 7, 2021.
(v) “
Fair Market Value
” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or
(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.
(w) “
Fiscal Year
” means the fiscal year of the Company.
(x) “
Incentive Stock Option
” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(y) “
Independent Contractor
” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Parent, Subsidiary or affiliate and is compensated for such services.
(z) “
Inside Director
” means a Director who is an Employee.
(aa) “
Insider
” means an officer or director of the Company or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.
(bb) “
Nonstatutory Stock Option
” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(cc) “
Officer
” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(dd) “
Option
” means a stock option granted pursuant to the Plan.
(ee) “
Outside Director
” means a Director who is not an Employee.
(ff) “
Parent
” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(gg) “
Participant
” means the holder of an outstanding Award.

(hh) “
Performance Goal
” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (1) sales or non-sales
revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income;
(8) pre-tax
income or
after-tax
income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created;
(22) pre-tax
profit or
after-tax
profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax
or
after-tax
basis, (vi) on a GAAP or
non-GAAP
basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.
(ii) “
Performance Period
” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.
(jj) “
Period of Restriction
” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(kk) “
Plan
” means this 2021 Equity Incentive Plan.
(ll) “
Restricted Stock
” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.
(mm) “
Restricted Stock Unit
” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(nn) “
Rule
16b-3
” means Rule
16b-3
of the Exchange Act or any successor to Rule
16b-3,
as in effect when discretion is being exercised with respect to the Plan.
(oo) “
Section
 16(b)
” means Section 16(b) of the Exchange Act.

(pp) “
Service Provider
” means an Employee, Director or Independent Contractor.
(qq) “
Share
” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
(rr) “
Stock Appreciation Right
” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(ss) “
Stock Bonus Award
” means an Award granted pursuant to Section 10 of the Plan.
(tt) “
Subsidiary
” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(uu) “
Tax-Related
Items
” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related
items.
3.
Stock
 Subject
 to
 the
 Plan
.
(a)
Stock
 Subject
 to
 the
 Plan
. Subject to the provisions of Sections 3(b) and 15, the maximum aggregate number of Shares that may be issued under the Plan will not exceed [●]
1
new Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that again become available for issuance pursuant to Sections 3(b) and 3(c).
(b)
Automatic Share Reserve Increase
. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year and ending on (and including) the first day of the 2032 Fiscal Year, in each case, in an amount equal to the lessor of (i) 5% of the outstanding Shares on the last day of the immediately preceding Fiscal Year (calculated on a fully-diluted and as-converted
basis), (ii) the number of Shares initially reserved for issuance under the Plan pursuant to the first sentence of Section 3(a) above and (iii) such smaller number of Shares determined by the Board.
(c)
Lapsed Awards
. To the extent an Award or Existing Plan Award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award or Existing Plan Award in order to satisfy the exercise or purchase price for such Award or Existing Plan Award or any withholding taxes due with respect to such Award or Existing Plan Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan or any Existing Plan Award and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan or Existing Plan Award is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

1
To be equal to 10% of the aggregate number of shares of Combined Company Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the VPCC Share Redemptions, if any), less the aggregate number of shares subject to unvested Rollover Options as of the Closing.

(d)
Assumption or Substitution of Awards by the Company
. The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any fiscal year.
4.
Administration of the Plan
.
(a)
Procedure
.
(i)
Multiple Administrative Bodies
. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)
Rule
16b-3
. To the extent desirable to qualify transactions hereunder as exempt under Rule
16b-3,
the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule
16b-3.
(iii)
Other Administration
. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)
Powers of the Administrator
. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:
(i) to determine the Fair Market Value in accordance with Section 2(t)(iii);
(ii) to select the Service Providers to whom Awards may be granted hereunder;
(iii) to determine the number of Shares to be covered by each Award granted hereunder;
(iv) to approve forms of Award Agreements for use under the Plan;
(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi) to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;
(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(viii) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying
non-U.S.
Applicable Laws, for qualifying for favorable tax treatment under
non-U.S.
Applicable Laws or facilitating compliance with
non-U.S.
Applicable Laws
(sub-plans
may be created for any of these purposes);
(x) to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);
(xi) adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;
(xii) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xiv) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xv) to make all other determinations deemed necessary or advisable for administering the Plan.
(c)
Effect of Administrator’s
 Decision
. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
(d)
Delegation
. To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company. To the extent permitted by Applicable Laws, the Board or Committee may delegate to one or more officers of the Company who may be (but are not required to be) Insiders (“Officers”), the authority to do any of the following (i) designate Employees who are not Insiders to be recipients of Awards, (ii) determine the number of Shares to be subject to such Awards granted to such designated Employees, and (iii) take any and all actions on behalf of the Board or Committee other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to the Company or its Affiliates; provided, however, that the Board or Committee resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any Awards will be granted on the form of Award Agreement most recently approved for use by the Board or Committee, unless otherwise provided in the resolutions approving the delegation authority.
(e)
Administration of Awards Subject to Performance Goals
. The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.
(f)
Section 16 of the Exchange Act
. Awards granted to Participants who are Insiders must be approved by two or more
“non-employee
directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5.
Award Eligibility
. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonus Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.
Stock Options
.
(a)
Limitations
. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted. With respect to the Administrator’s authority in Section 4(b)(x), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Administrator, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 6(a) shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.
(b)
Term of Option
. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)
Option Exercise Price and Consideration
.
(i)
Exercise Price
. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1) In the case of an Incentive Stock Option
(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Affiliate, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)
Waiting Period and Exercise Dates
. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. An Option may become exercisable upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option is exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for such Option; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.
(iii)
Form of Consideration
. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(d)
Exercise of Option
.
(i)
Procedure for Exercise; Rights as a Stockholder
. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
(ii)
Termination of Relationship as a Service Provider
. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)
Disability of Participant
. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)
Death of Participant
. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(v)
Termination for Cause
. If a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such termination. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.
7.
Restricted Stock
.
(a)
Grant of Restricted Stock
. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)
Restricted Stock Agreement
. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. These restrictions may lapse upon the completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the unvested Shares of Restricted Stock are being earned upon the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for each unvested Share; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.
(c)
Transferability
. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)
Other Restrictions
. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)
Removal of Restrictions
. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)
Voting Rights
. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)
Dividends and Other Distributions
. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions, including, without limitation, restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid. During the Period of Restriction, such dividends or other distributions shall be subject to the same restrictions and risk of forfeiture as the shares of Restricted Stock with respect to which the dividends accrue and shall not be paid or distributed unless and until such related Shares have vested and been earned.
(h)
Return of Restricted Stock to Company
. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.
8.
Restricted Stock Units
.
(a)
Grant
. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.
(b)
Vesting Criteria and Other Terms
. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. A Restricted Stock Unit Award may vest upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for the Restricted Stock Units; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.
(c)
Earning Restricted Stock Units
. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)
Dividend Equivalents
. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.
(e)
Form and Timing of Payment
. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(f)
Cancellation
. On the date set forth in the Award Agreement, all Shares underlying any unvested, unlapsed unearned Restricted Stock Units will be forfeited to the Company for future issuance.

9.
Stock Appreciation Rights
.
(a)
Grant of Stock Appreciation Rights
. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)
Number of Shares
. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)
Exercise Price and Other Terms
. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(d)
Stock Appreciation Right Agreement
. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. A Stock Appreciation Right may become exercisable upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right is exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for such Stock Appreciation Right; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.
(e)
Expiration of Stock Appreciation Rights
. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)
Payment of Stock Appreciation Right Amount
. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.
Stock Bonus Awards
.
(a)
Awards of Stock Bonuses
. A Stock Bonus Award is an award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonus Awards may but are not required to be made pursuant to an Award Agreement.
(b) Terms of Stock Bonus Awards. The Administrator will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award.
(c) Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.

11.
Outside Director Limitations
. Stock awards granted during a single fiscal year under the Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $750,000 in total value for any Outside Director, except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.
12.
Leaves of Absence/Transfer Between Locations
. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1 st
) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.
13.
Change in Time Commitment
. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any Award, the Committee or the Administrator, in that party’s sole discretion, may (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such Award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so amended.
14.
Transferability of Awards
. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.
15.
Adjustments; Dissolution or Liquidation; Merger or Change in Control
.
(a)
Adjustments
. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off,
split-up,
repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b)
Dissolution or Liquidation
. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.
(c)
Corporate Transaction
. In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule
13d-3
of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock or (iv) a Change in Control (each, a “
Corporate Transaction
”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards; (D) the cancellation of such Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided further, that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder; (E) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire
Shares acquired under an Award or lapse of forfeiture rights with respect to Shares acquired under an Award; (F) the opportunity for Participants to exercise their Options prior to the occurrence of the Corporate Transaction and the termination (for no consideration) upon the consummation of such Corporate Transaction of any Options not exercised prior thereto; or (G) the cancellation of outstanding Awards in exchange for no consideration.
(d)
Change in Control
. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
16.
Tax
.
(a)
Withholding Requirements
. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation or other
Tax-Related
Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any
Tax-Related
Items or other items that are required to be withheld or deducted or otherwise applicable with respect to such Award.
(b)
Withholding Arrangements
. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other
Tax-Related
Items, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares, or (c) delivering to the Company already-owned Shares; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.
(c)
Compliance With Section
 409A of the Code
. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Section 409A of the Code.
17.
No Effect on Employment or Service
. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
18.
Date of Grant
. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.
Corporate Records Control
. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
20.
Clawback/Recovery
. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.
21.
Term of Plan
. Subject to Section 25 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.
22.
Amendment and Termination of the Plan
.
(a)
Amendment and Termination
. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)
Stockholder Approval
. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)
Effect of Amendment or Termination
. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
23.
Conditions Upon Issuance of Shares
.
(a)
Legal Compliance
. Shares will not be issued pursuant to the exercise or vesting (as applicable) of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)
Investment Representations
. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
24.
Inability to Obtain Authority
. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
25.
Stockholder Approval
. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.
Governing Law
. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
o O o

Annex D
DAVE INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
1.
General; Purpose
.
(a)
Purpose
. The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers. The Company, by means of the Plan, seeks to retain and assist its Related Corporations or Affiliates in retaining the services of such Eligible Employees and Eligible Service Providers, to secure and retain the services of new Eligible Employees and Eligible Service Providers and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.
(b)
Qualified and
Non-Qualified
Offerings Permitted
. The Plan includes two components: a 423 Component and a
Non-423 Component.
The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminating
basis. In addition, this Plan authorizes grants of Purchase Rights under the
Non-423 Component
that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the
Non-423
Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan, except in each case with respect to a
Non-423
Component), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in the 423 Component or
Non-423
Component of the Plan. Eligible Service Providers will only be able to participate in the
Non-423
Component of the Plan.
2.
Administration
.
(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated
Non-423
Corporations, which Affiliates will be eligible to participate in the Plan as Designated
Non-423
Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii) To designate from time to time which persons will be elibible to participate in the
Non-423 Compnent
of the Plan as Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).

Annex D-1

(iv) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(v) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(vi) To suspend or terminate the Plan at any time as provided in Section 12.
(vii) To amend the Plan at any time as provided in Section 12.
(viii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.
(ix) To adopt such rules, procedures and
sub-plans
relating to the operation and administration of the Plan as are necessary or appropriate under Applicable Laws to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are foreign nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans,
which, for purposes of the
Non-423
Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to Applicable Laws.
(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board and Applicable Laws. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.
Shares of Common Stock Subject to the Plan
.
(a)
Number of Shares Available; Automatic Increases
. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●]
1
shares of Common Stock, plus the number of shares of Common Stock that are automatically added on the first day of each Fiscal Year beginning with the 2022 Fiscal Year and ending on (and including) the first day of the 2032 Fiscal Year, in each case, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on the last day of the calendar month prior to the date

1
To be equal to 2% of the aggregate number of shares of Combined Company Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the VPCC Share Redemptions, if any).

of such automatic increase (calculated on a fully-diluted and as-converted
basis), and (ii) [●]
2
shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any fiscal year to provide that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.
(b)
Share Recycling
. If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)
Source of Shares
. The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.
Grant of Purchase Rights; Offering
.
(a)
Offerings
. The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)
More than One Purchase Right
. If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)
Restart Provision Permitted
. The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering Period and Purchase Period.
5.
Eligibility
.
(a)
General
. Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the
Non-423
Component, Employees of an Affiliate or Eligible Service Providers.

2
To be equal to 2% of the aggregate number of shares of Combined Company Common Stock issued and outstanding immediately after the Closing on a fully-diluted and as-converted
basis (after giving effect to the VPCC Share Redemptions, if any).

(b)
Grant of Purchase Rights in Ongoing Offering
. The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two (2) years of service since the Employee’s last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (v) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the Code. Unless otherwise determined by the Board for any Offering Period, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee customarily works more than twenty (20) hours per week and more than five (5) months per calendar year.
(c)
5% Stockholders Excluded
. No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)
$25,000 Limit
. As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)
Service Requirement
. An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bonafide services to the Company or a Designated Company on the applicable Offering Date.
(f)
Non-423
 Component Offerings
. Notwithstanding anything set forth herein except for Section 5(d) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the
Non-423
Component even if such requirements are not consistent with Section 423 of the Code.
6.
Purchase Rights; Purchase Price
.
(a)
Grant and Maximum Contribution Rate
. On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Board; provided however, that in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.
(b)
Purchase Dates
. The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)
Other Purchase Limitations
. In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any

Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)
Purchase Price
. The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.
Participation; Withdrawal; Termination
.
(a)
Enrollment
. An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “
Company Designee
”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be deposited with a Company Designee or otherwise be segregated.
(b)
Contributions
. If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.
(c)
Withdrawals
. During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(d)
Termination of Eligibility
. Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.

(e)
Leave of Absence
. For purposes of this Section 7, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.
(f)
Employment Transfers
. Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the
Non-423 Component,
the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the
Non-423 Component
to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified
under the
Non-423 Component.
In the event that a Participant’s Purchase Right is terminated under the Plan, the Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(g)
No Transfers of Purchase Rights
. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(h)
No Interest
. Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.
Exercise of Purchase Rights
.
(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock (rounded down to the nearest whole share), up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.
(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest.
9.
Covenants of the Company
. The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights or to issue and sell Common Stock on exercise of such Purchase Rights.
10.
Designation of Beneficiary
.
(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock or Contributions from the Participant’s account under the Plan if the Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.
(b) If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and Contributions, without interest, to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.
Capitalization Adjustments; Dissolution or Liquidation; Corporate Transactions
.
(a)
Capitalization Adjustment
. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.
(b)
Dissolution or Liquidation
. In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.
(c)
Corporate Transaction
. In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) prior to the Corporate Transaction under the outstanding Purchase Rights (with such actual date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(d)
Spin-Off
. In the event of a
spin-off
or similar transaction involving the Company, the Board may take actions deemed necessary or appropriate in connection with an ongoing Offering and subject to compliance with Applicable Laws (including the assumption of Purchase Rights under an ongoing Offering by the spun-off
company, or shortening an Offering and scheduling a new Purchase Date prior to the closing of such transaction). In the absence of any such action by the Board, a Participant in an ongoing Offering whose employer ceases to qualify as a Related Corporation as of the closing of a spin-off
or similar transaction will be treated in the same manner as if the Participant had terminated employment (as provided in Section 7(d)).
12.
Amendment, Termination or Suspension of the Plan
.
(a)
Plan Amendment
. The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Laws, including any amendment that either (i) increases the number of shares of Common Stock available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by Applicable Laws.
(b)
Suspension or Termination
. The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)
No Impairment of Rights
. Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code.
(d)
Corrections and Administrative Procedures
. Notwithstanding anything in the Plan to the contrary, the Board will be entitled to: (i) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iii) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.
Tax Matters.
(a)
Section
 409A of the Code
. Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation
Section 1.409A-1(b)(5)(ii).
Purchase Rights granted under the
Non-423
Component to U.S. taxpayers are

intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the
Non-423
Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.
(b)
No Guarantee of Tax Treatment
. Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (
e.g.
, under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
14.
Tax Withholding
. The Participant will make adequate provision to satisfy the
Tax-Related
Items withholding obligations, if any, of the Company and/or the applicable Designated Company which arise with respect to Participant’s participation in the Plan or upon the disposition of the shares of the Common Stock. The Company and/or the Designated Company may, but will not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such withholding obligations, withholding a sufficient whole number of shares of Common Stock issued following exercise having an aggregate value sufficient to pay the
Tax-Related
Items or withhold from the proceeds of the sale of shares of Common Stock, either through a voluntary sale or a mandatory sale arranged by the Company or any other method of withholding that the Company and/or the Designated Company deems appropriate. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy withholding and/or reporting obligations for such
Tax-Related
Items. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
15.
Effective Date of Plan
. The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.
16.
Miscellaneous Provisions
.
(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment or service contract. Nothing in the Plan or in the Offering will in any way alter the at-will
nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.
(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of litigating any dispute that may arise directly or indirectly from the Plan or any Offering, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.
(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f) If any provision of the Plan does not comply with Applicable Laws, such provision will be construed in such a manner as to comply with Applicable Laws.
17.
Definitions
. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “
423 Component
” means the part of the Plan, which excludes the
Non-423 Component,
pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b) “
Affiliate
” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, in all cases, as determined by the Board, whether now or hereafter existing.
(c) “
Applicable Laws
” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Purchase Rights are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Related Corporation or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.
(d) “
Board
” means the Board of Directors of the Company.
(e) “
Capitalization Adjustment
” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f) “
Code
” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder
.
(g) “
Committee
” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “
Common Stock
” means the Class A common stock of the Company.
(i) “
Company
” means Dave, Inc., a Delaware corporation.
(j)
“
Contributions
” means the payroll deductions or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.
(k) “
Corporate Transaction
” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a transfer of all or substantially all of the Company’s assets;
(ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person; or
(iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule
13d-3
of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock.
(l) “
Designated

Corporation
” means any Related Corporation selected by the Board as participating in the 423 Component.
(m) “
Designated Company
” means any Designated
Non-423
Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the
Non-423 Component.
(n) “
Designated
Non-423
Corporation
” means any Related Corporation or Affiliate selected by the Board as participating in the
Non-423
Component.
(o) “
Director
” means a member of the Board.
(p) “
Effective Date
” means [●], 2021.
(q) “
Eligible Employee
” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan. For purposes of the Plan, the employment relationship will be treated as continuing intact while the Employee is on sick leave or other leave of absence approved by the Company or a Related Corporation or Affiliate that directly employs the Employee. Where the period of leave exceeds three (3) months and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.
(r) “
Eligible Service Provider
” means a natural person other than an Employee or Director who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bonafide services to the Company or a Related Corporation, (iii) is not a U.S. taxpayer and (iv) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.

(s) “
Employee
” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t) “
Employee Stock Purchase Plan
” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(u) “
Exchange Act
” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(v) “
Fair Market Value
” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in such source as the Board deems reliable; or
(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.
(w) “
Fiscal Year
” means the fiscal year of the Company.
(x) “
New Purchase Date
” means a new Purchase Date set by shortening any Offering then in progress.
(y) “
Non-423
Component
” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.
(z) “
Offering
” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “
Offering Document
” approved by the Board for that Offering.
(aa) “
Offering Date
” means a date selected by the Board for an Offering to commence.
(bb)
“
Offering Period
”
means a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Board pursuant to the Plan.
(cc) “
Officer
” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.
(dd) “
Participant
” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.
(ee) “
Plan
” means this Dave, Inc. 2021 Employee Stock Purchase Plan, including both the 423 Component and the
Non-423
Component, as amended from time to time.

(ff) “
Purchase Date
” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(gg) “
Purchase Period
” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(hh) “
Purchase Right
” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ii) “
Related Corporation
” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(jj) “
Securities Act
” means the U.S. Securities Act of 1933, as amended.
(kk) “
Tax-Related
Items
” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related
items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.
(ll) “
Trading Day
” means any day on which the exchange or market on which shares of Common Stock are listed is open for trading.
o O o

Annex E
SUPPORT AGREEMENT

Annex E-1

FOUNDER HOLDER AGREEMENT
June 7, 2021
Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
Re:
Founder Holders Transaction Support; Forfeiture; Earnout and Anti-Dilution Waiver
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “
Merger Agreement
”), by and among VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“
Parent
”), Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“
First Merger Sub
”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“
Second Merger Sub
”, together with First Merger Sub, the “
Merger Subs
”), and Dave Inc., a Delaware corporation (the “
Company
”), pursuant to which, among other things, (i) First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company being the surviving corporation of the First Merger (the “
Surviving Corporation
”), and (ii) immediately following the First Merger, as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving company of the Second Merger (the “
Surviving Entity
”), and as a result of which the Surviving Entity will become a wholly owned Subsidiary of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
In order to induce Parent, the Merger Subs and the Company to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent, VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company (the “
Sponsor
”), Janet Kloppenburg (“
Kloppenburg
”), Peter Offenhauser (“
Offenhauser
”), Kurt Summers (“
Summers
and together with Sponsor, Kloppenburg and Offenhauser, the “
Founder Holders
”), and, solely for purposes of
Section
 2
and
Section
 7
, John Martin (“
Martin
”), Gordon Watson (“
Watson
”), Carly Altieri (“
Altieri
”) and Brendan Carroll (“
Carroll
” and together with Martin, Watson, Altieri and the Founder Holders, the “
Insiders
”), hereby agree to enter into this Founder Holder Agreement (this “
Agreement
”), and hereby agree as follows:
Section 1
Representations and Warranties
. Sponsor represents and warrants that it holds, as of the date of this Agreement, 6,284,150 issued and outstanding shares of Class B common stock, par value $0.0001 per share, of Parent (the “
Parent Class
 B Common Stock
”). Parent represents and warrants that Sponsor and the Insiders collectively hold all shares of Parent Class B Common issued and outstanding as of the date hereof.
Section 2
Prior Agreement
.
(a)    Sponsor, the Insiders and Parent are parties to that certain letter agreement, dated March 4, 2021, entered into in connection with the initial public offering of Parent (the “
Prior Agreement
”). The parties hereto acknowledge and agree that the Prior Agreement shall survive the consummation of the Transactions in accordance with its terms (except as shall be modified by the terms of this Agreement, the Merger Agreement and the Investor Rights Agreement).
(b)    During the Applicable Period (as defined below), Parent shall not, and shall cause Sponsor and the Insiders not to, modify or amend the Prior Agreement.

Section 3
Transaction Support; No Transfer
.
(a)    Subject to the earlier termination of this Agreement in accordance with
Section
 9
, each Founder Holder (solely in its capacity as a holder of Parent Common Stock and/or Parent Warrants, as applicable), agrees, during the period beginning on the date of this Agreement and ending upon the earlier of the termination of this Agreement in accordance with its terms or the Effective Time (the “
Applicable Period
”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable), and not to withdraw or rescind such vote or take action (or omit to take any action) to make such vote ineffective, the Parent Common Stock and Parent Warrants, applicable, held by such Founder Holder, in each case as follows:
(i)    in favor of the Parent Stockholder Matters, including, without limitation, any proposal to approve and adopt the Merger Agreement and the other Transaction Agreements and approve any other matters necessary for the consummation of the Transactions and the other transactions contemplated by the Merger Agreement and the other Transaction Agreements, including the Mergers;
(ii)    against any proposal providing for a Parent Acquisition Transaction or the adoption of an agreement to enter into a Parent Acquisition Transaction; and
(iii)    not to redeem any shares of Parent Common Stock owned by it, him or her in connection with such stockholder approval.
(b)    During the Applicable Period, each Founder Holder agrees not to (a) transfer any Parent Common Stock (other than pursuant to this Agreement, the Prior Agreement, the Merger Agreement and the other Transaction Agreements) or (b) deposit any shares of Parent Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to shares of Parent Common Stock or grant any proxy (except as otherwise provided herein, the Prior Agreement, the Merger Agreement and the other Transaction Agreements), consent or power of attorney with respect thereto (other than pursuant to this Agreement, the Prior Agreement, the Merger Agreement and the other Transaction Agreements);
provided
, that each Founder Holder may transfer any such shares of Parent Common Stock to any Affiliate if, and only if, the transferee of such shares of Parent Common Stock evidences in a writing reasonably satisfactory to Parent and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the transferring Founder Holder.
Section 4
Forfeiture by Founder Holders
.
(a)    The Founder Holders agree that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, immediately prior to, and conditioned upon the consummation of, the Closing (including the consummation of, and after giving effect to, (i) any Redemption Alternative Financing and (ii) the Founder Holder Class B Conversion), the Founder Holders shall, if applicable, on a Pro Rata Basis and in accordance with the terms and conditions of
Section
 4(b)
through
Section
 4(d)
, subject all or a portion of the Founder Holder Contingent Closing Shares to potential forfeiture to Parent, which surrendered Founder Holder Contingent Closing Shares shall be automatically cancelled for no consideration.
(b)    The number of Founder Holder Contingent Closing Shares to be forfeited by the Founder Holders (if any) shall be calculated as follows:
(i)    if the
difference of
(x) the aggregate number of shares of Parent Class A Common Stock redeemed by the Parent Public Stockholders in connection with the Parent Stockholder Redemptions, minus
(y) the aggregate number of shares of Parent Class A Common Stock purchased in any Redemption Alternative Financing (such positive difference in shares, the “
Net Redemption Shares
”), is such that the Net Redemption Percentage (as defined below) is less than twenty-one
percent (21%) (such foregoing
twenty-one
percent (21%) threshold percentage, the “
Redemption Threshold Percentage
”), then none of the Founder Holder Contingent Closing Shares shall be forfeited and the Founder Holder Contingent Closing Shares shall no longer be subject to forfeiture pursuant to this
Section
 4
;

(ii)    if the Net Redemption Percentage equals or exceeds the Redemption Threshold Percentage, but the Net Redemption Percentage is less than or equal to thirty-five percent (35%), then a number of Founder Holder Contingent Closing Shares equal to the product of
(x) the Per Percent Forfeiture Amount (as defined below),
multiplied by
(y) the Excess Forfeiture Percentage Amount (as defined below), shall be automatically forfeited by the Founder Holders (on a Pro Rata Basis in accordance with
Section
 4(c)
), and any Founder Holder Contingent Closing Shares not forfeited and cancelled in accordance with this clause (ii)
 shall no longer be subject to forfeiture pursuant to this
Section
 4
; and
(iii)    if the Net Redemption Percentage equals or exceeds thirty-five percent (35%), then one hundred percent (100%) of the Founder Holder Contingent Closing Shares shall be automatically forfeited by the Founder Holders (on a Pro Rata Basis in accordance with
Section
 4(c)
).
(c)    For purposes of this
Section
 4
: (i) “
Aggregate
Pre-Redemption
Parent Public Share Amount
” shall mean the total number of issued and outstanding shares of Parent Class A Common Stock held by Parent Public Stockholders as of the date hereof, which, for the avoidance of doubt, shall be equal to twenty-five million three hundred seventy-six
thousand five hundred ninety-eight (25,376,598) shares of Parent Class A Common Stock; (ii) “
Excess Forfeiture Percentage Amount
” shall mean a number, rounded down to the nearest whole number, equal to the
product of
(A) one hundred (100)
multiplied by
(B) the difference of (x)
quotient of
(I) the Net Redemption Shares
divided by
(II) the Aggregate
Pre-Redemption
Parent Public Share Amount
minus
(y) two-tenths
(0.2);
provided
that, for the avoidance of doubt, in no event shall the Excess Forfeiture Percentage Amount be less than zero (0) or exceed fifteen (15) and the Excess Forfeiture Percentage Amount shall be rounded down to the nearest whole number (for illustrative purposes only, if the aggregate amount of the Excess Forfeiture Percentage Amount is one and seven tenths (1.7), then the Excess Forfeiture Percentage Amount shall be rounded down to one (1), and if the Excess Forfeiture Percentage Amount is seven tenths (0.7), then the Excess Forfeiture Percentage Amount shall be zero and
Section
 4(b)(i)
shall apply); (iii) “
Net Redemption Percentage
” shall mean a number, represented as a percentage, equal to the quotient of
(A) the Net Redemption Shares
divided by
(B) the Aggregate
Pre-Redemption
Parent Public Share Amount; and (iv) “
Per Percent Forfeiture Amount
” shall mean a number of shares of Parent Class A Common Stock equal to the quotient of
(A) the aggregate Founder Holding Contingent Closing Shares, divided by
(B) fifteen (15).
(d)    Notwithstanding anything herein to the contrary, any Founder Holder Contingent Closing Shares forfeited pursuant to
Section
 4(b)
shall be forfeited among the Founder Holders on a Pro Rata Basis. Any Founder Holder Contingent Closing Shares forfeited pursuant to
Section
 4(b)
shall be cancelled for no consideration and any certificates representing such Founder Holder Contingent Closing Shares so forfeited shall be cancelled;
provided
, that to the extent any such certificate represents shares in excess of the aggregate of the Founder Holder Contingent Closing Shares forfeited pursuant to
Section
 4(b)
, Parent shall reissue such certificate with respect to the shares not so forfeited.
Section 5
Founder Holder Earnout Shares
. Effective as of and subject to the Closing, the Founder Holder Earnout Shares shall become subject to potential forfeiture upon the terms set forth in Article III of the Merger Agreement, such that such Founder Holder Earnout Shares shall be forfeited by the Founder Holders (on a Pro Rata Basis) if, and only if, the applicable vesting condition(s) set forth in Article III of the Merger Agreement are not satisfied prior to the expiration of the Earnout Period. If all or any portion of the Founder Holder Earnout Shares vest in accordance with the terms of the Merger Agreement, any restrictive legends that have been placed on such Founder Holder Earnout Shares, other than those, if any, required by applicable Law, the Governance Documents of Parent or any other Transaction Agreement, shall be removed (and Parent hereby agrees to promptly cause the removal of such restrictive legends that have been placed on the applicable portion of such Founder Holder Earnout Shares that have vested in accordance with the terms of the Merger Agreement), and such vested Founder Holder Earnout Shares shall not thereafter be subject to forfeiture, cancellation or additional vesting. The Founder Holders shall be entitled to vote such Founder Holder Earnout Shares and, as provided in Section 3.4 of the Merger Agreement, receive dividends and other distributions in respect thereof.
Section 6
Anti-Dilution Waiver
. Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement, effective immediately prior to and conditioned upon the consummation of the Closing, the Founder Holders each hereby waive any and all rights they have or will have under Section 4.3(b)(ii) of the Parent Charter to receive shares of Parent Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio (as defined in the Parent Charter) upon the conversion of the existing shares of Parent Class B Common Stock held by such Founder Holder in connection with the consummation of the Transactions, and, as a result, the shares of Parent Class B Common Stock shall convert into shares of Parent Class A Common Stock (or such equivalent security) in connection with the Founder Holder Class B Conversion on a one-for-one
basis (prior to taking into account any forfeiture pursuant to
Section
 4
or the consummation of any Redemption Alternative Financing), such that, as a result of such conversion, all outstanding shares of Parent Class B Common Stock shall collectively convert into six million three hundred forty-four thousand one hundred fifty (6,344,150) shares of Parent Class A Common Stock.
Section 7
Lock-Up
. Upon and subject to the Closing, each of the Insiders and Parent hereby acknowledge and agree that Article III of the Investor Rights Agreement supersedes Section 7(a) of the Prior Agreement, and all other sections of the Prior Agreement only to the extent such sections relate to Section 7(a) of the Prior Agreement, in all respects, and, upon execution of this Agreement and the Investor Rights Agreement by each of the Founder Holders, the Prior Agreement shall be deemed amended to remove its Section 7(a), and all references related thereto.
Section 8
Parent No Solicitation; Confidentiality; Communications Plan; Access to Information
. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors with respect thereto. Sponsor shall be bound by and comply with Section 7.2 (
Parent No Solicitation
) and the second sentence of Section 7.8(b) (
Confidentiality; Communications Plan; Access to Information
) of the Merger Agreement (and any relevant definitions contained in any such sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions, mutatis mutandis
.
Section 9
Termination
. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if at all, that the Merger Agreement is terminated in accordance with its terms.
Section 10
Assignment
. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this
Section
 10
shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on Parent, the Company and the Insiders and their respective successors and assigns.
Section 11
Amendments
. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 12
Miscellaneous
. Section 7.11 (
No Claim Against Trust Account
), Section 11.1 (
Notices
), Section 11.2 (
Interpretation
), Section 11.3 (
Counterparts; Electronic Delivery
), Section 11.4 (
Entire Agreement; Third Party Beneficiaries
), Section 11.5 (
Severability
), Section 11.6 (
Other Remedies; Specific Performance
); Section 11.7 (
Governing Law
), Section 11.8 (
Consent to Jurisdictio
n; Waiver of Jury Trial
), Section 11.9 (
Rules of Construction
) and Section 11.10 (
Expenses
) of the Merger Agreement are hereby incorporated into this Agreement, mutatis mutandis
, as though set out in their entirety in this
Section
 12
.
[Signature Pages Follow]

IN WITNESS WHEREOF
, the undersigned has caused this Agreement to be duly executed as of the date first above written.

PARENT :

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer
[
Signature Page to Founder Holder Agreement
]

IN WITNESS WHEREOF
, the undersigned has caused this Agreement to be duly executed as of the date first above written.

THE COMPANY :

DAVE INC.

By:	/s/ Jason Wilk
Name:	Jason Wilk
Title:	Chief Executive Officer
[
Signature Page to Founder Holder Agreement
]

IN WITNESS WHEREOF
, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER :

VPC IMPACT ACQUISITION HOLDINGS SPONSOR III, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:	/s/ Scott R. Zemnick
Name:	Scott R. Zemnick
Title:	Authorized Signatory

NOTICE INFORMATION :

Address:	Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Email:	szemnick@vpcadvisors.com
[
Signature Page to Founder Holder Agreement
]

IN WITNESS WHEREOF
, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER :

By:	/s/ Janet Kloppenburg
Name:	Janet Kloppenburg

NOTICE INFORMATION :

Address:

Email:
[
Signature Page to Founder Holder Agreement
]

IN WITNESS WHEREOF
, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER :

By:	/s/ Peter Offenhauser
Name:	Peter Offenhauser

NOTICE INFORMATION :

Address:

Email:
[
Signature Page to Founder Holder Agreement
]

IN WITNESS WHEREOF
, the undersigned has caused this Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER :

By:	/s/ Kurt Summers
Name:	Kurt Summers

NOTICE INFORMATION :

Address:

Email:
[
Signature Page to Founder Holder Agreement
]

IN WITNESS WHEREOF
, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Solely with respect to Section 2 and Section 7 :

By:	/s/ Brendan Carroll
Name:	Brendan Carroll

By:	/s/ John Martin
Name:	John Martin

By:	/s/ Gordon Watson
Name:	Gordon Watson

By:	/s/ Carly Altieri
Name:	Carly Altieri
[
Signature Page to Founder Holder Agreement
]

FORM OF FOUNDER HOLDER AGREEMENT

Annex F
FORM OF SUPPORT AGREEMENT

Annex F-1

FINAL FORM
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “
Agreement
”) is entered into as of June 7, 2021, by and between VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“
Parent
”), and [●] (the “
Company Stockholder
”). Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).
RECITALS
WHEREAS, it is contemplated that, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “
Merger Agreement
”), by and among Parent, Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“
First Merger Sub
”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“
Second Merger Sub
”, together with First Merger Sub, the “
Merger Subs
”), and Dave Inc., a Delaware corporation (the “
Company
”), among other things, (i) First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company being the surviving corporation of the First Merger (the “
Surviving Corporation
”), and (ii) immediately following the First Merger, as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving company of the Second Merger (the “
Surviving Entity
”), and as a result of which the Surviving Entity will become a wholly owned Subsidiary of Parent;
WHEREAS, as of the date hereof, the Company Stockholder is the record holder, and “beneficial owner” (within the meaning of
Rule 13d-3
under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “
Exchange Act
”)) of, and has full voting power over, the number of shares of Company Stock set forth on
Schedule 1
attached hereto (and, together with any additional Company Interests in which the Company Stockholder has or hereafter acquires record and beneficial ownership of, or voting power over, including by purchase, as a result of a stock dividend, stock split, recapitalization (including the Recapitalization), combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (including Company Options and/or Company Warrants), the “
Subject Equity Securities
”);
WHEREAS, the Company Stockholder acknowledges that the Company Stockholder will receive substantial benefits from the consummation of the transactions contemplated by the Merger Agreement, and that, as a condition and material inducement to Parent’s and Merger Subs’ willingness to enter into the Merger Agreement, the Company Stockholder, as well as the other Company Interest Holders which collectively hold (together with the Subject Equity Securities held by the Company Stockholder) not less than the sufficient number, type and classes of Company Interests in order to approve the Transactions (including, without limitation, the Mergers), enter into Support Agreements concurrently with, or promptly (but in any event within twenty-four (24) hours) following, the execution and delivery of the Merger Agreement, and, in order to induce Parent and the Merger Subs to enter into the Merger Agreement and consummate the Transactions (including, without limitation, the Mergers), the Company Stockholder is willing to enter into this Agreement;
WHEREAS, the representations, warranties, covenants and other agreements set forth herein were a material inducement to Parent to enter into the Merger Agreement and to perform its obligations thereunder; and
WHEREAS, Parent is relying on the representations, warranties, covenants and other agreements of this Agreement and Parent would not enter into the Merger Agreement or be willing to consummate the Mergers without the representations, warranties, covenants and other agreements of this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound hereby, hereby agree as follows:
Section 1
Voting
.
(a)    Subject to the earlier termination of this Agreement in accordance with
Section
 3
, the Company Stockholder, solely in its capacity as a holder of the Subject Equity Securities, hereby agrees, during the period beginning on the date of this Agreement and ending on the Termination Date (as defined below) (the “
Applicable Period
”), at each meeting of the Company Interest Holders (including the Company Stockholders) (a “
Meeting
”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the Company Interest Holders (including the Company Stockholders) (a “
Consent Solicitation
”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable), and not to withdraw or rescind such vote or take action (or omit to take any action) to make such vote ineffective, the Subject Equity Securities that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:
(i)    in favor of any proposal to approve and adopt the Merger Agreement and the other Transaction Agreements and approve any other matters necessary for consummation of the Transactions and the other transactions contemplated by the Merger Agreement and the other Transaction Agreements, including the Mergers and the Recapitalization;
(ii)    in favor of any proposal to adjourn a Meeting at which there is a proposal to adopt the Merger Agreement and the other Transaction Agreements to a later date if there are not sufficient votes to adopt the Merger Agreement and the other Transaction Agreements or if there are not sufficient Company Interests present in person or represented by proxy at such Meeting to constitute a quorum;
(iii)    against any proposal providing for a Company Acquisition Transaction or the adoption of an agreement to enter into a Company Acquisition Transaction;
(iv)    against any proposal for any amendment or modification of the Company’s current Governance Documents that would change the voting rights of any Company Interests or the number of votes required to approve any proposal, including the vote required to adopt the Merger Agreement and the other Transaction Agreements (
provided
that this foregoing
clause (iv)
 shall not prevent the approval and adoption of the Recapitalization); and
(v)    against any action, transaction or agreement that would (A) result in a breach of any Fundamental Representations of the Company, (B) reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect or (C) result in any of the conditions set forth in Section 8.1 or Section 8.3 of the Merger Agreement not being fulfilled.
(b)    In furtherance of the foregoing, promptly (but in any event within two (2) Business Days) of the Registration Statement becoming effective, the Company Stockholder shall execute and deliver the Stockholder Written Consent in accordance with the terms and conditions set forth in the Merger Agreement, and will not thereafter withdraw or rescind such consent or otherwise take action to make such consent ineffective.
(c)    The Company Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this
Section
 1
.

F-3

Section 2
Waiver of Certain Rights
.
(a)    Subject to the earlier termination of this Agreement in accordance with
Section
 3
, the Company Stockholder, solely in its capacity as a holder of the Subject Equity Securities, hereby irrevocably and unconditionally waives and agrees not to exercise any consent rights (other than consent rights exercised in a manner consistent with
Section
 1
), preemptive rights, rights of first refusal, rights of first offer or similar rights that the Company Stockholder may have under the Governance Documents of the Company (including, without limitation, the Company Investors’ Rights Agreement, the First Refusal and
Co-Sale
Agreement or the Voting Agreement), in each case that would be triggered by virtue of the consummation of the Transactions (including, without limitation, the Mergers, the Recapitalization or the Repurchase).
Section 3
Termination
.
(a)    Subject to
Section
 3(b)
, this Agreement shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the time this Agreement is terminated upon the mutual written agreement of Parent and the Company Stockholder (the earliest such date under clause
 (
i
)
,
(ii)
and
(iii)
 being referred to herein as the “
Termination Date
”).
(b)    Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement;
provided
, that the provisions set forth in
Section
 2
,
Section
 6
,
Section
 7(a)
, (in each of the foregoing cases, solely in the case of termination under clause
 (
i
)
of
Section
 3(a)
),
Section
 7(b)
,
Section
 7(c)
,
Section
 7(d)
,
Section
 7(e)
,
Section
 7(f)
, and
Section
 8
shall survive the termination of this Agreement;
provided
,
further
, that termination of this Agreement shall not relieve any party hereto from any liability for any willful or intentional breach of this Agreement prior to such termination.
(c)    The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
Section 4
Representations and Warranties of the Company Stockholder
.
(a)    The Company Stockholder hereby represents and warrants to Parent that the Subject Equity Securities set forth on
Schedule 1
attached hereto constitute all of the shares of Company Common Stock, Company Preferred Stock, vested Company Restricted Stock, other Company Interests and other securities and equity interests of the Company (including equity interests convertible, exercisable or exchangeable for, and rights to purchase or acquire, any Company Interests or other securities or equity interests of the Company) held of record or beneficially owned by the Company Stockholder or with respect to which the Company Stockholder has voting power, in each case as of the date hereof. The Company Stockholder is the record holder and beneficial owner of all of its Subject Equity Securities and has, and shall have throughout the Applicable Period (including as of the Effective Time), full voting power and power of disposition with respect to all such Subject Equity Securities, in each case free and clear of any Liens, except for any such Liens that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, (iii) the Company’s Governance Documents or (iv) as applicable, a Loan, Pledge and Option Agreement (as defined in Schedule 4.3(b) of the Company Disclosure Letter, each of which, for the avoidance of doubt, will terminate in connection with the Closing). No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Company Stockholder’s Subject Equity Securitas other than pursuant to the Merger Agreement, as set forth in the Company’s Governance Documents or the Company’s purchase rights pursuant to a Loan, Pledge and Option Agreement.
(b)    In the event that the Company Stockholder is an individual, the Company Stockholder has full power, right and legal capacity to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform his or her obligations hereunder and thereunder and to consummate the Transactions. In the event that the Company Stockholder is a legal entity, (i) the Company Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution, delivery and

F-4

performance by the Company Stockholder of this Agreement and its obligations hereunder have been duly and validly authorized by the Company Stockholder and no other act or proceeding on the part of the Company Stockholder is necessary to authorize the execution, delivery or performance of this Agreement, and (iii) this Agreement has been duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of the Company Stockholder, enforceable in accordance with its terms, subject to the Remedies Exception. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) if the Company Stockholder is a legal entity, conflict with or result in any breach of any provision of the Charter Documents of the Company Stockholder, (y) require any filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by the Company Stockholder (other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and other than those set forth as conditions to closing in the Merger Agreement), or (z) with or without notice, lapse of time or both, breach or violate, or terminate (or create a right of termination or acceleration of), or cause a default under, any Contract to which the Company Stockholder is party or violate any Law applicable to the Company Stockholder, except, in the case of the foregoing clauses
 (y)
and
(z)
, for breaches, violations, terminations or accelerations which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(c)    As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (i) there are no Legal Proceedings pending or, to the knowledge of the Company Stockholder, threatened against the Company Stockholder or any of its Affiliates and (ii) neither the Company Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.
(d)    The Company Stockholder has read this Agreement, had the opportunity to consult legal counsel prior to entering into this Agreement, and fully and completely understands this Agreement.
(e)    The Company Stockholder understands and acknowledges that Parent and Merger Subs are relying upon the Company Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Company Stockholder contained in this Agreement.
(f)    No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Subs or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Company Stockholder.
(g)    Except for the representations and warranties made by the Company Stockholder in this
Section
 4
, or as may be set forth in any other Transaction Agreement, neither the Company Stockholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Company Stockholder expressly disclaims any such other representations or warranties.
Section 5
Merger Agreement Obligations
.
(a)    Other than as expressly permitted by the Merger Agreement or the Repurchase Agreement, during the Applicable Period, the Company Stockholder will not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding, whether or not in writing, with respect to the sale, transfer, assignment, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Subject Equity Securities
(including any right, title or interest therein) or any rights to acquire any Company Interests or other securities or equity interests of the Company, (ii) deposit any Subject

F-5

Equity Securities or any rights to acquire any Company Interests or other securities or equity interests of the Company into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement (other than any Contracts set forth on Section 7.18 of the Company Disclosure Letter entered into prior to the date hereof and to be terminated contingent upon and automatically effective as of the Closing in accordance with
Section
 7(d)
), or (iii) commit or agree (whether or not in writing) to any of the actions referred to in the foregoing clause
 (
i
)
or
(ii)
 of this
Section
 5
(any action described in
clauses (
i
)
,
(ii)
, and
(iii)
, a “
Transfer
”);
provided
,
however
, that nothing herein shall prohibit the Company Stockholder from transferring Subject Equity Securities to an Affiliate of such Company Stockholder or, if the Company Stockholder is an individual, to any member of the Company Stockholder’s immediate family or to a trust solely for the benefit of the Company Stockholder or any member of the Company Stockholder’s immediate family; provided, that (x) any such Transfers shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Company Stockholder under, and to be bound by all of the terms of, this Agreement and (y) any such permitted Transfer shall not relieve the Company Stockholder of its obligations under this Agreement. Any Transfer or action in violation of this
Section
 5(a)
shall be void
ab initio
. If any involuntary Transfer of any of Subject Equity Securities occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Equity Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. The Company Stockholder shall not request that the Company register any transfer of any certificate or other uncertificated interest representing any Subject Equity Securities made in violation of the restrictions set forth in this
Section
 5(a)
during the Applicable Period.
(b)    Until the Termination Date, the Company Stockholder hereby agrees to be bound by the terms and conditions set forth in (i) Section 7.1 (
Company No Solicitation
), (ii) the second sentence of Section 7.8(b) (
Confidentiality; Communications Plan; Access to Information
), and (iii) to the extent applicable to any of the foregoing, the remaining provisions of Article XI (
General Provisions
) of the Merger Agreement (and any relevant definitions used in such Sections) fully and to the same extent as if (x) the Company Stockholder was a party and signatory to such provisions of the Merger Agreement and (y) all references to the “Company” in such sections of the Merger Agreement were deemed references to the Company Stockholder.
(c)    Notwithstanding anything in this Agreement to the contrary: (i) the Company Stockholder shall not be responsible for the actions of the Company or the Company board of directors (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “
Company Related Parties
”), with respect to any of the matters contemplated by
Section
 5(b)
; (ii) the Company Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 7.1 of the Merger Agreement shall not, in and of itself, be considered a breach of
Section
 5(b)
(it being understood for the avoidance of doubt that the Company Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of
Section
 5(b)
).
Section 6
General Waiver and Release
.
(a)    Effective as of, and contingent upon, the consummation of the Closing, the Company Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns, controlled Affiliates and any other Person or entity claiming by, through or under any of the foregoing (each, a “
Releasor
”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its Affiliates (including, after the Closing, Parent, First Merger Sub, Second Merger Sub, the Surviving Entity, each Parent Released Party and each of their respective Affiliates), each of their respective officers, directors, equityholders, employees, partners, members, investment managers, principals, investors, agents, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “
Releasees
”) from any and all claims, disputes, controversies, demands, charges, complaints, causes of action, damages, costs, expenses, obligations, losses, rights, suits, accountings, orders, judgments, obligations, agreements, losses and liabilities of every kind and character whatsoever, whether

F-6

accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, that any Releasee may have to such Releasor (or that any Releasor may have against any Releasee), in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the Closing, or arising from any matter concerning the Company, its Subsidiaries, the Merger Agreement, any Transaction Agreement or the Transactions (including, without limitation, the Repurchases or the Recapitalization) (collectively, the “
Released Claims
”);
provided
that the foregoing shall not release the Releasees from liabilities and obligations (A) under this Agreement, the Merger Agreement and the other Transaction Agreements, (B) if such Releasor is an employee of the Company, with respect to earned but unpaid wages or other compensation or benefits and rights of any Releasor under any written employment agreements with or benefit plans of the Company in existence as of the date hereof (other than to the extent inconsistent with the terms of the Merger Agreement or any Transaction Agreement) or (C) solely in respect of the Company, Parent and the Surviving Entity, with respect to indemnification, exculpation and/or advancement of expenses (whether pursuant to the Charter Documents of the Company, any insurance policy or any other agreement entered into with the Company) in respect of any Releasor for serving as an officer, director, manager, agent or employee of the Company, in each case existing prior to Closing. Further, the Company Stockholder, on behalf of itself and the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or threatening, commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any Released Claim. Without limiting the foregoing, the Company Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this
Section
 6(a)
, if and when released, include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims.
(b)    Effective as of, and contingent upon, the consummation of the Closing, the Company Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may not have, or in the future may have, under Section 1542 of the California Civil Code (“
Section
 1542
”) or any analogous state law or federal law, which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
The Company Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such the Company Stockholder the right not to release existing claims of which the Company Stockholder is not aware, unless the Company Stockholder voluntarily chooses to waive this right. Having been so apprised, the Company Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this
Section
 6
, in each case, effective at the Closing. The Company Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this
Section
 6
and that, without such waiver, Parent would not have agreed to the terms of this Agreement.
Section 7
Covenants
.
(a)
Further Assurances
. From time to time and without additional consideration, the Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. Without limiting the foregoing, in accordance with the terms and conditions set forth in the Merger Agreement, the Company

F-7

Stockholder will execute and deliver (i) a Letter of Transmittal, in a customary form, with respect to all of the Company Stockholder’s Subject Equity Securities, (ii) the Investor Rights Agreement and (iii) any documents, agreements, certificates or other instruments requested by the Company and required to effectuate and/or document the Recapitalization (the “
Recapitalization Documents
”), in each case promptly following receipt thereof. The Company Stockholder further agrees not to commence or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, suit, proceeding, cause of action, derivative or otherwise, in law or in equity, in any court or before any Governmental Entity against Parent, First Merger Sub, Second Merger Sub, the Company, Sponsor, the Surviving Entity or any of their respective Affiliates, successors, assigns, directors or officers (a) alleging a breach of any fiduciary duty of any Person at or prior to the Closing (including the consummation of the Repurchase) in connection with the negotiation, execution, delivery or performance of this Agreement, the Merger Agreement or any other Transaction Agreements or the Transactions (including, without limitation, the Mergers, the Per Share Company Stock Consideration, the Recapitalization or the Repurchase), (b) relating to any alleged inadequacy, inaccuracy or calculations of, or otherwise relating to the form of, the Aggregate Stock Consideration or the Per Share Company Stock Consideration or (c) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement or the other Transaction Agreements (including any claim seeking to enjoin or delay the consummation of the Mergers, the Recapitalization or the Repurchase).
(b)
Repurchases
. Without limiting anything in
Section
 7(a)
, the Company Stockholder hereby expressly acknowledges and agrees to the Repurchases and the Recapitalization and irrevocably waives and discharges any and all claims and causes of action (whether at law or in equity) that the Company Stockholder may have at any time against Parent, Parent’s Affiliates, the Sponsor, the Company, the Surviving Entity or any of their respective Subsidiaries or Affiliates, or any of their respective directors, officers, employees, agents, members, managers, investment managers, partners, agents, investors, principals, representatives, predecessors, successors and assigns with respect to the Repurchases and the Recapitalization, including any and all claims or causes of action that the Repurchases or the Recapitalization may be inconsistent with, or in violation of, the Company’s Governance Documents or applicable Law.
(c)
Acknowledgment
. THE COMPANY STOCKHOLDER ACKNOWLEDGES AND AGREES THAT THE COMPANY STOCKHOLDER IS ENTERING INTO THIS AGREEMENT ON THE COMPANY STOCKHOLDER’S OWN FREE WILL AND NOT UNDER ANY DURESS OR UNDUE INFLUENCE. THE COMPANY STOCKHOLDER HAS ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION, THE COMPANY STOCKHOLDER HAS BEEN ADVISED BY PARENT TO CONSULT WITH COUNSEL OF THE COMPANY STOCKHOLDER’S CHOICE WITH REGARD TO THE EXECUTION OF THIS AGREEMENT AND THE COMPANY STOCKHOLDER’S COVENANTS HEREUNDER, THE COMPANY STOCKHOLDER HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH SUCH COUNSEL AND EITHER SO CONSULTED OR FREELY DETERMINED IN THE COMPANY STOCKHOLDER’S OWN DISCRETION NOT TO SO CONSULT WITH SUCH COUNSEL, THE COMPANY STOCKHOLDER UNDERSTANDS THAT PARENT HAS BEEN ADVISED BY COUNSEL, AND THE COMPANY STOCKHOLDER HAS READ THIS AGREEMENT AND THE MERGER AGREEMENT AND FULLY AND COMPLETELY UNDERSTANDS THIS AGREEMENT AND THE MERGER AGREEMENT AND EACH OF THE COMPANY STOCKHOLDER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS HEREUNDER AND THEREUNDER. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED AS HAVING BEEN DRAFTED JOINTLY BY THE COMPANY STOCKHOLDER AND PARENT AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY HERETO BY VIRTUE OF THE AUTHORSHIP OF ANY OR ALL OF THE PROVISIONS OF THIS AGREEMENT.
(d)
Consent to Terminate Certain Agreements
. The Company Stockholder hereby consents to the termination, contingent upon and automatically effective as of the Closing, of all Contracts set forth on Section 7.18 of the Company Disclosure Letter (other than any indemnification agreements between any D&O Indemnified Party and the Company).

F-8

(e)
Disclosure
. The Company Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Company Stockholder’s identity and ownership of the Subject Equity Securities and the nature of the Company Stockholder’s obligations under this Agreement;
provided
, that prior to any such publication or disclosure the Company and Parent have provided the Company Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.
(f)
No Claims
Against
Trust Account
. Notwithstanding anything in this Agreement to the contrary (including, without limitation,
Section
 5(b)
), Section 7.11 (
No Claim
Against
Trust Account
) of the Merger Agreement shall be deemed incorporated into this Agreement by reference, mutatis mutandis
. The Company Stockholder hereby agrees to be bound by the terms and conditions set forth in Section 7.11 (
No Claim Against Trust Account
) of the Merger Agreement, as incorporated herein by reference, fully and to the same extent as if (i) the Company Stockholder was a party and signatory to such provision of the Merger Agreement and (ii) all references to the “Company” in such Section 7.11 (
No Claim Against Trust Account
) of the Merger Agreement were deemed references to the Company Stockholder.
Section 8
General Provisions
.
(a)
Amendment; Waiver
. This Agreement may not be amended except by a written instrument signed by Parent and the Company Stockholder. No failure or delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided.
(b)
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (
provided
no “bounceback” or notice of
non-delivery
is received); or (d) on the fifth (5
th
) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, to :

Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to :

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com

if to the Company Stockholder, to :

the address or addresses listed on the signature page hereto

F-9

with a copy (which shall not constitute notice) to :

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, California 90401
Attention:	Josh Pollick Hari Raman Albert W. Vanderlaan
E-mail:	jpollick@orrick.com hraman@orrick.com avanderlaan@orrick.com or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
(c)
Interpretation
. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes,” “including” and words of similar import do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the term “or” will not be deemed to be exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) the terms “day” and “days” mean and refer to calendar day(s), (viii) the terms “year” and “years” mean and refer to calendar year(s), (ix) references to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder, (x) references to any person include the successors and permitted assigns of that person, and (xi) references from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. All Section and Schedule references herein are to Sections and Schedules of this Agreement, unless otherwise specified. Each of the parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Company Stockholder acknowledges that Orrick, Herington & Sutcliffe LLP is acting as counsel to the Company in connection with the Merger Agreement and the Transactions, and is not acting as counsel to the Company Stockholder.
(d)
Section Headings; Defined Terms
. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The defined terms contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)
Counterparts
. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or
e-mail
shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.
(f)
Entire Agreement; No Third Party Beneficiaries
. This Agreement, the Letter of Transmittal executed by the Company Stockholder, the Investor Rights Agreement, the Recapitalization Documents (if any) and the provisions of the Merger Agreement referenced in
Section
 5
herein to which the Company Stockholder has

F-10

expressly agreed to be bound constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements, and understandings, whether oral or written, relating to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder;
provided
,
however
, that the Releasees are express third party beneficiaries of this Agreement and the Company shall be an express third party beneficiary with respect to
Section
 5
and
Section
 7(d)
hereof. For the avoidance of doubt, this Agreement does not and shall not affect any prior understandings, agreements or representations with respect to any similar subject matter entered into in connection with or as a result of the Company Stockholder’s direct or indirect ownership of any Company Interests or any provision of services to the Company.
(g)
Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
(h)
Binding Effect; Assignment
. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to
Section
 5(a)
, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto. Any purported assignment in violation of this
Section
 8(h)
shall be null and void
ab initio
.
(i)
Governing Law
. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Legal Proceedings related hereto), including matters of validity, construction, effect, performance and remedies.
(j)
Consent to Jurisdiction, Etc
. Each party hereto hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Proceeding shall be brought only to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the U.S. District Court for the District of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Proceeding that is filed in accordance with this
Section
 8(j)
is pending before a court, all actions, suits or proceedings with respect to such Legal Proceeding or any other Legal Proceeding, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Proceeding, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this
Section
 8(j)
following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

F-11

CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(k)
Specific Performance
. The Company Stockholder agrees that irreparable damage would occur for which monetary damages, even if available, would not be an adequate remedy in the event that the Company Stockholder does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Company Stockholder acknowledges and agrees that Parent shall therefore be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, Parent would not have entered into this Agreement. The Company Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that Parent have an adequate monetary or other remedy at law. The Company Stockholder acknowledges and agrees that if Parent seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, Parent shall not be required to provide any bond or other security in connection with any such order or injunction.
(l)
No Ownership Interest
. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Equity Securities of the Company Stockholder. All rights, ownership and economic benefits (but excluding, for the avoidance of doubt, any voting rights to the extent described herein) of and relating to the Subject Equity Securities of the Company Stockholder shall remain fully vested in and belong to the Company Stockholder, and Parent shall have no authority to direct the Company Stockholder in the voting or disposition of any of the Subject Equity Securities, except as otherwise provided herein.
(m)
Capacity as a Stockholder
. Notwithstanding anything herein to the contrary, the Company Stockholder signs this Agreement solely in the Company Stockholder’s capacity as a holder of the Subject Equity Securities, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Company Stockholder (or any affiliate, employee or designee of the Company Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
[
Signature Pages Follow
]

F-12

IN WITNESS WHEREOF
, the parties hereto have caused this Agreement to be executed as of the date first written above.

PARENT :

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:
Name:
Title:
[
Signature Page to Support Agreement
]

IN WITNESS WHEREOF
, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY STOCKHOLDER :

By:
Name:
[Title:]

NOTICE INFORMATION :

Email:
[
Signature Page to Support Agreement
]

SCHEDULE 1
SUBJECT EQUITY SECURITIES

Company Stockholder	Class, Number and Type of Company Interests
[●]	[●] Shares of Common Stock
[●] Shares of Series A Preferred Stock
[●] Shares of Series B-1 Preferred Stock
[●] Shares of Series B-2 Preferred Stock
[●] Options, exercise price of $[●]
[●] Warrants, exercise price of $[●]
[●] Shares of Restricted Stock
Schedule 1

Annex G
FORM OF SUBSCRIPTION AGREEMENT

Annex G-1

EXECUTION VERSION
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into on June 7, 2021 by and between VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (the “
Company
”), and the undersigned subscriber (“
Subscriber
”).
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into that certain Agreement and Plan of Merger with Dave Inc., a Delaware corporation (“
Dave
”), and the other parties thereto, providing for a business combination between the Company and Dave (the “
Transaction Agreement
” and the transactions contemplated by the Transaction Agreement, the “
Transaction
”);
WHEREAS, the Company’s shares of Class A Common Stock (as defined below) and warrants are listed on the New York Stock Exchange (“
NYSE
” or “
Stock Exchange
”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “
Class
 A Common Stock
”), set forth on the signature page hereto (the “
Subscribed Shares
”) for a purchase price of $10.00 per share (the “
Per Share Price
” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “
Purchase Price
”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, on or about the date of this Subscription Agreement, and from time to time prior to the closing of the Transaction, the Company is entering into subscription agreements (the “
Other Subscription Agreements
”) with certain other investors (the “
Other Subscribers
” and together with Subscriber, the “
Subscribers
”), pursuant to which such Subscribers have agreed to purchase on the Closing Date (as defined below), inclusive of the Subscribed Shares, an aggregate amount of up to 25,000,000 shares of Class A Common Stock, at the Per Share Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1
Subscription
.
Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “
Subscription
”).
Section 2
Closing
.
(a)    The consummation of the Subscription contemplated hereby (the “
Closing
”) shall occur on the closing date of the Transaction (the “
Closing Date
”), immediately prior to or substantially concurrently with the consummation of the Transaction.
(b)    At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “
Closing Notice
”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held in a non-interest
bearing account by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.
At the Closing, upon satisfaction

(or, if applicable, waiver) of the conditions set forth in this
Section
 2
, the Company shall deliver to Subscriber (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date.
Each book entry for the Subscribed Shares shall contain a legend in the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”
(c)    In the event that the consummation of the Transaction does not occur within three (3) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than four (4) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer of immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this
Section
 2
to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with
Section
 6
, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this
Section
 2
. For the avoidance of doubt, if any termination hereof in accordance with
Section
 6
occurs after the delivery by Subscriber of the Purchase Price, the Company shall promptly (but not later than four (4) Business Days thereafter) return the Purchase Price to Subscriber without any deduction for or on account of any tax, withholding, charges or set-off.
For the purposes of this Subscription Agreement, “
Business Day
” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
(d)    The Closing shall be subject to the satisfaction or waiver in writing by the Company, on the one hand, or Subscriber, on the other, of the conditions that, on and as of the Closing Date:
(i)    no suspension of the qualification of the Subscribed Shares for offering or sale or trading on the NYSE (or such other national securities exchange on which the Class A Common Stock is then listed), or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)    all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived in writing by the person with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), but subject to the satisfaction (as determined by the parties to the Transaction Agreement) or waiver of such conditions as of the closing of the Transaction) and the Transaction shall have been or will be consummated substantially concurrently with the Closing of the Subscription; and
(iii)    no applicable governmental authority (including, but not limited to, financial services or banking authorities) shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(e)    In addition to the conditions set forth in
Section
 2(d)
, the obligation of the Company to consummate the Closing shall be subject to the satisfaction or waiver in writing by the Company of the additional conditions that, on and as of the Closing Date:
(i)    all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified, with the same force and effect as if they had been made on and as of such date), except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Subscriber Material Adverse Effect;
(ii)    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not reasonably be expected to prevent, delay, or materially impair the ability of the Subscriber to consummate the Subscription; and
(iii)    if required by applicable governmental authorities (including, but not limited to, financial services or banking authorities), rules, regulations, orders, policies or procedures, Subscriber shall have been found suitable by such authorities and there shall be no pending or threatened investigations, reviews or adjudications of Subscriber or its affiliates or their respective employees, directors, officers or owners by any governmental authorities under applicable financial services or banking laws the results of which could reasonably be expected to result in the denial, revocation, limitation or suspension of an applicable license or permit with respect to the Company or Dave or their respective affiliates.
(f)    In addition to the conditions set forth in
Section
 2(d)
, the obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on and as of the Closing Date:
(i)    all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct at and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified, with the same force and effect as if they had been made on and as of such date), except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;
(ii)    the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing, except where the failure of such performance or compliance would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company or the Subscriber to consummate the Subscription; and
(iii)    except to the extent consented to in writing by Subscriber, the Transaction Agreement (as filed with the Commission (as defined below) on or immediately following the date hereof) shall not have been amended or modified in a manner, and no waiver by the Company thereunder shall have occurred, in each case on or after the date hereof, that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber is acquiring under this Subscription Agreement; and
(iv)    the Subscribed Shares shall have been approved for listing on the NYSE (or such other national securities exchange on which the Class A Common Stock is then listed), subject to official notice of issuance.
(g)    Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form
W-9
or appropriate Form
W-8.

Section 3
Company Representations and Warranties
.
The Company represents and warrants to Subscriber that:
(a)    The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “
Company Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect (i) on the business, financial condition, results of operations or stockholders’ equity of the Company and its subsidiaries, taken as a whole, or (ii) on the validity of the Subscribed Shares or the legal authority or ability of the Company to perform its obligations under this Subscription Agreement, including, without limitation, the ability to consummate the Transactions and the issuance and sale of the Subscribed Shares.
(b)    The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable
and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation or under any agreement or instrument to which the Company is a party or by which the Company is bound.
(c)    This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)    Assuming the accuracy of the representations and warranties of Subscriber set forth in
Section
 4
of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i)
 and
(iii)
, would reasonably be expected to have a Company Material Adverse Effect.
(e)    Assuming the accuracy of the representations and warranties of Subscriber set forth in
Section
 4
of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws or applicable governmental authorities (including, without limitation, financial services and banking authorities), (ii) the filing of the Registration Statement pursuant to
Section
 5
below, (iii) filings

required by the United States Securities and Exchange Commission (“
Commission
”), (iv) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable and (vii) where the failure to obtain such consent, waiver, authorization or order, to give such notice, or to make such filing or registration would not be reasonably likely to have a Company Material Adverse Effect.
(f)    As of their respective dates, (i) all reports required to be filed by the Company with the Commission (the “
SEC Reports
”) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “
Securities Act
”) and the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and the rules and regulations of the Commission promulgated thereunder, and (ii) none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company (x) may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (together with any deficiencies in disclosure (including, without limitation, with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such warrants of the Company as equity rather than liabilities, the “
Warrant Accounting Issue
”) and (y) determined that the Company was unable, without unreasonable effort or expense, to file its Quarterly Report on Form
10-Q
for the fiscal quarter ended March 31, 2021 by the prescribed due date, but instead such filing was made as of May 25, 2021 (the “
Q1 2021 Form
10-Q
Delayed Filing
”). Other than in respect of the Q1 2021 Form
10-Q
Delayed Filing, the Company has timely filed all SEC Reports that it is required to file since its initial registration of its Class A Common Stock with the Commission. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, year-end
audit adjustments), except, in each case, as may relate to or arise from the Warrant Accounting Issue and the Q1 2021 Form
10-Q
Delayed Filing;
provided
, that, with respect to (x) information provided by Dave or any of its affiliates for inclusion in any SEC Report or (y) the proxy statement to be filed by the Company with respect to the Transaction or any of its affiliates included in any SEC Report or filed as an exhibit thereto, the representation and warranty in this sentence is made to the Company’s knowledge.
(g)    As of the date hereof, the authorized capital stock of the Company consists of 220,000,000 shares of common stock (“
Common Stock
”), including 200,000,000 shares of Class A Common Stock, and 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “
Class
 B Common Stock
”), and 1,000,000 shares of preferred stock, par value of $0.0001 per share (“
Preferred Stock
”). As of the date hereof: (i) 25,376,598 shares of Class A Common Stock are issued and outstanding, 6,344,150 shares of Class B Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding; (ii) 11,444,364 warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, are issued and outstanding, including 5,100,124 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share (collectively, the “
Warrants
”); and (iii) no shares of Class A Common Stock were subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable
and are not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except for the Company’s subsidiaries formed for purposes of effecting the Transaction, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. Except (x) as set forth above, (y) working capital loans by the Company’s sponsor (in amounts up to the aggregate amounts contemplated by the SEC Reports), and (z) pursuant to (i) the Other Subscription Agreements, or (ii) the Transaction Agreement (including the exhibits and schedules thereto), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock, Preferred Stock or other equity interests in the Company (collectively, “
Equity Interests
”) or securities convertible into or exchangeable or exercisable for Equity Interests of the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by the Transaction Agreement (including the exhibits and schedules thereto) or filed as exhibits to the SEC Reports. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person or entity, other than in connection with the Transaction. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to the Other Subscription Agreements, except in each case for such anti-dilution or similar provisions the application of which has been or will be validly waived on or prior to the Closing Date.
(h)    Except for such matters as have not had and would not be reasonably expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(i)    The Company is in compliance with all applicable laws, except where such non-compliance
would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance,
default, or violation would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(j)    The shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “VPCC”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Class A Common Stock or prohibit or terminate the listing of the shares of Class A Common Stock on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Class A Common Stock under the Exchange Act.
(k)    Upon consummation of the Transaction, the issued and outstanding shares of Class A Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the New York Stock Exchange (or such other national securities exchange on which the Class A Common Stock is listed).
(l)    Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section
 4
of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(m)    Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
(n)    Except for Citigroup Global Markets Inc. (“
Citi
”) and Jefferies LLC (“
Jefferies
”), acting as placement agents to the Company (the “
Placement Agents
”, and each, a “
Placement Agent
”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(o)    Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with any such Other Subscriber’s Other

Subscription Agreement. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement in a manner more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, and reflect the same Per Share Price and other terms that are no more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, in each case other than terms particular to compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of such Other Subscriber or its affiliates or related funds.
(p)    The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Subscribed Shares hereunder, and the Subscriber effecting a pledge of Subscribed Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement;
provided
, that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber effecting a pledge of Subscribed Shares shall not be required to provide the Company with any notice thereof.
(q)    The Company is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4
Subscriber Representations and Warranties
.
Subscriber represents and warrants to the Company that:
(a)    Subscriber (i) is duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)    This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)    The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i)
 and
(iii)
, would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “
Subscriber Material Adverse Effect
” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares, or the availability to the Company of an exemption from registration under the Securities Act with respect to the offer the sale of the Subscribed Shares.
(d)    Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A hereto following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
(e)    Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, (including without limitation a private resale pursuant to so called “Section 4(a)1
1
⁄
2
”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)
-
(iii)
, in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain the restrictive legend set forth in
Section
 2(b)
. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities laws transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (as amended, “
Rule 144
”), until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)    Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any statements, representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Company, the Placement Agents, any other party to the Transaction, or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.
(g)    In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Company’s representations, warranties, covenants and agreements set forth in this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including Dave and its subsidiaries (collectively, the “
Acquired Companies
”)) and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges that certain information provided by the

Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company and the Transaction and will update and supersede the information previously provided to Subscriber). Subscriber acknowledges and agrees that none of the Placement Agents, nor any affiliate of any Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither Placement Agent nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Subscribed Shares. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public
information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither Placement Agent nor any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. The Subscriber agrees that none of the Placement Agents shall be liable to Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Subscribed Shares.
(h)    Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, Dave or their respective affiliates, or by means of contact from either Placement Agent, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, Dave or their respective affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Dave, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations, warranties, covenants and agreements of the Company contained in this Subscription Agreement, in making its investment or decision to invest in the Company.
(i)    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company, Dave, any
Non-Party
Affiliate (as defined below) of the Company or Dave, nor any of their respective agents, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
(j)    Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k)    Subscriber understands and agrees that no federal or state agency has passed judgement upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)    Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that Subscriber maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
(m)    No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(n)    If Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “
Code
”), or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “
Similar Laws
”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “
Plan
”) for purposes of Section 3(42) of ERISA or comparable provisions of any Similar Laws, Subscriber represents and warrants that (x) neither the Company, nor any of its affiliates (the “
Transaction Parties
”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (y) Subscriber’s acquisition and holding of the Subscribed Shares shall not constitute or result in a non-exempt
“prohibited transaction” under Section 406 of ERISA and/or Section 4975 of the Code (or, in the case of a governmental plan, church plan,
non-U.S.
Plan or other plan, a violation of Similar Law).
(o)    Subscriber does not have, as of the date hereof, and during the
30-day
period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule
16a-1
under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.
(p)    Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to
Section
 2(a)
.
(q)    No broker or finder has acted on behalf of Subscriber in connection with this Subscription Agreement or the sale of the Subscribed Shares hereunder in such a way as to create any liability on the Company.
(r)    Subscriber acknowledges and agrees that no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transaction.
(s)    Subscriber agrees that, notwithstanding Section 8(i), each Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
Section 5
Registration of Subscribed Shares
.
(a)    The Company agrees that, within thirty (30) calendar days following the Closing Date, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “
Registration Statement
”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective no later than the earlier of (i) sixty (60) calendar days following the Closing Date (or ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) the tenth (10 th
) Business Day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
further
, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested or required by statute, regulation or exchange rules;
provided
, that if the Commission requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares of Class A Common Stock proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the shares of Class A Common Stock by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Class A Common Stock equal to the maximum number of shares of Class A Common Stock as is permitted by the Commission. In such event, the number of shares of Class A Common Stock to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares of Class A Common Stock under Rule 415 under the Securities Act, the Company file a new Registration Statement to register such shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable.
(b)    The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to

Subscriber until the earliest of (i) three years from the effective date of the initial Registration Statement filed hereunder, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule
13d-3
of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon request to assist the Company in making the foregoing determination. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Shares pursuant to the Registration Statement (for as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence) or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Company), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Class A Common Stock is then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The Company agrees, for as long as Subscriber holds Subscribed Shares, to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and furnish to Subscriber so long as it owns Subscribed Shares, promptly upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144(c) or Rule 144(i), as applicable, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (public availability on the Commission’s EDGAR system (or successor system) being sufficient) and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration. If the Subscribed Shares are at any time either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without volume or manner of sale limitations under Rule 144 under the Securities Act, then, at the Subscriber’s reasonable request, the Company will take such actions necessary, in cooperation with the Company’s transfer agent (including, if required by the Company’s transfer agent, delivering an opinion of the Company’s counsel, in a form reasonably acceptable to the Company’s transfer agent), to remove any restrictive legend set forth on such Subscribed Shares so that Subscriber can move the Subscribed Shares to its prime brokerage accounts without restriction. The Company shall use its commercially reasonable efforts to, within three (3) Business Days of Subscriber’s reasonable request, (i) cause the removal of the restrictive legends from such Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Subscribed Shares, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Subscriber as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such legend removal.
(c)    The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder;
provided
, that in connection with the foregoing, the Subscriber shall not be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform

Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines in good faith that in order for the Registration Statement to not contain a material misstatement or omission, an amendment or supplement thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “
Suspension Event
”);
provided
that (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than forty five (45) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by Subscriber of such securities as soon as practicable thereafter.
(d)    Upon receipt of any written notice from the Company (which notice shall not contain any material non-public
information of the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment or supplement has become effective or unless otherwise notified by the Company that it may resume such offers and sales; and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company, unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession;
provided
,
however
, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing
document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
Notwithstanding anything to the contrary, the Company shall use commercially reasonable efforts to cause its transfer agent to deliver unlegended shares of Class A Common Stock to a transferee of the Subscriber in connection with any sale of Subscribed Shares with respect to which the Subscriber has entered into a contract for sale prior to the Subscriber’s receipt of the notice of a Suspension Event and for which the Subscriber has not yet settled.
(e)    The Company shall, at its expense: (i) advise the Subscriber as promptly as practicable: (A) when a Registration Statement or any post-effective amendment thereto has become effective; (B) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (D) subject to the applicable provisions of this Section 5, of the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that, notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, subject Subscriber to any duty of confidentiality or provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (D) above constitutes material, nonpublic information regarding the Company; and (ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.
(f)    Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(g)    The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Class A Common Stock has been listed.
(h)    The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.
(i)
Indemnification
.
(i)    The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, advisers, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “
Losses
”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by the Subscriber expressly for use therein or that the Subscriber has omitted a material fact from such information. The Company shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this
Section
 5
of which the Company is aware. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).
(ii)    Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).
(iii)    Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(v)    If the indemnification provided under this
Section
 5
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations;
provided
,
however
, the liability of Subscriber shall be limited the net proceeds received by such Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in this
Section
 5
, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 5(i)(v)
from any person or entity who was not guilty of such fraudulent misrepresentation.
(vi)    For purposes of this
Section
 5
, (i) “Subscriber” shall include any person to whom the rights under this
Section
 5
shall have been duly assigned in accordance with this Agreement and (ii) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares acquired by the

Subscriber pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event.
(j)    Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company from the date hereof until the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “
Short Sales
” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements) and forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through
non-U.S.
broker dealers or foreign regulated brokers. Notwithstanding anything to the contrary contained herein, the restrictions in this Section 5(j) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Company (A) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Subscribed Shares and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions. Further, notwithstanding the foregoing, (i) nothing in this Section 5(j) shall prohibit other entities under common management with Subscriber, or that share an investment advisor with Subscriber, that have no knowledge of this Subscription Agreement or of Subscriber’s Subscription (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment bank or vehicle whereby separate portfolio managers or desks manage separate portions of such Subscriber’s assets and the portfolio managers or desks have no knowledge of the investment decisions made by the portfolio managers or desks managing other portions of Subscriber’s assets, the limitations set forth in the first sentence of this Section 5(j) shall only apply with respect to the portion of assets managed by the portfolio manager or desk that made the investment decision to purchase the Subscribed Shares (the “Investing Portfolio Manager”) and other portfolio managers or desks who have direct knowledge of the investment decisions made by the Investing Portfolio Manager.
Section 6
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and Subscriber to terminate this Subscription Agreement or (c) February 3, 2022, if the Closing has not occurred by such date;
provided
, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.
Section 7
Trust Account Waiver
. Subscriber hereby acknowledges that the Company has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust

Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Released Claims
”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future, and (iii) will not seek recourse against the Trust Account for any reason whatsoever;
provided
,
however
, that nothing in this
Section
 7
shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of shares of Class A Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.
Section 8
Miscellaneous
.
(a)    Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (iii) on the date sent by email (with confirmation of transmission, and provided, that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this
Section
 8(a)
within two (2) Business Days thereafter) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3 rd
) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this
Section
 8(a)
;
provided
that any notice, request, claim, demand, waiver, consent, approval or other communication given pursuant to clauses (
i
)
,
(ii)
or
(iv)
 shall also be given in the method provided in
clause (iii)
.
(b)    The Subscriber acknowledges that the Company and, to the extent set forth in Section 8(n), the Placement Agents and Dave, will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify the Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)    Each of the Company, the Placement Agents, Dave and the Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)    Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)    Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (
provided
, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign all or a portion of its rights and obligations under this Subscription Agreement to one or more of its affiliates, to other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber, or, with the Company’s prior written consent, to another person, provided, in each case that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f)    All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(g)    The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures (except with respect to requests in connection with determining eligibility under applicable laws, rules or regulations (including, without limitation, financial services or banking laws, rules or regulations) and/or requests by applicable governmental authorities, which requests shall be complied with in all respects), and the Company agrees to keep such information confidential, except (i) as necessary to include in any registration statement required to be filed hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading.
(h)    This Subscription Agreement may not be amended or modified except by an instrument in writing, signed by each of the parties hereto. This Subscription Agreement may not be waived except by an instrument in writing, signed by the party against whom enforcement of such waiver is sought.
(i)    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise provided in
Section
 8(n)
, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective permitted successors and assigns.
(j)    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(k)    If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(l)    No failure or delay by the Company or Subscriber in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the Company or Subscriber, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by the Company or Subscriber, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by the Company or Subscriber shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on the Company or Subscriber not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(m)    This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(n)    Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person;
provided
,
however
, that (i) each Placement Agent shall be an intended third party beneficiary of the representations and warranties of the Company in
Section
 3
hereof and of Subscriber in
Section
 4
hereof and (ii) following the Closing, Dave shall be entitled to rely on the representations and warranties of Subscriber contained in
Section
 4
.
(o)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(p)    This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state (except insofar as affected by the statutes, rules and regulations related to applicable financial services or banking authorities).
(q)
EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(r)    The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “
Designated Courts
”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with
Section
 8(a)
of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(s)    Subscriber hereby consents to the disclosure in any Form
8-K
filed by the Company with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Proxy Statement (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed reasonably appropriate by the Company, a copy of this Subscription Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission). Notwithstanding the foregoing, the Company shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in accordance with the provisions of this
Section
 8(t)
in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers, in any press release or marketing materials without the prior written consent of the Subscriber (including by
e-mail).
(t)    The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that the Company, or any of its officers, directors employees or agents (including the Placement Agents) on behalf of the Company, has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, the Subscriber shall not be in possession of any material, non-public
information received from the Company, or any of its officers, directors, employees or agents (including, without limitation, the Placement Agents) on behalf of the Company, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company, any of its officers, directors, employees or agents (including, without limitation, the Placement Agents) or any of their affiliates, in each case in connection with the Transaction. Except with the express written consent of the Subscriber and unless prior thereto the Subscriber and the Company shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, and employees not to, and direct its agents (including, without limitation, the Placement Agents) not to, provide Subscriber with any material, non-public
information regarding the Company or the Transaction from and after the filing of the Disclosure Document. The Company understands and confirms that the Subscriber and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.
(u)    The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription

Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(v)    Subscriber hereby agrees that it shall comply with all applicable requirements in connection with the Subscription and the Transaction and shall use commercially reasonable efforts to coordinate with the Company or Dave, as applicable, to, upon request, provide information regarding the Subscriber as may reasonably be requested by any applicable governmental authority relating to the Subscription or the Transaction.
(w)    Each Subscriber agrees for the express benefit of each of the Placement Agents, their respective affiliates and their respective representatives that neither the Placement Agents nor any of their affiliates or any of their representatives (1) shall be liable for any improper payment made in accordance with the information provided by the Company; (2) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement or in connection with any of the Transactions; or (3) shall be liable (A) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Subscription Agreement or (B) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement, except for such party’s own gross negligence, willful misconduct or bad faith. The Company agrees that each of the Placement Agents, their respective affiliates and their respective representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.
(x)    Subscriber acknowledges and agrees that no party to the Transaction Agreement (other than the Company) nor any
Non-Party
Affiliate shall have any liability to Subscriber pursuant to, arising out of or relating to this Subscription Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Dave, or any
Non-Party
Affiliate concerning the Company, Dave, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement,
“Non-Party
Affiliates” means each former, current or future officer, director, employee, partner, member, investment manager, manager, direct or indirect equityholder, investors, representatives, agents, predecessors, successors, assigns, or affiliate of the Company, Dave, or any of the Company’s or Dave’s controlled affiliates or any family member of the foregoing.

[Signature pages follow]
IN WITNESS WHEREOF
, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

COMPANY :

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:
Name:	Gordon Watson
Title:	Co-Chief Executive Officer

Address for Notices:

VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
Attention:	Gordon Watson
E-mail:	gwatson@victoryparkcapital.com

SUBSCRIBER:

Print Name:

By:
Name:
Title:

Address for Notices:

Attention:
E-mail:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
** OR **

B.	ACCREDITED INVESTOR STATUS (Please check the applicable boxes)

☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

☐	Subscriber is not a natural person.
** AND **

C.	INSTITUTIONAL ACCOUNT STATUS (Please check the box, if applicable)

☐	Subscriber is an “Institutional Account” (as defined in FINRA Rule 4512(c)).
** AND **

D.	AFFILIATE STATUS
(Please check the applicable box)
SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company (in each case as defined in Rule 501(a));

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, Massachusetts or similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act; or

☐	Any entity in which all of the equity owners are accredited investors.

Annex H
INVESTOR RIGHTS AGREEMENT

Annex H-1

FORM OF INVESTOR RIGHTS AGREEMENT

FINAL FORM
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Agreement, this “
Agreement
”), dated as of [●], 2021 (the “
Effective Date
”), is made by and among (i) Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc.) a Delaware corporation (the “
Parent
”), (ii) each of the parties listed on
Schedule 1
attached hereto (collectively, the “
Dave Stockholders
” and each, a “
Dave Stockholder
”), (iii) VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company (the “
Sponsor
”); and (iv) Peter Offenhauser, Kurt Summers and Janet Kloppenburg (collectively, the “
VIH Independent Directors
” and each, a “
VIH Independent Director
” and together with the Sponsor, the “
Founder Holders
” and each, a “
Founder Holder
”). Each of Parent, each Dave Stockholder and each Founder Holder may be referred to herein as a “
Party
” and collectively as the “
Parties
”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Parent has entered into that certain Agreement and Plan of Merger, dated as of June 7, 2021 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “
Merger Agreement
”), by and among Parent, Bear Merger Company I Inc.,
a
Delaware corporation
and a direct, wholly owned subsidiary of Parent
(“
First Merger Sub
”),
Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“
Second Merger Sub
”, and together with First Merger Sub, the “
Merger Subs
”) and Dave, Inc., a Delaware corporation (the “
Company
”);
WHEREAS, pursuant to the Merger Agreement, (a) First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “
Surviving Corporation
”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and, together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “
Surviving Entity
”);
WHEREAS, in connection with the consummation of the Mergers, Parent will adopt that certain Second Amended and Restated Certificate of Incorporation
of Parent (as it may be further amended, supplemented or restated from time to time in accordance with the terms thereof, the “
Parent Charter
”) and adopt the Amended and Restated Bylaws of Parent (as it may be further amended, supplemented or restated from time to time in accordance with the terms thereof, the “
Parent Bylaws
”), pursuant to which, among other things, Parent will establish a dual-class structure containing Class A Common Stock, which will carry such economic and voting rights as set forth in the Parent Charter and Parent Bylaws, and a newly established Class V Common Stock, which will carry such economic and voting rights as set forth in the Parent Charter and Parent Bylaws;
WHEREAS, Parent and the Founder Holders entered into that certain Registration Rights Agreement, dated as of March 4, 2021 (the “
Original RRA
”);
WHEREAS, in connection with the execution of this Agreement, Parent and the Founder Holders desire to terminate the Original RRA and replace it with this Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1
Definitions
. As used in this Agreement, the following terms shall have the following meanings:
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith determination of the Board, after consultation with counsel to Parent, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) Parent has a bona fide
business purpose for not making such information public.
“
Affiliate
” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise;
provided
that no Party shall be deemed an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement.
“
Agreement
” shall have the meaning set forth in the Preamble.
“
Automatic Shelf Registration Statement
” shall have the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.
“
Beneficially Own
” shall have the meaning set forth in Rule
13d-3
promulgated under the Exchange Act.
“
Board
” shall mean the board of directors of Parent.
“
Chosen Courts
” shall have the meaning set forth in
Section
 4.9(b)
.
“
Class
 A Common Stock
” shall mean, the shares of Class A common stock, par value $0.0001 per share, of Parent, including (a) any such shares of Class A common stock issuable upon the exercise of any warrant or other right to acquire such shares of Class A common stock and (b) any Equity Securities of Parent that are issued or distributed or may be issuable with respect to such shares of Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, amalgamation, exchange, reclassification, recapitalization or other similar transaction.
“
Class
 V Common Stock
” shall mean, the shares of Class V common stock, par value $0.0001 per share, of Parent, including (a) any such shares of Class V common stock issuable upon the exercise of any warrant or other right to acquire such shares of Class V common stock and (b) any Equity Securities of Parent that are issued or distributed or may be issuable with respect to such shares of Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, amalgamation, exchange, reclassification, recapitalization or other similar transaction.

“
Common Stock
” shall mean shares of Class A Common Stock and shares of Class V Common Stock, including any shares of Class A Common Stock and/or shares of Class V Common Stock issuable upon the exercise of any warrant or other right to acquire shares of Class A Common Stock and/or shares of Class V Common Stock.
“
Controlled Entity
” shall mean, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the sole manager or managing member or appoints a majority of the board of managers or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.
“
Dave Stockholder
Lock-Up
Period
” shall mean the period starting on the Closing Date and ending on the six (6)-month anniversary of the Closing Date.
“
Dave Stockholder
Lock-Up
Shares
” shall mean, with respect to a Dave Stockholder, the Equity Securities of Parent, including shares of Class A Common Stock and/or shares of Class V Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by such Dave Stockholder.
“
Dave Stockholders
” shall have the meaning set forth in the Preamble.
“
Demanding Holders
” shall have the meaning set forth in
Section
 2.1(c)
.
“
Effective Date
” shall have the meaning set forth in the Preamble.
“
Equity Securities
” shall mean, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, options or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and any other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.
“
Family Member
” shall mean, with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos
or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.
“
FINRA
” shall mean the Financial Industry Regulatory Authority, Inc.
“
First Merger
” shall have the meaning set forth in the Recitals.
“
First Merger Sub
” shall have the meaning set forth in the Recitals.
“
Form
S-1
Shelf
” shall have the meaning set forth in
Section
 2.1(a)
.

“
Form
S-3
Shelf
” shall have the meaning set forth in
Section
 2.1(a)
.
“
Founder Holder
” shall have the meaning set forth in the Preamble.
“
Founder Holder
Lock-Up
Period
” shall mean the period starting on the Closing Date and ending on the earliest to occur of (i) the twelve (12)-month anniversary of the Closing Date; (ii) the date, which is on or after the one hundred fifty
(150)-day
anniversary of the Closing Date, on which the Common Share Price is equal to or greater than twelve dollars ($12.00) for any thirty (30)-trading day period commencing on or after the one hundred fifty
(150)-day
anniversary of the Closing Date; and (iii) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders of Parent having the right to exchange their shares of Common Stock for cash, securities or other property.
“
Founder Holder
Lock-Up
Shares
” shall mean, with respect to a Founder Holder, the Equity Securities of Parent, including the shares of Class A Common Stock, Beneficially Owned or otherwise held, directly or indirectly, by such Founder Holder;
provided
that, notwithstanding anything herein to the contrary, in no event shall the Private Placement
Lock-Up
Shares or any shares of Class A Common Stock purchased by a Founder Holder in any Redemption Alternative Financing be deemed or considered “Founder Holder
Lock-Up
Shares” for purposes of this Agreement.
“
Holder
” shall mean any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Agreement pursuant to
Section
 4.1
.
“
Holder Information
” shall have the meaning set forth in
Section
 2.10(b)
.
“
Initial Board
” shall mean Board immediately following the consummation of the Mergers.
“
Insider Letter
” shall mean that certain letter agreement, dated as of March 4, 2021, by and among Parent, the Founder Holders and the officers and directors of Parent party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.
“
Lock-Up
Period
” shall mean the Dave Stockholder
Lock-Up
Period, the Private Placement
Lock-Up
Period and the Founder Holder
Lock-Up
Period, as applicable.
“
Lock-Up
Shares
” shall mean the Dave Stockholder
Lock-Up
Shares, the Private Placement
Lock-Up
Shares and the Founder Holder
Lock-Up
Shares, as applicable.
“
Maximum Number of Securities
” shall have the meaning set forth in
Section
 2.1(e)
.
“
Merger Agreement
” shall have the meaning set forth in the Recitals.
“
Mergers
” shall have the meaning set forth in the Recitals.
“
Merger Subs
” shall have the meaning set forth in the Recitals.
“
Minimum Takedown Threshold
” shall have the meaning set forth in
Section
 2.1(c)
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.
“
Necessary Action
” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that Parent’s directors may have in such capacity) necessary to cause such result, including (a) calling annual or special meetings of stockholders, (b) appearing at any annual or special meeting of the stockholders of Parent or otherwise causing all shares of Common Stock to be counted as present thereat for purposes of calculating a quorum, (c) voting or providing a written consent or proxy, if applicable, in each case, with respect to shares of Common Stock, (d) voting in favor of the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (e) executing agreements and instruments, (f) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, (g) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of Parent and (h) supporting such Persons for election in a manner no less favorably than all other director nominees.
“
NewCo
” shall have the meaning set forth in
Section
 4.3
.
“
NYSE
” shall mean the New York Stock Exchange.
“
Organizational Documents
” shall mean the Parent Charter and Parent Bylaws.
“
Original RRA
” shall have the meaning set forth in the Recitals.
“
Party
” shall have the meaning set forth in the Preamble.
“
Permitted Transferee
” shall mean, with respect to any Person, (a) any Sponsor Member, (b) any Family Member of such Person or of a Sponsor Member, (c) any Affiliate of such Person or any Sponsor Member, (d) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (d)
 who operates or engages in a business which competes with the business of Parent or any of its Subsidiaries) and (e) any Controlled Entity of such Person.
“
Permitted Transfer
” shall have the meaning set forth in the Parent Charter.
“
Piggyback Registration
” shall have the meaning set forth in
Section
 2.2(a)
.
“
Private Placement
Lock-Up
Period
” shall mean the Private Placement Warrants
Lock-Up
Period (as defined in the Insider Letter).
“
Private Placement
Lock-Up
Shares
” shall mean the Sponsor Warrants and any Class A Common Stock resulting from the exercise of any Sponsor Warrant.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.
“
Parent
” shall have the meaning set forth in the Preamble.
“
Parent Bylaws
” shall have the meaning set forth in the Recitals.
“
Parent Charter
” shall have the meaning set forth in the Recitals.
“
Registrable Securities
” shall mean at any time (a) any shares of Class A Common Stock (including, without limitation, shares of Class A Common Stock held by the Founder Holders and shares of Class A Common Stock that comprise Founder Holder Earnout Shares and/or Founder Holder Contingent Closing Shares (whether or not earned as of such date)), (b) any Sponsor Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of Parent or any Subsidiary of Parent

that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a)
 or
(b)
by way of conversion, dividend, stock split or other distribution, merger, amalgamation, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by Parent on or after the Closing Date;
provided
,
however
, that any such Registrable Securities shall cease to be Registrable Securities for purposes of
Article II
to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of
Article II
hereof (other than the Founder Holders in their capacity as Holders), the Holder thereof, together with its, his or her Permitted Transferees and its, his or her respective Transferees pursuant to a Permitted Transfer, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale
restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to Parent to such effect, addressed, delivered and acceptable to Parent’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such shares of Class A Common Stock) is not, and has not been at any time during the ninety (90) days immediately before the date of such opinion, an Affiliate of Parent except with respect to any control determined to be established under this Agreement), as reasonably determined by Parent, upon the advice of counsel to Parent.
“
Registration
” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the expenses of a Registration or other Transfer pursuant to the terms of this Agreement, including the following:
(a)    all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);
(b)    all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c)    all printing, messenger, telephone and delivery expenses;
(d)    all fees and disbursements of counsel for Parent;
(e)    all fees and disbursements of all independent registered public accountants of Parent incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;
(f)    reasonable
out-of-pocket
fees and expenses of one (1) legal counsel selected by the
majority-in-interest
of the Holders participating in such other Registration or Transfer;
(g)    the costs and expenses of Parent relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders); and
(h)    any other fees and disbursements customarily paid by the issuers of securities.
“
Registration Statement
” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“
Representatives
” shall mean, with respect to any Person, any of such Person’s officers, directors, managers, investment managers, partners, principals, investors, members, equityholders, employees, agents, attorneys, accountants, actuaries, insurers, financing sources, consultants, representatives, agents or financial or other advisors or other Person acting on behalf of such Person.
“
Requesting Holder
” shall mean any Holder requesting piggyback rights pursuant to
Section
 2.2
with respect to an Underwritten Shelf Takedown.
“
Requisite Dave Stockholders
” shall mean the Dave Stockholders that hold shares of Common Stock representing at least a majority of the voting power held by all Dave Stockholders as of the applicable time of determination.
“
SEC
” shall mean the United States Securities and Exchange Commission.
“
Second Merger
” shall have the meaning set forth in the Recitals.
“
Second Merger Sub
” shall have the meaning set forth in the Recitals.
“
Securities Act
” shall mean the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.
“
Stockholder
” shall mean any holder of (a) any shares of Class A Common Stock and/or shares of Class V Common Stock (including, without limitation, shares of Class A Common Stock held by the Founder Holders and shares of Class A Common Stock that comprise Founder Holder Earnout Shares and/or Founder Holder Contingent Closing Shares (whether or not earned as of such date)), (b) any warrants or any shares of Class A Common Stock and/or shares of Class V Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of Parent or any Subsidiary of Parent that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a)
 or
(b)
by way of conversion, dividend, stock split or other distribution, merger, amalgamation, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case who is a Party to, or who succeeds to rights under, this Agreement pursuant to
Section
 4.1
.
“
Shelf
” shall have the meaning set forth in
Section
 2.1(a)
.
“
Shelf Registration
” shall mean a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.
“
Shelf Takedown
” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“
Sponsor
” shall have the meaning set forth in the Preamble.
“
Sponsor Director
” shall mean the director on the Initial Board nominated by Sponsor. For the avoidance of doubt, the Sponsor Director is [●].
“
Sponsor Member
” shall mean any direct or indirect equityholder of Sponsor.
“
Sponsor Warrants
” shall mean the warrants to initially purchase 5,100,214 shares of Class A Common Stock for a purchase price of $1.50 per warrant issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of March 4, 2021, by and among the Sponsor and Parent.
“
Subscription Agreements
” shall mean those certain Subscription Agreements, dated as of June 7, 2021, by and between Parent and the PIPE Investors in the PIPE Investment.

“
Subsequent Shelf Registration
” shall have the meaning set forth in
Section
 2.1(b)
.
“
Third-Party Purchaser
” shall mean any Person who, immediately prior to the contemplated transaction, does not Beneficially Own or directly or indirectly have the right to acquire any outstanding shares of Common Stock.
“
Total Number of Directors
” shall mean the total number of directors comprising the Board from time to time.
“
Transfer
” shall mean, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition (whether by operation of law or otherwise) and, when used as a verb, to voluntarily or involuntarily, transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “
Transferee
,” “
Transferor
,” “
Transferred
,” and other forms of the word “
Transfer
” shall have the correlative meanings.
“
Underwriter
” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.
“
Underwritten Offering
” shall mean a Registration in which securities of Parent are sold to an Underwriter for distribution to the public.
“
Underwritten Shelf Takedown
” shall have the meaning set forth in
Section
 2.1(c)
.
“
VIH Independent Director
” shall have the meaning set forth in the Preamble.
“
Well-Known Seasoned Issuer
” shall have the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.
“
Withdrawal Notice
” shall have the meaning set forth in
Section
 2.1(f)
.
Section 1.2
Interpretive Provisions
. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:
(a)    the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction;
(b)    the words “
hereof
”, “
herein
”, “
hereunder
” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(c)    references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;
(d)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;
(e)    the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;
(f)    pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(g)    the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction;
(h)    the phrase “to the extent” shall be construed to mean “the degree by which”;
(i)    any determination of date or time shall be based on Pacific Standard Time of the United States.
ARTICLE II
REGISTRATION RIGHTS
Section 2.1
Shelf Registration
.
(a)
Filing
. Parent shall file, within thirty (30) calendar days after the Closing Date or such other earlier date as is required in accordance with any Subscription Agreements, a Registration Statement for a Shelf Registration on Form
S-3
(the “
Form
S-3
Shelf
”), or if Parent is ineligible to use a Form
S-3
Shelf, a Registration Statement for a Shelf Registration on Form
S-1
(the “
Form
S-1
Shelf
,” and together with the Form
S-3
Shelf (and any Subsequent Shelf Registration), the “
Shelf
”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. Parent shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies Parent that it will “review” the Shelf) after the initial filing thereof or such other earlier date as is required in accordance with any Subscription Agreements. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Parent shall maintain the Shelf in accordance with the terms of this Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event Parent files a Form
S-1
Shelf, Parent shall use its commercially reasonable efforts to convert the Form
S-1
Shelf (and any Subsequent Shelf Registration) to a Form
S-3
Shelf as soon as practicable after Parent is eligible to use Form
S-3.
(b)
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, Parent shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “
Subsequent Shelf Registration
”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, Parent shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if Parent is a Well-Known Seasoned Issuer at the time of such filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form
S-3
to the extent that Parent is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, Parent, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at Parent’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Agreement.

(c)
Requests for Underwritten Shelf Takedowns
. At any time and from time to time after the Shelf has been declared effective by the SEC, the Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “
Underwritten Shelf Takedown
”);
provided
that Parent shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “
Minimum Takedown Threshold
”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to Parent, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown (the “
Demanding Holders
”) shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering;
provided
that such selection shall be subject to the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the
Lock-Up
Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the proviso in the first sentence of this
Section
 2.1(c)
. For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades;
provided
that other Holders of Registrable Securities shall have to exercise any piggy-back rights, subject in all cases, to
Article III
(pro rata based on the respective then-ownership of Registrable Securities of each such Holder) on any such block trade no later than twenty four (24) hours following receipt of any written notice regarding such block trade, which notice shall contain a summary of all material terms of such block trade, to the extent then known.
(d)
Shelf Takedown Participation
. Promptly upon receipt of a Shelf Takedown Request (but in no event more than three (3) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, Parent shall deliver a notice (a “
Shelf Takedown Notice
”) to each other Holder with Registrable Securities covered by the applicable Registration Statement (each, a “
Potential Takedown Participant
”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity, subject to the provisions of
Article III
, to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing (each a “
Requesting Holder
”). Parent shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which Parent has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Requesting Holder’s request to participate in an Underwritten Shelf Takedown shall be binding on the Requesting Holder;
provided
that each such Requesting Holder that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Requesting Holder of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Requesting Holder’s election to participate, as specified in such Requesting Holder’s request to participate in such Underwritten Shelf Takedown (the “
Participation Conditions
”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this
Section
 2.1(d)
shall be determined by the Demanding Holders.
(e)
Reduction of Underwritten Shelf Takedowns
. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise Parent, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that Parent desires to sell and all other shares of Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then Parent shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i)
, the shares of Common Stock or other Equity Securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i)
 and
(ii)
, the shares of Common Stock or other Equity Securities of other Persons that Parent is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.
(f)
Withdrawal
. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “
Withdrawal Notice
”) to Parent and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by Parent;
provided
that a Holder not so withdrawing may elect to have Parent continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, Parent shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.
Notwithstanding anything to the contrary contained in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this
Section
 2.1(f)
.
(g)
Long-Form Demands
. Upon the expiration of the
Lock-Up
Period applicable to such Person, and during such times as no Shelf is effective, each Holder may demand that Parent file a Registration Statement on Form
S-1
(or on Form
S-3
if available) for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities. Parent shall file such Registration Statement within thirty (30) calendar days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within sixty (60) calendar days of filing (or ninety (90) calendar day if the SEC notifies Parent that it will “review” the Shelf). The provisions of
Section
 2.1(c)
,
Section
 2.1(e)
and
Section
 2.1(f)
shall apply to this
Section
 2.1(g)
as if a demand under this
Section
 2.1(g)
were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this
Section
 2.1(g)
, such withdrawal must be received by Parent prior to Parent having publicly filed a Registration Statement pursuant to this
Section
 2.1(g)
.
Section 2.2
Piggyback Registration
.
(a)
Piggyback Rights
. If Parent or any Holder proposes to conduct a registered offering of, or if Parent proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of Parent or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities of Parent, for its own account or for the account of stockholders of Parent (or by Parent and by the stockholders of Parent including an Underwritten Shelf Takedown pursuant to
Section
 2.1
), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Parent’s existing stockholders, (iii) for an offering of debt that is convertible into Equity Securities of Parent, or (iv) for a dividend reinvestment plan, then Parent shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration

Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “
Piggyback Registration
”). Parent shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this
Section
 2.2(a)
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Parent included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of
Section
 2.6
below.
(b)
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises Parent and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock or other Equity Securities that Parent desires to sell, taken together with (i) the shares of Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders hereunder and (ii) the shares of Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to
Section
 2.2
, exceeds the Maximum Number of Securities, then:
(i)    If the Registration is initiated and undertaken for Parent’s account, Parent shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A)
, the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2(a)
(pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A)
 and
(B)
, the shares of Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of Parent, which can be sold without exceeding the Maximum Number of Securities; or
(ii)    If the Registration is pursuant to a request by Persons other than the Holders, then Parent shall include in any such Registration (A) first, the shares of Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A)
, the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2(a)
(pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A)
 and
(B)
, the shares of Common Stock or other Equity Securities that Parent desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A)
,
(B)
and
(C)
, the shares of Common Stock or other Equity Securities, if any, for the account of other Persons that Parent is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.
Notwithstanding anything to the contrary in this
Section
 2.2(b)
, in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to
Section
 2.1
have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that Parent has given written notice of a Piggyback Registration to all Holders pursuant to
Section
 2.2
, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with
Section
 2.1(e)
, instead of this
Section
 2.2(b)
.
(c)
Piggyback Registration Withdrawal
. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Parent and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. Parent (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this
Section
 2.2(c)
.
(d)    Notwithstanding anything herein to the contrary, this
Section
 2.2
shall not apply (i) for any Holder or Party, prior to the expiration of the
Lock-Up
Period in respect of such Holder or Party or (ii) to any Shelf Takedown irrespective of whether such Shelf Takedown is an Underwritten Shelf Takedown or not an Underwritten Shelf Takedown.
Section 2.3
Restriction on Transfer
. In connection with any Underwritten Offering of Equity Securities of Parent, each Holder that holds more than five percent (5%) of the issued and outstanding shares of Common Stock, agrees that it shall not Transfer (other than a Permitted Transfer) any shares of Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of Parent, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the ninety
(90)-day
period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this
Section
 2.3
with respect to an Underwritten Offering unless each Holder that holds at least five percent (5%) of the issued and outstanding shares of Common Stock and each of Parent’s directors and executive officers have executed a lock-up
on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.
Section 2.4
General Procedures
. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which Parent’s Equity Securities are then listed, each as interpreted by Parent with the advice of its counsel, Parent shall use its reasonable best efforts (except as set forth in clause (d)
 below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto Parent shall, as expeditiously as possible:
(a)    prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
(b)    prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by Parent or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
(d)    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that Parent shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
(e)    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;
(f)    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
(g)    advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
(h)    at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
(i)    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 2.7
;
(j)    permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration;
provided
, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to Parent, prior to the release or disclosure of any such information;

(k)    obtain a “cold comfort” letter, and a bring-down thereof, from Parent’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders;
(l)    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing Parent for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders;
(m)    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
(n)    make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);
(o)    if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000), use its commercially reasonable efforts to make available senior executives of Parent to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
(p)    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.
Section 2.5
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by Parent. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing Parent, as determined in accordance with clause (f)
 of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.
Section 2.6
Requirements for Participating in Underwritten Offerings
. Notwithstanding anything to the contrary contained in this Agreement, if any Holder does not provide Parent with its requested Holder Information, Parent may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if Parent determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of Parent pursuant to a Registration under this Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by Parent in the case of an Underwritten Offering initiated by Parent, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in
Section
 2.1(c)
and
Section
 2.4(o)
, the exclusion of a Holder’s Registrable Securities as a result of this
Section
 2.6
shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 2.7
Suspension of Sales; Adverse Disclosure
. Upon receipt of written notice from Parent that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and Parent hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by Parent that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Parent to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Parent for reasons beyond Parent’s control, Parent may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any twelve (12)-month period, determined in good faith by Parent to be necessary for such purpose. In the event Parent exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. Parent shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this
Section
 2.7
.
Section 2.8
Reporting Obligations
. As long as any Holder shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings;
provided
that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this
Section
 2.8
.
Section 2.9
Other Obligations
. In connection with a Transfer of Registrable Securities exempt from Section 3 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, Parent shall, subject to applicable Law, as interpreted by Parent with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a)
. In addition, Parent shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers;
provided
, however, that Parent shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.
Section 2.10
Indemnification and Contribution
.
(a)    Parent agrees to indemnify and hold harmless each Holder, its officers, managers, investment managers, directors, trustees, partners, investors, principals, equityholders, predecessors, successors, assigns, beneficiaries, Affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this
Article II
or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by Parent of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, investment managers, directors, trustees, partners, investors, principals, equityholders, predecessors, successors, assigns, beneficiaries, Affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action;
provided
that, Parent will not be

liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to Parent by or on behalf of such Holder expressly for use therein. Parent shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.
(b)    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such Registration Statement or Prospectus (the “
Holder Information
”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless Parent, its directors, officers, employees, equityholders, Affiliates and agents and each Person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein;
provided
, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of Parent.
(c)    Any Person entitled to indemnification under this
Section
 2.10
shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.
(d)    The indemnification provided under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.
(e)    If the indemnification provided in this
Section
 2.10
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
, however, that the liability of any Holder under this
Section
 2.10(e)
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections
2.10(a)
,
2.10(b)
and
2.10(c)
, any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this
Section
 2.1(f)
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this
Section
 2.1(f)
. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 2.1(f)
from any Person who was not guilty of such fraudulent misrepresentation.
Section 2.11
Other Registration Rights
. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, Parent represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Agreement, has any right to require Parent to register any securities of Parent for sale or to include such securities of Parent in any Registration Statement filed by Parent for the sale of securities for its own account or for the account of any other Person. Further, each of Parent and each Founder Holder represents and warrants that this Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.
Section 2.12
Rule
144
. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, Parent covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, Parent will deliver to such Holder a written statement as to whether Parent has complied with such information requirements, and, if not, the specific reasons for non-compliance.
Section 2.13
Term
.
Article II
shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of
Section
 2.10
shall survive any such termination with respect to such Holder.
Section 2.14
Holder Information
. Each Holder agrees, if requested in writing by Parent, to represent to Parent the total number of Registrable Securities held by such Holder in order for Parent to make determinations under this Agreement, including for purposes of
Section
 2.12
. Other than the Dave Stockholders and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives Parent a representation in writing of the number of Registrable Securities it holds.
Section 2.15
Termination of Original RRA
. Upon the Closing, Parent and each Founder Holder hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.
Section 2.16
Distributions
.
(a)    In the event that the Sponsor distributes all or any of its Registrable Securities to one or more Sponsor Members, the Sponsor Members shall be treated (together with Sponsor, to the extent the Sponsor then directly holds any Registrable Securities) as the Sponsor under this Agreement;
provided
that such Sponsor Members (and, to the extent the Sponsor then directly holds any Registrable Securities, the Sponsor), taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.
(b)    Notwithstanding anything herein to the contrary, a distribution for purposes of this
Section
 2.16
may occur prior to the conclusion of any
Lock-Up
Period applicable to the Sponsor.
Section 2.17
Adjustments
. If there are any changes in the shares of Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the shares of Common Stock as so changed.
ARTICLE III
LOCK-UP
Section 3.1
Lock-Up
.
(a)    Except as permitted by
Section
 3.2
, no Dave Stockholder shall Transfer (other than a Permitted Transfer), or make a public announcement of any intention to Transfer (other than a Permitted Transfer), any Dave Stockholder
Lock-Up
Shares during the Dave Stockholder
Lock-Up
Period.
(b)    Except as permitted by
Section
 3.2
, the Sponsor shall not Transfer, or make a public announcement of any intention to Transfer, any Private Placement
Lock-Up
Shares during the Private Placement
Lock-Up
Period.
(c)    Except as permitted by
Section
 3.2
, no Founder Holder shall Transfer, or make a public announcement of any intention to Transfer, any Founder Holder
Lock-Up
Shares during the Founder Holder
Lock-Up
Period.
Section 3.2
Permitted Transfers
.
(a)    No prohibition in
Section
 3.1
shall apply to: (i) Transfers permitted by
Section
 3.2(b)
(except as otherwise provided in
Section
 3.2(c)
); (ii) Transfers by any Dave Stockholder following the expiration of the Dave Stockholder
Lock-Up
Period; (iii) Transfers of the Private Placement
Lock-Up
Shares by the Sponsor following the expiration of the Private Placement
Lock-Up
Period; (iv) Transfers by any Founder Holder following the expiration of the Founder Holder
Lock-Up
Period; or (v) or a Permitted Transfer.
(b)    Notwithstanding anything to the contrary contained in this Agreement (including
Section
 3.1
), subject to
Section
 3.2(c)
, during the
Lock-Up
Period applicable to such Stockholder, each Dave Stockholder and each Founder Holder may Transfer, without the consent of any other Party, any of such Stockholder’s
Lock-Up
Shares:
(i)    to any of such Stockholder’s Permitted Transferees;
provided
that, in respect of Transfers to a Family Member or an Affiliate of a Family Member of such Stockholder (other than pursuant to
Section
 3.2(b)(iii)
), no consideration is paid by such Family Member or such Affiliate of a Family Member and such Transfer is conditioned on the receipt by Parent of an undertaking by such Family Member or Affiliate of a Family Member to Transfer such
Lock-Up
Shares back to the applicable Transferor if such Family Member or Affiliate of a Family Member ceases to be a Family Member or an Affiliate of a Family Member of such Transferor;
(ii)    pursuant to any liquidation, merger, amalgamation, stock exchange or other similar transaction of Parent with a Third-Party Purchaser that results in all of Parent’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and a change in control of Parent that has been approved by the board of directors of Parent;
(iii)    in the case of a Stockholder that is a natural person, upon death of such Stockholder by will or other instrument taking effect at the death of such Stockholder or by applicable Laws of descent and distribution to such Stockholder’s Family Members; or
(iv)    in accordance with any Permitted Transfer.
(c)    In respect of any Transfers (other than a Permitted Transfer) permitted by
Section
 3.2(b)(i)
or
Section
 3.2(b)(iii)
, (i) the applicable Transferee shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering to Parent a joinder in the form attached to this Agreement as
Exhibit A
, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in
Section
 3.1
)) for all purposes of this Agreement, and such Transfer shall not be recognized unless and until such joinder is executed and delivered to Parent, (ii) prior written notice of such Transfer shall be given to Parent, the Sponsor and the Requisite Dave Stockholders, and (iii) the applicable Transferee shall not be permitted to further Transfer such
Lock-Up
Shares without compliance with the provisions of this Agreement that are applicable to the initial Transferor. For the avoidance of doubt, in connection with any Transfer of
Lock-Up
Shares pursuant to
Section
 3.2(b)(i)
or
Section
 3.2(b)(iii)
, the restrictions and obligations contained in this
Article III
shall continue to apply to such
Lock-Up
Shares for the
Lock-Up
Period applicable to the initial Transferor.
Section 3.3
Miscellaneous Provisions Relating to Transfers
.
(a)    Parent shall place customary restrictive legends on the certificates or book entries representing the Equity Securities subject to this Agreement (including the
Lock-Up
Shares), in addition to any legends required by applicable Law, and remove such restrictive legends at the time the restrictions and obligations contemplated hereby are no longer applicable to Equity Securities represented by such certificates or book entries.
(b)    Any attempt to Transfer any
Lock-Up
Shares that is not in compliance with this Agreement shall be null and void ab initio
, and Parent shall not, and shall cause any transfer agent not to, give any effect in Parent’s stock records to such attempted Transfer and the purported Transferee in any such purported Transfer shall not be treated as the owner of such
Lock-Up
Shares for any purposes of this Agreement.
(c)    Notwithstanding any other provision of this Agreement, each of the Parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities of Parent (including the
Lock-Up
Shares), in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable Securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC, and, as applicable, the Organizational Documents.
Section 3.4
Other
Lock-Up
Restrictions
. Each of Parent and each Founder Holder hereby acknowledge and agree that, pursuant to the Founder Holder Agreement, this
Article III
supersedes Section 7(a) of the Insider Letter, and all other sections of the Insider Letter only to the extent such sections relate to Section 7(a) of the Insider Letter, in all respects, and, upon execution of this Agreement by each of Parent and each Founder Holder, the Insider Letter shall be deemed amended to remove its Section 7(a), and all references related thereto.

ARTICLE IV
GENERAL PROVISIONS
Section 4.1
Assignment; Successors and Assigns; No Third Party Beneficiaries
.
(a)    Except as otherwise permitted pursuant to this Agreement, no Party may assign such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of the Requisite Dave Stockholders and the Sponsor. Any such assignee may not again assign those rights, other than in accordance with this
Article IV
. Any attempted assignment of rights or obligations in violation of this
Article IV
shall be null and void.
(b)    Notwithstanding anything to the contrary contained in this Agreement (other than the succeeding sentence of this
Section
 4.1(b)
), (i) prior to the expiration of the
Lock-Up
Period applicable to such Stockholder, no Stockholder may Transfer such Stockholder’s rights or obligations under this Agreement in connection with a Transfer (other than a Permitted Transfer) of such Stockholder’s Equity Securities in Parent, in whole or in part, except in connection with a Transfer pursuant to
Section
 3.2
; and (ii) after the expiration of the
Lock-Up
Period applicable to such Stockholder, a Stockholder may Transfer such Stockholder’s rights or obligations under this Agreement in connection with a Transfer of such Stockholder’s Equity Securities in Parent, in whole or in part, to (x) any of such Stockholder’s Permitted Transferees pursuant to
Section
 3.2
, or (y) any Person with the prior written consent of Parent; provided that the foregoing shall not apply to any Permitted Transfer. Any Transferee of Equity Securities of Parent (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this
Section
 4.1(b)
shall be required, at the time of and as a condition to such Transfer (including any Transferee pursuant to a Permitted Transfer), to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as
Exhibit A
, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor (including, for the avoidance of doubt, the restrictions in
Section
 3.1
)) for all purposes of this Agreement. No Transfer of Equity Securities of Parent by a Stockholder shall be registered on Parent’s books and records, and such Transfer of Equity Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and Parent is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.
(c)    All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives (including their respective Permitted Transferees), but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives (including Permitted Transferees) pursuant to the terms of this Agreement.
(d)    Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties and their respective permitted successors, assigns, heirs and representatives (including their respective Permitted Transferees), any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereto.
Section 4.2
Termination
.
Article II
of this Agreement shall terminate as set forth in
Section
 2.13
. Except for
Section
 2.10
and this
Article IV
, the remainder of this Agreement shall terminate automatically (without any action by any Party) as to any Stockholder at such time as such Stockholder, its Permitted Transferees and its Transferees pursuant to a Permitted Transfer no longer Beneficially Own or otherwise hold any Equity Securities of Parent.
Section 4.3
Spin-Offs or Split-Offs
. In the event that Parent effects the separation of any portion of its business into one or more entities (each, a “
NewCo
”), whether existing or newly formed, including, without limitation, by way of spin-off,
split-off,
carve-out,
demerger, recapitalization, reorganization or similar transaction, and the Parties will receive Equity Securities in any such NewCo as part of such separation, Parent shall cause any such NewCo to enter into an investor rights agreement with the Parties that provides the Parties with rights vis-á-vis
such NewCo that are substantially identical to those set forth in this Agreement.

Section 4.4
Severability
. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
Section 4.5
Entire Agreement; Amendments; No Waiver
.
(a)    This Agreement, together with the Exhibit and Schedule to this Agreement, the Merger Agreement, all other Transaction Agreements and the Insider Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.
(b)    This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by (i) Parent, (ii) for so long as the Dave Stockholders, their respective Permitted Transferees and their respective Transferees pursuant to a Permitted Transfer continue to Beneficially Own or otherwise hold shares of Common Stock, the Requisite Dave Stockholders, (iii) for so long as the Founder Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold shares of Common Stock, the Sponsor, and (iv) to the extent none of the Dave Stockholders, the Founder Holders, their respective Permitted Transferees and their respective Transferees pursuant to a Permitted Transfer continue to Beneficially Own or otherwise hold shares of Common Stock, the Holders of a majority of the Registrable Securities;
provided
,
however
, that any such amendment, supplement or modification (x) that materially and adversely changes the rights or obligations of any Stockholder party hereto in a manner that is disproportionate to all other Stockholders shall require the prior written consent of such Stockholder and (y) to
Section
 2.10
or this
Article IV
shall require the prior written consent of the Sponsor and the Requisite Dave Stockholders;
provided
,
further
, that, except as set forth in the immediately preceding
clause (y)
, a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending, supplementing or modifying such provision.
(c)    No failure or delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver of any provision or default under, nor consent to any exception to, this Agreement shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver or consent and then only to the specific purpose, extent and instance so provided;
provided
that, notwithstanding the foregoing, no waiver of any provision or default under, nor any consent to any exception to, the terms and provisions of
Article II
or
Article III
shall be effective unless in writing and signed by each of (i) Parent, (ii) for so long as the Dave Stockholders, their respective Permitted Transferees and their respective Transferees pursuant to a Permitted Transfer continue to Beneficially Own or otherwise hold shares of Common Stock, the Requisite Dave Stockholders, (iii) for so long as the Founder Holders or their respective Permitted Transferees continue to Beneficially Own or otherwise hold shares of Common Stock, the Sponsor, and (iv) if such Party is not already required to sign pursuant to the foregoing clauses (i)
 through
(iii)
, the Party asserted to have granted such waiver or consent.
Section 4.6
Counterparts; Electronic Delivery
. This Agreement and each other document executed in connection herewith or contemplated hereby may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The Parties agree that the delivery of this Agreement and each other document executed in connection herewith or as contemplated hereby, may be effected by means of an exchange and release of electronically transmitted signatures (including by electronic mail in. pdf format). Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
Section 4.7
Further Assurances
. Each Party to this Agreement shall cooperate and take such action as may be reasonably requested by another Party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
Section 4.8
Notices
. Except as otherwise expressly provided herein, any notice, request, demand or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) upon transmission, if sent by email (
provided
no “bounceback” or notice of
non-delivery
is received), (c) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; or (d) on the fifth (5 th
) Business Day after the date mailed, by certified or registered mail, postage pre-paid
and return receipt requested. Notices (i) if being sent to a Stockholder, shall be sent to the address of such Stockholder set forth in Parent’s books and records, or to such other address or to the attention of such other person as the Stockholder has specified by prior written notice to the sending party or (ii) if being sent to another Party, shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the other Parties in accordance with these notice provisions:
if to Parent, to
:
Dave Inc.
1265 South Cochran Avenue
Los Angeles, California 90019
Attention:	Jason Wilk
John Ricci
E-mail:	Jason@dave.com
johnricci@dave.com
with a copy (which shall not constitute notice) to
:
Victory Park Management, LLC
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com
with a copy (which shall not constitute notice) to:
White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com
with a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C

Santa Monica, California 90401
Attention:	Josh Pollick
Hari Raman
Albert W. Vanderlaan
E-mail:	jpollick@orrick.com
hraman@orrick.com
avanderlaan@orrick.com
if to the Founder Holders, to:
Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings Sponsor III, LLC
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Scott Zemnick
Facsimile:	(312) 701-0794
E-mail:	szemnick@vpcadvisors.com
with a copy (which shall not constitute notice) to:
White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention:	Raymond Bogenrief
Facsimile:	(312) 881-5450
E-mail:	Raymond.Bogenrief@whitecase.com
if to any other Party, to:
the address of such Party set forth on its signature page hereto or on its signature page to a joinder hereto.
Section 4.9
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
.
(a)    This Agreement, and any action, suit, dispute, controversy or claim arising out of this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any Law, rule, provision, procedure or principles (including any conflict of laws principles, Laws, rules, provisions or procedures) which would cause or permit the application of the Laws, rules, provisions, procedures or principles of any jurisdiction other than the State of Delaware.
(b)    Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware;
provided
, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware;
provided
,
further
, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding shall be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “
Chosen Courts
”) in connection with any matter based upon or arising out of this Agreement. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the Chosen Courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in the Chosen Courts; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to
Section
 4.8
, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this
Section
 4.9
, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.
(c)    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
Section 4.10
Other Remedies; Specific Performance
. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
Section 4.11
Subsequent Acquisition of Shares
. Each Stockholder agrees that any other Equity Securities of Parent which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise (other than in respect of the exercise of any Sponsor Warrants) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.
Section 4.12
Headings and Captions; Rules of Construction
. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 4.13
Legends
.
Each of the Stockholders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities or other Equity Securities of Parent Beneficially Owned by such Stockholder may be made except in compliance with applicable Securities Laws and (ii) Parent shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities or other Equity Securities of Parent represented by such certificates or book entries.
[Signature Pages Follow]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

PARENT :

DAVE INC.

By:
Name:
Title:
[
Signature Page to Investor Rights Agreement
]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

DAVE STOCKHOLDER :

[●]

By:
Name:
Title:

NOTICE INFORMATION :

Attention:

Email:
[
Signature Page to Investor Rights Agreement
]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

DAVE STOCKHOLDER :

By:
Name:

NOTICE INFORMATION :

Email:
[
Signature Page to Investor Rights Agreement
]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

SPONSOR :

VPC IMPACT ACQUISITION HOLDINGS SPONSOR III, LLC

By:	Victory Park Management, LLC
Title:	Manager

By:
Name:	Scott R. Zemnick
Title:	Authorized Signatory
[
Signature Page to Investor Rights Agreement
]

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be executed as of the date first written above.

VPC INDEPENDENT DIRECTORS :

By:
Name:	Peter Offenhauser

By:
Name:	Kurt Summers

By:
Name:	Janet Kloppenburg
[
Signature Page to Investor Rights Agreement
]

SCHEDULE 1
DAVE STOCKHOLDERS
[TO BE INCLUDED]

EXHIBIT A
FORM OF JOINDER
(
See attached
)
Exhibit A to Investor Rights Agreement

JOINDER
THIS JOINDER (this “
Joinder
”) to the Investor Rights Agreement, made as of                      , is between                     (“
Transferor
”) and                     (“
Transferee
”).
WHEREAS, as of the date hereof, Transferee is acquiring                      [Registrable Securities/Class A Common Stock/Class V Common Stock] (the “
Acquired Interests
”) from Transferor;
WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2021, among Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc.) (the “
Parent
”) and the other persons party thereto (the “
Investor Rights Agreement
”); and
WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1
Definitions
. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.
Section 1.2
Acquisition
. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.
Section 1.3
Joinder
. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
Section 1.4
Notice
. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with
Section
 4.8
of the Investor Rights Agreement.
Section 1.5
Governing Law
. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.
Section 1.6
Counterparts; Electronic Delivery
. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
[
Signature Pages Follow
]

IN WITNESS WHEREOF
, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR :

Print Name:

By:

Name:

Title:
[
Signature Page to Joinder
]

IN WITNESS WHEREOF
, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEREE :

Print Name:

By:

Name:

Title:

Address for Notices :

Attention:

Facsimile:

E-mail:
[
Signature Page to Joinder
]

Annex I
EXECUTION VERSION
REPURCHASE AGREEMENT
This REPURCHASE AGREEMENT (this “
Agreement
”) is made and entered into as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., a Delaware corporation (“
Parent
”), Dave Inc., a Delaware corporation (the “
Company
”) and the Holders (as defined below). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, as set forth in that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “
Merger Agreement
”), by and among Parent, Bear Merger Company I Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“
First Merger Sub
”), Bear Merger Company II LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“
Second Merger Sub
”, together with First Merger Sub, the “
Merger Subs
”), and the Company, among other things, (i) First Merger Sub will merge with and into the Company (the “
First Merger
”), with the Company being the surviving corporation of the First Merger (the “
Surviving Corporation
”), and (ii) immediately following the First Merger, as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “
Second Merger
” and together with the First Merger, the “
Mergers
”), with Second Merger Sub being the surviving company of the Second Merger (the “
Surviving Entity
”), and as a result of which the Surviving Entity will become a wholly owned Subsidiary of Parent;
WHEREAS, the PIPE Investors have entered into Subscription Agreements with Parent, pursuant to which, among other things and on the terms and subject to the conditions set forth in such Subscription Agreements, such PIPE Investors have agreed to purchase from Parent shares of Parent’s Class A common stock, par value $0.0001 per share (the “
Parent Class
 A Common Stock
”), for cash in an aggregate purchase price equal to the PIPE Investment Amount, with such purchases to be consummated immediately prior to the Closing under the Merger Agreement; and
WHEREAS, Parent has agreed to use cash in an amount equal to the Aggregate Repurchase Price to repurchase a number of shares, as further described below, of (x) Parent Class A Common Stock from the Selling Company Holders set forth on
Schedule I
hereto (collectively, the “
Class
 A Common Holders
”) and (y) Parent’s Class V common stock, par value $0.0001 per share (the “
Parent Class
 V Common Stock
” and together with the Class A Common Stock, the “
Parent Common Stock
”) from the Selling Company Holders set forth on
Schedule I
hereto (collectively, the “
Class
 V Common Holders
” and together with the Class A Common Holders, the “
Holders
”), in each case, at a price of $10.00 per share, effective as of, and on, the Business Day following the Second Effective Time (the “
Repurchase Closing Date
”), in accordance with the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.

Repurchase
.
(a)    In accordance with the terms and subject to the conditions of this Agreement, on the Repurchase Closing Date, Parent hereby agrees to purchase from each of the Holders, the number of shares of Parent Common Stock equal to the product of: (x) (i) the Aggregate Repurchase Price, divided by
(ii) $10.00,
multiplied by
(y) such Holder’s Pro Rata Share, and rounded down to the nearest whole number of shares (such shares, the “
Repurchase Shares
”), in each case, at a price of $10.00 per Repurchase Share in cash (such repurchases of the Repurchase Shares, collectively, the “
Repurchase
”).

(b)    For purposes of this Agreement, “
Pro Rata Share
” shall mean, with respect to each Holder, the percentage of the Aggregate Repurchase Price allocated to such Holder, as set forth next to such Holder’s name on
Schedule I
hereto.
2.

Qualifications
. Notwithstanding anything to the contrary in this Agreement:
(a)    in no event will Parent be required to fund more than the Aggregate Repurchase Price, in each case, pursuant to
Section
 1
(it being understood that the Aggregate Purchase Price may be zero);
(b)    nothing in this Agreement shall limit or modify the rights or obligations of any party under the Merger Agreement; and
(c)    this Agreement will become effective upon, and only upon, the Closing, and if the Closing does not occur or the Merger Agreement is validly terminated for any reason, this Agreement shall automatically terminate without any action by the parties hereto and become null and void, and none of the parties shall have any obligations hereunder;
provided
that, notwithstanding anything herein to the contrary, this
Section
 2(c)
and
Section
 7
(including
Section
 7(m)
, but excluding
Section
 7(i)
) shall be effective as of the date hereof, regardless of whether the Closing occurs or the Merger Agreement is validly terminated.
3.
Closing
.
(a)    In accordance with the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by
Section
 1
(the “
Repurchase Closing
”) shall take place on the Repurchase Closing Date. At the Repurchase Closing:
(i)    Subject to the Aggregate Repurchase Price being greater than $0.00, Parent shall deliver (or cause to be delivered) to each Holder an amount in cash, by wire transfer of immediately available funds to an account designated by such Holder in writing no later than five (5) Business Days prior to the Repurchase Closing Date, equal to (x) the number of Repurchase Shares to be purchased from such Holder, multiplied by
(y) $10.00 (the “
Applicable Repurchase Price
”); and
(ii)    each Holder shall deliver (or cause to be delivered):

(1)
the Repurchase Shares (along with any applicable instruments of transfer, including stock powers and letters of transmittal, as applicable), free and clear of any Lien of any kind or nature whatsoever, in book entry form to Parent or to a custodian designated by Parent prior to the Repurchase Closing;

(2)	a validly executed IRS Form W-9;

(3)	a completed copy of the Tax Certification Form attached hereto as Exhibit A ; and

(4)	such documents or instruments required by Parent’s transfer agent.
(b)    The Repurchase Closing shall be subject to the conditions that:
(i)    all of the conditions set forth in Article VIII of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof in accordance with the terms of the Merger Agreement), the Mergers shall have been consummated and the Second Effective Time shall have occurred;
(ii)    the Aggregate Repurchase Price is greater than $0.00; and
(iii)    (x) with respect to Parent, all representations and warranties of the Holders contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Repurchase Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Merger Agreement), except for, in each case, inaccuracies in the representations and warranties of the Holders which would not preclude the ability of the Holders to consummate the transactions contemplated hereby, and consummation of the Repurchase Closing shall constitute a reaffirmation by the Holders of each of the representations, warranties and agreements of the Holders contained in this Agreement as of the Repurchase Closing Date; and (y) with respect to the Holders, all representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Repurchase Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Merger Agreement), except for, in each case, inaccuracies in the representations and warranties of Parent which would not preclude the ability of Parent to consummate the Repurchase, and consummation of the Repurchase Closing shall constitute a reaffirmation by Parent of each of the representations, warranties and agreements of Parent contained in this Agreement as of the Repurchase Closing Date.
(c)    At the Repurchase Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement, on the terms and conditions set forth herein.
4.
Withholding
. Parent, the Company and, following the Second Effective Time, the Surviving Entity, and each of their respective agents, Affiliates and representatives, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any amounts as may be required to be deducted and withheld from such amounts under the Internal Revenue Code of 1986, as amended, or any other applicable Law (as reasonably determined by Parent, the Company and, following the Second Effective Time, the Surviving Entity, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that withholding was required, to the extent that such amounts are not so deducted and withheld from any Person, such Person shall indemnify Parent, the Company and, following the Second Effective Time, the Surviving Entity, and each of their respective agents, Affiliates and representatives that was required to perform such withholding, for such amounts, together with any related losses.
5.
Parent Representations and Warranties
. Parent represents and warrants to the Holders as of the date hereof and as of the Repurchase Closing Date that:
(a)
Due Incorporation, Authorization and Enforceability
. Parent is duly incorporated and in good standing under the laws of the State of Delaware. Subject to obtaining the approvals in connection with Parent’s performance of the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby (the “
Required Approvals
”), (i) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Repurchase, (ii) this Agreement has been duly authorized, executed and delivered by Parent, and (iii) assuming due authorization, execution and delivery by, and enforceability against, the Holders, this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Remedies Exception.
(b)
No Conflict
. Subject to obtaining the Required Approvals, the execution and delivery by Parent of this Agreement and the consummation by Parent of the Repurchase will not (i) conflict with Parent’s Charter Documents, as in effect at the time of such execution and delivery and the Repurchase, respectively, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or governmental order applicable to Parent, or (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement or instrument (“
Contract
”) to which Parent is a party or by which Parent may be bound, or terminate or result in the termination of any such Contract, except, in the case of clauses (ii)
 and
(iii)
, to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to enter into and perform its obligations under this Agreement.
(c)
No Consents
. Subject to obtaining the Required Approvals, and other than the filings and notices contemplated by Sections 7.3, 7.5, 7.6 and 7.7 of the Merger Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other Person is required on the part of Parent with respect to Parent’s execution or delivery of this Agreement or the consummation of the Repurchase.
(d)
No Other Representations or Warranties
. Parent acknowledges that there have been no representations, warranties, covenants and agreements made to Parent by the Holders, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement or any other Transaction Agreement.
6.
Holder Representations and Warranties
. Each of the Holders, severally and not jointly, represents and warrants to Parent with respect to such Holder as of the date hereof and as of the Repurchase Closing Date that:
(a)
Organization, Authorization and Enforceability
.
(i)    To the extent that such Holder is not an individual, such Holder is an entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is formed, organized or incorporated (as applicable). Such Holder is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
(ii)    The execution and delivery by such Holder of this Agreement, the performance by such Holder of its obligations hereunder and the consummation by such Holder of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of such Holder. This Agreement has been duly executed and delivered by such Holder, and (assuming due authorization, execution and delivery by, and enforceability of this Agreement against, Parent) this Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, subject to the Remedies Exception.
(iii)    If (x) such Holder is a natural person, (y) such Holder is married and (z) such Holder’s Repurchase Shares constitute community property or if such Holder otherwise requires spousal or other approval for any provisions of this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding agreement of such Holder’s spouse or such other Person, enforceable against such spouse or other Person in accordance with its terms, except as such enforceability may be limited by the Remedies Exception.
(b)
No Conflict
. The execution and delivery by such Holder of this Agreement, the performance by such Holder of its obligations hereunder and the consummation by such Holder of the transactions contemplated hereby will not (i) conflict with such Holder’s Governance Documents, as in effect at the time of such execution and delivery and the Repurchase, respectively, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or governmental order applicable to such Holder, or (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Holder is a party or by which such Holder may be bound, or terminate or result in the termination of any such Contract, except, in the case of clauses (ii)
 and
(iii)
, to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Holder to enter into and perform its obligations under this Agreement.

(c)
No Consents
. No consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other Person is required on the part of such Holder with respect to the execution and delivery by such Holder of this Agreement, the performance by such Holder of its obligations hereunder and the consummation by such Holder of the transactions contemplated hereby.
(d)
Ownership of Repurchase Shares
. Immediately prior to the Repurchase Closing, such Holder will own, beneficially and of record, and will have valid title to, and the right to transfer to Parent, all of the Repurchase Shares to be sold by such Holder to Parent pursuant to this Agreement, free and clear of any Lien of any kind or nature whatsoever. At the Repurchase Closing, upon delivery of the Repurchase Shares in book entry form to Parent, in accordance with the terms of this Agreement, or to a custodian designated by Parent prior to the Repurchase Closing, and payment of the Repurchase Price for such Repurchase Shares, good and valid title to such Repurchase Shares, free and clear of all Liens, will pass to Parent. No Person has any written or oral Contract, agreement, arrangement or understanding or option for, or any right or privilege (whether by Law, preemption or Contract) that is or is capable of becoming a Contract, agreement, arrangement or understanding or option for, the purchase or acquisition from such Holder of any of the Repurchase Shares.
(e)
Information
. Such Holder acknowledges that it knows that Parent may have material, non-public
information regarding Parent and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects (collectively, “
Information
”). Such Holder acknowledges that it has been offered and does not wish to receive any of this Information and that such Information might be material to such Holder’s decision to sell the Repurchase Shares or otherwise materially adverse to such Holder’s interests. Accordingly, such Holder acknowledges and agrees that Parent shall not have any obligation to disclose to such Holder any of such Information. Such Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the transactions contemplated by this Agreement, including the Repurchase. Such Holder hereby waives and releases, to the fullest extent permitted by applicable Law, any and all claims and causes of action it has or may have against Parent or its Affiliates, or its or their respective controlling persons, officers, directors, employees, Representatives and agents, based upon, relating to or arising out of the Repurchase and the other transactions contemplated hereby, including (without limitation) any claim or cause of action based upon, relating to or arising out of nondisclosure of the Information.
(f)
No Other Representations or Warranties
. Such Holder acknowledges that there have been no representations, warranties, covenants and agreements made to such Holder by Parent, or its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement or any other Transaction Agreement.
7.
Miscellaneous
.
(a)
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed given: (i) on the date established by the sender as having been delivered personally; (ii) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (iii) upon transmission, if sent by email (
provided
no “bounceback” or notice of
non-delivery
is received); or (iv) on the fifth (5
th
) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent, to :

Victory Park Management, LLC
c/o VPC Impact Acquisition Holdings III, Inc.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention: Scott Zemnick
Facsimile: (312) 701-0794
E-mail: szemnick@vpcadvisors.com

with a copy (which shall not constitute notice) to :

White & Case LLP
111 South Wacker Drive, Suite 5100
Chicago, Illinois 60606
Attention: Raymond Bogenrief
Facsimile: (312) 881-5450
E-mail: Raymond.Bogenrief@whitecase.com

if to a Holder, to : such Holder’s address set forth on Schedule I hereto, as applicable.

if to the Company, to :

Dave Inc.
1265 South Cochran Avenue
Los Angeles, California 90019
Attention: Jason Wilk John Ricci
E-mail: Jason@dave.com johnricci@dave.com

with a copy (which shall not constitute notice) to :

Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd, Suite 2-C
Santa Monica, California 90401
Attention: Josh Pollick Hari Raman Albert W. Vanderlaan
E-mail: jpollick@orrick.com hraman@orrick.com avanderlaan@orrick.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
(b)
Headings; Counterparts
. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(c)
Expenses
. Except as otherwise expressly provided herein or, in respect of Parent, Section 11.10 of the Merger Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Repurchase Closing shall have occurred.
(d)
Entire Agreement; Third-Party Beneficiaries
. This Agreement and, as between Parent and the Company, the applicable provisions of the Merger Agreement, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e)
Severability
. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
(f)
Governing Law; Jurisdiction
. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware,
and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this
Section
 7(f)
.
(g)
Waiver of Jury Trial
.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY
.
(h)
Assignment
. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void;
provided
that, notwithstanding the foregoing, the assignment or transfer of this Agreement (by operation of law or otherwise) by the Company to the Surviving Corporation and/or the Surviving Entity in connection with the Mergers shall not require the prior written consent of any other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(i)
Publicity
.
(i)    All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Parent and the Holders, which approval shall not be unreasonably withheld, conditioned or delayed;
provided
, however that no consent shall be required for any communications to a director, manager, officer, stockholder, partner, limited partner, member, potential investor or affiliate of such entity or an investment fund or other entity controlled or managed by such entity or any of its affiliates.
(ii)    The restriction in
Section
 7(i)(i)
shall not apply to the extent the public announcement is required by applicable securities law, any Governmental Entity or stock exchange rule;
provided
,
however
, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing.

(j)
Amendment and Modification; Waiver
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each party hereto and which makes reference to this Agreement. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(k)
Enforcement
. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(l)
Non-Recourse
. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party;
provided
,
however
, that the foregoing shall not relieve any party for liability with respect to fraud.
(m)
No Claims Against Trust Account
. Notwithstanding anything in this Agreement to the contrary, Section 7.11 (
No Claim Against Trust Account
) of the Merger Agreement shall be deemed incorporated into this Agreement by reference, mutatis mutandis
. Each Holder hereby agrees to be bound by the terms and conditions set forth in Section 7.11 (
No Claim Against Trust Account
) of the Merger Agreement, as incorporated herein by reference, fully and to the same extent as if (i) such Holder was a party and signatory to such provision of the Merger Agreement and (ii) all references to the “Company” in such Section 7.11 (
No Claim Against Trust Account
) of the Merger Agreement were deemed references to such Holder.
(n)
Termination
. Other than this
Section
 7
(including
Section
 7(m)
, but excluding
Section
 7(i)
) (which
Section
 7
(including
Section
 7(m)
, but excluding
Section
 7(i)
) shall survive the Repurchase Closing or the earlier termination of this Agreement or the Merger Agreement), this Agreement shall terminate and be void and of no further force and effect and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, or (iii) if any of the conditions to the Repurchase Closing set forth in
Section
 3(b)
of this Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Repurchase Closing and, as a result thereof, the transactions contemplated by this Agreement will not be and are not consummated at the Repurchase Closing;
provided
, that nothing herein shall relieve any party from liability for any willful breach hereof prior to the time of termination.
[
Signature Pages Follow
]

IN WITNESS WHEREOF
, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

PARENT :

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer
[
Signature Page to Repurchase Agreement
]

IN WITNESS WHEREOF
, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY :

DAVE INC.

By:	/s/ Jason Wilk
Name:	Jason Wilk
Title:	Chief Executive Officer
[
Signature Page to Repurchase Agreement
]

IN WITNESS WHEREOF
, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

HOLDER :

JASON WILK

By:	/s/ Jason Wilk
[
Signature Page to Repurchase Agreement
]

IN WITNESS WHEREOF
, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

HOLDER :

KYLE BEILMAN

By:	/s/ Kyle Beilman
[
Signature Page to Repurchase Agreement
]

SCHEDULE I
HOLDERS

Holder Name	Address for Notice	Pro Rata Share (%)
Jason Wilk	1265 South Cochran Avenue Los Angeles, California 90019	80%
Kyle Beilman	1265 South Cochran Avenue Los Angeles, California 90019	20%

EXHIBIT A
TAX CERTIFICATION – STOCK OWNERSHIP
1.    Number of shares of Parent Class [
A/V
] Common Stock received by the Holder in the First Merger:

.
2.    Number of shares of Parent Class [
A/V
] Common Stock owned by the Holder immediately following the Repurchase:

.
Note:

For purposes of this Tax Certification, the number of shares of Parent Class
[
A/V
]
Common Stock owned by the Holder shall include shares it actually owns, and also shares it constructively owns within the meaning of section 318 of the Internal Revenue Code of 1986, as amended.
The undersigned declares and certifies that he or she has examined this certification and to the best of his or her knowledge and belief it is true, correct, and complete. The undersigned further declares that he or she has the authority to sign this document on behalf of Holder.

[HOLDER]

By:
[Name:]
[Title:]

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“
DGCL
”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145.    Indemnification of officers, directors, employees and agents; insurance.

(a)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)
A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
(1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of this paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2) The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)
Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

(1)	by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

(2)	by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

(3)	if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(4)	by the stockholders.

(e)
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)
A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(i)
For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(j)
For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(k)
The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(l)
The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary
relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.
The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided
,
however
,
that
if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.
The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
2.1†	Agreement and Plan of Merger, dated as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., Bear Merger Company I Inc., Bear Merger Company II LLC, and Dave Inc. (included as Annex A to the proxy statement/prospectus which forms part of this Registration Statement).

3.1*	Amended and Restated Certificate of Incorporation of VPC Impact Acquisition Holdings III, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40161) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on June 7, 2021).

3.2*	Bylaws of VPC Impact Acquisition Holdings III, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1/A (File No. 333-252577) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on February 26, 2021).

3.3	Form of Second Amended and Restated Certificate of Incorporation of VPC Impact Acquisition Holdings III, Inc. (included as Annex B to the proxy statement/prospectus which forms part of this Registration Statement).

3.4	Form of Amended and Restated Bylaws of VPC Impact Acquisition Holdings III, Inc. (included as Exhibit D to Annex A to the proxy statement/prospectus which forms a part of this Registration Statement).

4.1*	Warrant Agreement, dated March 4, 2021, between Continental Stock Transfer & Trust Company and VPCC (incorporated by reference to VPC Impact Acquisition Holdings III, Inc.’s Current Report on Form 8-K, filed on March 9, 2021).

5.1	Legal opinion of White & Case LLP.

10.1	Form of Subscription Agreement (attached as Annex G to the proxy statement/prospectus which forms part of this Registration Statement).

10.2	Form of Support Agreement, each dated as of June 7, 2021, by and between VPC Impact Acquisition Holdings II, Inc., on the one hand, and each of the parties thereto, on the other hand (included as Annex F to the proxy statement/prospectus which forms part of this Registration Statement).

10.3	Founder Holder Agreement, dated as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc. Dave Inc., Sponsor and certain Insiders (as defined therein) (included as Annex E to the proxy statement/prospectus which forms part of this Registration Statement).

10.4	Repurchase Agreement, dated as June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., Dave Inc., Jason Wilk and Kyle Beilman (included as Annex I to the proxy statement/prospectus which forms part of this Registration Statement).

10.5	Form of Investor Rights Agreement (included as Annex H to the proxy statement/prospectus which forms part of this Registration Statement).

10.6	2021 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus which forms part of this Registration Statement).

10.7	2021 Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus which forms part of this Registration Statement).

Exhibit Number	Description of Exhibit

10.8*	Forms of award agreement under 2021 Equity Incentive Plan.

10.9*	Promissory Note, dated as of August 17, 2021, by and between Dave Inc. and Alameda Research Ventures LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40161) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on August 17, 2021).

10.10*	Amendment to Subscription Agreement, dated as of August 17, 2021, by and between VPC Impact Acquisition Holdings III, Inc. and Alameda Research Ventures LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-40161) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on August 17, 2021).

21.1*	List of Subsidiaries.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of VPC Impact Acquisition Holdings III, Inc.

23.2	Consent of Moss Adams LLP, independent registered public accounting firm of Dave Inc.

23.3	Consent of White & Case LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Form of Preliminary Proxy Card.

99.2*	Consent of Jason Wilk to be named as a director.

99.3*	Consent of Dan Preston to be named as a director.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Previously filed.
†
Certain of the exhibits and schedules to this Exhibit List have been omitted in accordance with
Regulation S-K
Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “
Calculation of Registration Fee
” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided
,
however
,
that
no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement on
Form S-4
to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 2, 2021.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brendan Carroll	Co-Chief Executive Officer and Director ( Co-Principal Executive Officer )	November 2, 2021

/s/ Gordon Watson Gordon Watson	Co-Chief Executive Officer ( Co-Principal Executive Officer )	November 2, 2021

* Carly Altieri	Chief Financial Officer ( Principal Financial and Accounting Officer )	November 2, 2021

* John Martin	Chairman of the Board of Directors	November 2, 2021

* Janet Kloppenburg	Director	November 2, 2021

* Peter Offenhauser	Director	November 2, 2021

* Kurt Summers	Director	November 2, 2021

* By:	/s/ Gordon Watson
Gordon Watson
Attorney-in-Fact